As filed with the Securities and Exchange Commission on September 13, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRIPLE CROWN MEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-3012824
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

546 East Main Street
Lexington, Kentucky 40508
(859) 226-4678
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Robert S. Prather, Jr.
President and Chief Executive Officer
Triple Crown Media, Inc.
546 East Main Street
Lexington, Kentucky 40508
(859) 226-4356
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:

Robert S. Prather, Jr. President and Chief Operating Officer Gray Television, Inc. 4370 Peachtree Road, N.E. Atlanta, Georgia 30319 (404) 504-9828	Arnold S. Jacobs, Esq. Proskauer Rose LLP 1585 Broadway New York, New York 10036- 8299 (212) 969-3210	Robert S. Prather, Jr. President and Chief Executive Officer Bull Run Corporation 4370 Peachtree Road, N.E. Atlanta, Georgia 30319 (404) 266-8333	Marlon F. Starr, Esq. Troutman Sanders LLP 600 Peachtree Street, N.E. Suite 5200 Atlanta, Georgia 30308 (404) 885-3000

     Approximate date of commencement of proposed sale to public: Upon completion of the spin-off and the merger described herein.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed maximum	Proposed maximum	Amount of
Title of securities to be registered	registered(1)	offering price per unit	aggregate offering price	registration fee

Common Stock, par value $.001 per share	5,136,788 shares	$.40(2)	$2,054,715.20	$241.84

(1)	Based upon the maximum number of shares of common stock, par value $ .001 per share, of Triple Crown Media, Inc., a Delaware corporation, that Triple Crown Media, Inc. expects to issue upon consummation of the spin-off and the merger described herein.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1), the filing fee is based upon the average of the high and low prices of the common stock of Bull Run Corporation, a Georgia corporation, reported on the Pink Sheets centralized quotation service for OTC securities as of a date within 5 business days prior to the filing date of this registration statement. On September 9, 2005, the average price per share of the common stock, par value $.01 per share of Bull Run Corporation was $.40.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     This proxy statement/ prospectus/ information statement is (1) a proxy statement for the special meeting of the shareholders of Bull Run Corporation at which the Bull Run shareholders will vote on the Merger Agreement and the merger; (2) a prospectus of Triple Crown Media, Inc. for the issuance of shares of TCM common stock in the spin-off and the merger; and (3) an information statement of Gray Television, Inc. relating to the spin-off of its wholly-owned subsidiary, Triple Crown Media, Inc.
     The information in this proxy statement/ prospectus/ information statement is not complete and may be changed. Triple Crown Media, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/ prospectus/ information statement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED SEPTEMBER 13, 2005
PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT
GRAY TELEVISION, INC.          TRIPLE CROWN MEDIA, INC.          BULL RUN CORPORATION
Bull Run Shareholders:
     Bull Run Corporation, or Bull Run, has agreed, subject to shareholder approval and satisfaction of other customary conditions, to merge with and into a subsidiary of Triple Crown Media, Inc., or TCM, a Delaware corporation formed as a wholly-owned subsidiary by Gray Television, Inc., or Gray, through these principal steps:

•	Gray will contribute all of the membership interests of Gray Publishing, LLC, and certain other assets to TCM (Gray conducts its newspaper publishing business and the GrayLink Wireless business through Gray Publishing, LLC and its subsidiaries);
•	Gray will distribute all of the TCM common stock to its shareholders; and
•	Bull Run will merge with and into BR Acquisition Corp., a Georgia corporation formed as a wholly-owned subsidiary of TCM.
     Pursuant to the Agreement and Plan of Merger, or the Merger Agreement, dated as of August 2, 2005, by and among TCM, BR Acquisition Corp. and Bull Run, at the effective time of the merger:

•	each share of Bull Run common stock will be converted into 0.0289 shares of TCM common stock;
•	each share of Bull Run Series D preferred stock will be converted into one share of TCM Series A redeemable, convertible preferred stock;
•	each share of Bull Run Series E preferred stock held by J. Mack Robinson and any transferee of Mr. Robinson will be converted into one share of TCM Series A redeemable, convertible preferred stock;
•	each share of Bull Run Series E preferred stock held by a Series E preferred shareholder (other than Mr. Robinson and any transferee of Mr. Robinson) will be converted into $1,000 in cash;
•	each share of Bull Run Series F preferred stock will be converted into 22.56 shares of TCM common stock;
•	the surviving corporation will pay to each Bull Run Series E preferred shareholder (other than Mr. Robinson and any transferee or affiliate of Mr. Robinson) cash in an amount equal to the accrued and unpaid dividends due to such shareholder;
•	all accrued and unpaid dividends (through July 1, 2005) on each outstanding share of Bull Run Series D preferred stock and Bull Run Series E preferred stock held by Mr. Robinson and any transferee or affiliate of Mr. Robinson, will be converted into the number of shares of TCM Series A redeemable, convertible preferred stock determined by dividing the accrued and unpaid dividends due on such shares by $1,000;
•	all accrued and unpaid dividends (through July 1, 2005) on each outstanding share of Bull Run Series F preferred stock will be converted into an aggregate of 12,737 shares of TCM common stock; and
•	the cash advances in the aggregate amount of $6,050,000 made by Mr. Robinson to Bull Run will be converted into 6,050 shares of TCM Series B redeemable, convertible preferred stock.
     The merger has been structured to be generally tax free under the United States federal income tax laws to Bull Run and the holders of its common stock.
     Certain directors, officers and shareholders of Bull Run have interests in the merger and the other transactions described in this proxy statement/prospectus/information statement that are different from, or are in addition to, the interests of other Bull Run shareholders. See “Interests of Certain Persons in the Transactions” beginning on page 109 for more information.
     You should carefully consider the matters described in “Risk Factors” beginning on page 32.
     Bull Run’s common stock is quoted on the Pink Sheets (www.pinksheets.com) centralized quotation service for OTC securities under the trading symbol “BULL.PK,” and on September 9, 2005, the closing price was $0.40 per share. No public trading market for TCM’s common stock currently exists. TCM intends to apply to have its common stock listed on the Nasdaq National Market.
     Bull Run’s board of directors, consistent with the unanimous recommendation of the special committee of Bull Run’s board of directors, unanimously recommends that the Bull Run shareholders vote in favor of the proposal to approve and adopt the Merger Agreement and the merger. The enclosed proxy statement/ prospectus/ information statement contains important information about the proposed merger. You are urged to read it carefully.
     Bull Run hopes you are able to attend the special meeting of Bull Run shareholders on                  , 2005. However, whether you can attend or not, please submit your vote by one of the means outlined in the accompanying proxy statement/ prospectus/ information statement.

Robert S. Prather, Jr.
President and Chief Executive Officer
Bull Run Corporation
     Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved these securities or determined if this proxy statement/ prospectus/ information statement is truthful or complete. Any representation to the contrary is a criminal offense.
     The date of this proxy statement/ prospectus/ information statement is                  , 2005 and is first being mailed to Bull Run shareholders on or about                  , 2005.

To the shareholders of Gray Television, Inc.:
     Gray Television, Inc., a Georgia corporation, or Gray, has approved the spin-off of Triple Crown Media, Inc., or TCM, a Delaware corporation and a wholly-owned subsidiary of Gray, to its shareholders. The spin-off is designed to separate Gray’s newspaper publishing business, which is referred to in this proxy statement/prospectus/information statement as the Newspaper Publishing Business, and the GrayLink wireless business, which is referred to in this proxy statement/prospectus/information statement as the GrayLink Wireless Business, from its television broadcasting business. Gray intends to accomplish this result by contributing all of the membership interests of Gray Publishing, LLC, or Gray Publishing, a Delaware limited liability company, and certain other assets to TCM. Gray Publishing owns and operates the Newspaper Publishing Business, which consists of five daily newspapers. In addition, Gray Publishing owns all of the membership interests of GrayLink, LLC, a Delaware limited liability company, which owns and operates the GrayLink Wireless Business, which is a provider of wireless services, primarily traditional paging services in non-metropolitan areas in three states and which owns and operates 14 retail locations in those states. Following the separation, Gray will distribute all of the shares of TCM common stock to the shareholders of Gray.
     TCM, BR Acquisition Corp., a Georgia corporation and wholly-owned subsidiary of TCM, and Bull Run Corporation, or Bull Run, a Georgia corporation, have entered into an Agreement and Plan of Merger, or the Merger Agreement, dated as of August 2, 2005, pursuant to which Bull Run will be merged with and into BR Acquisition Corp. Pursuant to the Merger Agreement at the effective time of the merger:

•	each share of Bull Run common stock will be converted into 0.0289 shares of TCM common stock;

•	each share of Bull Run Series D preferred stock will be converted into one share of TCM Series A redeemable, convertible preferred stock;

•	each share of Bull Run Series E preferred stock held by J. Mack Robinson and any transferee of Mr. Robinson will be converted into one share of TCM Series A redeemable, convertible preferred stock;

•	each share of Bull Run Series E preferred stock held by a Series E preferred shareholder (other than Mr. Robinson and any transferee of Mr. Robinson) will be converted into $1,000 in cash;

•	each share of Bull Run Series F preferred stock will be converted into 22.56 shares of TCM common stock;

•	the surviving corporation will pay to each Bull Run Series E preferred shareholder (other than Mr. Robinson and any transferee or affiliate of Mr. Robinson) cash in an amount equal to the accrued and unpaid dividends due to such shareholder;

•	all accrued and unpaid dividends (through July 1, 2005) on each outstanding share of Bull Run Series D preferred stock and Bull Run Series E preferred stock held by Mr. Robinson and any transferee or affiliate of Mr. Robinson, will be converted into the number of shares of TCM Series A redeemable, convertible preferred stock determined by dividing the accrued and unpaid dividends due on such shares by $1,000;

•	all accrued and unpaid dividends (through July 1, 2005) on each outstanding share of Bull Run Series F preferred stock will be converted into an aggregate of 12,737 shares of TCM common stock; and

•	the cash advances in the aggregate amount of $6,050,000 made by Mr. Robinson to Bull Run will be converted into 6,050 shares of TCM Series B redeemable, convertible preferred stock.
     Gray’s board of directors has determined that the spin-off is advisable and in the best interests of Gray and its shareholders, and has unanimously approved the spin-off. TCM’s board of directors, consistent with the approval and recommendation of a special committee of TCM’s board of directors, has unanimously approved the spin-off, has determined that the merger is advisable and in the best interests of TCM and its sole stockholder, and has unanimously approved and adopted the Merger Agreement and the merger. Gray’s board of directors has also unanimously approved and adopted the Merger Agreement and the merger, consistent with the approval and recommendation of a special committee of Gray’s board of directors. No vote of Gray shareholders is required in connection with the spin-off or the merger. Neither Gray nor TCM is asking Gray shareholders for a proxy and Gray shareholders are requested not to send Gray or TCM a proxy.
     Certain directors, officers and shareholders of Gray and TCM have interests in the spin-off, the merger and the other transactions described in this proxy statement/ prospectus/ information statement that are different from, or are in addition to, the interests of other Gray and TCM shareholders. See “Interests of Certain Persons in the Transactions” beginning on page 109 for more information.
     No public trading market for TCM’s common stock currently exists, although a “when-issued” trading market may develop on or shortly before the date of the spin-off. TCM intends to apply to have its common stock listed on the Nasdaq National Market.
     You should carefully consider the matters described in “Risk Factors” beginning on page 32.

Robert S. Prather, Jr. President and Chief Operating Officer Gray Television, Inc.	Robert S. Prather, Jr. President and Chief Executive Officer Triple Crown Media, Inc.

BULL RUN CORPORATION
4370 Peachtree Road, N.E.
Atlanta, GA 30319
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                         , 2005
To the Shareholders of Bull Run Corporation:
      NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Bull Run Corporation will be held at 10:00 a.m., local time, on                     , 2005, at                     , for the purpose of considering and acting upon:

1. a proposal to approve and adopt the Agreement and Plan of Merger, or the Merger Agreement, dated as of August 2, 2005, by and among Triple Crown Media, Inc., BR Acquisition Corp. and Bull Run Corporation and the merger provided for by the Merger Agreement, pursuant to which Bull Run Corporation will be merged with and into BR Acquisition Corp., with BR Acquisition Corp. surviving the merger; and

2. such other business and matters or proposals as may properly come before the meeting, or any adjournments or postponements thereof.
      Only holders of record of Bull Run common stock and Bull Run preferred stock at the close of business on                     , 2005, the record date, are entitled to notice of, and to vote at, the special meeting.
      Your vote is very important. The merger cannot proceed unless the holders of a majority of each of (1) the outstanding shares of Bull Run common stock, (2) the outstanding shares of Bull Run Series D preferred stock, (3) the outstanding shares of Bull Run Series E preferred stock, and (4) the outstanding shares of Bull Run Series F preferred stock vote in favor of the adoption of the Merger Agreement and the merger. The officers and directors of Bull Run, who beneficially owned approximately      % of the outstanding Bull Run common stock,      % of the outstanding Bull Run Series D preferred stock, approximately      % of the outstanding Bull Run Series E preferred stock and %     of the outstanding Bull Run Series F preferred stock as of the record date have orally advised Bull Run’s management that they intend to vote their shares of Bull Run common stock and Bull Run preferred stock in favor of the approval of the Merger Agreement and the merger. Therefore, the officers and directors of Bull Run can approve the Merger Agreement and the merger without the affirmative vote of any other shareholder of Bull Run. Nevertheless, we urge you to cast your vote on this important proposal.
      We encourage you to vote as soon as possible by one of three convenient methods: (1) by calling the toll-free number listed on the proxy card, (2) by accessing the Internet site listed on the proxy card or (3) by signing, dating and returning the proxy card in the enclosed postage-paid envelope.
      Consistent with the recommendation of the special committee of Bull Run’s board of directors, Bull Run’s board of directors unanimously recommends that the Bull Run shareholders vote in favor of proposal 1 above.
      Certain directors, officers and shareholders of Bull Run have interests in the merger that are different from, or are in addition to, the interests of other Bull Run shareholders.

By Order of the Board of Directors,

Robert S. Prather, Jr.
President and Chief Executive Officer
Bull Run Corporation
Atlanta, Georgia
                    , 2005

Annex A — Separation and Distribution Agreement
Annex B — Tax Sharing Agreement
Annex C — Lease Agreement
Annex D — Agreement and Plan of Merger
Annex E — Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Annex F	—	Opinion of SunTrust Robinson Humphrey
Annex G	—	Article 13 of the Georgia Business Corporation Code
Annex H	—	Amended and Restated Certificate of Incorporation of TCM
Annex I	—	By-laws of TCM
      WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE SPIN-OFF, THE MERGER, TCM OR BULL RUN THAT DIFFERS FROM OR ADDS TO THE INFORMATION IN THIS PROXY STATEMENT/ PROSPECTUS/ INFORMATION STATEMENT. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.
      THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS/ INFORMATION STATEMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

v

QUESTIONS AND ANSWERS
      The following section of this proxy statement/ prospectus/ information statement answers various questions that you, as a shareholder of Bull Run Corporation, or Bull Run, or Gray Television, Inc., or Gray, may have regarding the spin-off to holders of common stock of Gray and Class A common stock of Gray of all of the outstanding shares of common stock of Triple Crown Media, Inc., or TCM, owned by Gray and the merger of Bull Run with and into a wholly-owned subsidiary of TCM. Gray, TCM, and Bull Run urge you to carefully read the remainder of this proxy statement/ prospectus/ information statement because the information in this section does not provide all the information that might be important to you with respect to the spin-off, the merger, the refinancing and the other transactions described in this proxy statement/ prospectus/ information statement, all of which may sometimes be referred to as the “Transactions.” Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement/ prospectus/ information statement. The spin-off is referred to in this proxy statement/ prospectus/ information statement interchangeably as the “spin-off” and as the “distribution.” References in this proxy statement/ prospectus/ information statement to “TCM” refer to Gray’s newspaper publishing business and the GrayLink wireless business as it existed historically and as TCM is expected to exist after the spin-off (but prior to the merger with Bull Run), unless the context otherwise requires.
General

Q:	Why am I receiving this proxy statement/ prospectus/ information statement?

A:	This proxy statement/ prospectus/ information statement is (1) a proxy statement of Bull Run for its special meeting of shareholders at which Bull Run shareholders will vote on the Agreement and Plan of Merger dated as of August 2, 2005, by and among TCM, BR Acquisition Corp. and Bull Run, or the Merger Agreement, and the merger, (2) a prospectus of TCM for the issuance of the shares of TCM common stock in the spin-off and the merger and (3) an information statement of Gray relating to the spin-off of its wholly-owned subsidiary, TCM.

Q:	On what are the Bull Run shareholders being asked to vote?

A:	The Bull Run shareholders are being asked to approve and adopt the Merger Agreement, the merger provided for by the Merger Agreement and any other business that may come before the Bull Run special meeting, including the adjournment of the Bull Run special meeting to another time or place to permit further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal.

Q:	Why are the Bull Run shareholders being asked to vote on the Merger Agreement and the merger?

A:	Under Georgia law and the Articles of Incorporation of Bull Run, the Merger Agreement and the merger must be adopted and approved by:

•	the holders of a majority of the outstanding shares of Bull Run common stock entitled to vote on the approval and adoption of the Merger Agreement and the merger;

•	the holders of at least a majority of the outstanding shares of Bull Run Series D preferred stock, voting separately as a class;

•	the holders of at least a majority of the outstanding shares of Bull Run Series E preferred stock, voting separately as a class; and

•	the holders of at least a majority of the outstanding shares of Bull Run Series F preferred stock, voting separately as a class.
      The officers and directors of Bull Run, who, as of the record date, beneficially owned approximately      % of the outstanding Bull Run common stock,      % of the outstanding Bull Run Series D preferred stock, approximately      % of the outstanding Bull Run Series E preferred stock and      % of the outstanding Bull Run Series F preferred stock have orally advised Bull Run’s management that they intend to vote their shares of Bull Run common stock and Bull Run preferred stock in favor of the adoption and approval of the Merger Agreement and the merger. Therefore, the officers and directors of Bull Run can approve the Merger Agreement and the merger without the affirmative vote of any other shareholder of Bull Run.

Q:	Why aren’t Gray shareholders voting to approve the spin-off and merger?

A:	Georgia law does not require Gray’s shareholders to approve the spin-off. Gray’s shareholders are not required to approve the merger because Gray is neither a party to the Merger Agreement nor the merger.

Q:	When will the merger be completed?

A:	If the Merger Agreement and the merger are approved and adopted by the Bull Run shareholders, TCM and Bull Run expect to complete the merger as soon as possible after the satisfaction or waiver (where permissible) of the other conditions to the merger, which are described in the Merger Agreement.

Q:	Are there risks involved in the spin-off and the merger?

A:	Yes, risks are associated with the spin-off, the merger, TCM’s businesses and Bull Run’s businesses. You should carefully consider these risks, which are described in greater detail in “Risk Factors” beginning on page 32.

Q:	What is the historical relationship between Gray and Bull Run?

A:	Bull Run formerly held a significant investment in Gray, as well as in other sports, media and marketing companies. From time to time over the years prior to 2003, Bull Run had partially divested its equity position in Gray. In August 2003, Bull Run sold its remaining investment in Gray (representing approximately 4.0% of Gray’s outstanding common stock and warrants to purchase additional shares of Gray common stock). J. Mack Robinson, Robert S. Prather, Jr., and Hilton H. Howell, Jr. are members of both the Gray and Bull Run board of directors. In addition, Mr. Robinson is the Chairman and the Chief Executive Officer of Gray and the Chairman of Bull Run, and Mr. Prather is the President and Chief Executive Officer of Bull Run and the President and Chief Operating Officer of Gray. In October 2004, the University of Kentucky jointly awarded a sports marketing agreement to Gray and Host Communications, Inc., Bull Run’s wholly-owned operating subsidiary, which is referred to in this proxy statement/ prospectus/ information statement as Host. Gray and Host will share equally in the cost of the license fees and any associated revenues generated over the term of the agreement. Gray will continue to be a party to this agreement after the spin-off and the merger, as this agreement will not be transferred by Gray to TCM. See “Material Contracts between Gray and Bull Run” beginning on page 112. All of the prior transactions between Gray and Bull Run were approved by independent members of the respective boards of directors or a special committee appointed by the respective boards of directors comprised solely of independent directors.

Q:	Do any directors, officers or shareholders of Gray, TCM or Bull Run have any interests in the Transactions that are different from, or are in addition to, my interests?

A:	Yes. Certain directors, officers and shareholders of Gray, TCM and Bull Run have interests in the Transactions described in this proxy statement/ prospectus/ information statement that are different from, or are in addition to, the interests of other Gray, TCM and Bull Run shareholders. See “Interests of Certain Persons in the Transactions” beginning on page 109 for more information.
The Spin-Off

Q:	What is the spin-off?

A:	The spin-off is designed to separate Gray’s newspaper publishing business, which is referred to in this proxy statement/prospectus/information statement as the Newspaper Publishing Business, and the GrayLink wireless business, which is referred to in this proxy statement/ prospectus/ information statement as the GrayLink Wireless Business, from its television broadcasting business. Gray intends to accomplish this result by contributing all of the membership interests of Gray Publishing, LLC, or

Gray Publishing, a Delaware limited liability company, and certain other assets to TCM. Gray Publishing owns and operates the Newspaper Publishing Business, which consists of five daily newspapers. In addition, Gray Publishing owns all of the membership interests of GrayLink, LLC, a Delaware limited liability company, which owns and operates the GrayLink Wireless Business, which is a provider of wireless services, primarily traditional paging services in non-metropolitan areas in three states and which owns and operates 14 retail locations in those states. Following the separation, Gray will distribute all of the shares of TCM common stock to the shareholders of Gray.

Q:	Why is Gray distributing the shares of TCM common stock to its shareholders?

A:	Gray believes that its shareholders will benefit from the distribution of the shares of TCM common stock for the following reasons:

•	as a result of the spin-off, Gray and TCM should each be better able to focus financial and operational resources on its own businesses and executing its own strategic plan;

•	as a result of the spin-off, Gray and TCM are each expected to have greater strategic and financial flexibility to support future growth opportunities;

•	each business is in a different stage of development and therefore attracts different types of investors;

•	financial markets should be able to evaluate Gray and TCM more effectively as two separate companies, which is expected to maximize shareholder value over the long term for both Gray and TCM;

•	the spin-off should allow Gray and TCM to each develop incentive programs for management and other professionals that are tailored to its own businesses and are tied to the market performance of its respective common stock; and

•	after the spin-off, Gray and TCM should each have greater capital planning flexibility, and the Newspaper Publishing Business and the GrayLink Wireless Business will no longer have to compete with Gray’s television broadcasting business to secure funding for investments.
      To review the reasons for the spin-off in greater detail, see “The Spin-Off — Background and Reasons for the Spin-Off; Approval” beginning on page 45 for more information.
      Certain directors, officers and shareholders of Gray, TCM and Bull Run have interests in the Transactions, described in this proxy statement/ prospectus/ information statement that are different from, or are in addition to, the interests of other Gray, TCM and Bull Run shareholders. See “Interests of Certain Persons in the Transactions” beginning on page 109 for more information.

Q:	What will be the relationship between TCM and Gray after the spin-off?

A:	After the spin-off, Gray will not own any TCM capital stock. TCM has entered into, or prior to the spin-off will enter into, agreements with Gray that will govern the spin-off and various interim relationships between Gray and TCM. See “Relationship between Gray and TCM after the Spin-Off” beginning on page 113 for a more complete discussion of the obligations of Gray and TCM to each other after the spin-off.

Q:	What will the Gray shareholders receive in the spin-off?

A:	In the spin-off, each Gray shareholder will receive:

•	one share of TCM common stock for every 10 shares of Gray common stock that was owned on the distribution date for the spin-off; and

•	one share of TCM common stock for every 10 shares of Gray Class A common stock that was owned on the distribution date for the spin-off.
Fractional shares of TCM common stock will not be distributed. Instead, fractional shares will be aggregated and sold in the public market by Mellon Investor Services, LLC, the distribution agent, at the then prevailing market prices. The aggregated net cash proceeds of these sales will be distributed ratably to those Gray shareholders that would otherwise have received fractional shares of TCM common stock.

Q:	What do Gray shareholders have to do to receive their shares of TCM common stock?

A:	Nothing. Gray shareholders need not take any action in order to receive their shares of TCM common stock in the spin-off.

Q:	Is the spin-off taxable to the holders of Gray common stock or Gray Class A common stock for United States federal income tax purposes?

A:	TCM expects the spin-off to qualify for nonrecognition treatment under Section 355 of the Internal Revenue Code of 1986, as amended, or the Code. In general, if Section 355 applies, no income, gain or loss will be recognized by the holders of Gray common stock or Gray Class A common stock for U.S. federal income tax purposes as a result of the spin-off, except with respect to any cash received instead of a fractional share of TCM common stock. See “The Spin-Off — Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 48 for a more complete discussion of the material U.S. federal income tax consequences of the spin-off to holders of Gray common stock and Gray Class A common stock.
The Merger

Q:	What shareholder approvals are needed to approve the merger?

A:	The merger cannot be completed unless:

•	the holders of a majority of the outstanding shares of Bull Run common stock entitled to vote on the merger vote in favor of the approval and adoption of the Merger Agreement and the merger;

•	the holders of at least a majority of the outstanding shares of Bull Run Series D preferred stock, voting separately as a class, approve and adopt the Merger Agreement and the merger;

•	the holders of at least a majority of the outstanding shares of Bull Run Series E preferred stock, voting separately as a class, approve and adopt the Merger Agreement and the merger; and

•	the holders of at least a majority of the outstanding shares of Bull Run Series F preferred stock, voting separately as a class, approve and adopt the Merger Agreement and the merger.
      The officers and directors of Bull Run, who beneficially owned approximately      % of the outstanding Bull Run common stock,      % of the outstanding Bull Run Series D preferred stock, approximately      % of the outstanding Bull Run Series E preferred stock and      % of the outstanding Bull Run Series F preferred stock as of the record date have orally advised Bull Run’s management that they intend to vote their shares of Bull Run common stock and Bull Run preferred stock in favor of the approval of the Merger Agreement and the merger. Therefore, the officers and directors of Bull Run can approve the Merger Agreement and the merger without the affirmative vote of any other shareholder of Bull Run.

Q:	Why are the Bull Run Special Committee and Bull Run’s board of directors recommending that Bull Run shareholders vote in favor of the adoption and approval of the Merger Agreement and the merger?

A:	The special committee of Bull Run’s board of directors, which is referred to in this proxy statement/prospectus/information statement as the Bull Run Special Committee, and Bull Run’s board of directors believe that the shareholders of Bull Run should vote in favor of the Merger Agreement and the merger for the following reasons:

•	TCM should provide a stronger financial base from which to grow TCM’s Newspaper Publishing Business and Bull Run’s core businesses — Collegiate Marketing and Production Services and Association Management Services — and should enable Bull Run to generate new contracts and relationships and acquire sports and collegiate marketing firms and association management firms;

•	Bull Run’s clients, partner universities, and other parties should have greater confidence in Bull Run’s ability to perform and satisfy its agreements because of TCM’s size and financial strength;

•	the new financial structure of the combined company reduces the overall leverage of Bull Run compared to TCM and thus, reduces the leverage risks for Bull Run shareholders and should provide funding for additional growth in Bull Run’s core businesses and TCM’s Newspaper Publishing Business and Bull Run’s shareholders should benefit from these growth prospects;

•	TCM should maximize the benefits of Bull Run’s existing infrastructure, including expenses arising by virtue of being a public company, such as Securities and Exchange Commission compliance costs, auditors, insurance, information technology and human resources functions, as well as the net operating loss carryforwards for federal income tax purposes, which may be used following the merger (subject to certain limitations);

•	TCM should benefit from Bull Run’s experienced management team;

•	TCM’s other subsidiaries are expected to be able to share some sales and editorial resources in ways that enable both Bull Run and those subsidiaries to maximize their profitability and to assist them in attracting and retaining key personnel;

•	TCM will be able to use its expanded benefit programs to retain key personnel essential for growth in Bull Run’s core businesses and TCM’s Newspaper Publishing Business;

•	the merger has been approved and recommended by a committee of independent directors;

•	Bull Run’s board of directors and the Bull Run Special Committee have received a fairness opinion from SunTrust Robinson Humphrey;

•	the merger is expected to qualify as a reorganization for income tax purposes; and

•	Bull Run’s board of directors and the Bull Run Special Committee believe that the terms of the Merger Agreement are in the best interests of the Bull Run shareholders.

Q:	Why did the Gray Special Committee, the TCM Special Committee and Gray’s and TCM’s board of directors vote in favor of the adoption and approval of the Merger Agreement and the merger?

A:	Gray’s board of directors, TCM’s board of directors, the special committee of Gray’s board of directors, which is referred to in this proxy statement/prospectus/information statement as the Gray Special Committee, and the special committee of TCM’s board of directors, or the TCM Special Committee, in reaching their respective decisions to approve and adopt the Merger Agreement and the merger, consulted with management, as well as their financial and legal advisors, and considered a variety of factors, including the following:

•	information concerning the business, operations, financial condition, earnings and prospects of each of TCM and Bull Run as separate entities and on a combined basis, including TCM’s and Bull Run’s revenue, the complementary businesses and the potential for synergies, revenue enhancement and cost savings;

•	the enhanced strategic, market and growth prospects of the combined company beyond that achievable by TCM alone;

•	the existing general and administrative infrastructure of Bull Run, which TCM does not have in place;

•	the experience of the Bull Run management team;

•	the combined company should have a higher market capitalization than TCM or Bull Run individually, which should allow the combined company to have increased access to debt and equity markets;

•	the combined company’s anticipated future financial performance;

•	the opportunity for the Gray shareholders (through the ownership of TCM common stock) to participate in a larger company with more businesses, and, as stockholders of the combined company, to benefit from future growth of the combined company;

•	the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., which we refer to in this proxy statement/prospectus/information statement as HL Financial, as to the fairness, from a financial point of view, as of the date of such opinion and based upon the assumptions, factors and limitations set forth in such opinion, to TCM of the consideration to be paid to Bull Run’s shareholders in the merger;

•	the treatment of the merger as a reorganization for U.S. federal income tax purposes; and

•	the terms of the Merger Agreement.

Q:	What will happen in the merger?

A:	Bull Run will be merged with and into a wholly-owned subsidiary of TCM, BR Acquisition Corp., which will be the surviving company in the merger.

Q:	What will the Bull Run shareholders receive in the merger?

A:	Pursuant to the Merger Agreement, at the effective time of the merger:

•	each share of Bull Run common stock will be converted into 0.0289 shares of TCM common stock;

•	each share of Bull Run Series D preferred stock will be converted into one share of TCM Series A redeemable, convertible preferred stock;

•	each share of Bull Run Series E preferred stock held by J. Mack Robinson and any transferee of Mr. Robinson will be converted into one share of TCM Series A redeemable, convertible preferred stock;

•	each share of Bull Run Series E preferred stock held by a Series E preferred shareholder (other than Mr. Robinson and any transferee of Mr. Robinson) will be converted into $1,000 in cash;

•	each share of Bull Run Series F preferred stock will be converted into 22.56 shares of TCM common stock;

•	the surviving corporation will pay to each Bull Run Series E preferred shareholder (other than Mr. Robinson and any transferee or affiliate of Mr. Robinson) cash in an amount equal to the accrued and unpaid dividends due to such shareholder;

•	all accrued and unpaid dividends (through July 1, 2005) on each outstanding share of Bull Run Series D preferred stock and Bull Run Series E preferred stock held by Mr. Robinson and any transferee or affiliate of Mr. Robinson, will be converted into the number of shares of TCM Series A redeemable, convertible preferred stock determined by dividing the accrued and unpaid dividends due on such shares by $1,000;

•	all accrued and unpaid dividends (through July 1, 2005) on each outstanding share of Bull Run Series F preferred stock will be converted into an aggregate of 12,737 shares of TCM common stock; and

•	the cash advances in the aggregate amount of $6,050,000 made by Mr. Robinson to Bull Run will be converted into 6,050 shares of TCM Series B redeemable, convertible preferred stock.
      In the merger, the shares of Bull Run common stock (other than shares as to which dissenters’ rights have been validly exercised) will be canceled and will cease to exist. Immediately following the merger, approximately 5% of the issued and outstanding TCM common stock will be owned by former holders of Bull Run common stock and Bull Run Series F preferred stock. This information is based upon the number of shares of Gray common stock, Gray Class A common stock, Bull Run common stock and Bull Run Series F preferred stock outstanding as of July 31, 2005. The actual percentage held after the merger may vary based upon changes in the number of outstanding shares of Gray common stock, Gray Class A common stock, Bull Run common stock and Bull Run Series F preferred stock after July 31, 2005 as a result of the exercise of options and warrants, the conversion of preferred stock into common stock, and the effect of fractional shares in the spin-off and the merger. Fractional shares of TCM common stock will not be issued in the merger. Instead, fractional shares will be aggregated and sold in the public market by Mellon Investor Services, LLC, the exchange agent, at the then prevailing market prices. The aggregated net cash proceeds of these sales will be distributed ratably to those Bull Run shareholders that would otherwise have received fractional shares of TCM common stock. No interest will be payable on any such cash payment.
      In the merger, the shares of Bull Run preferred stock will be canceled and will cease to exist. Immediately following the merger, 100% of both the issued and outstanding TCM Series A redeemable, convertible preferred stock and the issued and outstanding TCM Series B redeemable, convertible preferred stock will be owned by former Bull Run shareholders.

Q:	What will the TCM stockholders receive in the merger?

A:	The Gray shareholders, who will become TCM stockholders immediately prior to the merger, will not receive anything in the merger. The percentage of TCM common stock held by such stockholders will be reduced as a result of the issuance of TCM common stock in the merger. Immediately following the merger, approximately 95% of the issued and outstanding TCM common stock will be owned by the Gray shareholders that received TCM common stock in the spin-off. This information is based upon the number of shares of Gray common stock, Gray Class A common stock, Bull Run common stock and Bull Run Series F preferred stock outstanding as of July 31, 2005. The actual percentage held after the merger may vary based upon changes in the number of outstanding shares of Gray common stock, Gray Class A common stock, Bull Run common stock and Bull Run Series F preferred stock after July 31, 2005 as a result of the exercise of options and warrants, the conversion of preferred stock into common stock, and the effect of fractional shares in the spin-off and the merger.

Q:	Is the merger taxable to Bull Run’s shareholders and/or TCM’s common stockholders for United States federal income tax purposes?

A:	TCM and Bull Run expect the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. In general, if the merger so qualifies, no gain or loss will be recognized by Bull Run common shareholders or Bull Run Series F preferred shareholders for U.S. federal income tax purposes as a result of the merger, except with respect to any cash received instead of a fractional share of TCM common stock. The merger will not result in any tax consequences to the TCM common stockholders. The merger will be a taxable transaction to the holders of Bull Run Series E preferred stock who receive cash in exchange for their shares. The federal income tax consequences of the merger to Bull Run shareholders who receive TCM Series A redeemable, convertible preferred stock in exchange for shares of Bull Run Series D preferred stock and Bull Run Series E preferred stock depend on whether the TCM Series A redeemable, convertible preferred stock, the Bull Run Series D preferred stock, and the Bull Run Series E preferred stock are treated as nonqualified preferred stock under the Code. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 85 for a more complete discussion of the material U.S. federal income tax consequences of the merger to holders of Bull Run common and preferred stock.

Q:	Who will serve as the directors of TCM following the spin-off and the merger?

A.	TCM’s board of directors will change in connection with the merger. At the effective time of the merger, TCM’s board of directors will consist of nine directors. The following people have been selected to serve as directors:

J. Mack Robinson
Robert S. Prather, Jr.
Thomas J. Stultz
Gerald N. Agranoff
James W. Busby
Hilton H. Howell, Jr.
Monte C. Johnson

For more information regarding TCM’s directors following the spin-off and the merger, see “Management of TCM after the Spin-off and the Merger-Directors” beginning on page 164. In addition, TCM intends to elect two additional independent directors prior to the effective time of the merger.

Q:	Who will serve as the officers of TCM following the spin-off and the merger?

A.	TCM’s current executive officers are Robert S. Prather, Jr. (President and Chief Executive Officer) and James C. Ryan (Chief Financial Officer and Secretary). TCM’s executive officers will change in connection with the merger. At the effective time of the merger, TCM’s executive officers will be:

Robert S. Prather, Jr. — Chairman
Thomas J. Stultz — President and Chief Executive Officer
Frederick J. Erickson — Chief Financial Officer and Secretary
Roberto Chomat, Jr. — President — GrayLink Wireless
For more information regarding TCM’s officers following the spin-off and the merger, see “Management of TCM after the Spin-off and the Merger-Executive Officers” beginning on page 166.
The Refinancing

Q:	Does TCM intend to refinance the surviving corporation’s outstanding indebtedness?

A:	Yes. Simultaneously with the consummation of the merger, TCM plans to refinance substantially all of the surviving corporation’s outstanding indebtedness with a financing in which TCM obtains funded debt of at least $120 million, which is referred to in this proxy statement/prospectus/information statement as the Refinancing. On August 2, 2005, TCM received a commitment letter from Wachovia Bank, National Association, Wachovia Capital Markets, LLC, Bank of America, N.A., and Banc of America Securities LLC for debt financing in an aggregate principal amount of up to $140 million, consisting of (1) first lien senior secured credit facilities in the aggregate principal amount of up to $110 million and (2) a second lien senior secured credit facility in the aggregate principal amount of up to $30 million, collectively referred to as the Credit Facilities. The first lien senior secured credit facilities will be comprised of (1) a revolving credit facility in an aggregate principal amount of $20 million and (2) a first lien term loan facility in an aggregate principal amount of $90 million. In addition to the Credit Facilities, TCM is also considering other financing alternatives. See “Refinancing” beginning on page 117 for more information.
The Bull Run Special Meeting

Q:	When will the Bull Run Special Meeting be held?

A:	The Bull Run special meeting will be held at , on , 2005, at 10:00 a.m., local time, and at any adjournments or postponements thereof. Bull Run’s board of directors has fixed the close of business on , 2005, as the record date for determining holders of Bull Run’s common stock and preferred stock entitled to notice of, and to vote at, the special meeting. Each share of Bull Run common stock and Bull Run preferred stock is entitled to one vote. The officers and directors of Bull Run, who beneficially owned approximately % of the outstanding Bull Run common stock, % of the outstanding Bull Run Series D preferred stock, approximately % of the outstanding Bull Run Series E preferred stock and % of the outstanding Bull Run Series F preferred stock as of the record date have orally advised Bull Run’s management that they intend to vote their shares of Bull Run common stock and Bull Run preferred stock in favor of the approval of the Merger Agreement and the merger. Therefore, the officers and directors of Bull Run can approve the Merger Agreement and the merger without the affirmative vote of any other shareholder of Bull Run.
      Bull Run’s board of directors, consistent with the approval and recommendation of the Bull Run Special Committee, has unanimously determined that the merger is in the best interests of Bull Run and its shareholders, and has unanimously approved and adopted the Merger Agreement and the merger. The

Bull Run Special Committee and Bull Run’s board of directors unanimously recommend that the Bull Run shareholders vote in favor of the proposal to approve and adopt the Merger Agreement and the merger.
      Certain directors, officers and shareholders of Gray, TCM and Bull Run have interests in the Transactions described in this proxy statement/ prospectus/ information statement that are different from, or are in addition to, the interests of other Gray, TCM and Bull Run shareholders. See “Interests of Certain Persons in the Transactions” beginning on page 109 for more information.

Q:	Who is eligible to vote at the Bull Run special meeting?

A:	Holders of Bull Run common stock and Bull Run preferred stock are eligible to vote their shares of Bull Run common stock and Bull Run preferred stock at the Bull Run special meeting if they were holders of record of those shares at the close of business on , 2005, the record date for the special meeting. As of the record date, shares of Bull Run’s common stock were issued and outstanding, shares of Bull Run’s Series D preferred stock were issued and outstanding, shares of Bull Run’s Series E preferred stock were issued and outstanding and shares of Bull Run’s Series F preferred stock were issued and outstanding.

Q:	If I am a Bull Run shareholder, how can I vote?

A:	If you hold shares of Bull Run common stock or Bull Run preferred stock on the record date, you may submit a proxy for the special meeting by:

•	completing, signing, dating and returning the proxy card in the pre-addressed envelope provided;

•	calling the toll-free number listed on the proxy card;

•	accessing the Internet site listed on the proxy card; or

•	voting in person at the special meeting.

Q:	How will my proxy be exercised with respect to the proposal regarding the merger?

A:	All valid proxies received before the Bull Run special meeting will be voted, and where a Bull Run shareholder specifies by means of his or her proxy a choice with respect to the merger proposal, the shares will be voted in accordance with the specification so made.

Q:	What if I am a Bull Run shareholder, and I do not vote, abstain from voting or do not instruct my broker how to vote?

A:	If you are a Bull Run shareholder, and you do not vote, abstain from voting or do not instruct your broker to vote your shares, it will have the same effect as a vote against the merger proposal.

Q:	What happens if I am a Bull Run shareholder, and I do not indicate how to vote on my proxy card?

A:	If you are a Bull Run shareholder, and you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval and adoption of the Merger Agreement and approval of the merger.

Q:	If I am a Bull Run shareholder, can I change my vote after I have mailed my proxy card?

A:	Yes. If you are a record holder of Bull Run common stock or Bull Run preferred stock and have mailed your proxy card, you can change your vote in any of the following ways:

•	sending a written notice to Bull Run’s corporate secretary that is received prior to the Bull Run special meeting stating that you revoke your proxy;

•	signing a new proxy card and returning it by mail to Bull Run’s transfer agent so that it is received prior to the Bull Run special meeting; or

•	attending the Bull Run special meeting and voting in person.
      If your shares are held in “street name” by your broker and you have mailed him or her your instructions on how to vote, you will need to contact your broker to revoke your proxy.

Q:	How will voting on any other business be conducted at the Bull Run special meeting?

A:	Bull Run does not know of any other business to be considered at the Bull Run special meeting other than the merger proposal described in this proxy statement/ prospectus/ information statement. If any other business is properly presented at the Bull Run special meeting, a signed proxy card will give authority to Robert S. Prather, Jr. and Frederick J. Erickson to vote on such matters in their discretion.

Q:	What if my shares of Bull Run common stock are held in “street name” by my broker?

A:	If your shares of Bull Run common stock are held in “street name” by your broker, your broker will vote your shares with respect to the merger proposal only if you provide written instructions to your broker on how to vote. Therefore, it is important that you provide your broker with instructions. If you do not provide your broker with instructions, your broker will not be authorized to vote with respect to the merger proposal. To ensure that your broker receives your instructions, Bull Run requests that you promptly send your broker your instructions in the envelope enclosed with this proxy statement/ prospectus/ information statement.

If your shares are held in street name by your broker and you wish to vote in person at the special meeting, you must contact your broker and request a document called a “legal proxy.” You must bring the legal proxy to the Bull Run special meeting in order to vote in person.

If you do not give voting instructions to your broker with respect to the merger proposal, you will, in effect, be voting against the merger proposal, unless you appear in person at the Bull Run special meeting with a valid legal proxy from your broker and vote in favor of the merger proposal.

Q:	What should I do if I am a Bull Run shareholder and I have received more than one set of voting materials?

A:	Please complete, sign, date and return each proxy card and voting instruction card that you receive. You may receive more than one set of voting materials, including multiple copies of this proxy statement/ prospectus/ information statement and multiple proxy cards or voting instruction cards. For example, if you hold shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if your shares are held in more than one name, you will receive more than one proxy or voting instruction card.

Q:	Will the Bull Run shareholders be entitled to dissenters’ rights?

A:	Yes. Under the Georgia Business Corporation Code, or GBCC, the holders of Bull Run preferred stock are entitled to dissenters’ rights with respect to the merger, and if the merger is completed and they have complied with the requirements of the GBCC, to receive payment in cash for the fair value of their shares of Bull Run preferred stock. In addition, on August 2, 2005, Bull Run’s board of directors voluntarily and unanimously determined to grant dissenters’ rights with respect to the merger to the holders of Bull Run common stock that would not otherwise have been entitled to dissenters’ rights under the GBCC. Therefore, all Bull Run shareholders will be entitled to exercise dissenters’ rights with respect to the merger. See “Dissenters’ Rights” beginning on page 183 for more information concerning these rights and the procedures to be followed to exercise them.
Information about TCM stock

Q:	What law will govern the rights of TCM’s stockholders?

A:	The rights of TCM’s stockholders will be governed by the Delaware General Corporation Law, TCM’s amended and restated certificate of incorporation and TCM’s by-laws.

Q:	Where will the shares of TCM common stock trade?

A:	Currently, there is no public market for TCM common stock. TCM intends to apply to have the TCM common stock listed on the Nasdaq National Market. TCM expects that a “when-issued” trading market for TCM common stock will develop prior to the distribution date. “When-issued” trading refers to a transaction made conditionally because the stock has been authorized but is not yet issued or available. Even though when-issued trading may develop, none of these trades will settle prior to the distribution date, and, if the distribution does not occur, all when-issued trading will be null and void. On the first trading day following the distribution date, when-issued trading will end and “regular-way” trading will begin. “Regular-way” trading refers to trading after a stock has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction. See “The Merger — Market for TCM Common Stock” beginning on page 89 for a more complete discussion of the public market for TCM common stock following the spin-off.

Q:	What is TCM’s dividend policy?

A:	TCM currently plans to retain any earnings to finance the growth of its businesses rather than to pay cash dividends on its common stock. Payments of any cash dividends in the future will depend on TCM’s financial condition, results of operations, capital requirements, the terms of any financing agreements or senior debt (which probably would restrict or prohibit the payment of dividends), as well as other factors TCM’s board of directors deems relevant.

Procedures

Q:	What do Gray shareholders have to do to receive their shares of TCM common stock?

A:	Gray shareholders do not need to take any action in order to receive their shares of TCM common stock in the spin-off. If you hold your shares of Gray common stock or Gray Class A common stock in your own name, your share certificates for TCM common stock will be mailed to you. If you hold your Gray shares through your stockbroker, bank, or other nominee, you probably are not a shareholder of record and your receipt of TCM common stock depends on your arrangements with the nominee that holds your shares of Gray common stock or Gray Class A common stock. TCM anticipates that stockbrokers and banks generally will credit their customers’ accounts with TCM common stock, but if you are a Gray shareholder you should check with your stockbroker, bank, or other nominee. For a more complete discussion of how the spin-off will be accomplished, see “The Spin-Off — Manner of Effecting the Spin-Off” beginning on page 46 for more information.

Q:	If I am a Gray shareholder, what should I do now?

A:	Gray shareholders should carefully read this proxy statement/ prospectus/ information statement, which contains important information about the distribution of TCM common stock by Gray to Gray shareholders, the merger, and the businesses of TCM and Bull Run. Gray shareholders are not required to take any action to approve the distribution of TCM common stock by Gray to them or the merger.
      Gray shareholders will not be required to surrender their existing shares of Gray common stock or Gray Class A common stock in the spin-off or the merger and they should not send in their Gray stock certificates. Neither Gray nor TCM are asking Gray shareholders for a proxy and Gray shareholders are requested not to send TCM or Gray a proxy.

Q:	If I am a Gray shareholder, what will happen to my existing shares of Gray common stock and Gray Class A common stock?

A:	Nothing. The Gray common stock and Gray Class A common stock will continue to be listed on the New York Stock Exchange under the symbols “GTN” and “GTN.A”, respectively. Gray expects that Gray common stock and Gray Class A common stock will continue to trade on a regular basis through and after the distribution date. The spin-off will not affect the aggregate number of outstanding shares of Gray common stock or Gray Class A common stock or any rights of the holders of Gray common stock or Gray Class A common stock.

Q:	Should Bull Run shareholders send in their Bull Run stock certificates now?

A:	No. Bull Run shareholders should not send in their Bull Run stock certificates now. Following the merger, a letter of transmittal will be sent to Bull Run shareholders informing them where to deliver their Bull Run stock certificates.

Q:	Who do I contact if I have any questions?

A:	If you are a Bull Run shareholder and you have any questions about the merger, the Bull Run special meeting or any other matter described in this proxy statement/ prospectus/ information statement, or if you need assistance in voting your shares, please contact Bull Run’s proxy solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
Phone: (212) 929-5405
      All other questions should be directed to:

Bull Run Corporation
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319
Attention: Frederick J. Erickson
Phone: (704) 602-3107
      If you are a Gray shareholder and you have any questions regarding the distribution of the shares of TCM common stock, the merger or any other matter described in this proxy statement/ prospectus/ information statement, please direct your questions to Gray’s distribution agent:

Mellon Investor Services, LLC
Overpeck Centre
85 Challenger Road
Ridgefield Park, New Jersey 07660
Phone: (888) 835-2869
      or to:

Gray Television, Inc.
4370 Peachtree Road, NE
Atlanta, Georgia 30319
Attention: Investor Relations
Phone: (404) 504-9828

SUMMARY
      This summary highlights selected information contained elsewhere in this proxy statement/ prospectus/ information statement and may not contain all of the information that is important to you. You should read this entire proxy statement/ prospectus/ information statement carefully, including the risk factors and the financial statements and notes to those financial statements appearing elsewhere and incorporated by reference in this proxy statement/ prospectus/ information statement.
      This proxy statement/ prospectus/ information statement is (1) a proxy statement of Bull Run for its special meeting of shareholders at which Bull Run shareholders will vote on the Merger Agreement and the merger, (2) a prospectus of TCM for the issuance of shares of TCM common stock in the spin-off and the merger and (3) an information statement of Gray relating to the spin-off of its wholly-owned subsidiary, TCM. References to Gray, TCM and Bull Run in this proxy statement/ prospectus/ information statement include their respective subsidiaries unless otherwise noted. References in this proxy statement/ prospectus/ information statement to “TCM” refer to the Newspaper Publishing Business and the GrayLink Wireless Business, as it existed historically and as TCM is expected to exist after the spin-off (but prior to the merger with Bull Run), unless the context otherwise requires. The spin-off is referred to in this proxy statement/ prospectus/ information statement interchangeably as the “spin-off” and as the “distribution.”
The Companies
Bull Run Corporation
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319
(704) 602-3107
      Bull Run Corporation, a Georgia corporation, is a publicly traded corporation based in Atlanta, Georgia. Through its sole operating subsidiary, Host Communications, Inc., or Host, acquired in December 1999, Bull Run is engaged in the Collegiate Marketing and Production Services business and Association Management Services business. The Collegiate Management and Production Services business provides sports marketing and production services to a number of collegiate athletic conferences and universities and, through a contract with CBS Sports, on behalf of the National Collegiate Athletic Association, or NCAA. The Association Management Services business provides various associations with services such as member communication, recruitment and retention, conference planning, Internet web site management, marketing and administration.
Gray Television, Inc.
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319
(404) 504-9828
      Gray Television, Inc., a Georgia corporation, is a publicly traded corporation based in Atlanta, Georgia that owns 31 television stations serving 27 television markets. Sixteen of the stations are affiliated with CBS Inc., or CBS, eight are affiliated with the National Broadcasting Company, Inc., or NBC, and seven are affiliated with the American Broadcasting Company, or ABC. The combined station group has 23 stations ranked #1 in local news audience and 22 stations ranked #1 in overall audience within their respective markets based on the results of the average of the Nielsen February, May, July and November 2004 ratings reports and reaches approximately 5.5% of total U.S. TV households. In addition, with 16 CBS affiliated stations, Gray is the largest independent owner of CBS affiliates in the country. Through Gray Publishing and its subsidiaries, Gray also owns and operates the Newspaper Publishing Business and the GrayLink Wireless Business.

Triple Crown Media, Inc.
546 East Main Street
Lexington, Kentucky 40508
(859) 226-4678
      Triple Crown Media, Inc., a Delaware corporation, is a newly-formed, wholly-owned subsidiary of Gray. Immediately prior to the spin-off, Gray will contribute all of the membership interests in Gray Publishing, and certain other assets to TCM.
      The Newspaper Publishing Business is TCM’s largest business segment and consists of the ownership and operation of five daily newspapers with, as of June 30, 2005, a combined daily circulation of approximately 117,800 and a combined Sunday circulation of approximately 157,600. The GrayLink Wireless Business operates 14 retail locations in Alabama, Florida and Georgia and is a provider of wireless services, primarily paging services, in non-major metropolitan areas in those states, with approximately 36,000 paging units in service at June 30, 2005.
BR Acquisition Corp.
546 East Main Street
Lexington, Kentucky 40508
(859) 226-4678
      BR Acquisition Corp. is a newly-formed Georgia corporation and a wholly-owned subsidiary of TCM, which was formed solely to effect the merger. BR Acquisition Corp. has not conducted any business and will not conduct any business prior to the merger.
The Spin-Off
      The Contribution. Immediately prior to the distribution, pursuant to the terms of a separation and distribution agreement between Gray and TCM, Gray will contribute all of the membership interests of Gray Publishing and certain other assets to TCM.
      The Distribution. In the distribution of TCM common stock pursuant to the spin-off, each Gray shareholder will receive:

•	one share of TCM common stock for every 10 shares of Gray common stock that was owned on the distribution date for the spin-off; and

•	one share of TCM common stock for every 10 shares of Gray Class A common stock that was owned on the distribution date for the spin-off.
No fractional shares of TCM common stock will be distributed. In lieu of distributing a fractional share of TCM common stock to any Gray shareholder, Mellon Investor Services, LLC, the distribution agent, will sell the aggregate number of fractional shares after the distribution date and will distribute the proceeds pro rata to each Gray shareholder who would otherwise be entitled to receive a fractional share of TCM common stock. Gray shareholders will not be entitled to interest on any amount paid in lieu of a fractional share of TCM common stock. As soon as possible on or after the distribution date, Gray will deliver TCM common stock to the distribution agent for allocation to the holders of record of Gray common stock and Gray Class A common stock as of the close of business on the distribution date, which will be the date on which the merger becomes effective. Based on the number of shares of Gray common stock and Gray Class A common stock outstanding as of July 31, 2005, approximately 4,879,949 shares of TCM common stock will be distributed in the distribution. The number of shares issued in the distribution may vary based upon changes in the number of outstanding shares of Gray common stock and Gray Class A common stock after July 31, 2005, as a result of the exercise of options and warrants, the conversion of preferred stock into common stock, and the effect of fractional shares in the spin-off.
      Gray shareholders will not be required to pay for shares of TCM common stock received in the distribution, or to surrender or exchange shares of Gray common stock or Gray Class A common stock or take any other action in order to be entitled to receive TCM common stock.

      Approval of the Distribution. The terms of the distribution, including the agreements between Gray and TCM that will govern the spin-off and TCM’s relationship with Gray following the spin-off, were approved by Gray’s board of directors. Such terms also were approved by TCM’s board of directors, consistent with the approval and recommendation of the TCM Special Committee, which consisted of three independent directors. In approving the terms of the distribution and such agreement, Gray’s board of directors, TCM’s board of directors and the TCM Special Committee were aware that certain directors, officers and shareholders of Gray, TCM and Bull Run have interests in the Transactions described in this proxy statement/ prospectus/ information statement that are different from, or are in addition to, the interests of other Gray, TCM and Bull Run shareholders. See “Interests of Certain Persons in the Transactions” beginning on page 109 for more information.
      Conditions to the Completion of the Distribution. The distribution of TCM common stock is subject to the satisfaction or waiver of the conditions set forth in the separation and distribution agreement between Gray and TCM. Among the conditions, which have not yet been satisfied, are the following:

•	the registration of TCM common stock under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and under the Securities Act of 1933, as amended, or the Securities Act;

•	the listing of TCM common stock on the Nasdaq National Market;

•	the receipt by Gray and Bull Run of an opinion of King & Spalding LLP, special tax counsel to Gray, to the effect that the spin-off will qualify as a divisive reorganization described in Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended, or the Code;

•	the approval by the Bull Run shareholders of the Merger Agreement and merger;

•	the receipt by Gray’s board of directors, TCM’s board of directors, the special committee of Gray’s board of directors, or the Gray Special Committee and the TCM Special Committee of a favorable opinion from a nationally recognized independent valuation firm regarding the solvency of TCM after giving effect to the spin-off, the merger and the Refinancing;

•	the receipt by TCM of an opinion of King & Spalding LLP, special tax counsel to TCM, to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code; and

•	the receipt by Bull Run of an opinion of Troutman Sanders LLP, counsel to Bull Run, to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code.
      Accounting Treatment of the Spin-Off. Gray will treat the distribution, for accounting purposes, as a payment of a dividend of shares of TCM common stock to its shareholders in the period in which the distribution is consummated. Following the consummation of the spin-off, Gray will treat, for accounting purposes, the Newspaper Publishing Business and the GrayLink Wireless Business as discontinued operations. TCM will not write-up the book value of the assets of the Newspaper Publishing Business or the GrayLink Wireless Business upon consummation of the spin-off.
      Material U.S. Federal Income Tax Consequences of the Spin-off. Prior to completing the spin-off, Gray expects to receive an opinion of King & Spalding LLP, special tax counsel to Gray, to the effect that, for U.S. federal income tax purposes, the spin-off will qualify as a divisive reorganization described in Sections 368(a)(1)(D) and 355 of the Code. In accordance with this opinion, a Gray shareholder generally will not recognize any income, gain or loss for U.S. federal income tax purposes in connection with the spin-off, except with respect to any cash received instead of a fractional share of TCM common stock.
      The tax consequences of the spin-off to each Gray shareholder will depend on the facts of your own situation, and you should consult your own tax advisor for a full understanding of the tax consequences of the spin-off to you. See “The Spin-Off — Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 48 for a more complete discussion of these matters.

      Agreements Relating to the Spin-off. TCM has entered into, or prior to the distribution of TCM common stock will enter into, various agreements with Gray that will govern the spin-off and TCM’s relationship with Gray following the spin-off, including:

•	a separation and distribution agreement;

•	a tax sharing agreement; and

•	a lease agreement.
      You are encouraged to read carefully the separation and distribution agreement, tax sharing agreement and lease agreement, which are attached as Annex A, Annex B and Annex C, respectively. For more information regarding the separation and distribution agreement, tax sharing agreement and lease agreement, see “Relationship between Gray and TCM after the Spin-off” beginning on page 113.
The Merger
      TCM, Bull Run and BR Acquisition Corp. have entered into the Merger Agreement, dated as of August 2, 2005, pursuant to which Bull Run will be merged with and into BR Acquisition Corp. BR Acquisition Corp. will be the surviving corporation in the merger. At the effective time of the merger:

•	each share of Bull Run common stock will be converted into 0.0289 shares of TCM common stock;

•	each share of Bull Run Series D preferred stock will be converted into one share of TCM Series A redeemable, convertible preferred stock;

•	each share of Bull Run Series E preferred stock held by J. Mack Robinson and any transferee of Mr. Robinson will be converted into one share of TCM Series A redeemable, convertible preferred stock;

•	each share of Bull Run Series E preferred stock held by a Series E preferred shareholder (other than Mr. Robinson and any transferee of Mr. Robinson) will be converted into $1,000 in cash;

•	each share of Bull Run Series F preferred stock will be converted into 22.56 shares of TCM common stock;

•	the surviving corporation will pay to each Bull Run Series E preferred shareholder (other than Mr. Robinson and any transferee or affiliate of Mr. Robinson) cash in an amount equal to the accrued and unpaid dividends due to each such shareholder;

•	all accrued and unpaid dividends (through July 1, 2005) on each outstanding share of Bull Run Series D preferred stock and Bull Run Series E preferred stock held by Mr. Robinson and any transferee or affiliate of Mr. Robinson, will be converted into the number of shares of TCM Series A redeemable, convertible preferred stock determined by dividing the accrued and unpaid dividends due on such shares by $1,000;

•	all accrued and unpaid dividends (through July 1, 2005) on each outstanding share of Bull Run Series F preferred stock will be converted into an aggregate of 12,737 shares of TCM common stock; and

•	the cash advances in the aggregate amount of $6,050,000 made by Mr. Robinson to Bull Run will be converted into 6,050 shares of TCM Series B redeemable, convertible preferred stock.
      In the merger, the shares of Bull Run common stock and preferred stock (other than shares as to which dissenters’ rights have been validly exercised) will be canceled and will cease to exist. Immediately following the merger, approximately 5% of the issued and outstanding TCM common stock will be owned by former holders of Bull Run common stock and Bull Run Series F preferred stock. This information is based upon the number of shares of Gray common stock, Gray Class A common stock, Bull Run common stock and Bull Run Series F preferred stock, outstanding as of July 31, 2005. The actual percentage held after the merger may vary based upon changes in the number of outstanding shares of Gray common stock, Gray Class A common stock, Bull Run common stock and Bull Run Series F preferred stock after July 31, 2005 as a result of the exercise of options and warrants, the conversion of preferred stock into common stock, and the effect of fractional shares in the spin-off and the merger.
      Bull Run’s common stock is quoted on the Pink Sheets (www.pinksheets.com) centralized quotation service for OTC securities under the symbol “BULL.PK.” On September 9, 2005, the closing price was $0.40 per share.
      You are encouraged to read carefully the Merger Agreement, which is attached as Annex D, because it sets forth the legal terms of the merger.
      Approval of the Merger Agreement and the Merger. The merger cannot be completed unless:

•	the holders of a majority of the outstanding shares of Bull Run common stock entitled to vote on the merger vote in favor of approval and adoption of the Merger Agreement and the merger;

•	the holders of at least a majority of the outstanding shares of Bull Run Series D preferred stock, voting separately as a class, approve and adopt the Merger Agreement and the merger;

•	the holders of at least a majority of the outstanding shares of Bull Run Series E preferred stock, voting separately as a class, approve and adopt the Merger Agreement and the merger; and

•	the holders of at least a majority of the outstanding shares of Bull Run Series F preferred stock, voting separately as a class, approve and adopt the Merger Agreement and the merger.
      The officers and directors of Bull Run, who beneficially owned approximately      % of the outstanding Bull Run common stock,      % of the outstanding Bull Run Series D preferred stock, approximately      % of the Bull Run Series E preferred stock and      % of the outstanding Bull Run Series F preferred stock as of the record date, have orally advised Bull Run’s management that they intend to vote their shares of Bull Run common stock and Bull Run preferred stock in favor of the approval of the Merger Agreement and the merger. Therefore, the officers and directors of Bull Run can approve the Merger Agreement and the merger without the affirmative vote of any other shareholder of Bull Run.
      No vote of the Gray shareholders is being sought or is required in connection with the merger. Neither Gray nor TCM is asking Gray shareholders for a proxy and Gray shareholders are requested not to send Gray or TCM a proxy.
      Special Meeting of the Bull Run Shareholders. Bull Run will hold a special meeting of its shareholders on                     , 2005, at       a.m., local time, at                     , at which Bull Run shareholders will be asked to vote upon a proposal to approve and adopt the Merger Agreement and approve the merger. Each share of Bull Run common stock and Bull Run preferred stock held as of the record date will be entitled to one vote.
      Recommendation of Bull Run’s Board of Directors and the Bull Run Special Committee. A special committee of independent directors of Bull Run as well as Bull Run’s board of directors have determined that the merger is in the best interests of Bull Run and its shareholders and unanimously recommend that Bull Run shareholders vote in favor of the proposal to approve and adopt the Merger Agreement and the merger.
      Interests of Certain Persons in the Transactions. Certain directors, officers and shareholders of Gray, TCM and Bull Run have interests in the Transactions described in this proxy statement/ prospectus/ information statement that are different from, or are in addition to, the interests of other Gray, TCM and Bull Run shareholders. See “Interests of Certain Persons in the Transactions” beginning on page 109 for more information.
      Opinion of the Financial Advisor of the Bull Run Special Committee. In deciding to approve the merger, the Bull Run Special Committee, and Bull Run’s board of directors considered an opinion delivered to them by SunTrust Robinson Humphrey, the financial advisor to the Bull Run Special Committee, that, as of the date of the opinion, and based upon and subject to certain matters stated

therein, the exchange ratio to be received by the holders of Bull Run common stock (other than J. Mack Robinson, the majority shareholder, and other affiliated shareholders) is fair, from a financial point of view, to such holders pursuant to the Merger Agreement. A copy of the opinion is attached as Annex F. You are encouraged to read the opinion in its entirety.
      Opinion of HL Financial. In deciding to approve the merger, Gray’s board of directors, TCM’s board of directors, the Gray Special Committee and the TCM Special Committee each considered the opinion delivered to them by HL Financial, an affiliate of Houlihan Lokey Howard & Zukin Capital, Inc., the financial advisor to the TCM Special Committee, which we refer to in this proxy statement/ prospectus/ information statement as Houlihan Lokey, that, as of the date of the opinion, and based upon and subject to the assumptions, factors and limitations set forth in such opinion, the consideration to be paid to the shareholders of Bull Run in connection with the merger is fair, from a financial point of view, to TCM. A copy of this opinion is attached as Annex E. You are encouraged to read the opinion in its entirety.
      Solvency Opinion from a Nationally Recognized Independent Valuation Firm. The merger is conditioned upon, among other matters, the receipt by the TCM Special Committee and TCM’s board of directors of a favorable opinion from a nationally recognized independent valuation firm regarding the solvency of TCM after giving effect to the spin-off, the merger and the Refinancing. HL Financial has been engaged to provide at the closing of the merger an opinion as to whether, immediately after giving effect to the spin-off, the merger and the Refinancing, and on a pro forma basis:

•	the fair value and present saleable value of TCM’s assets would exceed TCM’s stated liabilities and identified contingent liabilities;

•	TCM should be able to pay its debts as they become absolute and mature; and

•	the capital remaining in TCM would not be unreasonably small for the business in which TCM is engaged, as management has indicated it is proposed to be conducted following the consummation of the spin-off, the merger and the Refinancing.
      The merger also is conditioned upon the receipt by Bull Run of a copy of such opinion in form and substance reasonably satisfactory to Bull Run.
      Material U.S. Federal Income Tax Consequences of the Merger. The obligations of TCM and Bull Run to consummate the merger are subject to the receipt of the opinions of their respective tax counsel, dated as of the closing date of the merger, to the effect that, for U.S. federal income tax purposes, the merger will qualify as a reorganization under Section 368(a) of the Code. In general, in accordance with these opinions, a holder of Bull Run common stock and Bull Run Series F preferred stock generally will not recognize any gain or loss for U.S. federal income tax purposes in connection with the merger, except with respect to any cash received instead of a fractional share of TCM common stock. The merger will be a taxable transaction to holders of Bull Run Series E preferred stock who receive cash in exchange for their shares. The federal income tax consequences of the merger to Bull Run shareholders who receive TCM Series A redeemable, convertible preferred stock in exchange for shares of Bull Run Series D preferred stock and Bull Run Series E preferred stock depend on whether the TCM Series A redeemable, convertible preferred stock, the Bull Run Series D preferred stock, and the Bull Run Series E preferred stock are treated as nonqualified preferred stock under the Code.
      The tax consequences of the merger to a Bull Run shareholder will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 85 for a more complete discussion of the material U.S. federal income tax consequences of the merger to the holders of Bull Run common and preferred stock.
      Accounting Treatment. The merger will be accounted for under the purchase method of accounting.
      Treatment of Stock Options. At the effective time, each outstanding option to purchase Bull Run common stock, whether vested or unvested, will be converted into an option to purchase TCM common stock. See “The Merger — Treatment of Stock Options” beginning on page 89 for a more complete discussion of the treatment of the options.
      Treatment of Fractional Shares. Fractional shares of TCM common stock will not be issued in the merger. Instead, fractional shares will be aggregated and sold in the public market by the exchange agent at the then prevailing prices. The aggregated net cash proceeds of these sales will be distributed ratably to those Bull Run shareholders that would otherwise have received fractional shares of TCM common stock. No interest will be payable upon any such cash payment.
      Dissenters’ Rights. Under the GBCC, the holders of Bull Run preferred stock are entitled to dissenters’ rights with respect to the merger, and if the merger is completed and they have complied with the requirements of the GBCC, to receive payment in cash for the fair value of their shares of Bull Run preferred stock. In addition, on August 2, 2005, Bull Run’s board of directors voluntarily and unanimously determined to grant dissenters’ rights with respect to the merger to the holders of Bull Run common stock that would not otherwise have been entitled to dissenters’ rights under the GBCC. Therefore, all Bull Run shareholders will be entitled to exercise dissenters’ rights with respect to the merger. In general, to preserve a shareholder’s dissenters’ rights, a Bull Run shareholder who wishes to exercise these rights must:

•	before the vote is taken at the Bull Run special meeting, deliver to Bull Run, written notice of such shareholder’s intent to demand payment for such shareholder’s shares if the proposed action is effectuated; and

•	not vote such shareholder’s shares in favor of the proposed merger.
      The text of the GBCC governing dissenters’ rights is attached to this proxy statement/ prospectus/ information statement as Annex G and will apply to the holders of Bull Run common stock as well as the holders of Bull Run preferred stock. Your failure to comply with the procedures described in Annex G will result in the loss of your dissenters’ rights. The text of the GBCC governing dissenters’ rights is very complex and you are urged to read it carefully.
      Conditions. The respective obligations of TCM, BR Acquisition Corp. and Bull Run to complete the merger are subject to the satisfaction or waiver of various conditions, including the approval and adoption of the Merger Agreement and the merger by Bull Run shareholders and the receipt of third party consents. Each party may waive, at its sole discretion, any of the conditions to their respective obligations to complete the merger, to the extent permitted by applicable law.
      Termination of the Merger Agreement. The Merger Agreement may be terminated by mutual written consent duly authorized by TCM’s board of directors, the TCM Special Committee, the board of directors of BR Acquisition Corp., Bull Run’s board of directors and the Bull Run Special Committee. In addition, either TCM or Bull Run can decide, without the consent of the other, to terminate the Merger Agreement in a number of situations, including the failure to consummate the merger by the 12-month anniversary of the execution of the Merger Agreement or the failure of the Bull Run shareholders to approve and adopt the Merger Agreement and the merger. In addition, TCM can decide to terminate the Merger Agreement if Bull Run’s board of directors or the Bull Run Special Committee shall have failed to recommend or shall have withdrawn, modified or changed in a manner adverse to TCM or Bull Run, as the case may be, its approval or recommendation of the Merger Agreement and the merger.
      Comparison of Rights of Bull Run Common Stock and TCM Common Stock. In the merger, the Bull Run common stock and Bull Run Series F preferred stock will be converted into TCM common stock. The rights of the TCM stockholders will be governed by the DGCL, and the amended and restated certificate of incorporation and by-laws of TCM, and as a result, the rights of the Bull Run common shareholders prior to the merger (which are governed by Georgia law) will be different in some respects from their rights as TCM stockholders. See “Comparison of Rights of Holders of TCM Common Stock and Bull Run Common Stock” beginning on page 177 for more information.

Interests of Certain Persons in the Transactions
      You should be aware that certain Gray, TCM and Bull Run directors, officers and shareholders have the following interests in the Transactions described in this proxy statement/ prospectus/ information statement that are different from, or are in addition to, the interests of other Gray, TCM and Bull Run shareholders. All share ownership information is provided as of July 31, 2005.
      J. Mack Robinson

•	is the Chairman of Bull Run’s board of directors, the beneficial owner of (1) approximately 59% of the issued and outstanding Bull Run common stock, (2) 100% of the issued and outstanding Bull Run Series D preferred stock, (3) approximately 69% of the issued and outstanding Bull Run Series E preferred stock and (4) 100% of the issued and outstanding Bull Run Series F preferred stock;

•	is the Chairman and Chief Executive Officer of Gray, and the beneficial owner of approximately 30% of the combined voting power of Gray’s two classes of common stock;

•	holds options to purchase 35,000 shares of Bull Run common stock that will be converted into options to purchase 1,012 shares of TCM common stock in the merger;

•	is a proposed director of TCM;

•	will be released of his personal guaranty of approximately $55.9 million of Bull Run’s debt as of May 31, 2005 to Bull Run’s bank lenders in connection with the proposed Refinancing;

•	waived the receipt of the shares of Bull Run common stock payable to Mr. Robinson as compensation for the period January 26, 2005 through the closing of the merger for his personal guaranty of Bull Run’s debt (approximately 675,000 shares of Bull Run common stock as of July 13, 2005);

•	has the option to purchase the entire loan outstanding under Bull Run’s bank credit facility, and thereby can become the holder of the debt currently payable by Bull Run to the bank and the related lien on Bull Run’s assets;

•	is married to Harriett J. Robinson, a member of Gray’s board of directors;

•	has made $6,050,000 of cash advances to Bull Run that will be converted into TCM Series B redeemable, convertible preferred stock in the merger; and

•	has a substantial ownership interest in Atlantic American Corporation, a publicly traded company, which is the parent of Georgia Casualty & Surety Co., from which TCM intends to obtain workers’ compensation insurance coverage at an annual cost of approximately $200,000.
      Robert S. Prather, Jr.

•	is the President, Chief Executive Officer and a director of Bull Run and the beneficial owner of (1) approximately 6% of the issued and outstanding Bull Run common stock and (2) 1% of the issued and outstanding Bull Run Series E preferred stock;

•	holds options to purchase 77,272 shares of Bull Run common stock that will be converted into options to purchase 2,233 shares of TCM common stock in the merger;

•	is the President, Chief Operating Officer and a director of Gray and beneficial owner of approximately 3% of the combined voting power of Gray’s two classes of common stock; and

•	is the current President and Chief Executive Officer of TCM and the proposed Chairman of TCM following the merger.

      Hilton H. Howell, Jr.

•	is a Vice President, the Secretary and a director of Bull Run and the beneficial owner of approximately 7% of the issued and outstanding Bull Run common stock;

•	holds options to purchase 7,500 shares of Bull Run common stock that will be converted into options to purchase 217 shares of TCM common stock in the merger;

•	is the Vice Chairman and a director of Gray and the beneficial owner of approximately 7% of the combined voting power of Gray’s two classes of common stock;

•	is a proposed director of TCM;

•	is President and Chief Executive Officer and a director of Atlantic American Corporation, a publicly traded company, which is the parent of Georgia Casualty & Surety Co. (of which Mr. Howell is a director), from which TCM intends to obtain workers’ compensation insurance at an annual cost of approximately $200,000; and

•	is J. Mack Robinson’s son-in-law.
      Thomas J. Stultz

•	is the President and Chief Executive Officer of Host, a wholly-owned subsidiary of Bull Run, and the beneficial owner of approximately 0.3% of the issued and outstanding Bull Run common stock;

•	is a consultant to Gray and the beneficial owner of approximately 0.02% of the combined voting power of Gray’s two classes of common stock; and

•	is the proposed Chief Executive Officer and President and a proposed director of TCM following the merger.
      Gerald N. Agranoff, James W. Busby and Monte C. Johnson

•	each is a current director of Bull Run and a member of the Bull Run Special Committee;

•	each is a proposed director of TCM;

•	Gerald N. Agranoff is the beneficial owner of approximately 0.1% of the issued and outstanding Bull Run common stock and holds options to purchase 4,000 shares of Bull Run common stock that will be converted into options to purchase 116 shares of TCM common stock in the merger;

•	James W. Busby is the beneficial owner of approximately 3% of issued and outstanding Bull Run common stock and holds options to purchase 3,000 shares of Bull Run common stock that will be converted into options to purchase 87 shares of TCM common stock in the merger; and

•	Monte C. Johnson is the beneficial owner of approximately 0.4% of the issued and outstanding Bull Run Series E preferred stock and holds options to purchase 8,772 shares of Bull Run common stock that will be converted into options to purchase 254 shares of TCM common stock in the merger.
      Frederick J. Erickson

•	is the Chief Financial Officer, Vice President — Finance, Treasurer and Assistant Secretary of Bull Run and the beneficial owner of approximately 0.2% of the issued and outstanding Bull Run common stock; and

•	is the proposed Chief Financial Officer of TCM following the merger.
      W. James Host

•	is the founder of Host and a former director of Bull Run;

•	is the beneficial owner of approximately 7% of the issued and outstanding Bull Run common stock; and

•	will obtain the release of his pledge of $3.0 million of cash to Bull Run’s lenders in connection with the proposed Refinancing.
      Executive Officers and Directors as a Group

•	beneficially owned (1) approximately 64% of the outstanding Bull Run common stock, (2) 100% of the outstanding Bull Run Series D preferred stock, (3) approximately 71% of the outstanding Bull Run Series E preferred stock and (4) 100% of the outstanding Bull Run Series F preferred stock, and, therefore, the officers and directors of Bull Run can approve the Merger Agreement and the merger without the affirmative vote of any other shareholder of Bull Run;

•	following the merger, BR Acquisition Corp., as the surviving corporation in the merger, will indemnify, and maintain directors’ and officers’ insurance policies for the benefit of, the former directors and officers of Bull Run for events occurring before the merger, including events that are related to the Merger Agreement;

•	the members of the TCM Special Committee and the members of the Gray Special Committee have each received a retainer of $15,000 and the chairman of each such committee has received an additional $5,000;

•	the members of the Bull Run Special Committee will each receive a retainer of $15,000 and the chairman of such committee will receive an additional $5,000, whether or not the merger is consummated; and

•	Gray has agreed to guaranty the full performance of all of TCM’s indemnification and contribution obligations arising under the DGCL, TCM’s amended and restated certificate of incorporation and by-laws and any resolution adopted by TCM’s board of directors to TCM’s officers and directors in respect of actions or commissions of such persons occurring at or prior to the consummation of the spin-off and the merger.
      Application of Section 203 of the DGCL

•	Section 203 of the DGCL, which prohibits business combinations with interested stockholders for three years following the time that such stockholders become interested stockholders does not apply to J. Mack Robinson’s acquisition of shares of TCM common stock in either the spin-off or the merger.
      Other

•	each outstanding unvested nonqualified stock option of Gray granted prior to the distribution date that is held by an employee of the Newspaper Publishing Business and the GrayLink Wireless Business that will be transferred to TCM will become fully vested upon the consummation of the spin-off;

•	Gray and Host are parties to a rights-sharing agreement pursuant to which (1) Host participates jointly with Gray under the terms of an agreement with one university in the marketing, selling and broadcasting of certain collegiate sporting events and in related programming, production and other associated activities and (2) Host and Gray share the revenues and expenses derived from the agreement, including the rights fees, equally; and

•	the law firms representing Gray, TCM and Bull Run (other than the law firms representing the Bull Run Special Committee and the TCM Special Committee) in connection with the Transactions have in the past represented other parties to the Transactions regarding unrelated matters.
Market for TCM Common Stock
      Currently, there is no public market for TCM common stock. TCM intends to apply to have the TCM common stock listed on the Nasdaq National Market. TCM expects that a “when-issued” trading market for TCM common stock will develop prior to the distribution date. “When-issued” trading refers to a transaction made conditionally because the stock has been authorized but is not yet issued or available. Even though when-issued trading may develop, none of these trades will settle prior to the distribution date, and if the distribution does not occur, all when-issued trading will be null and void. On the first trading day following the distribution date, when-issued trading will end and “regular-way” trading will begin. “Regular-way” trading refers to trading after a stock has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction.
TCM Dividend Policy
      TCM currently plans to retain any earnings to finance the growth of its businesses rather than to pay cash dividends on its common stock. Payments of any cash dividends in the future will depend on TCM’s financial condition, results of operations, capital requirements, the terms of any financing agreements or senior debt (which probably would restrict or prohibit the payment of dividends), as well as other factors TCM’s board of directors deems relevant.
Refinancing
      Simultaneously with the consummation of the merger, TCM plans to refinance substantially all of the surviving corporation’s outstanding indebtedness with a financing in which TCM obtains funded debt of at least $120 million. On August 2, 2005, TCM received a commitment letter from Wachovia Bank, National Association, or Wachovia Bank, Wachovia Capital Markets, LLC, or Wachovia Capital Markets, Bank of America, N.A., or Bank of America, and Banc of America Securities LLC, which is referred to in this proxy statement/prospectus/information statement as BAS, and collectively, the lenders, for debt financing in an aggregate principal amount of up to $140 million, consisting of (1) first lien senior secured credit facilities in the aggregate principal amount of up to $110 million maturing on the sixth anniversary of the closing date and (2) a second lien senior secured credit facility in the aggregate principal amount of up to $30 million maturing on the seventh anniversary of the closing date, collectively referred to as the Credit Facilities. The first lien senior secured credit facilities will be comprised of (1) a revolving credit facility in an aggregate principal amount of $20 million and (2) a first lien term loan facility in an aggregate principal amount of $90 million. The commitment letter is subject to a number of conditions, including the negotiation, execution and delivery of definitive credit documentation acceptable to Wachovia Bank, Bank of America and TCM. See “Refinancing” beginning on page 117 for more information regarding the commitment letter.
      In addition to the Credit Facilities, TCM is also considering other financing alternatives.
      Pursuant to the separation and distribution agreement, in partial consideration for the transfer of the membership interests of Gray Publishing and certain other assets, TCM will distribute $40.0 million to Gray on the separation date. TCM intends to use a portion of the funds from the Refinancing to make such distribution. Gray will use this cash to repay a portion of its outstanding indebtedness. TCM also will distribute funds to Gray for fees and expenses associated with the spin-off and the merger, estimated at $5.0 million.
      In connection with the Refinancing, J. Mack Robinson’s personal guaranty of approximately $55.9 million of Bull Run’s debt and W. James Host’s pledge of $3.0 million in cash will be released by Bull Run’s bank lenders. See “Interests of Certain Persons in the Transactions” beginning on page 109 for more information regarding Mr. Robinson’s and Mr. Host’s interests in the Transactions described in this proxy statement/ prospectus/ information statement.
Risk Factors
      You should carefully consider the matters described in “Risk Factors” beginning on page 32.

Summary Financial Information of TCM
      On the separation date, Gray will transfer all of the membership interests of Gray Publishing, and certain other assets to TCM. Gray Publishing and its subsidiaries own and operate the Newspaper Publishing Business and the GrayLink Wireless Business. The following table sets forth summary historical financial information of TCM after giving effect to this transfer. The summary selected historical statement of operations data for the years ended December 31, 2002, 2003 and 2004 and the selected balance sheet data as of December 31, 2003 and 2004 has been derived from the audited combined financial statements of TCM. The summary selected historical statement of operations data for the six months ended June 30, 2004 and 2005 has been derived from the unaudited combined financial statements of TCM. The summary selected historical balance sheet data as of December 31, 2002, June 30, 2004 and June 30, 2005 has been derived from the unaudited combined financial statements of TCM. The unaudited financial statements include all adjustments, consisting of normal recurring items, which TCM considers necessary for a fair presentation of TCM’s financial position and results of operations for those periods. Operating results for the six-month period ended June 30, 2005 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2005. The combined financial statements have been derived from the financial statements and accounting records of Gray using the historical results of operations and historical basis of the assets and liabilities of the Newspaper Publishing Business and the GrayLink Wireless Business, and include those assets, liabilities, revenues, and expenses directly attributable to the operations of the Newspaper Publishing Business and the GrayLink Wireless Business and allocations of certain Gray corporate expenses to the Newspaper Publishing Business and the GrayLink Wireless Business. These amounts have been allocated to TCM on the basis that is considered by TCM and Gray to reflect most fairly or reasonably the utilization of the services provided, or the benefit received by, TCM. All significant intercompany amounts and transactions have been eliminated. The summary historical financial information of TCM is not necessarily indicative of TCM’s past or future performance as an independent company. This information should be read in conjunction with the combined financial statements of TCM and notes thereto and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TCM” appearing elsewhere in this proxy statement/ prospectus/ information statement.

				Six Months Ended
	Year Ended December 31,			June 30,

	2002(1)	2003	2004	2004	2005

				(Unaudited)
	(Dollars in thousands)
Statement of Operations Data:
Revenues	$50,803	$51,302	$52,883	$25,641	$26,933
Operating income	10,565	11,114	11,532	5,688	5,713
Cumulative effect of accounting change, net of income tax benefit of $4,541(1)	(7,423)	-0-	-0-	-0-	-0-
Net income (loss)	(824)	6,929	7,255	3,528	3,537
Pro forma basic and diluted income (loss) from continuing operations per share(2) (unaudited)	(0.17)	1.42	1.49	0.72	0.72
Cash dividends declared per common share	-0-	-0-	-0-	-0-	-0-

	As of December 31,			As of June 30,

	2002	2003	2004	2004	2005

	(Unaudited)
				(Unaudited)
	(Dollars in thousands)
Balance Sheet Data:
Total assets	$37,696	$37,818	$39,240	$37,840	$39,210
Long-term debt (including current portion)	124	56	-0-	21	-0-
Owner’s net investment	30,375	29,254	29,800	30,243	30,515

(1)	Upon adoption of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets,” TCM recorded a non-cash charge of approximately $11.9 million ($7.4 million after income taxes) as a cumulative effect of accounting change.

(2)	The pro forma (basic and diluted) income (loss) from continuing operations per share gives effect to the issuance of 4,879,949 shares of TCM common stock in the spin-off as if it had occurred at the beginning of the periods presented.

Summary Financial Information of Bull Run
      The following table sets forth certain summary historical consolidated financial information of Bull Run. The summary statement of operations data for the twelve months ended December 31, 2004 and 2003, the two months ended August 31, 2002 and the twelve months ended June 30, 2002 and the summary balance sheet data as of August 31, 2004 and August 31, 2003 are derived from the audited consolidated financial statements of Bull Run, as set forth in Bull Run’s annual report on Form 10-K for the year ended August 31, 2004, which is incorporated by reference into this proxy statement/ prospectus/ information statement. The summary consolidated financial data for the two months ended August 31, 2001 are derived from unaudited condensed consolidated financial statements of Bull Run. The summary of condensed consolidated financial information as of and for the nine months ended May 31, 2004 and 2005 are derived from Bull Run’s unaudited condensed consolidated financial statements, as set forth in Bull Run’s quarterly report on Form 10-Q for the quarter ended May 31, 2005, which is incorporated by reference in this proxy statement/ prospectus/ information statement. The summary statement of operations data for the twelve months ended June 30, 2001 and 2000 and the summary balance sheet data as of August 31, 2002, June 30, 2002, June 30, 2001, and June 30, 2000 are derived from the audited consolidated financial statements of Bull Run, not included or incorporated by reference in this proxy statement/prospectus/information statement. The unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring items, which Bull Run considers necessary for a fair presentation of its financial position and results of operations for those periods. Operating results for the nine-month period ended May 31, 2005 are not necessarily indicative of the results that may be expected for the entire year ending August 31, 2005. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements of Bull Run and related notes thereto appearing in Bull Run’s annual report on Form 10-K for the year ended August 31, 2004, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited condensed consolidated financial statements of Bull Run appearing in Bull Run’s quarterly report on Form 10-Q for the quarter ended May 31, 2005.

	Two Months Ended		Year Ended		Nine Months Ended
	August 31,		August 31,		May 31,

	2001	2002	2003	2004	2004	2005

	(Unaudited)
					(Unaudited)
	(Dollars in thousands)
Statement of Operations Data:
Total revenue	$7,853	$4,591	$64,129	$55,779	$48,611	$54,058
Loss from continuing operations	(3,490)	(3,946)	(28,444)	(7,137)	(4,429)	(1,623)
Net loss	(3,428)	(5,355)	(37,986)	(14,611)	(9,148)	(1,615)
Net loss available to common stockholders	(3,473)	(5,448)	(39,135)	(16,848)	(10,806)	(1,615)
Net loss from continuing operations available to common stockholders per basic and diluted common share	(0.98)	(1.07)	(7.42)	(2.01)	(1.34)	(0.25)
Cash dividends declared per common share	-0-	-0-	-0-	-0-	-0-	-0-

	Year Ended June 30,

	2000	2001	2002

	(Dollars in thousands)
Statement of Operations Data:
Total revenue	$59,377	$96,136	$93,813
Loss from continuing operations	(20,130)	(16,143)	(32,278)
Net loss	(27,824)	(18,704)	(34,558)
Net loss available to common stockholders	(27,824)	(18,704)	(34,954)
Net loss from continuing operations available to common stockholders per basic and diluted common share	(6.93)	(4.57)	(8.96)
Cash dividends declared per common share	-0-	-0-	-0-

	As of June 30,			As of August 31,			As of May 31,

	2000	2001	2002	2002	2003	2004	2004	2005

							(Unaudited)
	(Dollars in thousands)
Balance Sheet Data:
Working capital (deficit)	$5,449	$(16,951)	$(26,827)	$(32,252)	$(12,034)	$(19,146)	$(71,616)	$(106,607)
Investment in affiliated companies	64,782	50,399	25,115	25,013	-0-	-0-	-0-	-0-
Total assets	227,787	201,061	151,007	143,780	73,812	60,942	65,030	62,175
Amounts due to (due from) related parties	1,041	68	(100)	(127)	96	9,290	8,093	11,887
Long-term obligations(1)	122,794	107,693	98,091	93,091	72,641	64,625	8,693	-0-
Redeemable preferred stock, noncurrent liability	-0-	-0-	-0-	-0-	-0-	24,296	-0-	-0-
Stockholders’ equity (deficit)	51,864	37,604	(1,274)	(2,188)	(27,002)	(56,551)	(26,445)	(55,386)

(1)	Includes debt and capital leases.

Summary Selected Combined Company Unaudited Pro Forma Condensed Financial Information
      The following summary selected combined company unaudited pro forma condensed financial information was prepared using the purchase method of accounting.
      The summary selected combined company unaudited pro forma condensed financial information is based on estimates and assumptions which are preliminary. These data are presented for informational purposes only and are not intended to represent or be indicative of the combined results of operations or financial condition of TCM that would have been reported had the spin-off, the merger and the Refinancing been completed as of the dates presented, and should not be taken as representative of the future combined results of operations or financial condition of TCM.
      This summary selected combined company unaudited pro forma condensed financial information should be read in conjunction with the historical financial statements of TCM and the combined company unaudited pro forma condensed financial information and accompanying notes contained elsewhere in this proxy statement/ prospectus/ information statement and the audited consolidated financial statements of Bull Run, as set forth in Bull Run’s annual report on Form 10-K for the year ended August 31, 2004, which is incorporated by reference into this proxy statement/ prospectus/ information statement. See “Where You Can Find Additional Information” beginning on page 187 of this proxy statement/ prospectus/ information statement.

	Year Ended	Six Months Ended
	December 31,	June 30,
	2004	2005

	(Dollars in thousands,
	except per share amounts)
Pro Forma Combined Statement of Operations Data:
Net revenues	$112,668	$53,562
Net income (loss) from continuing operations	(332)	657
Net income (loss) available to common stockholders per share, basic and diluted	(0.27)	0.02
Shares used in per share calculation, basic and diluted	5,137	5,137
Pro Forma Combined Balance Sheet Data:
Cash and cash equivalents		$1,986
Total assets		151,242
Stockholder’s deficit		(9,970)

(1)	See “Combined Company Unaudited Pro Forma Condensed Financial Information” beginning on page 135 of this proxy statement/ prospectus/ information statement.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA
      On the separation date, Gray will transfer all of the membership interests of Gray Publishing and certain other assets to TCM. Gray Publishing and its subsidiaries own and operate the Newspaper Publishing Business and the GrayLink Wireless Business. The combined financial statements of TCM give effect to this transfer and have been derived from the financial statements and accounting records of Gray using the historical results of operations and historical basis of the assets and liabilities of the Newspaper Publishing Business and the GrayLink Wireless Business and include those assets, liabilities, revenues, and expenses directly attributable to the operations of the Newspaper Publishing Business and the GrayLink Wireless Business and allocations of certain Gray corporate expenses to the Newspaper Publishing Business and the GrayLink Wireless Business. These amounts have been allocated to TCM on the basis that is considered by TCM and Gray to reflect most fairly or reasonably the utilization of the services provided to, or the benefit received by, TCM. All significant intercompany accounts and transactions have been eliminated.
      The following tables present unaudited historical per share and combined pro forma per share data of Bull Run and TCM after giving effect to the spin-off and the merger using the purchase method of accounting as if the spin-off and the merger had been consummated at the beginning of the periods presented. The pro forma data does not purport to be indicative of the results of future operations or the results that would have occurred had the spin-off and the merger been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the historical combined financial statements and notes thereto of TCM included elsewhere in this proxy statement/ prospectus/ information statement, the historical consolidated financial statements and notes thereto of Bull Run incorporated by reference in this proxy statement/ prospectus/ information statement, and the unaudited pro forma combined condensed financial data included elsewhere in this proxy statement/ prospectus/ information statement.
      The unaudited pro forma combined and unaudited pro forma equivalent per share data combine the results of operations of TCM and Bull Run for the year ended December 31, 2004, the results of operations of TCM and Bull Run for the six months ended June 30, 2005, and TCM’s financial position at June 30, 2005 with Bull Run’s financial position at June 30, 2005. No cash dividends have ever been declared or paid on TCM common stock or Bull Run common stock.
TCM

	Year Ended	Six Months Ended
	December 31,	June 30,
	2004	2005

	(Dollars in thousands,
	except per share data)
Pro forma per common share data (unaudited):
Net income per basic and diluted share(1)	$1.49	$0.72
Basic net book value per share	$6.11	$6.25
Weighted average common basic and diluted shares outstanding	4,880	4,880

Bull Run

	Year Ended	Six Months Ended
	December 31,	June 30,
	2004	2005

	(Dollars in thousands,
	except per share data)
Historical per common share data (unaudited):
Net (loss) available to common shareholders per basic and diluted share	$(1.69)	$(0.53)
Basic book value per share	$(8.37)	$(8.24)
Weighted average common basic and diluted shares outstanding	5,095	6,791
TCM and Bull Run

	Year Ended	Six Months Ended
	December 31,	June 30,
	2004	2005

	(Dollars in thousands,
	except per share data)
Pro forma combined per common share data (unaudited):
Net loss per combined company’s basic and diluted share	$(0.27)	$0.02
Net book value per combined company’s share as of June 30, 2005		$(1.94)
Weighted average common basic and diluted shares outstanding	5,137	5,137

(1)	The net income per basic and diluted share gives effect to the issuance of 4,879,949 shares of TCM common stock in the spin-off as if it had occurred at the beginning of the periods presented.

MARKET PRICE DATA
      TCM currently is a wholly-owned subsidiary of Gray, and TCM common stock is not traded on any stock exchange or the Nasdaq Stock Market. TCM intends to apply to have the TCM common stock listed on the Nasdaq National Market.
      Bull Run’s common stock, par value $.01 per share, is quoted on the Pink Sheets (www.pinksheets.com) centralized quotation service for OTC securities under the symbol “BULL.PK.” Until January 2004, it was traded on the Nasdaq SmallCap Market under the symbol “BULL.”
      On August 2, 2005, the last trading day before the announcement of the signing of the Merger Agreement, the closing sale price of Bull Run common stock on the Pink Sheets was $0.75 per share. On                     , 2005, the last full trading day prior to the date of this proxy statement/ prospectus/ information statement, the closing sale price of Bull Run common stock on the Pink Sheets was $           per share.

RISK FACTORS
      In addition to the other information included in this proxy statement/ prospectus/ information statement, including the information addressed in “Cautionary Statement Regarding Forward-Looking Information” on page 44, you should carefully consider and evaluate all of the information in this proxy statement/ prospectus/ information statement, including the matters discussed below, particularly, if you are a Bull Run shareholder, in determining whether to vote in favor of the Merger Agreement and the merger.
Risks Related to the Spin-Off and the Merger
TCM may be unable successfully to integrate Bull Run’s businesses and realize the full benefits it anticipates.
      The merger involves the integration of businesses that have previously operated separately. The difficulties of combining the operations of these businesses include:

•	the challenge of effecting integration while carrying on the ongoing businesses;

•	the necessity of coordinating geographically separate organizations; and

•	integrating personnel with diverse business backgrounds.
      The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of TCM’s or Bull Run’s businesses and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on TCM’s business, financial condition or results of operations.
TCM’s business, financial condition and results of operations may suffer if it cannot ultimately assume Bull Run’s material contracts following the merger without adverse changes to their existing terms.
      Several existing material contracts of Bull Run require the consent of a third party in connection with the merger. The parties to these contracts may not be willing to permit the transfer of the contracts to TCM at all or may be willing to permit the transfer only on terms less favorable than those currently in effect. If the parties to these contracts are unwilling to consent to the merger, or refuse to do business with TCM or demand revised business terms from TCM, TCM’s business, financial condition and results of operations could suffer.
Gray and Bull Run will incur substantial expenses whether or not the spin-off and the merger are completed.
      Gray and Bull Run will incur substantial expenses related to the spin-off and the merger whether or not the Transactions are completed. These costs include fees for financial advisors, attorneys and auditors, filing fees, financial printing costs and costs associated with the agreements related to the Transactions.
The voting power of the holders of Bull Run common stock will be significantly diluted as a result of the merger.
      Following the merger, the holders of Bull Run common stock will beneficially own approximately 5% of the issued and outstanding TCM common stock. This information is based upon the number of shares of Gray common stock, Gray Class A common stock, Bull Run common stock and Bull Run Series F preferred stock outstanding as of July 31, 2005. The actual percentage held after the merger may vary based upon changes in the number of outstanding shares of Gray common stock, Gray Class A common stock, Bull Run common stock and Bull Run Series F preferred stock after July 31, 2005 as a result of the exercise of options and warrants and the conversion of preferred stock into common stock, and the effect of fractional shares in the spin-off and the merger. Consequently, the voting power of the holders of Bull Run common stock and Bull Run preferred stock will be significantly diluted as a result of the merger.

The deal-protection provisions of the Merger Agreement may deter alternative business combinations for Bull Run.
      As a result of the provisions of the Merger Agreement, it is possible that a third party who might be interested in submitting a business combination proposal to Bull Run would be discouraged from doing so. Restrictions in the Merger Agreement on solicitation generally prohibit Bull Run from soliciting any acquisition proposal or offer for a merger or business combination with a party other than TCM. The concentration of stock ownership among several Bull Run shareholders also may discourage potential acquirers. Any such proposal might be advantageous to the shareholders of Bull Run when compared to the terms and conditions of the merger.
Failure to complete the merger could negatively affect Bull Run’s stock price.
      If the merger is not completed for any reason, the price of Bull Run’s common stock may decline.
At the time of the spin-off Gray creditors may attempt to challenge the spin-off as a fraudulent conveyance.
      If a court in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, of Gray were to find that, among other reasons, at the time of the spin-off, Gray

•	was insolvent,

•	was rendered insolvent by reason of the spin-off,

•	was engaged in a business or transaction for which Gray’s remaining assets constituted unreasonably small capital, or

•	intended to incur, or believed it would incur, debts beyond its ability to pay such debts as they matured, the court may be asked to void the spin-off, in whole or in part, as a fraudulent conveyance. The court could then require that TCM stockholders return some or all of the shares of TCM common stock or require TCM to fund liabilities of Gray for the benefit of creditors. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, each of Gray and TCM, as the case may be, would be considered insolvent if the fair value of its assets were less than the amount of its liabilities or if it incurred debt beyond its ability to repay such debt as it matures.
The merger consideration is fixed and will not be adjusted to reflect changes in the price of Bull Run’s common stock or the relative value of Bull Run and TCM after the date of the Merger Agreement.
      The consideration to be received by the Bull Run shareholders is fixed and there will be no adjustment in the number of shares of TCM common stock issued to the holders of Bull Run common stock or the holders of Bull Run Series F preferred stock or the consideration to be received by holders of Bull Run Series D preferred stock and Bull Run Series E preferred stock because of changes in the market price of Bull Run common stock, changes in the operations and prospects of TCM or Bull Run, changes in the relative of value of Bull Run and TCM, or general market and economic conditions.
Certain directors, officers and shareholders of Gray, TCM and Bull Run have interests in the Transactions described in this proxy statement/ prospectus/ information statement that are different from, or are in addition to, the interests of other Gray, TCM and Bull Run shareholders.
      Certain directors, officers and shareholders of TCM, Gray and Bull Run have interests in the Transactions described in this proxy statement/ prospectus/ information statement that are different from, or are in addition to, the interests of other Gray, TCM and Bull Run shareholders. See “Interests of Certain Persons in the Transactions” beginning on page 109 for more information.

A substantial corporate-level tax would be payable by Gray, and the spin-off would be taxable to Gray shareholders, if the spin-off were to fail to qualify for nonrecognition treatment under Section 355 of the Internal Revenue Code.
      In connection with the spin-off, King & Spalding LLP, special tax counsel to Gray, will render an opinion to the effect that, for U.S. federal income tax purposes, the spin-off will qualify as a divisive reorganization described in Sections 368(a)(1)(D) and 355 of the Code. This opinion will not be binding on the Internal Revenue Service or the courts, and no rulings will be sought from the Internal Revenue Service regarding the tax treatment of the spin-off.
      Accordingly, there can be no certainty that the Internal Revenue Service will not challenge the conclusions set forth in the opinion and no certainty that a court would not sustain such a challenge. In addition, the opinion of King & Spalding LLP will be rendered on the basis of assumptions and representations, including those contained in officers’ certificates of Gray and TCM, all of which must be true and accurate in all respects at the time of the spin-off. If any of those assumptions or representations is inaccurate, incomplete, or untrue, the conclusions contained in King & Spalding LLP’s opinion could be affected.
      If the spin-off does not qualify for nonrecognition treatment under Section 355 of the Code, then Gray would recognize taxable gain equal to the amount by which the fair market value of the TCM common stock distributed to the Gray shareholders exceeds Gray’s tax basis in such common stock. In addition, each Gray shareholder who receives TCM common stock in the spin-off generally would be treated as having received a taxable distribution in an amount equal to the fair market value of the TCM common stock received (including any fractional share sold on behalf of the shareholder), which would be taxable as a dividend to the extent of the shareholder’s ratable share of Gray’s current and accumulated earnings and profits (as increased to reflect any gain recognized by Gray on the taxable distribution). The balance of the distribution would be treated as a nontaxable return of capital to the extent of the Gray shareholder’s tax basis in its Gray stock, with any remaining amount generally being taxed as capital gain.
      Even if the spin-off otherwise qualifies for nonrecognition treatment under Section 355 of the Code, it may be taxable to Gray (but not to Gray’s shareholders) under Section 355(e) of the Code, if the spin-off is deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire directly or indirectly stock representing a 50% or greater interest in the stock of either Gray or TCM. For this purpose, any acquisitions of Gray stock or of TCM stock within the period beginning two years before the spin-off, and ending two years after the spin-off, are presumed to be part of a plan, although Gray may be able to rebut that presumption, particularly if there were no substantial negotiations prior to the spin-off regarding an acquisition of stock that occurs after the spin-off. Other than the proposed issuance of TCM common and preferred stock to the stockholders and a creditor of Bull Run in connection the merger, which will involve less than 50% of the stock of TCM and thus by itself will not result in the application of Section 355(e) of the Code, Gray and TCM are not aware of any acquisitions of Gray stock or TCM stock that must be taken into account for purposes of Section 355(e) of the Code. In addition, neither Gray nor TCM is a party to or aware of any plan pursuant to which one or more persons would acquire directly or indirectly stock representing a 50% or greater interest in Gray or TCM (either alone or if aggregated with the TCM stock issued in connection with the merger) following the spin-off. If acquisitions of Gray stock or TCM stock after the spin-off cause Section 355(e) of the Code to apply, Gray would recognize taxable gain as described above, but the spin-off would be tax-free to each Gray shareholder (except for cash received instead of a fractional share of TCM common stock). Under the tax sharing agreement between Gray and TCM, TCM is required to pay or reimburse Gray for any taxes arising from the failure of the spin-off to qualify under Section 355 of the Code (including by reason of the application of Section 355(e) of the Code), if the failure to so qualify is attributable to (1) TCM’s breach of a representation made to King & Spalding LLP in connection with its tax opinion concerning the spin-off, which breach contributes to a determination that the transaction did not qualify for nonrecognition of gain or loss for U.S. federal income tax purposes or (2) a post-spin-off action or omission by TCM or an affiliate of TCM, which action or omission contributes to a determination that the transaction did not so qualify. See “Relationship Between Gray and TCM after the Spin-off — Tax Sharing Agreement” beginning on page 116 for more information.
Risks Related to TCM’s Business
TCM depends on the economies and the demographics of the local communities that TCM’s publications serve and TCM is also susceptible to general economic downturns, which could adversely affect TCM’s advertising and circulation revenue and TCM’s profitability.
      TCM’s advertising revenue and, to a lesser extent, circulation revenue depend upon a variety of factors specific to the communities that TCM’s publications serve. These factors include, among others:

•	local economic conditions in general;

•	the economic condition of the retail segments of the communities that TCM’s publications serve;

•	the popularity of TCM’s publications;

•	the size and demographic characteristics of the local population;

•	pricing fluctuations in local and national advertising;

•	the activities of TCM’s competitors, including increased competition from other forms of advertising-based mediums; and

•	changing consumer lifestyles.
      If the local economy, population or prevailing retail environment of a community served by TCM experiences a downturn, TCM’s publications, revenue and profitability in that market would be adversely affected. TCM’s advertising and circulation revenue are also susceptible to negative trends in the general economy that affect consumer spending. The advertisers in TCM’s newspapers and related publications are primarily retail businesses, which can be significantly affected by regional or national economic downturns and other developments.
TCM’s advertising revenue is subject to seasonal fluctuations.
      TCM’s advertising revenue is subject to seasonal fluctuations, which typically result in fourth quarter advertising revenue being greater than first, second and third quarter advertising revenue. This seasonality is primarily attributable to increased expenditures by advertisers in anticipation of holiday season spending by consumers during this period.
TCM operates in highly competitive industries.
      Newspaper Industry. TCM’s newspapers and other publications are located primarily in small metropolitan and suburban areas in the United States. Revenue from the Newspaper Publishing Business primarily consists of advertising and paid circulation. Competition for advertising expenditures and paid circulation comes from local, regional and national newspapers, shoppers, television, radio, direct mail, Internet and other forms of communication and advertising media. Competition for newspaper advertising expenditures is based largely upon advertiser results, readership, advertising rates, demographics and circulation levels, while competition for circulation and readership is based largely upon the content of the newspaper, its price and the effectiveness of its distribution. In recent years, Web sites dedicated to recruitment, real estate and automotive sales have become significant competitors of TCM’s newspapers for classified advertising. One of TCM’s newspaper competitors is significantly larger than TCM and operates in three of TCM’s newspaper markets.
      Wireless Industry. The wireless industry is highly competitive. Companies in the industry compete on the basis of price, coverage area offered to subscribers, available services offered in addition to basic numeric or alphanumeric paging, transmission quality, system reliability and customer service. TCM faces intense competition for subscribers not only from the providers of traditional paging services such as USA Mobility, Inc., SkyTel, Corp. and Verizon Messaging Services, LLC, but also large mobile telephone carriers such as Cingular Wireless LLC, Nextel, Inc., Sprint Corporation, T-Mobile USA, Inc. and Verizon Wireless, Inc. TCM also faces competition from providers of e-mail and similar services available over personal data assistants and other hand-held devices.
TCM’s results of operations are dependent upon the price and availability of newsprint.
      The basic raw material for newspapers is newsprint. During the six months ended June 30, 2005, TCM consumed approximately 5,842 metric tons of newsprint, which was approximately 11% of the total revenue from TCM’s Newspaper Publishing Business during such period. TCM has a contract with Abitibi Consolidated to purchase newsprint at prices pegged to industry averages. TCM’s contract with Abitibi expires on December 31, 2006. In recent years, consolidation in the North American newsprint industry has reduced the number of newsprint suppliers, which has led to paper mill closures and decreased overall newsprint capacity. TCM’s inability to obtain an adequate supply of newsprint in the future could have a material adverse effect on TCM’s financial condition and results of operations.
      Historically, the price of newsprint has been cyclical and volatile, reaching approximately $502 per metric ton in 2002 and $593 per metric ton in June 2005. The average price of newsprint for June 2005 was approximately $593 per metric ton, compared to approximately $545 per metric ton in June 2004, and $495 per metric ton in June 2003. Significant increases in newsprint costs could have a material adverse effect on TCM’s financial condition and results of operations.
TCM may be unable to identify or integrate acquisitions of daily and non-daily newspapers and similar publications successfully or on commercially acceptable terms.
      TCM has made several acquisitions and in the future may make additional acquisitions of daily and non-daily newspapers and similar publications. TCM cannot assure you that it will be able to identify suitable acquisition candidates in the future. Even if TCM does identify suitable candidates, TCM cannot assure you that it will be able to make acquisitions on commercially acceptable terms. In making acquisitions, TCM competes for acquisition targets with other companies, many of which are larger and have greater financial resources than TCM. TCM’s failure to acquire suitable candidates, or the consummation of a future acquisition at a price or on other terms that prove to be unfavorable, could adversely affect TCM’s business, financial condition and results of operations. In addition, acquisitions may expose TCM to particular business and financial risks that include:

•	diverting management’s attention;

•	assuming liabilities;

•	incurring significant additional capital expenditures, transaction and operating expenses and non-recurring acquisition-related charges;

•	experiencing an adverse impact on TCM’s earnings from the amortization or impairment of acquired goodwill and other intangible assets;

•	failing to integrate the operations, facilities and personnel of the acquired newspapers and publications;

•	entering new markets with which TCM is not familiar; and

•	failing to retain key personnel of the acquired newspapers and publications.
      TCM may not be able to manage acquired newspapers and publications successfully. If TCM is unable successfully to implement its acquisition strategy or address the risks associated with acquisitions, or if TCM encounters unforeseen expenses, difficulties, complications or delays frequently encountered in connection with the integration of acquired entities and the expansion of operations, TCM’s growth and ability to compete may be impaired, TCM may fail to achieve acquisition synergies and TCM may be required to focus resources on integration of operations rather than more profitable areas.
      TCM may need to incur debt or issue equity securities to pay for any future acquisitions and to pay for increased capital expenditures following any acquisitions. However, debt or equity financing may not be available in sufficient amounts or on terms acceptable to TCM, or at all, and equity financing could be dilutive to TCM’s stockholders.
TCM’s development of new publications for its markets is subject to risks and uncertainties.
      TCM may develop new publications for its existing markets. There are substantial uncertainties associated with the development of new publications. Initial timetables for the introduction and development of new publications may not be achieved and price and profitability targets may not prove feasible. External factors, such as the development of competitive alternatives and market response, may cause new publications to be unsuccessful.
The FTC’s “do not call” rule may adversely affect TCM’s ability to sell newspaper subscriptions by telephone marketing.
      TCM utilizes telephone direct marketing efforts to maintain and increase its newspaper circulation. Pursuant to the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Federal Trade Commission, or FTC, has issued the Telemarketing Sales Rule, or “Do Not Call” Rule, prohibiting a telemarketer from calling persons who have registered on the National Do Not Call Registry, subject to certain exceptions. Once consumers register online or by telephone with the registry, most telemarketers, generally other than those calling to solicit political or charitable contributions, will be required to remove telephone numbers on the registry from their call lists, subject to noted exceptions. Thus, the issuance of the “Do Not Call” Rule may limit TCM’s ability to engage in telephone marketing efforts.
The continued decline in the number of paging units in service will result in decreased revenue that may not be offset by corresponding reductions in operating expenses.
      In 2002, 2003 and 2004, TCM experienced declines in the number of paging units in service of approximately 9,000, 13,000 and 12,000, respectively. As a result of this decline, TCM experienced a reduction in revenue from its GrayLink Wireless Business from approximately $9.2 million in 2002 to approximately $8.1 million in 2004, a decline of approximately 12.0% over that period. TCM may experience similar or greater rates of decline in the number of paging units in service in future fiscal periods.
      In order to continue to generate net cash from operating activities from TCM’s GrayLink Wireless Business, given the anticipated decreases in revenue described above, reductions in operating expenses have been, and will continue to be, necessary. If the anticipated reductions in operating expenses are not realized, or if TCM’s revenue declines at a more rapid rate than TCM expected and that decline cannot be offset with additional expense reductions, cash flows provided by operating activities would be adversely affected. If TCM is unable to achieve anticipated levels of cash flows from operating activities, TCM may be required to reduce desired capital expenditures, which could lead to reductions in, or possible disruptions of, service and result in higher losses of paging units in service.
      The decreased demand for traditional paging services could result in adverse fluctuations in revenue and operating expenses. These fluctuations, if material, could have a significant impact on TCM’s cash flows and operating results, which could impair the value of TCM common stock.
      Finally, the downward trend in TCM’s paging operations may make it difficult for TCM to retain and attract qualified employees for TCM’s paging operations, which could have a material adverse effect on TCM’s future operating results, financial position and cash flows.

Advances in technology could enable TCM’s competitors in wireless messaging to lower the prices of their services and products to levels at which TCM’s pricing for its traditional paging services and paging units would cease to be attractive.
      Advances in technology financed in part by TCM’s competitors could lower the prices of such competitor’s wireless messaging services or products to levels at which TCM’s pricing for its traditional paging services and products would cease to be attractive. These competitors may use their competitive advantages to target TCM’s subscribers, which could result in TCM’s loss of existing or future subscribers, loss of revenues and increased expenses to stay competitive.
Changes in the regulations that govern TCM’s business might increase competition or make it more difficult or costly to operate its business or comply with such changes.
      The Federal Communications Commission, or FCC, has broad authority to promulgate and enforce regulations that could adversely affect TCM’s businesses. The FCC’s rules prohibit or place limitations on common ownership, including common officers or directors, of companies publishing newspapers or operating television stations in the same market. Because of ongoing administrative and judicial proceedings, these rules will remain in effect for the foreseeable future. As a result, TCM’s ability to acquire newspapers in areas served by Gray’s television stations could be foreclosed or limited to the term remaining on the television station’s license, a period not to exceed eight years. In addition, periodic FCC auctions of new wireless licenses, or future FCC regulations, which may make a new spectrum available for wireless services, may increase competition by allowing more providers to enter the wireless market at relatively modest costs. In January 2004, the FCC also established new spectrum lease rules, which provide companies greater flexibility to lease airtime from FCC licensee holders and increase the level of competition to which TCM is subject. Other initiatives currently being considered, such as rules for “smart” radio receivers or new means of calculating acceptable levels of interference, if adopted, could increase unlicensed wireless operations and competition in the market.
      Although Congress generally has pre-empted the rights of states to regulate market entry and the rates charged by commercial mobile radio service, or CMRS, which are providers like us, states retain the ability to regulate “other terms and conditions” of CMRS services. Therefore, TCM remains subject to state consumer protection, health and safety and similar laws.
      These changes and any other changes to the laws, rules and regulations to which TCM is subject may result in further competition in the already highly competitive wireless telecommunications industry and make it more difficult or costly to operate TCM’s GrayLink Wireless Business.
TCM will be required to evaluate its goodwill and FCC licenses for potential impairment on not less than an annual basis.
      Based on the results of any such future impairment evaluations, TCM may be required to take an impairment charge on its goodwill and FCC licenses. TCM cannot make any assurances that any required impairment charges will not be material.
TCM is subject to environmental laws and regulations.
      TCM’s businesses are subject to a wide range of federal, state and local environmental laws and regulations. TCM may incur significant capital and operating expenditures to achieve and maintain compliance with applicable environmental laws and regulations. TCM’s failure to comply with applicable environmental laws and regulations or permit requirements could result in substantial civil or criminal fines or penalties or enforcement actions. As an owner and operator of real estate, TCM may be responsible under environmental laws and regulations for the investigation, remediation and monitoring, as well as associated costs, expenses and third-party damages, including tort liability relating to past or present releases of hazardous substances on or from its properties. Liability under these laws may be imposed without regard to whether TCM knew of, or was responsible for, the presence of those substances on its property and may not be limited to the value of the property. TCM also may be responsible under environmental laws and regulations for the investigation, remediation and monitoring, as well as associated costs, expenses and third-party damages, including tort liability, related to facilities or sites to which TCM has sent hazardous waste materials. In addition, situations may give rise to material environmental liabilities that have not yet been discovered. New environmental laws (or regulations or changes in existing laws) may be enacted that require significant expenditures by TCM. If the resulting expenses significantly exceed TCM’s expectations, its business, financial condition and operating results may be adversely affected.
War, terrorism or general economic downturn could affect TCM’s business.
      During times of war, as a result of acts of terrorism or a general domestic economic downturn or recession, corporate discretionary spending may decrease, including corporate expenditures for marketing and advertising. This decline in discretionary spending could adversely affect TCM’s business, financial condition and operating results.
Risks Related to Bull Run’s Business
Bull Run’s business derives a significant portion of its revenue from short-term agreements for the provision of sports and marketing services and the inability to renew or extend these agreements may adversely affect its revenues.
      Bull Run derives a significant portion of its revenues from agreements with advertisers and sponsors that have up to a three-year term. These agreements require Bull Run to provide a range of services, including marketing, broadcasting, publishing, advertising and sponsorship. Bull Run may not be successful in attracting new sponsors or obtaining contract renewals, which often is affected by national and local economic conditions, the relative popularity of collegiate sports, collegiate team performance records, demographic characteristics of Bull Run’s markets and other factors, which are outside of Bull Run’s control. Bull Run’s revenues would be adversely affected by the nonrenewal of a significant number of these agreements, the inability of Bull Run to attract additional sponsors or the loss or reduction of revenues from several of Bull Run’s major clients.
Bull Run’s business relies on contracts with NCAA Division I universities and athletic conferences and the inability of Bull Run to renew or extend these contracts would adversely affect its revenues.
      Bull Run derives a significant portion of its revenues from marketing services agreements with NCAA Division I universities and athletic conferences. A number of these agreements are with public universities, which are required by law to solicit public bids for, and renewals of, these agreements. Bull Run may not be successful in obtaining contract renewals or securing additional agreements with the universities or athletic conferences and its revenues would be adversely affected by the nonrenewal of a significant number of university or athletic conference contracts.
Bull Run may lose money on some of its contracts because they provide for the payment of a guaranteed rights fee to other parties.
      A significant number of Bull Run’s agreements with universities and athletic conferences require Bull Run to pay the other party a guaranteed rights fee for Bull Run’s right to provide marketing and production services. Bull Run’s ability to generate revenues depends, in part, on the performance of the collegiate teams that participate in the events for which they provide sponsorship opportunities. Significant shortfalls in revenues under these agreements without a corresponding reduction in expenses could affect Bull Run’s profitability and therefore adversely affect Bull Run’s results of operations.

Bull Run’s Association Management business is not an accredited association management company by, for example, the American Society of Association Executives Accreditation Program, and Bull Run’s inability to become accredited could have an adverse impact on its ability to maintain its current contracts or secure future association management business.
      Bull Run’s Association Management business relies on four major contracts with associations that do not currently require that Bull Run be an accredited association management company. If any of Bull Run’s existing association clients require accreditation in the future, the contracts with such associations could be adversely affected. In addition, Bull Run’s ability to secure new association business in the future may depend on its ability to become an accredited association management company. Bull Run cannot make any assurances that it will be successful in obtaining such accreditation.
Bull Run’s failure to maintain continuing relationships with the NCAA, university athletic directors and coaches, and the associations with which it does business may diminish its revenues.
      Bull Run’s business is dependent in part on its relationships with the NCAA, the athletic directors and coaches of the various sports teams at the universities with which it does business, and the boards of directors of the associations that it manages, in securing agreements, extensions and renewals of existing agreements, and networking to attract opportunities for new relationships. The termination of certain of these relationships could diminish Bull Run’s business and prospects.
Bull Run’s failure to perform its obligations under the management agreement with the National Tour Association could result in significant losses.
      Under the management agreement with the National Tour Association, Bull Run was required to furnish a performance bond in the amount of $2.9 million. If Bull Run fails to perform its obligations under the agreement, the National Tour Association would be entitled to make claims under the performance bond which would adversely affect Bull Run’s results of operations.
The seasonal nature of Bull Run’s Collegiate Marketing and Production Services business could adversely affect its quarterly results.
      Bull Run experiences quarterly variations in revenues and operating income as a result of many factors, including the seasonal nature of sporting events, the timing of clients’ marketing campaigns and the implementation of new products or services. Bull Run typically generates the majority of its revenue and operating profits during the college basketball and football seasons, i.e., the period beginning in September and concluding in March. Bull Run’s revenues typically decline during the college basketball and football off-seasons. Bull Run’s quarterly results of operations also may fluctuate based upon competitive factors and general economic conditions. In connection with certain contracts, Bull Run could incur costs in periods prior to recognizing revenues under those contracts. In addition, Bull Run must plan its operating expenditures based on forecasts of revenues, and a shortfall in revenues below such forecast in any quarter would be likely to adversely affect Bull Run for that quarter.
Bull Run’s business is very competitive and some of its competitors have greater financial and other resources.
      As a provider of marketing services, Bull Run competes with suppliers of traditional advertising in broadcast and print media as well as with other marketing service providers and internal marketing department programs. This competition is very intense and highly fragmented, and some competitors of Bull Run have capabilities and resources comparable to, and greater than, those of Bull Run. As a result, the financial strength of these competitors may prevent Bull Run from capturing these markets and expanding its presence in its current markets.

Bull Run’s success depends on its senior management.
      Bull Run’s success depends to a significant extent on the efforts of its senior management. As a result, if any of these individuals were to leave, Bull Run could face substantial difficulty in hiring and retaining qualified successors and could experience a loss in productivity while any successors gain the necessary experience.
Bull Run’s printing and publishing operations are dependent on its ability to utilize its printing and publication equipment and facilities in a cost effective manner.
      Bull Run’s printing and publishing capabilities are currently utilized mainly in conjunction with its collegiate marketing and production services agreements and Bull Run has only a limited number of contracts for custom publications. Leasing and/or purchasing, and training and paying employees to operate and maintain the printing and publication equipment, is costly. Bull Run’s ability to use its printing and publication equipment and facilities for such a limited number of projects may not continue to be profitable and unless Bull Run is able to expand its customer base, the printing and publication operations may become cost prohibitive in the future.
Bull Run is subject to environmental laws and regulations.
      Bull Run’s business is subject to a wide range of federal, state and local environmental laws and regulations. Bull Run may incur significant capital and operating expenditures to achieve and maintain compliance with applicable environmental laws and regulations. Bull Run’s failure to comply with applicable environmental laws and regulations or permit requirements could result in substantial civil or criminal fines or penalties or enforcement actions. As an owner and operator of real estate, Bull Run may be responsible under environmental laws and regulations for the investigation, remediation and monitoring, as well as associated costs, expenses and third-party damages, including tort liability relating to past or present releases of hazardous substances on or from Bull Run’s properties. Liability under these laws may be imposed without regard to whether Bull Run knew of, or was responsible for, the presence of those substances on its property and may not be limited to the value of the property. Bull Run may also be responsible under environmental laws and regulations for the investigation, remediation and monitoring, as well as associated costs, expenses and third-party damages, including tort liability, related to facilities or sites to which Bull Run has sent hazardous waste materials. In addition, situations may give rise to material environmental liabilities that have not yet been discovered. New environmental laws (or regulations or changes in existing laws) may be enacted that require significant expenditures by Bull Run. If the resulting expenses significantly exceed Bull Run’s expectations, its business, financial condition and operating results may be adversely affected.
War, terrorism or a general economic downturn could affect Bull Run’s business.
      During times of war, as a result of acts of terrorism or a general domestic economic downturn or recession, corporate discretionary spending may decrease, including corporate expenditures for marketing, advertising and corporate sponsorships. This decline in discretionary spending could adversely affect Bull Run’s business, financial condition and operating results.
Risks Relating to TCM’s Relationship with Gray
The Newspaper Publishing Business and the GrayLink Wireless Business have relied on Gray for various financial, managerial and administrative services.
      The Newspaper Publishing Business and the GrayLink Wireless Business historically have relied on Gray for various financial, managerial, and administrative services and have been able to benefit from the earnings, assets and cash flows of Gray’s television broadcasting business. Gray will not be obligated to provide assistance or services to TCM after the spin-off and the merger, except as described in the separation and distribution agreement and the other agreements entered into between Gray and TCM in connection with the spin-off. See “Relationship Between Gray and TCM after the Spin-Off” beginning on page 113 for more information.
TCM’s historical financial information may not be representative of its results, as Gray Publishing and its subsidiaries previously operated as subsidiaries or divisions of Gray.
      TCM’s historical financial information included in this proxy statement/ prospectus/ information statement may not be representative of its results of operations, financial position and cash flows had Gray Publishing and its subsidiaries operated as an independent company rather than as subsidiaries or divisions of Gray during the periods presented or of its results of operations, financial position and cash flows in the future. This results from the following:

•	in preparing this information, adjustments and allocations were made because Gray did not account for Gray Publishing as, and Gray Publishing never operated as, a stand-alone business for any periods presented; and

•	the information does not reflect many changes that will occur in TCM’s funding and operations as a result of the spin-off and the merger.
The agreements governing TCM’s relationship with Gray following the spin-off were negotiated while TCM was a subsidiary of Gray and, as a result, TCM cannot assure you that the agreements are on terms favorable to TCM.
      The agreements governing TCM’s relationship with Gray following the spin-off were negotiated in a parent-subsidiary context and were negotiated in the overall context of TCM’s separation from Gray. At the time of these negotiations, the TCM officers were employees of Gray, the members of the TCM Special Committee were the same as the members of the Gray Special Committee and each of the members of TCM’s board of directors were also members of Gray’s board of directors. Accordingly, TCM cannot assure you that the terms of these agreements were the same as the terms that would have resulted from arm’s-length negotiations between third parties.
TCM may have potential conflicts of interest with Gray with respect to its past and ongoing relationships that could harm its operations.
      Conflicts of interest may arise between TCM and Gray in several areas relating to its past relationships and its ongoing relationships, including: labor, tax, employee benefit, indemnification and other matters arising from TCM’s separation from Gray. TCM may not be able to resolve any potential conflicts of interest.
Risks Related to TCM’s Securities
The market price for TCM common stock may be volatile and stockholders may not be able to sell TCM common stock at a favorable price or at all.
      Many factors could cause the market price of TCM common stock to rise and fall, including the following:

•	variations in TCM’s quarterly results;

•	announcements of technological innovations by TCM or by its competitors;

•	introductions of new products or new pricing policies by TCM or by its competitors;

•	acquisitions or strategic alliances by TCM or by its competitors;

•	recruitment or departure of key personnel;

•	the gain or loss of significant customers;

•	changes in the estimates of TCM’s operating performance or changes in recommendations by any securities analysts that elect to follow its common stock; and

•	market conditions in TCM’s industry, the industries of TCM’s customers, and the economy as a whole.
      In addition, until the market has fully evaluated TCM’s business and the merger, the price at which TCM common stock trades may fluctuate significantly.
      The combined post-spin-off value of one share of Gray common stock or Gray Class A common stock plus 0.10 shares of TCM common stock also may be less than, equal or exceed the pre-spin-off value of one share of Gray common stock or Gray Class A common stock.
Substantial sales of TCM common stock following the spin-off and the merger, or the perception that such sales might occur, could depress the market price of TCM common stock.
      Approximately 90% of TCM common stock distributed in the spin-off and exchanged in the merger will be eligible for immediate resale in the public market. Any sales of substantial amounts of TCM common stock in the public market, or the perception that such sales might occur, could depress the market price of TCM common stock. TCM is unable to predict whether substantial amounts of TCM common stock will be sold in the open market following the spin-off and the merger.
Change in control provisions could make it more difficult for a third party to acquire TCM and discourage a takeover, which may adversely affect existing TCM stockholders.
      TCM’s amended and restated certificate of incorporation and the DGCL contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of TCM, even when these attempts may be in the best interests of stockholders. These include provisions authorizing TCM’s board of directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of TCM common stock. The DGCL also imposes conditions on certain business combination transactions with “interested stockholders.” These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in TCM’s control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. These provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. See “Description of TCM Capital Stock — Anti-Takeover Effects” beginning on page 174 for more information.
TCM will increase its leverage as a result of the Refinancing.
      Immediately following the consummation of the merger, TCM intends to consummate the Refinancing. The degree to which TCM will be leveraged could adversely affect its ability to obtain further financing or working capital, consummate acquisitions or otherwise pursue its strategies, and could make TCM more vulnerable to industry downturns and competitive pressures. TCM’s ability to meet its debt service obligations will be dependent upon its future performance, which will be subject to the financial, business and other factors affecting its operations, many of which are beyond TCM’s control. For more information regarding the Refinancing, see “Refinancing” beginning on page 117.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
      The statements contained in this proxy statement/ prospectus/ information statement that are not purely historical are forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements regarding Gray’s, TCM’s and Bull Run’s “expectations,” “anticipation,” “intentions,” “beliefs,” “plans,” or “strategies” regarding the future. Forward-looking statements also include statements regarding revenue, expenses and earnings analysis for fiscal 2005 and thereafter; potential acquisitions or strategic alliances; the success of particular products or marketing programs; and liquidity and anticipated cash needs and availability. All forward-looking statements included in this proxy statement/ prospectus/ information statement are based on information available to Gray, TCM and Bull Run as of the date of this proxy statement/ prospectus/ information statement, and neither Gray, TCM nor Bull Run assumes any obligation to update any such forward-looking statements. The actual results of Gray, TCM and Bull Run could differ materially from the forward-looking statements. Among the factors that could cause actual results to differ materially are the factors discussed under “Risk Factors” beginning on page 32.

THE SPIN-OFF
Background and Reasons for the Spin-Off; Approval
      From time to time over the course of 2003 and early 2004, Gray’s management has considered various alternatives to separate the Newspaper Publishing Business and the GrayLink Wireless Business from Gray’s television broadcasting business. For more information regarding the background for the spin-off, see “The Merger-Background of the Merger” beginning on page 53. On August 2, 2005, Gray’s board of directors approved the distribution, and on August 3, 2005, Gray announced its intention to effect a spin-off of its Newspaper Publishing Business and the GrayLink Wireless Business through the distribution of TCM common stock held by Gray to Gray shareholders. In reaching its decision to approve the spin-off, Gray’s board of directors consulted with management, as well as their financial and legal advisors, and considered a variety of factors, including the following:

•	as a result of the spin-off, both Gray and TCM should be better able to focus financial and operational resources on its own businesses and executing its own strategic plan;

•	as a result of the spin-off, both Gray and TCM are expected to have greater strategic and financial flexibility to support future growth opportunities;

•	each business is in a different stage of development and therefore attracts different types of investors;

•	financial markets should be able to evaluate Gray and TCM more effectively as two separate companies, which is expected to maximize shareholder value over the long term for both Gray and TCM;

•	the spin-off should allow Gray and TCM to develop incentive programs for management and other professionals that are tailored to its own businesses and are tied to the market performance of its respective common stock; and

•	after the spin-off, Gray and TCM should each have greater capital planning flexibility, and the Newspaper Publishing Business and the GrayLink Wireless Business will no longer have to compete with Gray’s television broadcasting business to secure funding for investments.
      In authorizing the spin-off, Gray’s board of directors also considered certain countervailing factors, including the elimination of TCM’s revenues from Gray’s consolidated financial statements. Gray’s board of directors ultimately concluded that the spin-off would maximize the combined value of Gray and TCM for Gray’s shareholders.
      In approving the terms of the spin-off, including the agreements between Gray and TCM that will govern the spin-off and TCM’s relationship with Gray following the spin-off, Gray’s board of directors, TCM’s board of directors and the TCM Special Committee were aware that certain directors, officers and shareholders of Gray, TCM and Bull Run have interests in the Transactions described in this proxy statement/ prospectus/ information statement that are different from, or are in addition to, the interests of other Gray, TCM and Bull Run shareholders. See “Interests of Certain Persons in the Transactions” beginning on page 109 for more information.
      The foregoing describes the material factors considered by Gray’s board of directors and is not exhaustive of all factors considered by Gray’s board of directors. Moreover, in view of the variety of factors considered in connection with its evaluation of the spin-off, Gray’s board of directors considered the factors as a whole and did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination to approve the spin-off. In addition, each member of Gray’s board of directors may have given differing weights to different factors.

Manner of Effecting the Spin-Off
      In connection with the spin-off, TCM has entered into a separation and distribution agreement with Gray that sets forth the general terms and conditions of the spin-off. See “Relationship between Gray and TCM after the Spin-Off” beginning on page 113 for more information. Pursuant to the separation and distribution agreement, Gray will contribute all of the membership interests of Gray Publishing, and certain other assets to TCM.
      Pursuant to the separation and distribution agreement, Gray will accomplish the spin-off by distributing all of the shares of TCM common stock to Gray shareholders as a dividend. In the distribution of TCM common stock pursuant to the spin-off, each Gray shareholder will each receive:

•	one share of TCM common stock for every 10 shares of Gray common stock that was owned as of the distribution date for the spin-off; and

•	one share of TCM common stock for every 10 shares of Gray Class A common stock that was owned as of the distribution date for the spin-off.
      As soon as possible on or after the distribution date, Gray will deliver TCM common stock to Mellon Investor Services, LLC, the distribution agent, for allocation to the holders of record of Gray common stock and Gray Class A common stock as of the close of business on the distribution date, which will be the date on which the merger becomes effective. The distribution agent will then mail, as soon as practicable following the distribution date, certificates representing shares of TCM common stock to the record owners of Gray. Following the spin-off, those stockholders may transfer the shares to a brokerage account or may retain, transfer or sell the shares.
      For shareholders of Gray that own shares of Gray common stock or Gray Class A common stock through a stockbroker, bank or other nominee, the receipt of TCM shares of common stock will depend on the shareholder’s arrangements with the nominee holding the shares of Gray common stock or Gray Class A common stock. Gray anticipates that stockbrokers and banks generally will credit their customers’ accounts with TCM common stock, but shareholders are urged to check with their stockbroker, bank or other nominee.
      All shares of TCM common stock distributed to Gray shareholders in the spin-off will be fully paid and non-assessable and the holders thereof will not be entitled to any preemptive rights.
      Fractional shares of TCM common stock will not be issued to Gray shareholders as part of the distribution. In lieu of the distribution a fractional share of TCM common stock to any Gray shareholder, the distribution agent will sell the aggregate number of fractional shares of TCM common stock after the distribution date at the then prevailing market price and will distribute the proceeds pro rata to each shareholder who would otherwise be entitled to receive a fractional share of TCM common stock. Gray shareholders will not be entitled to interest on any amount paid in lieu of a fractional share of TCM common stock.
      No Gray shareholder will be required to pay cash or other consideration for the shares of TCM common stock to be received in the spin-off or to surrender or exchange shares of Gray common stock or Gray Class A common stock in order to receive TCM common stock. Accordingly, neither Gray nor TCM will receive any proceeds from the distribution of shares of TCM common stock in the spin-off.
      The spin-off will not affect the rights of the holders of outstanding shares of Gray common stock or Gray Class A common stock.
Opinion of HL Financial
      In deciding to approve the spin-off, Gray’s board of directors, TCM’s board of directors and the TCM Special Committee each considered the opinion delivered to it by HL Financial, an affiliate of Houlihan Lokey, the financial advisor to the TCM Special Committee, a copy of which is attached as Annex E. You are encouraged to read the opinion in its entirety.

Solvency Opinion from a Nationally Recognized Independent Valuation Firm
      In deciding to approve the spin-off, Gray’s board of directors, TCM’s board of directors and the TCM Special Committee each considered that the spin-off is conditioned on, among other matters, the receipt by Gray’s board of directors, TCM’s board of directors and the TCM Special Committee of a favorable opinion from a nationally recognized independent valuation firm regarding the solvency of TCM after giving effect to the spin-off, the merger and the Refinancing. HL Financial has been engaged to provide at the closing of the merger an opinion as to whether, immediately after giving effect to the spin-off, the merger and the Refinancing, and on a pro forma basis:

•	the fair value and present saleable value of TCM’s assets would exceed TCM’s stated liabilities and identified contingent liabilities;

•	TCM should be able to pay its debts as they become absolute and mature; and

•	the capital remaining in TCM would not be unreasonably small for the business in which TCM is engaged, as management has indicated it is proposed to be conducted following the consummation of the spin-off, the merger and the Refinancing.
Results of the Spin-Off
      After the spin-off, TCM will be a public company separate from Gray. Based on the number of shares of Gray common stock and Gray Class A common stock outstanding as of July 31, 2005, approximately 4,879,949 shares of TCM common stock will be distributed in the distribution. The number of shares issued in the distribution may vary based upon changes in the number of outstanding shares of Gray common stock and Gray Class A common stock after July 31, 2005 as a result of the exercise of options and warrants, the conversion of preferred stock into common stock, and the effect of fractional shares in the spin-off.
Treatment of Gray Stock Options in the Spin-Off
      On August 2, 2005, the Gray 2002 Long Term Incentive Plan Committee approved an amendment to the terms of the outstanding nonqualified Gray stock options held by each employee of the Newspaper Publishing Business or the GrayLink Wireless Business who will be transferred to TCM, which provided that effective as of the separation date, all outstanding nonqualified stock options to purchase Gray common stock granted to such employees under the Gray Television, Inc. 2002 Long-Term Incentive Plan will become fully vested and shall remain exercisable until the original expiration date.
Conditions to the Spin-Off
      The distribution of TCM common stock is subject to the satisfaction or waiver of the conditions set forth in the separation and distribution agreement between Gray and TCM. Among the conditions, which have not yet been satisfied, are the following:

•	the registration of TCM common stock under the Exchange Act and the Securities Act;

•	the listing of TCM common stock on the Nasdaq National Market;

•	the receipt by Gray and Bull Run of an opinion of King & Spalding LLP, special tax counsel to Gray, to the effect that the spin-off will qualify as a divisive reorganization described in Sections 368(a)(1)(D) and 355 of the Code;

•	the approval by the Bull Run shareholders of the Merger Agreement and merger;

•	the receipt by Gray’s board of directors, TCM’s board of directors, the Gray Special Committee and the TCM Special Committee of a favorable opinion from a nationally recognized independent valuation firm regarding the solvency of TCM after giving effect to the spin-off, the merger and the Refinancing;

•	the receipt by TCM of an opinion of King & Spalding LLP, special tax counsel to TCM, to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code; and

•	the receipt by Bull Run of an opinion of Troutman Sanders LLP, counsel to Bull Run, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code.
Accounting Treatment of the Spin-Off
      Gray will treat the distribution, for accounting purposes, as a payment of a dividend of shares of TCM common stock to the shareholders of Gray in the period in which the distribution is consummated. Following the consummation of the spin-off, Gray will treat, for accounting purposes, the Newspaper Publishing Business and the GrayLink Wireless Business as discontinued operations. TCM will not write-up the book value of the assets of the Newspaper Publishing Business or the GrayLink Wireless Business upon consummation of the spin-off.
Material U.S. Federal Income Tax Consequences of the Spin-Off
      The following is a summary of the material U.S. federal income tax consequences of the spin-off to Gray and to Gray shareholders who receive shares of TCM common stock pursuant to the spin-off. This summary is based on provisions of the Code, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations of the Code, all as in effect as of this date of this proxy statement/ prospectus/ information statement, and all of which are subject to change, possibly with retroactive effect. This summary is limited to Gray shareholders who hold their shares of Gray stock as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to Gray shareholders in light of their particular circumstances or to Gray shareholders who are subject to special treatment under U.S. federal income tax law, such as:

•	entities treated as partnerships for U.S. federal income tax purposes or Gray shareholders who hold their shares through entities treated as partnerships for U.S. federal income tax purposes;

•	certain U.S. expatriates;

•	Gray shareholders who hold Gray stock as part of a straddle, appreciated financial position, hedge, synthetic security, conversion transaction or other integrated investment;

•	Gray shareholders whose functional currency is not the U.S. dollar;

•	Gray shareholders who acquired Gray stock through the exercise of employee stock options or otherwise as compensation;

•	Gray shareholders subject to the U.S. alternative minimum tax;

•	foreign persons and entities;

•	financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	dealers in securities or foreign currencies; and

•	traders in securities that mark-to-market.
      Furthermore, this summary does not address any aspect of state, local, or foreign laws, or any federal laws other than those pertaining to income taxation.
      Prior to completing the spin-off, Gray expects to receive an opinion of King & Spalding LLP, special tax counsel to Gray, to the effect that, for U.S. federal income tax purposes, the spin-off will qualify as a divisive reorganization described in Sections 368(a)(1)(D) and 355 of the Code. Gray will not complete the spin-off without receiving this opinion. Accordingly, the material U.S. federal income tax consequences of the spin-off to Gray shareholders are expected to be as follows:

•	Gray shareholders will not recognize any income, gain or loss as a result of the spin-off, except as discussed below with respect to any cash they may receive instead of a fractional share of TCM common stock.

•	The holding period for shares of TCM common stock received by Gray shareholders in the spin-off will include the period for which they held the underlying shares of Gray stock.

•	A Gray shareholder’s aggregate tax basis for shares of TCM common stock received in the spin-off will be determined by allocating to shares of TCM common stock, on the basis of the relative fair market values of Gray stock and TCM common stock at the time of the spin-off, a portion of the tax basis of such shareholder’s shares of Gray stock. The tax basis of the shares of Gray stock will be decreased by the amount allocated to the shares of TCM common stock.

•	The receipt of cash instead of a fractional share of TCM common stock generally will be treated as a sale of the fractional share, and a Gray shareholder generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis of the fractional share, as determined above. The gain or loss will be long-term capital gain or loss if the shareholder’s holding period for the fractional share, as determined above, is more than one year.
      Under Treasury Regulations, Gray shareholders receiving TCM common stock in the spin-off must file a statement with their U.S. federal income tax returns setting forth certain information concerning the spin-off and the applicability of Section 355 of the Code.
      In general, if the spin-off qualifies as a divisive reorganization in accordance with the opinion of King & Spalding LLP, Gray and TCM will not recognize any income, gain or loss, except in the following circumstances. First, Gray will recognize taxable gain upon the transfer of the assets and liabilities of the Newspaper Publishing and the GrayLink Wireless businesses to TCM to the extent that the liabilities treated as assumed by TCM exceed the aggregate tax basis of the assets treated as transferred to TCM. Second, Gray will recognize taxable gain to the extent that the $40 million distributed by TCM to Gray pursuant to the separation and distribution agreement and used by Gray to repay its creditors exceeds the aggregate tax basis of the assets treated as transferred to TCM. In applying this second rule, which was enacted in October of 2004, the tax basis of the transferred assets must be reduced by any assumed liabilities that are required to be taken into consideration under the first rule. Third, as a result of the spin-off, Gray will be required to include in its taxable income certain prepaid amounts previously received by Gray with respect to newspaper and wireless subscriptions. Finally, under the Treasury Regulations governing corporations that file a consolidated federal income tax return, any deferred items of taxable gain or loss arising from certain intercompany transactions between Gray and TCM will be taken into account immediately before the spin-off. Under all of these rules, Gray expects to recognize approximately $17 million of taxable gain in connection with the spin-off, which Gray expects to be able to offset with available net operating loss carryforwards.
      The opinion of King & Spalding LLP referred to above will not be binding on the Internal Revenue Service or the courts, and no rulings will be sought from the Internal Revenue Service regarding the tax treatment of the spin-off. Accordingly, there can be no certainty that the Internal Revenue Service will not challenge the conclusions set forth in the opinion or in the discussion set forth in this document and no certainty that a court would not sustain such a challenge. In addition, the opinion of King & Spalding LLP will be rendered on the basis of assumptions and representations, including those contained in officers’ certificates of Gray and TCM, all of which must be true and accurate in all respects at the time of the spin-off. If any of those assumptions or representations is inaccurate, incomplete, or untrue, the conclusions contained in King & Spalding LLP’s opinion or stated herein could be affected.
      If, contrary to the opinion of King & Spalding LLP, the spin-off does not qualify for nonrecognition treatment under Section 355 of the Code, then Gray would recognize taxable gain equal to the amount by which the fair market value of the TCM common stock distributed to the Gray shareholders exceeds

Gray’s tax basis in such TCM common stock. In addition, each Gray shareholder who receives TCM common stock in the spin-off generally would be treated as having received a taxable distribution in an amount equal to the fair market value of the TCM common stock received (including any fractional share sold on behalf of the shareholder), which would be taxable as a dividend to the extent of the shareholder’s ratable share of Gray’s current and accumulated earnings and profits (as increased to reflect any gain recognized by Gray on the taxable distribution). The balance of the distribution would be treated as a nontaxable return of capital to the extent of the Gray shareholder’s tax basis in its Gray stock, with any remaining amount generally being taxed as capital gain.
      Even if the spin-off otherwise qualifies for nonrecognition treatment under Section 355 of the Code, it may be taxable to Gray (but not to Gray’s shareholders) under Section 355(e) of the Code, if the spin-off is later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire directly or indirectly stock representing a 50 percent or greater interest in the stock of either Gray or TCM. For this purpose, any acquisitions of Gray stock or of TCM stock within the period beginning two years before the spin-off, and ending two years after the spin-off, are presumed to be part of a plan, although Gray may be able to rebut that presumption, particularly if there were no substantial negotiations prior to the spin-off regarding an acquisition of stock that occurs after the spin-off. Other than the proposed issuance of TCM common and preferred stock to the shareholders and a creditor of Bull Run in connection with the merger, which will involve less than 50% of the stock of TCM and thus by itself will not result in the application of Section 355(e) of the Code, Gray and TCM are not aware of any acquisitions of Gray stock or TCM stock that must be taken into account for purposes of Section 355(e) of the Code. In addition, neither Gray nor TCM are a party to or aware of any plan pursuant to which one or more persons would acquire directly or indirectly stock representing a 50 percent or greater interest in Gray or TCM (either alone or if aggregated with the TCM stock issued in connection with the merger) following the spin-off. If acquisitions of Gray stock or TCM stock after the spin-off cause Section 355(e) of the Code to apply, Gray would recognize taxable gain as described above, but the spin-off would be tax-free to each Gray shareholder (except for cash received instead of a fractional share of TCM common stock). Under the tax sharing agreement between Gray and TCM, TCM is required to pay or reimburse Gray for any taxes arising from the failure of the spin-off to qualify under Section 355 of the Code (including by reason of the application of Section 355(e) of the Code), if the failure to so qualify is attributable to (1) TCM’s breach of a representation made to King & Spalding LLP in connection with its tax opinion concerning the spin-off, which breach contributes to a determination that the transaction did not qualify for nonrecognition of gain or loss for U.S. federal income tax purposes or (2) a post-spin-off action or omission by TCM or an affiliate of TCM, which action or omission contributes to a determination that the transaction did not so qualify. See “Relationship Between Gray and TCM after the Spin-off — Tax Sharing Agreement” beginning on page 116 for more information.
      The summary set forth above of material U.S. federal income tax consequences of the spin-off is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the spin-off. In addition, the summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-income tax or any foreign, state, local or other tax consequences of the spin-off. Accordingly, each Gray shareholder is strongly urged to consult such shareholder’s own tax advisor to determine the particular federal, state, local or foreign income, reporting, or other tax consequences of the spin-off to that shareholder.
Treatment of Gray Series C Preferred Stock
      Pursuant to the terms of the Articles of Incorporation of Gray, the holder of any shares of Gray Series C convertible preferred stock has the right at such holder’s option, at any time or from time to time, to convert any shares of Gray Series C convertible preferred stock into fully paid and nonassessable shares of Gray common stock at the conversion price in effect at the time of conversion. Each share of Gray Series C convertible preferred stock will be converted into a number of shares of Gray common stock determined by dividing (1) the liquidation preference by (2) the conversion price then in effect. The initial conversion price for the Gray Series C convertible preferred stock was $14.39 per share and the initial liquidation preference was $10,000 per share. On August 2, 2005, the Gray Special Committee recommended to Gray’s board of directors that the conversion price for the Gray Series C convertible preferred stock should be adjusted. On August 2, 2005, Gray’s board of directors, consistent with such recommendation, and based upon the calculation recommended by BAS, agreed that the conversion price for the Gray Series C convertible preferred stock should be adjusted to $13.07 per share upon the consummation of the spin-off based upon an expected reduction in equity value of Gray following the spin-off.

THE MERGER
      The discussion in this proxy statement/ prospectus/ information statement of the merger and the principal terms of the Merger Agreement is subject to and qualified in its entirety by reference to the Merger Agreement. A copy of the Merger Agreement is attached as Annex D and is incorporated by reference into this section of the proxy statement/ prospectus/ information statement.
General
      TCM, BR Acquisition Corp. and Bull Run have entered into the Merger Agreement, pursuant to which Bull Run will be merged with and into BR Acquisition Corp. BR Acquisition Corp. will be the surviving corporation in the merger. Pursuant to the Merger Agreement, at the effective time of the merger:

•	each share of Bull Run common stock will be converted into 0.0289 shares of TCM common stock;

•	each share of Bull Run Series D preferred stock will be converted into one share of TCM Series A redeemable, convertible preferred stock;

•	each share of Bull Run Series E preferred stock held by J. Mack Robinson and any transferee of Mr. Robinson will be converted into one share of TCM Series A redeemable, convertible preferred stock;

•	each share of Bull Run Series E preferred stock held by a Series E preferred shareholder (other than Mr. Robinson and any transferee of Mr. Robinson) will be converted into $1,000 in cash;

•	each share of Bull Run Series F preferred stock will be converted into 22.56 shares of TCM common stock;

•	the surviving corporation will pay to each Bull Run Series E preferred shareholder (other than Mr. Robinson and any transferee or affiliate of Mr. Robinson) cash in an amount equal to the accrued and unpaid dividends due to such shareholder;

•	all accrued and unpaid dividends (through July 1, 2005) on each outstanding share of Bull Run Series D preferred stock and Bull Run Series E preferred stock held by Mr. Robinson and any transferee or affiliate of Mr. Robinson, will be converted into the number of shares of TCM Series A redeemable, convertible preferred stock determined by dividing the accrued and unpaid dividends due on such shares by $1,000;

•	all accrued and unpaid dividends (through July 1, 2005) on each outstanding share of Bull Run Series F preferred stock will be converted into an aggregate of 12,737 shares of TCM common stock; and

•	the cash advances in the aggregate amount of $6,050,000 made by Mr. Robinson to Bull Run million will be converted into 6,050 shares of TCM Series B redeemable, convertible preferred stock.
      In the merger, the shares of Bull Run common stock and preferred stock (other than those shares as to which dissenters’ rights have been validly exercised) will be canceled and will cease to exist. After the merger, Bull Run shareholders will not have any rights in the shares of Bull Run common stock or Bull Run preferred stock other than the right to receive the applicable merger consideration. The Gray shareholders who will become TCM stockholders immediately prior to the merger are not exchanging their shares of TCM common stock in the merger. All shares of TCM common stock issued and outstanding immediately prior to the merger will remain issued and outstanding after completion of the merger. Immediately following the merger, approximately 95% of issued and outstanding TCM common stock will be owned by the Gray shareholders that received TCM common stock in the spin-off and approximately 5% of the issued and outstanding TCM common stock will be owned by former holders of Bull Run common stock and Bull Run Series F preferred stock. This information is based upon the number of shares of Gray common stock, Gray Class A common stock, Bull Run common stock and Bull Run Series F preferred stock outstanding as of July 31, 2005. The actual percentage held after the merger may vary based upon changes in the number of outstanding shares of Gray common stock, Gray Class A common stock, Bull Run common stock and Bull Run Series F preferred stock after July 31, 2005 as a result of the exercise of options and warrants, the conversion of preferred stock into common stock, and the effect of fractional shares in the spin-off and the merger. 100% of the TCM Series A redeemable, convertible preferred stock and 100% of the TCM Series B redeemable, convertible preferred stock will be owned by former Bull Run shareholders.
Approval of the Merger Agreement and the Merger
      The merger cannot be completed unless:

•	the holders of a majority of the outstanding shares of Bull Run common stock entitled to vote on the merger vote in favor of approval and adoption of the Merger Agreement and the merger;

•	the holders of at least a majority of the outstanding shares of Bull Run Series D preferred stock, voting separately as a class, approve and adopt the Merger Agreement and the merger;

•	the holders of at least a majority of the outstanding shares of Bull Run Series E preferred stock, voting separately as a class, approve and adopt the Merger Agreement and the merger; and

•	the holders of at least a majority of the outstanding shares of Bull Run Series F preferred stock, voting separately as a class, approve and adopt the Merger Agreement and the merger.
      The officers and directors of Bull Run, who beneficially owned approximately      % of the outstanding Bull Run common stock,      % of the outstanding Bull Run Series D preferred stock, approximately      % of the outstanding Bull Run Series E preferred stock and      % of the outstanding Bull Run Series F preferred stock as of the record date have orally advised Bull Run’s management that they intend to vote their shares of Bull Run common stock and Bull Run preferred stock in favor of the approval of the Merger Agreement and the merger. Therefore, the officers and directors of Bull Run can approve the Merger Agreement and the merger without the affirmative vote of any other shareholder of Bull Run.
      No vote of the Gray shareholders is being sought or is required in connection with the merger. Neither Gray nor TCM are asking Gray shareholders for a proxy and Gray shareholders are requested not to send Gray or TCM a proxy.
Background of the Merger
      From time to time over the course of 2003 and early 2004, Gray’s management began to consider the possibility of spinning off the Newspaper Publishing Business and the GrayLink Wireless Business to Gray’s shareholders on a tax free basis. During the first and second quarters of 2004, Gray informally consulted with tax, legal and financial advisors on the feasibility of a spin-off transaction. As a result of these informal consultations, Gray identified the overhead costs of being a public company as a potential limiting factor to a spin-off given the financial size of the operating businesses.
      Similarly, since 2002 Bull Run had actively considered available strategies to improve its business and capital structure and had, from time to time, considered seeking a merger with or acquisition of an entity in the same business. However, management believed that Bull Run’s financial performance would prove to be an obstacle to the consummation of this type of transaction and did not present any proposals to the board of directors. Bull Run’s management continued to believe its operating company, Host Communications, Inc., had upside potential in its core businesses that had not been fully realized because of the distractions created by its unprofitable affinity events business segment. During this period Mr. Robinson made a series of cash advances to Bull Run for working capital purposes. In August 2004, Bull Run also sought to strengthen its management by hiring Thomas J. Stultz to serve as Host’s President and Chief Operating Officer. Mr. Stultz had been the President of Gray Publishing since 1996. In an effort to improve its profitability, in December 2004, Bull Run sold its affinity events business.
      In August of 2004, Robert S. Prather, Jr., the President and Chief Operating Officer of Gray and the President and Chief Executive Officer of Bull Run, informally suggested to management of both companies that, if Bull Run was able to continue to execute its plan to improve its financial performance, it might make a good merger candidate for Gray’s spin-off company. Mr. Prather further noted that because Bull Run was a public company it already incurred the public company overhead costs that could burden the operating results of a spun-off company. While the executive management of each company saw potential merit in Mr. Prather’s suggestion, each company independently recognized that before any substantive discussions could begin, Bull Run would need to demonstrate continuing improvement in its operating performance.
      By early 2005, Bull Run began to improve its financial performance through its focus on its core businesses and management was receptive to discussions about a potential merger. At the same time, Gray’s executive management gave further consideration to a spin-off transaction, noting that several other media companies had announced intentions of spinning-off “non-core” businesses.
      On April 12, 2005, Gray retained Banc of America Securities LLC to formally advise it on a potential spin-off transaction and the potential merger of Bull Run into the spun-off company. Gray agreed to pay BAS customary fees for its financial advisory services and to reimburse BAS for its reasonable out of pocket expenses.
      On May 4, 2005, Gray’s board of directors convened a meeting. Representatives of Proskauer Rose LLP and King & Spalding LLP, outside counsel to Gray, and BAS, financial advisor to Gray, also attended this meeting. Gray’s board of directors was briefed in detail by Gray’s management and financial and legal advisors about the proposed spin-off and the proposed merger. A representative of Proskauer Rose LLP discussed the fiduciary obligations of the board of directors in considering the proposed transactions and the benefits of forming a special committee of independent directors to consider the proposed transactions. After discussion, Gray’s board of directors designated a special committee of the board of directors consisting of the three independent directors, Ray M. Deaver, T. L. Elder and William E. Mayher, III, to exercise all of the power and authority of Gray’s board of directors to examine, evaluate the merits of and approve or disapprove the proposed merger of Bull Run, with and into TCM. The Gray Special Committee was empowered to hire separate legal and financial advisors as the special committee deemed necessary and appropriate to assist it in its review of the proposed merger. Gray’s board of directors also ratified the formation of TCM as a wholly-owned subsidiary of Gray and elected TCM’s board of directors.
      On May 4, 2005, TCM’s board of directors also convened a meeting. After discussion, the board of directors designated a special committee of the board of directors, consisting of the three independent directors, Ray M. Deaver, T. L. Elder and William E. Mayher, III, to exercise all of the power and authority of TCM’s board of directors to examine, evaluate the merits of and approve or disapprove the proposed merger of Bull Run, with and into TCM. The members of the TCM Special Committee were also the members of the Gray Special Committee. The TCM Special Committee was empowered to hire separate legal and financial advisors as the committee deemed necessary and appropriate to assist it in its review of the proposed merger. The TCM Special Committee was also empowered to negotiate with Bull Run the final terms of any proposed merger agreement.
      On May 4, 2005, the Gray Special Committee and the TCM Special Committee conducted interviews to select a legal advisor. After substantial deliberation concerning the qualifications and experience of the candidates, on May 5, 2005, the Gray Special Committee and the TCM Special Committee engaged Chorey, Taylor & Feil, a Professional Corporation, or Chorey Taylor, to act as their legal advisor. The Gray Special Committee and the TCM Special Committee recognized the potential if not likelihood that certain Gray shareholders might have interests in the proposed spin-off and merger that were different from, or in addition to, interests of other Gray shareholders (See “Interests of Certain Persons in the Transactions” beginning on page 109 for more information), particularly J. Mack Robinson as a major shareholder of both Gray and Bull Run and as a majority holder of both Bull Run common stock and Bull Run preferred stock. Beginning with their May 4 meeting, the Gray Special Committee and the TCM Special Committee met approximately 17 times, three times in person and at least 14 times via conference call. The subject matter of, and actions taken at, a number of those meetings are summarized in the chronology set forth below.
      On May 5, 2005, Bull Run’s board of directors held a meeting at which the directors were briefed in detail by Bull Run’s management on the possibility of a merger with TCM. The board indicated that it might have an interest in the proposed merger and formed a special committee of independent directors, Gerald N. Agranoff, James W. Busby and Monte C. Johnson, to examine and evaluate a merger with TCM. The special committee was empowered to hire separate legal and financial advisors as it deemed necessary and appropriate to assist it in its evaluation of the proposed merger. The Bull Run Special Committee was also empowered to negotiate the final terms of a merger agreement with TCM.
      The Bull Run Special Committee held 16 meetings between May 5, 2005 and August 2, 2005. The subject matter of, and actions taken at, a number of those meetings are summarized in the chronology set forth below. From the outset, the Bull Run Special Committee was cognizant that Bull Run’s directors, officers and certain Bull Run shareholders might have interests in the proposed merger that were different from, or in addition to, interests of other Bull Run shareholders (See “Interests of Certain Persons in the Transactions” beginning on page 109 for more information), particularly J. Mack Robinson as a major shareholder of both Bull Run and Gray and as a majority holder of both Bull Run common stock and Bull Run preferred stock.
      At meetings held between May 5, 2005 and July 11, 2005, the Bull Run Special Committee’s legal and financial advisors and Bull Run’s counsel gave reports on the progress of their due diligence investigations, which commenced on or about May 16, 2005 and in the negotiation of the non-financial terms of the documentation for the proposed transactions. It was brought to Bull Run’s attention that Gray was not a party to the Merger Agreement and, therefore, was not making any representations about TCM or the assets that would be transferred to TCM upon the effectiveness of the spin-off. Discussions were held with Gray and Gray agreed to address Bull Run’s concerns in this regard in a side letter agreement from Gray to Bull Run rather than in the Merger Agreement itself.
      The Bull Run Special Committee also considered the dilutive effect that the issuance of approximately 675,000 shares of Bull Run common stock due to Mr. Robinson in July 2005 in connection with his personal guaranty of Bull Run’s bank debt would have on the other holders of Bull Run common stock. In anticipation of a proposal from Gray and TCM regarding a Merger with TCM, the Bull Run Special Committee suggested that Mr. Robinson waive his right to receive those shares and Mr. Robinson agreed.
      On May 10, 2005, the Bull Run Special Committee formally engaged Tannenbaum Helpern Syracuse & Hirschtritt LLP to act as its legal advisor.
      From May 11, 2005 through August 1, 2005, counsel to Gray, TCM, Bull Run, the Gray Special Committee, the TCM Special Committee and Bull Run Special Committee held weekly telephonic discussions about the tentative timetable for the Transactions and the documents to be prepared to effectuate them.
      On May 11, 2005, counsel to the TCM Special Committee and Gray’s board of directors delivered an initial draft of the Merger Agreement (which did not address the economic terms of the merger) to Troutman Sanders LLP and to the counsel to the Bull Run Special Committee.
      On May 13, 2005, the Gray Special Committee and the TCM Special Committee held a meeting in Atlanta, Georgia, for the purpose of interviewing a number of financial advisory firms to serve as their financial adviser. Numerous candidates were considered and multiple follow up meetings were held. Four investment advisory firms met with the Gray Special Committee and the TCM Special Committee in Atlanta on June 1, 2005.
      From May 13, 2005 through June 1, 2005, the Gray Special Committee and the TCM Special Committee and their legal advisors conducted additional discussions with prospective financial advisors.

      On May 19, 2005, counsel to the Bull Run Special Committee delivered a revised draft of the Merger Agreement, reflecting the special committee’s comments to counsel to Gray, TCM, the Gray Special Committee and the TCM Special Committee.
      On May 24, 2005, the Bull Run Special Committee formally engaged SunTrust Robinson Humphrey to act as its financial advisor in connection with the proposed Merger. The Bull Run Special Committee selected Sun Trust Robinson Humphrey based on its reputation and experience in transactions of this nature and also due to its knowledge and familiarity with Bull Run.
      From May 26, 2005 through August 1, 2005, the financial and legal advisors for Bull Run, Bull Run’s board of directors and the Bull Run Special Committee conducted due diligence investigations of Gray, TCM and Bull Run.
      On June 1, 2005, Gray, Bull Run and TCM entered into a confidentiality agreement in connection with possible transactions involving the companies.
      On June 7, 2005, counsel to the TCM Special Committee and the Gray Special Committee delivered a revised draft of the Merger Agreement to counsel to Bull Run, counsel to the Bull Run Special Committee and counsel to Gray.
      On June 8, 2005, counsel to Gray and TCM delivered a draft of the separation and distribution agreement to counsel to Bull Run, counsel to the Bull Run Special Committee and counsel to the Gray Special Committee and the TCM Special Committee.
      After meeting with five financial advisory firms from May 13, 2005 through June 1, 2005, on June 9, 2005, the TCM Special Committee formally engaged Houlihan Lokey Howard & Zukin Capital, Inc. to serve as its financial advisor. Houlihan Lokey was chosen, among other reasons, because of its over 30 years of experience in middle-market mergers and acquisitions transactions (being named by Thomson Financial as the No. 1 advisor for mergers and acquisitions transactions under $500 million in 2004) and its significant experience, through its affiliate HL Financial, in providing fairness and solvency opinions, both of which the TCM Special Committee deemed important to obtain in connection with the Transactions.
      From June 9, 2005 through August 1, 2005, the financial and legal advisors of Gray, TCM, the Gray Special Committee and the TCM Special Committee conducted on site and other due diligence investigations of Gray, TCM and Bull Run.
      On June 13, 2005, representatives of Houlihan Lokey met with the management of Gray, TCM and Bull Run in Atlanta, Georgia, and toured some of Gray’s publishing facilities, and on June 14, 2005, representatives of Houlihan Lokey met with the management of Bull Run in Lexington, Kentucky, and toured some of Bull Run’s facilities in Lexington, Kentucky.
      On June 24, 2005, counsel to each of Gray, TCM, Bull Run, the Gray Special Committee, the TCM Special Committee and the Bull Run Special Committee negotiated the non-economic terms of the Merger Agreement and the separation and distribution agreement.
      On June 27, 2005, the Gray Special Committee, the TCM Special Committee and representatives of Houlihan Lokey met via teleconference to discuss the preparation of a term sheet outlining the material economic terms of the merger. On June 28, 2005, the TCM Special Committee sent this term sheet, or the June 28 Term Sheet, to the Bull Run Special Committee. The June 28 Term Sheet set forth included proposals related to the percentages of TCM stock to be owned by the Bull Run and TCM shareholders, as well as the exchange treatment of the outstanding Bull Run common stock, Bull Run preferred stock and cash advances made to Bull Run by Mr. Robinson.
      On July 1, 2005, the Bull Run Special Committee had a preliminary discussion about the June 28 Term Sheet at which SunTrust Robinson Humphrey made a presentation highlighting (1) the relative values the June 28 Term Sheet placed on Bull Run and TCM and (2) the distribution of the Bull Run value to its shareholders. This preliminary analysis also estimated the potential growth in value for Bull Run shareholders based on the June 28 Term Sheet and the projected growth of TCM after the merger, as projected by TCM, Gray and Bull Run. SunTrust Robinson Humphrey was requested to further assist the Bull Run Special Committee in evaluating the June 28 Term Sheet by preparing models of alternative transaction structures.
      From July 1, 2005 through August 1, 2005, the Gray Special Committee and the TCM Special Committee and their legal and financial advisors conducted extensive, ongoing negotiations with Bull Run concerning the terms of the Merger Agreement and all related documentation.
      On July 5, 2005, counsel to Gray and TCM delivered a revised draft of the Merger Agreement to counsel to Bull Run and counsel to the Bull Run Special Committee and, on July 7, 2005, counsel to Gray delivered an initial draft of the side letter agreement from Gray to Bull Run to counsel to Bull Run and counsel to the Bull Run Special Committee.
      On July 7, 2005, at a meeting of the Bull Run Special Committee, SunTrust Robinson Humphrey presented four alternatives to the June 28 Term Sheet, based on stated assumptions, providing for Bull Run shareholders to realize value either in the form of the current redemption of their Bull Run stock and/or by participating in TCM’s future growth as TCM stockholders. SunTrust Robinson Humphrey was asked to further refine its analyses and consider another alternative.
      On July 11, 2005, at a meeting of the Bull Run Special Committee, SunTrust Robinson Humphrey presented the Bull Run Special Committee with its revised analysis and an additional alternative, which treated each series of Bull Run preferred stock owned solely by Mr. Robinson differently from the other series of preferred stock. After discussion, the Bull Run Special Committee agreed on the terms of a counterproposal containing various structural changes to the proposal in the June 28 Term Sheet and delivered a revised term sheet to the Gray Special Committee and the TCM Special Committee. Although the Bull Run Special Committee had accepted some terms proposed in the June 28 Term Sheet, disagreement continued on

•	the relative ownership percentage of TCM by TCM’s stockholders and Bull Run’s shareholders following the merger;

•	the treatment of Bull Run’s outstanding preferred stock and certain other obligations; and

•	the terms of the TCM convertible preferred stock to be issued in the merger.
      On July 12, 2005, counsel to the Bull Run Special Committee delivered a revised draft of the side letter agreement to counsel to Gray, the Gray Special Committee and the TCM Special Committee.
      On July 13, 2005, counsel to the Gray Special Committee and the TCM Special Committee delivered a revised draft of the Merger Agreement and the side letter agreement to counsel to Bull Run and counsel to the Bull Run Special Committee.
      On July 13, 2005, the Gray Special Committee and the TCM Special Committee and their legal and financial advisors held a teleconference to prepare a response to the revised draft term sheet prepared by the Bull Run Special Committee. During this teleconference they discussed the outstanding economic terms of the merger.
      On July 14, 2005, the Gray Special Committee and the TCM Special Committee sent a revised draft term sheet, or the July 14 Term Sheet, to the Bull Run Special Committee, which contained, among other things, a proposal that the Bull Run Series F preferred stock would be converted into Bull Run common stock prior to the merger at the conversion rate provided in Bull Run’s articles of incorporation.
      On July 15, 2005, the Bull Run Special Committee met to discuss the July 14 Term Sheet. SunTrust Robinson Humphrey presented a comparative analysis of the June 28 Term Sheet and the July 14 Term Sheet. After discussion, the Bull Run Special Committee sought modification of the terms of the July 14 Term Sheet.
      On July 15, 2005, after consultation with Mr. Robinson in his capacity as holder of Bull Run preferred stock and in his capacity as a lender to Bull Run, the Bull Run Special Committee delivered a revised draft term sheet, or the July 15 Term Sheet, to the Gray Special Committee and the TCM Special Committee. The Bull Run Special Committee had accepted the proposal contained in the July 14 Term Sheet to convert the shares of Bull Run Series F preferred stock into Bull Run common stock prior to the merger, and proposed in the July 15 Term Sheet, among other things, the exchange of the cash advances made by Mr. Robinson to Bull Run for shares of TCM common stock.
      On July 22, 2005, the Gray Special Committee and the TCM Special Committee had a teleconference with representatives of Houlihan Lokey to discuss the July 15 Term Sheet in general, and the proposed treatment of Mr. Robinson’s cash advances to Bull Run in particular. Following this teleconference, the Gray Special Committee and the TCM Special Committee sent the Bull Run Special Committee a revised term sheet, or the July 22 Term Sheet, which provided that the obligations representing Mr. Robinson’s cash advances would be converted into shares of TCM Series B redeemable, convertible preferred stock.
      On July 26, 2005, at a meeting of the Bull Run Special Committee, SunTrust Robinson Humphrey presented a comparative analysis of the June 28 Term Sheet, the July 14 Term Sheet and the July 22 Term Sheet. The Bull Run Special Committee determined that it would recommend that Bull Run’s board of directors approve the proposal set forth in the July 22 Term Sheet. On July 26, 2005, the Bull Run Special Committee advised the Gray Special Committee and the TCM Special Committee that the July 22 Term Sheet was acceptable to the Bull Run Special Committee and that it would recommend to Bull Run’s board of directors the approval of the proposed terms of the merger set forth in the July 22 Term Sheet.
      From July 26 through August 1, 2005, counsel to each of Gray, TCM and Bull Run finalized the Merger Agreement, the side letter agreement, the separation and distribution agreement, the tax sharing agreement and the lease agreement.
      On August 2, 2005, at 8:30 a.m., Eastern Standard Time, the Gray Special Committee and the TCM Special Committee convened a joint meeting. Representatives of Chorey Taylor and Houlihan Lokey also participated in these meetings. A representative of Chorey Taylor advised the special committees of the status of negotiations with respect to the proposed Merger Agreement, side letter agreement, separation and distribution agreement, tax sharing agreement and real property lease. Representatives of HL Financial delivered to the Gray Special Committee and the TCM Special Committee its verbal opinion (subsequently confirmed in writing) that, as of that date and based upon and subject to the assumptions, factors and limitations set forth in this opinion and described in the section of this proxy statement/ prospectus/ information statement entitled “The Merger — Opinion of HL Financial,” the consideration to be paid by TCM to the shareholders of Bull Run in the merger was fair, from a financial point of view, to TCM. After discussion and consideration, the TCM Special Committee unanimously:

•	approved the terms of the separation, and approved the form, terms and provisions of the separation and distribution agreement;

•	approved the form, terms and provisions of the tax sharing agreement;

•	approved the form, terms and provisions of the lease agreement;

•	determined that the merger on the terms discussed at the meeting was fair to, and in the best interests of, TCM and Gray, its sole stockholder, and declared the merger to be advisable, and approved the Merger Agreement;

•	approved the Transactions so that Section 203 would not apply to J. Mack Robinson’s acquisition of TCM common stock in the spin-off and the merger;

•	approved the acquisition by Mr. Robinson of TCM Common Stock in connection with the spin-off and the merger for purposes of exempting such acquisition from the provisions of Section 16(b) of the Exchange Act, pursuant to an exemption provided in Rule 16b-3 of the Rules and Regulations under the Exchange Act; and

•	recommended that TCM’s board of directors approve the foregoing.
      After discussion and consideration, the Gray Special Committee unanimously:

•	approved the merger, and the form, terms and provisions of the Merger Agreement;

•	approved the form, terms and provisions of the side letter agreement from Gray to Bull Run;

•	recommended to Gray’s board of directors that the conversion price for the Gray Series C preferred stock should be adjusted in accordance with the recommendation of BAS; and

•	recommended that Gray’s board of directors approve the foregoing.
      On August 2, 2005, at 10:15 a.m., Eastern Standard Time, Gray’s board of directors and TCM’s board of directors convened a joint meeting. Representatives of Chorey Taylor, King & Spalding LLP, Proskauer Rose LLP, Banc of America Securities LLC and Houlihan Lokey also participated in this meeting. A representative of Proskauer Rose LLP advised the boards on the status of the negotiation of the side letter agreement and advised Gray’s board of directors regarding their fiduciary duties. Next, a representative of King & Spalding LLP advised the boards on the status of the negotiation of the tax sharing agreement and other tax matters relating to the transactions. Then, BAS discussed the commitment letter from Wachovia Bank, Wachovia Capital Markets, Bank of America and BAS for the Credit Facilities. Next, a representative of Chorey Taylor advised the boards on the negotiations of the Merger Agreement, separation and distribution agreement and lease agreement. Then, the Special Committee and TCM Special Committee advised their respective boards of directors on the transactions and made recommendations to them. Representatives of HL Financial delivered to Gray’s board of directors and TCM’s board of directors its verbal opinion (subsequently confirmed in writing) that, as of that date and based upon and subject to the assumptions, factors and limitations set forth in this opinion and described in the section of this proxy statement/prospectus/information statement entitled “The Merger — Opinion of HL Financial”, the consideration to be paid by TCM to the shareholders of Bull Run in the merger was fair, from a financial point of view, to TCM. Management of Gray and TCM then made presentations to the boards about the spin-off, the merger and the Refinancing. After discussion and consideration, TCM’s board of directors, consistent with the recommendation of the TCM Special Committee unanimously:

•	approved the terms of the separation, and approved the form, terms and provisions of the separation and distribution agreement;

•	approved the form, terms and provisions of the tax sharing agreement;

•	approved the form, terms and provisions of the lease agreement;

•	determined that the merger on the terms discussed at the meeting was fair to, and in the best interests of, TCM and Gray, its sole stockholder, and declared the merger to be advisable, and approved the Merger Agreement; and

•	approved in principle the commitment letter from Wachovia Bank, Wachovia Capital Markets, Bank of America and BAS and Gray based on the presentations made by representatives of those entities;

•	ratified the formation of BR Acquisition Corp., a wholly-owned subsidiary;

•	approved the spin-off and the merger so that Section 203 would not apply to J. Mack Robinson’s acquisition of TCM common stock in the spin-off and the merger; and

•	approved the acquisition by Mr. Robinson of TCM common stock in connection with the spin-off and the merger for purposes of exempting such acquisition from the provisions of Section 16(b) of the Exchange Act, pursuant to an exemption provided in Rule 16b-3 of the Rules and Regulations under the Exchange Act.

      TCM’s board of directors submitted the merger to Gray for its approval in its capacity as the sole stockholder of TCM. After discussion and consideration, Gray’s board of directors, consistent with the recommendation of the Gray Special Committee, unanimously:

•	determined that the spin-off was in the best interests of Gray and its shareholders, approved the terms of the spin-off and approved the form, terms and provisions of the separation and distribution agreement;

•	as the sole stockholder of TCM, approved the merger, and the form, terms and provisions of the Merger Agreement;

•	approved the form, terms and provisions of the tax sharing agreement;

•	approved the form, terms and provisions of the lease agreement;

•	approved the form, terms and provisions of the guaranty agreement relating to TCM;

•	approved the form, terms and provisions of the side letter; and

•	determined that the recommendation of BAS was reasonable that the conversion price for the Gray Series C convertible preferred stock should be adjusted to $13.07 per share upon the consummation of the spin-off based upon the expected reduction in equity value of Gray following the spin off.
      On August 2, 2005, the board of directors of BR Acquisition Corp., acting by unanimous written consent, determined that the merger was fair to, and in the best interests of BR Acquisition Corp. and TCM, its sole stockholder, and approved the merger and the form, terms and provisions of the Merger Agreement.
      On August 2, 2005, at 1:00 p.m., Eastern Standard Time, the Bull Run Special Committee convened a meeting at which representatives of Tannenbaum Helpern Syracuse & Hirschtritt LLP and SunTrust Robinson Humphrey also participated. Representatives of SunTrust Robinson Humphrey presented their financial analysis of the proposed transactions, and rendered its oral opinion, subsequently confirmed by delivery of its written opinion dated August 2, 2005, that, as of such date, the exchange ratio to be received by the holders of Bull Run common stock (other than J. Mack Robinson and other affiliated shareholders) is fair, from a financial point of view. Next, representatives of Tannenbaum Helpern Syracuse & Hirschtritt LLP discussed various legal aspects of the transaction. After discussion and consideration, the Bull Run Special Committee unanimously determined that the merger on the terms discussed was in the best interests of Bull Run and its shareholders and recommended the approval of the merger and the Merger Agreement by Bull Run’s board of directors.
      On August 2, 2005, at 2:00 p.m., Eastern Standard Time, Bull Run’s board of directors convened a meeting at which representatives of Troutman Sanders LLP, Tannenbaum Helpern Syracuse & Hirschtritt LLP and SunTrust Robinson Humphrey were present. A representative of the Bull Run Special Committee reported on the status of the negotiations of the Merger Agreement and delivered the Bull Run Special Committee’s recommendation to the board of directors to approve the Merger Agreement. Next, representatives of SunTrust Robinson Humphrey presented their financial analysis of the proposed transactions and rendered its oral opinion, subsequently confirmed by delivery of its written opinion dated August 2, 2005, that, as of such date, the exchange ratio to be received by the holders of Bull Run common stock (other than J. Mack Robinson and other affiliated shareholders) is fair, from a financial point of view. Next, representatives from Troutman Sanders LLP discussed the directors’ fiduciary duties and various legal aspects of the merger. After discussion and consideration, Bull Run’s board of directors, consistent with the recommendation of the Bull Run Special Committee, unanimously determined that the merger on the terms discussed was in the best interests of Bull Run and its shareholders, and approved the Merger Agreement.
      On August 2, 2005, Gray and TCM executed the separation and distribution agreement and the tax sharing agreement. On August 2, 2005, Gray executed the side letter agreement, and on August 2, 2005, TCM, BR Acquisition Corp. and Bull Run executed the Merger Agreement.

      On August 3, 2005, Gray and Bull Run issued a joint press release announcing the spin-off and the merger.
      At August 31, 2004, the end of its last fiscal year, Bull Run reclassified its outstanding preferred stock as a long-term liability instead of as a component of equity. Bull Run treated the dividends accruing on such preferred stock as “preferred dividends” for financial accounting purposes, in the interim unaudited financial statements for the quarters ended November 30, 2004, February 28, 2005 and May 31, 2005. On September 8, 2005, Bull Run, following consultation with its independent auditors, concluded that it needed to restate its interim unaudited financial statements for the quarters ended November 30, 2004, February 28, 2005 and May 31, 2005 to reflect the non-cash effect of the reclassification, for financial accounting purposes, of (1) preferred stock dividends from “preferred dividends” to interest expense and (2) its outstanding preferred stock from a long-term liability to a current liability, which is referred to in this proxy statement/prospectus/information statement as the restatement and reclassification. Bull Run reclassified its outstanding preferred stock as a current liability in the interim financial statements for the quarters ended November 30, 2004, February 28, 2005 and May 31, 2005 because Bull Run’s bank credit agreement, which prohibits redemption of preferred stock, expires within a year of the end of each such quarter and Bull Run’s Chairman, as the beneficial owner of more than 50% of Bull Run’s common stock, could cause Bull Run to redeem the preferred stock after the expiration of the bank credit agreement. The restatement and reclassification resulted in a decrease in Bull Run’s net income for the quarter ended November 30, 2004 and an increase in Bull Run’s net losses for the quarter and six months ended February 28, 2005 and the quarter and nine months ended May 31, 2005. The restatement and reclassification did not result in any changes to total assets or total liabilities at November 30, 2004, February 28, 2005 or May 31, 2005 or the earnings per share available to common shareholders at such dates. The restatement and reclassification resulted in a change to Bull Run’s balance sheets as of November 30, 2004, February 28, 2005 and May 31, 2005 whereby the preferred stock balances were reclassified as current liabilities rather than long-term liabilities. This restatement and reclassification does not change earnings per share available to common shareholders for any fiscal period.
      On September 8, 2005, the audit committee of Bull Run’s board of directors met with management of Bull Run and representatives of Bull Run’s independent auditors. After discussion, the audit committee of Bull Run’s board of directors concluded that the financial statements for the quarters ended November 30, 2004, February 28, 2005 and May 31, 2005 should no longer be relied upon and approved the restated financial statements of Bull Run for such periods, the filing of amended quarterly reports for such periods and the filing of a current report on Form 8-K with respect to the restatement of such financial statements.
      On September 8, 2005, the Bull Run Special Committee met with representatives of SunTrust Robinson Humphrey to consider the effects of the restatement and reclassification on the merger. The Bull Run Special Committee determined that the restatement and reclassification did not affect its recommendation that Bull Run’s board of directors approve the proposed terms of the merger.
      On September 8, 2005, Bull Run’s board of directors met and ratified its acceptance of the Bull Run Special Committee’s recommendation, and did not amend or modify its recommendation that the Bull Run shareholders approve the merger and the Merger Agreement as a result of the restatement and reclassification.
      On September 8, 2005 and September 9, 2005, the TCM Special Committee and the Gray Special Committee met with representatives of Chorey Taylor and held telephonic discussions with representatives of Chorey Taylor and Houlihan Lokey regarding the effect of the restatement and reclassification on the terms of the merger. After discussion, the TCM Special Committee determined that the restatement and reclassification did not affect its prior determination that the merger was fair to, and in the best interests of, TCM and Gray, its sole stockholder, or its recommendation to TCM’s board of directors to approve the merger. Next, the Gray Special Committee determined that the restatement and reclassification did not affect its prior determination that the merger was fair to, and in the best interests of, Gray, or its recommendation to Gray’s board of directors to approve the merger.

      On September 8, 2005, TCM’s board of directors met to discuss the restatement and reclassification. Next, a representative of Chorey Taylor reported on the actions taken by the TCM Special Committee. After discussion, TCM’s board of directors determined that the restatement and reclassification did not affect its prior determination that the merger was fair to, and in the best interests of, TCM and Gray, its sole stockholder.
      On September 12, 2005, Bull Run filed a quarterly report on Form 10-Q/A for the quarter ended November 30, 2004, a quarterly report on Form 10-Q/A for the quarter ended February 28, 2005, a quarterly report on Form 10-Q/A for the quarter ended May 31, 2005, each amending the previously filed quarterly reports to reflect the effects of the restatement and reclassification, and a current report on Form 8-K with respect to the restatement of the financial statements for such periods.
Special Meeting of Bull Run Shareholders
      Bull Run will hold a special meeting of its shareholders on                     , 2005, at       a.m., local time, at                     , at which shareholders will be asked to vote upon a proposal to approve and adopt the Merger Agreement and approve the merger. Each share of Bull Run common stock and Bull Run preferred stock held as of the record date is entitled to one vote.
Bull Run’s Reasons for the Merger; Recommendation of Bull Run’s Board of Directors and the Bull Run Special Committee
      The Bull Run Special Committee and Bull Run’s board of directors believe that the shareholders of Bull Run should vote in favor of the Merger Agreement and the merger because of the following reasons:

•	TCM should provide a stronger financial base from which to grow TCM’s Newspaper Publishing Business and Bull Run’s core businesses — Collegiate Marketing and Production Services and Association Management Services — and should enable Bull Run to generate new contracts and relationships and acquire sports and collegiate marketing firms, association management firms;

•	Bull Run’s clients, partner universities, and other parties should have greater confidence in Bull Run’s ability to perform and satisfy its agreements because of TCM’s size and financial strength;

•	the new financial structure of the combined company reduces the overall leverage of Bull Run compared to TCM and thus, reduces the leverage risk for Bull Run shareholders and should provide funding for additional growth in Bull Run’s core businesses and TCM’s Newspaper Publishing Business and Bull Run shareholders should benefit from the growth prospects;

•	TCM should maximize the benefits of Bull Run’s existing corporate infrastructure, including expenses arising by virtue of being a public company, such as Securities and Exchange Commission compliance costs, auditors, insurance, information technology and human resources functions, as well as the net operating loss carryforwards for federal income tax purposes, which may be used following the merger (subject to certain limitations);

•	TCM should benefit from Bull Run’s experienced management team;

•	TCM’s other subsidiaries are expected to be able to share some sales and editorial resources in ways that enable both Bull Run and those subsidiaries to maximize their profitability and to assist them in attracting and retaining key personnel;

•	TCM will be able to use its expanded benefit programs to retain key personnel essential for growth in Bull Run’s core businesses and TCM’s Newspaper Publishing Business;

•	the merger has been approved and recommended by a committee of independent directors;

•	Bull Run’s board of directors and the Bull Run Special Committee have received a fairness opinion from SunTrust Robinson Humphrey;

•	the merger is expected to qualify as a reorganization for federal income tax purposes; and

•	Bull Run’s board of directors and the Bull Run Special Committee believe that the terms of the Merger Agreement are in the best interests of the Bull Run shareholders.

Opinion of the Financial Advisor of the Bull Run Special Committee
      The Bull Run Special Committee engaged SunTrust Robinson Humphrey as its financial advisor in connection with the merger. At the August 2, 2005 meeting of the Bull Run Special Committee, SunTrust Robinson Humphrey, at the request of the Bull Run Special Committee, delivered an oral and written opinion that, as of the date of such opinion and based upon and subject to certain matters stated therein, the exchange ratio to be received by Bull Run’s common shareholders (other than J. Mack Robinson, the majority shareholder, and other affiliated shareholders of Bull Run) is fair, from a financial point of view, to such holders.
      The full text of SunTrust Robinson Humphrey’s written opinion, dated August 2, 2005 to Bull Run’s board of directors and the Bull Run Special Committee, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex F and is incorporated herein by reference. The description of the SunTrust Robinson Humphrey opinion set forth herein is qualified in its entirety by reference to the full text of the SunTrust Robinson Humphrey opinion. Holders of Bull Run common stock are urged to read the opinion in its entirety.
      SunTrust Robinson Humphrey’s opinion is directed to the Bull Run Special Committee and Bull Run’s board of directors and relates only to the fairness from a financial point of view of the exchange ratio to Bull Run’s common shareholders (other than J. Mack Robinson, the Company’s majority stockholder, and other affiliated shareholders of Bull Run) pursuant to the merger. SunTrust Robinson Humphrey’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matter related to the merger.

Material and Information Considered with Respect to the Merger
      In arriving at its opinion, SunTrust Robinson Humphrey among other things:

•	reviewed drafts of the agreements related to the merger, including the Merger Agreement;

•	reviewed and analyzed a draft of the financing commitment letter from Wachovia Bank, National Association and Bank of America, N.A. dated July 29, 2005;

•	reviewed certain publicly available information concerning Bull Run and Gray Television that SunTrust Robinson Humphrey believed to be relevant to its analysis;

•	reviewed and analyzed certain historical and projected financial and operating data concerning Bull Run and the publishing and paging operations of Gray (“Triple Crown Media” or “TCM”), furnished to SunTrust Robinson Humphrey by Bull Run and Gray, respectively;

•	conducted discussions with members of management of Bull Run, Gray and TCM concerning their respective businesses, operations, assets, present conditions and future prospects;

•	reviewed the historical market prices and trading activities for the common stock of Bull Run and compared them with those of selected publicly-traded reference companies that SunTrust Robinson Humphrey deemed relevant;

•	compared the historical and projected financial results and present financial condition of Bull Run and TCM with those of selected publicly-traded reference companies that SunTrust Robinson Humphrey deemed relevant;

•	reviewed the financial terms of the merger with financial terms, to the extent publicly available, of selected reference merger and acquisition transactions that SunTrust Robinson Humphrey deemed relevant;

•	performed certain financial analyses with respect to Bull Run’s and TCM’s pro forma financial condition and projected future operating performance; and

•	reviewed other financial statistics and undertook other analyses and investigations as SunTrust Robinson Humphrey deemed appropriate.
      In arriving at its opinion, SunTrust Robinson Humphrey assumed and relied upon the accuracy and completeness of the financial and other information provided to it by Bull Run and Gray without independent verification. With respect to the financial forecasts of Bull Run and TCM, including estimates of the cost savings and other potential synergies anticipated to result from the merger, SunTrust Robinson Humphrey was advised by the management of Bull Run, Gray and TCM that they were reasonably prepared and reflected the best available estimates and judgments of the management of Bull Run, Gray and TCM. In arriving at its opinion, SunTrust Robinson Humphrey conducted only a limited physical inspection of the properties and facilities of Bull Run and did not conduct a physical inspection of the properties and facilities of Gray and TCM. SunTrust Robinson Humphrey has not made or obtained any evaluations or appraisals of the assets or liabilities of Bull Run or TCM.
      The SunTrust Robinson Humphrey opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to SunTrust Robinson Humphrey, as of the date of its opinion. The financial markets in general and the market for the common stock of Bull Run and the market that is expected to develop for the common stock of TCM, in particular, are subject to volatility, and SunTrust Robinson Humphrey’s opinion did not address potential developments in the financial markets or the market for the common stock of Bull Run or TCM after the date of its opinion. For purposes of its opinion, SunTrust Robinson Humphrey assumed that:

•	the merger would be consummated in accordance with the terms of the Merger Agreement and related documents without any waiver of any material terms or conditions by Bull Run, Gray or TCM;

•	the merger would be treated as a reorganization for income tax purposes;

•	the pro forma combined business of TCM would be solvent upon the consummation of the merger; and

•	all material governmental, regulatory or other consents or approvals (contractual or otherwise) necessary for the consummation of the merger would be obtained without requiring any restrictions, including any divestiture requirements or amendments or modifications, that would have a material adverse effect on Bull Run, Gray, TCM or the expected benefits of the merger.
      Subsequent developments may affect SunTrust Robinson Humphrey’s opinion and SunTrust Robinson Humphrey does not have any obligation to update, revise or reaffirm its opinion.
      In preparing its opinion, SunTrust Robinson Humphrey performed a variety of financial and comparative analyses, a summary of which are described below. The summary is not a complete description of the analyses underlying SunTrust Robinson Humphrey’s opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Accordingly, SunTrust Robinson Humphrey believes that its analyses must be considered as an integrated whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and SunTrust Robinson Humphrey’s opinion.
      In performing its analyses, SunTrust Robinson Humphrey made numerous assumptions with respect to Bull Run, TCM, industry performance and general business, economic, market and financial conditions, many of which are beyond the control of Bull Run and TCM. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.
      SunTrust Robinson Humphrey’s opinion and analyses were only one of many factors considered by the Bull Run Special Committee in its evaluation of the merger and should not be viewed as determinative of the views of the Bull Run Special Committee or management of Bull Run with respect to the merger or the merger consideration. The terms of the merger were determined on the basis of negotiations between the Bull Run Special Committee and the TCM Special Committee. Bull Run’s decision to enter into the merger was made solely by Bull Run’s board of directors.
      The following is a summary of the material financial and comparative analyses presented by SunTrust Robinson Humphrey in connection with its opinion to the Bull Run Special Committee and Bull Run’s board of directors.

Analysis of Transaction Structure
      SunTrust Robinson Humphrey analyzed the value of the exchange ratio to Bull Run’s common shareholders pursuant to the merger based on Bull Run’s closing stock price on July 28, 2005, as well as the implied value per share of Bull Run common stock based on various analyses. SunTrust Robinson Humphrey also evaluated TCM’s implied common stock value based on various analyses.

Analysis of Bull Run

Stock Price Trading History
      SunTrust Robinson Humphrey examined the stock price trading history for Bull Run common stock for the three year, one year and one month periods ended July 28, 2005. For the three year period ended July 28, 2005, Bull Run’s highest daily closing price per share for its common stock was $9.70, representing an aggregate common stock value of $66.8 million and lowest daily closing price per share for its common stock was $0.24, representing an aggregate common stock value of $1.7 million. The volume weighted average price per share for Bull Run common stock for the three year period ended July 28, 2005 was $1.80, representing an aggregate common stock value of $12.4 million. For the one year period ended July 28, 2005, Bull Run’s highest daily closing price per share for its common stock was $0.90, representing an aggregate common stock value of $6.2 million and lowest daily closing price per share for its common stock was $0.24, representing an aggregate common stock value of $1.7 million. The volume weighted average price per share for Bull Run common stock for the one year period ended July 28, 2005 was $0.56, representing an aggregate common stock value of $3.9 million. For the one month period ended July 28, 2005, Bull Run’s highest daily closing price per share for its common stock was $0.90, representing an aggregate common stock value of $6.2 million and lowest daily closing price per share for its common stock was $0.62, representing an aggregate common stock value of $4.3 million. The volume weighted average price per share for Bull Run common stock for the one month period ended July 28, 2005 was $0.78, representing an aggregate common stock value of $5.4 million.

Market Analysis of Selected Publicly-Traded Reference Companies
      SunTrust Robinson Humphrey reviewed and compared selected publicly available financial data, market information and trading multiples for Bull Run with other selected publicly-traded reference companies that SunTrust Robinson Humphrey deemed relevant to Bull Run. These companies are:

Diversified Publishing/ Media Companies
Banta Corporation (BN)	Cenveo, Inc. (CVO)
Dex Media, Inc. (DEX)	Martha Stewart Living Omnimedia, Inc. (MSO)
Naspers Limited (NPSN)	PRIMEDIA, Inc. (PRM)
R.R. Donnelley & Sons Company (RRD)	Westwood One (WON)
Marketing Services Companies
ADVO, Inc. (AD)	aQuantive, Inc. (AQNT)
Envoy Communications Group, Inc. (ECGI)	Harte Hanks, Inc. (HHS)
Next, Inc. (NXTI)	Omnicom Group (OMC)
Valassis Communications, Inc. (VCI)
Marketing and Advertising Firms
Clear Channel Communications, Inc. (CCU)	The Interpublic Group of Companies, Inc. (IPG)
Publicis Groupe (PUB)	WPP Group, PLC (WPPGY)

      For the selected publicly-traded reference companies, SunTrust Robinson Humphrey analyzed, among other things, firm value (defined as market capitalization plus debt less cash and cash equivalents) as a multiple of: latest twelve months (“LTM”) and projected 2005, 2006 and 2007 revenues; earnings before interest, taxes, depreciation and amortization (“EBITDA”); and earnings before interest and taxes (“EBIT”). SunTrust Robinson Humphrey also analyzed equity value as a multiple of LTM and projected 2005, 2006 and 2007 earnings per share (“EPS”). All multiples were based on closing stock prices as of July 28, 2005. Historical revenues, EBITDA, EBIT and EPS results were based on financial information available in public filings and press releases of the selected reference companies. Projected revenues, EBITDA, EBIT and EPS estimates were based on Bloomberg consensus estimates. Bloomberg is an information provider that publishes a compilation of estimates of projected financial performance for publicly-traded companies produced by equity research analysts at leading investment banking firms. The following table sets forth the multiples for Bull Run indicated by the market analysis of selected publicly-traded reference companies:

	Mean		Median
	Multiple of		Multiple of
	Selected		Selected
	Reference		Reference
	Transactions		Transactions

Firm Value to:
LTM Revenues	2.37	x	1.76	x
2005E Revenues	2.61		1.95
2006E Revenues	2.52		1.81
2007E Revenues	2.64		2.47
LTM EBITDA	9.9		10.8
2005E EBITDA	9.7		10.1
2006E EBITDA	9.5		10.0
2007E EBITDA	9.2		9.4
LTM EBIT	15.9		13.8
2005E EBIT	12.6		12.6
2006E EBIT	11.7		11.8
2007E EBIT	11.3		12.0
Equity Value to:
LTM Net Income	22.8	x	23.2
2005E Net Income	20.4		20.3
2006E Net Income	16.7		17.0
2007E Net Income	19.6		16.7
      Based upon the mean and median multiples derived from this analysis and Bull Run’s LTM ended May 31, 2005 results and projected 2005, 2006 and 2007 results, SunTrust Robinson Humphrey calculated a range of implied common stock values (defined as firm value less $97.3 million of total debt and preferred stock outstanding plus $0.9 million in cash on hand as of May 31, 2005) for Bull Run between $0.0 million and $109.8 million using the selected reference companies’ mean multiples and a range of implied common stock values (defined as firm value less $97.3 million of total debt and preferred stock outstanding plus $0.9 million in cash on hand as of May 31, 2005) for Bull Run between $0.0 million and $96.7 million using the selected reference companies’ median multiples. The weighted average and median implied common stock values (defined as firm value less $97.3 million of total debt and preferred stock outstanding plus $0.9 million in cash on hand as of May 31, 2005) derived from this analysis using the selected reference companies’ mean multiples and Bull Run’s LTM ended May 31, 2005 results and projected 2005, 2006 and 2007 results were $7.3 million and $0.0 million, respectively. The weighted average and median implied common stock values (defined as firm value less $97.3 million of total debt and preferred stock outstanding plus $0.9 million in cash on hand as of May 31, 2005) derived from this analysis using the selected reference companies’ median multiples and Bull Run’s LTM ended May 31, 2005 results and projected 2005, 2006 and 2007 results were $3.4 million and $0.0 million, respectively.

      SunTrust Robinson Humphrey noted that none of the companies used in the market analysis of selected publicly-traded reference companies was identical to Bull Run and that, accordingly, the analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of the selected publicly-traded reference companies and Bull Run.

Analysis of Selected Reference Merger and Acquisition Transactions
      SunTrust Robinson Humphrey reviewed and analyzed the consideration paid and implied transaction multiples for the following 25 selected mergers and acquisitions completed since January 1, 2001 that SunTrust Robinson Humphrey deemed relevant:

Acquirer	Target

Burton Capital Management, LLC	Cenveo, Inc.
Interpublic Group of Companies, Inc.	boede+partners, Inc.
WPP Group PLC	Focus Media SL
WPP Group PLC	Guangzhou Newsun Insight Advertising Co.
WPP Group PLC	Grey Global Group, Inc.
WPP Group PLC	Effort Ogilvy
WPP Group PLC	NCT Ventures LLC
Parkwood Holdings PLC	Clear Channel Communications, Inc.
WPP Group PLC	Quinn Gillespie & Associates LLC
Dentsu, Inc.	Publicis Groupe SA
WPP Group PLC	Cordiant Communications Group PLC
Omnicom Group, Inc.	Taterka
Publicis Groupe SA	Bcom3 Group Inc.
Omnicom Group, Inc.	Cawley Nea Ltd.
Moore Wallace, Inc.	Nielsen Co.
WPP Group PLC	Delfo srl
Omnicom Group, Inc.	MSGI Security Solutions, Inc.
PRIMEDIA, Inc.	Emap PLC
WPP Group PLC	Impact Information Pty Ltd.
WPP Group PLC	Finsbury Ltd
WPP Group PLC	Springbok Technologies Inc.
Grey Global Group, Inc.	Read-Poland Associates
Colleagues Group Ltd.	Moore Wallace, Inc.
Interpublic Group of Companies	True North Communications Inc.
Omnicom Group, Inc.	Capsula Comunicacao Ltda.
      For the selected reference transactions, SunTrust Robinson Humphrey analyzed, among other things, firm value as a multiple of LTM revenues, EBITDA and EBIT. Revenues, EBITDA and EBIT values were based on historical financial information available in public filings of the acquirer and/or target companies related to the selected reference transactions. The following table sets forth the multiples indicated by this analysis:

	Mean		Median
	Multiple of		Multiple of
	Selected		Selected
	Reference		Reference
	Transactions		Transactions

Firm Value to:
LTM Revenues	1.16	x	1.12	x
LTM EBITDA	10.2		10.2
LTM EBIT	14.2		14.8

      Based upon the multiples derived from this analysis and Bull Run’s LTM ended May 31, 2005 results, SunTrust Robinson Humphrey calculated an implied common stock value (defined as firm value less $97.3 million of total debt and preferred stock outstanding plus $0.9 million in cash on hand as of May 31, 2005) for Bull Run of $0.0 million, based on the selected reference transactions mean and median multiples.
      SunTrust Robinson Humphrey noted that no transaction considered in the analysis of selected reference merger and acquisition transactions is identical to the merger. All multiples for the selected reference transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected reference transactions occurred.

Premiums Paid Analysis
      SunTrust Robinson Humphrey performed an analysis of the premiums paid in selected merger and acquisition transactions which in SunTrust Robinson Humphrey’s judgment were deemed to be relevant to the merger for purposes of this analysis. The group consisted of acquisitions of public companies from January 1, 2004 to July 28, 2005 with a transaction value between $20 and $200 million and included 310 transactions. SunTrust Robinson Humphrey reviewed the percentage premium paid in such transactions for the common stock of the selling company relative to the selling company’s closing stock price one day, five days and one month prior to public announcement of the transaction. The table below summarizes the mean and medium of the premiums paid for the group of transactions described above.

	Purchase Price Premium
	Prior to Announcement

	1 Day	5 Days	30 Days

Mean Premium	21.3%	24.4%	30.0%
Median Premium	17.0	18.5	25.0
      Based upon the premiums paid on the selected transactions, SunTrust Robinson Humphrey calculated a range of implied common stock values for Bull Run between $0.81 and $1.03 per share, representing an implied aggregate common stock value of between $5.6 million and $7.1 million, using the mean premiums for the selected transactions and a range of implied common stock values for Bull Run between $0.78 and $0.98 per share, representing an implied aggregate common stock value of between $5.3 million and $6.7 million, using the median premiums for the selected transactions. The mean and median implied common stock values derived from this analysis using the mean premiums from the selected transactions and Bull Run’s closing stock price one day, five days and 30 days prior to July 28, 2005 were $0.91 and $0.91 per share, respectively, representing an implied aggregate common stock value of $6.3 million and $6.3 million, respectively. The mean and median implied equity values derived from this analysis using the median premiums from the selected transactions and Bull Run’s closing stock price one day, five days and 30 days prior to July 28, 2005 were $0.88 and $0.88 per share, respectively, representing an implied aggregate common stock value of $6.0 million and $6.0 million, respectively.
      SunTrust Robinson Humphrey noted no transaction utilized in the premiums paid analysis is identical to the merger. In performing this analysis, SunTrust Robinson Humphrey did not take into account differing market and other conditions during the period in which the selected reference transactions occurred.

Discounted Cash Flow Analysis
      SunTrust Robinson Humphrey performed a discounted cash flow analysis of Bull Run based upon projections provided by Bull Run’s management for the fiscal years ending August 31, 2006 through 2008, and projections for the fiscal year ending August 31, 2009 based on an assumed 10.0% revenue growth rate and constant margins that were prepared by SunTrust Robinson Humphrey and approved by Bull Run’s management, to estimate the net present common stock value of Bull Run. SunTrust Robinson Humphrey calculated a range of net present firm values for Bull Run based on its free cash flow over the projected time period using a weighted average cost of capital for Bull Run ranging from 10% to 20% and terminal value multiples of fiscal year 2009 EBITDA of 8.0x to 12.0x. The analysis indicated a range of implied common stock values (defined as firm value less $97.3 million of total debt and preferred stock outstanding plus $0.9 million in cash on hand as of May 31, 2005) for Bull Run of $0.0 to $6.5 million, with a median value of $0.0 million. SunTrust Robinson Humphrey also calculated a range of net present firm values for Bull Run based on a weighted average cost of capital for Bull Run ranging from 10% to 20% and perpetual growth rate on Bull Run’s free cash flow beyond fiscal 2009 ranging from 3.0% to 5.0%. The analysis indicated a range of implied common stock values (defined as firm value less $97.3 million of total debt and preferred stock outstanding plus $0.9 million in cash on hand as of May 31, 2005) for Bull Run of $0.0 to $21.3 million with a median value of $0.0 million.
      The following table summarizes the range of implied common stock values (defined as firm value less $97.3 million of total debt and preferred stock outstanding plus $0.9 million in cash of hand as of May 31, 2005) indicated for Bull Run based on the analyses referenced above.

	Implied Common Stock Value

	Mean	Median	High	Low

	($ in millions)
Selected Reference Company Analysis
Using Mean Multiples	$7.3	$0.0	$109.8	$0.0
Using Median Multiples	$3.4	$0.0	$96.7	$0.0
Selected Reference Transaction Analysis
Using Mean Multiples	$0.0	$0.0	$0.0	$0.0
Using Median Multiples	$0.0	$0.0	$0.0	$0.0
Premiums Paid Analysis
Using Mean Premiums	$6.3	$6.3	$7.1	$5.6
Using Median Premiums	$6.0	$6.0	$6.7	$5.3
Discounted Cash Flow Analysis
EBITDA Terminal Value Approach	$0.3	$0.0	$6.5	$0.0
Perpetual Growth Terminal Value Approach	$1.5	$0.0	$21.3	$0.0

Analysis of Triple Crown Media

Market Analysis of Selected Publicly-Traded Reference Companies
      SunTrust Robinson Humphrey reviewed and compared selected publicly available financial data, market information and trading multiples for TCM with other selected publicly-traded reference companies that SunTrust Robinson Humphrey deemed relevant to TCM. These companies are:

Journal Register Company (JRC)	Knight-Ridder, Inc. (KRI)
Lee Enterprises, Inc. (LEE)	The McClatchy Company (MNI)
      For the selected publicly-traded reference companies, SunTrust Robinson Humphrey analyzed, among other things, firm value as a multiple of: LTM and projected 2005, 2006 and 2007 revenues, EBITDA and EBIT. SunTrust Robinson Humphrey also compared common stock value as a multiple of LTM and projected 2005, 2006 and 2007 EPS. All multiples were based on closing stock prices as of July 28, 2005. Historical revenues, EBITDA, EBIT and EPS results were based on financial information available in public filings and press releases of the selected companies. Projected revenues, EBITDA, EBIT and EPS figures were based on Bloomberg consensus estimates. The following table sets forth the multiples for TCM indicated by the market analysis of selected publicly-traded reference companies:

	Mean		Median
	Multiple of		Multiple of
	Selected		Selected
	Reference		Reference
	Transactions		Transactions

Firm Value to:
LTM Revenues	2.76	x	2.94	x
2005E Revenues	2.48		2.53
2006E Revenues	2.42		2.60
2007E Revenues	2.39		2.59
LTM EBITDA	10.7		10.4
2005E EBITDA	9.8		9.4
2006E EBITDA	9.6		9.2
2007E EBITDA	9.9		9.6
LTM EBIT	13.1		13.5
2005E EBIT	12.4		11.9
2006E EBIT	11.0		11.0
2007E EBIT	9.7		9.7
Equity Value to:
LTM Net Income	18.1		17.9
2005E Net Income	17.9		17.7
2006E Net Income	16.0		15.8
2007E Net Income	15.5		16.4
      Based upon the mean and median multiples derived from this analysis and TCM’s LTM ended June 30, 2005 results and projected 2005, 2006 and 2007 results, SunTrust Robinson Humphrey calculated a range of implied common stock values (defined as firm value less an assumed $40.0 million of total debt following the spin-off) for TCM between $78.3 and $109.4 million using the selected reference companies’ mean multiples and a range of implied common stock values (defined as firm value less an assumed $40.0 million of total debt following the spin-off) for TCM between $76.9 and $119.2 million using the selected reference companies’ median multiples. The weighted average and median implied common stock values derived from this analysis using the selected reference companies’ mean multiples and TCM’s LTM ended June 30, 2005 results and projected 2005, 2006 and 2007 results were $87.5 and $89.4 million, respectively. The weighted average and median implied common stock values (defined as firm value less an assumed $40.0 million of total debt following the spin-off) derived from this analysis using the selected reference companies’ median multiples and TCM’s LTM ended June 30, 2005 results and projected 2005, 2006 and 2007 results were $86.6 and $88.6 million, respectively.
      SunTrust Robinson Humphrey noted that none of the companies used in the market analysis of selected publicly-traded reference companies was identical to TCM and that, accordingly, the analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of the selected publicly-traded reference companies and TCM.

Analysis of Selected Reference Merger and Acquisition Transactions
      SunTrust Robinson Humphrey reviewed and analyzed the consideration paid and implied transaction multiples for the following 16 selected mergers and acquisitions completed since January 1, 2000 that SunTrust Robinson Humphrey deemed relevant:

Acquiror	Target

Indian Express, Ltd.	Mid-Day Multimedia, Ltd.
The New York Times Co.	About, Inc.
Lee Enterprises, Inc	Pulitzer, Inc.
Journal Register Co.	21st Century Newspapers, Inc.
McClatchy Co.	Pacific-Sierra Publishing
Hellman & Friedman LLC	Axel Springer AG
Bank of America Corp.	Janton Oyj
Harris Associates LP	John Fiarfax Holdings Ltd.
Hollinger International, Inc.	News Communications, Inc.
Lee Enterprises, Inc.	Howard Publications, Inc.
General Electric Co.	Midland & General Direct Ltd.
Liberty Group Publishing, Inc.	Mid Illinois Newspapers, Inc.
Gannett Co., Inc.	Central Newspapers Inc.
Pulitzer, Inc.	Journal Register Co.
Gannett Co., Inc.	News Communications & Media PLC
Tribune Co.	Times Mirror Co.
      For the selected reference transactions, SunTrust Robinson Humphrey analyzed, among other things, firm value as a multiple of LTM revenues, EBITDA and EBIT. Revenues, EBITDA and EBIT values were based on historical financial information available in public filings of the acquirer and/or target companies related to the selected reference transactions. The following table sets forth the multiples indicated by this analysis:

	Mean		Median
	Multiple of		Multiple of
	Selected		Selected
	Reference		Reference
	Transactions		Transactions

Firm Value to:
LTM Revenues	2.76	x	3.10	x
LTM EBITDA	14.0		13.9
LTM EBIT	22.3		17.2
      Based upon the multiples derived from this analysis and TCM’s LTM ended June 30, 2005 results, SunTrust Robinson Humphrey calculated a range of implied common stock values (defined as firm value less an assumed $40.0 million of total debt following the spin-off) for TCM of $109.5 to $174.0 million, based on the mean reference multiples, and $116.0 to $128.0 million, based on the median reference multiples.
      SunTrust Robinson Humphrey noted that no transaction considered in the analysis of selected reference merger and acquisition transactions is identical to the merger. All multiples for the selected reference transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected transactions occurred.

Discounted Cash Flow Analysis
      SunTrust Robinson Humphrey performed a discounted cash flow analysis of TCM based upon projections provided by Gray’s management and SunTrust Robinson Humphrey estimates. Gray and TCM provided projected revenue, EBITDA, estimated public company overhead and capital expenditure figures used in this analysis for the fiscal years ending December 31, 2006 through 2009; all other items were prepared by SunTrust Robinson Humphrey and approved by Gray’s and TCM’s management. SunTrust Robinson Humphrey calculated a range of net present firm values for TCM based on its free cash flow over the projected time period using a weighted average cost of capital for TCM ranging from 10% to 20% and terminal value multiples of fiscal year 2009 EBITDA of 8.0x to 12.0x. The analysis indicated a range of implied common stock values (defined as an assumed $40.0 million of total debt following the spin-off) for TCM between $45.4 and $123.1 million, with a median value of $78.8 million.
      The following table summarizes the range of implied common stock values (defined as firm value less an assumed $40.0 million of total debt following the spin-off) indicated for TCM based on the analyses referenced above.

	Implied Common Stock Value

	Mean	Median	High	Low

	($ in millions)
Selected Reference Company Analysis
Using Mean Multiples	$87.5	$89.4	$109.4	$78.3
Using Median Multiples	$86.6	88.6	$119.2	$76.9
Selected Reference Transaction Analysis
Using Mean Multiples	$133.3	$116.5	$174.0	$109.5
Using Median Multiples	$122.9	$116.0	$127.9	$116.0
Discounted Cash Flow Analysis
EBITDA Terminal Value Approach	$79.8	$78.8	$123.1	$45.4

Pro Forma Transaction Analysis

Market Analysis of Selected Publicly-Traded Reference Companies
      SunTrust Robinson Humphrey reviewed and compared selected publicly available financial data, market information and trading multiples for the pro forma combined business of Bull Run and TCM, or NewCo, with other selected publicly-traded reference companies that SunTrust Robinson Humphrey deemed relevant to NewCo. These companies are:

Diversified Media Companies
Clear Channel Communications, Inc. (CCU)	Dex Media, Inc. (DEX)
Lamar Advertising Company (LAMR)	PRIMEDIA, Inc. (PRM)
RH Donnelley (RHD)	Westwood One (WON)
Marketing Services Companies
ADVO, Inc. (AD)	Harte Hanks, Inc. (HHS)
Omnicom Group (OMC)
Pureplay Publishers
Journal Register Company (JRC)	Knight-Ridder, Inc. (KRI)
Lee Enterprises, Inc. (LEE)	The McClatchy Company (MNI)
      For the selected publicly-traded reference companies, SunTrust Robinson Humphrey analyzed, among other things, firm value as a multiple of: projected 2005, 2006 and 2007 revenues, EBITDA and EBIT. All multiples were based on closing stock prices as of July 28, 2005. Projected revenues, EBITDA and EBIT estimates were based on Bloomberg consensus estimates. The following table sets forth the multiples for NewCo indicated by the market analysis of selected publicly-traded companies:

	Mean		Median
	Multiple of		Multiple of
	Selected		Selected
	Reference		Reference
	Transactions		Transactions

Firm Value to:
2005E Revenues	2.53	x	2.68	x
2006E Revenues	2.32		2.60
2007E Revenues	2.21		2.59
2005E EBITDA	10.5		10.1
2006E EBITDA	10.1		10.2
2007E EBITDA	10.0		9.6
2005E EBIT	13.2		12.5
2006E EBIT	12.3		11.5
2007E EBIT	12.0		13.6
      Based upon the mean and median multiples derived from this analysis and NewCo’s projected 2005, 2006 and 2007 results, SunTrust Robinson Humphrey calculated a range of implied common stock values (defined as firm value less an estimated $135.1 million of total debt plus preferred stock outstanding upon the consummation of the merger) for NewCo between $58.4 and $164.8 million using the selected reference companies’ mean multiples and a range of implied common stock values (defined as firm value less an estimated $135.1 million of total debt plus preferred stock outstanding upon the consummation of the merger) for NewCo between $48.0 and $216.3 million using the selected reference companies’ median multiples. Based on the percentage ownership of NewCo represented by Bull Run common stockholders, prior to the conversion of the Bull Run Series F Preferred Stock to Bull Run common stock, under the proposed exchange ratio, the implied common stock value of Bull Run would be between $2.3 million and $6.4 million using the selected reference companies’ mean multiples and between $1.9 million and $8.4 million using the selected reference companies median multiples. The weighted average and median implied common stock values (defined as firm value less an estimated $135.1 million of total debt plus preferred stock outstanding upon the consummation of the merger) derived from this analysis using the selected reference companies’ mean multiples and NewCo’s projected 2005, 2006 and 2007 results were $87.5 and $117.4 million, respectively. Based on the percentage ownership of NewCo represented by Bull Run common stockholders, prior to the conversion of the Bull Run Series F Preferred Stock to Bull Run common stock, under the proposed exchange ratio, the implied common stock value of Bull Run would be $3.4 million based on the weighted average implied common stock value for NewCo and $4.6 million based on the median implied common stock value for NewCo. The weighted average and median implied common stock values (defined as firm value less an estimated $135.1 million of total debt plus preferred stock outstanding upon the consummation of the merger) derived from this analysis using the selected reference companies’ median multiples and NewCo’s projected 2005, 2006 and 2007 results were $86.5 and $107.9 million, respectively. Based on the percentage ownership of NewCo represented by Bull Run common stockholders, prior to the conversion of the Bull Run Series F Preferred Stock to Bull Run common stock, under the proposed exchange ratio, the implied common stock value of Bull Run would be $3.4 million based on the weighted average implied common stock value for NewCo and $4.2 million based on the median implied common stock value for NewCo.
      SunTrust Robinson Humphrey noted that none of the companies used in the market analysis of selected publicly-traded reference companies was identical to NewCo and that, accordingly, the analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of the selected publicly-traded reference companies and NewCo.

Analysis of Selected Reference Merger and Acquisition Transactions
      SunTrust Robinson Humphrey reviewed and analyzed the consideration paid and implied transaction multiples in the following 41 selected mergers and acquisitions completed since January 1, 2000 that SunTrust Robinson Humphrey deemed relevant:

Acquiror	Target

Burton Capital Management, LLC	Cenveo, Inc.
Interpublic Group of Companies, Inc.	boede+partners, Inc.
WPP Group PLC	Focus Media SL
WPP Group PLC	Guangzhou Newsun Insight Advertising Co.
WPP Group PLC	Grey Global Group, Inc.
WPP Group PLC	Effort Ogilvy
WPP Group PLC	NCT Ventures LLC
Parkwood Holdings PLC	Clear Channel Communications, Inc.
WPP Group PLC	Quinn Gillespie & Associates LLC
Dentsu, Inc.	Publicis Groupe SA
WPP Group PLC	Cordiant Communications Group PLC
Omnicom Group, Inc.	Taterka
Publicis Groupe SA	Bcom3 Group Inc.
Omnicom Group, Inc.	Cawley Nea Ltd.
Moore Wallace, Inc.	Nielsen Co.
WPP Group PLC	Delfo srl
Omnicom Group, Inc.	MSGI Security Solutions, Inc.
PRIMEDIA, Inc.	Emap PLC
WPP Group PLC	Impact Information Pty Ltd.
Indian Express, Ltd.	Mid-Day Multimedia, Ltd.
The New York Times, Co.	Kohlberg Kravis Roberts & Co.
Lee Enterprises, Inc	Pulitzer, Inc.
Journal Register Co.	21st Century Newspapers, Inc.
McClatchy Co.	Pacific-Sierra Publishing
Hellman & Friedman LLC	Axel Springer AG
Bank of America Corp	Janton Oyj
Harris Associates LP	John Fiarfax Holdings Ltd.
Hollinger International, Inc.	News Communications, Inc.
Lee Enterprises, Inc.	Howard Publications, Inc.
General Electric Co.	Midland & General Direct Ltd.
Liberty Group Publishing, Inc.	Mid Illinois Newspapers, Inc.
Gannett Co., Inc.	Central Newspapers Inc.
Pulitzer, Inc.	Journal Register Co.
Gannett Co., Inc.	News Communications & Media PLC
Tribune Co.	Times Mirror Co.
WPP Group PLC	Finsbury Ltd
WPP Group PLC	Springbok Technologies Inc.
Grey Global Group, Inc.	Read-Poland Associates
Colleagues Group Ltd.	Moore Wallace, Inc.
Interpublic Group of Companies	True North Communications Inc.
Omnicom Group, Inc.	Capsula Comunicacao Ltda.
      For the selected reference transactions, SunTrust Robinson Humphrey analyzed, among other things, firm value as a multiple of LTM revenues, EBITDA and EBIT. Revenues, EBITDA and EBIT values were based on historical financial information available in public filings of the acquirer and/or target companies related to the selected reference transactions. The following table sets forth the multiples indicated by this analysis:

	Mean		Median
	Multiple of		Multiple of
	Selected		Selected
	Reference		Reference
	Transactions		Transactions

Firm Value to:
LTM Revenues	2.20	x	2.28	x
LTM EBITDA	12.4		11.3
LTM EBIT	19.3		16.8
      Based upon the multiples derived from this analysis and NewCo’s projected 2005 results, SunTrust Robinson Humphrey calculated a range of implied common stock values (defined as firm value less an estimated $135.1 million of total debt plus preferred stock outstanding upon the consummation of the merger) for NewCo from $93.7 to $148.3 million, based on the reference transactions mean multiples, and $72.1 to $127.1 million, based on the reference transactions median multiples. Based on the percentage ownership of NewCo represented by Bull Run common shareholders, prior to the conversion of the Bull Run Series F Preferred Stock to Bull Run common stock, under the proposed exchange ratio, the implied common stock value of Bull Run would be between $3.6 million and $5.8 million using the mean multiples for the selected reference transactions and between $2.8 million and $4.9 million using the median multiples for the selected reference transactions.
      SunTrust Robinson Humphrey noted that no transaction considered in the analysis of selected reference merger and acquisition transactions is identical to the Merger. All multiples for the selected reference transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected transactions occurred.

Discounted Cash Flow Analysis
      SunTrust Robinson Humphrey performed a discounted cash flow analysis of NewCo based upon projections provided by Bull Run, Gray and TCM management and SunTrust Robinson Humphrey estimates. Bull Run provided projections for their fiscal years 2006 through 2008; Gray and TCM provided projected revenue, EBITDA, estimated public company overhead and capital expenditure figures used in this analysis for the fiscal years 2006 through 2010; all other items were prepared by SunTrust Robinson Humphrey and approved by Bull Run, Gray and TCM management. SunTrust Robinson Humphrey calculated a range of net present firm values for NewCo based on its free cash flow over the projected time period using a weighted average cost of capital for NewCo ranging from 10% to 20% and terminal value multiples of fiscal year 2010 EBITDA of 8.0x to 12.0x. The analysis indicated a range of implied common stock values (defined as firm value less an estimated $135.1 million of total debt plus preferred stock outstanding upon the consummation of the merger) for NewCo between $24.6 and $173.7 million, with a median value of $87.0 million. Based on the percentage ownership of NewCo represented by Bull Run common shareholders, prior to the conversion of the Bull Run Series F preferred stock into Bull Run common stock, under the proposed exchange ratio, the implied common stock value of Bull Run would be between $1.0 million and $6.7 million using this analysis, with a median value of $3.4 million. SunTrust Robinson Humphrey also calculated a range of net present firm values for NewCo based on a weighted average cost of capital for NewCo ranging from 10% to 20% and perpetual growth rate on NewCo’s free cash flow beyond fiscal 2010 ranging from 3.0% to 5.0%. The analysis indicated a range of implied common stock values for NewCo of $0.0 to $193.1 million, with a median value of $22.1 million. Based on the percentage ownership of NewCo represented by Bull Run common shareholders, prior to the conversion of the Bull Run Series F Preferred Stock to Bull Run common stock, under the proposed exchange ratio, the implied common stock value of Bull Run would be between $0.0 million and $7.5 million using this analysis, with a median value of $0.9 million.
      The following table summarizes the range of implied common stock values (defined as firm value less an estimated $135.1 million of total debt plus preferred stock outstanding upon the consummation of the merger) indicated for NewCo based on the analyses referenced above.

	Implied Common Stock Value

	Mean	Median	High	Low

	($ in millions)
Selected Reference Company Analysis
Using Mean Multiples	$87.5	$117.4	$164.8	$58.4
Using Median Multiples	$86.5	$107.9	$216.3	$48.0
Selected Reference Transaction Analysis
Using Mean Multiples	$120.3	$118.9	$148.3	$93.7
Using Median Multiples	$103.7	$112.1	$127.1	$72.1
Discounted Cash Flow Analysis
EBITDA Terminal Value Approach	$89.6	$87.0	$173.7	$24.6
Perpetual Growth Terminal Value Approach	$48.8	$22.1	$192.9	$0.0

Analysis of Pro Forma Leverage of NewCo
      SunTrust Robinson Humphrey also reviewed and analyzed the pro forma leverage of NewCo upon the consummation of the merger and compared that to the current leverage of Bull Run. Total debt and total debt plus preferred stock calculated, as a multiple of pro forma LTM EBITDA for NewCo upon the consummation of the merger are expected to be approximately 6.5x and 8.0x, respectively. Bull Run’s total debt and total debt plus preferred stock as a multiple of EBITDA for the LTM period through May 31, 2005 were 18.9x and 24.5x, respectively.

Information Regarding SunTrust Robinson Humphrey
      The Bull Run Special Committee selected SunTrust Robinson Humphrey to act as its financial advisor and render a fairness opinion regarding the merger because SunTrust Robinson Humphrey is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and because it is familiar with Bull Run, its business and its industry. SunTrust Robinson Humphrey has, from time to time, rendered investment banking and financial advisory services to Bull Run for which it has received customary compensation. SunTrust Robinson Humphrey has also, from time to time, rendered investment banking services to Gray for which it has received customary compensation. SunTrust Robinson Humphrey is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.
Bull Run has agreed to pay SunTrust Robinson Humphrey customary fees for its opinion and financial advisory services in connection with the merger. In addition, Bull Run has agreed to reimburse SunTrust Robinson Humphrey for its reasonable out-of-pocket expenses, subject to certain limitations, and to indemnify SunTrust Robinson Humphrey and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws. In the ordinary course of its business, SunTrust Robinson Humphrey may actively trade in the securities of Bull Run and Gray for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.
Gray’s and TCM’s Reasons for the Merger
      Gray’s board of directors, TCM’s board of directors, the Gray Special Committee and the TCM Special Committee, in reaching their respective decisions to approve and adopt the Merger Agreement and the merger, consulted with management, as well as their financial and legal advisors, and considered a variety of factors, including the following:

•	information concerning the business, operations, financial condition, earnings and prospects of each of TCM and Bull Run as separate entities and on a combined basis, including TCM’s and Bull Run’s revenue, the complementary businesses and the potential for synergies, revenue enhancement and cost savings;

•	the enhanced strategic and market position of the combined company beyond that achievable by TCM alone;

•	the existing general and administrative infrastructure of Bull Run;

•	the experience of the Bull Run management team;

•	the increase in the market capitalization of the combined company, which should allow the combined company to have increased access to debt and equity markets;

•	the combined company’s anticipated future financial performance;

•	the opportunity for the Gray shareholders (through the ownership of TCM common stock) to participate in a larger company with more businesses, and, as stockholders of the combined company, to benefit from future growth of the combined company;

•	the opinion of HL Financial, as to the fairness, from a financial point of view, as of the date of such opinion and based upon the assumptions, factors and limitations set forth in such opinion, to TCM of the consideration to be paid to Bull Run’s shareholders in the merger;

•	the treatment of the merger as a reorganization for U.S. federal income tax purposes; and

•	the terms of the Merger Agreement.
      Gray’s board of directors, the Gray Special Committee, TCM’s board of directors and the TCM Special Committee also identified and considered certain countervailing factors in its deliberations concerning the merger, including:

•	the possibility that the expected benefits from the merger might not be fully realized;

•	the challenges of integrating Bull Run’s businesses with TCM’s businesses;

•	the possible disruption that might result from the announcement of the merger and the diversion of management’s attention in connection with the merger;

•	the relative valuation issues;

•	the increase in leverage as compared to TCM on a stand-alone basis giving effect to the planned refinancing;

•	the dilution to the Gray shareholders that will own TCM common stock following the distribution as a result of the issuance of TCM common stock to Bull Run shareholders in the merger; and

•	the possibility that the merger may not be consummated and the potential adverse consequences if the merger is not completed.
      The foregoing discusses the material factors considered by Gray’s board of directors, the Gray Special Committee, TCM’s board of directors and the TCM Special Committee and is not exhaustive of all factors considered by Gray’s board of directors, the Gray Special Committee, TCM’s board of directors and the TCM Special Committee. Moreover, in view of the variety of factors considered in connection with their respective evaluations of the Merger Agreement and the merger, Gray’s board of directors, the Gray Special Committee, TCM’s board of directors and the TCM Special Committee considered the factors as a whole and did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching their respective determinations to approve the Merger

Agreement and the merger. In addition, each member of Gray’s board of directors, the Gray Special Committee, TCM’s board of directors and the TCM Special Committee may have given differing weights to different factors.
Opinion of HL Financial
      The TCM Special Committee retained Houlihan Lokey to act as its financial advisor in connection with the merger and, if requested, to render (or to cause its affiliate, HL Financial, to render) to Gray’s board of directors, the Gray Special Committee, TCM’s board of directors, and the TCM Special Committee an opinion as to the fairness to TCM, from a financial point of view, of the consideration to be paid to Bull Run’s shareholders in the merger.
      HL Financial delivered its written opinion to the TCM Special Committee, the Gray Special Committee, TCM’s board of directors and Gray’s board of directors dated as of August 2, 2005, to the effect that as of that date and subject to the assumptions, factors and limitations set forth in the written opinion and described below under “Summary Financial Analyses Performed by HL Financial”, that the consideration to be paid to Bull Run’s shareholders in connection with the merger was fair, from a financial point of view, to TCM.
      THE COMPLETE TEXT OF HL FINANCIAL’S OPINION IS ATTACHED HERETO AS APPENDIX E, AND THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH OPINION. TCM’S STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE LIMITATIONS ON THE REVIEW MADE, THE FACTORS CONSIDERED AND THE ASSUMPTIONS MADE BY HL FINANCIAL.
      In connection with preparing and rendering its opinion, HL Financial had made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, HL Financial reviewed certain SEC filings and historical financial statements of Gray and Bull Run, reviewed financial projections of TCM and Bull Run prepared by their respective management, reviewed drafts of certain agreements to be delivered at the closing of the spin-off and the merger, spoke with certain members of the management of Gray, TCM and Bull Run regarding their respective operations, financial condition, future prospects and projected operations and performance and conducted such other financial studies, analyses and inquiries as it deemed appropriate.
Summary of Financial Analyses Performed by HL Financial
      The following is a summary of the material financial analyses used by HL Financial in connection with providing its opinion regarding the merger. This summary is qualified in its entirety by reference to the full text of such opinion, which is attached as Appendix E to this proxy statement/ prospectus/ information statement and incorporated into this proxy statement/ prospectus/ information statement by reference. This summary contains information contained in tabular format. In order to fully understand the financial analyses used by HL Financial, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of these financial analyses.
      HL Financial utilized the following financial analyses based upon its view that they are appropriate and reflective of generally accepted valuation methodologies given the availability of information regarding comparable publicly-traded companies, the availability of forecasts from management of Gray, TCM and Bull Run, and the availability of information regarding similar transactions, as applicable. Each analysis provides an indication of the standalone enterprise values from operations (equity value of the relevant entity, plus all of its interest-bearing debt and minority interests less non-operating assets), or EV, of TCM (prior to the Merger) and Bull Run, respectively, prior to completion of the merger, and the pro forma enterprise value of TCM after consummation of the merger, which we sometimes refer to as NewCo. No single methodology was considered to be more appropriate than any other methodology, and therefore HL Financial considered all of the aforementioned methodologies in arriving at its conclusions.

      For TCM, HL Financial conducted a market multiple analysis, a discounted cash flow analysis and a comparable transaction analysis. For Bull Run and NewCo, HL Financial conducted a market multiple analysis and a discounted cash flow analysis. HL Financial concluded that a comparable transaction analysis with respect to Bull Run or NewCo would not be meaningful in light of an insufficient number of comparable transactions. The following analyses are presented exclusive of certain transaction costs and also assume, based on management estimates, that none of TCM, Bull Run or NewCo has any material contingent liabilities.
      Market Multiple Analysis. HL Financial’s selection of market multiples for each of TCM and Bull Run was based upon its analysis of financial information of certain publicly-traded companies listed below that it considered to be reasonably comparable to TCM and Bull Run, based on the industries in which each company operates, its principal competitors and its business risk profile. HL Financial’s selection of market multiples for NewCo was also based upon an analysis of these comparable companies. HL Financial’s market multiple analyses included both qualitative considerations and quantitative considerations such as size, profitability, growth history and prospects. However, no single factor was determinative in these analyses.
      HL Financial calculated certain financial ratios of these comparable companies based on the most recent publicly-available information regarding these companies, including the multiples of:

(i) EV to earnings before interest, taxes, depreciation and amortization, or EBITDA, for the latest 12 months, or LTM EBITDA, the next fiscal year, or NFY EBITDA, and the following projected fiscal year, or NFY+1 EBITDA; and

(ii) EV to projected earnings before interest and taxes, or EBIT, for the latest 12 months, or LTM EBIT, the next fiscal year, or NFY EBIT, and the following projected fiscal year, or NFY+1 EBIT.
      After reviewing various representative indications of operating performance, HL Financial considered EBITDA and EBIT as the most meaningful measures of operating performance. EBITDA and EBIT reflect a company’s profitability absent a capital structure and items not directly related to its operations. HL Financial derived indications of EV by applying selected EBITDA and EBIT multiples to those actual and projected operating results that were deemed to be most appropriate for each company.

TCM Market Multiple Analysis
      For the TCM market multiple analysis, HL Financial reviewed publicly-available financial information of the following comparable companies: Dow Jones & Co., Inc., Gannett Co., Inc., Journal Register Company, Knight-Ridder, Inc., Lee Enterprises, Inc., The McClatchy Company, The New York Times Company, The E.W. Scripps Company, Tribune Company, and The Washington Post Company. The projections used in HL Financial’s analysis of these comparable companies were based on public analyst reports.
      For purposes of determining the appropriate level of EBITDA and EBIT, HL Financial included certain expenses for TCM to operate as an independent division but excluded certain estimated public company overhead expenses.
      The analysis indicated that the multiples for these comparable companies as of approximately July 29, 2005 were as follows:

	EV/ EBITDA							EV/ EBIT

	LTM		NFY		NFY+1			LTM		NFY		NFY+1

Low	9.4	x	9.3	x	9.0	x	Low	10.8	x	10.8	x	10.1x
High	16.2	x	13.4	x	11.4	x	High	25.5	x	22.2	x	16.6x
Median	10.5	x	9.8	x	9.3	x	Median	12.9	x	12.7	x	12.1x
Mean	11.4	x	10.6	x	9.8	x	Mean	14.7	x	13.5	x	12.2x

      HL Financial derived indications of TCM’s EV by applying selected EBITDA and EBIT multiples to TCM’s LTM results as well as to expected operating results for the next fiscal year ending December 31, 2005 and the following projected fiscal year ending December 31, 2006. With respect to EV to EBITDA multiples, HL Financial selected multiples in the range of 10.0x to 11.0x for the LTM period, 9.5x to 10.5x for the NFY period and 9.0x to 10.0x for the NFY+1 period. With respect to EV to EBIT multiples, HL Financial selected multiples in the range of 11.5x to 12.5x for the LTM period, 11.0x to 12.0x for the NFY period and 10.5x to 11.5x for the NFY+1 period. Based on this analysis, HL Financial determined that the selected EV range for TCM was approximately $141.0 million to $154.8 million.

Bull Run Market Multiple Analysis
      For the Bull Run market multiple analysis, HL Financial reviewed publicly-available financial information regarding the following companies: Westwood One, Inc., Valassis Communications, Inc., Clear Channel Communications, Inc., Emmis Communications Corporation, Cox Radio, Inc., MDC Partners, Inc., Coactive Marketing Group, Inc., Meredith Corporation, and Primedia, Inc. The projections used in HL Financial’s analysis of these comparable companies were based on the average of the relevant data points in public analyst reports.
      For purposes of determining the appropriate level of EBITDA and EBIT, HL Financial included certain expenses for Bull Run to operate as an independent division but excluded certain estimated public company overhead expenses.
      The analysis indicated that the multiples for these comparable companies as of approximately July 29, 2005 were as follows:

	EV/ EBITDA							EV/ EBIT

	LTM		NFY		NFY+1			LTM		NFY		NFY+1

Low	4.9	x	9.2	x	9.1	x	Low	6.4	x	12.6	x	11.8x
High	13.1	x	12.5	x	12.1	x	High	16.7	x	17.0	x	16.2x
Median	11.0	x	11.5	x	10.8	x	Median	12.8	x	13.4	x	12.6x
Mean	10.6	x	11.3	x	10.6	x	Mean	12.9	x	14.5	x	13.4x
      HL Financial derived indications of Bull Run’s EV by applying selected EBITDA and EBIT multiples to Bull Run’s expected operating results for the next fiscal year ending August 31, 2006 and the following projected fiscal year ending August 31, 2007. With respect to EV to EBITDA multiples, HL Financial selected multiples in the range of 11.0x to 12.0x for the NFY period and 10.0x to 11.0x for the NFY+1 period. With respect to EV to EBIT multiples, HL Financial selected multiples in the range of 12.5x to 13.5x for the NFY period and 11.5x to 12.5x for the NFY+1 period. Based on this analysis, HL Financial determined that the selected EV range for Bull Run was approximately $87.1 million to $95.0 million.

NewCo Market Multiple Analysis
      For the NewCo market multiple analysis, HL Financial evaluated certain financial ratios of the companies deemed comparable to both TCM and Bull specified above. HL Financial utilized combined TCM and Bull Run management projections, inclusive of certain public company expenses estimated by management, in order to determine pro forma combined EBITDA and EBIT levels for NewCo.
      HL Financial derived indications of NewCo’s EV by applying selected EBITDA and EBIT multiples to NewCo’s pro forma combined expected operating results for the next fiscal year ending December 31, 2005 and the following projected fiscal years ending December 31, 2006 and 2007. With respect to EV to EBITDA multiples, HL Financial selected multiples in the range of 11.0x to 12.0x for the year ending December 31, 2005, 10.0x to 11.0x for the year ending December 31, 2006 and 9.0x to 10.0x for the year ending December 31, 2007. With respect to EV to EBIT multiples, HL Financial selected multiples in the range of 12.5x to 13.5x for the year ending December 31, 2005, 11.5x to 12.5x for the year ending December 31, 2006 and 10.5x to 11.5x for the year ending December 31, 2007. Based on this analysis,

HL Financial determined that the selected EV range for NewCo was approximately $219.2 million to $239.7 million.
      Discounted Cash Flow Analysis. For purposes of its discounted cash flow analysis of:

•	TCM, HL Financial utilized certain financial projections of TCM that were prepared by TCM’s management for the fiscal years ending December 31, 2005, 2006, 2007, 2008 and 2009;

•	Bull Run, HL Financial utilized certain financial projections of Bull Run that were prepared by Bull Run’s management for the fiscal years ending August 31, 2005, 2006, 2007 and 2008; and

•	NewCo, HL Financial utilized TCM and Bull Run management projections for the fiscal years ending December 31, 2005, 2006, 2007, 2008 and 2009.
      In order to determine the EV of each of TCM, Bull Run and NewCo, HL Financial first derived adjusted free cash flow (by adjusting for capital expenditures, as well as working capital requirements and any taxes) and discounted free cash flow to the present.
      HL Financial then applied risk-adjusted discount rates to TCM’s, Bull Run’s and NewCo’s respective projected adjusted free cash flows. For each company, HL Financial applied the following risk-adjusted discount rates ranges: for TCM, 8.5% to 12.5%; for Bull Run, 12.5% to 16.5%; for NewCo, 10.5% to 12.5%.
      The discount rate ranges used in the discounted cash flow analysis for each company was calculated based on an estimate of the weighted average cost of capital for the relevant comparable companies listed above, which represents the blended, after-tax costs of debt and equity. HL Financial focused on the range of EV exhibited by discount rates in the middle of each selected range: for TCM, 10.5%, for Bull Run, 14.5% and for NewCo, 11.5%.
      HL Financial used the terminal multiple approach to determine the separate values of TCM, Bull Run and NewCo at the end of the projection period. Specifically, HL Financial applied the following terminal EBITDA multiples in the calculation of the terminal value, discounted to the present: for TCM, 8.5x to 10.5x; for Bull Run, 10.0x to 12.0x; and for NewCo, 9.5x to 11.5x. The sum of the present value of the:

•	free cash flows for the fiscal years ending 2005 through 2009; plus

•	terminal value resulted in the following indicated EV range for each of TCM, Bull Run and NewCo: for TCM, $139.0 million to $162.6 million; for Bull Run, $83.7 million to $96.8 million; and for NewCo, $231.2 million to $258.9 million.
      TCM Comparable Transaction Analysis. HL Financial reviewed publicly available financial information of the following merger and acquisition transactions announced since January 1, 2002 involving companies comparable to TCM:

Acquiror	Target	Date Announced

Fortress Investment Group	Liberty Group Publishing	May 11, 2005
Lee Enterprises	Pulitzer Inc.	January 30, 2005
Journal Register Company	21st Century Newspapers Inc.	July 6, 2004
McClatchy	Merced Sun Star	December 4, 2003
Dow Jones & Company	The Record of Stockton	April 16, 2003
The New York Times Company	International Herald Tribune	October 22, 2002
Eagle-Tribune	Essex County Newspapers	April 11, 2002
CNHI	Ottaway Newspapers	February 21, 2002
Lee Enterprises	Howard Publications	February 12, 2002
      HL Financial deemed the companies in these transactions to be reasonably comparable to TCM based on the industry in which TCM operates, its principal competitors and its business risk profile.

      HL Financial calculated the multiple of TCM’s EV to LTM EBITDA. The analysis showed that the multiples exhibited by the companies involved in these comparable transactions as of the announcement date of each transaction were as follows:

EV/ EBITDA
LTM

Low	10.0x
High	16.2x
Median	12.0x
Mean	12.5x
      HL Financial derived indications of TCM’s EV by applying selected EBITDA multiples to TCM’s LTM results. HL Financial selected EV to EBITDA multiples in the range of 10.0x to 11.5x for the LTM period. The selected Enterprise Value range of TCM from this method was approximately $125.7 million to $144.6 million.

Determination of TCM’s Equity Value.
      Based on the market multiple, discounted cash flow and comparable transaction analyses described above, HL Financial selected a range of TCM’s EV from operations of $139.0 million to $154.8 million.
      HL Financial then made certain adjustments to the range of TCM’s EV from operations in order to determine TCM’s equity value, including the subtraction of $40.0 million in debt allocated to TCM by Gray, which resulted in a range of equity values for TCM of $99.0 million to $114.8 million.

Determination of Bull Run’s Equity Value.
      Based on the market multiple and discounted cash flow analyses described above, HL Financial selected a range of Bull Run’s EV from operations of $85.4 million to $95.9 million.
      HL Financial then made certain adjustments to the range of Bull Run’s EV from operations in order to determine Bull Run’s equity value, including the addition of certain non-operating assets, net of certain non-operating liabilities, of $6.7 million, the subtraction of the value of Bull Run’s existing third party debt obligations of approximately $69.1 million and the subtraction of the estimated common stock equivalent value of NewCo’s Series A and Series B Preferred Stock of approximately $20.4 million, as Bull Run’s existing Preferred Stock is exchanged for NewCo Preferred Stock with different terms, which resulted in a range of equity values for Bull Run of $2.6 million to $13.1 million.

Determination of NewCo’s Equity Value.
      Based on the market multiple and discounted cash flow analyses described above, HL Financial selected a range of NewCo’s EV from operations of $225.2 million to $249.3 million. HL Financial then made certain adjustments to the range of NewCo’s EV from operations in order to determine NewCo’s equity value, including the addition of certain non-operating assets, net of certain non-operating liabilities, of $6.7 million, the subtraction of the value of NewCo’s pro forma third party debt obligations of approximately $109.1 million, and the subtraction of the estimated common stock equivalent value of NewCo’s Series A and Series B Preferred Stock of $20.4 million, which resulted in a range of equity values for NewCo of $102.4 million to $126.4 million.
      Analysis of TCM’s Equity Contribution. HL Financial then evaluated the range of TCM’s proportionate contribution to the total combined common equity of NewCo, based on its valuation of TCM as a standalone entity. HL Financial concluded the range of TCM’s relative contribution was between approximately 89.8% and 97.5% of total combined common equity value. The midpoint contribution to total common equity by TCM was approximately 93.2%. HL Financial noted that the allocation of NewCo common equity of 95.0% to TCM stockholders, as reflected in the exchange ratio, was within the range and above the midpoint of TCM’s estimated equity contribution.

      Analysis of the Value Impact of the Merger. HL Financial then evaluated NewCo’s equity value within the context of the allocation of the equity value of 95.0% to TCM and 5.0% to Bull Run. HL Financial noted that the TCM stockholders’ 95.0% ownership interest in NewCo provides these stockholders, at the midpoint of NewCo’s estimated range of equity values, with greater value compared to the value of their ownership interest in TCM on a standalone basis. In this analysis, NewCo’s Series A Preferred Stock and Series B Preferred Stock was treated at its common-equivalent value, given NewCo’s ability to force conversion to NewCo common stock upon a change of control of the company.
      HL Financial also considered the value impact of the merger to TCM stockholders assuming a sale of TCM at the end of the five-year projection period. This analysis takes into consideration the conversion provisions of the NewCo Series A Preferred Stock and NewCo Series B Preferred Stock. Based on management’s forecasts and assumed EBITDA multiples in 2009, HL Financial estimated the present value of NewCo’s common equity value. Based on this analysis, HL Financial determined that the estimated present value of the ownership interest of TCM’s stockholders in NewCo’s common equity is greater than the value of their ownership interest in TCM on a standalone basis.
      As a matter of course, none of Gray, TCM or Bull Run publicly-disclose financial projections. However, in connection with its analysis, HL Financial considered financial projections prepared by the management of Gray, TCM and Bull Run. These financial projections were prepared under market conditions as they existed as of approximately May 2005 and do not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of Gray, TCM or Bull Run, as the case may be, may cause these financial projections or the assumptions underlying these financial projections to be inaccurate. As a result, these financial projections should not be relied upon as necessarily indicative of future results.
      HL Financial’s opinion is based on the business, economic, market and other conditions as they existed as of the date of its opinion, and on the financial projections of TCM and Bull Run provided to HL Financial. In rendering its opinion, HL Financial relied upon and assumed, without independent verification, that:

•	the financial and other information provided to HL Financial by the management of Gray, TCM and Bull Run, including financial projections, was accurate, complete and reasonably prepared and reflected the best currently available estimates of the financial results and condition of each of these entities;

•	no material changes have occurred that would impact the accuracy of the information provided to HL Financial between the date the information was provided and the date of HL Financial’s opinion; and

•	there were no facts or information regarding Gray, TCM, Bull Run or NewCo that would cause the information supplied to HL Financial to be incomplete or misleading in any material respect.
      HL Financial did not independently verify the accuracy or completeness of the information supplied to it with respect to Gray, TCM, Bull Run or NewCo and does not assume responsibility for it. HL Financial also assumed that the spin off and the merger will be consummated in as described in the Separation and Distribution Agreement and the Merger Agreement, respectively. HL Financial did not make any independent appraisal of the specific properties or assets of Gray, TCM or Bull Run.
      HL Financial was not asked to opine, and does not express any opinion as to:

•	the tax or legal consequences of the merger;

•	the realizable value of TCM and Bull Run common stock or the prices at which NewCo’s common stock may trade after consummation of the spin-off and the merger; or

•	the fairness of any aspect of the spin-off or the merger not expressly addressed in its opinion.

      The summary set forth above describes the material points of more detailed analyses performed by HL Financial in arriving at its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is, therefore, not readily susceptible to summary description. In arriving at its opinion, HL Financial made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, HL Financial believes that its analyses and summary set forth herein must be considered as a whole and that selectively reviewing only portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying these analyses. In its analyses, HL Financial made numerous assumptions with respect to Gray, TCM, Bull Run, the spin-off, the merger, industry performance, general business, economic, market and financial conditions and other matters. The estimates contained in HL Financial’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by these analyses. Additionally, analyses and estimates related to the value of businesses or securities of Gray, TCM or Bull Run are not appraisals. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.
      HL Financial’s opinion was provided for the information and assistance of the Gray Special Committee, Gray’s board of directors, the TCM Special Committee and TCM’s board of directors in connection with their review of the merger. HL Financial was not requested to opine as to, and HL Financial’s opinion does not address, among other things, the:

•	underlying business decision of Gray, its board of directors (or any committee thereof), its securityholders or any other party to proceed with or effect the spin-off;

•	underlying business decision of TCM, its board of directors (or any committee thereof), its securityholders or any other party to proceed with or effect the merger;

•	the fairness of any portion or aspect of the spin-off or the merger not expressly addressed in its opinion; or

•	tax or legal consequences of the spin-off or the merger to either Gray or TCM their respective security holders, or any other party.
      In addition, HL Financial was not engaged to initiate any discussions with, or solicit any indications of interest from, third parties (other than Bull Run) with respect to the spin-off or the merger or any alternatives to the spin-off or the merger, to advise the Gray Special Committee, Gray’s board, the TCM Special Committee or TCM’s board of directors with respect to alternatives to the spin-off or the merger. The consideration paid to Bull Run’s shareholders was determined on the basis of negotiations between the respective special committees of the boards of directors of TCM and Bull Run. HL Financial’s opinion was delivered subject to the conditions, scope of engagement, limitations and understandings set forth in the opinion and HL Financial’s engagement letter, and subject to the understanding that the obligations of HL Financial in the transaction are solely corporate obligations, and no officer, director, employee, agent, affiliate, shareholder or controlling person of HL Financial shall be subject to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of TCM or its affiliates.
      Houlihan Lokey has acted as financial advisor to the TCM Special Committee in connection with the merger and will receive from TCM a customary fee in connection with a purchase or sale transaction, a portion of which is contingent on completion of the spin-off and the merger. HL Financial received a customary fee from TCM for providing its opinion, which was not contingent upon the conclusions set forth in its opinion or the completion of the spin-off or the merger. TCM has also agreed to reimburse Houlihan Lokey for the reasonable out-of-pocket expenses that it incurs in connection with rendering its services and to indemnify Houlihan Lokey, or any employee, agent, affiliate, officer, director, attorney, shareholder or any person who controls Houlihan Lokey, against and from, with certain exceptions, all losses arising out of or in connection with its engagement.

      HL Financial has been engaged to provide at the closing of the merger an opinion as to whether, immediately after and giving effect to the spin-off, the merger and the Refinancing and on a pro forma basis:

•	the fair value and present fair saleable value of TCM’s assets would exceed TCM’s stated liabilities and identified contingent liabilities;

•	TCM should be able to pay its debts as they become absolute and mature; and

•	the capital remaining in TCM would not be unreasonably small for the business in which TCM is engaged, as management has indicated it is proposed to be conducted following the consummation of the spin-off, the merger and the Refinancing.
      HL Financial will receive a customary fee from TCM for providing this opinion, none of which is contingent upon the conclusions set forth in this opinion or the completion of the spin-off or the merger. This fee will be applied to a portion of the fees described above with respect to Houlihan Lokey’s services as financial advisor to the TCM Special Committee.
      Under the terms of a Guaranty and Acknowledgement made by Gray and the Gray Special Committee in favor of Houlihan Lokey and its affiliates, Gray agreed to guaranty the payment of any amounts payable to Houlihan Lokey or its affiliates described above.
      Houlihan Lokey Howard & Zukin is an internationally recognized investment banking firm that is engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, and business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities. It has no material prior relationship with Gray, TCM, Bull Run or their respective affiliates.
Material U.S. Federal Income Tax Consequences of the Merger
      The following is a summary of the material U.S. federal income tax consequences of the merger to the shareholders of Bull Run. This summary is based on provisions of the Code, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations of the Code, all as in effect as of this date of this proxy statement/ prospectus/ information statement, and all of which are subject to change, possibly with retroactive effect. This summary is limited to Bull Run shareholders who hold their shares as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to Bull Run shareholders in light of their particular circumstances or to Bull Run shareholders who are subject to special treatment under U.S. federal income tax law, such as:

•	entities treated as partnerships for U.S. federal income tax purposes or Bull Run shareholders who hold their shares through entities treated as partnerships for U.S. federal income tax purposes;

•	certain U.S. expatriates;

•	Bull Run shareholders who hold Bull Run stock as part of a straddle, appreciated financial position, hedge, synthetic security, conversion transaction or other integrated investment;

•	Bull Run shareholders whose functional currency is not the U.S. dollar;

•	Bull Run shareholders who acquired Bull Run stock through the exercise of employee stock options or otherwise as compensation;

•	Bull Run shareholders subject to the U.S. alternative minimum tax;

•	foreign persons and entities;

•	financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	dealers in securities or foreign currencies; and

•	traders in securities that mark-to-market.
      Furthermore, this summary does not address any aspect of state, local, or foreign laws, or any federal laws other than those pertaining to income taxation.
      Bull Run’s obligation to consummate the merger is conditioned upon its receipt of an opinion of Troutman Sanders LLP, counsel to Bull Run, dated as of the closing date of the merger, to the effect that, on the basis of the facts, assumptions and representations set forth or referred to therein, for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. TCM’s obligation to consummate the merger is conditioned upon its receipt of a similar opinion of King & Spalding LLP, special tax counsel to TCM. Bull Run will not waive the closing condition regarding its receipt of an opinion of counsel regarding tax matters without resoliciting the approval of its shareholders after providing appropriate disclosure, and neither Bull Run nor TCM has any intention to waive its condition regarding receipt of such tax opinion as of the date of this proxy statement/ prospectus/ information statement. None of the opinions referred to in this paragraph or the opinions stated below will be binding on the Internal Revenue Service or the courts, and no rulings will be sought from the Internal Revenue Service regarding the tax treatment of the merger. Accordingly, there can be no certainty that the Internal Revenue Service will not challenge the conclusions set forth in any of the opinions stated or referred to herein or that a court would not sustain such a challenge.
      In addition, in connection with the filing of the registration statement of which this proxy statement/ prospectus/ information statement forms a part, Troutman Sanders LLP, counsel to Bull Run, and King & Spalding LLP, special tax counsel to TCM, have delivered to Bull Run and TCM, respectively, their opinions, dated as of the effective date of such registration statement, that, for U.S. federal income tax purposes, the merger will qualify as a reorganization under Section 368(a) of the Code. Such opinions and the opinions set forth below have been rendered on the basis of certain assumptions, including assumptions regarding the absence of changes in existing facts and that the merger will be completed in accordance with the Merger Agreement and the statements contained in this proxy statement/ prospectus/ information statement. These opinions and the opinions set forth below also have been rendered on the basis of representations, including those contained in officers’ certificates of Bull Run and TCM, all of which must be true and accurate in all respects as of the effective time of the merger. If any of those assumptions or representations is inaccurate, incomplete, or untrue, the conclusions contained in the opinions referred to in this paragraph or stated below could be affected.

General
      The discussion set forth below, subject to the limitations and qualifications set forth herein, constitutes the opinion of Troutman Sanders LLP, counsel to Bull Run, and King & Spalding LLP, special tax counsel to TCM, as to the material U.S. federal income tax consequences of the merger:

•	No gain or loss will be recognized as a result of exchanging shares of Bull Run common stock or Bull Run Series F preferred stock for shares of TCM common stock in the merger (except with respect to cash received instead of a fractional share of TCM common stock).

•	The aggregate tax basis of the shares of TCM common stock received by a Bull Run shareholder in the merger (before reduction for the basis in any fractional share of TCM common stock for which cash is received) will be the same as the aggregate tax basis of the shares of Bull Run common stock or Bull Run Series F preferred stock exchanged therefor.

•	The holding period of the shares of TCM common stock received by a Bull Run shareholder in the merger will include the holding period of the shares of Bull Run common stock or Bull Run Series F preferred stock surrendered in exchange therefor.

•	A Bull Run shareholder who receives cash instead of a fractional share of TCM common stock generally will recognize capital gain or loss based on the amount of such cash and the tax basis that such holder would have had in the fractional share. Such gain or loss will be long-term capital gain or loss if the holding period for the fractional share of TCM common stock (as determined above) would have been more than one year at the time of the merger.

•	A Bull Run shareholder who receives cash in exchange for shares of Bull Run Series E preferred stock, but who does not own any Bull Run common stock (and therefore does not receive any TCM common stock in the merger), will be treated as having the shares of Bull Run Series E preferred stock redeemed in a transaction governed by Section 302 of the Code. Such a shareholder generally will recognize taxable gain or loss based on the difference between the amount of cash received for the shares of Bull Run Series E preferred stock and the shareholder’s adjusted tax basis in those shares. Any gain or loss recognized by such a shareholder generally will constitute capital gain or loss and will constitute long-term capital gain or loss if the holding period for the shares of Bull Run Series E preferred stock is more than one year at the time of the merger.

•	A Bull Run shareholder who receives cash in exchange for shares of Bull Run Series E preferred stock and also receives shares of TCM common stock in the merger will be required to recognize any gain realized with respect to the exchange of the shareholder’s Bull Run Series E preferred stock but will not be permitted to recognize any loss. The amount of gain required to be recognized will equal the excess, if any, of the amount of cash received in exchange for such shareholder’s shares of Bull Run Series E preferred stock and such shareholder’s aggregate adjusted tax basis in those shares. The gain, if any, recognized by such a shareholder generally will constitute capital gain and will constitute long-term capital gain if the holding period for the shares of Bull Run Series E preferred stock is more than one year at the time of the merger.

Shareholder Reporting Requirements
      Under Treasury Regulations, Bull Run shareholders receiving TCM stock in the merger must file a statement with their U.S. federal income tax returns setting forth certain information concerning the merger.

Backup Withholding
      Bull Run shareholders who receive cash in exchange for shares of Bull Run Series E preferred stock may be subject to backup withholding, at a rate of 28% on the cash received. Backup withholding will not apply, however, to a shareholder who (1) provides a correct taxpayer identification number or (2) comes within certain exempt categories and, in each case, complies with applicable certification requirements. If a shareholder of Bull Run Series E preferred stock receiving cash in the merger does not provide TCM (or the exchange agent) with its correct taxpayer identification number, the shareholder may be subject to penalties imposed by the Internal Revenue Service. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder’s U.S. federal income tax liability, provided that the shareholder furnishes certain required information to the Internal Revenue Service.

Bull Run Shareholders Receiving Shares of TCM Series A Redeemable, Convertible Preferred Stock
      The federal income tax consequences of the merger to Bull Run shareholders who receive shares of TCM Series A redeemable, convertible preferred stock in exchange for shares of Bull Run Series D and Series E preferred stock are unclear. Such consequences will depend on the rules applicable to “nonqualified preferred stock” as defined in the Code. Generally, in a reorganization, a shareholder who receives nonqualified preferred stock in exchange for stock other than nonqualified preferred stock is required to recognize any gain realized on such exchange but is not permitted to recognize any loss. No gain or loss is recognized by the shareholder, however, if either (1) the stock of the acquiring corporation is not treated as nonqualified preferred stock (regardless of the treatment of the stock of the target corporation) or (2) the stock of the target corporation is treated as nonqualified preferred stock (regardless of the treatment of the stock of the acquiring corporation). In that event, the shareholder’s aggregate tax basis in the stock received will be the same as the aggregate tax basis in the stock exchanged, and the shareholder’s holding period for the stock received will include the holding period for the stock exchanged.
      Under the Code, stock must meet a specific definition of “preferred stock” to be treated as nonqualified preferred stock. The term “preferred stock” is defined as “stock which is limited and preferred as to dividends and does not participate in corporate growth to any significant extent.” Stock is not treated as participating in corporate growth to any significant extent unless there is a real and meaningful likelihood of the shareholder actually participating in the earnings and growth of the corporation. Stock meeting the definition of “preferred stock” is treated as “nonqualified preferred stock” if, within 20 years after the stock is issued, (1) it is required to be redeemed by the issuing corporation, (2) the issuing corporation has the option to redeem the stock and, as of the issue date, it is more likely than not that the option will be exercised, or (3) certain other circumstances exist.
      In this case, the TCM Series A redeemable, convertible preferred stock appears to meet the definition of “nonqualified preferred stock” because (1) it is required to be redeemed in 15 years, (2) it is limited and preferred as to dividends, and (3) it does not appear to participate in TCM’s corporate growth to any significant extent because (a) the shares have a fixed liquidation preference, (b) TCM has the right to redeem the shares for a fixed price at any time after the fifth anniversary of the merger, and (c) the shares cannot be converted into shares of TCM common stock for a year and, at that point, a conversion price must be paid equal to a 40% premium on the higher of (x) the 30-day average trading price of TCM common stock beginning on the 6-month anniversary of the merger or (y) the 30-day average trading price of Bull Run common stock (multiplied by the exchange ratio) ending on the date immediately prior to the merger. If the TCM Series A redeemable, convertible preferred stock constitutes nonqualified preferred stock, then a Bull Run shareholder who receives it in the merger will qualify for nonrecognition treatment, as described above, only if the Bull Run preferred stock surrendered in exchange therefor also constitutes nonqualified preferred stock.
      The treatment of the Bull Run Series D and Series E preferred stock as nonqualified preferred stock is not clear. It depends in part on whether, on the date such stock was issued, the stock was more likely than not to be redeemed within 20 years. All relevant facts and circumstances would have to be taken into account in analyzing the likelihood of redemption. If more likely than not to be redeemed, the Bull Run Series D and Series E preferred stock appear to constitute “nonqualified preferred stock” because (1) each class of stock is limited and preferred as to dividends and (2) neither class appears to participate in Bull Run’s corporate growth to any significant extent, because, although the stock is convertible into shares of Bull Run common stock, (a) the shares have a fixed liquidation preference and (b) Bull Run has the right to redeem the shares for a fixed price at any time.
      The determinations of whether the TCM Series A redeemable, convertible preferred stock, the Bull Run Series D preferred stock, and the Bull Run Series E preferred stock constitute nonqualified preferred stock are highly factual and complex. Therefore, Bull Run shareholders who receive shares of TCM Series A redeemable, convertible preferred stock in the merger are urged to consult with their own tax advisors regarding these matters.
      The summary set forth above of material U.S. federal income tax consequences of the merger is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. In addition, the summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-income tax or any foreign, state, local or other tax consequences of the merger. Accordingly, each Bull Run shareholder is strongly urged to consult such shareholder’s own tax advisor to determine the particular federal, state, local or foreign income, reporting, or other tax consequences of the merger to that shareholder.
Accounting Treatment
      The merger will be accounted for under the purchase method of accounting and TCM will be considered the acquiror of Bull Run for accounting purposes. Accordingly, TCM’s historical financial statements will become the historical financial statements of TCM following the merger. TCM will establish a new accounting basis for the tangible and specifically identifiable intangible assets and liabilities of Bull Run based upon their estimated fair value on the date of the merger.
Treatment of Stock Options
      Each option to purchase shares of Bull Run common stock outstanding immediately prior to the effective time of the merger will be converted into an option to purchase TCM common stock, except that (1) such option will be exercisable for that number of shares of TCM common stock equal to the product of the number of shares of Bull Run common stock that were purchasable under such option immediately prior to the effective time multiplied by 0.0289, rounded down to the nearest whole number of shares of TCM common stock and (2) the per share exercise price for TCM common stock issuable upon exercise of such assumed option shall be equal to the quotient of (x) the exercise price per share of the Bull Run common stock at which such option was exercisable immediately prior to the effective time, divided by (y) 0.0289, rounding the resulting exercise price up to the next whole cent.
Treatment of Fractional Shares
      Fractional shares of TCM common stock will not be issued in the merger. Instead, fractional shares of TCM common stock will be aggregated and sold in the public market by the exchange agent at the then prevailing market prices. The aggregated net cash proceeds of these sales will be distributed ratably to those Bull Run shareholders that would otherwise have received fractional shares of TCM common stock. No interest will be payable upon any such cash payment.
Interests of Certain Persons in the Merger
      Certain directors, officers and shareholders of Gray, TCM and Bull Run have interests in the Transactions described in this proxy statement/ prospectus/ information statement that are different from, or are in addition to, the interests of other Gray, TCM and Bull Run shareholders. See “Interests of Certain Persons in the Transactions” beginning on page 109 for more information. Gray’s board of directors, TCM’s board of directors, Bull Run’s board of directors, the Gray Special Committee, the TCM Special Committee and the Bull Run Special Committee were each aware of the interests and considered them, among other matters, in approving the Merger Agreement and the merger.
Dissenters’ Rights
      Under the GBCC, the holders of Bull Run preferred stock are entitled to dissenters’ rights with respect to the merger, and if the merger is completed and they have complied with the requirements of the GBCC, to receive payment in cash for the fair value of their shares of Bull Run preferred stock. In addition, on August 2, 2005, Bull Run’s board of directors voluntarily and unanimously determined to grant dissenters’ rights with respect to the merger to Bull Run’s common shareholders that would not otherwise have been entitled to dissenters’ rights under the GBCC. Therefore, all Bull Run shareholders will be entitled to exercise dissenters’ rights with respect to the merger. In general, to preserve a shareholder’s dissenters’ rights, a Bull Run shareholder who wishes to exercise these rights must:

•	deliver to Bull Run before the vote is taken at the special meeting of shareholders of Bull Run written notice of such shareholder’s intent to demand payment for such shareholder’s shares if the proposed action is effectuated; and

•	not vote such shareholder’s shares in favor of the proposed action.
See “Dissenters’ Rights” beginning on page 183 for more information concerning these rights and the procedures to be followed to exercise them.
Market for TCM Common Stock
      Currently there is no public market for TCM common stock. The transfer agent and registrar for TCM common stock is Mellon Investor Services, LLC, Overpeck Centre, 85 Challenger Road, Ridgefield Park, NJ 07660 and its telephone number is (888) 835-2869.

      TCM intends to apply to have its common stock listed on the Nasdaq National Market. TCM expects that a “when-issued” trading market for TCM common stock will develop prior to the distribution date. “When-issued” trading refers to a transaction made conditionally because the stock has been authorized but is not yet issued or available. Even though when-issued trading may develop, none of these trades will settle prior to the distribution date, and if the distribution does not occur, all when-issued trading will be null and void. On the first trading day following the distribution date, when-issued trading will end and “regular-way” trading will begin. “Regular-way” trading refers to trading after a stock has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction.
Restrictions on Resales by Affiliates
      The issuance of the shares of TCM common stock to be issued to Gray shareholders and Bull Run shareholders, after giving effect to the spin-off and the merger, will have been registered under the Securities Act. Accordingly, the shares of TCM common stock issued in the spin-off and the merger may be traded freely and without restriction by those stockholders not deemed to be affiliates of TCM. Any transfer of these shares by any person who is an affiliate of TCM will, under existing law, require:

•	the further registration under the Securities Act of the transfer of shares of the TCM common stock by any such affiliate;

•	compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances); or

•	the availability of another exemption from registration.
      An “affiliate” of TCM is a person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with TCM. These restrictions are expected to apply to the directors and executive officers of TCM and any other person deemed to be an affiliate for this purpose. Stop transfer instructions will be given by TCM to its transfer agent with respect to the shares of TCM common stock to be received by persons subject to these restrictions, and any certificates for their shares will be appropriately legended.

THE MERGER AGREEMENT
      The following is a summary of the material terms and provisions of the Merger Agreement, which is attached as Annex D to this proxy statement/ prospectus/ information statement and incorporated herein by reference. You are encouraged to read the entire Merger Agreement.
      The Merger Agreement has been attached as Annex D to provide you with information regarding its terms. It is not intended to provide any other factual information about TCM, BR Acquisition Corp. or Bull Run. Such information can be found elsewhere in this proxy statement/ prospectus/ information statement and in the other public filings that Bull Run makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.
      The Merger Agreement contains representations and warranties of TCM, BR Acquisition Corp. and Bull Run made to and solely for the benefit of each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between TCM, BR Acquisition Corp. and Bull Run and may be subject to important qualifications and limitations agreed by TCM, BR Acquisition Corp. and Bull Run in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to shareholders or were used for the purpose of allocating risk between TCM, BR Acquisition Corp. and Bull Run rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.
Structure of the Merger
      The merger agreement provides for the merger of Bull Run with and into BR Acquisition Corp., a newly formed, wholly-owned subsidiary of TCM, with BR Acquisition Corp. surviving the merger as a wholly-owned subsidiary of TCM.
Completion and Effectiveness of the Merger
      TCM, BR Acquisition Corp. and Bull Run will complete the merger when all of the conditions to the completion of the merger contained in the Merger Agreement described in the section entitled “— Conditions” beginning on page 102 of this proxy statement/ prospectus/ information statement are satisfied or waived (if permitted by applicable law). The merger shall become effective at such time as the articles of merger are duly filed with the Secretary of State of the State of Georgia, or at such other time as TCM and Bull Run shall agree and specify in the articles of merger.
Conversion of Bull Run Capital Stock in the Merger
      Upon completion of the merger (other than shares held by holders seeking dissenters’ rights, which will be treated as described in “— Dissenters’ Rights” below):

•	each share of Bull Run common stock outstanding immediately prior to the effective time shall be cancelled and extinguished and thereafter will be converted into 0.0289 of a share of TCM common stock;

•	each share of Bull Run Series D preferred stock outstanding immediately prior to the effective time shall be cancelled and extinguished and thereafter will be converted into one share of TCM Series A redeemable, convertible preferred stock;

•	each share of Bull Run Series E preferred stock held by J. Mack Robinson and any transferee of Mr. Robinson outstanding immediately prior to the effective time shall be cancelled and extinguished and thereafter will be converted into one share of TCM Series A redeemable, convertible preferred stock;

•	each share of Bull Run Bull Run Series E preferred stock (other than those held by Mr. Robinson and any transferee of Mr. Robinson) outstanding immediately prior to the effective time shall be cancelled and extinguished and thereafter will be converted into $1,000 in cash;

•	each share of Bull Run Series F preferred stock outstanding immediately prior to the effective time shall be cancelled and extinguished and thereafter will be converted into 22.56 shares of TCM common stock;

•	the surviving corporation will pay to each Bull Run Series E preferred shareholder (other than Mr. Robinson and any transferee or affiliate to Mr. Robinson) cash in an amount equal to the accrued and unpaid dividends due to each such shareholder;

•	all accrued and unpaid dividends (through July 1, 2005) on each outstanding share of Bull Run Series D preferred stock and Bull Run Series E preferred stock held by Mr. Robinson and any transferee or affiliate of Mr. Robinson, will be converted into the number of shares of TCM Series A redeemable, convertible preferred stock determined by dividing the accrued and unpaid dividends due on such shares by $1,000;

•	all accrued and unpaid dividends (through July 1, 2005) on each outstanding share of Bull Run Series F preferred stock, will be converted into an aggregate of 12,737 shares of TCM common stock; and

•	the cash advances in the aggregate amount of $6,050,000 made by Mr. Robinson to Bull Run will be converted into 6,050 shares of TCM Series B redeemable, convertible preferred stock.
As of the effective time, all such shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate for Bull Run capital stock, or Certificate, that immediately prior to the effective time represented any such shares shall cease to have any rights with respect thereto, except the right to receive the applicable merger consideration with respect thereto and any cash in lieu of fractional shares of TCM common stock upon surrender of such holder’s Certificates. Upon completion of the merger, TCM will assume outstanding options to purchase Bull Run common stock as described in the section entitled “— Treatment of Bull Run Stock Options” beginning on page 100 of this proxy statement/ prospectus/ information statement.
Fractional Shares
      No fractional shares of TCM common stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of TCM. Fractional shares of TCM common stock will be aggregated and sold in the market by the exchange agent at the then prevailing prices. The aggregated net cash proceeds of those sales will be distributed ratably to each holder of shares of Bull Run common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of TCM common stock (after taking into account all Certificates delivered by such holder). No interest will be payable upon any such cash payment.
Exchange Procedures
      As soon as reasonably practicable after the effective time and in any event no later than five business days thereafter, the exchange agent shall mail to each holder of record of Bull Run capital stock a letter of transmittal and instructions for effecting the surrender of the Certificates in exchange for shares of TCM capital stock (plus cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the exchange agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the exchange agent, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable merger consideration plus cash in lieu of fractional shares, and the Certificate so surrendered shall immediately be cancelled. Until surrendered, each Certificate shall be deemed at any time after the effective time to represent only the right to receive, upon such surrender, the applicable merger consideration plus cash in lieu of fractional shares.

      From and after the effective time there shall be no further registration of transfers on the stock transfer books of the surviving corporation of any Bull Run capital stock that was outstanding immediately prior to the effective time.
      Holders of Bull Run capital stock should not send in their Certificates until they receive a letter of transmittal from Mellon Investor Services, LLC, the exchange agent for the merger, with instructions for the surrender of such Certificates.
Dissenters’ Rights
      If any dissenting shareholder that is entitled to dissenters’ rights demands to be paid the “fair value” of such holder’s shares of Bull Run capital stock and shall have complied with all conditions and obligations necessary to perfect dissenters’ rights in accordance with Article 13 of the GBCC, such shares of Bull Run capital stock shall not be converted into the right to receive the merger consideration, and Bull Run shall give TCM prompt notice thereof. If any dissenting shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Bull Run capital stock held by such shareholder shall thereupon be treated as though such shares had been converted into the merger consideration. See the section entitled “Dissenters’ Rights” beginning on page 183 of this proxy statement/ prospectus/ information statement for more information regarding dissenters’ rights.
Distributions with Respect to Unexchanged Shares
      No dividends or other distributions declared or made after the effective time of the merger with respect to shares of TCM capital stock with a record date after the effective time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of TCM capital stock represented thereby until the holder of record of such Certificate surrenders such Certificate.
Transfers of Ownership and Lost Stock Certificates
      In the event of a transfer of ownership of Bull Run capital stock that is not registered in the transfer records of Bull Run, shares of TCM capital stock issued in exchange therefor plus cash in lieu of fractional shares may be issued and paid to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate is presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes with respect to such transfer have been paid.
      If any Certificate shall have been lost, stolen or destroyed, the exchange agent shall issue TCM capital stock in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof; provided, however, that the surviving corporation may, in its sole discretion and as a condition precedent to the issuance and delivery thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the surviving corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.
Representations and Warranties
      Bull Run made a number of representations and warranties to TCM and BR Acquisition Corp. in the Merger Agreement regarding aspects of its business, financial condition and structure, as well as other facts pertinent to the merger, including representations and warranties relating to the following subject matters:

•	organization, qualification to do business and good standing of Bull Run and its subsidiaries;

•	absence of any material violations of the articles of incorporation and by-laws of Bull Run and the equivalent organizational documents of its subsidiaries;

•	Bull Run’s capital structure, ownership of subsidiary capital stock and dividends;

•	corporate power and authorization to enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement, and the enforceability of the Merger Agreement;

•	the approval and recommendation of the Merger Agreement and the merger by the Bull Run Special Committee and Bull Run’s board of directors;

•	absence of any conflict with, or violation of, the articles of incorporation and by-laws of Bull Run and equivalent organizational documents of its subsidiaries, or any applicable legal requirements resulting from the execution of the Merger Agreement or the completion of the merger;

•	governmental and regulatory approvals required to complete the merger;

•	filings and reports with the SEC and financial statements;

•	accuracy of information about Bull Run in the registration statement on Form S-4;

•	compliance with applicable legal requirements and possession of, and compliance with, all permits required for the operation of business;

•	the absence of certain changes and events, including any material adverse effect on Bull Run, since August 31, 2004;

•	liabilities and obligations;

•	litigation;

•	employee benefit plans;

•	employees and labor relations;

•	taxes;

•	environmental matters;

•	payments required to be made to brokers and agents on account of the merger;

•	material contracts and the effect of entering into and carrying out the obligations of the Merger Agreement on the material contracts;

•	good and valid title to, or valid leasehold interests in, all material tangible properties and assets used in its business, and the absence of encumbrances;

•	insurance;

•	tax matters relating to the merger constituting a reorganization within the meaning of Section 368(a) of the Code;

•	the vote of Bull Run shareholders required to complete the merger;

•	the inapplicability of state takeover statutes to the merger during the pendency of the Merger Agreement; and

•	the receipt of a fairness opinion from SunTrust Robinson Humphrey relating to the merger.
      TCM and BR Acquisition Corp. each made a number of representations and warranties to Bull Run in the Merger Agreement, including representations and warranties relating to the following subject matters:

•	organization, qualification to do business and good standing of TCM and BR Acquisition Corp.;

•	absence of any material violations of the organizational documents of TCM and BR Acquisition Corp.;

•	TCM’s capital structure and ownership of subsidiary capital stock;

•	authorization of the TCM common stock to be issued in the merger;

•	corporate power and authorization to enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement, and the enforceability of the Merger Agreement;

•	the approval and recommendation of the Merger Agreement and the merger by the TCM Special Committee, TCM’s board of directors, the board of directors of BR Acquisition Corp., the sole stockholder of TCM and the sole shareholder of BR Acquisition Corp.

•	absence of any conflict with, or violation of, the organizational documents of TCM and BR Acquisition Corp., or any applicable legal requirements resulting from the execution of the Merger Agreement or the completion of the merger;

•	governmental and regulatory approvals required to complete the merger;

•	financial statements;

•	accuracy of information about TCM in the registration statement on Form S-4;

•	compliance with applicable legal requirements and possession of, and compliance with, all permits required for the operation of the business;

•	the absence of certain changes and events, including any material adverse effects on TCM, since December 31, 2004;

•	liabilities and obligations;

•	litigation;

•	employees and labor relations;

•	taxes;

•	environmental matters;

•	payments, if any, required to be made to brokers and agents on account of the merger;

•	material contracts and the effect of entering into and carrying out the obligations of the Merger Agreement on the material contracts;

•	good and valid title to, or valid leasehold interests in, all material tangible properties and assets used in its business and the absence of encumbrances;

•	interim operations of BR Acquisition Corp;

•	tax matters relating to the merger constituting a reorganization within the meaning of Section 368(a) of the Code;

•	employee benefit plans; and

•	the receipt of an opinion from HL Financial as to the fairness, from a financial point of view, as of the date of such opinion and based upon the assumptions, factors and limitations set forth in such opinion, to TCM of the consideration to be paid to Bull Run’s shareholders in the merger.
Bull Run’s Conduct of Business Before Completion of the Merger
      Under the Merger Agreement, Bull Run has agreed that, until the earlier of the termination of the Merger Agreement and the effective time of the merger, or unless TCM consents in writing, Bull Run and its subsidiaries shall conduct their respective businesses, and Bull Run and its subsidiaries shall not take any action except in the ordinary course of business and in a manner consistent with past practice; and Bull Run shall use commercially reasonable efforts to preserve substantially intact the business organization of Bull Run and its subsidiaries. By way of amplification and not limitation, Bull Run shall not and shall cause its subsidiaries not to, directly or indirectly, do or propose to do any of the following without the prior written consent of TCM, unless otherwise expressly permitted under the Merger Agreement:

•	amend or otherwise change Bull Run’s articles of incorporation or by-laws or any of the equivalent organizational documents of its subsidiaries;

•	issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options (including, without limitation, any options), warrants, convertible or exchangeable securities, or other rights of any kind to acquire any shares of Bull Run capital stock, or any other ownership interest, of Bull Run or any of its subsidiaries or affiliates except (1) pursuant to the terms of options that are outstanding as of the date of the Merger Agreement, (2) upon conversion of the Bull Run preferred stock outstanding as of the date of the Merger Agreement or (3) new options for the exercise of up to an aggregate of 150,000 shares of Bull Run common stock;

•	sell, lease, license, pledge, dispose of or encumber any assets of Bull Run or any of its subsidiaries (except (1) dispositions in the ordinary course of business and in a manner consistent with past practice and that, in the aggregate, are not material in amount and (2) dispositions of obsolete or worthless assets);

•	(1) amend or change the period (or permit any acceleration, amendment or change) of exercisability of any options or authorize cash payments in exchange for any such options or (2) authorize cash payments in exchange for any such options;

•	(1) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Bull Run capital stock, except that a wholly-owned subsidiary of Bull Run may declare and pay a dividend to its parent, (2) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of its capital stock or (3) amend the terms of, repurchase, redeem or otherwise acquire any of its securities, or propose to do any of the foregoing;

•	sell, transfer, license, sublicense or otherwise dispose of, or allow any rights to lapse with respect to, any intellectual property other than in the ordinary course of business or amend or modify any existing agreements with respect to any intellectual property, other than in the ordinary course of business, in each case so long as such action does not involve material intellectual property;

•	(1) acquire any corporation, partnership or other business organization or division thereof; (2) incur any indebtedness for borrowed money or other obligation or liability of any kind (other than accounts payable incurred in the ordinary course of business), or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances to any person that exceed an aggregate of $5,000,000; (3) enter into or amend any contract or agreement other than in the ordinary course of business; (4) authorize or make any capital expenditures or purchase of fixed assets that, quarterly, exceed, $150,000 or, in the aggregate, exceed $250,000; or (5) terminate any material contract or amend any of its material terms;

•	except as required by applicable law or the terms of an agreement existing on the date of the Merger Agreement, increase the compensation, bonus or other benefits payable or to become payable to any of Bull Run’s or its subsidiaries’ officers, directors or employees, grant any severance or termination pay or rights to, or enter into any employment or severance agreement with, any of Bull Run’s or its subsidiaries’ officers, directors or employees, increase any benefits payable under existing severance or termination pay policies or employment agreements or establish, adopt, enter into or, except as required by law, terminate or amend, any employee benefit plan;

•	take any action, other than as required by generally accepted accounting principles, to change accounting policies, principles, methods or practices (including, without limitation, procedures with respect to reserves, revenue recognition, capitalization of development costs, payments of accounts payable and collection of accounts receivable);

•	make any tax election inconsistent with past practice or settle or compromise any tax liability, in excess of the amount accrued in the most recent financial statements of Bull Run;

•	(1) commence, pay, discharge, settle or satisfy any lawsuits, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in Bull Run’s most recent financial statements or incurred in the ordinary course of business and consistent with past practice or (2) waive any material benefits of any confidentiality, standstill or similar agreements to which Bull Run or any of its subsidiaries is a party;

•	permit any material increase in the number of employees employed by Bull Run or any of its subsidiaries on the date of the Merger Agreement;

•	terminate or fail to renew any material permit;

•	enter into any collective bargaining agreement or union contract with any labor organization or union;

•	except in the ordinary course of business and in a manner consistent with past practice, accelerate or defer any material obligation or payment by or to Bull Run; or

•	take or fail to take, or agree in writing or otherwise to take or fail to take, any of the actions described in above, or that would result in any of the conditions to the merger set forth in the Merger Agreement not being satisfied.

      Under the terms of the Merger Agreement, subject to certain exceptions described below, Bull Run has agreed that it will not, and each of its subsidiaries, and their respective officers and directors will not, directly or indirectly:

•	initiate, solicit, seek, encourage knowingly, entertain, support or take any action to facilitate any inquiries or the making of any offer or proposal which constitutes or is reasonably likely to lead to any takeover proposal;

•	engage in negotiations or discussions with, or provide any non-public information or data concerning Bull Run to, any person (other than TCM, BR Acquisition Corp. and any of their affiliates or representatives) relating to any takeover proposal, whether made before or after the date of the Merger Agreement; or

•	enter into any letter of intent, agreement in principle, acquisition agreement or any other agreement with respect to any takeover proposal; provided, however, that Bull Run may, in response to an unsolicited bona fide written takeover proposal by any person, provide such non-public information or data or engage in negotiations or discussions with such person, if, prior to taking such actions:

•	the proposal did not result from a breach of the Merger Agreement;

•	the Bull Run Special Committee determines in good faith, after consultation with legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable law;

•	the Bull Run Special Committee determines in good faith that such takeover proposal is reasonably likely to be or result in a superior proposal (as defined below);

•	Bull Run receives from such person an executed confidentiality agreement;

•	Bull Run has previously notified TCM of the takeover proposal; and

•	the Bull Run shareholders have not approved and adopted the Merger Agreement and the merger.
      As used in the Merger Agreement, the term “takeover proposal” means:

•	any proposal or offer for a merger, share exchange, consolidation or other business combination concerning Bull Run or any of its subsidiaries;

•	any proposal or offer to Bull Run or any of its shareholders to acquire in any manner, directly or indirectly, any material part of the assets or 10% or more of the equity securities, as outstanding as of the date of the Merger Agreement, of TCM or any of its subsidiaries;

•	any proposal or offer with respect to any recapitalization or restructuring concerning Bull Run or any of its subsidiaries; or

•	any proposal or offer with respect to any other transaction similar to any of the foregoing relating to Bull Run or any of its subsidiaries.
      As used in the Merger Agreement, the term “superior proposal” means a takeover proposal that involves at least 80% of the Bull Run capital stock (or, if such takeover proposal involves a transfer of the assets of Bull Run and its subsidiaries, taken as a whole, at least 80% of the fair market value of such assets) which the Bull Run Special Committee determines in good faith (taking into account all of the terms and conditions of the takeover proposal, including any conditions to consummation, break-up fees and expense reimbursement provisions) to be more favorable and the value of which exceeds the value of the merger consideration (it being agreed that the merger consideration shall be deemed to include such number of shares of TCM common stock as it would have included pursuant to the Merger Agreement had the transactions consummated by the Merger Agreement been consummated on the date on which the Bull Run Special Committee evaluates such takeover proposal).
      Bull Run must notify TCM as promptly as practicable of any inquiries, expressions of interest, requests for information or access to property, books or records, proposals or offers relating to any takeover proposal received by Bull Run from any person that informs Bull Run that it is considering making, or has made, a proposal relating to a takeover proposal, or takeover proposal interest.
      Bull Run must, and must cause its subsidiaries and the officers, directors, employees and other agents of Bull Run and its subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date of the Merger Agreement with any parties (other than TCM and its subsidiaries) with respect to a takeover proposal.
Obligations of the Bull Run Board of Directors with Respect to its Recommendation
      Bull Run has agreed to hold a special meeting of Bull Run shareholders as promptly as practicable after the execution of the Merger Agreement, to consider and vote upon the approval and adoption of the Merger Agreement and the merger and take all lawful action to solicit from the Bull Run shareholders proxies in favor of the approval and adoption of the Merger Agreement and the merger. The Bull Run Special Committee and Bull Run’s board of directors agreed to recommend the approval and adoption of the Merger Agreement and the merger by the Bull Run shareholders. From the date of the Merger Agreement until the termination of the Merger Agreement, neither Bull Run’s board of directors nor any committee thereof shall:

•	withdraw, qualify or modify or propose to withdraw, qualify or modify, in a manner adverse to TCM, its approval or recommendation of the Merger Agreement and the merger;

•	approve or recommend, or propose to approve or recommend, a superior proposal; or

•	cause Bull Run to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any superior proposal unless:

•	an unsolicited, written superior proposal has been made and has not been withdrawn;

•	the Bull Run Special Committee has complied with its obligations under the Merger Agreement;

•	the Bull Run Special Committee has concluded in good faith, after consultation with legal counsel, that, in light of such superior proposal, the failure of the Bull Run Special Committee to take any of the actions described above is reasonably likely to result in a breach of its fiduciary duties to Bull Run’s shareholders under applicable law;

•	the special meeting of the shareholders of Bull Run has not occurred;

•	the Bull Run Special Committee provides TCM with at least five business days’ prior notice of its proposal to take any of the actions described above during which time TCM may make, and in such event Bull Run shall consider, a counterproposal to such superior proposal, and Bull Run shall and shall cause its legal advisors to, negotiate with TCM with respect to the terms and conditions of any such counterproposal; and

•	the superior proposal does not impose any “break-up” or other fees or options or rights to acquire assets or securities, or any other obligations that would survive the effective time, on Bull Run or any subsidiary unless and until the Merger Agreement is terminated in accordance with its terms.
TCM’s Conduct of Business Before Completion of the Merger
      Under the terms of the Merger Agreement, subject to certain exceptions described below, TCM has agreed that it will not, and each of its subsidiaries, and their respective officers and directors will not, directly or indirectly:

•	initiate, solicit, seek, encourage knowingly, entertain, support or take any action to facilitate any inquiries or the making of any offer or proposal which constitutes or is reasonably likely to lead to any TCM takeover proposal (as defined below);

•	engage in negotiations or discussions with, or provide any non-public information or data concerning TCM to, any person (other than Bull Run and any of their affiliates or representatives) relating to any TCM takeover proposal, whether made before or after the date of the Merger Agreement; or

•	enter into any letter of intent, agreement in principle, acquisition agreement or any other agreement with respect to any TCM takeover proposal; provided, however, that TCM may, in response to an unsolicited bona fide written TCM takeover proposal by any person, provide such non-public information or data or engage in negotiations or discussions with such person, if, prior to taking such actions:

•	the proposal did not result from a breach of the Merger Agreement;

•	the TCM Special Committee determines in good faith, after consultation with legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable law;

•	the TCM Special Committee determines in good faith that such TCM takeover proposal is reasonably likely to be or result in a TCM superior proposal (as defined below);

•	TCM receives from such person an executed confidentiality agreement; and

•	TCM has previously notified Bull Run of the TCM takeover proposal.
      As used in the Merger Agreement, the term “TCM takeover proposal” means:

•	any proposal or offer for a merger, share exchange, consolidation or other business combination concerning TCM or any of its subsidiaries;

•	any proposal or offer to TCM or any of its stockholders to acquire in any manner, directly or indirectly, any material part of the assets or 10% or more of the equity securities, as outstanding as of the date of the Merger Agreement, of Bull Run or any of its subsidiaries;

•	any proposal or offer with respect to any recapitalization or restructuring concerning TCM or any of its subsidiaries; or

•	any proposal or offer with respect to any other transaction similar to any of the foregoing relating to TCM or any of its subsidiaries.
      As used in the Merger Agreement, the term “TCM superior proposal” means a takeover proposal that involves at least 80% of the TCM capital stock (or, if such takeover proposal involves a transfer of the assets of TCM and its subsidiaries, taken as a whole, at least 80% of the fair market value of such assets) which the TCM Special Committee determines in good faith (taking into account all of the terms and conditions of the takeover proposal, including any conditions to consummation, break-up fees and expense reimbursement provisions) to be more favorable and the value of which exceeds 95% of the value of the common stock of the surviving corporation.
      TCM must notify Bull Run as promptly as practicable of any inquiries, expressions of interest, requests for information or access to property, books or records, proposals or offers relating to any TCM takeover proposal received by TCM from any person that informs TCM that it is considering making, or has made, a proposal relating to a TCM takeover proposal, or takeover proposal interest.
      TCM must, and must cause its subsidiaries and the officers, directors, employees and other agents of TCM and its subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date of the Merger Agreement with any parties (other than Bull Run and its subsidiaries) with respect to a takeover proposal.
Treatment of Bull Run Stock Options
      At the effective time, each outstanding option to purchase Bull Run common stock, whether vested or unvested, shall be converted into an option to purchase TCM common stock. Each option so retained by the surviving corporation under the Merger Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Bull Run option plan and the applicable stock option agreements as in effect immediately prior to the effective time, except that (1) such option will be exercisable for that number of shares of TCM common stock equal to the product of the number of shares of Bull Run common stock that were purchasable under such option immediately prior to the effective time multiplied by the common stock exchange ratio, rounded down to the nearest whole number of shares of TCM common stock and (2) the per share exercise price for the TCM common stock issuable upon exercise of such assumed option shall be equal to the quotient of (x) the exercise price per share of Bull Run common stock at which such option was exercisable immediately prior to the effective time, divided by (y) the common stock exchange ratio, rounding the resulting exercise price up to the next whole cent.
Director and Officer Indemnification and Insurance
      The surviving corporation has agreed to fulfill and honor all of the indemnification obligations of Bull Run to its directors, officers and employees that exist immediately prior to completion of the merger pursuant to Bull Run’s articles of incorporation and by-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would affect adversely the rights thereunder in respect of actions or omissions occurring at or prior to the effective time, unless such modification is required by law and prior notification is given to such affected persons.
      The surviving corporation shall also cause to be maintained for a period of six years from the effective time Bull Run’s current directors’ and officers’ insurance and indemnification policy and fiduciary liability policy, or D&O Insurance, provided that, the surviving corporation may substitute therefor, at is election, policies or financial guarantees with the same carriers or other reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous than the existing D&O Insurance, to the extent that such insurance policies provide coverage for events occurring at or prior to the effective time for all persons who are directors and officers of Bull Run on the date of the Merger Agreement, so long as the annual premium after the date of the Merger Agreement for such D&O Insurance during such six-year period would not exceed 300% of the annual premium as of the date of the Merger Agreement. If, during such six-year period, such insurance coverage cannot be obtained at all or can only be obtained for an amount in excess of 300% of the annual premium therefor as of the date of the Merger Agreement, the surviving corporation shall use reasonable best efforts to cause insurance coverage to be obtained for an amount equal to 300% of the current annual premium therefore, on terms and conditions substantially similar to the existing D&O Insurance.
Regulatory Filings
      Subject to the terms of the Merger Agreement, Bull Run and TCM each agreed to use its commercially reasonable efforts to:

•	take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

•	obtain from any governmental entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Bull Run or TCM or any of their respective subsidiaries in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the Merger and transactions contemplated thereby; and

•	as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to the Merger Agreement and the merger required under the Securities Act and the Exchange Act, and any other applicable U.S. federal or state securities laws, Nasdaq regulations and any other applicable law. Bull Run and TCM shall cooperate with each other in connection with the making of all such filings.
      Each of TCM and Bull Run agreed to cooperate and as promptly as practicable prepare, and TCM agreed to file with the SEC, the registration statement on Form S-4 of which this proxy statement/ prospectus/ information statement is a part for the purpose of registering under the Securities Act the issuance of TCM common stock issuable in the merger, or the Form S-4. Each of TCM and Bull Run shall use their respective reasonable best efforts to have the Form S-4 cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the merger and any other transactions contemplated thereby. TCM and Bull Run shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments, and advise the other party of any oral comments or communications, regarding the Form S-4 received from the SEC. TCM and Bull Run shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing the same with the SEC, and such parties will provide promptly each other with a copy of all such filings made with the SEC.
      As promptly as practicable after the Form S-4 is cleared by the SEC, Bull Run shall mail the Form S-4 to the Bull Run shareholders as of the record date for the special meeting. Each of TCM and Bull Run shall furnish all information concerning its subsidiaries, management, financial statements, business, capital stock and shall take all such other action as may be reasonably requested in connection with the Form S-4. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the TCM common stock issuable in connection with the merger in any jurisdiction or any request by the SEC for amendment of the Form S-4.

Conditions
      The respective obligations of each party to effect the merger are subject to the satisfaction at or prior to the effective time of each of the following conditions:

•	Gray shall have transferred substantially all of the membership interests of Gray Publishing to TCM;

•	Gray and TCM shall have executed and delivered the separation and distribution agreement and the tax sharing agreement;

•	Gray shall have completed the spin-off to its shareholders;

•	the Form S-4 shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and all state securities or blue sky laws necessary to carry out the transaction shall have been obtained and be in effect;

•	the Merger Agreement and the merger shall have been approved and adopted by the Bull Run shareholders;

•	all other consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any governmental entity required to consummate the merger shall have been filed, made or obtained;

•	all notices to, and consents, approvals or waivers under the agreements and instruments specified in the Merger Agreement shall have been given or obtained;

•	there shall not have been any action taken, or any law enacted, promulgated, issued or deemed applicable to the merger by any governmental entity, that would (1) prohibit the surviving corporation’s ownership or operation of all or a material portion of Bull Run’s business or assets, or compel the surviving corporation or TCM to dispose of or hold separately all or a material portion of Bull Run’s or TCM’s business or assets, as a result of the merger; (2) render TCM or BR Acquisition Corp. unable to consummate the merger; or (3) impose or confirm material limitations on the ability of TCM or BR Acquisition Corp. effectively to exercise full rights of ownership of shares of the capital stock of the surviving corporation, including without limitation, the right to vote any such shares on all matters properly presented to the shareholders of the surviving corporation;

•	no judgment, order, injunction, decree or ruling issued by any governmental entity restraining, enjoining or otherwise prohibiting the consummation of the merger shall have been issued and then be in effect nor shall there have been any law enacted, enforced or deemed applicable to the merger that makes the consummation of the merger illegal; and

•	the shares of TCM common stock to be issued or reserved that constitute the merger consideration shall be approved for listing on Nasdaq, subject to official notice of issuance.
      The obligations of TCM and BR Acquisition Corp. to effect the merger also are subject to the satisfaction at or prior to the effective time of each of the following conditions, any of which may be waived by TCM:

•	the representations and warranties of Bull Run made in the Merger Agreement shall be true and correct (except for such representations and warranties that are qualified by their terms by a reference to materiality or to material adverse effect, which representations and warranties as so qualified shall be true and correct in all respects) as of the closing date as though such representations and warranties were made on and as of the closing date, except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or to material adverse effect, which representations and warranties as so qualified shall be true and correct in all respects) only as of such date, and TCM shall have received a certificate signed on behalf of Bull Run by the Chief Executive Officer and Chief Financial Officer of Bull Run to such effect;

•	Bull Run shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the effective time, and TCM shall have received a certificate signed on behalf of the Chief Executive Officer and Chief Financial Officer of Bull Run to such effect;

•	Bull Run shareholders entitled to receive, in the aggregate, not more than 5% of the merger consideration shall have demanded appraisal for their shares in accordance with Article 13 of the GBCC;

•	at or prior to the effective time, the shareholder agreement specified in the Merger Agreement shall have been terminated;

•	all corporate actions, proceedings, instruments, and documents required to carry out the transactions contemplated by the Merger Agreement or incidental to the Merger Agreement and all other related legal matters shall have been reasonably satisfactory to and approved by counsel to TCM and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested; and

•	TCM shall have received a legal opinion of King & Spalding LLP, dated as of the closing date, and subject to the customary assumptions and qualifications, to the effect that the merger will qualify as a “reorganization” under Section 368(a) of the Code;

•	the TCM Special Committee and TCM’s board of directors shall have received a favorable opinion from a nationally recognized independent valuation firm with respect to the solvency of TCM, after giving effect to the spin-off, the merger and the Refinancing; and

•	Bull Run’s indebtedness for borrowed money at the effective time shall not exceed $69.1 million plus up to an additional $5.0 million (it being understood and agreed that the cash advances in the aggregate of $6,050,000 by J. Mack Robinson to Bull Run shall not be considered indebtedness for borrowed money).

      The obligation of Bull Run to effect the merger is also subject to the satisfaction at or prior to the effective time of each of the following conditions, any of which may be waived by Bull Run:

•	the representations and warranties of TCM set forth in the Merger Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or to material adverse effect, which representations and warranties as so qualified shall be true and correct in all respects) as of the closing date as though such representations and warranties were made on and as of the closing date, except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or to material adverse effect, which representations and warranties as so qualified shall be true and correct in all respects) only as of such date, and Bull Run shall have received a certificate signed on behalf of TCM by the Chief Executive Officer and Chief Financial Officer of TCM to such effect;

•	each of TCM and BR Acquisition Corp. shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date, and Bull Run shall have received a certificate signed on behalf of TCM by the Chief Executive Officer and Chief Financial Officer of TCM to such effect;

•	all corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by the Merger Agreement or incidental to the Merger Agreement and all other related legal matters shall have been reasonably satisfactory to and approved by counsel to the Bull Run Special Committee and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested;

•	Bull Run shall have received a legal opinion of Troutman Sanders LLP, dated as of the closing date, and subject to the customary assumptions and qualifications, to the effect that the merger will qualify as a “reorganization” under Section 368(a) of the Code;

•	Bull Run shall have received the written opinion of its financial advisor, in customary form and based on customary assumptions, to the effect that the merger consideration to be received by the unaffiliated Bull Run common shareholders pursuant to the merger is fair to such Bull Run shareholders from a financial point of view, which opinion shall not have been withdrawn;

•	TCM and its subsidiaries shall have obtained policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in TCM’s judgment, reasonable for the assets and properties of TCM and its subsidiaries and customary in TCM’s industry;

•	TCM’s indebtedness for borrowed money at the effective time shall not exceed $40.0 million, which shall include the amount of money that TCM is required to distribute to Gray pursuant to the separation and distribution agreement; and

•	Bull Run shall have received a copy of the solvency opinion received by TCM, which shall be in form and substance reasonably satisfactory to Bull Run.

Termination
The Merger Agreement may be terminated and the merger may be abandoned at any time prior to the effective time:

•	by mutual written consent duly authorized by TCM’s board of directors, the TCM Special Committee, the board of directors of BR Acquisition Corp., Bull Run’s board of directors and the Bull Run Special Committee; or

•	by either the TCM Special Committee or the Bull Run Special Committee if a governmental entity shall have (1) issued a non-appealable final judgment, order, injunction, decree or ruling or taken any other action or (2) enacted, enforced or deemed applicable to the merger a law in final form, in each case having the effect of permanently restraining, enjoining, prohibiting or making illegal the consummation of the merger (provided that the party seeking to terminate the Merger Agreement shall have used commercially reasonable efforts to have any such judgment, order, injunction, decree, ruling or other action vacated or lifted); or

•	by the TCM Special Committee, (1) upon a breach of any representation, warranty, covenant or agreement of Bull Run, provided that, if such breach is curable prior to the expiration of 30 days from notice to Bull Run of its occurrence, and for so long as Bull Run continues to exercise commercially reasonable efforts to cure such breach, the TCM Special Committee may not terminate the Merger Agreement until the expiration of such 30-day period (but in no event shall the preceding proviso be deemed to extend the date beyond the 12-month anniversary of the execution of the Merger Agreement), or (2) if satisfaction of any of the conditions to closing set forth in Merger Agreement is or becomes impossible (other than through the failure of TCM or BR Acquisition Corp. to comply with its obligations under the Merger Agreement); or

•	by the Bull Run Special Committee, (1) upon a breach of any representation, warranty, covenant or agreement of TCM or BR Acquisition Corp., provided that, if such breach is curable prior to the expiration of 30 days from notice to TCM of its occurrence, and for so long as TCM continues to exercise commercially reasonable efforts to cure such breach, the Bull Run Special Committee may not terminate the Merger Agreement until the expiration of such 30-day period (but in no event shall the preceding proviso be deemed to extend the date beyond the 12-month anniversary of the execution of the Merger Agreement), or (2) if satisfaction of any of the conditions to closing set forth in Merger Agreement is or becomes impossible (other than through the failure of Bull Run to comply with its obligations under the Merger Agreement); or

•	by either the Bull Run Special Committee or the TCM Special Committee, if the Merger has not been consummated by the 12 month anniversary of the execution of the Merger Agreement (provided that the failure to consummate the merger by such date was not the result of any act or failure to act by the party seeking to terminate the Merger Agreement); or

•	by TCM, if Bull Run’s board of directors or the Bull Run Special Committee shall have failed to recommend or withdrawn, or modified or changed in a manner adverse to TCM its approval or recommendation of the Merger Agreement or the merger or shall have recommended a superior proposal, or Bull Run shall have entered into a definitive agreement in respect of a takeover proposal with a person other than TCM or its subsidiaries (or Bull Run’s board of directors or the Bull Run Special Committee resolves to do any of the foregoing); or

•	by Bull Run, if Bull Run’s board of directors or the Bull Run Special Committee authorizes Bull Run, subject to complying with its obligations under the Merger Agreement, to enter into a binding agreement concerning a transaction that constitutes a superior proposal;

•	by either the Bull Run Special Committee or the TCM Special Committee if the shareholders of Bull Run do not approve and adopt the Merger Agreement and the merger;

•	by either TCM or Bull Run, if the separation and distribution agreement is terminated; or

•	by Bull Run, if any material amendment or modification of the separation and distribution agreement to the disadvantage of TCM had been made or if the separation and distribution agreement is breached in any material respect.

Expenses
      If the merger is not consummated, all costs and expenses incurred in connection with the negotiation of the Merger Agreement, shall be paid by the party incurring such costs or expenses. Notwithstanding the foregoing, if the merger is not consummated and Bull Run shall have breached any of its obligations regarding the approval and recommendation of the Merger Agreement and the merger, the expenses of TCM and BR Acquisition Corp. shall be paid by Bull Run. If the merger is consummated, all expenses of Bull Run, including any amounts that may become payable due to the execution of the Merger Agreement or the consummation of the merger shall be the obligation of TCM.
Extension, Waiver and Amendment of the Merger Agreement
      The TCM Special Committee may, with respect to Bull Run, and the Bull Run Special Committee may, with respect to TCM or BR Acquisition Corp. (1) extend the time for the performance of any of its obligations or other acts, (2) waive any inaccuracies in its representations and warranties contained in the Merger Agreement or (3) waive compliance with any of its agreements or conditions contained in the Merger Agreement.
      The Merger Agreement may be amended prior to approval and adoption of the Merger Agreement and the merger by an instrument in writing approved by the TCM Special Committee and the Bull Run Special Committee and signed by TCM, BR Acquisition Corp. and Bull Run.
Governing Law
      The Merger Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of New York.

THE BULL RUN SPECIAL MEETING
Date, Time and Place
      The Bull Run special meeting will be held at                               , on                     ,      , 2005, at 10:00 a.m., local time, and at any adjournments or postponements thereof.
Matters for Consideration
      The Bull Run special meeting is being held for the purpose of considering and acting upon:

1. a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 2, 2005, by and among TCM, BR Acquisition Corp. and Bull Run and the merger provided for by the Merger Agreement, pursuant to which Bull Run will merge with and into BR Acquisition Corp., with BR Acquisition Corp. surviving the merger; and

2. such other business and matters or proposals as may properly come before the meeting or any adjournments or postponements thereof.
      Bull Run’s board of directors, consistent with the approval and recommendation of the Bull Run Special Committee, has unanimously determined that the merger is in the best interests of Bull Run and its shareholders and has unanimously approved and adopted the Merger Agreement and the merger. In order to complete the merger, Bull Run must obtain the approval of the Bull Run shareholders. The Bull Run Special Committee and Bull Run’s board of directors unanimously recommend that the Bull Run shareholders vote in favor of the proposal to approve and adopt the Merger Agreement and the merger.
      Certain directors, officers and shareholders of Gray, TCM and Bull Run have interests in the Transactions described in this proxy statement/ prospectus/ information statement that are different from, or are in addition to, the interests of other Gray, TCM and Bull Run shareholders. See “Interests of Certain Persons in the Transactions” beginning on page 109 for more information.
Record Date and Voting Rights
      Bull Run’s board of directors has fixed the close of business on                     , 2005 as the record date for determining holders of Bull Run common stock and Bull Run preferred stock entitled to notice of, and to vote at, the Bull Run special meeting.
      Only holders of record of Bull Run common stock and Bull Run preferred stock on that date will be entitled to notice of, and to vote at, the Bull Run special meeting. Shareholders of record may vote by either:

•	attending the Bull Run special meeting;

•	the Internet, as directed on the enclosed proxy card;

•	the telephone, as directed on the enclosed proxy card; or

•	completing and mailing the enclosed proxy card.
      Instructions for voting are included on the enclosed proxy card.
      As of the record date,                     , 2005,                      shares of Bull Run common stock were outstanding,                      shares of Bull Run Series D preferred stock were outstanding, shares of Bull Run Series E preferred stock were outstanding and 2,000 shares of Bull Run Series F preferred stock were outstanding. Each share of Bull Run common stock and Bull Run preferred stock is entitled to one vote. The number of votes equal to or greater than a majority of possible votes (including abstentions and broker non-votes), will constitute a quorum. No business may be transacted at the Bull Run special meeting without a quorum. Abstentions and broker non-votes (where a broker submits a proxy but does not have discretionary authority to vote a customer’s shares on such proposal when specific instructions are not received) will be counted as present for purposes of determining a quorum.

Required Votes
      In order for the Merger Agreement and the merger to be approved and adopted:

•	the holders of a majority of the outstanding shares of Bull Run common stock entitled to vote on the merger must vote for the approval and adoption of the Merger Agreement and the merger;

•	the holders of at least a majority of the outstanding shares of Bull Run Series D preferred stock, voting separately as a class, must vote for the approval and adoption the Merger Agreement and the merger;

•	the holders of at least a majority of the outstanding shares of Bull Run Series E preferred stock, voting separately as a class, must vote for the approval and adoption the Merger Agreement and the merger; and

•	the holders of at least a majority of the outstanding shares of Bull Run Series F preferred stock, voting separately as a class, must vote for the approval and adoption the Merger Agreement and the merger.
      Abstentions and broker non-votes will be excluded from the tabulation of votes cast on this proposal and, therefore, will not affect the outcome of the vote on this proposal (unless the number of abstentions and broker non-votes causes the total number of votes cast on the matter to be less than a majority of the total number of votes entitled to be cast by the holders of all outstanding shares of Bull Run common stock or any series of Bull Run preferred stock).
Voting by Proxy; Revocation of Proxies
      A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the same at any time before it is exercised. A proxy may be revoked, prior to its exercise, by signing and delivering a later dated proxy card, by submitting a later dated proxy by Internet or by telephone, by delivering written notice of the revocation of the proxy to Bull Run’s secretary prior to the Bull Run special meeting, or by attending and voting at the Bull Run special meeting. Attendance at the Bull Run special meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the shareholder’s directions if the proxy is duly submitted prior to the Bull Run special meeting.
      If no directions are specified on a duly submitted proxy, the shares will be voted FOR the approval of the Merger Agreement and the merger, and in accordance with the discretion of the named proxies on other matters properly brought before the Bull Run special meeting.
Voting by Bull Run’s Directors and Executive Officers
      The officers and directors of Bull Run, who beneficially owned (1) approximately      % of the outstanding Bull Run common stock as of the record date, (2)      % of the outstanding Bull Run Series D preferred stock as of such date, (3) approximately      % of the Bull Run Series E preferred stock as of such date and (4)      % of the outstanding Bull Run Series F preferred stock as of such date have orally indicated to Bull Run’s management that they intend to vote their shares of Bull Run common stock and Bull Run preferred stock in favor of the approval and adoption of the Merger Agreement and the merger. Therefore, the officers and directors of Bull Run can approve the Merger Agreement and the merger without the affirmative vote of any other shareholder of Bull Run.
Dissenters’ Rights
      Under the GBCC, Bull Run preferred shareholders are entitled to dissenters’ rights with respect to the merger, and if the merger is completed and they have complied with the requirements of the GBCC, to receive payment in cash for the fair value of their shares of Bull Run preferred stock. In addition, on August 2, 2005, Bull Run’s board of directors voluntarily and unanimously determined to grant dissenters’ rights with respect to the merger to Bull Run’s common shareholders that would not otherwise have been entitled to dissenters’ rights under the GBCC. Therefore, all Bull Run shareholders will be entitled to exercise dissenters’ rights with respect to the merger. In general, to preserve a shareholder’s dissenters’ rights, a Bull Run shareholder who wishes to exercise these rights must:

•	deliver to Bull Run before the vote is taken at the special meeting of shareholders of Bull Run written notice of such shareholder’s intent to demand payment for such shareholder’s shares if the proposed action is effectuated; and

•	not vote such shareholder’s shares in favor of the proposed action.
      The text of the GBCC governing dissenters’ rights is attached to this proxy statement/ prospectus/ information statement as Annex G. Your failure to comply with the procedures described in Annex G will result in the loss of your dissenters’ rights. The text of the GBCC governing dissenters’ rights is very complex and you are urged to read it carefully.
Solicitation of Proxies
      The expense of mailing this proxy statement/ prospectus/ information statement to Bull Run shareholders and soliciting the proxies sought hereby will be borne by Bull Run. In addition, a portion of the expense of preparing and printing this proxy statement/ prospectus/ information statement will be borne by Bull Run. In addition to the use of the mail, proxies may be solicited by officers, directors and regular employees of Bull Run, who will not receive additional compensation therefor, in person or by telephone, telegraph or facsimile transmission. Bull Run also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Bull Run common stock as of the record date for the Bull Run special meeting and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Bull Run also has engaged a professional proxy solicitation firm, MacKenzie Partners, Inc., to assist it in soliciting proxies. Bull Run will pay to MacKenzie Partners, Inc. a fee of $4,000 plus expenses for its services and will bear all costs of the proxy solicitation.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS
      You should be aware that certain Gray, TCM and Bull Run directors, officers and shareholders have the following interests in the Transactions described in this proxy statement/ prospectus/ information statement that are different from, or are in addition to, the interests of other Gray and Bull Run shareholders. All share ownership information is provided as of July 31, 2005.
      J. Mack Robinson

•	is the Chairman of Bull Run’s board of directors, the beneficial owner of (1) approximately 59% of the issued and outstanding Bull Run common stock, (2) 100% of the issued and outstanding Bull Run Series D preferred stock, (3) approximately 69% of the issued and outstanding Bull Run Series E preferred stock and (4) 100% of the issued and outstanding Bull Run Series F preferred stock;

•	is the Chairman and Chief Executive Officer of Gray, and the beneficial owner of approximately 30% of the combined voting power of Gray’s two classes of common stock;

•	holds options to purchase 35,000 shares of Bull Run common stock that will be converted into options to purchase 1,012 shares of TCM common stock in the merger;

•	is a proposed director of TCM;

•	will be released of his personal guaranty of approximately $55.9 million of Bull Run’s debt as of May 31, 2005 to Bull Run’s bank lenders in connection with the proposed Refinancing;

•	waived the receipt of the shares of Bull Run common stock payable to Mr. Robinson as compensation for the period January 26, 2005 through the closing of the merger for his personal guaranty of Bull Run’s debt (approximately 675,000 shares of Bull Run common stock as of July 13, 2005);

•	has the option to purchase the entire loan outstanding under Bull Run’s bank credit facility, and thereby become the holder of the debt currently payable by Bull Run to the bank and the related lien on Bull Run’s assets;

•	is married to Harriett J. Robinson, a member of Gray’s board of directors;

•	has made $6,050,000 million of cash advances to Bull Run that will be converted into TCM Series B redeemable, convertible preferred stock in the merger; and

•	has a substantial ownership interest in Atlantic American Corporation, a publicly traded company, which is the parent of Georgia Casualty & Surety Co., from which TCM intends to obtain workers’ compensation insurance coverage at an annual cost of approximately $200,000.
      Robert S. Prather, Jr.

•	is the President, Chief Executive Officer and a director of Bull Run and the beneficial owner of (1) approximately 6% of the issued and outstanding Bull Run common stock and (2) 1% of the issued and outstanding Bull Run Series E preferred stock;

•	holds options to purchase 77,272 shares of Bull Run common stock that will be converted into options to purchase 2,233 shares of TCM common stock in the merger;

•	is the President, Chief Operating Officer and a director of Gray and beneficial owner of approximately 3% of the combined voting power of Gray’s two classes of common stock; and

•	is the current President and Chief Executive Officer of TCM and the proposed Chairman of TCM following the merger.

      Hilton H. Howell, Jr.

•	is a Vice President, the Secretary and a director of Bull Run and the beneficial owner of approximately 7% of the issued and outstanding Bull Run common stock;

•	holds options to purchase 7,500 shares of Bull Run common stock that will be converted into options to purchase 217 shares of TCM common stock in the merger;

•	is the Vice Chairman and a director of Gray and the beneficial owner of approximately 7% of the combined voting power of Gray’s two classes of common stock;

•	is a proposed director of TCM;

•	is President and Chief Executive Officer and a director of Atlantic American Corporation, a publicly traded company, which is the parent of Georgia Casualty & Surety Co. (of which Mr. Howell is a director), from which TCM intends to obtain workers’ compensation insurance at an annual cost of approximately $200,000; and

•	is J. Mack Robinson’s son-in-law.
      Thomas J. Stultz

•	is the President and Chief Executive Officer of Host, a wholly-owned subsidiary of Bull Run, and the beneficial owner of approximately 0.3% of the issued and outstanding Bull Run common stock;

•	is a consultant to Gray and the beneficial owner of approximately 0.02% of the combined voting power of Gray’s two classes of common stock; and

•	is the proposed Chief Executive Officer and President and a proposed director of TCM following the merger.
      Gerald N. Agranoff, James W. Busby and Monte C. Johnson

•	each is a current director of Bull Run and a member of the Bull Run Special Committee;

•	each is a proposed director of TCM;

•	Gerald N. Agranoff is the beneficial owner of approximately 0.1% of the issued and outstanding Bull Run common stock and holds options to purchase 4,000 shares of Bull Run common stock that will be converted into options to purchase 116 shares of TCM common stock in the merger;

•	James W. Busby is the beneficial owner of approximately 3% of issued and outstanding Bull Run common stock and holds options to purchase 3,000 shares of Bull Run common stock that will be converted into options to purchase 87 shares of TCM common stock in the merger; and

•	Monte C. Johnson is the beneficial owner of approximately 0.4% of the issued and outstanding Bull Run Series E preferred stock and holds options to purchase 8,772 shares of Bull Run common stock that will be converted into options to purchase 254 shares of TCM common stock in the merger.
      Frederick J. Erickson

•	is the Chief Financial Officer, Vice President — Finance, Treasurer and Assistant Secretary of Bull Run and the beneficial owner of approximately 0.2% of the issued and outstanding Bull Run common stock; and

•	is the proposed Chief Financial Officer of TCM following the merger.
      W. James Host

•	is the founder of Host and a former director of Bull Run;

•	is the beneficial owner of approximately 7% of the issued and outstanding Bull Run common stock; and

•	will obtain the release of his pledge of $3.0 million of cash to Bull Run’s lenders in connection with the proposed Refinancing.
      Executive Officers and Directors as a Group

•	beneficially owned (1) approximately % of the outstanding Bull Run common stock, (2) % of the outstanding Bull Run Series D preferred stock, (3) approximately % of the outstanding Bull Run Series E preferred stock and (4) % of the outstanding Bull Run Series F preferred stock, and, therefore, the officers and directors of Bull Run can approve the Merger Agreement and the merger without the affirmative vote of any other shareholder of Bull Run;

•	following the merger, BR Acquisition Corp., as the surviving corporation in the merger, will indemnify, and maintain directors’ and officers’ insurance policies for the benefit of, the former directors and officers of Bull Run for events occurring before the merger, including events that are related to the Merger Agreement;

•	the members of the TCM Special Committee and the members of the Gray Special Committee have each received a retainer of $15,000 and the chairman of each such committee has received an additional $5,000;

•	the members of the Bull Run Special Committee will each receive a retainer of $15,000 and the chairman of such committee will receive an additional $5,000, whether or not the merger is consummated; and

•	Gray has agreed to guaranty the full performance of all of TCM’s indemnification and contribution obligations arising under the DGCL, TCM’s amended and restated certificate of incorporation and by-laws and any resolution adopted by TCM’s board of directors to TCM’s officers and directors in respect of actions or commissions of such persons occurring at or prior to the consummation of the spin-off and the merger.
      Application of Section 203 of the DGCL

•	Section 203 of the DGCL, which prohibits business combinations with interested stockholders for three years following the time that such stockholders become interested stockholders does not apply to J. Mack Robinson’s acquisition of shares of TCM common stock in either the spin-off or the merger.
      Other

•	each outstanding unvested nonqualified stock option of Gray granted prior to the distribution date that is held by an employee of the Newspaper Publishing Business and the GrayLink Wireless Business that will be transferred to TCM will become fully vested upon the consummation of the spin-off;

•	Gray and Host are parties to a rights-sharing agreement pursuant to which (1) Host participates jointly with Gray under the terms of a contract with one university in the marketing, selling and broadcasting of certain collegiate sporting events and in related programming, production and other associated activities and (2) Host and Gray share the revenues and expenses derived from the agreement, including the rights fees, equally; and

•	the law firms representing Gray, TCM and Bull Run (other than the law firms representing the Bull Run Special Committee and the TCM Special Committee) in connection with the Transactions have in the past represented other parties to the Transactions regarding unrelated matters.

MATERIAL CONTRACTS BETWEEN GRAY AND BULL RUN
University of Kentucky Contract
      On October 12, 2004, the University of Kentucky jointly awarded a sports marketing agreement to Gray and Host. The initial agreement with the University of Kentucky expired on April 15, 2005. At July 31, 2005, Host owed Gray approximately $1.3 million pursuant to the terms of the initial agreement. The parties entered into a new agreement on April 16, 2005. The new agreement has an initial term of seven years with the option to extend the license for three additional years. Aggregate license fees to be paid to the University of Kentucky over a full ten year term will approximate $80.5 million. Gray and Host will share equally the cost of the license fees and any associated revenues. Gray will continue to be a party to this agreement after the spin-off and the merger, as this agreement will not be transferred by Gray to TCM.
Side Letter Agreement
      In order to induce Bull Run to enter into the Merger Agreement, Gray executed and delivered a side letter agreement to Bull Run pursuant to which Gray represented and warranted to Bull Run as follows:

•	the execution and delivery of the separation and distribution agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of Gray, and no other corporate proceedings on the part of Gray are necessary; and

•	upon the consummation of the transactions contemplated by the separation and distribution agreement, TCM shall have all the assets (tangible and intangible) necessary for the conduct of the business of TCM and its subsidiaries in the manner in which it was conducted by Gray on the date of the separation and distribution agreement and as such business is proposed to be conducted by TCM, except for the retained assets specified in the separation and distribution agreement; and

•	except as required by applicable laws, TCM will have no liability for any liabilities arising under any employee benefit plan currently, formerly, or in the future maintained by Gray.
      In addition, Gray covenanted and agreed as follows:

•	Gray, TCM and their respective subsidiaries shall conduct the business of Gray Publishing in the ordinary course of business and in a manner consistent with past practice and shall use commercially reasonable efforts to preserve substantially intact such business;

•	Gray shall perform its obligations and agreements as set forth in the separation and distribution agreement necessary to effect the separation if and when all conditions to the Merger Agreement and separation and distribution agreement have been satisfied or waived; and

•	Gray will not take any action which TCM would not be permitted to take under Section 5.04(e) of the Merger Agreement.
      In addition, Gray unconditionally and irrevocably guaranteed the due and punctual payment of any liability of TCM to Bull Run arising from a breach by TCM of any of the terms of the Merger Agreement; provided, however, that such guarantee will have no force or effect following the effective time of the merger.

RELATIONSHIP BETWEEN GRAY AND TCM AFTER THE SPIN-OFF
      TCM has entered into, or prior to the distribution will enter into, various agreements with Gray, which will govern the spin-off and various interim ongoing relationships between Gray and TCM, including the following:

•	the separation and distribution agreement;

•	the tax sharing agreement;

•	the lease agreement; and

•	the guaranty agreement.
      The following is a summary of the material terms and provisions of (1) the separation and distribution agreement, which is attached as Annex A to this proxy statement/ prospectus/ information statement and incorporated herein by reference, (2) the tax sharing agreement, which is attached as Annex B to this proxy statement/ prospectus/ information statement and incorporated herein by reference and (3) the lease agreement, which is attached as Annex C to this proxy statement/ prospectus/ information statement and incorporated herein by reference. You are encouraged to read the entire separation and distribution agreement, tax sharing agreement and lease agreement.
      The separation and distribution agreement, tax sharing agreement and lease agreement have been attached as Annexes to provide you with information regarding their terms. They are not intended to provide any other factual information about TCM. Such information can be found elsewhere in this proxy statement/ prospectus/ information statement.
      The separation and distribution agreement contains representations and warranties of Gray made to and solely for the benefit of TCM as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Gray and TCM and may be subject to important qualifications and limitations agreed by Gray and TCM in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to shareholders or were used for the purpose of allocating risk between Gray and TCM rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.
Separation and Distribution Agreement
      The separation and distribution agreement provides for, among other things, the principal corporate transactions required to effect the separation of the Newspaper Publishing Business and the GrayLink Wireless Business from Gray’s television broadcasting business, the spin-off, and other agreements governing the relationship between TCM and Gray after the spin-off. Gray’s board of directors will have sole discretion to determine the date of the spin-off.
      Under the separation and distribution agreement, Gray will transfer all right, title, and interest of Gray in and to the membership interests of Gray Publishing, and certain other assets to TCM. Immediately prior to the spin-off, Gray shall cause Gray Publishing or GrayLink, LLC, as applicable, to convey, assign, transfer, contribute, and set over to Gray, and Gray shall assume, the following assets:

•	all cash and cash equivalents;

•	any right, title, or interest in any tax refund, credit, or benefit to which Gray or any of its subsidiaries is entitled in accordance with the terms of the separation and distribution agreement or of the tax sharing agreement;

•	any right, title, or interest in the intercompany assets; and

•	Gray Publishing’s or any of its subsidiaries rights under any agreement, commitment or order as to which consent to assignment is required but has not been obtained.

      Immediately prior to the spin-off, Gray shall cause Gray Publishing or GrayLink, LLC, as applicable, to convey, assign, transfer, contribute, and set over to Gray, and Gray shall assume, the following liabilities:

•	all liabilities for which Gray is liable in accordance with the terms of the tax sharing agreement; and

•	any liability or obligation of Gray Publishing or GrayLink, LLC, as applicable, in respect of intercompany debt.
      Pursuant to the separation and distribution agreement, Gray represented and warranted to TCM that immediately following the separation, TCM shall have all of the assets (tangible and intangible) necessary for the conduct of the Newspaper Publishing Business and the GrayLink Wireless Business in the manner in which it was conducted by Gray on the date of the separation and distribution agreement and as such businesses are proposed to be conducted by TCM following the distribution, except for the retained assets.
      In the separation and distribution agreement, TCM acknowledged that the assets of the Newspaper Publishing Business and the GrayLink Wireless Business are being transferred “as is, where is” and that Gray is not, in the separation and distribution agreement or in any other document contemplated by the separation and distribution agreement, including without limitation, the registration statement on Form S-4 of which this proxy statement/ prospectus/ information statement is a part, representing or warranting in any way the value or freedom from encumbrance of, or any other matter concerning, any assets of the Newspaper Publishing Business or the GrayLink Wireless Business. In addition, TCM acknowledged that Gray is not, in the separation and distribution agreement, nor in any other agreement or document contemplated by the separation and distribution agreement, including without limitation, the Form S-4 representing or warranting in any way that the obtaining of the consents or approvals, the execution and delivery of any amendatory agreements, or the making of the filings and applications contemplated by the separation and distribution agreement shall satisfy the provisions of all applicable agreements or the requirements of all applicable laws or judgments, and except as otherwise provided in the separation and distribution agreement that TCM shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of law or judgments are not complied with.
      The spin-off is subject to the satisfaction or waiver of the conditions set forth in the separation and distribution agreement. Among the conditions which have not yet been satisfied are the following:

•	the registration of TCM common stock under the Exchange Act and the Securities Act;

•	the listing of TCM common stock on the Nasdaq National Market;

•	the receipt by Gray and Bull Run of an opinion of King & Spalding LLP, special tax counsel to Gray, to the effect that the separation and distribution will qualify as a division reorganization described in Sections 368(a)(i)(D) and 355 of the Code;

•	the approval by the Bull Run shareholders of the Merger Agreement and the merger;

•	the receipt by TCM’s board of directors, Gray’s board of directors, the TCM Special Committee and the Gray Special Committee of a favorable opinion from a nationally recognized independent valuation firm regarding the solvency of TCM after giving effect to the spin-off, the merger and the Refinancing;

•	the receipt by TCM of an opinion of King & Spalding LLP, special tax counsel to TCM, to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code; and

•	the receipt by Bull Run of an opinion of Troutman Sanders LLP, counsel to Bull Run, to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code.
      At any time and from time to time until the completion of the spin-off, Gray, with the consent of the TCM Special Committee, may modify or change the terms of the distribution.
      The separation and distribution agreement, provides that (1) on the separation date, TCM shall pay, or shall cause Gray Publishing to pay, the balance due as of the separation date under a promissory note dated as of December 31, 2004, made by Gray Publishing in favor of Gray Television Group, Inc., or the Promissory Note, to Gray Television Group, Inc., which payment shall be in complete satisfaction of Gray

Publishing’s obligations under the Promissory Note, (2) on the separation date, in partial consideration of the transfer of the membership interests and other assets to TCM, TCM shall distribute to Gray an amount equal to the difference between (i) $40.0 million and (ii) the amount paid to Gray Television Group, Inc. pursuant to the Promissory Note, and (3) following the spin-off, TCM shall promptly reimburse Gray for any amounts paid, from time to time, by Gray pursuant to the terms of the Guarantee and Acknowledgment dated June 9, 2005, made by Gray and the Gray Special Committee in favor of Houlihan Lokey and its affiliates. At July 31, 2005, the outstanding amount under the Promissory Note was $3.1 million.
      Subject to certain exceptions, the separation and distribution agreement will provide for cross-indemnities principally designed to place financial responsibility for the liabilities of the Newspaper Publishing Business and the GrayLink Wireless Business with TCM and financial responsibility for the obligations and liabilities arising out of or due to any of the retained assets or assumed liabilities with Gray. Specifically, TCM agreed to assume liability for, and to indemnify Gray against, any and all indemnifiable liabilities associated with the Newspaper Publishing Business and the GrayLink Wireless Business. These liabilities include any litigation, proceedings or claims relating to the products, services and operations thereof whether or not the underlying basis for such litigation, proceeding or claim arose prior to or arises after the separation date. Gray has agreed to indemnify TCM against any and all indemnifiable liabilities arising out of or due to any of the retained assets or assumed liabilities.
      The separation and distribution agreement provides for the allocation of benefits between TCM and Gray under existing insurance policies after the date of the spin-off for claims made or occurrences prior to the date of the spin-off and sets forth procedures for the administration of insured claims. In addition, the separation and distribution agreement provides that Gray shall cause directors’ and officers’ insurance at substantially the level of Gray’s current directors’ and officers’ insurance policy to continue for a period of six years with respect to the directors and officers of TCM as of the date of the separation and distribution agreement for acts or omissions relating to periods prior to the date of the spin-off.
      The separation and distribution agreement also provides that Gray and TCM will be granted access to certain records and information in the possession of the other. This requires the retention by Gray and TCM of the information in its possession relating to the other. Further, the party in possession of the information must use commercially reasonable efforts to notify the other party of its intention to dispose of such information, other than as permitted by that party’s policies.
      The separation and distribution agreement addresses the treatment of employee benefit matters and other compensation arrangements for TCM’s employees and their beneficiaries and dependents. These provisions of the separation and distribution agreement contemplate that TCM will establish retirement savings and welfare plans. The separation and distribution agreement also provides that the account balances, including outstanding loans, of all of TCM’s employees participating in the Gray 401(k) plan will be transferred to TCM’s new 401(k) plan and assets held in trust related to such account balances will be transferred to new trusts established by TCM. The separation and distribution agreement also generally provides that, after the spin-off, TCM shall pay all claims for health care benefits under any welfare plans related to TCM’s employees made after the spin-off. Moreover, the separation and distribution agreement provides that, effective as of the separation date, TCM will become responsible for all other liabilities to TCM’s employees.
      The separation and distribution agreement contains provisions that govern the resolution of disputes, controversies, or claims that may arise between or among the parties. These provisions contemplate that efforts will be made to resolve disputes, controversies, and claims by escalation of the matter to senior management or other mutually agreed representatives of the parties. Any disputes remaining unresolved are then to be submitted to mandatory mediation. If such efforts are not successful, either party may then commence litigation. These procedures are intended to produce an expeditious resolution of any such dispute, controversy or claim.
      Except as otherwise provided in the separation and distribution agreement, all costs and expenses of Gray and TCM in connection with the spin-off and the merger shall be paid by TCM (other than 50% of the fees and expenses of BAS, 50% of the fees and expenses of Proskauer Rose LLP, 50% of the fees and expenses of King & Spalding LLP, 34% of the printing fees and expenses and SEC filing fees, and 50% of all incidental services related to the Transactions, which shall be paid by Gray). TCM estimates that its portion of such fees and expenses will be approximately $5.0 million. TCM shall promptly, on or after the distribution date, distribute funds to Gray for fees and expenses paid by Gray on behalf of TCM.
Tax Sharing Agreement
      In connection with the spin-off, Gray and TCM entered into a tax sharing agreement which sets forth each party’s rights and obligations with respect to the payment of deficiencies and refunds, if any, of federal, state, local or foreign income and other taxes for periods before and after the spin-off. In addition, the tax sharing agreement addresses certain related matters such as the filing of tax returns and the conduct of tax audits and litigation. Under the tax sharing agreement, Gray and TCM will each be responsible for their own tax liabilities for any taxable period, or portion of a taxable period, that begins after the spin-off. For taxable periods (or portions thereof) ending on or before the date of the spin-off, Gray will be liable for all taxes other than specified kinds of taxes (such as sales and use taxes, real property taxes, and personal property taxes, for which TCM shall be liable) attributable to the Newspaper Publishing Business and the GrayLink Wireless Business. Also, Gray will indemnify TCM for any taxes resulting from the transfer of assets and liabilities to TCM pursuant to the separation and distribution agreement. Notwithstanding the foregoing, TCM will indemnify Gray for all tax liabilities incurred by Gray solely because (1) TCM breaches a representation made to King & Spalding LLP in connection with its tax opinion concerning the spin-off, which breach contributes to a determination that the spin-off did not qualify for nonrecognition of gain or loss for U.S. federal income tax purposes or (2) a post-spin-off action or omission by TCM or an affiliate of TCM contributes to a determination that the spin-off did not so qualify.
Lease Agreement
      In connection with the spin-off, Gray and TCM will enter into a lease agreement pursuant to which Gray will lease office and storage space in two buildings owned by TCM and located in Albany, Georgia. The lease agreement will expire on the 10th anniversary of the commencement date. The lease agreement also sets forth certain circumstances under which all or a portion of the lease agreement may be terminated without penalty by Gray. Gray will lease an aggregate of approximately 10,000 square feet of space within TCM’s two buildings. Gray’s base monthly rent payable to TCM will be approximately $3,000. The lease is not assignable by Gray and Gray may not sublease the leased space without TCM’s consent.
Guaranty Agreement
      On June 13, 2005, Gray entered into a guaranty agreement in favor of any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of TCM through date of the consummation of the spin-off and the merger, or, while a director or officer of TCM during such period, is or was serving at the request of TCM as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans. Pursuant to the guaranty agreement, as amended, Gray irrevocably and unconditionally guaranteed to the such persons the prompt, punctual and full performance of all of TCM’s indemnification and contribution obligations (including the advancement of expenses) arising under, in accordance with and subject to, the Delaware General Corporation Law, TCM’s amended and restated certificate of incorporation, TCM’s by-laws, any resolutions of TCM’s board of directors or any committee thereof, or otherwise, as they may exist from time to time, in respect of actions or omissions by such persons. Gray has the right to recover from TCM for any payments made by Gray pursuant to the Guaranty.

REFINANCING
      Simultaneously with the consummation of the merger, TCM plans to refinance substantially all of the surviving corporation’s outstanding indebtedness with a financing in which TCM obtains funded debt of at least $120 million, or the Refinancing.
      On August 2, 2005, TCM received a commitment letter from Wachovia Bank, National Association, or Wachovia Bank, Wachovia Capital Markets, LLC, or Wachovia Capital Markets, Bank of America, N.A., or Bank of America, and Banc of America Securities, LLC, or BAS, and collectively, the lenders, for debt financing in an aggregate principal amount of up to $140 million, consisting of (1) first lien senior secured credit facilities in the aggregate principal amount of up to $110 million maturing on the sixth anniversary of the closing date and (2) a second lien senior secured credit facility in the aggregate principal amount of up to $30 million maturing on the seventh anniversary of the closing date, collectively referred to as the Credit Facilities. The first lien senior secured credit facilities will be comprised of (1) a revolving credit facility in an aggregate principal amount of $20 million and (2) a first lien term loan facility in an aggregate principal amount of $90 million.
      The obligations of TCM under the Credit Facilities will be unconditionally guaranteed, on a joint and several basis, by each direct and indirect subsidiary of TCM (subject to exceptions for certain foreign subsidiaries), collectively, the guarantors, and will be secured by valid and perfected first priority (in the case of the first lien senior secured credit facilities) or second priority (in the case of the second lien senior secured credit facility) liens and security interests, as the case may be, granted to the administrative agent for the benefit of the lenders, in all of the following:

•	all present and future capital stock or other membership, equity, ownership or profit interest of or in each of the present and future domestic subsidiaries of TCM and each of the guarantors;

•	substantially all of the tangible and intangible properties and assets of TCM and the guarantors;

•	all present and future intercompany debt of TCM and the guarantors; and

•	all proceeds and products of the property and assets described above.
      The commitments of Wachovia Bank and Bank of America are conditioned upon, among other things, the following:

•	the absence of any change or disruption in the loan syndication, financial, banking or capital markets that could reasonably be expected to have a material adverse effect on the syndication of the credit facilities;

•	the satisfaction of Wachovia Bank and Bank of America that after the date of the commitment letter and the earlier of (1) the completion of the syndication of the credit facilities or (2) 90 days after the closing date of the spin-off, merger, the other transactions contemplated thereby, the credit facilities and the refinancing, none of Bull Run, TCM or any of their respective subsidiaries shall have syndicated or issued, attempted to syndicate or issue, or announced the syndication or issuance of, any debt or equity facility or security (including convertible debt or equity) of any of them, including renewals or refinancings thereof, other than the credit facilities contemplated by the commitment letter; and

•	since December 31, 2004, there not having occurred any material adverse condition or change in or affecting, or the occurrence of any circumstance or condition that could reasonably be expected to result in a material adverse change in or affecting, the business, operations, condition (financial or otherwise), assets or liabilities or prospects of Gray, Bull Run, TCM or their respective subsidiaries, taken as a whole).
      The closing of the Credit Facilities is subject to the negotiation, execution and delivery of credit documentation acceptable to Wachovia Bank, Bank of America, TCM and their respective legal counsel, which will contain customary representations and warranties, covenants and conditions of the parties for financing transactions of this type.

      Wachovia Bank, Wachovia Capital Markets, Bank of America, and BAS received a customary fee in connection with their providing the commitment letter for the Credit Facilities.
      In addition to the Credit Facilities, TCM is also considering other financing alternatives.
      Pursuant to the separation and distribution agreement, in partial consideration for the transfer of the membership interests of Gray Publishing and certain other assets, TCM shall distribute $40.0 million to Gray on the separation date. Gray will use this cash to repay a portion of its outstanding indebtedness.
      In connection with the Refinancing, J. Mack Robinson’s personal guaranty of approximately $55.9 million of Bull Run’s debt and W. James Host’s pledge of $3.0 million in cash will be released by Bull Run’s bank lenders. See “Interests of Certain Persons in the Transactions” beginning on page 109 for more information regarding Mr. Robinson’s and Mr. Host’s interests in the Transactions described in this proxy statement/ prospectus/ information statement.

PRICE RANGE OF BULL RUN COMMON STOCK
Market Information
      Bull Run’s common stock is quoted on the Pink Sheets (www.pinksheets.com) centralized quotation service for OTC securities under the symbol “BULL.PK.” Until January 2004, it was traded on the Nasdaq SmallCap Market under the symbol “BULL.” The following table sets forth for each period indicated the high and low sale prices for Bull Run’s common stock as quoted on the Pink Sheets and previously, by The Nasdaq SmallCap Market. Such prices reflect interdealer prices without adjustments for retail markups, markdowns or commissions. Per share amounts have been retroactively adjusted for a 1-for-10 reverse stock split effective May 18, 2003.

	High		Low

Fiscal Year Ended August 31, 2003
First Quarter ended November 30, 2002		$7.20		$4.30
Second Quarter ended February 28, 2003		10.20		3.00
Third Quarter ended May 31, 2003		5.70		3.00
Fourth Quarter ended August 31, 2003		3.78		2.74
Fiscal Year Ended August 31, 2004
First Quarter ended November 30, 2003		$3.61		$1.01
Second Quarter ended February 29, 2004		1.80		.51
Third Quarter ended May 31, 2004		.65		.48
Fourth Quarter ended August 31, 2004		.50		.18
Fiscal Year Ended August 31, 2005
First Quarter ended November 30, 2004		$.85		$.23
Second Quarter ended February 29, 2005		.70		.36
Third Quarter ended May 31, 2005		.91		.60
Fourth Quarter ended August 31, 2005		.90		.38
Fiscal Year Ended August 31, 2006
First Quarter ending November 30, 2005 (through , 2005)	$		$
      On August 2, 2005, the last trading day before the announcement of the signing of the Merger Agreement, the closing sale price of Bull Run’s common stock on the Pink Sheets was $0.75 per share. On                     , 2005, the last full trading day prior to the date of this proxy statement/ prospectus/ information statement, the closing sale price of Bull Run’s common stock on the Pink Sheets was $           per share.
Holders
      As of July 31, 2005, there were 2,132 holders of record of the Bull Run’s common stock.

PRICE RANGE OF TCM COMMON STOCK AND DIVIDENDS
General
      TCM is currently a wholly-owned subsidiary of Gray, and TCM common stock is not traded on any stock exchange or the Nasdaq Stock Market.
      TCM intends to apply to have its common stock listed on the Nasdaq National Market. TCM expects that a “when-issued” trading market for TCM common stock will develop prior to the distribution date. “When-issued” trading refers to a transaction made conditionally because the stock has been authorized but is not yet issued or available. Even though when-issued trading may develop, none of these trades will settle prior to the distribution date, and if the distribution does not occur, all when-issued trading will be null and void. On the first trading day following the distribution date, when-issued trading in respect of TCM common stock will end and “regular-way” trading will begin. “Regular-way” trading refers to trading after a stock has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction. No assurance can be given regarding the market price of the TCM common stock after the spin-off and the merger.
Dividends
      TCM currently plans to retain any earnings to finance the growth of its businesses rather than to pay cash dividends on its common stock. Payments of any cash dividends in the future will depend on TCM’s financial condition, results of operations, capital requirements, the terms of any financing agreements or senior debt (which probably would restrict or prohibit the payment of dividends), as well as other factors that TCM’s board of directors deems relevant.

CAPITALIZATION
      The following table sets forth the combined company unaudited pro forma combined capitalization as of June 30, 2005 to give effect to the spin-off, the merger and the Refinancing. The table set forth below should be read in conjunction with the historical combined financial statements and notes thereto of TCM included elsewhere in this proxy statement/ prospectus/ information statement, the historical consolidated financial statements and notes thereto of Bull Run incorporated by reference in this proxy statement/ prospectus/ information statement, and the combined company unaudited pro forma combined condensed financial information included elsewhere in this proxy statement/ prospectus/ information statement. The pro forma information may not reflect TCM’s capitalization in the future.

				TCM		Merger and
		Spin-Off		Post		Refinancing		Pro
	TCM	Adjustments		Spin-Off	Bull Run	Adjustments		Forma

	(In thousands)
Cash and cash equivalents	$301	$(301	)(a)	$-0-	$1,156	$48,550	(d)
						(45,000	)(g)
						(2,720	)(e)	$1,986

	301	(301)		-0-	1,156	830		$1,986

Long Term Debt:
Current portion of long term debt	-0-	-0-		-0-	69,125	(69,125	)(d)
TCM senior first lien credit facility, current portion						900	(d)	900
TCM senior first lien credit facility, long term						89,100	(d)	89,100
TCM senior second lien credit facility, long term	-0-	-0-		-0-	-0-	30,000	(d)	30,000

	-0-	-0-		-0-	69,125	50,875		120,000

Preferred Stock:
Bull Run Series D preferred stock, $0.01 par value (authorized 100 shares; issued and outstanding 12.5 shares; $12,497 liquidation value)	-0-	-0-		-0-	12,497	(12,497	)(f)	-0-
Bull Run Series E preferred stock, $0.01 par value (authorized 25 shares; issued and outstanding 7.6 shares; $7,585 liquidation value)	-0-	-0-		-0-	7,585	(7,585	)(f)	-0-
Bull Run Series F preferred stock, $0.01 par value (authorized 25 shares; issued and outstanding 2.0 shares; $2,000 liquidation value)	-0-	-0-		-0-	2,000	(2,000	)(f)	-0-
TCM Series B redeemable, convertible preferred stock, $0.001 par value (authorized 20 shares; issued and outstanding 6.05 shares; $6,050 liquidation value)	-0-	-0-		-0-	-0-	3,000	(e)(h)	3,000

	-0-	-0-		-0-	22,082	(19,082)		3,000

TCM Series A redeemable, convertible preferred stock, $0.001 par value (authorized 50 preferred shares; issued and outstanding 20.89 shares; $20,890 liquidation value)	-0-	-0-		-0-	-0-	15,000	(e)	15,000

	-0-	-0-		-0-	-0-	15,000		15,000

Stockholder’s equity:
Owner’s net investment	30,515	(5	)(c)
		(301	)(a)
		(30,209	)(b)	-0-	-0-	-0-		-0-
TCM common stock, $0.001 par value (authorized 25,000 shares; issued 5,137)	-0-	5	(c)	5	-0-	-0-		5
Bull Run common stock, $0.01 par value (authorized 100,000 shares; issued 6,887)	-0-	-0-		-0-	69	(69	)(f)	-0-
Additional paid in capital	-0-	-0-		-0-	84,471	(84,471	)(f)
						4,816	(e)	4,816
Accumulated deficit	-0-	(14,791	)(b)	(14,791)	(140,945)	140,945	(f)	(14,791)

Total stockholder’s equity (deficit)	30,515	(45,301)		(14,786)	(56,405)	61,221		(9,970)

Total Capitalization	$30,816	$(45,602)		$(14,786)	$35,958	$108,844		$130,016

(a)	Gray will retain all TCM cash at the date of the spin-off.

(b)	TCM will accrue a distribution payable to Gray in the estimated amount of $45.0 million, which includes an estimated $5.0 million of fees and expenses relating to the spin-off and the merger.

(c)	The spin-off of TCM, including the issuance of shares of TCM common stock to the shareholders of Gray, representing one share of TCM common stock for every 10 shares of Gray common stock and one share of TCM common stock for every 10 shares of Gray Class A common stock:

Gray Shares Outstanding Pre-Merger (as of July 22, 2005):
Common Shares	43,046,466
Class A Common Shares	5,753,020

Total	48,799,486
Exchange Ratio (10 Gray Shares Owned to Equal One TCM share)	0.1000	x

TCM common stock owned by Gray shareholders	4,879,949

(d)	TCM intends to refinance BRAC’s debt by entering into a $140.0 million senior secured credit facilities. The pro forma adjustments to refinance the credit facility, adjust related interest expense, annual fees and debt acquisition costs are described in the following tables:

Bank and Other Financing:	June 30, 2005

(Dollars in thousands)
Combined debt to be issued:
TCM bank senior first lien credit facility, term loan	$89,100
TCM bank senior first lien credit facility, term loan (current portion)	900
TCM senior first lien credit facility, revolver	-0-
TCM senior second lien credit facility, term loan	30,000
Previously existing debt:
Bull Run bank credit facilities, current	(58,932)
Bull Run subordinated notes, current	(10,193)
Debt issue costs:
TCM senior first lien credit facility, term loan ($90.0 million at 1.75%)	(1,575)
TCM senior second lien credit facility ($30.0 million at 2.50%)	(750)

Net cash provided	$48,550

As part of the $140.0 million senior secured credit facilities, TCM would have a revolving credit facility (with a subfacility for letters of credit in an amount of up to $10.0 million) in an aggregate principal amount of up to $20.0 million available at the closing date.

(e)	Purchase consideration was determined based on estimates of the fair value of TCM common stock and TCM Series A redeemable, convertible preferred stock and TCM Series B redeemable, convertible preferred stock. The $18.75 per share estimated fair value of TCM common stock issued as partial consideration for the merger was derived from a review of the range of equity valuations of TCM, pre-merger, included in the summaries of the fairness opinions of the respective financial advisors to the TCM Special Committee and to the Bull Run Special Committee contained in this proxy statement/prospectus/information statement. The value of the TCM Series A redeemable, convertible preferred stock and TCM Series B redeemable, convertible preferred stock was based on a combination of (1) an analysis of the security terms, using pricing models and consideration of the possible discounts due to the illiquid nature of the securities and (2) the underlying implied value of TCM common stock immediately after the merger based on a review of the range of equity valuations of TCM, post-merger, included in the summaries of the fairness opinions of the respective financial advisors to the TCM Special Committee and to the Bull Run Special Committee contained in this proxy statement/prospectus/information statement. The estimates of fair value of the TCM common stock, TCM Series A redeemable, convertible preferred stock and TCM Series B redeemable, convertible preferred stock are subject to change based on final determinations of the fair value of each instrument as of the closing date. These values represent preliminary estimates. Final amounts will be based on the results of an independent valuation report. The estimated purchase consideration is as follows:

	Registrant’s
	Shares Issued
	in the Merger	Value

		(Dollars in
		thousands)
Shares of TCM common stock issued in exchange for Bull Run common stock	198,984	$3,731
Shares of TCM common stock issued in exchange for Bull Run Series F preferred stock	57,855	1,085
Cash paid to Bull Run Series E preferred non-affiliate stockholders		2,720
Fair value of TCM Series A redeemable, convertible preferred stock issued in exchange for Bull Run Series D preferred stock and Bull Run Series E preferred stock held by affiliates ($20,890 liquidation value)		15,000
Fair value of TCM Series B redeemable, convertible preferred stock issued to affiliates ($6,050 liquidation value)		3,000

Estimated total merger consideration		$25,536

(f)	To eliminate all existing Bull Run common and preferred equity, accrued dividends payable and cash advances by a shareholder prior to recording purchase accounting for the transaction.

(g)	A pro forma adjustment has been recognized to present the payment of the estimated $45.0 million distribution to Gray, subsequent to the refinancing of BRAC’s debt.

(h)	Based on the provisions of SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, the TCM 6% Series B redeemable, convertible preferred stock has been recorded as a debt security in the pro forma balance sheet as of June 30, 2005.

SELECTED FINANCIAL INFORMATION OF TCM
      On the separation date, Gray will transfer all of the membership interests of Gray Publishing, and certain other assets to TCM. Gray Publishing and its subsidiaries own and operate the Newspaper Publishing Business and the GrayLink Wireless Business. The following table sets forth selected historical financial information of TCM after giving effect to this transfer. The selected historical statement of operations data for the years ended December 31, 2002, 2003 and 2004 and the selected balance sheet data as of December 31, 2003 and 2004 has been derived from the audited combined financial statements of TCM. The selected historical statement of operations data for years ended December 31, 2000 and 2001 and the six months ended June 30, 2004 and 2005 has been derived from the unaudited combined financial statements of TCM. The selected historical balance sheet data as of December 31, 2000, December 31, 2001, December 31, 2002, June 30, 2004 and June 30, 2005 has been derived from the unaudited combined financial statements of TCM. The unaudited combined financial statements include all adjustments, consisting of normal recurring items, which TCM considers necessary for a fair presentation of TCM’s financial position and results of operations for those periods. Operating results for the six-month period ended June 30, 2005 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2005. The combined financial statements have been derived from the financial statements and accounting records of Gray using the historical results of operations and historical basis of the assets and liabilities of the Newspaper Publishing Business and the GrayLink Wireless Business and include those assets, liabilities, revenues, and expenses directly attributable to the operations of the Newspaper Publishing Business and the GrayLink Wireless Business and allocations of certain Gray corporate expenses to the Newspaper Publishing Business and the GrayLink Wireless Business. These amounts have been allocated to TCM on the basis that is considered by TCM and Gray to reflect most fairly or reasonably the utilization of the services provided to, or the benefits received by, TCM. All significant intercompany amounts and transactions have been eliminated. The historical selected financial information of TCM is not necessarily indicative of TCM’s past or future performance as an independent company. This information should be read in conjunction with the combined financial statements of TCM and notes thereto and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TCM” appearing elsewhere in this proxy statement/ prospectus/ information statement.

						Six Months Ended
	Year Ended December 31,					June 30,

	2000	2001	2002(1)	2003	2004	2004	2005

	(Unaudited)					(Unaudited)
	(Dollars in thousands)
Statement of Operations Data:
Revenues	$49,628	$48,765	$50,803	$51,302	$52,883	$25,641	$26,933
Operating income	7,268	6,471	10,565	11,114	11,532	5,688	5,713
Cumulative effect of accounting change, net of income tax benefit of $4,541(1)	-0-	-0-	7,423	-0-	-0-	-0-	-0-
Net income (loss)	4,431	3,983	(824)	6,929	7,255	3,528	3,537
Pro forma basic and diluted income (loss) from continuing operations per share(2) (unaudited)	0.91	0.82	(0.17)	1.42	1.49	0.72	0.72
Cash dividends declared per common share	-0-	-0-	-0-	-0-	-0-	-0-	-0-

	As of December 31,					As of June 30,

	2000	2001	2002	2003	2004	2004	2005

	(Unaudited)	(Unaudited)	(Unaudited)
	(Unaudited)
	(Dollars in thousands)
Balance Sheet Data:
Total assets	$55,323	$50,825	$37,696	$37,818	$39,240	$37,840	$39,210
Long-term debt (including current portion)	335	186	124	56	-0-	21	-0-
Owner’s Net Investment	44,637	40,509	30,375	29,254	29,800	30,243	30,515

(1)	Upon adoption of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets,” TCM recorded a non-cash charge of approximately $11.9 million ($7.4 million after income taxes) as a cumulative effect of accounting change.

(2)	The pro forma (basic and diluted) income (loss) from continuing operations per share gives effect to the issuance of 4,879,949 shares of TCM common stock in the spin-off as if it had occurred at the beginning of the periods presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TCM
Executive Overview

Introduction
      The following analysis of the financial condition and results of operations of Triple Crown Media, Inc. should be read in conjunction with the Triple Crown Media, Inc. audited combined financial statements and notes thereto included elsewhere in this proxy statement/ prospectus/ information statement. All references to Triple Crown Media, Inc., “TCM”, “we,” “us,” or “our” in this discussion refer to the combined Newspaper Publishing Business and the GrayLink Wireless Business of Gray Television, Inc., or Gray. TCM has historically operated as wholly-owned subsidiaries or divisions of Gray and since June 30, 2005 has operated as Gray Publishing LLC, a wholly-owned limited liability company.

Overview
      We derive our revenues primarily from our newspaper publishing and the GrayLink Wireless operations. Our newspaper publishing operations derive their revenue from three sources: retail advertising, circulation and classified advertising. GrayLink wireless revenue is derived primarily from the sale of pagers, cellular telephones and related services. Information concerning the relative contributions of our newspaper publishing and the GrayLink Wireless operations is provided in Note F “Information on Business Segments” to our audited combined financial statements included elsewhere in this proxy statement/ prospectus/ information statement.
      Our newspaper publishing operations’ advertising contracts are generally entered into annually and provide for a commitment as to the volume of advertising to be purchased by an advertiser during the year. Our newspaper publishing operations’ advertising revenues are primarily generated from local advertising and are generally highest in the second and fourth quarters of each year.
      Our GrayLink wireless subscribers either own pagers, thereby paying solely for the use of our wireless services, or lease pagers, thereby paying a periodic charge for both the pagers and the wireless services. The terms of the lease contracts are month-to-month, three months, six months or twelve months in duration. GrayLink wireless revenues are generally equally distributed throughout the year. Our GrayLink wireless operations also include reselling cellular telephone services. We receive a commission from the cellular telephone provider each time we sell a cellular telephone contract to a customer.
      Our newspaper publishing operations’ primary operating expenses are employee compensation, related benefits and newsprint costs. Our GrayLink wireless operations’ primary operating expenses are employee compensation, tower rent and other communications costs. In addition, the operations incur overhead expenses, such as maintenance, supplies, insurance and utilities. A large portion of the operating expenses of the newspaper publishing and the GrayLink Wireless operations are fixed, although our newspaper publishing operations have experienced significant variability in its newsprint costs in recent years. In addition, newspaper production costs are variable based on circulation and advertising volumes.

Newspaper Publishing, GrayLink Wireless and Other Revenues
      Set forth below are the principal types of revenues earned by our newspaper publishing and GrayLink wireless operations for the periods indicated and the percentage contribution of each to our total revenues:

	Year Ended December 31,						Six Months Ended June 30,

	2002		2003		2004		2004		2005

	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

							(Unaudited)
	(Dollars in thousands)
Newspaper publishing
Revenues:
Retail	$21,953	43.2%	$22,998	44.8%	$24,489	46.3%	$11,511	44.9%	$12,252	45.5%
Classifieds	12,590	24.8%	12,515	24.4%	13,284	25.1%	6,495	25.3%	7,132	26.5%
Circulation	6,040	11.9%	6,113	11.9%	6,030	11.4%	3,063	12.0%	2,773	10.3%
Other	1,031	2.0%	793	1.6%	951	1.8%	460	1.8%	646	2.4%

	$41,614	81.9%	$42,419	82.7%	$44,754	84.6%	$21,529	84.0%	$22,803	84.7%

GrayLink wireless
Revenues:
Lease, sales and service	$9,189	18.1%	$8,883	17.3%	$8,129	15.4%	$4,112	16.0%	$4,130	15.3%

Total	$50,803	100.0%	$51,302	100.0%	$52,883	100.0%	$25,641	100.0%	$26,933	100.0%

Results of Operations

Six Months Ended June 30, 2005 compared to Six Months Ended June 30, 2004
      The following analysis of the financial condition and results of operations of TCM should be read in conjunction with TCM’s unaudited combined financial statements for the six months ended June 30, 2005 and audited combined financial statements for the years ended December 31, 2002, 2003 and 2004, respectively, which are contained elsewhere in this proxy statement/ prospectus/ information statement.
      Revenues. Total revenues for the six months ended June 30, 2005 increased 5% to $26.9 million.

•	Newspaper publishing revenues increased 6% to $22.8 million. Retail advertising revenue increased 6% and classified advertising revenue increased 10% and were the primary contributors to the increase in newspaper publishing revenues. The increase in retail advertising revenue was due largely to a combination of account development and readership growth at The Gwinnett Daily Post. Of the total increase in retail advertising, approximately 86% of the aggregate increase in retail advertising is attributable to an expansion by 40,000 copies of the Sunday edition of The Gwinnett Daily Post beginning in August 2004 and an additional 18% is attributable to new advertising accounts developed at The Gwinnett Daily Post. The increase in classified advertising revenue was due to increases in help wanted advertisements. Circulation revenue decreased 10% primarily reflecting a decrease in the number of subscriptions at our newspapers, excluding The Gwinnett Daily Post.

•	GrayLink wireless revenue was consistent between the six months ended June 30, 2005 and 2004. Our GrayLink wireless business had approximately 36,000 and 47,000 pagers in service at June 30, 2005 and 2004, respectively. The number of pagers in service decreased as a result of increased competition from other communication services and products such as cellular telephones. The number of pagers in service has declined over the past several years. The decrease in revenue from the sale and leasing of pagers has been partially offset by reselling cellular telephone services. Paging revenue, excluding the reselling cellular telephone services, accounted for approximately

$2.5 million of total GrayLink wireless revenue in 2005 compared to $3.0 million in 2004. The trend of generally decreasing GrayLink wireless revenue is expected to continue in the future.

      Operating expenses. Operating expenses for the six months ended June 30, 2005 increased 6% to $21.2 million.

•	Newspaper publishing expenses, before depreciation and amortization, increased 10% to $16.7 million.

•	Newsprint expenses increased 13% to $2.8 million. The increase in newsprint expense was primarily due to the increase in average cost per metric ton of standard newsprint by $50 per metric ton since June 30, 2004. Total usage was approximately 5,842 metric tons and the $50 per metric ton average price increase represents approximately $250,000 of the increase in newsprint costs. The expansion of the Sunday delivery of The Gwinnett Daily Post by approximately 40,000 copies beginning in August 2004 also contributed to the increase in newsprint by approximately $197,000.

•	Newspaper publishing payroll expenses increased 5% to $8.2 million. The increase in payroll expense is attributable to expansion of staff at the suburban Atlanta papers to support the expanded operations of those papers.

•	Newspaper publishing transportation service costs increased 5% to approximately $2.1 million in the six months ended June 30, 2005 compared to $2.0 million for the six months ended June 30, 2004. The increase between the periods reflects general increases in fuel costs and the expanded distribution of the Sunday edition of The Gwinnett Daily Post.

•	Newspaper publishing repairs and maintenance expense increased 132% to approximately $227,000 in the six months ended June 30, 2005 compared to $98,000 for the six months ended June 30, 2004. The increase in expense was primarily the result of repairs to printing press and other production equipment at The Gwinnett Daily Post.

•	GrayLink wireless paging operating expenses, before depreciation and amortization, totaled $3.0 million for the six months ended June 30, 2005 and 2004, respectively.

•	Depreciation of property and equipment totaled $682,000 and $779,000 for the six months ended June 30, 2005 and 2004, respectively. The decrease in depreciation was due to older assets becoming fully depreciated.

•	There was no amortization of intangible assets during the six months ended June 30, 2005 compared to $55,000 for the six months ended June 30, 2004. The decrease in amortization expense was due to certain definite lived intangible assets that were acquired in prior years, becoming fully amortized in 2004.

•	Loss on disposal of assets of $126,000 was recorded for the six months ended June 30, 2005, and $227,000 for corresponding period of 2004. These amounts reflect disposals of equipment in the ordinary course of business during the respective periods. The loss in 2005 decreased from the same period of the prior year due primarily to fewer disposals of pagers.
      Income tax expense. Income tax expense was $2.2 million and $2.2 million six months ended June 30, 2005 and 2004, respectively. The effective tax rate was 39% for each period.

Year Ended December 31, 2004 compared to Year Ended December 31, 2003
      Revenues. Total revenues for the year ended December 31, 2004 increased 3% to $52.9 million.

•	Newspaper publishing revenues increased 6% to $44.8 million. Retail advertising revenue and classified advertising revenue both increased 6% and were the primary contributors to the increase in these revenues. The increase in retail advertising revenue was due largely to a combination of account development and readership growth at The Gwinnett Daily Post. Of the total increase in retail advertising, approximately 49% is attributable to new advertising accounts developed at the suburban The Gwinnett Daily Post and an additional 33% of the aggregate increase in retail advertising is attributable to an expansion by 40,000 copies of the Sunday edition of the same paper beginning in August 2004. The increase in classified advertising revenue was due to increases in help wanted advertisements.

•	GrayLink wireless revenue decreased 8% to $8.1 million. The decrease was due primarily to price competition and a reduction of units in service. Our GrayLink wireless business had approximately 41,000 and 53,000 pagers in service at December 31, 2004 and 2003, respectively. The number of pagers in service decreased as a result of increased competition from other communication services and products such as cellular telephones. The number of pagers in service has declined over the past several years. The decrease in revenue from the sale and leasing of pagers has been partially offset by reselling cellular telephone services, which accounted for approximately $2.2 million of revenue in 2004 compared to $1.8 million in 2003. The trend of decreasing GrayLink wireless revenue is expected to continue in the future.

      Operating expenses. Operating expenses for the year ended December 31, 2004 increased 3% to $41.3 million.

•	Newspaper publishing expenses, before depreciation and amortization, increased 7% to $31.5 million.

•	Newsprint expenses increased 18% to $5.2 million. The increase in newsprint expense was primarily due to the increase in average cost per metric ton of standard newsprint by $51 per metric ton over the course of 2004. Total usage was approximately 11,000 metric tons and the $51 per metric ton average price increase represents approximately $561,000 of the increase in newsprint costs. The expansion of the Sunday delivery of The Gwinnett Daily Post by approximately 40,000 copies beginning in August 2004 also contributed to the increase in newsprint by approximately $143,000.

•	Newspaper publishing long term lease expense totaled $419,000 and $338,000 for the years ended December 31, 2004 and 2003, respectively. The increase in long term lease expense was the result of a real property lease for the new printing plant net of a sublease for the previous facility.

•	Newspaper publishing bad debt expense totaled $301,000 and $146,000 for the years ended December 31, 2004 and 2003, respectively. The increase in bad debt expense was primarily the result of several larger advertisers becoming uncollectible in 2004 due to bankruptcy filings.

•	GrayLink wireless operating expenses, before depreciation and amortization, totaled $6.4 million compared to $6.6 million for the years ended December 31, 2004 and 2003, respectively reflecting the decline in GrayLink wireless revenues.

•	Depreciation of property and equipment totaled $1.5 million and $1.9 million for the years ended December 31, 2004 and 2003, respectively. The decrease in depreciation was due to older assets becoming fully depreciated.

•	Amortization of intangible assets totaled $55,000 and $425,000 for the years ended December 31, 2004 and 2003, respectively, a decrease of $370,000, or 87%. The decrease in amortization expense was due to certain definite lived intangible assets that were acquired in prior years, becoming fully amortized.

•	Loss on disposal of assets of $403,000 were recorded for the year ended December 31, 2004, and $386,000 for the year ended December 31, 2003. These amounts reflect disposals of equipment during the respective periods. The loss in 2004 increased over the same period of the prior year due primarily to increased disposals of pagers.

      Income tax expense. Income tax expense was $4.3 million and $4.2 million for the years ended December 31, 2004 and 2003, respectively. The effective tax rate was 38% for the year ended December 31, 2004 and 39% for the year ended December 31, 2003.

Year Ended December 31, 2003 compared to Year Ended December 31, 2002
      Revenues. Total revenues increased 1% to $51.3 million.

•	Newspaper publishing revenues increased 2% to $42.4 million as a result of an increase in retail advertising of 5%. The increase in retail advertising revenue is attributable primarily to account development and new business in the metro Atlanta market. Classified and circulation revenues were generally consistent between the two years. Classified advertising continued to be adversely impacted by a decline in help wanted advertising stemming from competitive pressures of internet based classified listings.

•	GrayLink wireless revenue decreased 3% to $8.9 million. The decrease was due primarily to price competition and a reduction of units in service. Our GrayLink wireless business had approximately 53,000 and 66,000 pagers in service at December 31, 2003 and 2002, respectively. The number of units in service decreased as a result of increased competition from other communication services and products such as cellular telephones. The decrease in revenue from the sale and leasing of pagers has been partially offset by reselling cellular telephone services, which accounted for approximately $1.8 million of revenue in 2003 compared to $1.3 million in 2002.
      Operating expenses. Operating expenses for the year ended December 31, 2003 decreased less than 1% to $40.1 million.

•	Newspaper publishing expenses, before depreciation and amortization, were generally consistent between the periods with modest increases in payroll and newsprint and lease expenses offset by reductions in other operating expenses.

•	Newspaper publishing payroll expenses increased approximately 2.5% to $15.6 million reflecting pay increases for the employees of the newspapers.

•	Newsprint expense was $4.4 million and $4.3 million for the years ended December 31, 2003 and 2002, respectively. The increase in newsprint cost was the result of an increase in the average price per metric ton of 3%.

•	Newspaper publishing repairs and maintenance expense was $259,000 and $360,000 for the years ended December 31, 2003 and 2002, respectively. The decrease in expense was primarily the result of repairs to printing equipment in 2002 and no similar repair costs in 2003.

•	Newspaper publishing long term lease expense totaled $338,000 and $265,000 for the years ended December 31, 2003 and 2002, respectively. The increase in long term lease expense was the result of a real property lease for a new printing plant for the suburban Atlanta newspapers.

•	Newspaper publishing transportation and other professional service costs decreased approximately $200,000 between the periods reflecting cost savings derived from relocating the printing plant for the suburban Atlanta newspapers to a newly leased facility.

•	GrayLink wireless operating expenses, before depreciation and amortization, was consistent between the periods reflecting our cost control over operating expenses given the declining revenues discussed above.

•	Depreciation of property and equipment totaled $1.9 million and $2.2 million for the years ended December 31, 2003 and 2002, respectively. The decrease in depreciation was due to older assets becoming fully depreciated.

•	Loss on disposal of assets for the year ended December 31, 2003 and 2002 was $386,000 and $88,000, respectively. These amounts reflect disposals of equipment during the respective periods.

The loss in 2003 increased over the prior year amount due primarily to increased disposals of pagers.

      Income tax expense. Income tax expense was $4.2 million and $4.0 million for the years ended December 31, 2003 and 2002, respectively. The effective tax rate was 38% for both periods.
      Cumulative effect of accounting change, net of income tax benefit. Upon adoption of SFAS 142 in 2002, we ceased amortization of goodwill and indefinite life intangible assets and performed the first of the required impairment tests for goodwill and intangible assets deemed to have an indefinite useful life. As a result of the required impairment test, in the quarter ended March 31, 2002, we recognized a non-cash impairment of goodwill and other intangible assets of $11.9 million ($7.4 million net of income taxes). Such charge is reflected as a cumulative effect of an accounting change in the combined statement of operations.
Liquidity and Capital Resources

General
      The following tables present data that we believe is helpful in evaluating our liquidity and capital resources:

	Year Ended
	December 31,

	2003	2004

	(Dollars in thousands)
Net cash provided by operating activities	$10,386	$10,221
Net cash used in investing activities	(1,828)	(3,321)
Net cash used in financing activities	(8,118)	(6,765)

Net increase in cash and cash equivalents	$440	$135

	December 31,

	2003	2004

Cash and cash equivalents	$537	$672
Long-term debt including current portion	56	-0-
      Net cash provided by operating activities decreased $165,000 due to a variety of operating factors, none of which was individually significant.
      Net cash used in investing activities increased $1.5 million reflecting capital expenditures in 2004 of $3.4 million, including $2.9 million for a printing press and related equipment for the metro Atlanta papers, compared to $1.8 million of capital expenditures in 2003 of which approximately $1.0 million related to leasehold improvements and equipment for a new printing plant for the metro Atlanta papers.
      Net cash used in financing activities decreased $1.4 million due to lower repayments of owner’s net investment.

	Six Months Ended
	June 30,

	2004	2005

	(Unaudited)
	(Dollars in thousands)
Net cash provided by operating activities	$4,429	$3,842
Net cash used in investing activities	(1,841)	(1,391)
Net cash used in financing activities	(2,576)	(2,822)

Net increase (decrease) in cash and cash equivalents	$12	$(371)

	Six Months Ended
	June 30,

	2004	2005

	(Unaudited)
	(Dollars in thousands)
Cash and cash equivalents	$549	$301
Long-term debt including current portion	21	-0-
      Net cash provided by operating activities decreased approximately $587,000 due to a variety of operating factors, none of which was individually significant.
      Net cash used in investing activities decreased $450,000 reflecting capital expenditures in 2005 of $1.4 million, primarily relating to the purchase of inserting equipment for the metro Atlanta papers, compared to $1.8 million of capital expenditures in 2004.
      Net cash used in financing activities decreased $246,000 due to lower repayments of owner’s net investment.
      Management does not believe that inflation in past years has had a significant impact on our results of operations nor is inflation expected to have a significant effect upon our business in the near future.

Off-Balance Sheet Arrangements
      We have various operating lease commitments for equipment, land and office space. Future minimum payments under operating leases with initial or remaining non-cancelable lease terms in excess of one year are as follows (in thousands):

Year	Total

2005	$902
2006	744
2007	505
2008	357
2009	290
Thereafter	1,077

$3,875

Tabular Disclosure of Contractual Obligations as of December 31, 2004

	Payment Due by Period

		Less Than			More Than
		1 Year	1-3 Years	3-5 Years	5 Years
Contractual Obligations	Total	(2005)	(2006-2007)	(2008-2009)	(After 2009)

	(Dollars in thousands)
Operating lease obligations(1)	$3,875	$902	$1,249	$647	$1,077

(1)	Operating lease obligations represent payment obligations under non-cancelable lease agreements classified as operating leases and disclosed pursuant to Statements of Financial Accounting Standards No. 13, “Accounting for Leases”, as may be modified or supplemented. These amounts are not recorded as liabilities as of the current balance sheet date.
Certain Relationships
      TCM obtains certain workers’ compensation insurance coverage under Gray’s insurance contract with Georgia Casualty & Surety Co., which is a wholly-owned subsidiary of Atlantic American Corporation, a publicly traded company in which J. Mack Robinson and certain of his affiliates have a substantial ownership interest. For the years ended December 31, 2002, 2003 and 2004, TCM’s workers’ compensation insurance expense attributable to Gray’s insurance contract with Georgia Casualty was approximately

$165,425, $209,244 and $193,292, respectively, and for six months ended June 30, 2004 and 2005 the workers’ compensation expense was approximately $98,828 (unaudited) and $107,855 (unaudited), respectively.
Critical Accounting Policies
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make judgments and estimations that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. We consider the following accounting policies to be critical policies that require judgments or estimations in their application where variances in those judgments or estimations could make a significant difference to future reported results.

Valuation and Impairment Testing of Intangible Assets
      Approximately $21.6 million, or 57%, of our total assets as of December 31, 2004 consist of unamortized intangible assets, FCC licenses and goodwill.
      Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 142 requires companies to discontinue amortizing goodwill and certain intangible assets with indefinite useful lives. Instead, SFAS 142 requires that goodwill and intangible assets deemed to have indefinite useful lives be reviewed for impairment upon adoption of SFAS 142 and annually thereafter. We perform our annual impairment review during the fourth quarter of each year or whenever events or changes in circumstances indicate that such assets might be impaired. Upon adoption of SFAS 142, we recorded a non-cash charge of approximately $11.9 million ($7.4 million after income taxes) to reduce the carrying value of our FCC licenses. Such charge is reflected as a cumulative effect of an accounting change in our combined statement of operations for the year ended December 31, 2002.
      We have relatively few intangible assets aside from our FCC licenses and goodwill, each of which is an indefinite lived asset. Accordingly, upon adoption of SFAS 142 on January 1, 2002, we ceased amortizing these assets. Other separately identified definite lived intangible assets include certain consulting and or non-compete agreements, advertising contracts, employment agreements and trademarks. As of December 31, 2004 all of the definite lived intangible assets were fully amortized. For purposes of testing goodwill impairment, each of our individual newspapers is a separate reporting unit and our wireless segment is one reporting unit.
      We review the GrayLink Wireless Business and each newspaper for possible goodwill impairment by comparing the estimated market value of each respective reporting unit to the carrying value of that reporting unit’s net assets. If the estimated market values exceed the net assets, no goodwill impairment is deemed to exist. If the fair value of the reporting unit does not exceed the carrying value of that reporting unit’s net assets, goodwill impairment is deemed to exist. We then perform, on a notional basis, a purchase price allocation applying the guidance of Statements of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”) by allocating the reporting unit’s fair value to the fair value of all tangible and identifiable intangible assets residual fair value representing the implied fair value of goodwill of that reporting unit. The carrying value of goodwill for the reporting unit is written down to this implied value.
      At the September 2004 meeting of the Emerging Issues Task Force (“EITF”), the SEC Observer clarified the SEC Staff’s position on the use of the residual method for valuation of acquired assets other than goodwill which is referred to as topic D-108. The SEC Staff believes that the residual method does not comply with the requirements of SFAS No. 141 when used to value certain intangible assets that arise from legal or contractual rights. Accordingly, the SEC Staff believes that the residual method should no longer be used to value intangible assets other than goodwill. Registrants should apply the income approach to such assets acquired in business combinations completed after September 29, 2004, and registrants who have applied the residual method to the valuation of intangible assets for the purpose of impairment testing shall perform an impairment test using an income approach on all intangible assets that were previously valued using the residual method no later than the beginning of their first fiscal year beginning after December 15, 2004. Impairment of intangible assets recognized upon application of an income approach, including the associated deferred tax effects, should be recorded as a cumulative effect of a change in accounting principle. Early adoption of an income approach is encouraged. FCC licenses acquired by us prior to January 1, 2002 were valued using the residual value methodology. During the first quarter of 2005, we adopted the income approach and performed a valuation assessment of our FCC licenses using the income approach. Adoption of this provision did not materially effect our financial statements.
Recent Accounting Pronouncements
      Accounting Changes and Corrections of Errors — In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statements of Financial Accounting Standard No. 154, (“SFAS No. 154”), “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 replaces APB Opinion No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. SFAS No. 154 is effective for us in the first quarter of 2006.
      Share-Based Payment — In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R), that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123(R) eliminates the ability to account for share-based compensation transactions using the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and generally would require instead that such transactions be accounted for using a fair-value-based method. SFAS 123(R) will be effective for us beginning in the first quarter of 2006. Although we will continue to evaluate the application of SFAS 123(R), because all options to purchase Gray common stock granted to our employees through the date of the Spin-off will be 100% vested and continue to be options to purchase Gray common stock, we will not recognize expense in future periods related to any Gray options.
      American Jobs Creation Act of 2004 — On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (the “Act”). The Act provides a deduction for income from qualified domestic production activities, which will be phased in from 2005 through 2010. We are currently evaluating which of our operations may qualify as “qualified domestic production activities” under the Act and thus the financial effect that the Act may or may not have upon us.
Quantitative and Qualitative Disclosures About Market Risk.
      TCM’s management has determined that there are no material market risks.

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
      The unaudited pro forma financial data is for illustrative purposes only and is not necessarily indicative of the operating results that would have actually occurred had the spin-off and merger transactions occurred as described, nor is it necessarily indicative of future operating results. The unaudited pro forma combined condensed statement of operations, for the six months ended June 30, 2005, and for the year ended December 31, 2004, reflect the spin-off, the merger and the Refinancing as if these transactions were completed on January 1, 2004. The June 30, 2005 combined condensed balance sheet reflects the spin-off, the merger and the Refinancing as if these transactions were completed on June 30, 2005. The unaudited pro forma financial data should be read in conjunction with the TCM combined financial statements and notes thereto included elsewhere in this proxy statement/ prospectus/ information statement, and in conjunction with the Bull Run consolidated financial statements and notes thereto incorporated by reference into this proxy statement/ prospectus/ information statement.
      The TCM statement of operations data for the six months ended June 30, 2005 and for the year ended December 31, 2004 and the TCM balance sheet data as of June 30, 2005 were derived from the TCM financial statements presented elsewhere in this proxy statement/ prospectus/ information statement. The Bull Run statement of operations data for the six months ended June 30, 2005 and for the year ended December 31, 2004 and the Bull Run balance sheet data as of June 30, 2005 were derived from the books and records of Bull Run for the specified periods in order to conform to the periods presented by TCM.
      In the spin-off, Gray will contribute the membership interests of Gray Publishing, which owns and operates Gray’s Newspaper Publishing Business and GrayLink Wireless Business, and certain other assets to TCM. Immediately following such contribution, Gray will distribute the TCM common stock to Gray shareholders. The distribution to Gray shareholders will be pro rata, based on the aggregate number of both classes of Gray’s common stock with the distribution ratio set such that each Gray shareholder will receive one share of TCM common stock for every 10 shares of Gray common stock and one share of TCM common stock for every 10 shares of Gray Class A common stock held on the distribution date. No business combination is involved. As such, the carrying amounts of TCM’s assets and liabilities prior to the spin-off, as they were reflected in Gray’s balance sheet, will be the same for TCM immediately following the distribution date. In connection with the separation and distribution, TCM will accrue a distribution of an estimated $45.0 million to Gray, which includes an estimated $5.0 million of fees and expenses relating to the spin-off and the merger.
      In the merger, Bull Run will merge with and into BR Acquisition Corp., or BRAC, a wholly-owned subsidiary of TCM, in exchange for the assumption of Bull Run’s debt and the issuance of TCM Series A redeemable, convertible preferred stock, TCM Series B redeemable, convertible preferred stock, certain cash payments and approximately 5% of the TCM common stock. BRAC will be the survivor in the merger. The merger is a business combination and qualifies for accounting rules governing purchase accounting. As such, the assets and liabilities of Bull Run will be presented by TCM at fair value. The excess of the aggregate purchase price for Bull Run’s net assets over the fair value of all acquired identifiable tangible and intangible assets will be recorded as goodwill.
      Immediately following the merger, TCM intends to refinance BRAC’s indebtedness. TCM has obtained a commitment for senior secured bank credit facilities. The terms of that commitment have been used in these pro forma financial statements. TCM is considering other financing alternatives in addition to the senior secured bank credit facilities. The committed refinancing would include $140.0 million in senior secured bank credit facilities. The proceeds of the new credit facilities would be used to pay off Bull Run’s existing debt, the estimated $45.0 million distribution payable to Gray (which includes an estimated $5.0 million of fees and expenses relating to the spin-off and the merger) and the $2.7 million liquidation of Bull Run Series E preferred stock and accrued dividends held by non-affiliates.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2005

			TCM		Merger and
		Spin-Off	Post		Refinancing		Pro
	TCM	Adjustments	Spin-Off	Bull Run	Adjustments		Forma

	(Dollars in thousands, except per share data)
Operating revenues:
Publishing	$22,803	$-0-	$22,803	$-0-	$-0-		$22,803
Wireless	4,130	-0-	4,130	-0-	-0-		4,130
Collegiate marketing and production services	-0-	-0-	-0-	22,336	-0-		22,336
Association management services	-0-	-0-	-0-	4,293	-0-		4,293

	26,933	-0-	26,933	26,629	-0-		53,562
Expenses:
Publishing	16,728	-0-	16,728	-0-	-0-		16,728
Wireless	2,962	-0-	2,962	-0-	-0-		2,962
Collegiate marketing and production services	-0-	-0-	-0-	21,894	-0-		21,894
Association management services	-0-	-0-	-0-	3,271	-0-		3,271
Corporate overhead	722	-0-	722	655	-0-		1,377
Depreciation and amortization	682	-0-	682	673	(359	)(i)
					525	(i)	1,521

	21,094	-0-	21,094	26,493	166		47,753

Operating income	5,839	-0-	5,839	136	(166)		5,809

Other (income) expense:
Interest expense	-0-	-0-	-0-	2,025	(2,025	)(g)
					3,992	(g)	3,992
TCM Series B 6% redeemable, convertible preferred stock, interest expense	-0-	-0-	-0-	-0-	215	(h)	215
Annual financing fees	-0-	-0-	-0-	-0-	87	(g)	87
Interest expense, related parties	-0-	-0-	-0-	1,010	(1,010	)(g)	-0-
Debt issue cost amortization, related parties	-0-	-0-	-0-	479	(479	)(g)	-0-
Debt issue cost amortization, other				222	(222	)(g)
					181	(g)	181
Miscellaneous expense	126	-0-	126	8	-0-		134

	126	-0-	126	3,744	739		4,609

Income (loss) from continuing operations before provision for (benefit from) income taxes	5,713	-0-	5,713	(3,608)	(905)		1,200
Provision for (benefit from) income taxes	2,176	-0-	2,176	-0-	(1,633	)(k)	543

Net income from continuing operations	$3,537	$-0-	$3,537	$(3,608)	$728		$657

Basic and diluted earnings per share						(m)	$0.02

Weighted average number of common shares outstanding						(m)	5,137

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004

			TCM		Merger and
		Spin-Off	Post		Refinancing
	TCM	Adjustments	Spin-Off	Bull Run	Adjustments		Pro Forma

	(Dollars in thousands, except per share data)
Operating revenues:
Publishing	$44,754	$-0-	$44,754	$-0-	$-0-		$44,754
Wireless	8,129	-0-	8,129	-0-	-0-		8,129
Collegiate marketing and production services	-0-	-0-	-0-	51,451	-0-		51,451
Association management services	-0-	-0-	-0-	8,334	-0-		8,334

	52,883	-0-	52,883	59,785	-0-		112,668
Expenses:
Publishing	31,546	-0-	31,546	-0-	-0-		31,546
Wireless	6,433	-0-	6,433	-0-	-0-		6,433
Collegiate marketing and production services	-0-	-0-	-0-	48,852	-0-		48,852
Association management services	-0-	-0-	-0-	6,569	-0-		6,569
Corporate overhead	1,400	-0-	1,400	1,011	-0-		2,411
Depreciation and amortization	1,569	-0-	1,569	5,200	(1,075	)(i)
					1,050	(i)	6,744

	40,948	-0-	40,948	61,632	(25)		102,555

Operating income (loss)	11,935	-0-	11,935	(1,847)	25		10,113

Other (income) expense:
Interest expense	3	-0-	3	4,407	(4,407	)(g)
					7,983	(g)	7,986
TCM Series B 6% redeemable, convertible preferred stock, interest expense	-0-	-0-	-0-	-0-	422	(h)	422
Annual financing fees	-0-	-0-	-0-	-0-	175	(g)	175
Interest expense, related party				861	(861	)(g)	-0-
Debt issue cost amortization, related parties	-0-	-0-	-0-	856	(856	)(g)	-0-
Debt issue cost amortization, other	-0-	-0-	-0-	292	(292	)(g)
					362	(g)	362
Miscellaneous expense	366	-0-	366	137	-0-		503
Net change in value of derivative instrument	-0-	-0-	-0-	(1,335)	-0-		(1,335)

	369	-0-	369	5,218	2,526		8,113

Income (loss) from continuing operations before provision for (benefit from) income taxes	11,566	-0-	11,566	(7,065)	(2,501)		2,000
Provision for (benefit from) income taxes	4,312	-0-	4,312	-0-	(1,980	)(k)	2,332

Net income (loss) from continuing operations	$7,254	$-0-	$7,254	$(7,065)	$(521)		$(332)

Basic and diluted loss per share						(m)	$(0.27)

Weighted average number of common shares outstanding						(m)	5,137

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
As of June 30, 2005

				TCM		Merger and
		Spin-Off		Post		Refinancing		Pro
	TCM	Adjustments		Spin-Off	Bull Run	Adjustments		Forma

	(Dollars in thousands except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$301	$(301	)(c)	$-0-	$1,156	$48,550	(g)
						(45,000	)(l)
						(2,720	)(f)	$1,986
Accounts receivable, net	6,360	-0-		6,360	5,434	-0-		11,794
Inventories	908	-0-		908	660	-0-		1,568
Other current assets	226	-0-		226	1,270	-0-		1,496

Total current assets	7,795	(301)		7,494	8,520	830		16,844
Property and equipment, net	9,749	-0-		9,749	2,801	-0-		12,550
FCC licenses	4,829	-0-		4,829	-0-	-0-		4,829
Goodwill	16,779	-0-		16,779	40,364	(40,364	)(e)
						65,508	(f)	82,287
Definite lived intangibles	-0-	-0-		-0-	7,710	(7,710	)(e)
						15,000	(f)	15,000
Other	58	-0-		58	1,251	2,325	(g)	3,634
Deferred income taxes	-0-	-0-		-0-	-0-	20,400	(f)
						(4,302	)(j)	16,098

Total assets	39,210	(301)		38,909	60,646	51,687		151,242

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued expenses	2,704	-0-		2,704	15,080	(3,818	)(d)	13,966
Deferred revenue	2,092	-0-		2,092	1,810	-0-		3,902
Accrued fees payable, related party	-0-	-0-		-0-	1,295	-0-		1,295
Advances from stockholder	-0-	-0-		-0-	6,050	(6,050	)(d)	-0-
Distribution payable to Gray	-0-	45,000	(b)	45,000	-0-	(45,000	)(l)	-0-
Net current liabilities of discontinued segment	-0-	-0-		-0-	704	-0-		704
Current portion of long term debt	-0-	-0-		-0-	69,125	(69,125	)(g)
						900	(g)	900
Federal and state income taxes	1,694	-0-		1,694	-0-	-0-		1,694
Redeemable preferred stock:
Bull Run Series D preferred stock	-0-	-0-		-0-	12,497	(12,497	)(d)	-0-
Bull Run Series E preferred stock	-0-	-0-		-0-	7,585	(7,585	)(d)	-0-
Bull Run Series F preferred stock	-0-	-0-		-0-	2,000	(2,000	)(d)	-0-

Total current liabilities	6,490	45,000		51,490	116,146	(145,175)		22,461
Senior first lien credit facility	-0-	-0-		-0-	-0-	89,100	(g)	89,100
Senior second lien credit facility						30,000	(g)	30,000
Deferred income taxes	2,092	-0-		2,092	-0-	2,843	(f)
						(4,302	)(j)	633
Other long term liabilities	113	-0-		113	643	(386)		370
Net long term liabilities of discontinued segment	-0-	-0-		-0-	648	-0-		648
TCM Series B 6% redeemable, convertible preferred stock	-0-	-0-		-0-	-0-	3,000	(f)	3,000

Total liabilities	8,695	45,000		53,695	117,437	(24,920)		146,212

TCM Series A 4% redeemable, convertible preferred stock	-0-	-0-		-0-	-0-	15,000	(f)	15,000

	-0-	-0-		-0-	-0-	15,000		15,000

Stockholders’ equity:
Owner’s net investment	30,515	(5	)(a)
		(301	)(c)
		(30,209	)(b)	-0-	-0-	-0-		-0-
TCM Common stock, par value $0.001	-0-	5	(a)	5	-0-	-0-		5
Common stock, Bull Run	-0-	-0-		-0-	69	(69	)(d)	-0-
Additional paid in capital	-0-	-0-		-0-	84,471	(84,471	)(d)
						4,816	(f)	4,816
Accumulated deficit		(14,791	)(b)	(14,791)	(141,331)	141,331	(d)	(14,791)

Total stockholder’s equity (deficit)	30,515	(45,301)		(14,786)	(56,791)	61,607		(9,970)

Total liabilities and stockholder’s equity	$39,210	$(301)		$38,909	$60,646	$51,687		$151,242

NOTES TO COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED
FINANCIAL INFORMATION
Basis of Presentation
      The combined company unaudited pro forma condensed financial information has been prepared pursuant to the rules and regulations of the SEC and present the pro forma financial position and results of operations of the combined company based on historical financial information after giving effect to the spin-off, the merger and the Refinancing and adjustments described in these footnotes. Certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.
      The combined company unaudited pro forma combined condensed statements of operations for the six months ended June 30, 2005 and the year ended December 31, 2004, reflect the spin-off, the merger and the Refinancing as if these transactions were completed on January 1, 2004. The June 30, 2005 combined condensed balance sheet reflects the spin-off, the merger and the Refinancing as if these transactions were completed on June 30, 2005.
      The pro forma adjustments are based on the preliminary estimates of (a) the number of shares of TCM common stock to be issued in the spin-off and the merger and the value of such shares; (b) the shares and terms of TCM Series A redeemable, convertible preferred stock and TCM Series B redeemable, convertible preferred stock to be issued in the merger and the value of such shares; (c) indebtedness to be incurred and related terms under a commitment letter provided to TCM jointly by two financial institutions; (d) the amounts of certain other payments to be made as of the completion date of the spin-off, the merger and the Refinancing; and (e) the transaction costs to be incurred, all determined as of the completion date. Accordingly, the actual amounts of these transactions are expected to differ from the combined company unaudited pro forma condensed financial statements.
Spin-off transactions:
      In the spin-off Gray will contribute the membership interests of Gray Publishing, which owns and operates Gray’s Newspaper Publishing Business and GrayLink Wireless Business, and certain other assets to TCM. Immediately following such contribution, Gray will distribute the TCM common stock to Gray shareholders. The distribution to Gray shareholders will be pro rata, based on the aggregate number of both classes of Gray’s common stock with the distribution ratio set such that each Gray shareholder will receive one share of TCM common stock for every 10 shares of Gray common stock and one share of TCM common stock for every 10 shares of Gray Class A common stock held on the distribution date. In connection with the separation and distribution, TCM will accrue an estimated $45.0 million distribution payable to Gray, which includes an estimated $5.0 million of fees and expenses relating to the spin-off and the merger. In addition, all cash held by TCM will be retained by Gray as of the closing date of the spin-off. No business combination is involved in the spin-off of TCM from Gray. As such, the carrying amounts of TCM’s assets and liabilities prior to the spin-off, as they were reflected in Gray’s balance sheet, will be the same for TCM immediately following the distribution date.
      (a) The spin-off of TCM, including the issuance of shares of TCM common stock to the shareholders of Gray, representing one share of TCM common stock for every 10 shares of Gray common stock and one share of TCM common stock for every 10 shares of Gray Class A common stock:

Gray Shares Outstanding Pre-Merger (as of July 22, 2005):
Common Shares	43,046,466
Class A Common Shares	5,753,020

Total	48,799,486
Exchange Ratio (10 Gray Shares Owned to Equal One TCM share)	0.1000	x

TCM common stock owned by Gray shareholders	4,879,949

NOTES TO COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED
FINANCIAL INFORMATION — (Continued)
      (b) TCM will accrue a distribution payable to Gray in the estimated amount of $45.0 million.
      (c) Gray will retain all TCM cash at the date of the spin-off.
Merger transactions:
      After the spin-off, Bull Run will merge with and into BR Acquisition Corp., or BRAC, a wholly-owned subsidiary of TCM, in exchange for the assumption of Bull Run’s debt and the issuance of TCM Series A redeemable, convertible preferred stock, TCM Series B redeemable, convertible preferred stock, and approximately 5% of the TCM common stock. BRAC will be the survivor in the merger. Immediately following the merger, TCM intends to refinance BRAC’s indebtedness. The merger is a business combination and qualifies for accounting rules governing purchase accounting. As such, the assets and liabilities of Bull Run will be presented by TCM at fair value. The excess of the aggregate purchase price paid for Bull Run’s net assets will be recorded as goodwill.
      The significant terms of the merger agreement are as follows:
      Approximately 256,839 shares of TCM common stock will be issued for all common shares of Bull Run and all of the outstanding shares of Bull Run Series F preferred stock, having a carrying value of approximately $2.0 million, and approximately $290,000 of accrued and unpaid dividends.
      TCM Series A redeemable, convertible preferred stock, having a face value and liquidation value of approximately $20.9 million, will be issued in exchange for (1) all of the outstanding shares of Bull Run Series D preferred stock, having a carrying value of approximately $12.5 million; (2) all the outstanding shares of Bull Run Series E preferred stock held by affiliates, having a carrying value of approximately $5.3 million; and (3) all of the accrued and unpaid dividends on the Bull Run Series D preferred stock and Bull Run Series E preferred stock held by affiliates, having a carrying value of approximately $3.1 million. The outstanding shares of Bull Run Series E preferred stock held by non-affiliates, having a carrying value of approximately $2.3 million, and accrued dividends thereon of approximately $392,000 as of June 30, 2005, will be redeemed for cash.
      TCM Series B redeemable, convertible preferred stock, having a face value and liquidation value of $6.05 million, will be issued in exchange for the amount due to a Bull Run shareholder in the amount of $6.05 million.
      (d) To eliminate all existing Bull Run common and preferred equity, accrued dividends payable and cash advances by a shareholder prior to recording purchase accounting for the transaction.
      (e) To eliminate pre-existing goodwill and identifiable intangible assets prior to recording purchase accounting for the merger transaction
      (f) Purchase consideration was determined based on estimates of the fair value of TCM common stock and TCM Series A redeemable, convertible preferred stock and TCM Series B redeemable, convertible preferred stock. The $18.75 per share estimated fair value of TCM common stock issued as partial consideration for the merger was derived from a review of the range of equity valuations of TCM, pre-merger, included in the summaries of the fairness opinions of the respective financial advisors to the TCM Special Committee and to the Bull Run Special Committee contained in this proxy statement/ prospectus/ information statement. The value of the TCM Series A redeemable, convertible preferred stock and TCM Series B redeemable, convertible preferred stock was based on a combination of (1) an analysis of the security terms, using pricing models and consideration of the possible discounts due to the illiquid nature of the securities and (2) the underlying implied value of TCM common stock immediately after the merger based on a review of the range of equity valuations of TCM, post-merger, included in the summaries of the fairness opinions of the respective financial advisors to the TCM Special Committee and to the Bull Run Special Committee contained in this proxy statement/ prospectus/ information statement.

NOTES TO COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED
FINANCIAL INFORMATION — (Continued)
The estimates of fair value of the TCM common stock, TCM Series A redeemable, convertible preferred stock and TCM Series B redeemable, convertible preferred stock are subject to change based on final determinations of the fair value of each instrument as of the closing date. These values represent preliminary estimates. Final amounts will be based on the results of an independent valuation report. The estimated purchase consideration is as follows:

	Registrant’s
	Shares
	Issued in the
	Merger	Value

		(Dollars in thousands)
Shares of TCM common stock issued in exchange for Bull Run common stock	198,984	$3,731
Shares of TCM common stock issued in exchange for Bull Run Series F preferred stock	57,855	1,085
Cash paid to Bull Run Series E preferred non-affiliate stockholders		2,720
Fair value of TCM Series A redeemable, convertible preferred stock issued in exchange for Bull Run Series D preferred stock and Bull Run Series E preferred stock held by affiliates ($20,890 liquidation value)		15,000
Fair value of TCM Series B redeemable, convertible preferred stock issued to affiliates ($6,050 liquidation value)		3,000

Estimated total merger consideration		$25,536

      The preliminary allocation of the purchase consideration, which is subject to change based on the final valuation of the assets acquired and liabilities assumed as of closing date, is as follows:

(Dollars in thousands)
Fair value of tangible assets acquired	$12,572
Liabilities assumed	(15,976)
Bull Run debt assumed	(69,125)
Identifiable intangible assets	15,000
Deferred tax liability on net increase in identifiable intangible assets	(2,843)
Deferred tax asset	20,400
Goodwill	65,508

$25,536

      Bull Run has unused net operating loss carryforwards totaling approximately $67.0 million for federal income tax purposes. In its historical financial statements, Bull Run recognized a full valuation allowance on its net deferred tax assets. As a result of the merger and assessment of the TCM pro forma financial results, TCM’s management believes it is more likely than not that TCM will realize approximately $20.4 million in tax benefits from Bull Run’s operating loss carryforward, and therefore reflected such estimated benefit in the pro forma balance sheet as of June 30, 2005.

NOTES TO COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED
FINANCIAL INFORMATION — (Continued)
      (g) TCM intends to refinance BRAC’s debt by entering into a $140.0 million secured credit facility. The pro forma adjustments to refinance the credit facility, adjust related interest expense, annual fees and debt acquisition costs are described in the following tables:

June 30,
2005

(Dollars in thousands)
Bank and other financing:
Combined debt to be issued:
TCM bank senior first lien credit facility, term loan	$89,100
TCM bank senior first lien credit facility, term loan, current portion	900
TCM senior first lien credit facility, revolver	-0-
TCM senior second lien credit facility, term loan	30,000
Previously existing debt:
Bull Run bank credit facilities, current	(58,932)
Bull Run subordinated notes, current	(10,193)
Debt issue costs:
TCM senior first lien credit facility, term loan ($90.0 million at 1.75%)	(1,575)
TCM senior second lien credit facility ($30.0 million at 2.50%)	(750)

Net cash provided	$48,550

		Six Months
	Year Ended	Ended
	December 31,	June 30,
	2004	2005

	(Dollars in thousands)
Interest expense:
Bull Run interest expense, to be eliminated:	$(4,407)	$(2,025)

Bull Run interest expense, related party, to be eliminated:	$(861)	$(1,010)

TCM senior first lien credit facility (LIBOR plus 2.75%)	$5,256	$2,628
TCM senior second lien credit facility (LIBOR plus 6.00%)	2,727	1,364

Total interest expense to be recognized	$7,983	$3,992

      The underlying London Inter-bank Borrowing Rate (“LIBOR”) interest rates used in the pro forma interest expense calculations were 3.09% and are subject to change. A 0.125% increase or decrease in the underlying interest rates would increase or decrease interest expense by $150,000.

NOTES TO COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED
FINANCIAL INFORMATION — (Continued)
      Expenses to be recognized for amortization of initial costs associated with the new credit facilities and annual fees are as follows (in thousands):

		Six Months
	Year Ended	Ended
	December 31,	June 30,
	2004	2005

	(Dollars in thousands)
Debt issue cost amortization:
Bull Run debt issue cost amortization, to be eliminated	$(292)	$(222)

Bull Run debt issue cost amortization, related party, to be eliminated	$(856)	$(479)

TCM senior first lien credit facility (1.75% of $90.0 Million, amortized over 6 years)	$262	$131
TCM senior second lien credit facility (2.5% of $30.0 Million, amortized over 7.5 years)	100	50

Total debt issue cost amortization to be recognized	$362	$181

Annual bank fees, new credit facility	$175	$87

      (h) Based on the provisions of SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, the TCM 6% Series B redeemable, convertible preferred stock has been recorded as a debt security in the pro forma balance sheet as of June 30, 2005. A pro forma adjustment for related interest expense has been recorded using the interest method.
      (i) The value of Bull Run’s customer relationships, consisting of long-term relationships with universities, collegiate conferences and associations, are estimated to be approximately $15.0 million, subject to an independent appraisal to be performed after the closing of the merger. Such amount is subject to amortization over the estimated life of each individual relationship using a systematic allocation method. The average life of all relationships is estimated to be approximately 20 years. In the initial year following the closing of the merger, it is estimated that approximately 7% of the value would be amortized under the systematic allocation method. The following adjustments have been recorded to eliminate Bull Run’s previously recorded amortization and to record the amortization described above:

		Six Months
	Year Ended	Ended
	December 31,	June 30,
	2004	2005

	(Dollars in thousands)
Amortization of definite lived intangible assets:
Bull Run amortization expense, to be eliminated	$(1,075)	$(359)

TCM amortization to be recognized	$1,050	$525

      (j) A $4.3 million adjustment has been recognized in the pro forma balance sheet as of June 30, 2005 reclassifying the non-current federal deferred tax liability in order to present net federal deferred taxes as a net non-current deferred tax asset.
      (k) A pro forma adjustment has been recognized to present a pro forma provision for income taxes on the pro forma net income before income tax, using a 39% blended rate. The pro forma tax provision considers the permanent differences between taxable and book income.
      (l) A pro forma adjustment has been recognized to present the payment of the estimated $45.0 million distribution to Gray, subsequent to the refinancing of BRAC’s debt. The $45.0 million distribution includes an estimated $5.0 million of fees and expenses relating to the spin-off and the merger.

NOTES TO COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED
FINANCIAL INFORMATION — (Continued)
      (m) Until the issuance of shares in the spin-off and merger TCM had 100 shares of common stock issued and outstanding, all of which were held by Gray. In the pro forma financial statements those shares are considered to have been cancelled in the spin-off. For purposes of the pro forma financial statements, the shares of TCM common stock issued to Gray shareholders and Bull Run shareholders in the spin-off and merger are deemed to have been issued and outstanding for the entirety of the periods presented. There are no dilutive common stock equivalents associated with the TCM common stock owned by Gray shareholders. All Bull Run stock options which have converted into options to purchase TCM common stock are excluded from the calculation of fully diluted weighted average shares outstanding because they are anti-dilutive. The TCM common stock associated with the potential conversion of all TCM Series A redeemable, convertible preferred stock and TCM Series B redeemable, convertible preferred stock have also been excluded from the calculation of fully diluted weighted average shares outstanding because they are also anti-dilutive. The pro forma weighted average common shares outstanding are calculated as follows:

		Six Months
	Year Ended	Ended
	December 31,	June 30,
	2004	2005

TCM pro forma shares issued to Gray shareholders	4,879,949	4,879,949
TCM pro forma shares issued to Bull Run shareholders	256,839	256,839

Total pro forma common shares issued and outstanding	5,136,788	5,136,788

      Pro forma net income available to common stockholders and per share amounts are determined as follows:

		Six Months
	Year Ended	Ended
	December 31,	June 30,
	2004	2005

	(Dollars in thousands, except
	per share amounts)
Net income (loss) from continuing operations	$(332)	$657
Preferred dividends:
TCM Series A 4.0% redeemable, convertible preferred stock including interest method accretion of purchase accounting discount	(1,068)	(542)

Net income (loss) available to common stockholders	$(1,400)	$115

Basic and diluted earnings (loss) per share	$(0.27)	$0.02

Weighted average common shares outstanding	5,137	5,137

BUSINESS STRATEGY
General
      The merger of TCM and Bull Run will bring together two complementary media companies. Following the spin-off and the merger, TCM will be engaged in four businesses: the Newspaper Publishing Business, the Collegiate Marketing and Production Services Business, the Association Management Services Business and the GrayLink Wireless Business. Following the merger, TCM will be led by an experienced management team that had primary responsibility for TCM’s and Bull Run’s businesses prior to the spin-off and the merger. In addition, TCM will retain all of the newspaper publishers at its newspapers.
Business Strategy
      Key elements of TCM’s business strategy include:

•	Drive revenue growth at existing publications by expanding the advertising base of the Newspaper Publishing Business. TCM intends to continuously seek to utilize its distribution capability in the markets that the Newspaper Publishing Business serves to expand its advertising base by targeting new advertisers for its publications and introducing new products that attract businesses that do not typically advertise in its publications. These products include shoppers and niche publications and inserts covering subjects such as children and parenting, employment, health, senior living and real estate, that are of interest to residents of particular geographic areas and members of particular demographic groups.

•	Increase circulation at existing publications through innovative marketing and expansion. TCM intends to increase circulation unit sales of its newspapers through internal expansion of its newspapers or zoned editions of its newspapers into existing and contiguous markets. TCM intends to expand certain of its publications, such as its football publications into the markets that are served by its newspapers. TCM successfully has used creative alliances with cable companies to expand the circulation of its newspapers and increase value for advertisers and TCM will continue to explore other innovative ways to increase readership and circulation in all its markets and for all of its publications. In addition, TCM intends to use its printing company to produce sales promotional materials, such as print banners, signs, bus wraps and posters for its newspapers and publications and their respective advertisers.

•	Expand TCM’s penetration of existing contracts and add new clients in the Collegiate Marketing and Production Services Business. TCM intends to seek to add additional premier properties to its portfolio of clients through increased marketing. TCM intends to seek additional work in the areas of broadcast production and distribution, signage, promotional and printed materials and corporate sponsorships. These additional relationships also will allow TCM the opportunity to leverage its administrative infrastructure in the Collegiate Marketing and Production Services Business over a larger base of business and achieve economies of scale.

•	Drive revenue growth at existing Collegiate Marketing and Production Services Business clients. TCM intends to maintain Host’s strong relationships with existing collegiate clients and expand the scope of Host’s services with those universities and organizations.

•	Increase the number of clients of the Association Management Services Business. TCM intends to leverage Host’s existing excellent reputation in the Association Management Services Business and actively pursue opportunities to manage other associations.

•	Maintain reader loyalty at existing publications. TCM will seek to maintain reader loyalty through excellent editorial content, including the proper mix of local and national news in its newspapers and high-quality presentation. TCM’s goal is to produce newspapers that are complete enough that they are the only newspaper readers need to read but also unique enough so readers of other newspapers will find TCM’s newspapers compelling and essential.

•	Pursue selective acquisitions of sports marketing, association management and regional newspaper companies that fit TCM’s business model. TCM intends to complement its growth through selective and opportunistic acquisitions of sports marketing, association management and regional newspaper companies with a record of customer loyalty, strong client base and potential opportunities for revenue enhancements and increases in profitability through cost reductions and synergies with its existing operations.

•	Tailor the growth strategies TCM deploys at each of its publications. TCM intends to continue to evaluate and deploy growth strategies that are appropriate to each publication, taking into account local market conditions, including competition from other publishers, synergistic opportunities represented by clustered publications, partnering opportunities with local cable television systems and demographic trends. One of TCM’s distinctions is its willingness to use innovation and creativity to continually explore ways of growing its publications by maximizing its existing resources. In growing TCM’s publications, it also seeks to minimize the risk and cost to TCM.

•	Leverage the design capabilities of TCM’s Integrated Media Group and content professionals at TCM’s newspapers to develop leading edge Web sites. TCM plans to utilize its Integrated Media Group to work with the content professionals at its newspapers to develop leading edge Web sites for TCM’s newspapers and the clients of the Collegiate Marketing and Production Services Business and Association Management Services Business.

•	Utilize TCM’s broadcast center to produce cost effective promotions for its newspapers, publications and clients. TCM’s marketing efforts for its newspapers and publications traditionally have not utilized the broadcast media. However, with TCM’s broadcast center, it now will be able to develop cost effective promotions for its newspapers and publications. In addition, TCM will now be able to offer these services to the advertisers that have placed advertisements in its newspapers and publications.

•	Retain existing subscribers for the GrayLink Wireless Business’ traditional paging services. TCM intends to continue to focus its subscriber retention efforts on customer service and sales to business subscribers of its paging services.

•	Expand sales of wireless services, equipment and accessories. TCM intends to continue to seek to expand its sales of cellular and personal communication phone services through alliance and dealer agreements with large telecommunication carriers, equipment and accessories at existing and new locations in Alabama, Florida and Georgia.

•	Continuously improve operational excellence. TCM intends to continue to optimize its operations in order to enhance its competitive advantage.

TCM’S BUSINESS
      References to “TCM” refer to Gray’s Newspaper Publishing Business and the GrayLink Wireless Business as it existed historically and as TCM is expected to exist after the spin-off (but prior to the merger with Bull Run) unless the context otherwise requires.
General
      TCM’s operations consist of two business segments: Newspaper Publishing and the GrayLink Wireless. The Newspaper Publishing Business is TCM’s largest business segment and consists of the ownership and operation of five daily newspapers with a total daily circulation as of June 30, 2005 of approximately 117,800 and a total Sunday circulation as of June 30, 2005 of approximately 157,600. TCM’s newspapers are characterized by their focus on the coverage of local news and local sports. The GrayLink Wireless Business is a leading provider of wireless services, primarily paging services, in non-major metropolitan areas in Alabama, Florida and Georgia, with approximately 36,000 paging units in service at June 30, 2005. TCM also operates 14 retail locations in Alabama, Florida and Georgia. The percentage of TCM’s revenue contributed by the Newspaper Publishing Business and the GrayLink Wireless Business was approximately 84.7% and 15.3% for the six months ended June 30, 2005, respectively.
Newspaper Publishing
      TCM owns and operates five daily newspapers, located in the Southeast and Midwest with daily circulation ranging from approximately 5,700 to approximately 63,200 and Sunday circulation ranging from approximately 12,900 to approximately 102,300. TCM believes that its newspapers are an effective medium for advertisers to maximize their reach of the households in the markets served by its newspapers. TCM’s newspapers focus on local content, including coverage of local youth, high school and college sports, as well as local business, politics, entertainment and cultural news. Each of TCM’s newspapers is tailored to its market in order to provide local content that radio, television and large metropolitan daily newspapers are unable to provide on a cost-effective basis because of their broader geographic coverage. TCM’s newspapers also differentiate themselves from other forms of media by providing a cost-effective medium for local advertisers to target their customers. TCM maintains high product quality standards and uses extensive process color and compelling graphic design to fully engage existing readers and to attract new readers. TCM’s newspapers are produced using advanced prepress pagination technology and are printed on efficient, high-speed web offset presses.
      TCM’s revenues are derived from advertising (87% of revenues from the Newspaper Publishing Business for the six months ended June 30, 2005), paid circulation (12% of revenues from the Newspaper Publishing Business for the six months ended June 30, 2002055) and commercial printing and other activities (1% of revenues from the Newspaper Publishing Business for the six months ended June 30, 2005). TCM’s advertiser base is predominantly local, including the local stores and outlets of major regional and national retailers. TCM’s newspapers seek to produce desirable results for local advertisers by targeting readers based on certain geographic and demographic characteristics. TCM seeks to increase readership, and thereby generate traffic for TCM’s advertisers, by focusing on high product quality, compelling and often proprietary local content and creative and interactive promotions. Circulation sales are primarily generated through subscription sales and single copy sales. TCM feels both types of circulation are important to it and to advertisers. TCM promotes single copy sales of TCM’s newspapers because TCM believes that such sales tend to generate higher profit margins than subscription sales, as single copy sales generally have higher per unit prices and lower distribution costs. Subscription sales, which provide readers with the convenience of home delivery, are an important component of TCM’s circulation base because these readers are very important to advertisers. From time to time, TCM publishes special sections for its newspapers and niche publications. Such special sections and niche publications tend to increase readership within targeted demographic groups and geographic areas and provide opportunities for TCM’s newspapers to capture new or additional advertising revenue.

      TCM’s advertising revenue from the Newspaper Publishing Business for the six months ended June 30, 2005 was derived primarily from a broad group of local retailers (approximately 63%) and classified advertisers (approximately 37%). No single advertiser accounted for more than 2.6% of TCM’s total revenues from the Newspaper Publishing Business for the six months ended June 30, 2005. TCM believes that its advertising revenue tends to be relatively stable because its newspapers rely primarily on a broad base of local retail and local classified advertising, rather than the generally more volatile national and major account advertising that accounted for only approximately 41% of TCM’s total advertising revenue from the Newspaper Publishing Business for the six months ended June 30, 2005.

Industry Background
      Newspaper publishing is the oldest and largest segment of the media industry and, as a result of the focus on local news, newspapers in general, remain an important media for local advertising. According to a study by the Newspaper Association of America, or NAA, in calendar year 2003:

•	newspaper advertising accounted for approximately 18.6% of all media advertising expenditures in the United States;

•	approximately 54.1% of the total adult population in the United States read a daily newspaper and 62.5% of the total adult population in the United States read a Sunday newspaper; and

•	more than 55 million newspapers are sold daily, with an average of 2.3 readers per copy and on Sunday more than 58 million newspapers are sold with an average of 2.4 readers per copy.
      Despite those figures, newspaper circulation has been declining. The following chart sets forth U.S. newspaper circulation data for 2001, 2002 and 2003:
U.S. Daily Newspaper Circulation(1)

Year	Morning	Evening	Sunday

2001	46,821,480	8,756,566	59,090,364
2002	46,617,163	8,568,994	58,780,299
2003	46,930,215	8,255,136	58,494,695

1.	Source: Newspaper Association of America.
      Newspaper advertising revenue is generally affected by changes in national and regional economic conditions. Financial instability in the retail industry, including bankruptcies of larger retailers and consolidations among large retail chains can result in reduced retail advertising expenditures. Classified advertising, which makes up approximately one-third of newspaper advertising expenditures, can be affected by an economic slowdown and its effect on employment, real estate transactions and automotive sales. While the newspaper publishing industry is impacted by economic cycles, it is not generally affected by the cyclical nature of political advertising revenue.
      Despite declines in newspaper circulation, advertising spending has maintained relatively consistent growth for over thirty years. After a significant decline in 2001, advertising revenues remained relatively flat in 2002 as compared to 2001, and posted gains in 2003 compared to 2002. The following chart sets forth total newspaper advertising expenditures in the United States for 2001, 2002 and 2003:
U.S. Daily Newspaper Advertising Expenditures(1)

Total Newspaper
Year	Advertising

(Dollars in millions)
2001	44,305
2002	44,102
2003(2)	44,939

1.	Sources: Newspaper Association of America, U.S. Department of Commerce.

2.	Preliminary data.

Operations
      TCM owns and operates The Albany Herald, Gwinnett Daily Post, Rockdale Citizen/ Newton Citizen and The Goshen News. The following sets forth information regarding TCM’s newspapers:

	Year		Year		Principal	Daily	Sunday	Non-Daily
Newspapers	Originated		Acquired		Location	Circulation(3)	Circulation(3)	Distribution(1)

The Albany Herald	1891			(2)	Albany, GA	24,500	26,200	44,000
Rockdale Citizen	1953		1994		Conyers, GA	8,500		—
Newton Citizen	2004	(4)			Covington, GA	5,700	12,900
Gwinnett Daily Post	1970	(5)	1995		Lawrenceville, GA	63,200	102,300	—
The Goshen News	1837		1999		Goshen, IN	15,900	16,200	—

(1)	Non-Daily Distribution includes both paid and free distribution. Non-Daily Distribution reflects the averages according to the most recently released internal audit reports.

(2)	The Albany Herald was originated in 1891 by local businessman H.M McIntosh and the newspaper remained in the McIntosh family until it was sold in 1948 to James H. Gray. Mr. Gray published the newspaper until his death in 1986. During his tenure, he founded a local television station and purchased other media properties to form the original assets of Gray Television, Inc.

(3)	Circulation averages are derived from TCM’s internal records as of June 30, 2005. These internal records are subject to periodic independent audit but have not been audited as of June 30, 2005.

(4)	In 2004, TCM began publication of the Newton Citizen.

(5)	The Gwinnett Daily Post was originally a weekly newspaper. In 1995, TCM began publishing the Gwinnett Daily Post on a daily basis.
      The Albany Herald. The Albany Herald newspaper is located in Albany, Georgia and is published seven days a week to serve southwest Georgia. The Albany Herald has a daily circulation of approximately 24,500 and a Sunday circulation of approximately 26,200. The Albany Herald is the only daily newspaper in Albany, Georgia. The Albany Herald also produces a weekly advertising shopper and other niche publications. The Albany Area Advertiser is a shopper distributed weekly to all households in Dougherty and Lee counties. The Express is a an advertising section distributed in selected zip codes, and The Emblem is a newspaper serving Marine Corps Logistics Base — Albany. Albany, situated in the Plantation Trace region, is the primary trade center for Southwest Georgia. The city lies at the head of the Flint River, 145 miles south of Atlanta. Although the economy of the Albany region was formerly principally agricultural, it has developed a diversified industrial economy which includes companies such as Procter & Gamble, Merck & Company, Miller Brewing and M & M Mars. Since 1994 over $800 million has been invested in Albany by local industries such as Procter & Gamble, Cooper Tire, Merck & Company and Miller Brewing. The Marine Corps Logistics Base in Albany is the city’s second largest employer, with an annual payroll totaling more than $194 million. Albany is approximately 57 square miles and has a population of approximately 96,000.
      Gwinnett Daily Post, Rockdale Citizen and Newton Citizen. The Gwinnett Daily Post, Rockdale Citizen and Newton Citizen are newspapers that serve communities in the metro Atlanta, Georgia area with complete local news, sports and lifestyles coverage together with national stories that directly impact their local communities. The Gwinnett Daily Post, Rockdale Citizen and Newton Citizen are in adjacent metro Atlanta counties and benefit from cross selling advertising to classified and selected display advertisers, utilizing both a combined classified sales staff and major account sales staff located in Gwinnett. Additionally synergies are derived from a combined production facility and news department copy desk, and centralized business and accounting functions where feasible.
      The Gwinnett Daily Post is published Tuesday through Sunday and has a daily circulation of approximately 63,200 and a Sunday circulation of approximately 102,300. Since 1995, the frequency of publication has increased from three to six days per week and the circulation has grown from approximately 13,000 (daily) to approximately 62,000 (daily) and approximately 103,000 (Sunday).

Gwinnett County is located 30 miles northeast of Atlanta, Georgia. The county is approximately 437 square miles in size and has a population of approximately 650,000. The offices of the Gwinnett Daily Post are located in Lawrenceville, Georgia, which is the county set of Gwinnett County.
      The Rockdale Citizen was established in 1953 and is published seven days a week with weekday circulation of approximately 8,500 and Saturday and Sunday circulation of approximately 12,900. In 1999, the Rockdale Citizen began a zoned version of the newspaper in neighboring Newton County. As this product developed it was spun off as a stand alone publication in April, 2004, known as the Newton Citizen, and it is published weekdays with circulation of approximately 5,700. Advertising is sold into the weekday products of both Citizens on a combined basis reaching 14,200 households. The Rockdale Citizen maintains offices located in Conyers, the county seat of Rockdale County and the Newton Citizen maintains offices located in Covington, the county seat of Newton County. Rockdale County is located 20 miles east of downtown Atlanta on Interstate 20, is approximately 130 square miles in size and has a household count of 28,473. Newton County is located 35 miles east of Atlanta on Interstate 20 and ranks fifth in the nation in terms of percentage growth of housing units, according to the U.S. Census Bureau. Newton County grew by 7.4% from July 2003 to July 2004 from 29,355 households to 31,526. It is approximately 276 square miles in size.
      The Goshen News. The Goshen News is published seven days a week with a circulation of approximately 15,900 (daily) and 16,200 (Sunday). The Goshen News serves Goshen, Indiana and surrounding areas and also produces a weekly advertising shopper. Since TCM acquired the Goshen News in 1999, TCM added a Sunday edition. The offices for the Goshen News are located in Goshen, Indiana, which is in Elkhart county. Goshen is located 25 miles northwest of South Bend, Indiana and 120 miles west of Chicago, Illinois. Elkhart County is 468 square miles and has a population of approximately 182,000. The population of Goshen is approximately 30,000.

Advertising
      Advertising revenue is the largest component of the total revenue from the Newspaper Publishing Business, accounting for approximately 86.8% of the total revenue from the Newspaper Publishing Business for the six months ended June 30, 2005 and approximately 84.1%, 84.5% and 85.5% of the total revenue from the Newspaper Publishing Business for the years ended December 31, 2002, 2003 and 2004, respectively. TCM derives its advertising revenue from retail (local department stores, local accounts at national department stores, specialty shops and other retailers), national (national advertising accounts), classified advertising (employment, automotive, real estate and personals) and other advertising. TCM’s advertising rate structures vary among its publications and are a function of various factors, including advertising effectiveness, local market conditions, competition, circulation, readership, demographics and type of advertising (whether display or classified).
      Substantially all of TCM advertising revenue is derived from a diverse group of local retailers and classified advertisers. TCM believes, based upon its operating experience, that its advertising revenue tends to be more stable than the advertising revenue of large metropolitan daily newspapers because its publications rely primarily on local advertising. Local advertising has historically been more stable than national advertising because local businesses generally have fewer effective advertising channels through which to reach their customers. Moreover, TCM is less reliant than large metropolitan daily newspapers upon classified advertising, which is generally more sensitive to economic conditions. The contribution of retail, classified, circulation and other advertising to the total advertising revenue from the Newspaper

Publishing Business for the years ended December 31, 2002, 2003 and 2004 and the six months ended June 30, 2004 and 2005 was as follows:

				Six Months Ended
	Year Ended December 31,			June 30,

	2002	2003	2004	2004	2005

		(Dollars in thousands)
Retail	$21,953	$22,998	$24,489	$11,511	$12,252
Classifieds	12,590	12,515	13,284	6,495	7,132
Circulation	6,040	6,113	6,030	3,063	2,773
Other	1,031	793	951	460	646

Total	$41,614	$42,419	$44,754	$21,529	$22,803

      TCM does not rely upon any one company or industry for its advertising revenue, but rather is supported by a variety of companies and industries, including financial institutions, realtors, car dealerships, grocery stores, universities, hospitals and many other local businesses. No single advertiser represented more than 2.6% of the total revenue for the six months ended June 30, 2005 from TCM’s Newspaper Publishing segment.
      TCM’s corporate management works with its local newspaper management to approve advertising rates and to establish goals for each year during a detailed annual budget process. TCM shares advertising concepts among its publications, enabling its advertising managers and publishers to leverage advertising products and sales strategies that have already been successful in other markets that it serves.

Circulation
      Circulation revenue accounted for approximately 12.2% of the total revenue from the Newspaper Publishing Business for the six months ended June 30, 2005 and approximately 14.5%, 14.4% and 13.5% of the total revenue from the Newspaper Publishing Business for the years ended December 31, 2002, 2003 and 2004, respectively. While TCM’s circulation revenue is not as significant as its advertising revenue, circulation trends impact the decisions of advertisers and advertising rates. Substantially all of TCM’s circulation revenue is derived from home delivery sales of publications to subscribers and single copy sales made through retailers and vending racks. TCM’s corporate management works with its local newspaper management to establish subscription and single copy rates. In addition, TCM tracks rates of newspaper returns and customer service calls in an effort to optimize the number of newspapers available for sale and to improve delivery and customer service.
      TCM’s five paid daily publications range in circulation from approximately 5,700 to approximately 63,200 (daily) and from approximately 12,900 to approximately 102,300 (Sunday). Set forth below is the percent change in TCM’s daily circulation from December 31, 2002 to June 30, 2005:
Percent Change in Daily Circulation

	December 31,	June 30,	Increase/
	2002	2005	(Decrease)

Daily circulation
Gwinnett Daily Post	65,000	63,200	(2.8)%
The Albany Herald	28,000	24,500	(12.5)%
The Goshen News	17,000	15,900	(6.5)%
Rockdale Citizen/ Newton Citizen	15,000	14,200	(5.3)%

Total	125,000	117,800	(5.8)%

      In 2004, several major newspaper publishers announced significant downward adjustments to previously reported circulation totals. TCM does not expect any downward adjustments to its circulation totals. Nonetheless, TCM has enhanced its existing internal procedures in several areas to further ensure the integrity of its reported circulation.
      In order to enhance its circulation revenue and circulation trends, TCM has implemented quality enhancements, such as: providing Sunday editions; increasing the use of color and color photographs; improving graphic design, including complete redesigns; and developing creative and interactive promotional campaigns. In addition, TCM intends to continue to:

•	improve the content of its newspapers, which can include focusing on local news, features and the reduction of factual errors;

•	evaluate the markets that it operates in, and may expand its newspapers or zoned editions of its newspapers into existing and contiguous markets; and

•	implement creative and interactive programs and promotions.

Job Printing
      TCM operates three printing facilities. To the extent TCM has excess press capacity at these facilities, TCM has from time to time provided commercial printing services to third parties, primarily for commercial materials, including other newsprint publications, to produce incremental revenue from existing equipment and personnel. Job printing and other revenue accounted for only approximately 1% of the total revenue from the Newspaper Publishing Business for the six months ended June 30, 2005 and approximately 1.1%, 0.7% and 0.6% of the total revenue from the Newspaper Publishing Business for the years ended December 31, 2002, 2003 and 2004, respectively.

Online Operations
      All of TCM’s daily newspapers have their own free-access Web sites. TCM’s online objective is to have its Web sites complement its print newspapers by providing certain content from its newspapers, as well as unique content and interactive features. TCM’s Web sites also provide an online marketplace for its advertisers.
      The following is a list of TCM’s Websites:

Newspaper	Website

The Albany Herald	www.albanyherald.com
Gwinnett Daily Post	www.gwinnettdailypost.com
Rockdale Citizen	www.rockdalecitizen.com
Newton Citizen	www.newtoncitizen.com
The Goshen News	www.goshennews.com
      The primary source of online revenue is classified advertising. For the six months ended June 30, 2005, TCM’s Web sites generated approximately $81,168 of revenue.

Editorial
      TCM’s newspapers generally contain 24 to 72 pages with editorial content that emphasizes local news and topics of interest to the communities that they serve, such as local business, politics, entertainment and culture, as well as local youth, high school, college and professional sports. National and world news stories are sourced from the Associated Press. The editorial staff at each of TCM’s newspapers typically consists of a managing editor and several assistant editors and field reporters, who identify and report the local news in their communities. As of June 30, 2005, TCM employed 97 full-time and 3 part-time editorial personnel that TCM believes provide the most comprehensive local news coverage in the communities TCM serves. Approximately 58% of TCM’s total pages in 2004 were devoted to news content.

Printing and Distribution
      TCM operates three printing and distribution facilities. The production facility for The Albany Herald is located in Albany, Georgia and the production facility for The Goshen News is located in Goshen, Indiana. The production facility located in Lawrenceville, Georgia is shared by the Gwinnett Daily Post and the Rockdale Citizen/ Newton Citizen. By using this production facility for three daily newspapers, TCM is able to reduce the operating costs of its newspapers while increasing the quality of its newspapers. TCM’s newspapers are generally fully paginated utilizing image-setter technology, which allows for design flexibility and high-quality reproduction of color graphics. TCM’s newspapers are printed on efficient, high-speed web offset presses. The distribution of TCM’s daily newspapers is outsourced to independent, third-party distributors.

Newsprint
      The basic raw material of newspapers is newsprint. Newsprint represents one of TCM’s largest costs of producing its publications. In fiscal year 2004, TCM consumed approximately 10,900 metric tons of newsprint. TCM has a long-term contract with Abitibi Consolidated to purchase newsprint at prices that TCM believes are competitive for similar volume purchasers. TCM’s contract with Abitibi Consolidated expires in December 2006. TCM incurred newsprint expense related to its publications of approximately $2.7 million for the six months ended June 30, 2005 and approximately $4.1 million, $4.2 million and $5.1 million for the years ended December 31, 2002, 2003, and 2004, respectively.
      Historically, the price of newsprint has been cyclical and volatile, reaching approximately $533 per metric ton in 1998 and dropping to approximately $413 per metric ton in 2002. The average price of newsprint during 2005 was approximately $514 per metric ton. Prices fluctuate based upon factors that include both foreign and domestic production capacity and consumption. Price fluctuations can have a significant effect on TCM’s results of operations. TCM seeks to manage the effects of increases in prices of newsprint through a combination of technology improvements, page width and page count reductions, inventory management and advertising and circulation price increases.

Seasonality
      TCM’s revenue from the Newspaper Publishing Business tends to follow a recurring seasonal pattern, with high revenues corresponding to peak retailing periods. Christmas and Back to School represent the two highest retailing periods of the year and newspaper advertising revenues are substantially higher in the fourth quarter and the latter part of the third quarter. TCM’s first quarter is historically the weakest revenue quarter of the year. TCM expects such patterns will continue to affect the operating results of the newspaper operations in future periods.
GrayLink Wireless Business
      TCM is a leading provider of wireless services in non-major metropolitan areas in Alabama, Florida and Georgia. TCM provides one-way or “traditional” paging services in Alabama, Florida and Georgia and at June 30, 2005 had approximately 36,000 paging units in service. Through inter-carrier agreements, TCM can provide nationwide and expanded regional coverage. In addition, TCM sells cellular and personal communications phone services through alliance and dealer agreements with several major telecommunications carriers, equipment and accessories. TCM has 14 retail locations located in Alabama, Georgia and Florida. The percentage of TCM’s total revenue contributed by the GrayLink Wireless Business was approximately 15.3% for the six months ended June 30, 2005 and approximately 18.1%, 17.3% and 15.4% for the years ended December 31, 2002, 2003 and 2004, respectively. The GrayLink Wireless Business is based in Tallahassee, Florida and has been in business for more than 25 years.

Traditional Paging
      Overview. The mobile wireless telecommunications industry consists of multiple voice and data providers, which compete among one another, both directly and indirectly, for subscribers. Paging carriers like TCM provide customers with services such as numeric and alphanumeric messaging. There are three types of carriers in the paging industry:

•	large, national paging companies;

•	regional carriers like TCM that operate in regional markets in the United States that can also offer service outside of their network coverage area through inter-carrier agreements with other carriers; and

•	small, single market carriers.
Customers receive paging services through a small, handheld device. The device, often referred to as a pager, signals a subscriber when a message is received through a tone and/or vibration and displays the incoming message on a small screen.
      Some messaging carriers also provide two-way messaging services using devices that enable subscribers to respond to messages or create and send wireless email messages to other messaging devices, including pagers, personal data assistants and personal computers. These two-way messaging devices, often referred to as two-way pagers, are similar to one-way devices except that they have a small keyboard that enables subscribers to type messages that are sent to other devices.
      In addition to messaging services, one and two-way messaging devices may be used to receive voice mail and have the capability to provide personalized greetings, message storage, retrieval services and information services, such as stock quotes, news, weather and sports updates. Voice mail allows a caller to leave a recorded message that is stored in the carrier’s computerized message retrieval center. When a message is left, the subscriber can be automatically alerted through the subscriber’s messaging device and can retrieve the stored message by calling a designated telephone number. Personalized greetings allow the subscriber to record a message to greet callers who reach the subscriber’s messaging device or voice mailbox. Message storage and retrieval allows a subscriber who leaves his or her designated service area to retrieve messages that arrived during the subscriber’s absence from his or her service area.
      Mobile telephone service providers such as cellular and broadband personal communications services, known as PCS, carriers provide telephone voice services as well as services that are functionally identical to the one and two-way messaging services provided by wireless messaging carriers. Customers subscribing to cellular, PCS or other mobile phone services utilize a wireless handset through which they can make and receive voice telephone calls. These handsets are commonly referred to as cellular or PCS telephones. These handsets are also capable of receiving numeric, alphanumeric and e-mail messages as well as information services, such as stock quotes, news, weather and sports updates, voice mail, personalized greeting and message storage and retrieval.
      Technological improvements have generally contributed to the market for wireless messaging services and the provision of better quality services at lower prices to subscribers. These improvements have enhanced the capability and capacity of mobile wireless messaging networks and devices while lowering equipment and air time costs. These technological improvements, and the degree of similarity in messaging devices, coverage and battery life, have resulted in messaging services becoming more of a commodity product.
      TCM believes demand for its traditional paging services has declined over the past several years and will continue to decline for the foreseeable future. The decline in demand for TCM’s paging services has largely been attributable to competition from cellular and PCS carriers and, to a lesser extent, the weak economy. Although the decline has come from all aspects of the customer base, it can be attributed to two specific kinds of customers; first the single unit customer, where the decision between paying for one pager or one cell phone is fairly insignificant. These are typically non business clients. Secondly, from business-to-business customers clients who replace a number of their paging units with cell phones, but keep a number of pagers in service due to the cost difference. However, TCM still believes that traditional paging remains the most cost-effective and reliable communication choice for many businesses. Traditional paging, as a one-way communications tool, is a way to communicate at a lower cost than current two-way communication methods, such as cellular and PCS telephones. For example, the paging and messaging equipment and airtime required to transmit an average message cost less than the equipment and air time for cellular and PCS telephones. Numeric and alphanumeric subscribers generally pay a flat monthly service fee, which covers an unlimited number of messages sent to the subscriber. Additionally, TCM believes that wireless messaging network build-out and radio signal penetration provides a more thorough and extensive communications medium than that of competing services. Pagers may also be used in areas where cellular telephone use is prohibited, such as hospitals, due to interference with sensitivity monitoring equipment.
      Paging Services/ Subscribers. TCM had approximately 36,000 paging units in service at June 30, 2005 and approximately 66,000, 53,000 and 41,000 paging units in service at December 31, 2002, 2003 and 2004, respectively. The total revenue derived from traditional paging services (including sales to resellers) was $2.5 million for the six months ended June 30, 2005 and $7.9 million, $7.1 million and $6.0 million for the years ended December 31, 2002, 2003 and 2004, respectively.
      TCM’s customers are businesses, and to a lesser extent, individuals who wish to be accessible to friends or family members and third parties, known as resellers, that pay TCM to use its network. TCM’s business customers include proprietors of small businesses, large businesses, professionals, management personnel, field sales personnel and service forces, members of the construction industry and construction trades, real estate brokers and developers, medical personnel and sales and service organizations.
      TCM offers its subscribers numeric and alphanumeric paging services. Numeric paging services permit a subscriber to receive messages that are composed entirely of numbers, such as a phone number while alphanumeric messages may include numbers and letters, which enable a subscriber to receive text messages. TCM also provides enhancements and ancillary services for its traditional paging subscribers including:

•	personalized automated answering services, which allow a subscriber to record a message that greets callers who reach the subscriber’s voice mailbox;

•	customized greetings for the subscriber’s pager;

•	live dispatch operator services;

•	the ability to send and receive messages from the GrayLink Wireless website located at www.GrayLink.com;

•	annual loss protection, which allows subscribers of leased paging devices to limit their cost of replacement upon loss or destruction of the device; and

•	maintenance services, which are offered to subscribers who own their paging devices.
      TCM’s subscribers either buy or lease their paging devices. TCM’s subscribers may subscribe for paging services for a monthly fee, which is generally based upon the type of service provided, the geographic area covered, the period of the commitment and the additional services requested. In some instances, GrayLink Wireless’ subscribers are resellers that purchase services at discounted rates, but are responsible for marketing, billing, collection and related costs with respect to their customers.
      Coverage Area. TCM’s network covers southeastern Alabama, northwestern Florida and southern Georgia. Pursuant to agreements with USA Mobility, Inc., TCM is able to offer its subscribers access to the networks of such telecommunication companies to expand the coverage area available to subscribers of its paging services. A subscriber to its paging services may select coverage on a local, regional or nationwide basis to best meet his or her paging needs. Local coverage generally allows the subscriber to receive messages within a small geographic area, such as a city. Regional coverage allows a subscriber to receive messages in a larger area, which may include a large portion of a state or sometimes parts of multiple states. Nationwide coverage allows a subscriber to receive messages in major markets throughout the United States.

      Sales and Marketing. TCM’s sales and marketing efforts are focused on maintaining and attracting business subscribers in Alabama, Florida and Georgia that have multiple work locations or have highly mobile employees. TCM’s sales representatives sell its paging services and sell or lease its products directly to “end-users” and to a lesser extent, third parties, or resellers, who then resell paging services to consumers or small businesses. Resellers generally are not exclusive distributors of TCM’s services and often have access to networks of more than one provider. TCM intends to concentrate on relationships with resellers that are profitable and where long-term partnerships can be established and maintained. TCM’s sales compensation plans are designed to motivate its sales representatives to focus on obtaining and retaining customers as commissions are based upon recurring revenue from subscribers. Customers can also purchase TCM’s paging services and purchase or lease its paging devices and other products at its retail locations in Alabama, Florida and Georgia.
      Network and Equipment. TCM holds licenses to operate at the 450 MHz band of the broadcast band frequency spectrum. These licenses are utilized to provide traditional paging services over TCM’s network. TCM has developed a paging system utilizing technology that achieves solid building penetration, wide-area coverage and the ability to deliver narrowband paging services. When telephone calls or short message-based text from pagers, telephones, the Internet or otherwise are placed to TCM’s company-maintained paging terminals, its paging terminals transmit a radio signal to a subscriber’s pager that then causes the pager to emit a tone, a vibration or a voice signal to alert the subscriber.
      Product Sourcing and Key Suppliers. TCM does not manufacture any of the paging devices, infrastructure and other equipment used in its paging business. The equipment used in TCM’s infrastructure is now only available from a limited number of manufacturers. As a result of manufacturers exiting the business of manufacturing equipment for the paging business, TCM has been purchasing excess equipment during the last several years, which, TCM believes, will be sufficient to meet its expected equipment requirements for the foreseeable future. TCM historically purchased paging devices primarily from Motorola, which discontinued production of paging devices in 2002. Since then, TCM has developed a relationship with Apollo Digital Paging Company for new equipment, and used equipment is available in the secondary market from various sources. TCM believes that its existing inventory of Motorola paging devices and purchases from Apollo Digital paging Company and other available sources of new and reconditioned paging devices will be sufficient to meet its expected paging device requirements for the foreseeable future.
      Retail Sales of Wireless Services. TCM sells cellular and PCS phone services through alliance and dealer agreements with several carriers including Nextel, Inc., Verizon Wireless, Inc., Alltel Corporation and Sprint Corporation, equipment and accessories. TCM is one of the Top 20 Nextel Partners Agents in the United States, and TCM has been designated as a Preferred Partner of Nextel Partners, Inc. The total revenue derived from retail sales of cellular and PCS phone services, equipment and accessories was $1.7 million for the six months ended June 30, 2005 and $1.3 million, $1.8 million and $2.2 million for the years ended December 31, 2002, 2003 and 2004, respectively. TCM believes that its retail sales partially offset revenue losses associated with subscriber declines and enable TCM to continue to satisfy customer demands for a broader range of wireless products and services. The percentage of the total revenue for the GrayLink Wireless Business derived from retail sales of cellular and PCS phone services, equipment and accessories was 40.0% for the six months ended June 30, 2005, and 14.3%, 20.2% and 26.7% for the years ended December 31, 2002, 2003 and 2004, respectively.
      TCM operates 14 retail locations located in Alabama, Florida and Georgia to sell traditional paging services as well as cellular and PCS phone services, equipment and accessories directly to consumers. The average retail location is approximately 1,700 square feet in size and is located in a high traffic neighborhood shopping center. TCM uses sophisticated fixtures in each store’s design to create a store environment that is friendly and inviting. TCM believes it has significant opportunities to add new store locations in rural parts of Alabama, Florida and Georgia. With each new store location, TCM expects to be able to realize operating and marketing efficiencies and leverage GrayLink Wireless’ existing brand awareness. In addition, TCM has a large data base of existing and past customers that it uses to aggressively market the products and services that it offers at each of its retail locations.

Competition

Newspaper Industry.
      Each of TCM’s newspapers competes for advertising and circulation revenue with local, regional and national newspapers, shoppers, magazines, radio, broadcast and cable television, direct mail, the Internet and other media sources. One of TCM’s newspaper competitors is significantly larger than TCM and operates in three of its markets — Gwinnett, Rockdale and Newton. Competition for newspaper advertising revenue is based largely on advertising results, advertising rates, readership demographics and circulation levels. Competition for circulation revenue is generally based on the content of the newspaper, its price and editorial quality.
      TCM differentiates its publications from other newspapers and media by focusing on local news and local sports coverage. TCM clearly identifies the markets it wishes to target and seeks to become the primary source for local news and advertising information within those markets. TCM believes that its newspapers co-exist well with its larger competitor through TCM’s targeted distribution strategies that are designed to maximize unduplicated reach for advertisers and avoid head-to-head competition. TCM provides its readers with community-specific content, which is generally not available on a consistent basis from its larger competitor. Local advertisers, especially businesses located within a small community, typically target advertising towards customers living or working within their own communities. TCM believes that each of its newspapers generally captures the largest share of local advertising as a result of its direct and focused coverage of the market and its cost-effective advertising rates relative to the more broadly circulated newspapers of its larger competitors.
      Although alternative media may be available, TCM believes that local advertisers generally regard newspapers as the most cost-effective method of advertising time-sensitive promotions and price-specific advertisements, as compared with broadcast and cable television, which are generally used to advertise image, or radio, which is usually used to recall images or brands in the minds of listeners. TCM has, however, over the past several years faced increased competition for classified advertising from online advertising as the use of the Internet has increased.

Paging Industry.
      The paging industry is highly competitive. Companies in the industry compete on the basis of price, coverage area offered to subscribers, available services offered in addition to basic numeric or alphanumeric paging, transmission quality, system reliability and customer service. GrayLink Wireless faces intense competition for subscribers not only from other providers of traditional paging services such as USA Mobility, Inc., SkyTel, Corp., Teletouch Communications, Inc. and Verizon Wireless Messaging Services, LLC, but also large mobile telephone carriers such as Cingular Wireless LLC, Nextel, Inc., Sprint Corporation, T-Mobile USA, Inc. and Verizon Wireless, Inc. TCM also faces competition from providers of e-mail and similar services available over personal data assistants and other hand-held devices. Increased competition from these providers might result in loss of existing or future subscribers, loss of revenues and increased expenses to stay competitive.
      While cellular, PCS and other mobile telephone services are, on average, more expensive than the paging services that TCM provides, such mobile telephone service providers typically provide one and two-way messaging service as part of their basic service package. TCM estimates that almost all PCS and other mobile phone devices currently sold in the United States are capable of sending and receiving one and two-way messages. Subscribers that purchase these services no longer need to subscribe to a separate messaging service. As a result, one way paging subscribers can readily switch to cellular, PCS and other mobile telephone services. The decrease in prices for cellular, PCS and other mobile telephone services has led many subscribers to select combined voice and messaging services as an alternative to stand-alone messaging services.
      Many of TCM’s competitors have longer operating histories and better brand recognition. Several of TCM’s competitors are large diversified telecommunications companies that serve several markets and possess greater financial, technical and other resources. The intensity of competition for communication service customers will continue to increase as wireless communication products and technologies continue to be developed and offer new and different services and applications. Further advances in technology could lower the cost of competing services and products to a level at which TCM’s pricing for its paging services and devices would cease to be competitive.
Federal Regulation of TCM’s Paging Business
      TCM’s paging business is subject to regulation by the FCC under the Communications Act of 1934, as amended. The FCC has issued TCM paging licenses to use the radio frequencies necessary to conduct TCM’s paging business. The FCC paging licenses issued to TCM are for varying terms of up to 10 years. TCM holds various FCC radio licenses that are used in connection with its paging business. TCM’s paging licenses will expire during calendar year 2009. The FCC approves the vast majority of paging license renewal applications in the normal course. Although TCM is unaware of any circumstances that could prevent the grant of renewal applications, no assurance can be given that any of its paging licenses will be free of competing applications or will be renewed by the FCC. Furthermore, the FCC has the authority to restrict the operations of licensed facilities or to revoke or modify licenses. None of TCM’s paging licenses has ever been revoked or modified involuntarily.
Environmental Matters
      TCM is subject to a wide range of federal, state and local environmental laws and regulations pertaining to air and water quality, storage tanks and the management and disposal of waste at TCM’s facilities. To the best of TCM’s knowledge, its operations are in material compliance with applicable environmental laws and regulations as currently interpreted. TCM believes that continued compliance with these laws and regulations will not have a material adverse effect on its financial condition or results of operations.
Employees
      At June 30, 2005, TCM employed a total of 401 persons, of which 325 were full-time and 76 were part-time employees of the Newspaper Publishing Business, 51 were employees of the GrayLink Wireless Business and. None of TCM’s employees are covered by collective bargaining agreements. TCM considers its relationship with its employees to be good.
Facilities

Newspaper Publishing Business

				Lease
		Owned or	Approximate	Expiration
Property Location	Use	Leased	Size (Sq. Ft.)	Date

Albany, GA	Offices and production facility for	Owned	83,000	—
	The Albany Herald
Conyers, GA	Offices for Rockdale Citizen	Owned	20,000	—
Covington, GA	Offices for Newton Citizen	Leased	3,750	5/01/2007
Lawrenceville, GA	Offices and production	Leased	72,000	12/20/2013
	facility for Gwinnett Daily
	Post and Rockdale
	Citizen/Newton Citizen
Duluth, GA	Circulation distribution center	Leased	8,011	9/30/2007
Goshen, IN	Offices and production	Owned	21,000	—
	facility for The Goshen News

GrayLink Wireless Business

				Lease
		Owned or	Approximate	Expiration
Property Location	Use	Leased	Size (Sq. Ft.)	Date

Dothan, Alabama	Retail store	Leased	750	3/1/08
Tallahassee, Florida	Retail store	Leased	1,800	2/08
	Retail store	Leased	1,400	11/05
	Corporate offices	Leased	3,094	04/07
Panama City, Florida	Retail store	Leased	1,184	06/07
Panama City Beach, Florida	Retail store	Leased	1,820	11/06
Gainesville, Florida	Retail store	Leased	1,461	10/31/06
Chiefland, Florida	Retail store	Leased	800	10/05
Columbus, Georgia	Retail Store	Leased	1,600	7/09
	Retail Store	Leased	2,000	02/06
Albany, Georgia	Retail store	Leased	1,780	05/06
Thomasville, Georgia	Retail store	Leased	1,500	02/06
Valdosta, Georgia	Retail store	Leased	1,928	02/08
Macon, Georgia	Retail store	Leased	1,400	12/07
Augusta, Georgia	Retail store	Leased	1,517	09/07
      TCM also leases numerous sites under long-term leases for its transmitters on commercial broadcast towers, buildings and other fixed structures. At June 30, 2005, these transmitter sites were leased for monthly rentals ranging from approximately $500 to approximately $3,100 and expire, subject to renewal options, on various dates through 2008.
Legal Proceedings
      TCM is not currently involved in any legal proceedings that it believes would have a material adverse effect on its business or financial condition.
Service Marks
      TCM owns the service marks “GRAY LINK” and “PORTA-PHONE,” and TCM holds federal registrations for such service marks.

BULL RUN’S BUSINESS
General
      Bull Run, based in Atlanta, Georgia, conducts a sports and affinity marketing, printing and publishing, and association management company through its sole operating business, Host Communications, Inc., or Host. Host’s Collegiate Marketing and Production Services business segment provides sports marketing and production services to a number of collegiate athletic conferences and universities, and, through a contract with CBS Sports, on behalf of the National Collegiate Athletic Association, or NCAA. Host’s Association Management Services business segment provides various associations with services such as member communication, recruitment and retention, conference planning, Internet website management, marketing and administration.
Collegiate Marketing and Production Services Business Segment
      Collegiate Sports. Bull Run, through Host, provides sports and marketing services for a number of NCAA Division I universities and athletic conferences. The agreements relating to the services rendered by Bull Run vary by school or conference, but typically provide for some or all of the following:

•	the production of radio and television broadcasts of certain athletic events and coaches’ shows;

•	sale of advertising during radio and television broadcasts of games and coaches’ shows;

•	sale of media advertising and venue signage;

•	sale of “official sponsorship” rights to corporations;

•	publishing, printing and vending of game-day and other programs;

•	creative design of materials, video production, and construction and management of Internet websites; and

•	coaches’ endorsements and pay-per-view telecasts.
      Institutions and organizations with which Bull Run has agreements include the University of Arizona, Florida State University, the University of Kentucky, the University of Michigan, Oklahoma State University, the University of Tennessee, the University of Texas, and the Southeastern Conference. Bull Run also has marketing rights to the SBC Red River Rivalry featuring the University of Texas and University of Oklahoma’s annual football game, and the Lone Star Showdown series of games featuring Texas and Texas A&M University. In addition, Bull Run has published Dave Campbell’s Texas Football Magazine and has had marketing rights to an annual series of football games that features six prominent Texas high school teams. Contracts with institutions and organizations for marketing and production services are generally three to five years in length and require Bull Run to pay to the institution or organization an annual guaranteed rights fee, a percentage of revenues or profits derived from the relationship, or a combination thereof.
      Under an agreement with CBS Sports, which expires in June 2007, Bull Run has the exclusive rights to produce, distribute and sell all of the approximately 150 game programs and publications in connection with 87 NCAA championships, including the Men’s and Women’s Final Four Division I basketball championships.
      In addition to the publishing rights through CBS Sports, Bull Run has an exclusive agreement with NCAA Football USA, Inc., or NCAA Football, a not-for-profit entity organized to promote college football. Under the terms of the agreement, Bull Run manages the entity, licenses certain trademarks for corporate sponsorships or for merchandise for resale and is entitled to retain 40% of all revenues derived through the sale of corporate sponsorships and all merchandise licensing associated with the brand. Through its Integrated Media Group, Bull Run produces various commercial spots and other media to promote the brand. Bull Run’s current contract with NCAA Football expires in 2013.

      Integrated Media Group. Under Host, Bull Run produces more than 700 publications annually for a variety of clients, including the NCAA, college football conferences, universities, and various collegiate associations. Bull Run’s publications include game programs, media guides, posters and marketing brochures. Bull Run also provides high quality printing services for corporations and non-profit organizations nationwide, consisting of directories, annual reports, brochures, posters, programs and catalogs.
      Bull Run produces television programs, videos, radio broadcasts, commercial audio and Internet related services, and administers the regional radio networks of seven NCAA Division I universities and the Southeastern Conference. Bull Run’s digital recording studios handle network quality soundtracks for radio, television and multi-image presentations.
Association Management Services Business Segment
      Under Host, the Association Management Services segment provides a full range of management services to multi-national associations, including the National Tour Association (a nearly 4,000-member global association for the packaged travel industry, which has been a client since 1974), Quest (the J.D. Edwards software user group association), the International SPA Association and the International Coach Federation (a global association of personal and business coaches having over 8,300 members). Bull Run’s services include association management, financial reporting, accounting, marketing, publishing, government lobbying, education, event management, Internet web site management and membership growth activities.
Discontinued Segments
      In August 2004, Bull Run announced its intent to suspend and sell its Affinity Events business segment due to the segment’s historical operating losses and Bull Run’s intention to focus on its collegiate, printing and publishing and association management businesses. In December 2004, Bull Run sold the Affinity Events business. Bull Run’s Affinity Events segment formerly produced and managed large participatory sporting events throughout the United States and Canada. In connection with these events, Bull Run provided professional marketing and management services to corporations. Bull Run organized and promoted the events, sold national, regional and local sponsorships and advertising, and generated merchandise sales. Sponsors and advertisers received, among other benefits, on-site consumer interactive opportunities, print and other media advertising, and signage. Events tours operated under the Affinity Events segment included the “Hoop-It-Up®” 3-on-3 basketball tour and the “3v3 Soccer Shootout.” Bull Run also created and executed specific events and promotional tours for corporate clients, including mobile marketing units.
      Bull Run formerly provided consulting services to Gray from time to time. Consulting services have included transaction search, analysis, due diligence, negotiation and closing. Fees were based on a rate of 1% of transaction value. Such services ceased in October 2002.
Sales and Marketing
      Bull Run provides advertising and sponsorship opportunities to a variety of corporate clients having access to all of Bull Run’s vertically-integrated fulfillment capabilities. Bull Run also provides sports and marketing services for a number of NCAA Division I universities and conferences, under contracts typically ranging from three to five years in length. However, a renewal of Bull Run’s contract with the University of Kentucky was recently executed covering a period of seven years. Bull Run intends to continue to seek long-term sponsorship agreements. Initial multi-media rights agreements with universities and conferences generally result from a competitive bid proposal process. These contracts generally contain provisions for exclusive negotiation periods of contract renewal terms.
      Bull Run employs a full-time national sales and marketing staff and has dedicated a senior group of sales and marketing executives to identify potential client relationship opportunities and promote Bull Run’s expertise and range of services. Bull Run solicits prospective clients and advertisers through its sales team and through personal contacts by members of Host’s management. Each university, athletic conference and association property has its own dedicated sales team that generally solicits local sponsorships and advertising, complemented by a national/regional sales team. Personnel assigned to university and athletic conference properties are generally located at the particular university campuses or athletic conference location.
Competition
      As a provider of marketing services, Bull Run competes with suppliers of traditional advertising in broadcast and print media as well as with other marketing service producers and internal marketing programs. The competition for brand marketing expenditures is very intense and highly fragmented. Bull Run believes that certain of its competitors have capabilities and resources comparable to and in some respects greater than those of Bull Run; however, Bull Run does not believe that there is any other competitor that currently provides all of the marketing and integrated media services offered by Bull Run. Bull Run’s success will depend in part on its ability to create value-added marketing opportunities that utilize its uniquely wide range of service capabilities.
Seasonality
      Bull Run’s Collegiate Marketing and Production Services business is seasonal, in that the majority of the revenue and operating profit is derived from the period beginning in September and concluding in March, since much of the revenue derived in this segment is related to events and promotions held during the collegiate football and basketball seasons.
Employees
      Bull Run has approximately 250 full-time employees, of whom, approximately 200 are employed by Host at its Lexington, Kentucky facilities. The rest of the employees are located in offices throughout the United States supporting either sales or the collegiate properties. Bull Run is not a party to any collective bargaining agreements and believes its relations with its employees are satisfactory.
Properties
      Bull Run’s executive offices are located in Atlanta, Georgia in approximately 2,000 square feet of office space leased on a month-to-month basis from Delta Life Insurance Company, a company in which Bull Run’s Chairman of the Board is an executive officer and principal shareholder.
      Bull Run owns seven acres of land and a building with approximately 25,000 square feet of production, office and warehouse space in Lexington, Kentucky for Host’s Printing and Publishing Divisions. Host also has approximately 41,000 square feet of leased office space in two locations in Lexington expiring in April 2006; approximately 49,000 square feet of office space under lease in Dallas, Texas through December 2005, of which, all space except approximately 1,700 square feet still utilized by Bull Run is currently subleased through December 2005; and approximately 4,300 square feet of vacant office space under lease in New York City through August 2010, all of which has been subleased. Host also has small regional and local field offices primarily located close to the universities and conferences with which it has contracts.
Legal Proceedings
      In January 1999, Bull Run acquired shares of Sarkes Tarzian, Inc., or Tarzian, common stock, $4.00 par value, or the Tarzian Shares, from the Estate of Mary Tarzian, or the Estate, for $10.0 million. In March 1999, Bull Run and Gray entered into an option agreement whereby Gray purchased an option to acquire the Tarzian Shares from Bull Run, and in December 2001, Gray exercised such option, purchasing the Tarzian Shares from Bull Run for $10.0 million. During the option period, Bull Run received fees from Gray in the aggregate amount of $3.2 million.

      On February 12, 1999, Tarzian filed suit in the United States District Court for the Southern District of Indiana against U.S. Trust Company of Florida Savings Bank as personal representative of the Estate, claiming that Tarzian had a binding and enforceable contract to purchase the Tarzian Shares from the Estate. On February 3, 2003, the Court entered judgment on a jury verdict in favor of Tarzian for breach of contract and awarded Tarzian $4.0 million in damages. The Court denied the Estate’s post-trial motions, denied Tarzian’s post-trial motion for specific performance and granted Tarzian’s post-trial motion for pre-judgment interest. The Estate appealed the judgment and the Court’s rulings on the post-trial motions and Tarzian cross-appealed. On February 14, 2005, the Seventh Circuit Court of Appeals issued a decision concluding that no contract was ever created between Tarzian and the Estate, reversing the judgment of the District Court, and remanding the case to the District Court with instructions to enter judgment for the Estate. On March 21, 2005, the Seventh Circuit denied Tarzian’s petition for rehearing, and Tarzian has petitioned the U.S. Supreme Court for certiorari. Tarzian also filed a motion for a new trial in the District Court based on the Estate’s alleged failure to produce certain documents in discovery, and on June 16, 2005, the Court denied Tarzian’s motion. On July 21, 2005, Tarzian filed a notice of appeal to the Seventh Circuit Court of Appeals from the District Court’s denial of its motion for new trial and entry of final judgment for the Estate. Bull Run cannot predict when the final resolution of this litigation will occur.
      On March 7, 2003, Tarzian filed suit in the United States District Court for the Northern District of Georgia against Gray and Bull Run for tortious interference with contract and conversion. The lawsuit alleges that Bull Run and Gray purchased the Tarzian Shares with actual knowledge that Tarzian had a binding agreement to purchase the stock from the Estate. The lawsuit seeks damages in an amount equal to the liquidation value of the interest in Tarzian that the stock represents, which Tarzian claims to be as much as $75 million, as well as attorneys’ fees, expenses, and punitive damages. The lawsuit also seeks an order requiring Gray and Bull Run to turn over the Tarzian Shares to Tarzian and relinquish all claims to the stock. The stock purchase agreement with the Estate would permit Bull Run to make a claim against the Estate in the event that title to the Tarzian Shares is ultimately awarded to Tarzian. There is no assurance that the Estate would have sufficient assets to honor any or all of such claim. Bull Run filed its answer to the lawsuit on May 14, 2003 denying any liability for Tarzian’s claims. On May 27, 2005, the Court issued an Order administratively closing the case pending resolution of Tarzian’s lawsuit against the Estate in Indiana federal court. Bull Run believes it has meritorious defenses and intends to vigorously defend the lawsuit. Bull Run cannot predict when the final resolution of this litigation will occur.

MANAGEMENT OF TCM
AFTER THE SPIN-OFF AND THE MERGER
Directors
      TCM’s board of directors currently consists of four directors. Robert S. Prather, Jr., Ray M. Deaver, T. L. Elder and William E. Mayher, III were elected to TCM’s board of directors in May 2005.
      TCM’s board of directors will change in connection with the merger. Messrs. Deaver, Elder and Mayher will resign as directors of TCM prior to the effective time of the merger and TCM’s board of directors intends to elect J. Mack Robinson, Thomas J. Stultz, Gerald N. Agranoff, James W. Busby, Hilton H. Howell, Jr. and Monte C. Johnson to fill the vacancies on TCM’s board of directors immediately prior to the effective time of the merger. The following table sets forth certain information regarding seven of TCM’s proposed directors. TCM’s board of directors intends to elect two additional directors prior to the effective time of the merger.

Name	Age	Position After the Spin-Off and the Merger

J. Mack Robinson	82	Chairman of the Board of Directors
Robert S. Prather, Jr.	60	Director, Chairman
Thomas J. Stultz	54	Director, President and Chief Executive Officer
Gerald N. Agranoff	57	Director
James W. Busby	50	Director
Hilton H. Howell, Jr.	42	Director
Monte C. Johnson	67	Director
      J. Mack Robinson has been Bull Run’s Chairman since 1994 and was Bull Run’s Secretary and Treasurer in 1994. He has served as Chairman of the Board and Chief Executive Officer of Gray Television, Inc. since 2002, and as Gray’s President, Chief Executive Officer and a director from 1996 through 2002. Mr. Robinson has served as Chairman of the Board and President of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1958, President of Atlantic American Corporation, an insurance holding company, from 1988 until 1995 and Chairman of the Board of Atlantic American Corporation since 1974. Mr. Robinson also serves as a director of the following companies: Bull Run Corporation, Gray Television, Inc., Bankers Fidelity Life Insurance Company, American Independent Life Insurance Company, Georgia Casualty & Surety Company, American Southern Insurance Company and American Safety Insurance Company. He is a director emeritus of Wachovia Corporation. Mr. Robinson is the father-in-law of Mr. Hilton H. Howell, Jr., a proposed director of TCM.
      Robert S. Prather, Jr. has been TCM’s President and Chief Executive Officer and a director since May 2005. He has been Bull Run’s President and Chief Executive Officer since 1992. He has served as President, Chief Operating Officer and a director of Gray Television, Inc. since 2002, and as Gray’s Executive Vice President-Acquisitions and a director from 1996 through 2002. Mr. Prather serves as a director of Gabelli Asset Management Inc. (a provider of investment advisory and brokerage services). He also serves as a director of Bull Run Corporation and Gray Television, Inc. He is also an advisory director of Swiss Army Brands, Inc. and serves on the Board of Trustees of the Georgia World Congress Center Authority.
      Thomas J. Stultz has been President and Chief Operating Officer of Host Communications, Inc., a subsidiary of Bull Run since August 2004. He served as President of Gray Publishing LLC from 1996 through December 2004, managing the daily newspapers owned by Gray Television, Inc. He also serves as a director of Bull Run.
      Gerald N. Agranoff has served as Managing Member of Inveraray Capital Management LLC, an investment management company, since 2002; general partner of SES Family Investment & Trading Partnership, L.P., an investment partnership, since 1996; general partner of, and general counsel to, Edelman Securities Company, L.P. (formerly a registered broker-dealer), having been affiliated with that firm since 1982, and counsel to Kupferman and Kupferman LLP (a law firm) since November 2004. Mr. Agranoff serves as a director of Bull Run Corporation; and a director of Petrosearch Corporation. Mr. Agranoff is the Chairman of the Bull Run Special Committee, which was formed to consider the Merger Agreement and the merger.
      James W. Busby has been President of Del Mar of Wilmington Corporation, a real estate development company, since 1997. Mr. Busby was President of Datasouth Computer Corporation, a subsidiary of Bull Run since 1994, from 1984 through 1997, and was one of Datasouth’s founders in 1977. He also serves as a director of Bull Run Corporation. Mr. Busby is a member of the Bull Run Special Committee, which was formed to consider the Merger Agreement and the merger.
      Hilton H. Howell, Jr. has been Bull Run’s Vice President and Secretary since 1994. He has served as Gray Television, Inc.’s Vice Chairman and a director since 2002 and as Gray’s Executive Vice President and a director since 2000. Mr. Howell has served as President and Chief Executive Officer of Atlantic American Corporation, an insurance holding company, since 1995 and Executive Vice President from 1992 to 1995. He has been Executive Vice President and General Counsel of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1991, and Vice Chairman of Bankers Fidelity Life Insurance Company and Georgia Casualty & Surety Company since 1992. Mr. Howell also serves as a director of the following companies: Atlantic American Corporation, Bankers Fidelity Life Insurance Company, Delta Life Insurance Company, Delta Fire and Casualty Insurance Company, Georgia Casualty & Surety Company, American Southern Insurance Company, American Safety Insurance Company, Association Casualty Insurance Company and Association Risk Management General Agency. He is the son-in-law of Mr. J. Mack Robinson, the proposed Chairman of TCM’s board of directors.
      Monte C. Johnson has been a self-employed business consultant since 1987 and has served as President of KAJO, Inc., an oil and gas operating company, since 1995. Mr. Johnson was a director of Host Communications, Inc., a subsidiary of Bull Run since 1999, from 1993 to 2000. He also serves as a director of Bull Run Corporation. Mr. Johnson is a member of the Bull Run Special Committee, which was formed to consider the Merger Agreement and the merger.
Meetings and Committees of TCM’s Board of Directors
      Following the merger, the board of directors of TCM will initially have three standing committees: an Audit Committee, a Management Compensation and Stock Option Committee, and a Corporate Governance/ Nominating Committee. The primary purpose of the Audit Committee will be to select the independent certified public accountants to conduct the independent audit of the financial statements of TCM; to review and evaluate the results and scope of the audit and other services provided by TCM’s independent certified public accountants, as well as TCM’s accounting principles and system of internal accounting controls, and to review and approve any transactions between TCM and its directors, officers or significant stockholders. The purpose of the Management Compensation and Stock Option Committee will be to make recommendations with respect to executive salaries, bonuses and other compensation. The purpose of the Corporate Governance/ Nominating Committee will be to assist TCM’s board of directors in fulfilling its responsibility to nominate and approve qualified new members to the board in accordance with TCM’s amended and restated certificate of incorporation and by-laws; to develop and recommend to TCM’s board of directors a set of corporate governance principles; and to oversee the selection and composition of committees of TCM’s board of directors. The board of directors of TCM will determine the membership of the committees as soon as practicable following the completion of the spin-off and the merger.
Director Compensation and Other Information
      Subject to approval by TCM’s board of directors following the merger, TCM anticipates that non-employee directors of TCM will be paid an annual retainer fee in the amount of $15,000. Each Audit Committee member will be paid $1,000 for each meeting attended in person and $500 for each meeting attended telephonically. Each non-employee director will receive an automatic grant of options to acquire shares of TCM common stock on the date of his or her first appointment or election to TCM’s board of directors at the fair market value of such stock on the date of grant. Non-employee directors will also receive an automatic grant of options to purchase                      shares of TCM common stock at the time of the meeting of TCM’s board of directors held immediately following each annual meeting of stockholders at the fair market value of such stock on the date of grant. TCM also will reimburse each non-employee director for travel and related expenses incurred in connection with attendance at board and committee meetings. Employees who also serve as directors will receive no additional compensation for their services as a director.
Executive Officers
      TCM’s current executive officers are Robert S. Prather, Jr. (President and Chief Executive Officer) and James C. Ryan (Chief Financial Officer and Secretary). TCM’s executive officers will change in connection with the merger. Messrs. Prather and Ryan will resign prior to the effective time of the merger and TCM’s board of directors will elect new officers.
      The following table sets forth certain information regarding TCM’s proposed executive officers:

Name	Age	Position

Robert S. Prather, Jr.	60	Chairman and Director
Thomas J. Stultz	54	President and Chief Executive Officer and Director
Frederick J. Erickson	46	Chief Financial Officer and Secretary
Roberto Chomat, Jr.	55	President — GrayLink Wireless
      For information regarding Robert S. Prather and Thomas J. Stultz, see “Management of TCM after the Spin-off and the Merger — Directors” beginning on page 164.
      Frederick J. Erickson has been Vice President-Finance, Treasurer and Chief Financial Officer of Bull Run since 1994. He has been Vice President and Chief Financial Officer of Host Communications, Inc. since October 2004. Mr. Erickson served in the capacity of Executive Vice President — Finance & Administration or similar capacities with Datasouth from 1993 to 2001.
      Roberto Chomat, Jr. has been the president of GrayLink Wireless since it was acquired by Gray Television, Inc. in 1996. Mr. Chomat ran Porta-Phone, the predecessor of GrayLink Wireless from 1989-1996.
Executive Compensation
Compensation Arrangements
      The following table sets forth the initial annual base salaries to be paid for fiscal year 2005 to TCM’s proposed executive officers. The compensation amounts do not include incentive cash bonuses that may be payable under management incentive plans, but which will not be determined until a future date.

		Estimated Annual
Name	Position	Cash Compensation

Robert S. Prather, Jr.	Chairman	—
Thomas J. Stultz	President and Chief Executive Officer	$325,000
Frederick J. Erickson	Chief Financial Officer	$210,000
Roberto Chomat, Jr.	President, GrayLink Wireless	$186,000

Summary of Executive Compensation
      The following table discloses compensation received by TCM’s chief executive officer, TCM’s proposed chief executive officer and the next two most highly compensated proposed executive officers based on compensation received from Bull Run or Gray, as applicable, for the fiscal years indicated. These officers are referred to as named executive officers in other parts of this proxy statement/ prospectus/ information statement. References in this section to Bull Run’s 2004, 2003 and 2002 fiscal years refer to the fiscal years which ended on August 31, 2004, August 31, 2003 and June 30, 2002, respectively, and references to Gray’s 2004, 2003 and 2002 fiscal years refer to the fiscal years which ended on December 31, 2004, 2003 and 2002, respectively.
Summary Compensation Table

							Long Term
							Compensation Awards

	Annual Compensation						Restricted		Securities
							Stock		Underlying		All Other
Name and Position	Year		Salary ($)		Bonus ($)		Awards		Options (#)		Compensation ($)

Robert S. Prather, Jr.(1)	2004		738,143	(2)	650,000	(8)	13,530	(4)	50,000	(5)	50,545	(6)
Chairman	2003		651,528	(2)	275,000	(3)	1,420,750	(4)	41,000	(5)	41,346	(6)
	2002	(7)	261,538	(2)	275,000	(3)	0		177,000	(5)	24,152	(6)
	2002		349,600	(8)	0		0		0		4,108	(9)
Thomas J. Stultz(10)	2004		300,000		100,000		0		0		8,397	(11)
President and Chief	2003		265,000		150,000		0		0		8,116	(11)
Executive Officer	2002		255,000		150,000		0		32,500		7,866	(11)
Frederick J. Erickson(12)	2004		179,808		0		0		0		1,570	(9)
Chief Financial Officer	2003		166,807		0		0		0		5,004	(9)
	2002	(7)	27,866		0		0		0		743	(9)
	2002		159,000		0		0		0		7,036	(9)
Robert Chomat, Jr.(13)	2004		180,000		133,798		0		0		20,022	(14)
President-GrayLink	2003		174,000		32,617		0		0		18,719	(14)
Wireless	2002		168,000		28,000		0		10,000		18,436	(14)

(1)	During 2004, 2003 and 2002, Mr. Prather was employed by Gray and Bull Run. Mr. Prather is currently the Chief Executive Officer of TCM. Following the effective time of the merger, Mr. Prather will become TCM’s Chairman.

(2)	$88,143 and $650,000 of Mr. Prather’s salary in 2004 was paid by Bull Run and Gray, respectively. $201,528 and $450,000 of Mr. Prather’s salary in 2003 was paid by Bull Run and Gray, respectively. $41,538 and $220,000 of Mr. Prather’s salary in 2002 was paid by Bull Run and Gray, respectively.

(3)	Mr. Prather’s bonuses in 2004, 2003 and 2002 were paid by Gray.

(4)	The restricted stock awards to Mr. Prather in 2004 and 2003 were granted by Gray.

(5)	The stock options in 2004, 2003 and 2002 were granted to Mr. Prather by Gray.

(6)	For 2004, includes term life insurance of $8,849 (Gray), long term disability insurance premium payments of $2,249 (Gray), matching contributions by Gray’s 401(k) plan of $6,000, directors’ fees of $17,700 (Gray) and employer contributions to defined contribution retirement plan of $1,247 (Bull Run). For 2003, includes term life insurance of $3,096 (Gray), long-term disability insurance premiums of $2,249 (Gray), matching contribution by Gray’s 401(k) plan of $4,455, directors’ fees of $25,500 (Gray) and employer contributions to defined contribution retirement plan of $6,046. For 2002, includes term life insurance premiums of $3,096 (Gray), long term disability insurance premiums of $2,249 (Gray), directors’ fees of $17,700 (Gray) and employer contributions to defined contribution retirement plan of $1,107 (Bull Run).

(7)	Amounts are for the transition period from July 1, 2002 to August 31, 2002.

(8)	Mr. Prather’s salary in the transition period was paid by Bull Run.

(9)	Consists of contributions by Bull Run to a defined contribution retirement plan.

(10)	During 2004, 2003 and 2002, Mr. Stultz was employed by Gray.

(11)	For 2004, includes matching contributions by Gray to its 401(k) plan of $4,500, term life insurance premiums of $2,075 (Gray) and long-term disability insurance premium payments of $1,822 (Gray). For 2003, includes matching contributions by Gray to its 401(k) plan of $4,500, term life insurance premiums of $1,794 (Gray) and long-term disability insurance premium payments of $1,822 (Gray). For 2002, includes matching contributions by Gray to its 401(k) plan of $4,250, term life insurance premiums of $1,794 (Gray) and long-term disability insurance premium payments of $1,822 (Gray).

(12)	During 2004, 2003 and 2002, Mr. Erickson was employed by Bull Run.

(13)	During 2004, 2003 and 2002, Mr. Chomat was employed by Gray.

(14)	For 2004, includes matching contributions by Gray to its 401(k) plan of $4,500, automobile allowance of $10,200 (Gray), term life insurance premiums of $2,694 (Gray) and long-term disability insurance premium payments of $2,628 (Gray). For 2003, includes matching contributions by Gray to its 401(k) plan of $4,500, automobile allowance of $10,200 (Gray), term life insurance premiums of $1,391 (Gray) and long-term disability insurance premium payments of $2,628 (Gray). For 2002, includes matching contributions by Gray to its 401(k) plan of $4,250, automobile allowance of $10,200, term life insurance premiums of $1,358 (Gray) and long-term disability insurance premium payments of $2,628 (Gray).
Option Grants
      The following table sets forth information with respect to stock options granted to the named executive officers by Gray during fiscal 2004. No stock options were granted by Bull Run to the named executive officers in fiscal 2004.
Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable
					Value at Assumed Annual
	Number of				Rates of Stock Price
	Securities	Percent of Total			Appreciation for
	Underlying	Options Granted	Exercise		Option Term
	Options	to Employees in	Price per	Expiration
Name	Granted	Fiscal Year	Share	Date	5%	10%

Robert S. Prather, Jr.	50,000	100%	14.06	11/19/2007	$194,226	$429,189
Thomas J. Stultz	0	0	0	0	0	0
Frederick J. Erickson	0	0	0	0	0	0
Roberto Chomat, Jr.	0	0	0	0	0	0

(1)	The options were granted at the fair value of the Gray common stock on the date of grant and have ten-year terms.

(2)	Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission, or the SEC and do not represent TCM’s estimate or projection of the future price of Gray common stock. Actual gains, if any, on stock option exercises will depend upon the future market prices of Gray common stock.

Option Exercises and Option Holdings
      The following table contains information with respect to options to purchase Gray common stock exercised by the named executive officers during fiscal 2004 and options to purchase Gray common stock held by the named executive officers as of the end of fiscal 2004. There were no stock options to purchase Bull Run common stock exercised by the named executive officers in fiscal 2004. There were no unexercised in-the-money outstanding stock options to purchase Bull Run common stock as of the end of fiscal 2004 for any named executive officer.
Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

						Value of Unexercised
				Number of Unexercised		In-the-Money
	Class of	Shares		Options at Fiscal Year-End		Options at Fiscal Year-End
	Common	Acquired	Value
Name	Stock	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert S. Prather, Jr.	Class A	0	0	9,337	0	0	0
	Common	50,000	$54,000	277,000	91,000	$1,324,090	$195,000
Thomas J. Stultz	Common	32,500	$98,600	0	0	0	0
Frederick J. Erickson	—	—	—	—	—	—	—
Roberto Chomat, Jr.	Common	2,500	$25,313	10,000	0	$42,700	0
Employment and Other Agreements
      TCM has no written employment contracts with any of its current or proposed executive officers. Following the effective time of the merger, TCM intends to offer its employees medical, dental, life and disability insurance benefits. TCM’s executive officers and other key personnel are eligible to receive incentive bonuses and will be eligible to receive stock options under its stock option plan.
      TCM intends to adopt the Triple Crown Media, Inc. 2005 Long Term Incentive Plan prior to the effective time of the merger. The purpose of the 2005 Long Term Incentive Plan will be to encourage certain employees of TCM, and of such subsidiaries of TCM as the committee administering the plan designates, to acquire stock of TCM or to receive monetary payments based upon the value of such stock or based upon achieving certain goals on a basis mutually advantageous to such employees and TCM and thus provide an incentive for the continuation of the efforts of such employees for the success of TCM and for continuity of employment. Under the 2005 Long Term Incentive Plan, all officers and key employees are eligible for grants of stock options and other stock-based awards. TCM expects that the total number of shares authorized for issuance for future awards under the 2005 Long Term Incentive Plan will be 1.0 million shares of TCM common stock, subject to adjustment in the event of any change in the outstanding shares of such stock by reason of a stock dividend, stock split, recapitalization, merger, consolidation or other similar changes generally affecting stockholders of TCM.
Indemnification under TCM’s amended and restated certificate of incorporation and By-laws
      TCM’s amended and restated certificate of incorporation provides that no director will be personally liable to TCM or its stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the DGCL. The effect of this provision in TCM’s amended and restated certificate of incorporation is to eliminate the rights of TCM and its stockholders, either directly or through stockholders’ derivative suits brought on behalf of TCM, to recover monetary damages from a director for breach of the fiduciary duty of care as a director except in those instances described under the DGCL. TCM also has adopted provisions in its by-laws that require TCM to indemnify its directors, officers, and certain other representatives of TCM, and to advance them funds, against expenses and certain other liabilities arising out of their conduct on TCM’s behalf to the maximum extent permitted by applicable law.

OWNERSHIP OF TCM COMMON STOCK
      The following table sets forth information regarding the shares of TCM common stock that are expected to be beneficially owned immediately after the spin-off and the merger by the following:

•	each of the named executive officers;

•	each of TCM’s proposed directors;

•	all of the proposed directors and executive officers as a group; and

•	each person or entity that is expected to own more than 5% of TCM common stock.
      The table below is derived from information relating to the beneficial ownership of Bull Run common stock, Bull Run Series F preferred stock, Gray common stock and Gray Class A common stock as of July 31, 2005. The percentage of beneficial ownership set forth below is based upon an estimated 5,136,788 shares of TCM common stock outstanding after giving effect to the issuance of an estimated 4,879,949 shares and 256,839 shares of TCM common stock in the spin-off and the merger, respectively.

				Shares Beneficially
	Shares Beneficially			Owned After the
	Owned After the			Spin-Off and
	Spin-Off			the Merger

Name	Number		Percent	Number		Percent

J. Mack Robinson	307,743		6.3	423,776	(1)	8.2
Harriet J. Robinson	307,743		6.3	403,494	(2)	7.9
Robert S. Prather, Jr.	33,907		*	45,571	(3)	*
Gerald N. Agranoff	0		—	188	(4)	*
James W. Busby	0		—	6,070	(5)	*
Frederick J. Erickson	0		—	467	(6)	*
Hilton H. Howell, Jr.	103,018		2.1	116,688	(7)	2.3
Monte C. Johnson	0		—	760	(8)	*
Thomas J. Stultz	951		*	951		*
Roberto Chomat, Jr.	1,894		*	1,894	(9)	*
All current and proposed directors and executive officers as a group (9 persons)	447,513		9.2	596,365	(10)	11.6
Mario J. Gabelli	510,309	(11)	10.6	510,309	(11)	9.9

*	Less than 1%

(1)	Includes (1) options to purchase 1,012 shares of TCM common stock, which are exercisable within 60 days of July 31, 2005; (2) 69,127 shares of TCM common stock held by Mr. Robinson’s spouse; (3) 110,613 shares of TCM common stock held by Mr. Robinson’s spouse as trustee under a trust for their children; (4) 8,977 shares of TCM common stock held by Delta Fire and Casualty Insurance; (4) 20,538 shares of TCM common stock held by Delta Life Insurance; (5) 24,377 shares of TCM common stock held by Bankers Fidelity Life Ins. Co.; (6) 15,608 shares of TCM common stock held by Georgia Casualty & Surety Co.; (7) 9,400 shares of TCM common stock held by Associated Casualty Ins. Co.; (8) 5,000 shares of TCM common stock held by American Southern Insurance Co.; (9) 5,620 shares of TCM common stock held by Gulf Capital Services, Ltd.; (10) 7,689 shares of TCM common stock held by the Robinson-Prather Partnership; (11) 1,237 shares of TCM common stock held by the Robin M. Robinson Partnership; and (12) 1,685 shares of TCM common stock held by Jill E. Robinson Trust. Mr. Robinson is an officer, director and a principal or sole shareholder of each of Delta Fire and Casualty Insurance, Delta Life Insurance, Bankers Fidelity Life Ins. Co., Georgia Casualty & Surety Co., Associated Casualty Ins. Co., and American Southern Insurance Co. Messrs. Prather and Robinson have the exclusive control of the day-to-day operations of the Robinson-Prather Partnership, including the power to vote or dispose of the shares of TCM common stock owned by the Robinson-Prather Partnership. Each general partner disclaims beneficial ownership of the shares of TCM common stock owned by Robinson-Prather Partnership, except to the extent of his pecuniary interest in such shares of TCM common stock, which is less than the amount disclosed. Mr. Robinson’s spouse is the trustee for the Jill E. Robinson Trust and Robin M. Robinson Trust.

(2)	Includes (1) options to purchase 1,012 shares of TCM common stock held by Mrs. Robinson’s spouse, which are exercisable within 60 days of July 31, 2005; (2) 142,338 shares of TCM common stock held by Mrs. Robinson’s spouse; (3) 110,613 shares of TCM common stock held by Mrs. Robinson as trustee under a trust for her children; (4) 6,875 shares of TCM common stock held by Delta Fire and Casualty Insurance; (4) 14,580 shares of TCM common stock held by Delta Life Insurance; (5) 22,171 shares of TCM common stock held by Bankers Fidelity Life Ins. Co.; (6) 13,835 shares of TCM common stock held by Georgia Casualty & Surety Co.; (7) 9,400 shares of TCM common stock held by Associated Casualty Ins. Co.; (8) 5,000 shares of TCM common stock held by American Southern Insurance Co.; (9) 5,620 shares of TCM common stock held by Gulf Capital Services, Ltd.; (10) 1,237 shares of TCM common stock held by Robin M. Robinson Trust; and (11) 1,685 shares of TCM common stock held by Jill E. Robinson Trust. Mrs. Robinson is a director of each of Delta Fire and Casualty Insurance, Delta Life Insurance, Bankers Fidelity Life Ins. Co., Georgia Casualty & Surety Co., Associated Casualty Ins. Co., and American Southern Insurance Co. Mrs. Robinson is the trustee of the Jill E. Robinson Trust and Robin M. Robinson Trust.

(3)	Includes (1) options to purchase 2,233 shares of TCM common stock, which are exercisable within 60 days of July 31, 2005; (2) 23 shares of TCM common stock held by Mr. Prather’s spouse; and (3) 7,689 shares of TCM common stock held by the Robinson-Prather Partnership. Messrs. Prather and Robinson have the exclusive control of the day-to-day operations of the Robinson-Prather Partnership, including the power to vote or dispose of the shares of common stock owned by the Robinson-Prather Partnership. Each general partner disclaims beneficial ownership of the shares of TCM common stock owned by Robinson-Prather Partnership, except to the extent of his pecuniary interest in such shares of TCM common stock, which is less than the amount disclosed.

(4)	Includes options to purchase 116 shares of TCM common stock, which are exercisable within 60 days of July 31, 2005.

(5)	Includes (1) options to purchase 87 shares of TCM common stock, which are exercisable within 60 days of July 31, 2005; and (2) 20 shares of TCM common stock held by Mr. Busby’s minor children.

(6)	Includes options to purchase 434 shares of TCM common stock, which are exercisable within 60 days of July 31, 2005.

(7)	Includes (1) options to purchase 217 shares of TCM common stock, which are exercisable within 60 days of July 31, 2005; (2) 50 shares of TCM common stock held by Mr. Howell’s spouse as custodian for her minor child; (3) 5,858 shares of TCM common stock held by Mr. Howell’s spouse; (4) 8,977 shares of TCM common stock held by Delta Fire and Casualty Insurance; (5) 24,377 shares of TCM common stock held by Bankers Fidelity Life Ins. Co.; (6) 15,608 shares of TCM common stock held by Georgia Casualty & Surety Co.; (7) 9,700 shares of TCM common stock held by Associated Casualty Ins. Co.; and (8) 5,000 shares of TCM common stock held by American Southern Insurance Co. Mr. Howell is an officer and a director of each of Delta Fire and Casualty Insurance, Bankers Fidelity Life Ins. Co., Georgia Casualty & Surety Co., Associated Casualty Ins. Co., and American Southern Insurance Co.

(8)	Includes options to purchase 254 shares of TCM common stock, which are exercisable within 60 days of July 31, 2005.

(9)	Includes (1) 1,728 shares of TCM common stock held jointly with Mr. Chomat’s spouse; and (2) 166 shares of TCM common stock held in Mr. Chomat’s 401(k) plan.

(10)	Includes options to purchase 2,765 shares of TCM common stock, which are exercisable within 60 days of July 31, 2005. The address for each director and executive officer is c/o Triple Crown Media, Inc., 546 East Main Street, Lexington, Kentucky 40508.

(11)	Includes (1) 141,280 shares of TCM common stock held by Gabelli Funds, LLC; (2) 355,632 shares of TCM common stock held by Gamco Investors, Inc.; (3) 4,077 shares of TCM common stock held by Gabelli Securities, Inc.; (4) 3,450 shares of TCM common stock held by Gabelli Advisors, Inc.; and (5) 5,870 shares of TCM common stock held by MJG Associates, Inc. The address of Mr. Gabelli is One Corporate Center, Rye, New York 10580.

DESCRIPTION OF TCM CAPITAL STOCK
      The following description of the material terms of TCM’s capital stock includes a summary of certain provisions of TCM’s amended and restated certificate of incorporation and by-laws. This description is subject to the detailed provisions of, and is qualified by reference to, TCM’s amended and restated certificate of incorporation and by-laws, copies of which are attached as Annexes H and I, respectively, and are incorporated by reference into this section of the proxy statement/ prospectus/ information statement.
      We are authorized to issue 25,000,000 shares of common stock, $.001 par value, and 150,000 shares of undesignated preferred stock, $.001 par value. As of July 31, 2005, there were 100 shares of TCM common stock outstanding, all of which were owned by Gray, and no shares of preferred stock were outstanding.
Common Stock
      The holders of TCM common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of TCM common stock are entitled to receive ratably dividends as may be declared by TCM’s board of directors out of funds legally available for that purpose. In the event of TCM’s liquidation, dissolution, or winding up, the holders of TCM common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding TCM preferred stock. The TCM common stock has no preemptive or conversion rights, other subscription rights or redemption or sinking fund provisions.
Preferred Stock
      TCM’s amended and restated certificate of incorporation authorizes its board of directors, without any vote or action by the holders of TCM common stock, to issue preferred stock from time to time in one or more series. TCM’s board of directors is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and the number of shares constituting any such series. The terms of preferred stock established by TCM’s board of directors in the future could also have a preference over the TCM common stock with respect to dividends and other distributions and upon TCM’s liquidation. If any shares of preferred stock are issued with voting powers, the voting power of the outstanding TCM common stock would be diluted.

Series A Redeemable, Convertible Preferred Stock
      TCM’s board of directors has designated 50,000 shares of the undesignated preferred stock as “Series A convertible preferred stock” of TCM, par value $0.001 per share, or TCM Series A redeemable, convertible preferred stock.
      Rank. TCM Series A redeemable, convertible preferred stock ranks senior to TCM common stock and on parity with the TCM Series B redeemable, convertible preferred stock and any other series of preferred stock of TCM that may be authorized or issued with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up of TCM.
      Dividends. Dividends, if and when declared by TCM’s board of directors, are payable to holders of TCM Series A redeemable, convertible preferred stock at a rate of 4.0%, payable annually in cash or pay-in-kind, at TCM’s option.
      Liquidation Preference. TCM Series A redeemable, convertible preferred stock has a liquidation value of $1,000 per share.
      Conversion. TCM Series A redeemable, convertible preferred stock is convertible into TCM common stock (1) at the holder’s option, at any time after the first anniversary of the merger, or (2) at TCM’s option upon a change of control or liquidation event at a conversion price equal to a 40% premium on the higher of (x) the 30-day average trading price of TCM common stock beginning on the six-month anniversary of the merger or (y) the 30-day average trading price of Bull Run common stock ending on the date immediately prior to the merger.
      Redemption. TCM may, at its option, redeem TCM Series A redeemable, convertible preferred stock any time after the five-year anniversary of the merger at the liquidation value, plus accrued dividends, but is required to redeem all outstanding TCM Series A redeemable, convertible preferred stock on or prior to August 2, 2020, the 15-year anniversary of the execution of the Merger Agreement.
      Voting. The holders of TCM Series A redeemable, convertible preferred stock are not entitled to any voting rights, other than as required under Delaware law.

Series B Redeemable, Convertible Preferred Stock
      TCM’s board of directors also has designated 20,000 shares of the undesignated preferred stock as “Series B convertible preferred stock” of TCM, par value $0.001 per share, or TCM Series B redeemable, convertible preferred stock.
      Rank. TCM Series B redeemable, convertible preferred stock ranks senior to TCM common stock and on parity with the TCM Series A redeemable, convertible preferred stock and any other series of preferred stock of TCM that may be authorized or issued with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up of TCM.
      Dividends. Dividends, if and when declared by TCM’s board of directors, are payable to holders of TCM Series B redeemable, convertible preferred stock at a rate of 6.0%, payable annually in cash or pay-in-kind, at TCM’s option.
      Liquidation Preference. TCM Series B redeemable, convertible preferred stock has a liquidation value of $1,000 per share.
      Conversion. TCM Series B redeemable, convertible preferred stock is convertible into TCM common stock at TCM’s option upon a change of control or liquidation event at a conversion price equal to a 40% premium on the higher of (x) the 30-day average trading price of TCM common stock beginning on the six-month anniversary of the merger or (y) the 30-day average trading price of Bull Run common stock ending on the date immediately prior to the merger.
      Redemption. TCM may, at its option, redeem TCM Series B redeemable, convertible preferred stock any time after the five-year anniversary of the merger at the liquidation value, plus accrued dividends, but is required to redeem all outstanding TCM Series B redeemable, convertible preferred stock on or prior to August 2, 2021, the 16-year anniversary of the execution of the Merger Agreement.
      Voting. The holders of TCM Series B redeemable, convertible preferred stock are not entitled to any voting rights, other than as required under Delaware law.
Transfer Agent and Registrar
      The transfer agent and registrar for TCM common stock is Mellon Investor Services, LLC. The transfer agent’s address is Overpeck Centre, 85 Challenger Road, Ridgefield Park, NJ 07660 and its telephone number is (888) 835-2869.
Anti-Takeover Effects

General
      TCM’s amended and restated certificate of incorporation and by-laws, and the DGCL contain provisions that could delay or make more difficult an acquisition of control of TCM not approved by TCM’s board of directors, whether by means of a tender offer, open market purchases, a proxy contest, or otherwise. These provisions have been implemented to enable TCM, particularly but not exclusively in the initial years of its existence as an independent, publicly owned company, to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by TCM’s board of directors to be in the best interests of TCM and its stockholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of TCM even if such a proposal, if made, might be considered desirable by a majority of TCM’s stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of TCM’s current management without the concurrence of TCM’s board of directors.
      Set forth below is a description of the provisions contained in TCM’s amended and restated certificate of incorporation and by-laws and the DGCL that could impede or delay an acquisition of control of TCM that TCM’s board of directors has not approved. This description is intended as a summary only and is qualified in its entirety by reference to the DGCL and TCM’s amended and restated certificate of incorporation and by-laws, copies of which are attached as Annexes H and I, respectively, and are incorporated by reference into this section of this proxy statement/ prospectus/ information statement.

Number of Directors; Filling Vacancies
      TCM’s by-laws provide that the number of directors shall be determined from time to time by resolution of TCM’s board of directors. TCM’s by-laws provide that any newly created directorship or any vacancy occurring in TCM’s board of directors for any reason may be filled by a majority of the remaining members of TCM’s board of directors, although such a majority is less than a quorum, or a plurality of the votes cast at a meeting of TCM’s stockholders.

Stockholder Action
      TCM’s amended and restated certificate of incorporation provides that stockholder action may be taken only at an annual or special meeting of stockholders. This provision prohibits stockholder action by written consent in lieu of a meeting. TCM’s by-laws further provide that special meetings of stockholders may be called only by TCM’s board of directors. Stockholders are not permitted to call a special meeting or to require TCM’s board of directors to call a special meeting of stockholders.
      The provisions of TCM’s amended and restated certificate of incorporation prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called as provided above. These provisions would also prevent the holders of a majority of the voting power of TCM’s stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of TCM’s board of directors by calling a special meeting of stockholders prior to the time TCM’s board of directors believes such consideration to be appropriate.

Advance Notice for Stockholder Proposals and Director Nominations
      TCM’s by-laws establish an advance notice procedure for stockholder proposals to be brought before any annual or special meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, TCM’s board of directors, or by a stockholder who has given TCM’s secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, TCM’s board of directors, or who are nominated by a stockholder that has given timely written notice, in proper form, to TCM’s secretary prior to a meeting at which directors are to be elected will be eligible for election as directors.
      To be timely, notice of nominations or other business to be brought before any meeting must be delivered to TCM’s secretary not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that less than 105 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.
      Any stockholder that gives notice of a proposal must set forth:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the name and record address of the stockholder proposing such business;

•	the number of shares of TCM common stock, which are beneficially owned by the stockholder; and

•	any material interest of the stockholder in the proposed business.
      The notice of any nomination for election as a director must set forth:

•	the name, age, business address and residence address of the nominee (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•	the principal occupation or employment of the nominee;

•	the number of shares of TCM common stock, which are beneficially owned by the nominee;

•	any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act, as now or hereafter amended;

•	the name and record address of the stockholder proposing the nominee; and

•	the number of shares of TCM common stock, which are beneficially owned by such stockholder.

Preferred Stock
      TCM’s amended and restated certificate of incorporation authorizes TCM’s board of directors, without any vote or action by the holders of TCM common stock to issue preferred stock in one or more series and to determine the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and the number of shares constituting any such series. TCM believes that the ability to issue preferred stock will provide it with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that may arise. Having such authorized shares available for issuance will allow TCM to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. TCM’s board of directors has the power, subject to applicable law, to issue preferred stock that could, depending on the terms of such preferred stock, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, such preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction.

Delaware Business Combination Statute
      Section 203 of the DGCL will apply to TCM upon the completion of the spin-off and the merger. Section 203 provides that, subject to certain exceptions, a corporation shall not engage in any “business combination” with any “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder unless the following conditions have been satisfied:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

•	at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
      Section 203 generally defines an “interested stockholder” to include the following:

•	any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% of more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; and

•	the affiliates and associates of any such person.
      Section 203 generally defines a “business combination” to include the following:

•	mergers and sales or other dispositions of 10% or more of the assets of the corporation with or to an interested stockholder;

•	certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries;

•	certain transactions that would result in increasing the proportionate share of the stock of the corporation or its subsidiaries owned by the interested stockholders; and

•	receipt by the interested stockholder of the benefit, except proportionately as a stockholder, of any loans, advances, guarantees, pledges, or other financial benefits.
      Under certain circumstances, Section 203 makes it more difficult for a person that would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although a company’s stockholders, can adopt an amendment to the company’s certificate of incorporation or by-laws to exempt the corporation from the restrictions imposed by Section 203. Neither TCM’s amended and restated certificate of incorporation nor TCM’s by-laws exempt TCM from the restrictions imposed by Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring TCM to negotiate in advance with TCM’s board of directors since the stockholder approval requirement would be avoided if TCM’s board of directors approves, prior to the time the acquirer becomes an interested stockholder, either the business combination or the transaction that results in the acquirer becoming an interested stockholder. On August 2, 2005, TCM’s board of directors and the TCM Special Committee adopted resolutions approving the spin-off and the merger so that Section 203 would not apply to J. Mack Robinson’s acquisition of TCM common stock in the spin-off and the merger.
COMPARISON OF RIGHTS OF HOLDERS OF
TCM COMMON STOCK AND BULL RUN COMMON STOCK
      Upon completion of the merger, the holders of Bull Run common stock and Bull Run Series F preferred stock will become holders of TCM common stock, and TCM’s amended and restated certificate of incorporation and by-laws will govern the rights of former holders of Bull Run common stock and Bull Run Series F preferred stock. The rights of TCM’s stockholders are currently governed by Delaware law and TCM’s amended and restated certificate of incorporation and by-laws. The rights of Bull Run shareholders are currently governed by Georgia law, Bull Run’s articles of incorporation and Bull Run’s by-laws. The following is a summary of material differences between the rights of holders of Bull Run common stock and the rights of holders of TCM common stock. It is not a complete statement of the provisions affecting, and the differences between, the rights of Bull Run shareholders and TCM’s stockholders. The summary is qualified in its entirety by reference to Delaware law, TCM’s amended and restated certificate of incorporation and by-laws, which are attached as Annexes H and I, respectively, and incorporated by reference into this section of this proxy statement/ prospectus/ information statement and Bull Run’s articles of incorporation and by-laws, which are incorporated by reference into this section of this proxy statement/ prospectus/ information statement.
Authorized Capital Stock

Bull Run	TCM

The authorized capital stock of Bull Run consists of 25,000,000 shares of common stock and 5,000,000 shares of preferred stock, par value $.01 per share.	TCM’s authorized capital stock consists of 25,000,000 shares of common stock and 150,000 shares of preferred stock, par value $0.001 per share.
Size of the Board of Directors

Bull Run	TCM

The number of directors on Bull Run’s board shall consist of between three and seven natural persons. The exact number of directors within the specified minimum and maximum shall be fixed by resolution of Bull Run’s board of directors from time to time.	The number of directors on TCM’s board of directors shall be determined from time to time by resolution of TCM’s board of directors.
Filling Vacancies on the Board

Bull Run	TCM

For Bull Run, any vacancy occurring on the board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by Bull Run’s shareholders, by the remaining directors, or if the remaining directors constitute less than a quorum, by the affirmative vote of a majority of the remaining directors.	For TCM, any newly created directorship or any vacancy occurring in TCM’s board of directors for any reason may be filled by a majority of the remaining members of TCM’s board of directors, although such a majority is less than a quorum, or a plurality of the votes cast at a meeting of TCM’s stockholders called for the purpose of electing directors.

Nomination of Directors for Election by Stockholders

Bull Run	TCM

There are no provisions in Bull Run’s by-laws relating to the nomination of directors by Bull Run’s shareholders.	TCM’s by-laws allow its stockholders to nominate candidates for election to TCM’s board of directors at any annual or special meeting of stockholders at which TCM’s board of directors has determined that directors will be elected. However, nominations of persons for election as directors may only be made pursuant to timely notice in writing to TCM’s secretary. Such stockholder’s notice to the secretary of a proposed nomination is required to set forth, as to each person whom the stockholder proposes to nominate for election or re-election as a director,
  • the name, age, business address and residence address of the nominee (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected),
  • the principal occupation or employment of the nominee,
• the number of shares of TCM common stock, which are beneficially owned by the nominee, and any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act, as now or hereafter amended.

Such notice is required to further set forth, as to the stockholder giving the notice,
  • the name and record address of such stockholder and
• the number of shares of TCM common stock, which are beneficially owned by such stockholder.
To be timely, a stockholder’s notice of nomination must be delivered to, or mailed and received at, TCM’s principal executive offices, not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that less than 105 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

Stockholder Action Without a Meeting

Bull Run	TCM

The by-laws of Bull Run provide that shareholders may take any action by written consent without a meeting.	TCM’s amended and restated certificate of incorporation provides that stockholder action may be taken only at an annual or special meeting of stockholders.
Calling Special Meetings of Stockholders

Bull Run	TCM

Bull Run’s by-laws provide that special meetings of the shareholders may be called at any time only by the board of directors, by the chairman of the board, by the president or by the holders of at least 25% of the outstanding Bull Run common stock.	TCM’s by-laws provide that a special meeting of stockholders may be called at any time by TCM’s board of directors. TCM’s stockholders do not have the ability to call a special meeting of the stockholders.
Submission of Stockholder Proposals

Bull Run	TCM

There are no provisions in Bull Run’s by-laws relating to shareholder proposals.	TCM’s by-laws allow its stockholders to propose business to be brought before any annual or special meeting of stockholders. However, proposals only may be made by a stockholder who has given timely written notice to TCM’s secretary. A stockholder’s notice to the secretary is required to set forth with respect to each matter the stockholder proposes to bring before the meeting:
  • a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;
  • the name and record address of the stockholder proposing such business;
  • the number of shares of the corporation, which are beneficially owned by the stockholder; and
• any material interest of the stockholder in such business.
To be timely, a stockholder’s notice of other business must be delivered to, or mailed and received at, TCM’s principal executive offices, not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that less than 105 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

Dividends

Bull Run	TCM

Bull Run’s by-laws provide that except as permitted by law, Bull Run may not make any distribution to its shareholders, if after giving effect to such distribution, Bull Run would not be able to pay its debts as they become due in the usual course of business or Bull Run’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if Bull Run were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the shareholders whose preferential rights are superior to those receiving the distribution.	Under Delaware law, TCM’s board of directors may declare and pay dividends upon TCM’s shares of capital stock, either out of its surplus, or in the case there shall be no such surplus, out of TCM’s net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.
Limitation on Liability

Bull Run	TCM

Bull Run’s articles of incorporation eliminate the personal liability of directors to the corporation or its shareholders for monetary damages for breach of any duty of care or other duty as a director, except for liability for
  • any appropriation, in violation of his duties, of any business opportunity of the corporation,
  • acts or omissions which involve intentional misconduct or a knowing violation of law or
• voting for or assenting to any distribution made in violation of the GBCC or Bull Run’s articles of incorporation.	TCM’s amended and restated certificate of incorporation eliminates the personal liability of its directors to TCM and its stockholders for monetary damages for any action taken, or any failure to take any action as a director, to the fullest extent permitted by the DGCL or any other applicable law as currently in effect or as it may be amended. In addition, TCM’s amended and restated certificate of incorporation provides that any future repeal or amendment of its terms will not eliminate or reduce any rights of directors existing under TCM’s amended and restated certificate of incorporation in respect to any matter accruing or any cause of action, suit or claim accruing or arising prior to such repeal or amendment.
Indemnification

Bull Run	TCM

Under the GBCC, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if:
  • such individual conducted himself or herself in good faith; and
  • such individual reasonably believed:
     • in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation;
     • in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and
• in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.	The DGCL permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. TCM’s amended and restated certificate of incorporation and by-laws provide that any person who was or is made or is threatened to be made a party in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of TCM, while a director or officer of TCM, is or was serving at the request of TCM as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or

Bull Run	TCM

Bull Run’s by-laws provide that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, formal or informal (including any action by or in the right of Bull Run), by reason of the fact that such person is or was a director, officer, employee or agent of Bull Run, or is or was serving at the request of Bull Run as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by Bull Run against expenses (including reasonable attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in a manner he believed in good faith to be in the best interest of Bull Run (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person’s conduct was unlawful), to the maximum extent permitted by, and in a manner provided by, the GBCC. The by-laws further provide that they shall in no way limit or otherwise affect the indemnification provided for in Bull Run’s articles of incorporation or in any contract to which Bull Run is a party. The GBCC provides that a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:
  • a written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in the GBCC or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as; and
  • his or her written undertaking to repay any funds advanced if it is ultimately determined that the director is not entitled to indemnification.
nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person to the fullest extent permitted by the DGCL. The indemnification rights conferred by TCM are not exclusive of any other right to which persons seeking indemnification may have or acquire under any statute, provision of TCM’s amended and restated certificate of incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise. Additionally, TCM’s by-laws provide that TCM shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by such person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under TCM’s by-laws or otherwise.

DISSENTERS’ RIGHTS
      Under the GBCC, Bull Run preferred stockholders may object to the merger and demand in writing that the company surviving the merger pay the fair value of their shares of Bull Run preferred stock. In addition, on August 2, 2005, Bull Run’s board of directors, consistent with the approval and recommendation of the Bull Run Special Committee unanimously voted to grant voluntary dissenters’ rights to Bull Run’s common shareholders that would not otherwise have been entitled to dissenters’ rights under the GBCC. Fair value means the value of the dissenter’s shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action. Shareholders who elect to exercise dissenters’ rights must comply with all of the procedures set forth in Article 13 of the GBCC to preserve those rights. A copy of Article 13 of the GBCC is attached as Annex G to this proxy statement/ prospectus/ information statement, and is incorporated by reference into this section of this proxy statement/ prospectus/ information statement.
      Article 13 of the GBCC sets forth the procedures a shareholder asserting dissenters’ rights must follow. These procedures are complicated and must be followed completely. If a Bull Run shareholder fails to comply with these procedures such shareholder may lose such shareholder’s dissenters’ rights. The following information is only a summary of the required procedures and is qualified in its entirety by the provisions of Article 13 of the GBCC. Please review Article 13 of the GBCC for the complete procedures. If you are a shareholder of Bull Run and wish to exercise your dissenter’s rights, you are strongly urged to consult a legal advisor before attempting to exercise your dissenter’s rights.
General Requirements
      A record shareholder who wishes to assert dissenters’ rights:

•	must deliver to Bull Run before the vote is taken at the special meeting of shareholders of Bull Run on the Merger Agreement and the merger written notice of such shareholder’s intent to demand payment for such shareholder’s shares if the proposed action is effectuated; and

•	must not vote such shareholder’s shares in favor of the proposed action.
      A record shareholder who does not satisfy these requirements is not entitled to payment for such shareholder’s shares.
      If you are a Bull Run shareholder, you should address the written notice to Bull Run Corporation, 4370 Peachtree Road, N.E., Atlanta, Georgia, Attention: Corporate Secretary. Bull Run must receive your written notice before the vote concerning the merger is taken or you will lose your dissenters’ rights. The written demand should be signed by, or on behalf of, the shareholder of record. The written demand for appraisal should specify the shareholder’s name and mailing address, the number of shares of Bull Run capital stock owned, and that the shareholder intends to demand payment for such shareholder’s shares.
Written Notice
      The surviving corporation in the merger shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements for asserting dissenters’ rights. The surviving corporation shall send the dissenters’ notice no later than ten days after the date of the special meeting of the shareholders of Bull Run.
Offer of Payment
      Within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the surviving corporation shall by notice to each dissenter offer to pay to such dissenter the amount that the surviving corporation estimates to be the fair value of such dissenters’ shares, plus accrued interest. The offer will be accompanied by, among other things:

•	Bull Run’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

•	a statement of the surviving corporation’s estimate of the fair value of the shares; and

•	an explanation of how the interest was calculated.
      If the dissenter accepts the surviving corporation’s offer by written notice to the surviving corporation within 30 days after the surviving corporation’s offer or is deemed to have accepted the surviving corporation’s offer by failure to respond within said 30 days, the surviving corporation shall make payment to such dissenters within 60 days after the making of the offer or the date of the approval of the Merger Agreement and the merger by the Bull Run shareholders, whichever is later.
Dissenters’ Estimate of Payment
      A dissenter may notify the surviving corporation in writing of such dissenter’s own estimate of the fair value of such dissenter’s shares and amount of interest due, and demand payment of such dissenter’s estimate of the fair value of such dissenter’s shares and interest due, if the dissenter believes that the amount offered by the surviving corporation is less than the fair value of such dissenter’s shares or that the interest due is incorrectly calculated. A dissenter waives the right to demand payment based upon such dissenter’s estimate and will be deemed to have accepted the surviving corporation’s offer unless such dissenter notifies the surviving corporation of such dissenter’s demand in writing within 30 days after the surviving corporation’s payment offer.
Judicial Proceedings
      If a demand for payment by a dissenter based upon such dissenter’s estimate of the fair value and interest due remains unsettled, the surviving corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. Any such proceeding shall be a non-jury equitable valuation proceeding, in the superior court of the county where the registered office of Bull Run was located. The surviving corporation shall make all dissenters, whether or not residents of the state of Georgia, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The surviving corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of the state of Georgia in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law. Each dissenter made a party to the proceeding will be entitled to judgment for the amount which the court finds to be the fair value of such dissenter’s shares, plus interest to the date of judgment. The court could determine that the fair value of shares of Bull Run common stock or preferred stock is more than, the same as, or less than the applicable merger consideration. In other words, if a Bull Run shareholder demands dissenters’ rights, such Bull Run shareholder could receive less consideration than such Bull Run shareholder would have received under the Merger Agreement.
Costs and Expenses of Appraisal Proceeding
      The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the surviving corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess the fees and expenses of attorneys and experts for the respective parties against either the surviving corporation or a dissenter, in favor of any other party, in amounts the court finds equitable.

INDEMNIFICATION OF DIRECTORS AND OFFICERS
Limitation on Liability of Directors
      TCM’s amended and restated certificate of incorporation eliminates the personal liability of its directors to TCM and its stockholders for monetary damages for any action taken, or any failure to take any action as a director, to the fullest extent permitted by the DGCL or any other applicable law as currently in effect or as it may be amended. In addition, TCM’s amended and restated certificate of incorporation provides that any future repeal or amendment of its terms will not eliminate or reduce any rights of directors existing under TCM’s amended and restated certificate of incorporation in respect of any matter accruing or any cause of action, suit or claim accruing or arising prior to such repeal or amendment.
      Under Delaware law as in effect on the date of this proxy statement/ prospectus/ information statement, TCM’s directors remain liable for the following:

•	any breach of their duty of loyalty to TCM or its shareholders;

•	any acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	any transaction from which a director derived an improper personal benefit; and

•	any unlawful dividend, under a provision of the DGCL that makes directors personally liable and that expressly sets forth a willful or negligence standard with respect to such liability.
      The provisions that eliminate liability as described above will apply to TCM’s officers if they are also directors of TCM and are acting in their capacity as directors and will not apply to TCM’s officers who are not directors or to directors who are not acting in their capacity as directors.
Indemnification
      The DGCL contains provisions permitting and, in some situations, requiring Delaware corporations to provide indemnification to their officers and directors for losses and litigation expenses incurred in connection with their service to the corporation in those capacities. In addition, TCM has adopted provisions in its by-laws that require TCM to indemnify the directors, officers and certain other legal representatives of TCM against all liability and loss suffered and expenses arising out of their conduct on TCM’s behalf to the maximum extent and under all circumstances permitted by law. Indemnification includes advancement of reasonable expenses in certain circumstances.
      The DGCL permits indemnification of a director of a Delaware corporation, in the case of a third-party action, if the director:

•	conducted himself or herself in good faith;

•	and in a manner reasonably believed to be in or not opposed to the corporation’s best interest; and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.
      The DGCL further provides for mandatory indemnification against expenses (including attorney’s fees) of directors and officers who have been wholly successful on the merits or otherwise in litigation.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officer or persons controlling TCM pursuant to the foregoing provisions, TCM has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

LEGAL MATTERS
      The validity of the shares of TCM common stock to be issued in connection with the spin-off and the merger will be passed upon by Proskauer Rose LLP, New York, New York. Proskauer Rose LLP represented Gray in connection with the merger and the spin-off, except in connection with the separation and distribution agreement. Proskauer Rose LLP has represented Bull Run in matters unrelated to the spin-off and the merger. The completion of the spin-off is conditioned on Gray, Bull Run and TCM receiving an opinion of King & Spalding LLP with respect to the U.S. federal income tax treatment of the spin-off. The completion of the merger is conditioned on Bull Run and TCM receiving opinions from Troutman Sanders LLP and King & Spalding LLP, respectively, with respect to the U.S. federal income tax treatment of the merger. King & Spalding LLP has represented Gray and Bull Run in matters unrelated to the spin-off and the merger. Troutman Sanders LLP has represented Gray and Bull Run in matters unrelated to the spin-off and the merger.
EXPERTS
      The combined financial statements of Triple Crown Media, Inc. at December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, included in this proxy statement/ prospectus/ information statement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements incorporated in this proxy statement/ prospectus/ information statement by reference to the Annual Report on Form 10-K of Bull Run Corporation for the year ended August 31, 2004 have been so incorporated in reliance on the report (which includes an explanatory paragraph referring to the maturity of debt of the Company in November 2004) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
OTHER MATTERS
      Bull Run’s board of directors knows of no other matters to be brought before the Bull Run special meeting. However, if any other matters are properly brought before the Bull Run special meeting, it is the intention of the named proxies in the accompanying proxy to vote in accordance with their judgment on such matters.
STOCKHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT
      Proposals of stockholders intended to be presented at TCM’s 2006 Annual Meeting of Stockholders must be received at TCM’s principal executive offices by September 28, 2005, in order to be eligible for inclusion in TCM’s proxy statement and form of proxy for that meeting.
OTHER STOCKHOLDER PROPOSALS FOR PRESENTATION AT NEXT YEAR’S
ANNUAL MEETING
      For any proposal that is not submitted for inclusion in TCM’s proxy statement for next year, but is instead sought to be presented directly at TCM’s 2006 Annual Meeting of Stockholders, management will be able to vote proxies in its discretion if they: (1) receive notice of the proposal before the close of business on December 12, 2005 and advise stockholders in the 2005 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) do not receive notice of the proposal prior to the close of business on December 12, 2005. Notices of intention to present proposals at TCM’s 2006 Annual Meeting of Stockholders should be addressed to Corporate Secretary, Triple Crown Media, Inc. 546 East Main Street, Lexington, Kentucky 40508.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
      TCM has filed a registration statement on Form S-4 with the Securities and Exchange Commission relating to the shares of TCM common stock being distributed to the holders of Gray common stock and Gray Class A common stock in the spin-off and being issued to the holders of Bull Run common stock and Bull Run preferred stock in the merger. This proxy statement/ prospectus/ information statement does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this proxy statement/ prospectus/ information statement as to the contents of any contract or other document referred to are not necessarily complete and in each instance you should read the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to TCM and TCM common stock distributed in the spin-off and issued in the merger, TCM refers you to the registration statement on Form S-4, exhibits and schedules.
      Anyone may inspect a copy of the registration statement on Form S-4 without charge at the public reference room maintained by the SEC in Room 1580, 100 F Street NE, Washington, D.C. 20549. Copies of all or any part of the registration statement may be obtained from that facility upon payment of the prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.
      After the spin-off, TCM will be required to comply with the reporting requirements of the Exchange Act and to file with the SEC reports, proxy statements and other information as required by the Exchange Act.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      This proxy statement/ prospectus/ information statement “incorporates by reference” information that Bull Run has filed with the SEC under the Exchange Act. Any statement contained in this proxy statement/ prospectus/ information statement or in any document incorporated or deemed to be incorporated by reference into this proxy statement/ prospectus/ information statement will be deemed to be modified or superseded for purposes of this proxy statement/ prospectus/ information statement to the extent that a statement contained in this proxy statement/ prospectus/ information statement or any subsequently filed document that also is, or is deemed to be, incorporated by reference into this proxy statement/ prospectus/ information statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/ prospectus/ information statement. The following documents that Bull Run has filed with the SEC are incorporated by reference into this proxy statement/ prospectus/ information statement:

•	Annual Report on Form 10-K for the year ended August 31, 2004;

•	Current Report on Form 8-K filed with the SEC on November 30, 2004;

•	Current Report on Form 8-K filed with the SEC on December 9, 2004;

•	Current Report on Form 8-K filed with the SEC on August 3, 2005;

•	Current Report on Form 8-K filed with the SEC on August 8, 2005;

•	Amended Quarterly Report on Form 10-Q/A for the quarter ended November 30, 2004 filed with the SEC on September 13, 2005;

•	Amended Quarterly Report on Form 10-Q/A for the quarter ended February 28, 2005 filed with the SEC on September 13, 2005;

•	Amended Quarterly Report on Form 10-Q/A for the quarter ended May 31, 2005 filed with the SEC on September 13, 2005;

•	Current Report on Form 8-K filed with the SEC on September 13, 2005; and

•	the information specifically incorporated by reference in Bull Run’s Annual Report on Form 10-K for the year ended August 31, 2004 from Bull Run’s proxy statement for Bull Run’s 2005 Annual Meeting of Shareholders, filed with the SEC on December 14, 2004.
      Notwithstanding the foregoing, the information that Bull Run disclosed under Item 2.02 of the Current Report on Form 8-K filed with the SEC on November 30, 2004 shall not be incorporated by reference into this proxy statement/ prospectus/ information statement.
      The documents that Bull Run files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/ prospectus/ information statement and the later of the date of the special meeting of shareholders of Bull Run and the distribution date for the spin-off are also incorporated by reference in this proxy statement/ prospectus/ information statement. In no event, however, will any information that Bull Run discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that Bull Run may from time to time furnish to the SEC be incorporated by reference into, or otherwise become a part of, this proxy statement/ prospectus/ information statement.
      Bull Run has supplied all information contained or incorporated by reference in this proxy statement/ prospectus/ information statement about Bull Run.
      Bull Run files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. Shareholders may read this information without charge at the public reference room maintained by the SEC in Room 1580, 100 F Street NE, Washington, D.C. 20549. Copies of this information may be obtained from that facility upon the payment of prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. Bull Run’s SEC filings are also posted on its website at http://www.bullruncorp.com as soon as reasonably practicable following the time that they are filed or furnished to the SEC. The contents of Bull Run’s website are not part of this proxy statement/ prospectus/ information statement.
      Bull Run will provide you, without charge, a copy of any and all of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing). You may request a copy of these filings by writing or telephoning Bull Run at the following address and telephone number:
Bull Run Corporation
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319
(404) 266-8333
DOCUMENTS ACCOMPANYING THIS
PROXY STATEMENT/ PROSPECTUS/ INFORMATION STATEMENT
      This proxy statement/ prospectus/ information statement is accompanied by Bull Run’s Annual Report on Form 10-K for the year ended August 31, 2004 and Quarterly Report on Form 10-Q/A for the quarter ended May 31, 2005.

TRIPLE CROWN MEDIA, INC.
Index to Combined Financial Statements

Page

Report of Independent Registered Public Accounting Firm	F-2
Combined Balance Sheets as of December 31, 2003 and 2004 and June 30, 2005 (unaudited)	F-3
Combined Statements of Operations for the Years Ended December 31, 2002, 2003 and 2004 and the Six Months Ended June 30, 2004 (unaudited) and 2005 (unaudited)	F-4
Combined Statements of Owner’s Net Investment for the Years Ended December 31, 2002, 2003 and 2004 and the Six Months Ended June 30, 2005 (unaudited)	F-5
Combined Statements of Cash Flows for the Years Ended December 31, 2002, 2003 and 2004 and the Six Months Ended June 30, 2004 (unaudited) and 2005 (unaudited)	F-6
Notes to the Combined Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Shareowner of Triple Crown Media, Inc.:
      In our opinion, the combined financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Triple Crown Media, Inc. (the “Company”) at December 31, 2004 and 2003, and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the requirements of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      The Company includes integrated businesses of Gray Television, Inc. (“Gray”); consequently, as indicated in Note 1, these combined financial statements have been derived from the consolidated financial statements and accounting records of Gray, and reflect significant assumptions and allocations. Moreover, as indicated in Note 1, the Company relies on Gray for administrative, management and other services. Accordingly, these combined financial statements do not necessarily reflect the financial position, results of operations or cash flows of the Company had it been a separate stand-alone entity, independent of Gray.
      As discussed in Note A, the Company adopted Statement of Financial Accounting Standards No. 142 effective January 1, 2002 and, accordingly, changed its method of accounting for goodwill and other intangible assets.
/s/ PRICEWATERHOUSECOOPERS LLP
Atlanta, Georgia
August 30, 2005

TRIPLE CROWN MEDIA, INC.
COMBINED BALANCE SHEETS

	December 31,
			June 30,
	2003	2004	2005

			(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$537	$672	$301
Trade accounts receivable, less allowance for doubtful accounts of $147, $214 and $171 (unaudited), respectively	6,098	6,458	6,360
Inventories	1,521	1,101	908
Other current assets	178	177	226

Total current assets	8,334	8,408	7,795

Property and equipment:
Land	564	560	560
Buildings and improvements	6,423	6,418	6,558
Equipment	19,707	19,020	19,984

	26,694	25,998	27,102
Accumulated depreciation	(18,937)	(16,832)	(17,353)

	7,757	9,166	9,749
Federal Communication Commission (“FCC”) licenses	4,829	4,829	4,829
Goodwill	16,779	16,779	16,779
Other intangible assets, net	55	-0-	-0-
Other	64	58	58

Total Assets	$37,818	$39,240	$39,210

LIABILITIES AND OWNER’S NET INVESTMENT
Current liabilities:
Trade accounts payable	$678	$868	$1,059
Employee compensation and benefits	1,522	1,417	1,193
Other accrued expenses	318	360	452
Federal and state income taxes	3,183	3,081	1,694
Deferred revenue	2,275	2,061	2,092
Notes payable	56	-0-	-0-

Total current liabilities	8,032	7,787	6,490
Deferred income taxes	532	1,653	2,092
Other	-0-	-0-	113

Total liabilities	8,564	9,440	8,695

Commitments and contingencies (Note E)
Owner’s Net Investment:
Gray Television, Inc. net investment	29,254	29,800	30,515

Total Liabilities and Owner’s Net Investment	$37,818	$39,240	$39,210

See accompanying notes.

TRIPLE CROWN MEDIA, INC.
COMBINED STATEMENTS OF OPERATIONS

				Six Months Ended
	Year Ended December 31,			June 30,

	2002	2003	2004	2004	2005

				(Unaudited)
	(In thousands, except share and per share data)
Operating revenues:
Publishing	$41,614	$42,419	$44,754	$21,529	$22,803
Wireless	9,189	8,883	8,129	4,112	4,130

	50,803	51,302	52,883	25,641	26,933

Expenses:
Operating expenses before depreciation, amortization and loss on disposal of assets, net:
Publishing	29,539	29,461	31,546	15,183	16,728
Wireless	6,654	6,625	6,433	3,009	2,962
Corporate and administrative	1,318	1,358	1,400	700	722
Depreciation	2,210	1,933	1,514	779	682
Amortization of intangible assets	429	425	55	55	-0-
Loss on disposals of assets, net	88	386	403	227	126

	40,238	40,188	41,351	19,953	21,220

Operating income	10,565	11,114	11,532	5,688	5,713
Miscellaneous income, net	114	53	37	30	-0-
Interest expense	(40)	(30)	(3)	(2)	-0-

Income before income taxes and cumulative effect of accounting change	10,639	11,137	11,566	5,716	5,713
Income tax expense	4,040	4,208	4,311	2,188	2,176

Net income before cumulative effect of accounting change	6,599	6,929	7,255	3,528	3,537
Cumulative effect of accounting change, net of income tax benefit of $4,541	(7,423)	-0-	-0-	-0-	-0-

Net income (loss)	$(824)	$6,929	$7,255	$3,528	$3,537

Pro Forma basic and diluted per share information (Unaudited):
Net income (loss) per share	$(0.17)	$1.42	$1.49	$0.72	$0.72
Weighted average shares outstanding	4,880	4,880	4,880	4,880	4,880
See accompanying notes.

TRIPLE CROWN MEDIA, INC.
COMBINED STATEMENTS OF OWNER’S NET INVESTMENT

(In thousands)
Balance, December 31, 2001	$40,509
Net loss	(824)
Net Transfers to Gray Television, Inc.	(9,310)

Balance, December 31, 2002	$30,375
Net income	6,929
Net transfers to Gray Television, Inc.	(8,050)

Balance, December 31, 2003	$29,254
Net income	7,255
Net transfers to Gray Television, Inc.	(6,709)

Balance, December 31, 2004	$29,800
Net income (unaudited)	3,537
Net transfers to Gray Television, Inc. (unaudited)	(2,822)

Balance, June 30, 2005 (unaudited)	$30,515

See accompanying notes.

TRIPLE CROWN MEDIA, INC.
COMBINED STATEMENTS OF CASH FLOWS

				Six Months Ended
	Year Ended December 31,			June 30,

	2002	2003	2004	2004	2005

				(Unaudited)
	(In thousands)
Operating activities
Net income (loss)	$(824)	$6,929	$7,255	$3,528	$3,537
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	2,210	1,933	1,514	779	682
Amortization of intangible assets	429	425	55	55	-0-
Deferred income taxes	1,029	973	1,121	326	439
Cumulative effect of change in accounting principle, net of tax	7,423	-0-	-0-	-0-	-0-
Loss on disposal of assets, net	88	386	403	227	126
Other	(1)	12	1	(4)	-0-
Changes in operating assets and liabilities:
Trade accounts receivable	216	(235)	(360)	471	98
Inventories	(415)	(343)	420	415	193
Other current assets	7	(31)	1	(110)	(49)
Trade accounts payable	(151)	13	190	131	191
Employee compensation and benefits	278	124	(105)	(352)	(224)
Other accrued expenses	(247)	118	42	330	92
Income taxes payable	864	197	(102)	(1,381)	(1,387)
Deferred revenue	(166)	(115)	(214)	14	144

Net cash provided by operating activities	10,740	10,386	10,221	4,429	3,842

Investing activities
Purchases of property and equipment	(1,313)	(1,809)	(3,381)	(1,849)	(1,391)
Proceeds from asset sales	43	6	55	8	-0-
Other	-0-	(25)	5	-0-	-0-

Net cash used in investing activities	(1,270)	(1,828)	(3,321)	(1,841)	(1,391)

Financing activities
Net transfers to Gray Television, Inc.	(9,310)	(8,050)	(6,709)	(2,540)	(2,822)
Repayments of borrowings on debt	(63)	(68)	(56)	(36)	-0-

Net cash used in financing activities	(9,373)	(8,118)	(6,765)	(2,576)	(2,822)

Increase (decrease) in cash and cash equivalents	97	440	135	12	(371)
Cash and cash equivalents at beginning of year	-0-	97	537	537	672

Cash and cash equivalents at end of year	$97	$537	$672	$549	$301

See accompanying notes.

TRIPLE CROWN MEDIA, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS
December 31, 2002, 2003 and 2004

A.	Description of Business and Summary of Significant Accounting Policies
      All references to Triple Crown Media, Inc., “TCM”, “we,” “us,” or “our” in these footnotes refer to the combined newspaper publishing and wireless business of Gray Television, Inc. (“Gray”). TCM has historically operated as wholly-owned subsidiaries or divisions of Gray and as of June 30, 2005 has operated as Gray Publishing LLC, a wholly-owned limited liability company.
      On August 2, 2005, Gray’s board of directors authorized a transaction to (i) transfer to Triple Crown Media, Inc., a newly formed Delaware corporation and a wholly-owned subsidiary of Gray the equity interests in Gray Publishing, LLC and certain other assets and then (ii) immediately distribute all of TCM’s outstanding shares of common stock owned by Gray to Gray’s stockholders (the “Spin-off”). As a result of the Spin-off, TCM will own all of the assets, excluding cash, of, and will have assumed substantially all of the liabilities of, the newspaper publishing and wireless business. TCM was formed on April 29, 2005 and is not anticipated to conduct any operations until the Spin-off is consummated.
      The Spin-off is subject to certain conditions, including the approval by the U.S. Securities and Exchange Commission of a registration statement for TCM’s common stock.
      As of December 31, 2004, we operated in two reportable segments: publishing and wireless. The publishing segment consists of five daily newspapers. Four of the five newspapers are located in Georgia and the fifth newspaper is located in Indiana. The wireless segment consists of a wireless messaging and paging business operating fourteen retail locations in Georgia, Florida and Alabama. Our executive offices are located in Atlanta, Georgia.

Basis of Presentation
      The accompanying combined financial statements have been derived from the financial statements and accounting records of Gray using the historical results of operations and historical basis of the assets and liabilities of our businesses and include those assets, liabilities, revenues, and expenses directly attributable to our operations and allocations of certain Gray corporate expenses to us. These amounts have been allocated to us on the basis that is considered by us and Gray to reflect most fairly or reasonably the utilization of the services provided to, or the benefits received by, us. We believe the methods used to allocate these amounts are reasonable. All significant intercompany accounts and transactions have been eliminated.
      The financial information included herein is not necessarily indicative of our future financial position, results of operations, or cash flows, nor is it necessarily indicative of what the financial position, results of operations, or cash flows would have been had we operated as a stand-alone entity during the periods covered. The financial statements do not reflect the many significant changes that will occur in our funding and operations as a result of becoming a stand-alone public entity.

Unaudited Interim Financial Information
      The financial information as of June 30, 2005 and for the six-month periods ending June 30, 2005 and 2004 is unaudited, but includes all adjustments, consisting only of normal and recurring adjustments, that management considers necessary for a fair presentation of its combined results of operations, financial position and cash flows. Results for the six-month period ended June 30, 2005 are not necessarily indicative of the results to be expected for the full year 2005 or any other future period.

TRIPLE CROWN MEDIA, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition
      Publishing revenue is generated primarily from circulation and advertising revenue. Wireless revenue results primarily from the sale of pagers, cellular telephones and related services. Advertising revenue is billed to the customer and recognized when the advertisement is published. We bill our customers in advance for newspaper subscriptions and wireless services and the related revenues are recognized over the period the service is provided on the straight-line basis. Revenue from the sale of cellular telephones and pagers is recognized at the time of sale.

Barter Transactions
      We account for trade barter transactions involving the exchange of tangible goods or services with our customers. The revenue is recorded at the time the advertisement is printed or the wireless service is utilized and the expense is recorded at the time the goods or services are used. The revenue and expense associated with these transactions are based on the fair value of the assets or services received. Trade barter revenue and expense recognized by TCM is as follows (amounts in thousands):

				Six Months Ended
	Year Ended December 31,			June 30,

	2002	2003	2004	2004	2005

				(Unaudited)
Trade barter revenue	$497	$427	$455	$221	$186
Trade barter expense	(554)	(540)	(508)	(269)	(321)

	$(57)	$(113)	$(53)	$(48)	$(135)

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents
      Cash equivalents consist of highly liquid investments that are readily convertible to known amounts of cash and have a maturity of three months or less when purchased.

Allowance for Doubtful Accounts Receivable
      We record a provision for doubtful accounts based on historical collection experience, changes in credit worthiness and current economic trends. Changes in our allowance for doubtful accounts is as follows (in thousands):

	December 31,

	2003	2004

Balance at beginning of period	$186	$147
Provision for bad debts	160	305
Write-offs	(199)	(238)

Balance at end of period	$147	$214

TRIPLE CROWN MEDIA, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Inventories
      Inventories are stated at the lower of cost or market. Publishing inventories consist principally of newsprint and printing supplies. Wireless inventories consist of wireless electronic devices and related supplies. Inventories are accounted for using the average cost method. We do not record an allowance for inventory obsolescence because our existing newsprint inventories are generally utilized in revenue producing activities within approximately 30 days of their initial purchase and we believe any obsolescence allowances relating to our wireless inventory would be immaterial. Inventory amounts are as follows (in thousands):

	December 31,
			June 30,
	2003	2004	2005

			(Unaudited)
Publishing inventory	$974	$718	$580
Wireless inventory	547	383	329

	$1,521	$1,101	$909

Property and Equipment
      Property and equipment are carried at cost. Depreciation is computed principally by the straight-line method. Buildings, improvements and equipment are generally depreciated over estimated useful lives of approximately 35 years, 10 years and 5 years, respectively. Maintenance, repairs and minor replacements are charged to operations as incurred; major replacements and betterments are capitalized. The cost of any assets sold or retired and related accumulated depreciation are removed from the accounts at the time of disposition, and any resulting profit or loss is reflected in income or expense for the period.

Income Taxes
      We account for income taxes under Statements of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Pro Forma Earnings Per Share (Unaudited)
      Shares used to calculate pro forma basic earnings per share is based on the 4,879,949 of TCM shares expected to be outstanding after giving effect to the spin-off.

Stock-Based Compensation
      Certain of our employees hold options to acquire shares of Gray common Stock. Options to purchase Gray common stock granted to our employees through the date of the Spin-off will be 100% vested and will continue to be options to purchase Gray common stock. We will not recognize expenses related to any Gray options in future periods.
      Statements of Financial Accounting Standards (“SFAS”) Statement No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of SFAS Statement No. 123 (“SFAS 148”), amends the disclosure requirements of SFAS Statement No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), to require more prominent disclosure in both annual and interim

TRIPLE CROWN MEDIA, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results.
      The following information is provided with respect to Gray’s consolidated results of operations for the periods indicated and not those of TCM.
      Gray applies APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations in accounting for its stock option plans. Under APB 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of Gray’s stock and the exercise price. Had compensation expense related to Gray’s outstanding options been determined based on the fair value at the grant dates consistent with SFAS 123, net income (loss) available to common stockholders and earnings per share would be as reflected below (in thousands, except per common share data):

				Six Months Ended
	Year Ended December 31,			June 30,

	2002	2003	2004	2004	2005

				(Unaudited)
Net income (loss) available to common stockholders, as reported	$(30,371)	$10,737	$41,013	$16,057	$3,839
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	-0-	-0-	-0-	-0-	-0-
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(877)	(1,477)	(908)	(538)	(855)

Net income (loss) available to common stockholders, pro forma	$(31,248)	$9,260	$40,105	$15,519	$2,984

Net income (loss) available to common stockholders per share:
Basic, as reported	$(1.37)	$0.21	$0.83	$0.32	$0.08
Basic, pro forma	$(1.41)	$0.18	$0.81	$0.31	$0.06
Diluted, as reported	$(1.37)	$0.21	$0.82	$0.32	$0.08
Diluted, pro forma	$(1.41)	$0.18	$0.80	$0.31	$0.06
      The fair value for the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2002, 2003 and 2004 respectively: risk-free interest rates of 2.07%, 3.14% and 3.53%; dividend yields of 0.81%, 0.71% and 0.90%; volatility factors of the expected market price of the Company’s Common Stock of 0.37, 0.30 and 0.30; and a weighted-average expected life of the options of 4.5, 4.1 and 3.4 years.

Concentration of Credit Risk
      We provide print advertising to national and local advertisers within the geographic areas in which we operate. Credit is extended based on an evaluation of the customer’s financial condition, and generally advance payment is not required. Credit losses are provided for in the financial statements and consistently have been within management’s expectations.
      Our cash and cash equivalents are held by a single major financial institution; however, risk of loss is mitigated by the size and the financial health of the institution.

TRIPLE CROWN MEDIA, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Valuation and Impairment Testing of Intangible Assets
      Approximately $21.6 million, or 57%, of our total assets as of December 31, 2004 consist of unamortized intangible assets, principally FCC licenses and goodwill.
      Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 142 requires companies to discontinue amortizing goodwill and certain intangible assets with indefinite useful lives. Instead, SFAS 142 requires that goodwill and intangible assets deemed to have indefinite useful lives be reviewed for impairment upon adoption of SFAS 142 and annually thereafter. We perform our annual impairment review during the fourth quarter of each year or whenever events or changes in circumstances indicate that such assets might be impaired. Upon adoption of SFAS 142, we recorded a one-time, non-cash charge of approximately $11.9 million ($7.4 million after income taxes) to reduce the carrying value of our FCC licenses. Such charge is reflected as a cumulative effect of an accounting change in the accompanying combined statements of operations for the year ended December 31, 2002.
      We have relatively few intangible assets aside from our FCC licenses and goodwill, each of which is an indefinite lived asset. Accordingly, upon adoption of SFAS 142 on January 1, 2002, we ceased amortizing these assets. Other separately identified definite lived intangible assets include certain consulting and or non-compete agreements, advertising contracts, employment agreements and trademarks. As of December 31, 2004 all of the definite lived intangible assets were fully amortized. For purposes of testing goodwill impairment, each of our individual newspapers is a separate reporting unit and our wireless segment is one reporting unit.
      We review the wireless business and each newspaper for possible goodwill impairment by comparing the estimated market value of each respective reporting unit to the carrying value of that reporting unit’s net assets. If the estimated market values exceed the net assets, no goodwill impairment is deemed to exist. If the fair value of the reporting unit does not exceed the carrying value of that reporting unit’s net assets, goodwill impairment is deemed to exist. We then perform, on a notional basis, a purchase price allocation applying the guidance of Statements of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”) by allocating the reporting unit’s fair value to the fair value of all tangible and identifiable intangible assets with residual fair value representing the implied fair value of goodwill of that reporting unit. The carrying value of goodwill for the reporting unit is written down to this implied value.
      At the September 2004 meeting of the Emerging Issues Task Force (“EITF”), SEC Observer clarified the SEC Staff’s position on the use of the residual method for valuation of acquired assets other than goodwill which is referred to as topic D-108. The SEC Staff believes that the residual method does not comply with the requirements of SFAS No. 141 when used to value certain intangible assets that arise from legal or contractual rights. Accordingly, the SEC Staff believes that the residual method should no longer be used to value intangible assets other than goodwill. Registrants should apply the income approach to such assets acquired in business combinations completed after September 29, 2004, and registrants who have applied the residual method to the valuation of intangible assets for the purpose of impairment testing shall perform an impairment test using an income approach on all intangible assets that were previously valued using the residual method no later than the beginning of their first fiscal year beginning after December 15, 2004. Impairment of intangible assets recognized upon application of an income approach, including the associated deferred tax effects, should be recorded as a cumulative effect of a change in accounting principle. Early adoption of an income approach is encouraged. FCC licenses acquired by us prior to January 1, 2002 were valued using the residual value methodology. During the first quarter of 2005, we adopted the income approach and performed a valuation assessment of our FCC licenses using the income approach. Adoption of this provision did not materially effect our financial statements.

TRIPLE CROWN MEDIA, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Gray Television, Inc. Net Investment
      Gray Television, Inc. net investment represents the cumulative investments in, distributions from, and income and losses generated by our operations. We will begin to report retained earnings in separate capital accounts as of the date of the Spin-off.

Recent Accounting Pronouncements
      Accounting Changes and Corrections of Errors — In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard No. 154, (“SFAS No. 154”), “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 replaces APB Opinion No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. SFAS No. 154 is effective for us in the first quarter of 2006.
      Share-Based Payment — In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123R), that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123(R) eliminates the ability to account for share-based compensation transactions using the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and generally would require instead that such transactions be accounted for using a fair-value-based method. SFAS 123(R) will be effective for us beginning in the first quarter of 2006. Although we will continue to evaluate the application of SFAS 123(R), because all options to purchase Gray common stock granted to our employees through the date of the Spin-off will be 100% vested and will continue to be options to purchase Gray common stock, we will not recognize expense in future periods related to any Gray options.
      American Jobs Creation Act of 2004 — On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (the “Act”). The Act provides a deduction for income from qualified domestic production activities, which will be phased in from 2005 through 2010. We are currently evaluating which of our operations may qualify as “qualified domestic production activities” under the Act and thus the financial effect that the Act may or may not have upon us.

B.	Corporate and Administrative Expense
      Our costs and expenses include allocations from Gray for centralized legal, accounting, treasury, real estate, information technology, engineering, and other Gray corporate services and infrastructure costs. These allocations have been determined on the basis that we and Gray consider to be reasonable reflections of the utilization of services provided to, or the benefits received by, us as wholly-owned subsidiaries of Gray. The basis for allocation included specifically identifying those elements that were not applicable to our operations and the remaining costs were allocated on the basis of revenue. Allocated costs totaled $1.3 million, $1.4 million and $1.4 million in each of the years ended December 31, 2002, 2003, and 2004, respectively, and $700,000 (unaudited) and $727,000 (unaudited) for the six month periods ended June 30, 2004 and 2005, respectively.

TRIPLE CROWN MEDIA, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

C.	Benefit Plans

Long Term Incentive Plan
      Certain of our employees have been granted nonqualified stock options by Gray as defined in Gray’s 2002 Long Term Incentive Plan, to purchase Gray common stock. In connection with the Spin-off, each outstanding option granted prior to the Spin-off will become fully vested to the holder on the separation date and such option will continue to be exercisable between the employee and Gray through its stated termination date. As of July 31, 2005, 21 employees of TCM held an aggregate of 45,213 non-qualified stock option awards of Gray common stock with exercise prices ranging from $10.75 to $14.06 and expiration dates ranging between January 2007 and November 2007. As of July 31, 2005 all of these option awards were fully vested.
      The following information is provided with respect to Gray’s consolidated results of operations for the periods indicated.

Gray Long Term Incentive Plan
      On September 16, 2002, the shareholders of Gray approved the 2002 Long Term Incentive Plan (the “2002 Incentive Plan”), which replaced the prior long-term incentive plan, the 1992 Long Term Incentive Plan. Originally, the 2002 Incentive Plan had 2.8 million shares of Gray’s common stock reserved for grants to key personnel for (i) incentive stock options, (ii) non-qualified stock options, (iii) stock appreciation rights, (iv) restricted stock awards and (v) performance awards, as defined by the 2002 Incentive Plan. On May 26, 2004, the shareholders of Gray approved an amendment to the 2002 Incentive Plan, which increased the number of shares reserved for issuance thereunder by two million shares to a total of 4.8 million shares. At December 31, 2004, 3.5 million shares were available for issuance under the 2002 Incentive Plan. Shares of common stock underlying outstanding options or performance awards are counted against the 2002 Incentive Plan’s maximum shares while such options or awards are outstanding. Under the 2002 Incentive Plan, the options granted typically vest after a two-year period and expire three years after full vesting. However, options will vest immediately upon a “change in control” of Gray as such term is defined in the 2002 Incentive Plan. All options have been granted at prices that approximate fair market value on the date of the grant.
      A summary of the Gray stock option activity for Gray Class A Common Stock, and related information for the years ended December 31, 2002, 2003 and 2004 is as follows (in thousands, except weighted average data):

	Year Ended December 31,

	2002		2003		2004

		Weighted		Weighted		Weighted
		Average		Average		Average
	Options	Exercise Price	Options	Exercise Price	Options	Exercise Price

Stock options outstanding — beginning of year	19	$17.81	19	$17.81	19	$17.81
Options granted	-0-		-0-		-0-
Options exercised	-0-		-0-		-0-
Options forfeited	-0-		-0-		-0-
Options expired	-0-		-0-		-0-
Stock options outstanding — end of year	19	$17.81	19	$17.81	19	$17.81

Exercisable at end of year	19	$17.81	19	$17.81	19	$17.81

TRIPLE CROWN MEDIA, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      The exercise price for Gray Class A Common Stock options outstanding as of December 31, 2004 is $17.81. The weighted-average remaining contractual life of the Gray Class A Common Stock options outstanding is 3.9 years.
      A summary of the Gray’s stock option activity for Gray Common Stock, and related information for the years ended December 31, 2002, 2003 and 2004 is as follows (in thousands, except weighted average data):

	Year Ended December 31,

	2002		2003		2004

		Weighted		Weighted		Weighted
		Average		Average		Average
	Options	Exercise Price	Options	Exercise Price	Options	Exercise Price

Stock options outstanding — beginning of year	1,634	$11.81	2,632	$10.47	2,245	$10.49
Options granted	1,520	10.02	177	11.44	151	14.07
Options exercised	(78)	10.16	(279)	9.82	(525)	10.56
Options forfeited	(96)	11.96	(159)	9.53	(61)	9.18
Options expired	(348)	14.44	(126)	14.09	(57)	12.75

Stock options outstanding — end of year	2,632	$10.47	2,245	$10.49	1,753	$10.75

Exercisable at end of year	1,078	$11.10	770	$10.80	1,435	$10.31
Weighted-average fair value of options granted during the year		$3.35		$3.15		$3.44
      Information concerning Gray Common Stock options outstanding has been segregated into three groups with similar option prices and is disclosed as follows:

As of December 31, 2004

						Weighted
			Weighted			Average
Exercise Price			Average	Average	Number of	Exercise Price
per Share		Number of	Exercise	Remaining	Options	per Share of
		Options	Price per	Contractual	Outstanding That	Options That are
High	Low	Outstanding	Share	Life	are Exercisable	Exercisable

		(In thousands)		(In years)	(In thousands)
$8.89	$10.12	783	$9.57	1.6	730	$9.58
$10.75	$11.23	690	$11.02	2.2	690	$11.02
$12.50	$14.19	280	$13.37	3.3	15	$12.92

		1,753			1,435

Pension Plan
      Our eligible employees participate in a defined benefit pension plan sponsored by Gray. The pension plan covers substantially all full-time employees with one or more years of service. We recorded pension expense of $411,000, $473,000 and $347,000 for the years ended December 31, 2002, 2003 and 2004 and $147,000 (unaudited) and $306,000 (unaudited) for the six month periods ended June 30, 2004 and 2005, respectively. In connection with the Spin-off the participants in the pension plan will terminate from the Gray pension plan and their respective earned benefit through the date of the Spin-off will be 100% vested and will remain a liability of Gray, not TCM, under the terms of Gray’s pension plan under its terms and conditions.

TRIPLE CROWN MEDIA, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      Information regarding the pension plan is not available on a separate company basis. The following information is provided with respect to Gray’s consolidated results of operations as of or for the periods indicated.

Gray Pension Plan:
      Gray has a defined benefit pension plan covering substantially all full-time employees. Retirement benefits are based on years of service and the employees’ highest average compensation for five consecutive years during the last ten years of employment. Gray’s funding policy is consistent with the funding requirements of existing federal laws and regulations under the Employee Retirement Income Security Act of 1974.
      The following summarizes the Gray plan’s funded status and amounts recognized in Gray’s consolidated balance sheets at December 31, 2003 and 2004, respectively (in thousands):

	December 31,

	2003	2004

Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$13,153	$14,423
Service cost	1,257	2,184
Interest cost	845	1,035
Actuarial (gains) losses	(405)	4,661
Benefits paid	(427)	(487)

Projected benefit obligation at end of year	$14,423	$21,816

Change in plan assets:
Fair value of plan assets at beginning of year	$9,466	$11,331
Actual return on plan assets	969	559
Company contributions	1,323	1,592
Benefits paid	(427)	(487)

Fair value of plan assets at end of year	$11,331	$12,995

Funded status:
Under-funded status of the plan	$(3,092)	$(8,821)
Unrecognized net actuarial loss	887	5,740
Unrecognized net transition amount	-0-	-0-
Unrecognized prior service cost	-0-	-0-

Net liability	(2,205)	(3,081)
Unfunded accumulated benefit obligation at end of year	$(1,163)	(5,311)

Additional minimum liability	NA	$(2,230)

      The accumulated benefit obligation for the defined benefit pension was $12.5 million and $18.3 million at December 31, 2003 and 2004, respectively. The increases in the accumulated benefit obligation and the actuarial (gains) loss are due primarily to the change in the discount rate used to project benefit obligations and an increase in the number of employees covered by the plan. The long-term rate of return on assets assumption was chosen from a best estimate range based upon the anticipated long-term returns for asset categories in which the plan is invested. The long term rate of return may be

TRIPLE CROWN MEDIA, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
viewed as the sum of 3% inflation, 1% risk-free rate of return, and 3% risk premium. The estimated rate of increase in compensation levels is based on historical compensation increases for Gray employees.

	Year Ended
	December 31,

	2003	2004

Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	6.75%	6.75%
Expected long-term rate of return on plan assets	7.00%	7.00%
Estimated rate of increase in compensation levels	5.00%	5.00%

	As of
	December 31,

	2003	2004

Weighted-average assumptions used to determine benefit obligations:
Discount rate	6.75%	5.75%
Estimated rate of increase in compensation levels	5.00%	5.00%
      Pension expense is computed using the projected unit credit actuarial cost method. The net periodic pension cost includes the following components (in thousands):

				Six Months Ended
	Year Ended December 31,			June 30,

	2002	2003	2004	2004	2005

				(Unaudited)
Components of net periodic pension cost:
Service cost	$1,267	$1,257	$2,184	$1,092	$1,457
Interest cost	763	845	1,035	517	650
Expected return on plan assets	(624)	(672)	(806)	(403)	(472)
Recognized net actuarial (gain) loss	(27)	-0-	55	28	239

Net periodic pension cost	$1,379	$1,430	$2,468	$1,234	$1,874

      Estimated future benefit payments are as follows (in thousands):

Amount

Estimated future benefit payments for subsequent ten years:
2005	$527
2006	542
2007	570
2008	611
2009	671
2010-2014	$4,397

TRIPLE CROWN MEDIA, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      The Gray Pension Plan’s weighted-average asset allocations by asset category are as follows:

	As of
	December 31,

	2003	2004

Asset Category:
Insurance general account	43%	43%
Equity accounts	24%	21%
Fixed income account	19%	21%
Cash equivalents	14%	15%

Total	100%	100%

      The investment objective is to achieve a consistent total rate of return (income, appreciation, and reinvested funds) that will equal or exceed the actuarial assumption with aversion to significant volatility.
      The following is the target asset allocation:

Target Range

Investment type:
Equity funds	20% to 70%
Fixed income funds	35% to 70%
Cash equivalents	1% to 30%
      The equity strategy is a diversified portfolio of attractively priced, financially sound companies. The fixed income strategy is a portfolio of obligations generally rated A or better with no maturity restrictions and an actively managed duration. The cash equivalents strategy uses securities of the highest credit quality. Gray expects to contribute $3.0 million to its pension plans during fiscal year 2005.

Capital Accumulation Plan (401(k) Profit Sharing Plan
      The Gray Capital Accumulation Plan (the “Capital Accumulation Plan”) provides additional retirement benefits for substantially all Gray employees including substantially all of our employees. The Capital Accumulation Plan was intended to meet the requirements of section 401(k) of the Internal Revenue Code of 1986. The Capital Accumulation Plan allowed an investment option in Gray Common Stock and Gray Class A Common Stock. It also allowed for Gray’s percentage match to be made by a contribution of Gray’s Common Stock. Gray employee contributions to the Capital Accumulation Plan, not to exceed 6% of the employees’ gross pay, were matched by Gray contributions. Gray’s percentage match amount was declared by Gray’s Board of Directors before the beginning of each plan year and is made by a contribution of Gray’s Common Stock. Gray’s percentage match was 50% for the three years ended December 31, 2004 and for the six months ended June 30, 2005. Gray’s contributions vested, based upon each employee’s number of years of service, over a period not to exceed five years.
      In addition to Gray’s matching contributions, Gray authorized a voluntary contribution for 2002, 2003, 2004 and 2005 for active participants in the Capital Accumulation Plan. This voluntary contribution was equal to 2% of each active participant’s earnings for 2004 and 2005, and 1% of each active participant’s earnings for 2003 and 2002.

TRIPLE CROWN MEDIA, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      The matching and voluntary contributions recorded as an expense by us were as follows (in thousands):

				Six Months
				Ended
	Year Ended December 31,			June 30,

	2002	2003	2004	2004	2005

				(Unaudited)
Contributions to the Capital Accumulation Plan:
Matching contributions	$200	$189	$186	$90	$100
Voluntary contributions	$87	$95	$184	$44	$46
      TCM intends to establish a 401(k) retirement savings plan upon the effectiveness of the Spin-off. TCM and Gray currently intend that the account balances, including outstanding loans, of all our employees that participate in Gray’s Capital Accumulation plan will be transferred to our new 401(k) plan and assets held in trust related to such account balances will be transferred to new trusts established by TCM.

D.	Income Taxes
      Income tax expense in our combined financial statements has been determined on a separate tax return basis. Federal and state income tax expense attributable to income before cumulative effect of accounting change is summarized as follows (in thousands):

	Year Ended December 31,

	2002	2003	2004

Current:
Federal	$2,535	$2,724	$2,686
State and local	476	511	504
Deferred	1,029	973	1,121

	$4,040	$4,208	$4,311

      Significant components of our deferred tax liabilities and assets are as follows (in thousands):

	December 31,

	2003	2004

Deferred tax liabilities:
Net book value of property and equipment	$1,118	$1,147
FCC licenses, goodwill and other intangibles	-0-	588

Total deferred tax liabilities	1,118	1,735

Deferred tax assets:
Allowance for doubtful accounts	56	82
FCC licenses, goodwill and other intangibles	474	-0-
Liability under health and welfare plan	56	-0-

Total deferred tax assets	586	82

Deferred tax liabilities, net	$532	$1,653

TRIPLE CROWN MEDIA, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      A reconciliation of income tax expense at the statutory federal income tax rate and income taxes as reflected in the consolidated financial statements is as follows (in thousands):

	Year Ended December 31,

	2002	2003	2004

Statutory federal rate applied to income before income taxes and cumulative effect of accounting change	$3,618	$3,787	$3,933
State and local taxes, net of federal tax benefit	314	337	333
Other items, net	108	84	45

	$4,040	$4,208	$4,311

E.	Commitments and Contingencies
      We have various operating lease commitments for equipment, land and office space. Future minimum payments under operating leases with initial or remaining non-cancelable lease terms in excess of one year are as follows (in thousands):

Year	Total

2005	$902
2006	744
2007	505
2008	357
2009	290
Thereafter	1,077

$3,875

      Rent expense resulting from operating leases for the years ended December 31, 2002, 2003 and 2004 were $0.9 million, $1.0 million and $1.1 million, respectively.
      We are subject to legal proceedings and claims that arise in the normal course of its business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect our financial position.
      On August 2, 2005, TCM and Gray entered into a series of agreements to facilitate our separation from Gray. These agreements include a separation and distribution agreement, lease agreement, tax sharing agreement and guaranty agreement. As part of these agreements, upon the effectiveness of TCM’s separation from Gray, TCM will be obligated to distribute to Gray $40 million and amounts for certain transaction costs incurred. These amounts have not been recorded as liabilities in our financial statements. Further, TCM will indemnify Gray in certain circumstances for potential tax liabilities imposed upon Gray due to any TCM action or inaction that causes the Spin-off to not qualify as a tax free transaction to Gray and/or to Gray’s shareholders.

TRIPLE CROWN MEDIA, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

F.	Goodwill and Intangible Assets
      A summary of changes in our goodwill and other intangible assets for the years ended December 31, 2003 and 2004, by business segment is as follows (in thousands):

	Net Balance at	Acquisitions			Net Balance at
	December 31,	and			December 31,
	2002	Adjustments	Impairments	Amortization	2003

Goodwill:
Publishing	$16,779	$-0-	$-0-	$-0-	$16,779
Wireless	-0-	-0-	-0-	-0-	-0-

	$16,779	$-0-	$-0-	$-0-	$16,779

FCC licenses:
Wireless	$4,829	$-0-	$-0-	$-0-	$4,829

	$4,829	$-0-	$-0-	$-0-	$4,829

Definite lived intangible assets:
Publishing	$475	$-0-	$-0-	$(425)	$50
Wireless	5	-0-	-0-	-0-	5

	$480	$-0-	$-0-	$(425)	$55

Total intangible assets net of accumulated amortization.	$22,088	$-0-	$-0-	$(425)	$21,663

	Net Balance at	Acquisitions			Net Balance at
	December 31,	and			December 31,
	2003	Adjustments	Impairments	Amortization	2004

Goodwill:
Publishing	$16,779	$-0-	$-0-	$-0-	$16,779
Wireless	-0-	-0-	-0-	-0-	-0-

	$16,779	$-0-	$-0-	$-0-	$16,779

FCC licenses:
Wireless	$4,829	$-0-	$-0-	$-0-	$4,829

	$4,829	$-0-	$-0-	$-0-	$4,829

Definite lived intangible assets:
Publishing	$50	$-0-	$-0-	$(50)	$-0-
Wireless	5	-0-	-0-	(5)	-0-

	$55	$-0-	$-0-	$(55)	$-0-

Total intangible assets net of accumulated amortization	$21,663	$-0-	$-0-	$(55)	$21,608

TRIPLE CROWN MEDIA, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      As of December 31, 2003 and 2004, our intangible assets and related accumulated amortization consisted of the following (in thousands):

	As of December 31, 2003			As of December 31, 2004

		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net

Intangible assets not subject to amortization:
FCC licenses	$7,326	$(2,497)	$4,829	$7,326	$(2,497)	$4,829
Goodwill	18,778	(1,999)	16,779	18,778	(1,999)	16,779

	$26,104	$(4,496)	$21,608	$26,104	$(4,496)	$21,608

Other definite lived intangible assets subject to amortization	$3,110	$(3,055)	$55	$3,105	$(3,105)	$-0-

Total intangibles	$29,214	$(7,551)	$21,663	$29,209	$(7,601)	$21,608

      We recorded amortization expense for the years ended December 31, 2002, 2003 and 2004 of approximately $429,000, $425,000 and $55,000 respectively.
      See Valuation and Impairment Testing of Intangible Assets in Note A. “Description of the Business and Summary of Significant Accounting Policies” for clarification of the SEC Staff’s position concerning the use of the residual method to value FCC licenses.

TRIPLE CROWN MEDIA, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
G.     Information on Business Segments
      We operate in two business segments: publishing and wireless. The publishing segment operates five daily newspapers in five different markets located in Georgia and Indiana. The wireless operations are located in Florida, Georgia, and Alabama. We derive our revenues primarily from our newspaper publishing and wireless operations. Our newspaper publishing operations derive their revenue from three sources: retail advertising, circulation and classified advertising. Wireless revenue is derived primarily from the sale of pagers, cellular telephones and related services. There are no inter-segment revenues. Corporate and administrative expenses are allocated to the segment based on net segment revenues. The following tables present certain financial information concerning our operating segments (in thousands):

				Six Months Ended
	Year Ended December 31,			June 30,

	2002	2003	2004	2004	2005

				(Unaudited)
Operating revenues:
Publishing	$41,614	$42,419	$44,754	$21,529	$22,803
Wireless	9,189	8,883	8,129	4,112	4,130

Total operating revenues	$50,803	$51,302	$52,883	$25,641	$26,933

Operating income:
Publishing	$9,391	$10,173	$10,988	$5,222	$4,945
Wireless	1,174	941	544	466	768

Total operating income	10,565	11,114	11,532	5,688	5,713
Miscellaneous income, net	114	53	37	30	-0-
Interest expense	(40)	(30)	(3)	(2)	-0-

Income before income taxes and cumulative effect of accounting change	$10,639	$11,137	$11,566	$5,716	$5,713

Depreciation and amortization expense:
Publishing	$1,585	$1,500	$992
Wireless	1,054	858	577

Total depreciation and amortization expense	$2,639	$2,358	$1,569

Loss on disposal of assets, net:
Publishing	$20	$161	$43
Wireless	68	225	360

Total loss on disposal of assets, net	$88	$386	$403

Capital expenditures:
Publishing	$491	$1,343	$2,987
Wireless	822	466	394

Total capital expenditures	$1,313	$1,809	$3,381

Identifiable assets:
Publishing	$28,906	$29,513	$31,969
Wireless	8,790	8,305	7,271

Total identifiable assets	$37,696	$37,818	$39,240

TRIPLE CROWN MEDIA, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

H.	Subsequent Event — Sale of Certain FCC Licenses
      On April 26, 2004 Nextel South Corp. agreed to purchase certain FCC Land Mobile Radio licenses and related specialized mobile radio system equipment from us for $1.6 million. The transaction was consummated on July 29, 2005.

I.	Merger of Bull Run Corporation into TCM
      On August 3, 2005, Gray announced that TCM, BR Acquisition Corp., which is a wholly-owned subsidiary of TCM, and Bull Run Corporation (“Bull Run”), a Georgia corporation, have entered into an agreement and plan of merger, pursuant to which Bull Run will be merged with and into BR Acquisition Corp. immediately following the Spin-off. In the merger, each Bull Run shareholder will receive 0.0289 shares of TCM common stock for each share of Bull Run common stock owned. In the merger, Bull Run preferred stock held by non-affiliated holders will be redeemed for redemption value as of the date of the transaction. Holders of preferred stock and other loans to Bull Run who are affiliates of Bull Run, including J. Mack Robinson, Gray’s current Chairman and Chief Executive Officer and Chairman of the Board of Bull Run, will receive shares of TCM common stock in exchange for shares of Bull Run series F preferred stock and accrued and unpaid dividends thereon; shares of TCM series A redeemable convertible preferred stock in exchange for shares of Bull Run series D and series E preferred stocks and accrued and unpaid dividends thereon; and shares of TCM series B redeemable convertible preferred stock in exchange for cash previously advanced to Bull Run. The agreement is subject to certain closing conditions, including an affirmative vote of Bull Run’s shareholders. TCM has received a long-term financing commitment from bank lenders that will accommodate the payment of the distribution to Gray and the refinancing of all of the surviving corporation’s bank and subordinated indebtedness.

J.	Certain Relationships
      J. Mack Robinson, Chairman, Chief Executive Officer and a director of Gray, is Chairman of the Board of Bull Run Corporation, and a former principal stockholder of Gray. Robert S. Prather, Jr., President, Chief Operating Officer and a director of Gray, is President, Chief Executive Officer and a director of Bull Run. Hilton H. Howell, Jr., Vice Chairman and a director of Gray, is Vice President, Secretary and a director of Bull Run. Messrs. Robinson, Howell and Prather are stockholders of Bull Run.
      Immediately following the spin-off and merger Mr. Robinson will be TCM’s Chairman of the Board of Directors, Mr. Prather will be a director and chairman of TCM and Mr. Howell will be a director of TCM.
      TCM obtains certain workers compensation insurance coverage under Gray’s insurance contract with Georgia Casualty & Surety Co., which is a wholly-owned subsidiary of Atlantic American Corporation, a publicly traded company in which J. Mack Robinson and certain of his affiliates have a substantial ownership interest. For the years ended December 31, 2002, 2003 and 2004 TCM’s workers’ compensation insurance expense attributable to Gray’s insurance contract with Georgia Casualty was approximately $165,425, $209,244 and $193,292, respectively, and for six months ended June 30, 2004 and 2005 the workers’ compensation expense was approximately $98,828 (unaudited) and $107,855 (unaudited), respectively.

ANNEX A
SEPARATION AND DISTRIBUTION AGREEMENT
      This Separation and Distribution Agreement (this “Agreement”) is entered into as of August 2, 2005, by and between Gray Television, Inc., a Georgia corporation (“Gray”), and Triple Crown Media, Inc., a Delaware corporation (“TCM”). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to such terms in Section 9.18.
RECITALS
      A. Gray owns all of the membership interests of Gray Publishing, LLC, a Delaware limited liability company (“Gray Publishing”).
      B. Gray through Gray Publishing operates six regional publications comprising five daily newspapers and an advertising shopper (the “Newspaper Publishing Business”).
      C. Gray Publishing owns all of the membership interests of Graylink, LLC, a Delaware limited liability company (“Graylink”).
      D. Graylink is a provider of wireless services, primarily paging services, in non-major metropolitan areas in Alabama, Florida, and Georgia and also owns and operates 14 retail locations in Alabama, Florida and Georgia (the “Graylink Wireless Business”).
      E. The Board of Directors of Gray has determined that it would be advisable and in the best interests of Gray and its shareholders for Gray to transfer to TCM all of the membership interests of Gray Publishing.
      F. Gray has agreed to convey, assign and transfer to TCM all of the membership interests of Gray Publishing (collectively, the “Separation”).
      G. The Board of Directors of Gray has determined that it would be advisable and in the best interests of Gray and its shareholders for Gray to distribute on a pro-rata basis to the holders of record of Gray Class A common stock, no par value (“Gray Class A Common Stock”), and Gray common stock, no par value (“Gray Common Stock” and with the Gray Class A Common Stock, the “Gray Stock”), without any consideration being paid by such holders, all of the outstanding shares of TCM common stock, par value $.001 per share (the “TCM Common Stock”) owned by Gray (the “Distribution”), and this Agreement has been approved by the Board of Directors of Gray.
      H. In reaching its decision to approve the Separation and Distribution, the Board of Directors of Gray considered a variety of factors including the following:

•	as a result of the Separation and Distribution, Gray and TCM will be better able to focus financial and operational resources on its own business and executing its own strategic plan;

•	as a result of the Separation and Distribution, Gray and TCM are expected to have greater strategic and financial flexibility to support future growth opportunities;

•	each business is in a different stage of development and therefore attracts different types of investors;

•	two separate public companies will enable financial markets to evaluate Gray and TCM more effectively, which is expected to maximize shareholder value over the long term for both Gray and TCM;

•	the Separation and Distribution will allow Gray and TCM to develop incentive programs for management and other professionals that are tailored to its own business and are tied to the market performance of its own common stock;

•	after the Separation and Distribution, Gray and TCM should have greater capital planning flexibility and the Newspaper Publishing Business and Graylink Wireless Business will no longer have to compete with Gray’s television broadcasting business to secure funding for investments; and

•	that TCM would possess sufficient scale and business fundamentals to operate as a stand-alone entity.
      I. This Agreement and the Separation and Distribution have been approved by the special committee of the Board of Directors of TCM.
      J. This Agreement and the Separation and Distribution have been approved by the Board of Directors of TCM, consistent with the approval and recommendation of the special committee of the Board of Directors of TCM.
      K. For U.S. federal income tax purposes, the Separation and Distribution are intended to qualify as a divisive reorganization described in Sections 355 and 368(a)(1)(D) of the Code.
      L. The Board of Directors has determined that conversion price relating to the Series C preferred stock of Gray should be adjusted upon the consummation of the Distribution.
      M. The parties desire to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern the relationship of Gray and TCM following the Distribution.
AGREEMENT
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the parties agree as follows:
SECTION 1
SEPARATION
      1.1.     Transfer of Membership Interests and Assets. Subject to the terms and conditions of this Agreement, on the Separation Date, Gray shall convey, assign and transfer to TCM, and TCM shall accept and receive, all right, title, and interest of Gray in and to the following:

(a) all of the membership interests of Gray Publishing;

(b) all of the contracts, agreements and arrangements listed on Schedule 1.1(b) (collectively, the “Assigned Contracts”); and

(c) all right, title and interest in or to the improved and unimproved land listed or described on Schedule 1.1(c), and all buildings, structures, erections, improvements, appurtenances, and fixtures situated on or forming part of such land, together with all privileges, easements and rights-of-way related thereto (the “Assigned Real Property”).
      1.2.     Retained Assets. Immediately prior to the Separation Date, Gray shall cause Gray Publishing to convey, assign, transfer, contribute, and set over, or cause to be conveyed, assigned, transferred, contributed, and set over to Gray the following assets (the “Retained Assets”), and Gray shall assume the Retained Assets:

(a) Cash. All cash and cash equivalents.

(b) Tax Refunds. Any right, title, or interest in any tax refund, credit, or benefit to which Gray or any of its Subsidiaries is entitled in accordance with the terms of this Agreement or of the Tax Sharing Agreement.

(c) Intercompany Assets. Any right, title, or interest in the intercompany assets set forth on Schedule 1.2(c).

(d) Contracts. Gray Publishing’s or any of its subsidiaries’ rights under any agreement, commitment or order as to which consent to assignment is required but has not been obtained, subject to the provisions of Section 6.1(b);
      1.3.     Assumed Liabilities.
      (a) Immediately prior to the Separation Date, Gray shall cause Gray Publishing, to convey, assign, transfer, contribute, and set over, or cause to be conveyed, assigned, transferred, contributed, and set over to Gray the following liabilities (the “Assumed Liabilities”), and Gray shall assume the Assumed Liabilities:

(i) Taxes. Any liability or obligation of Gray Publishing or Graylink, as applicable to pay taxes, as set forth in the Tax Sharing Agreement.

(ii) Intercompany Debt. Any liability or obligation of Gray Publishing or Graylink, as applicable, in respect of the intercompany debt set forth on Schedule 1.2(c).
      (b) Subject to the terms and conditions of this Agreement, TCM shall assume, on the Separation Date, and pay, comply with, and discharge all contractual and other liabilities of Gray arising out of or relating to the Assigned Contracts and Assigned Real Property (all of such liabilities being hereinafter referred to as the “TCM Assumed Liabilities”).
      1.4.     Termination of Existing Intercompany Agreements. Except as otherwise contemplated by this Agreement, all agreements between Gray or its Subsidiaries on one hand and Gray Publishing or its subsidiaries on the other hand relating primarily to the Newspaper Publishing Business and Graylink Wireless Business, whether or not in writing and whether or not binding, in effect immediately prior to the Distribution Date, shall be terminated and be of no further force and effect from and after the Distribution Date.
SECTION 2
SEPARATION CLOSING MATTERS
      2.1.     Separation Date. The effective time and date of the conveyance, assignment, and transfer of the membership interests of Gray Publishing in connection with the Separation shall be such date and time as shall be fixed by the Board of Directors of Gray (the “Separation Date”).
      2.2.     Closing of Transactions. The closing of the transactions contemplated by this Agreement shall take place at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036.
      2.3.     Documents to be Delivered by Gray. On the Separation Date, Gray will deliver, or will cause its appropriate Subsidiaries to deliver, to TCM all of the following items and agreements (collectively, together with all agreements and documents contemplated by such agreements, the “Ancillary Agreements”):

(a) Secretary’s Certificate. A certificate executed by the Secretary of Gray substantially in the form attached to this Agreement as Exhibit A;

(b) Assignment and Assumption Agreement. A duly executed Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”);

(c) Tax Sharing Agreement. A duly executed Tax Sharing Agreement substantially in the form attached hereto as Exhibit C (the “Tax Sharing Agreement”);

(d) Real Property Lease. A duly executed Real Property lease Agreement substantially in the form attached hereto as Exhibit D (the “Real Property Lease”);

(e) Contribution Agreement. A duly executed contribution Agreement substantially in the form attached to this Agreement as Exhibit E (the “Contribution Agreement”);

(f) Officer Resignations. Resignations of each person who is an officer of Gray Publishing, Graylink or any of their respective subsidiaries, immediately prior to the Separation Date, and who will not be an employee of TCM from and after the Separation Date; and

(g) Other Agreements. Such other agreements, documents, or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof, including, without limitation, those documents referred to in Section 6.1.
      2.4.     Documents to be Delivered by TCM. On the Separation Date, TCM will deliver, or will cause its appropriate Subsidiaries to deliver, to Gray all of the following items and agreements:

(a) Secretary’s Certificate. A certificate executed by the Secretary of TCM substantially in the form attached to this Agreement as Exhibit F;

(b) Assignment and Assumption Agreement. A duly executed Assignment and Assumption Agreement;

(c) Tax Sharing Agreement. A duly executed Tax Sharing Agreement;

(d) Real Property Lease. A duly executed Real Property Lease;

(e) Contribution Agreement. A duly executed Contribution Agreement; and

(f) Other Agreements. Such other agreements, documents, or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof, including, without limitation, those documents referred to in Section 6.1.
      2.5.     Approvals and Required Consents. To the extent that the Separation requires any Governmental Approvals or other consents, the parties will use their commercially reasonable efforts to obtain any such Governmental Approvals or consents.
SECTION 3
THE DISTRIBUTION
      3.1.     Share Distribution.
      (a) Delivery of Shares for Distribution. Prior to the Distribution Date, Gray shall deliver to TCM the certificate for 100 shares of TCM Common Stock held by Gray and representing all of the outstanding TCM Common Stock, and TCM shall cancel such certificate and issue and deliver to Gray in exchange therefor an omnibus stock certificate representing that number of shares of TCM Common Stock equal to the total number of shares distributable pursuant to Section 3.1(b). Gray shall then deliver such omnibus certificate to the Distribution Agent.
      (b) Distribution of Shares. Gray shall instruct the Distribution Agent to distribute, beginning on the Distribution Date, to holders of Gray Stock on the Record Date, the number of shares of TCM Common Stock equal to the number of shares of Gray Stock owned by such holder on the Distribution Date, multiplied by 0.10, and as soon thereafter as reasonably practicable, cash, if applicable, in lieu of fractional shares of TCM Common Stock obtained in the manner provided in Section 3.1(c) hereof. TCM agrees to provide to the Distribution Agent sufficient certificates in such denominations as the Distribution Agent may request in order to effect the Distribution. All of the shares of TCM Common Stock issued in the Distribution shall be fully paid, nonassessable, and free of preemptive rights. Gray shareholders shall not be required to pay cash or other consideration for the TCM Common Stock received in the Distribution.
      (c) Fractional Shares. No certificate or scrip representing fractional shares of TCM Common Stock shall be issued as part of the Distribution. In lieu of receiving fractional shares, each holder of Gray Stock who would otherwise be entitled to receive a fractional share of TCM Common Stock pursuant to the Distribution will receive cash for such fractional share. Gray shall instruct the Distribution Agent to determine the number of whole shares and fractional shares of TCM Common Stock allocable to each holder of record or beneficial owner of Gray Stock on the Distribution Date, to aggregate all such fractional shares into whole shares, to sell the whole shares obtained thereby in the open market at then prevailing prices on behalf of holders of record or beneficial owners who otherwise would be entitled to receive fractional shares of TCM Common Stock, and to distribute to each such holder or for the benefit of each such beneficial owner such holder’s or owner’s ratable share of the total proceeds (net of total selling expenses) of such sale; provided, however, that the Distribution Agent shall have sole discretion to determine when, how, through which broker-dealer, and at what price to make its sales; provided, further, that the broker-dealer shall not be an affiliate of Gray or TCM.
      (d) Obligation to Provide Information. Gray and TCM, as the case may be, will provide to the Distribution Agent all share certificates and any information required in order to complete the Distribution on the basis specified in Section 3.1.
      3.2.     Actions Prior to the Distribution. On or before the Distribution Date, Gray and TCM shall use their commercially reasonable efforts to do and accomplish the following:

(a) SEC Filings. Gray and TCM shall prepare, and Gray shall mail, prior to the Distribution Date, to the holders of Gray Common Stock, a proxy statement/ prospectus/ information statement containing such information concerning TCM, the Newspaper Publishing Business and Graylink Wireless Business and the Separation and the Distribution and such other matters as Gray and TCM shall reasonably determine are necessary and as may be required by law. Gray and TCM shall prepare, and TCM shall file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 to register the shares of TCM Common Stock to be issued in the Distribution under the Securities Act. Gray and TCM shall use all commercially reasonable efforts to respond to any comments of the SEC and to cause such registration statement to be declared effective under the Securities Act as promptly as practicable after such registration statement is filed with the SEC. TCM shall prepare and file with the SEC a registration statement on Form 8-A to register the shares of TCM Common Stock under the Exchange Act.

(b) Blue Sky. Gray and TCM shall take and shall cause any of their Subsidiaries to take all such actions as may be necessary or appropriate under the securities or blue sky laws of any applicable states in connection with the Distribution.

(c) Nasdaq National Market. TCM shall prepare and file, and shall use its commercially reasonable efforts to have approved, an application for listing of the TCM Common Stock to be issued in the Distribution on the Nasdaq National Market, subject to official notice of issuance.

(d) Advisors. Gray and TCM shall participate in the preparation of materials and presentations as their respective advisors shall deem necessary or desirable.

(e) Satisfaction of Conditions. Gray and TCM shall take and shall cause all of their respective Subsidiaries to take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.3 to be satisfied and to effect the Distribution on the Distribution Date.

(f) Termination of Letter Agreement. Gray and TCM shall use their commercially reasonable efforts to cause the Letter Agreement, dated July 20, 2004, by and between Gray Television, Inc. and Thomas Stultz to be terminated.
      3.3.     Conditions to Distribution. The following are conditions to the consummation of the Distribution. The conditions are for the sole benefit of Gray and can be waived by Gray, but shall not give rise to or create any duty on the part of Gray or the Board of Directors of Gray to waive or not waive any such condition or in any way limit Gray’s right to terminate this Agreement.
      (a) Filing and Effectiveness of Registration Statement; No Stop Order. A registration statement on Form S-4 and Form 8-A covering the TCM Common Stock to be issued in the Distribution shall have been filed with the SEC and shall be effective, and no stop order suspending the effectiveness of such registration statements shall have been initiated or, to the knowledge of either TCM or Gray, threatened by the SEC.

      (b) Dissemination of Information to Gray Shareholders. Prior to the Distribution Date, the parties shall have prepared, and Gray shall have mailed to the holders of Gray Stock a proxy statement/ prospectus/ information statement containing such information concerning TCM, the Newspaper Publishing Business and Graylink Wireless Business and, the Separation and the Distribution, and such other matters as Gray and TCM shall reasonably determine are necessary and as may be required by law.
      (c) Nasdaq National Market. The shares of TCM Common Stock to be issued in the Distribution shall have been authorized for listing on the Nasdaq National Market, upon official notice of issuance.
      (d) Compliance with State and Foreign Securities and Blue Sky Laws. Gray and TCM shall have taken all such action as may be necessary or appropriate under state and foreign securities and blue sky laws in connection with the Distribution.
      (e) Consents.

(i) Governmental Approvals. Any material governmental approvals and consents required to permit the valid consummation of the Distribution shall have been obtained without any conditions being imposed that would have a Material Adverse Effect on Gray or TCM.

(ii) Consents. Gray shall have obtained the consent, approval, or waiver of each Person set forth on Schedule 3.3(e)(ii).
      (f) No Actions. No Actions shall have been instituted or threatened by or before any Governmental Authority to restrain, enjoin, or otherwise prevent the Distribution or the other transactions contemplated by this Agreement, and no order, injunction, judgment, ruling, or decree issued by any Governmental Authority of competent jurisdiction shall be in effect restraining the Distribution or such other transactions.
      (g) Tax Opinion regarding the Separation and Distribution. Gray and Bull Run shall have received an opinion of King & Spalding LLP, special tax counsel to Gray, to the effect that the Separation and Distribution will qualify as a divisive reorganization described in Sections 368(a)(1)(D) and 355 of the Code.
      (h) Consummation of Separation. The Separation transactions contemplated by this Agreement shall have been consummated in all material respects.
      (i) Approval by the Special Committee of the Board of Directors of Gray of the Merger Agreement and the Merger. The Merger Agreement and the Merger shall have been approved by the special committee of the Board of Directors of Gray in accordance with applicable law and the articles of incorporation and bylaws of Gray.
      (j) Approval by the Board of Directors of Gray of the Merger Agreement and the Merger. The Merger Agreement and the Merger shall have been approved by the Board of Directors of Gray, consistent with the approval and recommendation of the special committee of the Board of Directors of Gray, and in accordance with applicable law and the articles of incorporation and bylaws of Gray.
      (k) Approval by the Special Committee of the Board of Directors of TCM of the Merger Agreement and the Merger. The Merger Agreement and the Merger shall have been approved by the special committee of the Board of Directors of TCM in accordance with applicable law and the certificate of incorporation and bylaws of TCM.
      (l) Approval by the Board of Directors of TCM of the Merger Agreement and the Merger. The Merger Agreement and the Merger shall have been approved by the Board of Directors of TCM, consistent with the approval and recommendation of the special committee of the Board of Directors of TCM, and in accordance with applicable law and the certificate of incorporation and bylaws of TCM.
      (m) Approval by the Special Committee of the Board of Directors of Bull Run of the Merger Agreement and the Merger. The Merger Agreement and the Merger shall have been approved by the special committee of the Board of Directors of Bull Run in accordance with applicable law and the articles of incorporation and bylaws of Bull Run.
      (n) Approval by the Board of Directors of Bull Run of the Merger Agreement and the Merger. The Merger Agreement and the Merger shall have been approved by the Board of Directors of Bull Run, consistent with the approval and recommendation of the special committee of the Board of Directors of Bull Run, and in accordance with applicable law and the articles of incorporation and bylaws of Bull Run.
      (o) Approval by the Shareholders of Bull Run of the Merger Agreement and the Merger. The shareholders of Bull Run shall have approved the Merger Agreement and the Merger in accordance with applicable law and the articles of incorporation and bylaws of Bull Run.
      (p) Opinion of Financial Advisor to the Special Committee of the Board of Directors of TCM. Each of the Boards of Directors of Gray and TCM and the special committees of the Boards of Directors of Gray and TCM shall have received the opinion of Houlihan Lokey Howard & Zukin Capital, Inc., the financial advisor of the special committee of the Board of Directors of TCM, to the effect that as of the date of such opinion, based upon and subject to the assumptions and limitations set forth in such opinion, (A) the Distribution is fair, from a financial point of view, to the holders (other than J. Mack Robinson or any of his affiliates) of the Gray Class A Common Stock and the Gray Common Stock that receive TCM Common Stock in the Distribution, (B) the allocation of the consideration in the Distribution between the Gray Common Stock and the Gray Class A Common Stock is fair, from a financial point of view, to the holders (other than J. Mack Robinson or any of his affiliates) of each such class of common stock and (C) the consideration to be paid to the shareholders of Bull Run in the Merger is fair, from a financial point of view, to TCM.
      (q) Opinion of a Nationally Recognized Independent Valuation Firm. Each of the Boards of Directors of Gray and TCM and the special committee of the Boards of Directors of Gray and TCM shall have received the opinion of a nationally recognized independent valuation firm that, as of the date of such opinion, based upon and subject to the assumptions, factors and limitations set forth in such opinion, assuming the Transaction and Refinancing have been consummated as proposed, immediately after giving effect to the Transaction and the Refinancing, and on a pro forma basis: (A) the fair value and present saleable value of TCM’s assets would exceed TCM’s stated liabilities and identified contingent liabilities, (B) TCM should be able to pay its debts as they become absolute and mature and (C) the capital remaining in TCM would not be unreasonably small for the business in which TCM is engaged, as management has indicated it is proposed to be conducted following the consummation of the Transaction and the Refinancing.
      (r) Opinion of Financial Advisor to the Special Committee of the Board of Directors of Bull Run. The Board of Directors of Bull Run and the special committee of the Board of Directors of Bull Run shall have received the written opinion of SunTrust Robinson Humphrey that, as of the date of such opinion and based upon and subject to certain matters stated therein, the exchange ratio to be received by the common stockholders (other than J. Mack Robinson, the majority stockholder, and other affiliated stockholders) of Bull Run is fair, from a financial point of view, to such holders.
      (s) Tax Opinion rendered to TCM regarding the Merger. TCM shall have received an opinion of King & Spalding LLP, special tax counsel to TCM, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code.
      (t) Tax Opinion rendered to Bull Run regarding the Merger. Bull Run shall have received an opinion of Troutman Sanders LLP, special tax counsel to Bull Run, to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code.
      (u) Other Events. No other events or developments shall have occurred subsequent to the date of this Agreement that, in the judgment of the Board of Directors of Gray or the special committee of the Board of Directors of Gray, would result in the Distribution having a Material Adverse Effect on Gray or a material adverse effect on the shareholders of Gray.

      3.4.     Modification. Gray shall, in its sole and absolute discretion, determine the date of the consummation of the Distribution. In addition, at any time and from time to time until the completion of the Distribution, Gray with the consent of the special committee of the Board of Directors of TCM may modify or change the terms of the Distribution.
SECTION 4
EMPLOYEES AND EMPLOYEE BENEFIT MATTERS
      4.1.     Employees. Immediately prior to, and subject to the Separation, Gray shall transfer to TCM each employee of the Newspaper Publishing Business and Graylink Wireless Business (the “Transferred Employees”) so that no such employee who becomes employed by TCM experiences any termination or other interruption in employment and Gray shall cause all such Transferred Employees to resign from all positions as officers or employees of Gray and its Subsidiaries. Except as otherwise provided herein, TCM shall be liable for all obligations relating to all Transferred Employees for all periods, whether arising prior to, on or after the Separation Date. All employees of Gray and its Subsidiaries as of the Separation Date who are not Transferred Employees shall be retained by Gray and its Subsidiaries (the “Retained Employees”) and Gray shall be liable for all obligations relating to all Retained Employees for all periods, whether arising prior to, on or after the Separation Date. TCM and Gray (and their respective Subsidiaries) shall use commercially reasonable efforts to accomplish any transfers of employment required by this Section 4.1 in a timely manner.
      4.2.     Prior Service Credit. TCM shall give each Transferred Employee credit for years of service with Gray or its Subsidiaries as if they were years of service with TCM. TCM shall recognize such service for purposes of satisfying any waiting period, evidence of insurability requirements or the application of any preexisting condition limitation. TCM shall also give Transferred Employees credit for amounts paid under a corresponding Gray plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the benefit plan sponsored or maintained by TCM.
      4.3.     401(k) Plan. Immediately prior to, and subject to, the Separation, Gray shall cause a “spin off” of the assets and liabilities of the Gray Television, Inc. Capital Accumulation Plan (the “Gray 401(k) Plan”) resulting in the division of the Gray 401(k) Plan into two separate, identical, component plans and trusts, in accordance with applicable law (including, without limitation, Section 414(l) of the Code), covering, respectively, (i) the Transferred Employees (and their beneficiaries) (the “TCM 401(k) Plan”) and (ii) all other Gray 401(k) Plan participants (and their beneficiaries). Immediately prior to, and subject to, the Separation, Gray shall cause the TCM 401(k) Plan to be transferred to TCM but shall retain the Gray 401(k) Plan. Prior to the Separation, Gray shall draft the appropriate documents and use its commercially reasonable efforts to take all actions necessary, to the extent possible, to effectuate the intent of this Section 4.3.
      4.4.     Pension Plan. Gray shall retain all liabilities and obligations in respect of benefits accrued by Transferred Employees who participate in the Gray Communications Systems, Inc. Retirement Plan (the “Retirement Plan”). Benefit accruals in respect of Transferred Employees shall cease as of the Separation Date and the Transferred Employees participating therein shall be considered to have terminated employment for purposes of such plan. Gray shall fully vest the accrued benefits of the Transferred Employees under the Retirement Plan as of the Separation Date. No assets under the Retirement Plan shall be transferred to TCM or to any plan of TCM.
      4.5.     Welfare Plans
      (a) Except as otherwise provided herein, immediately prior to, and subject to, the Separation, Gray shall cause all of Gray’s employee welfare benefit plans, as defined in Section 3(1) of ERISA (the “Gray Welfare Plans”), to be divided into separate, identical component plans covering, respectively, (i) the Transferred Employees (and their beneficiaries) (the “TCM Welfare Plans”) and (ii) all other Gray Welfare Plan participants (and their beneficiaries), including without limitation, participants (and their beneficiaries) who experienced a “qualifying event” for purposes of the group health plan continuation coverage requirements of Section 4980 of the Code and Title I, Subtitle B of ERISA prior to the Separation Date regardless of when an election for continuation coverage is made by the participant. Immediately prior to and subject to, the Separation, Gray shall cause the TCM Welfare Plans to be transferred to TCM but shall retain the Gray Welfare Plans. Prior to the Separation, Gray shall draft the appropriate documents and use its reasonable best efforts to take all actions necessary, to the extent possible, to effectuate the intent of this Section 4.5(a).
      (b) On and after the Separation Date, TCM shall pay, or cause to be paid, all claims for health care benefits by the Transferred Employees (and their beneficiaries), made after the Separation Date for post-Separation periods, and shall pay, or cause to be paid, all claims for health care benefits by the Transferred Employees (and their beneficiaries), made after the Separation for all periods prior to the Separation Date.
      (c) TCM shall be responsible for any liabilities or obligations for severance obligations relating to employees of the Newspaper Publishing Business and Graylink Wireless Business whose employment terminates prior to, or on or after the Separation Date.
      (d) Any Transferred Employee on short-term disability as of the Closing Date that would have become eligible for long-term disability benefits under the Gray Welfare Plans but for the consummation of the transactions contemplated by this Agreement shall be covered by the Gray Welfare Plan that provides long-term disability benefits and TCM shall have no obligation to provide such coverage.
      4.6.     Section 125 Plan. Without limiting the generality of Section 4.5, immediately prior to, and subject to, the Separation, Gray shall cause a “spin off” of the assets and liabilities of the Gray Section 125 Plan (the “Gray Flex Plan”) (which contains premium, dependent care and medical health reimbursement component parts) resulting in the division of the Gray Flex Plan into two, separate, identical, component plans, in accordance with applicable law, covering, respectively, (i) the Transferred Employees (and their beneficiaries) (the “TCM Flex Plan”) and (ii) all other Gray Flex Plan participants (and their beneficiaries). Immediately prior to and subject to, the Separation, Gray shall cause the TCM Flex Plan to be transferred to TCM but shall retain the Gray Flex Plan. Prior to the Separation, Gray shall draft the appropriate documents and use its reasonable best efforts to take all actions necessary, to the extent possible, to effectuate the intent of this Section 4.6.
      4.7.     Accrued Vacation. Gray and TCM agree that all accrued vacation for Transferred Employees as of the Separation Date shall be TCM’s obligation.
      4.8.     Stock Option Plan. Immediately prior to, and subject to, the Distribution, Gray shall cause each outstanding nonqualified option to purchase shares of Gray Common Stock that was granted under the Gray 2002 Long Term Incentive Plan on or before the Distribution Date to a Transferred Employee to be become fully vested on the Distribution Date, and to continue to be exercisable until the original expiration date. Prior to the Separation, Gray shall prepare the appropriate documents and use its reasonable best efforts to take all actions necessary, to the extent possible, to effectuate the intent of this Section 4.8.
      4.9.     Workers’ Compensation. TCM shall assume the liability for any workers’ compensation or similar workers’ protection claims with respect to any employee of the Newspaper Publishing Business and Graylink Wireless Business, whether incurred prior to, on, or after the Distribution Date, which are the result of an injury or illness originating prior to or on the Distribution Date.
      4.10.     WARN Act. TCM and its Subsidiaries agree that they shall not, at any time during the 90-day period following the Distribution Date, (i) effectuate a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) affecting any site of employment or operating units within any site of employment of the Newspaper Publishing Business and Graylink Wireless Business, or (ii) take any action to precipitate a “mass layoff” as defined in the WARN Act affecting any site of employment of the Newspaper Publishing Business and Graylink Wireless Business, except, in either case, after complying fully with the notice and other requirements of the WARN Act. TCM agrees to indemnify Gray and its Subsidiaries and their respective officers and directors and to defend and hold harmless Gray and its Subsidiaries and their respective officers and directors from and against any and all claims, losses, damages, expenses, obligations and liabilities (including attorney’s fees and other costs of defense) that Gray and its Subsidiaries and their respective officers and directors may incur in connection with any suit or claim of violation brought against Gray under the WARN Act, which relates in whole or in part to actions taken by TCM or its Subsidiaries with regard to any site of employment of TCM or operating units within any site of employment of the Newspaper Publishing Business and Graylink Wireless Business.
      4.11.     Information to be Provided. Each party and its Subsidiaries shall provide any information that the other party may reasonably request, including, but not limited to, information relating to dates of termination of employment, in order to provide benefits to any eligible employee of TCM or any of its Subsidiaries under the terms and conditions of this Agreement or under the applicable Gray Plans.
      4.12.     No Right to Employment. Nothing contained in this Agreement will confer upon any Transferred Employees any rights or remedies, including, without limitation, any right to employment for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, any employee benefit plan or program for the Transferred Employees established by TCM may be amended or terminated by TCM in accordance with its terms and applicable law.
SECTION 5
INSURANCE MATTERS
      5.1.     Insurance Prior to the Distribution Date. Gray shall not have any liability whatsoever to TCM as a result of the insurance policies and practices of Gray in effect at any time at or prior to the Distribution Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, and the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.
      5.2.     Ownership of Existing Policies and Programs. Gray or one or more of its Subsidiaries shall continue to own all property, casualty and liability insurance policies and programs, including, without limitation, primary and excess general liability, errors and omissions, automobile, workers’ compensation, property, fire, crime and surety insurance policies, in effect on or before the Distribution Date (collectively, the “Gray Policies” and individually, a “Gray Policy”). Gray shall use commercially reasonable efforts to maintain the Gray Policies in full force and effect up to and including the Distribution Date, and, subject to the provisions of this Agreement, Gray and its Subsidiaries shall retain all of their respective rights, benefits and privileges, if any, under the Gray Policies. Nothing contained in this Agreement shall be construed to be an attempted assignment, or to change the ownership, of the Gray Policies.
      5.3.     Naming of TCM as Additional Insured. To the extent not already provided for by the terms of a Gray Policy, Gray shall use commercially reasonable efforts to cause TCM to be named as an additional insured under the Gray Policies whose effective policy periods include the Distribution Date, in respect of claims arising out of or relating to periods prior to the Distribution Date.
      5.4.     TCM Insurance Policies. Commencing on and as of the Distribution Date, TCM shall be responsible for establishing and maintaining separate property, casualty and liability insurance policies and programs for activities and claims involving TCM or any of its Subsidiaries. TCM will exercise commercially reasonable efforts to secure liability insurance to avoid potential gaps in coverage. TCM and each of its Subsidiaries, as appropriate, shall be responsible for all administrative and financial matters relating to insurance policies established and maintained by TCM and its Subsidiaries for claims relating to any period on or after the Distribution Date involving TCM or any of its Subsidiaries. Notwithstanding any other agreement or understanding to the contrary, except as set forth in Section 5.6 with respect to claims administration and financial administration of the Gray Policies, neither Gray nor any of its

Subsidiaries shall have any responsibility for or obligation to TCM or any of its Subsidiaries relating to property and casualty insurance matters for any period, whether prior to, on, or after the Distribution Date.
      5.5.     TCM Directors’ and Officers’ Insurance. Gray shall cause to be maintained for a period of six years from the Distribution Date, Gray’s current directors’ and officers’ insurance and indemnification policies and fiduciary liability policies (“D&O Insurance”), provided that, Gray may substitute therefor, at is election, policies or financial guarantees with the same carriers or other reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous that the existing D&O Insurance, to the extent that such insurance policies provide coverage for events occurring at or prior to the Distribution Date for all persons who are directors and officers of TCM on the date of this Agreement (or were such prior to the date of this Agreement), so long as the annual premium after the date of this Agreement for such D&O Insurance during such six-year period would not exceed 300% of the annual premium as of the date of this Agreement. If, during such six-year period, such insurance coverage can only be obtained for an amount in excess of 300% of the annual premium therefor as of the date of this Agreement, Gray shall use commercially reasonable efforts to cause insurance coverage at a reduced face amount to be obtained for an amount equal to 300% of the current annual premium therefore, on terms and conditions substantially similar to the existing D&O Insurance. Set forth in Schedule 5.5 is the amount of the annual premium currently paid by Gray for its D&O Insurance. In the event Gray or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Gray assume the obligations set forth in this Section 5.5. The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each officer and director of TCM on the date of this Agreement (or prior to the date of this Agreement) and his or her heirs and representatives.
      5.6.     Post-Distribution Insurance Claims Administration. Upon notification by TCM or one of its Subsidiaries of a claim relating to TCM or one of its Subsidiaries under one or more of the Gray Policies, Gray shall cooperate with TCM in asserting and pursuing coverage and payment for such claim by the appropriate insurance carrier(s). In asserting and pursuing such coverage and payment, Gray and TCM shall jointly make all decisions, determinations, commitments and stipulations concerning any such claims on its own behalf and on behalf of TCM and its Subsidiaries, which decisions, determinations, commitments and stipulations shall be final and conclusive if reasonably made to maximize the overall economic benefit of the Gray Policies. TCM and its Subsidiaries shall assume responsibility for, and shall pay to the appropriate insurance carriers or otherwise, any premiums, defense costs, indemnity payments, deductibles, retentions or other charges (collectively, “Insurance Charges”) whenever arising, which shall become due and payable under the terms and conditions of any applicable Gray Policy in respect of any claims made by TCM or one of its Subsidiaries under the Gray Policies, whether the same relate to the period prior to, on, or after the Distribution Date. To the extent that the terms of any applicable Gray Policy provide that Gray or any of its Subsidiaries shall have an obligation to pay or guarantee the payment of any Insurance Charges relating to TCM or any of its Subsidiaries, Gray shall be entitled to demand that TCM make such payment directly to the Person or entity entitled thereto. In connection with any such demand, Gray shall submit to TCM a copy of any invoice received by Gray pertaining to such Insurance Charges together with appropriate supporting documentation, to the extent available. In the event that TCM fails to pay any such Insurance Charges when due and payable, whether at the request of the Person entitled to payment or upon demand by Gray, Gray and its Subsidiaries may (but shall not be required to) pay such Insurance Charges for and on behalf of TCM and, thereafter, TCM shall forthwith reimburse Gray for such payment. Subject to the other provisions of this Section 5, the retention by Gray of the Gray Policies and the responsibility for claims administration and financial administration of such policies are in no way intended to limit, inhibit or preclude any right of TCM, Gray or any other insured to insurance coverage for any insured claims under the Gray Policies.
      5.7.     Non-Waiver of Rights to Coverage. An insurance carrier that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto, or, solely by virtue of the provisions of this Section 5, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurance carrier nor any third party shall be entitled to a benefit that they would not be entitled to receive had no Distribution occurred or in the absence of the provisions of this Section 5.
      5.8.     Scope of Affected Policies of Insurance. The provisions of this Section 5 relate solely to matters involving liability, casualty and workers’ compensation insurance and shall not be construed to affect any obligation of or impose any obligation on the parties with respect to any life, health and accident, dental or medical insurance policies applicable to any of the officers, directors, employees or other representatives of the parties or their Subsidiaries.
SECTION 6
CERTAIN COVENANTS
      6.1.     Further Instruments; Consents.
      (a) In addition to the specific agreements, documents, and instruments attached to this Agreement, Gray and TCM shall execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and documents as may be necessary or desirable in order to effect the purposes of this Agreement and the Ancillary Agreements. Neither Gray nor TCM shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys’ fees, and recording or similar fees. Furthermore, each party, at the request of the other party hereto, shall do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated by this Agreement.
      (b) Gray shall use reasonable efforts (but Gray shall not be required to make any payment), to obtain at the earliest practicable date all consents and approvals referred to in Section 3.3(e)(ii). If, with respect to any Assigned Contract or any agreement, lease or commitment of Gray Publishing and its Subsidiaries, a required consent to the transfer of the membership interests of Gray Publishing is not obtained (and, accordingly, pursuant to section 1.2(d), the agreement, lease or commitment is excluded from the contribution to TCM), Gray shall use reasonable efforts (but Gray shall not be required to make any payment), to keep it in effect and give TCM the benefit of it to the same extent as if it had been assigned, without any additional cost to TCM in excess of the amount for which it would have been responsible had such contract been assigned. Nothing in this Agreement shall be construed as an attempt to assign any agreement or other instrument that is by its terms nonassignable without the consent of the other party.
      6.2.     Exchange of Information.
      (a) General. Each of Gray and TCM, for itself and on behalf of its Subsidiaries, agrees to provide, or cause to be provided, to the other, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such party that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by any Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, (iii) to comply with its obligations under this Agreement or any Ancillary Agreement or (iv) in connection with the ongoing businesses of Gray or TCM, as the case may be; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.
      (b) Internal Accounting Controls; Financial Information. After the Separation Date, (i) each party shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable the other party to satisfy its reporting, accounting, audit and other obligations, and (ii) each party shall provide, or cause to be provided, to the other party and its Subsidiaries in such form as such requesting party shall request, at no charge to the requesting party, all financial and other data and Information as the requesting party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.
      (c) Ownership of Information. Any Information owned by a party that is provided to a requesting party pursuant to this Section 6.2 shall be deemed to remain the property of the providing party. Unless specifically set forth in this Agreement, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.
      (d) Record Retention. To facilitate the possible exchange of Information pursuant to this Section 6.2 and other provisions of this Agreement after the Distribution Date, the parties agree to use commercially reasonable efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with the policies of Gray as in effect on the Distribution Date or such other policies as may be reasonably adopted by the applicable party after the Distribution Date. No party will destroy, or permit any of its affiliates to destroy, any Information which the other party may have the right to obtain pursuant to this Agreement prior to the third anniversary of the date of this Agreement without first using its commercially reasonable efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction; provided, however, that in the case of any Information relating to taxes, employee benefits or environmental liabilities, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof); provided further, however, that in the event that any such Information is also subject to a retention requirement contained in any Ancillary Agreement that is longer than the requirement set forth in this Section 6.2, then the requirement in such Ancillary Agreement shall control.
      (e) Limitation of Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Section 6.2 is found to be inaccurate, in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed or lost after commercially reasonable efforts by such party to comply with the provisions of Section 6.2(d).
      (f) Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 6.2 are subject to any specific limitations, qualifications, or additional provisions on the sharing, exchange, or confidential treatment of Information set forth in this Agreement and any Ancillary Agreement.
      (g) Production of Witnesses; Records; Cooperation. After the Distribution Date, except in the case of a legal or other proceeding by one party against another party (which shall be governed by such discovery rules as may be applicable under Section 8 or otherwise), each party shall use its commercially reasonable efforts to make available to the other party, upon written request, the former, current, and future directors, officers, employees, other personnel, and agents of such party as witnesses and any books, records, or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel, and agents) or books, records, or other documents may reasonably be required in connection with any legal, administrative, or other proceeding in which the requesting party may from time to time be involved, regardless of whether such legal, administrative, or other proceeding is a matter with respect to which indemnification may be sought. The requesting party shall bear all costs and expenses in connection therewith.
      6.3.     Privileged Matters.
      (a) Preservation of Privileges. The parties each agree that they will maintain, preserve, and assert all privileges, including, without limitation, privileges arising under or relating to the attorney-client relationship (which shall include, without limitation, the attorney-client and work product privileges), that relate directly or indirectly to such party for any period prior to the Distribution Date (“Privilege” or

“Privileges”). Neither party shall waive any Privilege that could be asserted under applicable law without the prior written consent of the other party. The rights and obligations created by this Section 6.3 shall apply to all Information as to which, but for the Distribution, a party would have been entitled to assert or did assert the protection of a Privilege (“Privileged Information”), including, but not limited to, (i) any and all Information generated prior to the Distribution Date but which, after the Distribution, is in the possession of the other party; (ii) all communications subject to a Privilege occurring prior to the Distribution Date between counsel for such party and any person who, at the time of the communication, was an employee of such party, regardless of whether such employee is or becomes an employee of the other party; and (iii) all Information generated, received, or arising after the Distribution Date that refers or relates to Privileged Information generated, received, or arising prior to the Distribution Date.
      (b) Notices. Upon receipt by a party or any of its Subsidiaries of any subpoena, discovery, or other request that arguably calls for the production or disclosure of Privileged Information or if such party or any of its Subsidiaries obtains knowledge that any current or former employee of such party or any of its Subsidiaries has received any subpoena, discovery, or other request that arguably calls for the production or disclosure of Privileged Information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 6.3 or otherwise to prevent the production or disclosure of Privileged Information. Neither party will produce or disclose any Information arguably covered by a Privilege under this Section 6.3 unless (i) the other party has provided its express written consent to such production or disclosure, or (ii) unless compelled to disclose by judicial or administrative process or, in the opinion of its independent legal counsel, by other requirements of law.
      (c) Access Not a Waiver. The access to Information being granted pursuant to Section 6.2, the agreement to provide witnesses and individuals pursuant to Section 6.2, and the transfer of Privileged Information pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section 6.3 or otherwise.
      6.4.     Certain Business Matters. No party shall have any duty to refrain from (i) engaging in the same or similar activities or lines of business as the other party, (ii) doing business with any potential or actual supplier or customer of the other party or (iii) engaging in, or refraining from, any other activities whatsoever relating to any potential or actual suppliers or customers of the other party.
      6.5.     Payment Obligations. On the Separation Date, TCM shall pay, or shall cause Gray Publishing to pay, the balance due as of the Separation Date under that certain promissory note dated as of December 31, 2004, by and between Gray Publishing and Gray Television Group, Inc. (the “Promissory Note”) to Gray Television Group, Inc., which payment shall be in complete satisfaction of Gray Publishing’s obligations under the Promissory Note. In addition, on the Separation Date, in partial consideration of the transfer of the membership interests and other assets to TCM under Section 1.1, TCM shall distribute to Gray an amount equal to the difference between (i) $40.0 million and (ii) the amount paid to Gray Television Group, Inc. pursuant to the Promissory Note.
      6.6.     Reimbursement Obligations. Following the Distribution, TCM shall promptly reimburse Gray for any amounts paid, from time to time, by Gray pursuant to the terms of the Guarantee and Acknowledgment dated June 9, 2005 made by Gray and the special committee of the Board of Directors of Gray in favor of Houlihan Lokey Howard & Zukin Capital, Inc. and its affiliates.
SECTION 7
INDEMNIFICATION
      7.1.     Indemnification by Gray. Gray shall indemnify, defend, and hold harmless TCM and its Subsidiaries, and each of their respective directors, officers, employees, counsel, and agents (the “TCM Indemnitees”) from and against any and all Indemnifiable Losses incurred or suffered by any TCM Indemnitee in connection with any Action or threatened Action and arising out of or due to, directly or indirectly, (i) any of the Retained Assets, (ii) any of the Assumed Liabilities or (iii) any failure to perform, or violation of, any provision of this Agreement or any Ancillary Agreement that is to be performed or complied with by Gray or its Subsidiaries (other than TCM and its Subsidiaries).
      7.2.     Indemnification by TCM. TCM shall indemnify, defend, and hold harmless Gray and its Subsidiaries, and each of their respective directors, officers, employees, counsel, and agents (the “Gray Indemnitees”) from and against any and all Indemnifiable Losses incurred or suffered by any Gray Indemnitee in connection with any Action or threatened Action and arising out of or due to, directly or indirectly, (i) the Newspaper Publishing Business, (ii) Graylink Wireless Business, (iii) the Assigned Contracts, (iv) the Assigned Real Property, or (v) any failure to perform, or violation of, any provision of this Agreement or any Ancillary Agreement that is to be performed or complied with by TCM or its Subsidiaries.
      7.3.     Procedure for Indemnification.
      (a) General. The following procedures shall apply to any claim for indemnification made pursuant to Section 7.1 and Section 7.2 and pursuant to any indemnities provided in any Ancillary Agreement.
      (b) Notices. If a Gray Indemnitee or TCM Indemnitee shall receive notice of any Action by any third party, or any fact or allegation upon which such Action could be based (hereinafter a “Third Party Claim”), with respect to which an Indemnifying Party is or may be obligated to make an Indemnity Payment, it shall give the Indemnifying Party prompt notice thereof (including any pleadings relating thereto), specifying in reasonable detail the nature of such Third Party Claim and the amount or estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Indemnity Payment); provided, however, that the failure of an Indemnitee to give notice as provided in this Section 7.3 shall not relieve the Indemnifying Party of its indemnification obligations under this Section 7, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.
      (c) Defense. For any Third Party Claim upon which notice is required to be given under Section 7.3(b), the Indemnifying Party shall defend such Third Party Claim at its sole cost and expense and through counsel employed by the Indemnifying Party and reasonably acceptable to the Indemnitee. Within 30 days of receipt of the notice of the Third Party Claim received under Section 7.3(b), the Indemnifying Party shall give notice of its intent to defend or objection to the claim of indemnification specifying in reasonable detail the grounds therefor. Failure to provide such notice within such 30-day period shall be deemed an acknowledgment by the Indemnifying Party of its indemnity obligation for the Third Party Claim.
      (d) Settlement. The Indemnifying Party’s right to defend any Third Party Claim includes the right to control, manage, and direct the defense of the Third Party Claim and to compromise, settle, or consent to the entry of any judgment or determination of liability concerning such Third Party Claim; provided, however, that the Indemnifying Party shall not compromise, settle, or consent to the entry of judgment or determination of liability against the Indemnitee without prior written approval by the Indemnitee, which approval shall not be unreasonably withheld or delayed; provided, however, that if the Indemnifying Party shall seek the approval of the Indemnitee to a settlement for monetary damages for which the Indemnifying Party accepts responsibility and if the Indemnitee shall withhold or unreasonably delay approval of such settlement, then the obligation of the Indemnifying Party shall be limited to the amount of the proposed and unapproved settlement, plus attorney’s fees and costs to the date of the proposed settlement, and the Indemnitee shall be solely responsible for any additional amount.
      (e) Participation. The Indemnitee may participate in the Indemnifying Party’s defense of any Third Party Claim in which the Indemnitee has an interest and be represented by counsel of its own choosing at the Indemnitee’s sole cost and expense.
      (f) Failure to Defend. If the Indemnifying Party fails to defend a Third Party Claim, the Indemnitee may defend and may compromise and settle or consent to an entry of judgment or a determination of liability concerning such Third Party Claim at the sole cost and expense of the Indemnifying Party; provided, however, that the Indemnitee shall not compromise, settle, or consent to the entry of judgment or determination of liability against the Indemnitee without prior written approval by the Indemnifying Party, unless such approval is unreasonably withheld or delayed.
      (g) Access to Information. Regardless of the party that defends a Third Party Claim, the other shall make available to the Indemnifying Party all employees, Information, books and records, communications, and documents, within its possession or control, that are necessary, appropriate or reasonably deemed relevant with respect to such defense, and otherwise shall reasonably cooperate in the defense of the Third Party Claim.
      (h) Release of Liability. With respect to any Third Party Claim, no Indemnifying Party or Indemnitee shall enter into any compromise, settlement, or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the third party of a release of the Indemnitee from all further liability concerning such Third Party Claim.
      (i) Payment. Upon final judgment after exhaustion of all appeals, settlement, compromise, or other final resolution of any Third Party Claim, and unless otherwise agreed by the parties in writing, the Indemnifying Party shall pay promptly on behalf of the Indemnitee, or to the Indemnitee in reimbursement of any amount theretofore required to be paid by it, the amount so determined by final judgment after exhaustion of all appeals, settlement, compromise, or final resolution. Upon the payment in full by the Indemnifying Party of such amount, the Indemnifying Party shall succeed to the rights of such Indemnitee, to the extent not waived in settlement, against any third party.
      7.4.     Direct Claims. Any claim for indemnity pursuant to Section 7.1 or Section 7.2 on account of an Indemnifiable Loss made directly by the Indemnitee against the Indemnifying Party that does not result from a Third Party Claim shall be asserted by written notice from the Indemnitee to the Indemnifying Party. Such Indemnifying Party shall have a period of 90 days (or such shorter time period as may be required by law as indicated by the Indemnitee in the written notice) within which to respond thereto. If such Indemnifying Party does not respond within such 90-day (or lesser) period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such 90-day (or lesser) period and rejects such claim in whole or in part, such Indemnitee shall be free to pursue resolution as provided in Section 8.
      7.5.     Adjustment of Indemnifiable Losses. The amount that an Indemnifying Party is required to pay to an Indemnitee pursuant to Section 7.1 or Section 7.2 shall be reduced (including, without limitation, retroactively) by any insurance proceeds and other amounts actually recovered by such Indemnitee in reduction of the related Indemnifiable Loss. If an Indemnitee shall have received an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently actually receive insurance proceeds or other amounts in respect of such Indemnifiable Loss, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the lesser of the amount of such insurance proceeds or other amounts actually received or the net amount of Indemnity Payments actually received previously.
      7.6.     No Third Party Beneficiaries. Except to the extent expressly provided otherwise in this Section 7, the indemnification provided for by this Section 7 shall not inure to the benefit of any third party or parties and shall not relieve any insurer or other third party that would otherwise be obligated to pay any claim of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, provide any subrogation rights with respect thereto, and each party agrees to waive such rights against the other to the fullest extent permitted.
SECTION 8
DISPUTE RESOLUTION
      8.1.     General. The resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort or otherwise (collectively, “Disputes”), shall be exclusively governed by and settled in accordance with the provisions of this Section 8.

      8.2.     Negotiation. The parties shall make a good faith attempt to resolve any Dispute through negotiation. Within 30 days after notice of a Dispute is given by either party to the other party, each party shall select a negotiating team comprised of two or more vice president-level employees of such party and shall meet within 30 days after the end of the first 30-day negotiating period to attempt to resolve the matter. During the course of negotiations under this Section 8.2, all reasonable requests made by one party to the other for Information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed-upon statements of fact or written statements of position furnished to the other party.
      8.3.     Non-Binding Mediation. In the event that any Dispute is not settled by the parties within 30 days after the first meeting of the negotiating teams under Section 8.2, the parties will attempt in good faith to resolve such Dispute by non-binding mediation in accordance with the American Arbitration Association Commercial Mediation Rules. The mediation shall be held within 60 days of the end of such 30-day negotiation period of the negotiating teams. Except as provided below in Section 8.4, no litigation for the resolution of such dispute may be commenced until the parties attempt in good faith to settle the dispute by such mediation in accordance with such rules and either party has concluded in good faith that amicable resolution through continued mediation of the matter does not appear likely. The costs of mediation shall be shared equally by the parties to the mediation. Any settlement reached by mediation shall be recorded in writing, signed by the parties, and shall be binding on them.
      8.4.     Proceedings. Nothing in this Agreement shall prohibit either party from initiating litigation or other judicial or administrative proceedings if such party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the Dispute through negotiation or mediation. In the event that litigation is commenced under this Section 8.4, the parties agree to continue to attempt to resolve any Dispute according to the terms of Section 8.2 and Section 8.3 during the course of such litigation proceedings under this Section 8.4.
      8.5.     Pay and Dispute. Except as provided in this Agreement, in the event of any dispute regarding payment of a third-party invoice (subject to standard verification of receipt of products or services), the party named in a third party’s invoice must make timely payment to such third party, even if the party named in the invoice desires to pursue the dispute resolution procedures outlined in this Section 8. If the party that paid the invoice is found pursuant to this Section 8 to not be responsible for such payment, such paying party shall be entitled to reimbursement, with interest accrued at a compound annual rate of the Prime Rate, from the party found responsible for such payment.
SECTION 9
MISCELLANEOUS
      9.1.     Representations and Warranties of Gray. (a) Gray represents and warrants that immediately following the Separation, TCM shall have all of the assets (tangible and intangible) necessary for the conduct of the Newspaper Publishing Business and Graylink Wireless Business in the manner in which it was conducted by Gray on the date of this Agreement and as such businesses are proposed to be conducted by TCM following the Distribution, except for the assets referred to in Section 1.2.
      (b) TCM acknowledges that the assets of the Newspaper Publishing Business and Graylink Wireless Business are being transferred “as is, where is” and that Gray is not, in this Agreement, the Ancillary Agreements or in any other agreement or document contemplated by this Agreement or the Ancillary Agreements, including without limitation, registration statement on Form S-4 and the proxy statement/ prospectus/ information statement representing or warranting in any way the value or freedom from encumbrance of, or any other matter concerning, any assets of the Newspaper Publishing Business or Graylink Wireless Business. TCM acknowledges that Gray is not in this Agreement or the Ancillary Agreements, nor in any other agreement or document contemplated by this Agreement or the Ancillary Agreements, including without limitation, registration statement on Form S-4 and proxy statement/

prospectus/ information statement representing or warranting in any way that the obtaining of the consents or approvals, the execution and delivery of any amendatory agreements, or the making of the filings contemplated by this Agreement shall satisfy the provisions of all applicable agreements or the requirements of all applicable laws or judgments, and except as otherwise provided in Section 6.1(b) that TCM shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of law or judgments are not complied with.
      9.2.     LIMITATION OF LIABILITY. IN NO EVENT SHALL GRAY OR TCM BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL, OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN THIS AGREEMENT.
      9.3.     Survival. Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained in this Agreement, shall survive the Separation and Distribution and shall remain in full force and effect.
      9.4.     Expenses. Except as otherwise provided in this Agreement, the Ancillary Agreements, or any other agreement between the parties relating to the Transaction, all costs and expenses of the parties hereto in connection with the Transaction shall be paid by TCM (other than 50% of the fees and expenses of Banc of America Securities, 50% of the fees and expenses of Proskauer Rose LLP, 50% of the fees and expenses of King & Spalding LLP, 34% of the printing fees and expenses and SEC filing fees, and 50% of all incidental services related to the Transaction, which shall be paid by Gray). TCM shall promptly, on or after the Distribution Date, reimburse Gray for any fees and expenses paid by Gray, on behalf of TCM.
      9.5.     Entire Agreement. This Agreement, the Ancillary Agreements, and the Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.
      9.6.     Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to this Agreement.
      9.7.     No Third-Party Beneficiaries. Except as specifically provided in Section 5.5, and Section 7.1 and Section 7.2 (to the extent set forth in Section 7.6), this Agreement is solely for the benefit of the parties to this Agreement and their respective Subsidiaries and successors, and shall not confer upon any other Person any rights or remedies hereunder.
      9.8.     Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the state of Delaware as to all matters regardless of the laws that might otherwise govern under the principles of conflict of laws applicable thereto.
      9.9.     Termination. This Agreement may be terminated at any time prior to the Distribution by and in the sole discretion of Gray without the approval of TCM or the shareholders of Gray. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by Gray and TCM. In the event of termination pursuant to this Section 9.9, no party shall have any liability of any kind to the other party.
      9.10.     Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (a) when received, (b) when delivered personally, (c) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (d) one business day after being deposited with an overnight courier service, or (e) four days after being deposited in the U.S. mail,

First Class with postage prepaid, and addressed to the attention of the party’s Chief Executive Officer at the address of its principal executive office or such other address as a party may request by notifying the other in writing.
      9.11.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.
      9.12.     Binding Effect and Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. This Agreement may not be assigned by any party hereto.
      9.13.     Severability. If any term or other provision of this Agreement is determined by a nonappealable decision by a court, administrative agency, or arbitrator to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.
      9.14.     Failure and Remedies. No failure or delay on the part of either party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, or agreement in this Agreement, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
      9.15.     Authority. Each of the parties hereto represents to the other that (a) it has the corporate power and authority to execute, deliver, and perform this Agreement, (b) the execution, delivery, and performance of this Agreement by it has been duly authorized by all necessary corporate actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid, and binding obligation, enforceable against it in accordance with its terms.
      9.16.     Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto, and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
      9.17.     Conflicting Agreements. In the event of conflict between this Agreement and any Ancillary Agreement or other agreement executed in connection herewith, the provisions of such other agreement shall prevail.
      9.18.     Definitions.
      (a) “Action” means any action, claim, suit, arbitration, inquiry, subpoena, discovery request, proceeding, or investigation by or before any court or grand jury, any governmental or other regulatory or administrative agency or commission, or any arbitration tribunal.
      (b) “Agreement” has the meaning set forth in the prelude of this Agreement.
      (c) “Ancillary Agreements” means the Assignment and Assumption Agreement, Real Property Lease, Tax Sharing Agreement and Confidentiality Agreement.
      (d) “Assigned Contract” has the meaning set forth in Section 1.1(b).
      (e) “Assigned Real Property” has the meaning set forth in Section 1.1(c).
      (f) “Assignment Agreement” has the meaning set forth in Section 2.3(b).
      (g) “Assumed Liabilities” has the meaning set forth in Section 1.3.

      (h) “Bull Run” means Bull Run Corporation, a Georgia corporation.
      (i) “Code” means the Internal Revenue Code of 1986, as amended from time to time.
      (j) “Confidentiality Agreement” means the confidentiality agreement dated June 1, 2005 by and among Bull Run, TCM and Gray.
      (k) “Contracts” has the meaning set forth in Section 1.1(g).
      (l) “Contribution Agreement” has the meaning set forth in Section 2.3(e).
      (m) “D&O Insurance” has the meaning set forth in Section 5.5.
      (n) “Disputes” has the meaning set forth in Section 8.1.
      (o) “Distribution” has the meaning set forth in the Recitals to this Agreement.
      (p) “Distribution Agent” means Mellon Investor Services, LLC.
      (q) “Distribution Date” means such date as shall be fixed by the Board of Directors of Gray for the Distribution.
      (r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
      (s) “Governmental Approvals” means any notices, reports, or other filings to be made, or any consents, registrations, approvals, permits, or authorizations to be obtained from, any Governmental Authority.
      (t) “Governmental Authority” shall mean any federal, state, local, foreign, or international court, government, department, commission, board, bureau, agency, official, or other regulatory, administrative, or governmental authority.
      (u) “Gray” has the meaning set forth in the prelude to this Agreement.
      (v) “Gray 401(k) Plan” has the meaning set forth in Section 4.3.
      (w) “Gray Class A Common Stock” has the meaning set forth in the Recitals to this Agreement.
      (x) “Gray Common Stock” has the meaning set forth in the Recitals to this Agreement.
      (y) “Gray Flex Plan” has the meaning set forth in Section 4.6.
      (z) “Gray Indemnitee” has the meaning set forth in Section 7.2.
      (aa) “Gray Policy” has the meaning set forth in Section 5.2.
      (bb) “Gray Publishing” has the meaning set forth in the Recitals.
      (cc) “Gray Stock” has the meaning set forth in the Recitals.
      (dd) “Gray Welfare Plans” has the meaning set forth in Section 4.5(a).
      (ee) “Graylink” has the meaning set forth in the Recitals.
      (ff) “Graylink Wireless Business” has the meaning set forth in the Recitals to this Agreement.
      (gg) “Indemnifiable Losses” means, with respect to any claim by an Indemnitee for indemnification authorized pursuant to Section 7, any and all losses, liabilities, claims, damages, obligations, payments, costs, and expenses (including, without limitation, the costs and expenses of any and all Actions, demands, assessments, judgments, settlements, and compromises relating thereto and reasonable attorneys’ fees and expenses in connection therewith) suffered by such Indemnitee with respect to such claim.
      (hh) “Indemnifying Party” means any party who is required to pay any other Person pursuant to Section 7.

      (ii) “Indemnitee” means any party who is entitled to receive payment from an Indemnifying Party pursuant to Section 7.
      (jj) “Indemnity Payment” means the amount an Indemnifying Party is required to pay an Indemnitee pursuant to Section 7.
      (kk) “Information” means information, whether or not patentable or copyrightable, in written, oral, electronic, or other tangible or intangible form, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee, or business information or data.
      (ll) “Insurance Charges” has the meaning set forth in Section 5.6.
      (mm) “Material Adverse Effect” means a material and adverse effect on the operation of the applicable company taken as a whole; provided, however, that the following shall not be taken into account in determining whether there has been or would be a “Material Adverse Effect”: (i) any adverse changes or developments resulting from conditions affecting the United States economy generally; (ii) any acts of war, insurrection, sabotage or terrorism; and (iii) any adverse changes or developments arising primarily out of, or resulting primarily from, actions taken by any party in connection with (but not in breach of) this Agreement and the transactions contemplated hereunder, or which are primarily attributable to the announcement of this Agreement and the transactions contemplated hereby.
      (nn) “Merger” means the merger of Bull Run with and into BR Acquisition Corp. pursuant to the terms of the Merger Agreement.
      (oo) “Merger Agreement” means the Agreement and Plan of Merger dated August 2, 2005 by and among TCM, BR Acquisition Corp. and Bull Run.
      (pp) “Newspaper Publishing Business” has the meaning set forth in the Recitals to this Agreement.
      (qq) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity or any department, agency, or political subdivision thereof.
      (rr) “Prime Rate” means the prime rate as published in The Wall Street Journal on the date of determination.
      (ss) “Privilege” has the meaning set forth in Section 6.4(a).
      (tt) “Privileged Information” has the meaning set forth in Section 6.4(a).
      (uu) “Promissory Note” has the meaning set forth in Section 6.5.
      (vv) “Real Property Lease” has the meaning set forth in Section 2.3(d).
      (ww) “Record Date” means such date as shall be fixed by the Board of Directors of Gray to determine the holders of Gray Common Stock that shall be entitled to the Distribution.
      (xx) “Refinancing” means a financing in which TCM receives gross proceeds of at least $125.0 million.
      (yy) “Retained Assets” has the meaning set forth in Section 1.2.
      (zz) “Retained Employees” has the meaning set forth in Section 4.1.
      (aaa) “Retirement Plan” has the meaning set forth in Section 4.4.
      (bbb) “SEC” has the meaning set forth in Section 3.2(a).

      (ccc) “Securities Act” means the Securities Act of 1933, as amended.
      (ddd) “Separation” has the meaning set forth in the Recitals to this Agreement.
      (eee) “Separation Date” has the meaning set forth in Section 2.1.
      (fff) “Subsidiary” means with respect to any specified Person, any corporation, any limited liability company, any partnership, or any other legal entity of which such Person or its Subsidiaries owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body. Unless the context otherwise requires, reference to Gray and its Subsidiaries shall not include Gray Publishing and its Subsidiaries, and those subsidiaries will be treated as Subsidiaries of TCM.
      (ggg) “Tax Sharing Agreement” has the meaning set forth in Section 2.3(c).
      (hhh) “TCM” has the meaning set forth in the prelude to this Agreement.
      (iii) “TCM 401(k) Plan” has the meaning set forth in Section 4.3.
      (jjj) “TCM Assumed Liability” has the meaning set forth in Section 1.3(b).
      (kkk) “TCM Common Stock” has the meaning set forth in the Recitals to this Agreement.
      (lll) “TCM Flex Plan” has the meaning set forth in Section 4.6.
      (mmm) “TCM Indemnitee” has the meaning set forth in Section 7.1.
      (nnn) “TCM Welfare Plans” has the meaning set forth in Section 4.5(a).
      (ooo) “Third Party Claim” has the meaning set forth in Section 7.3(b).
      (ppp) “Transaction” means the Separation, Distribution and Merger.
      (qqq) “Transferred Employees” has the meaning set forth in Section 4.1.
      (rrr) “WARN Act” has the meaning set forth in Section 4.10.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have executed and delivered this Master Separation and Distribution Agreement effective as of the date first written above.

GRAY TELEVISION, INC.

By:	/s/ Robert S. Prather, Jr.

Name: Robert S. Prather, Jr.

Title:	President and Chief Operating Officer

TRIPLE CROWN MEDIA, INC.

By:	/s/ James C. Ryan

Name: James C. Ryan

Title:	Chief Financial Officer and Secretary

ANNEX B
TAX SHARING AGREEMENT
      This Tax Sharing Agreement (this “Agreement”) is entered into as of August 2, 2005, by and between Gray Television, Inc., a Georgia corporation (“Gray”), and Triple Crown Media, Inc., a Delaware corporation (“TCM”). Capitalized terms used in this Agreement and not otherwise defined in Article I or otherwise herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of August 2, 2005, by and between Gray and TCM (the “Separation and Distribution Agreement”).
RECITALS
      A. Gray is the common parent of an “affiliated group” of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), that has filed consolidated federal income tax returns.
      B. TCM is a wholly owned subsidiary of Gray.
      C. Pursuant to the Separation and Distribution Agreement, among other things, (i) Gray agreed to convey, assign and transfer to TCM the sole membership interest in Gray Publishing and (ii) TCM agreed to distribute $40 million to Gray on the Separation Date (collectively, the “Separation”).
      D. Immediately after the Separation, Gray shall make a pro rata distribution of all of the TCM Common Stock to the holders of the Gray Common Stock (the “Distribution” and, together with the Separation, the “Reorganization”).
      E. Gray and TCM intend that the Reorganization will qualify as a divisive reorganization described in Sections 368(a)(1)(D) and that the Distribution will qualify for nonrecognition treatment under Section 355 of the Code.
      F. Gray and TCM desire to set forth their rights and obligations with respect to Taxes (as defined herein) due for periods before and after the Distribution Date.
      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
Definitions
      1.01     “Affiliate” shall mean any Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with a specified Person.
      1.02     “Agreement” shall mean this Tax Sharing Agreement between Gray and TCM, as the same may be amended from time to time.
      1.03     “Applicable Federal Rate” shall have the meaning set forth in Section 1274(d) of the Code, compounded quarterly.
      1.04     “Code” shall have the meaning set forth in the Recitals.
      1.05     “Control” or “Controlled” shall mean, with respect to any Person, the presence of one of the following: (i) the legal, beneficial or equitable ownership, directly or indirectly, of more than 50% (by vote or value) of the capital or voting stock (or other ownership or voting interest, if not a corporation) of such Person or (ii) the ability, directly or indirectly, to direct the voting of a majority of the directors of such

Person’s board of directors or, if the Person does not have a board of directors, a majority of the positions on any similar body, whether through appointment, voting agreement or otherwise.
      1.06     “Controlling Party” shall have the meaning set forth in Section 5.01.
      1.07     “Distribution” shall have the meaning set forth in the Recitals.
      1.08     “Final Determination” shall mean with respect to any issue (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (b) a closing agreement whether or not entered into under Section 7121 of the Code or any other binding settlement agreement (whether or not with the Internal Revenue Service) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (c) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer possible.
      1.09     “Gray” shall have the meaning set forth in the preamble to this Agreement.
      1.10     “Gray Group” shall mean Gray and all Subsidiaries of Gray at any time following the Separation but shall not include any member of the TCM Group.
      1.11     “Gray Publishing” shall mean Gray Publishing LLC, a Delaware limited liability company, which is a member of the TCM Group.
      1.12     “Gray Tainting Act” shall mean (a) any breach of any written representation relating to the qualification of the Reorganization as a reorganization described in Section 368(a)(1)(D) of the Code, relating to the qualification of the Distribution as a transaction described in Section 355 of the Code, or relating to the treatment of the stock of TCM as “qualified property” within the meaning of Sections 355(c)(2) and 361(c)(2) of the Code, which representation is made by Gray in that certain officer’s certificate of even date herewith that was provided to King & Spalding LLP in connection with the tax opinion of King & Spalding LLP described in Section 3.3(g) of the Separation and Distribution Agreement, or (b) any action, failure to act or omission by or involving any Person (other than TCM or any other Person that is an Affiliate of TCM immediately before or immediately after such action, failure to act, or omission) after the Distribution Date, if such breach, action, failure to act, or omission contributes to a Final Determination that (i) the Reorganization failed to qualify as a reorganization under Section 368(a)(1)(D) of the Code, (ii) the Distribution failed to qualify as a transaction described in Section 355 of the Code or (iii) the stock of TCM distributed to Gray’s shareholders failed to qualify as “qualified property” within the meaning of Sections 355(c)(2) and 361(c)(2) of the Code, including by reason of the application of Section 355(e) of the Code.
      1.13     “Indemnitor” shall have the meaning set forth in Section 5.02.
      1.14     “Person” shall mean any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or department or agency of a government.
      1.15     “Post-Distribution Period” shall mean any taxable year or other taxable period beginning on or after the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period that begins after the close of the Distribution Date.
      1.16     “Pre-Distribution Period” shall mean any taxable year or other taxable period that ends on or before the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period through the close of the Distribution Date.
      1.17     “Reorganization” shall have the meaning set forth in the Recitals.
      1.18     “Restructuring Taxes” shall mean any Taxes resulting from or caused by the Reorganization including, but not limited to, any income Taxes imposed pursuant to or as a result of Sections 311, 355(c)(2), 357(c), 361(b)(1)(B), 361(b)(3), 361(c)(2), or 455(b)(1) of the Code, Sections 1.1502-13

or 1.1502-19 of the Treasury Regulations, or Section 5.02(5) of Revenue Procedure 2004-23, 2004-22 I.R.B. 991 (or any corresponding or similar provisions of state, local or non-U.S. income Tax law) and any sales or other transfer Taxes or similar charges imposed with respect to or as a result of the Reorganization.
      1.19     “Separation” shall have the meaning set forth in the Recitals.
      1.20     “Separation and Distribution Agreement” shall have the meaning set forth in the preamble to this Agreement.
      1.21     “Subsidiary” shall mean a corporation, limited liability company, partnership, joint venture or other business entity if 50% or more of the outstanding equity or voting power of such entity is owned directly or indirectly by the corporation with respect to which such term is used.
      1.22     “Tax” or “Taxes”, whether used in the form of a noun or adjective, shall mean all forms of taxation, whenever created or imposed, including, but not limited to, taxes on or measured by income, franchise, gross receipts, sales, use, excise, payroll, personal property (tangible or intangible), real property, ad valorem, value-added, leasing, leasing use or other taxes, levies, imposts, duties, charges or withholdings of any nature whether imposed by a nation, locality, municipality, government, state, federation, or other governmental body (a “Taxing Authority”). Whenever the term “tax” or “taxes” is used (including, without limitation, in the context of any duty to reimburse another party or indemnify for taxes or refunds or credits of taxes) it shall include penalties, fines, additions to tax and interest thereon.
      1.23     “Taxing Authority” shall have the meaning set forth in the foregoing definition of the term “Tax.”
      1.24     “Tax Returns” shall mean all reports, returns, information statements, questionnaires or other documents required to be filed or that may be filed for any period with any Taxing Authority (whether domestic or foreign) in connection with any Tax or Taxes (whether domestic or foreign).
      1.25     “TCM” shall have the meaning set forth in the preamble to this Agreement.
      1.26     “TCM Business” shall mean the Newspaper Publishing Business, or the Graylink Wireless Business, or both businesses.
      1.27     “TCM Group” shall mean TCM and all entities that are Subsidiaries of TCM at any time following the Separation, including without limitation Gray Publishing, Graylink LLC, and Porta-Phone Paging Licensee Corp.
      1.28     “TCM Tainting Act” shall mean (a) any breach of any written representation relating to the qualification of the Reorganization as a reorganization described in Section 368(a)(1)(D) of the Code, relating to the qualification of the Distribution as a transaction described in Section 355 of the Code, or relating to the treatment of the stock of TCM as “qualified property” within the meaning of Sections 355(c)(2) and 361(c)(2) of the Code, which representation is made by TCM in that certain officer’s certificate of even date herewith that was provided to King & Spalding LLP in connection with the tax opinion of King & Spalding LLP described in Section 3.3(g) of the Separation and Distribution Agreement, or (b) any action, failure to act or omission by or involving any Person (other than Gray or any other Person that is an Affiliate of Gray immediately before or immediately after such action, failure to act, or omission) after the Distribution Date, if such breach, action, failure to act, or omission contributes to a Final Determination that (i) the Reorganization failed to qualify as a reorganization under Section 368(a)(1)(D) of the Code, (ii) the Distribution failed to qualify as a transaction described in Section 355 of the Code or (iii) the stock of TCM distributed to Gray’s shareholders failed to qualify as “qualified property” within the meaning of Sections 355(c)(2) and 361(c)(2) of the Code, including by reason of the application of Section 355(e) of the Code.

ARTICLE II.
Tax Returns, Tax Payments and Tax Sharing Obligation
      2.01     OBLIGATIONS TO FILE TAX RETURNS. Gray shall timely file or cause to be filed all Tax Returns that are required to be filed after the Distribution Date by or with respect to the TCM Group that (a) are filed on a consolidated, combined or unitary basis, (b) include both one or more members of the Gray Group and one or more members of the TCM Group, and (c) are for a taxable period that includes the Pre-Distribution Period. Gray also shall timely file or cause to be filed all other Tax Returns required to be filed by one or more members of the TCM Group for any taxable period that includes the Pre-Distribution Period, other than any such Tax Returns relating to sales, use, personal property (tangible or intangible), real property, and ad valorem Taxes arising in the Pre-Distribution Period and attributable to a member of the TCM Group or to the assets, employees, or transactions of the TCM Business. TCM shall timely file or cause to be filed all other Tax Returns that are required to be filed after the Distribution Date by or with respect to the members of the TCM Group.
      2.02     OBLIGATION TO REMIT TAXES. Gray and TCM shall each remit or cause to be remitted to the applicable Taxing Authority any Taxes due in respect of any Tax for which such party is required to file a Tax Return (or, in the case of a Tax for which no Tax Return is required to be filed, which is otherwise payable by such party or a member of such party’s group (the Gray Group or the TCM Group) to any Taxing Authority) and shall be entitled to reimbursement for such payments only to the extent provided in Sections 2.03 and 2.04.
      2.03     TAX SHARING OBLIGATIONS AND PRIOR AGREEMENTS.
      (a) TCM shall be liable for and shall indemnify and hold the Gray Group harmless against, on a net after Tax basis, (i) any liability for sales, use, personal property (tangible or intangible), real property, and ad valorem Taxes arising in the Pre-Distribution Period and attributable to a member of the TCM Group or to the assets or transactions of the TCM Business, and (ii) any liability for Taxes of any kind arising in the Post-Distribution Period and attributable to a member of the TCM Group or to the assets, employees, or transactions of the TCM Business.
      (b) Except for Taxes specifically allocated to TCM under Section 2.03(a) or Section 2.04(b), Gray shall be liable for and shall indemnify and hold the TCM Group harmless against, on a net after Tax basis, any Tax liability of the Gray Group or of the TCM Group.
      (c) Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Gray Group and any member of the TCM Group shall be terminated with respect to the TCM Group as of the Distribution Date.
      (d) TCM shall be entitled to any refund of or credit for Taxes for which TCM is responsible under this Agreement, and Gray shall be entitled to any refund of or credit for Taxes for which Gray is responsible under this Agreement.
      2.04     RESTRUCTURING TAXES; OTHER TAXES RELATING TO THE REORGANIZATION.
      (a) RESTRUCTURING TAXES. Notwithstanding any other provision of this Agreement to the contrary, but subject to Section 2.04(b) below, Gray shall pay, and shall indemnify and hold harmless TCM and any member of the TCM Group from and against, on a net after Tax basis, any Restructuring Taxes and any reasonable expenses (including, but not limited to, attorney’s fees) incurred in defending any audit or examination with respect to Restructuring Taxes.
      (b) INDEMNIFICATION FOR TCM TAINTING ACTS. TCM covenants that neither TCM nor any member of the TCM Group shall commit or be party to or the subject of any TCM Tainting Act. To the extent that any member of the Gray Group would not have been liable for the following amounts but for a TCM Tainting Act, TCM shall pay, and shall indemnify and hold harmless the Gray Group from and against, on a net after Tax basis, any liability of any member of the Gray Group attributable to Taxes imposed upon any member of the Gray Group or any other Person (together with any reasonable expenses (including, but not limited to, attorney’s fees) incurred in defending against any such liability) resulting from a Final Determination that (i) the Reorganization failed to qualify as a reorganization under Section 368(a)(1)(D) of the Code, (ii) the Distribution failed to qualify as a transaction described in Section 355 of the Code or (iii) the stock of TCM distributed to Gray’s shareholders failed to constitute “qualified property” within the meaning of Sections 355(c)(2) and 361(c)(2) of the Code, including by reason of the application of Section 355(e) of the Code.
      (c) INDEMNIFICATION FOR GRAY TAINTING ACTS. Gray covenants that neither Gray nor any member of the Gray Group shall commit or be party to or the subject of any Gray Tainting Act. To the extent that any member of the TCM Group would not have been liable for the following amounts but for a Gray Tainting Act, Gray shall pay, and shall indemnify and hold harmless the TCM Group from and against, on a net after Tax basis, any liability of any member of the Gray Group or the TCM Group attributable to Taxes imposed upon any member of the Gray Group, any member of the TCM Group, or any other Person (together with any reasonable expenses (including, but not limited to, attorney’s fees) incurred in defending against any such liability) resulting from a Final Determination that (i) the Reorganization failed to qualify as a reorganization under Section 368(a)(1)(D) of the Code, (ii) the Distribution failed to qualify as a transaction described in Section 355 of the Code or (iii) the stock of TCM distributed to Gray’s shareholders failed to constitute “qualified property” within the meaning of Sections 355(c)(2) and 361(c)(2) of the Code, including by reason of the application of Section 355(e) of the Code.
      2.05     PERIOD THAT INCLUDES THE DISTRIBUTION DATE.
      (a) To the extent permitted by law or administrative practice, the taxable year of each member of the TCM Group shall be treated as closing at the close of the Distribution Date.
      (b) If it is necessary for purposes of this Agreement to determine the Tax liability of any member of the TCM Group for a taxable year or period that begins on or before and ends after the Distribution Date and is not treated under Section 2.05(a) as closing at the close of the Distribution Date, the determination shall be made, in the case of Taxes that are based upon income or receipts, by assuming that the relevant taxable period ended at the close of the Distribution Date, except that any exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a time basis. In the case of Taxes that are imposed on a periodic basis, are payable for a taxable period that includes (but does not end on) the Distribution Date, and are not based upon or related to income or receipts, the portion of such Tax that relates to the Pre-Distribution Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Distribution Date and the denominator of which is the number of days in the entire taxable period.
ARTICLE III.
Carrybacks
      Without the consent of Gray, which shall not be withheld or delayed unreasonably, no member of the TCM Group shall carry back any net operating loss or other Tax attribute (unless required to carry back such loss or Tax attribute by law) from a Post-Distribution Period to a Pre-Distribution Period. Provided that Gray consents to the carryback or if the carryback is required by law, Gray (or any other member of the Gray Group receiving such refund) shall promptly remit to TCM any refunds it receives with respect to any such carryback. Any refund of Taxes resulting from any such carryback by a member of the TCM Group shall be payable to TCM. For purposes of this Article III, it shall be deemed reasonable for Gray to withhold its consent to any carryback, or alternatively to require reasonable monetary compensation for granting such consent, to the extent that Gray determines in good faith that such carryback will cause (i) an actual increase in the Taxes for which the Gray Group is responsible, or (ii) an actual reduction in the amount of any refund of Taxes payable to the Gray Group or in the amount of any Tax attribute of the Gray Group.
ARTICLE IV.
Payments
      4.01     PAYMENTS. Payments due under this Agreement shall be made no later than thirty (30) days after the receipt or crediting of a refund, the delivery of notice of payment of a Tax for which the other party is responsible under this Agreement, or the delivery of notice of a Final Determination which results in such other party becoming obligated to make a payment hereunder to the other party hereto. Payments due hereunder, but not made within such 30-day period, shall be accompanied with interest at a rate equal to the Applicable Federal Rate from the due date of such payment.
      4.02     NOTICE. Gray and TCM shall give each other prompt written notice of any payment that may be due to the provider of such notice under this Agreement.
ARTICLE V.
Tax Audits
      5.01     GENERAL. Except as provided in Section 5.02, each of TCM and Gray shall have sole responsibility for all audits or other proceedings (“Tax Controversies”) with respect to Tax Returns that it is required to file under Section 2.01 (the “Controlling Party”). Except as provided in Section 5.02(c) or Section 5.02(d), the Controlling Party shall have the sole right to contest the audit or proceeding and to employ advisors of its choice.
      5.02     INDEMNIFIED CLAIMS.
      (a) Gray or TCM shall promptly notify the other in writing as soon as practicable after receipt by such party of any written communication from a relevant Taxing Authority that proposes adjustment to a Tax Return that may result in liability of the other party (the “Indemnitor”) under this Agreement (a “Proposed Tax Adjustment”). If the Indemnitor is not also the Controlling Party, the Controlling Party shall provide the Indemnitor with information about the nature and amounts of the Proposed Tax Adjustments.
      (b) The Indemnitor shall have 30 days after receipt of such notice from the Controlling Party within which to object to the Proposed Tax Adjustment. If the Indemnitor does not notify the Controlling Party within such 30 day period that it objects to the Proposed Tax Adjustment, Section 5.02(c) and Section 5.02(d) below shall not apply, and the Controlling Party shall have exclusive control over all stages of the Tax Controversy, including full authority to determine whether and in what manner to contest or compromise the Proposed Tax Adjustment.
      (c) If the Indemnitor notifies the Controlling Party that it objects to a Proposed Tax Adjustment, then the Controlling Party shall not thereafter consent to the adjustment or compromise of such Proposed Tax Adjustment without the consent of the Indemnitor, but shall cooperate with the Indemnitor to resolve the Proposed Tax Adjustment on a reasonable basis acceptable to the Indemnitor. Prior to the issuance of any notice raising a Proposed Tax Adjustment or similar stage in the proceedings, however, the Controlling Party shall be responsible for the conduct of the audit, including matters pertaining to such Proposed Tax Adjustment. The Controlling Party shall notify the Indemnitor in advance of any conferences, meetings, and proceedings pertaining to the audit and, at its own expense, the Indemnitor shall have the right to attend all such proceedings with any Taxing Authority, the subject matter of which is or includes such Proposed Tax Adjustment.

(i) Upon the issuance of a notice of proposed adjustment or similar stage in the proceedings, the Indemnitor shall assume the conduct of all further proceedings, with counsel selected by it, at the Indemnitor’s sole expense, insofar as the proceedings relate to a Proposed Tax Adjustment, and thereafter the Indemnitor and the Controlling Party shall jointly be responsible for the conduct of proceedings to contest such Proposed Tax Adjustment.

(ii) In the event that the Controlling Party receives a notice of deficiency from the Internal Revenue Service, or a similar notice from any other Taxing Authority, and such notice includes one or more Proposed Tax Adjustments, then:

(A) upon receiving a written request from the Indemnitor, given no later than a date reasonably necessary to permit preparation and timely filing of a petition in the United States Tax Court for redetermination of the deficiency relating to the Proposed Tax Adjustment, or a court of similar jurisdiction with respect to a Proposed Tax Adjustment imposed by any other Taxing Authority, the Controlling Party shall timely file such petition (at the Indemnitor’s sole expense); or

(B) If (1) the Indemnitor does not request the Controlling Party to file a petition for redetermination of the deficiency pursuant to subsection 5.02(c)(ii)(A) hereof, (2) the Indemnitor requests that the Controlling Party file a claim for refund of Taxes relating to a Proposed Tax Adjustment, and (3) the Indemnitor provides the Controlling Party with sufficient funds to pay the deficiency relating to the Proposed Tax Adjustment, then the Controlling Party (at the Indemnitor’s sole expense) shall file a claim for refund thereof and, if the claim is denied, bring an action in a court of competent jurisdiction seeking such refund.

(C) In the event that a judgment of the United States Tax Court or other court of competent jurisdiction results in an adverse determination with respect to the Proposed Tax Adjustment, then the Indemnitor shall have the right to cause the Controlling Party to appeal from such adverse determination at the Indemnitor’s sole expense.

(D) The Indemnitor and its representatives, at the Indemnitor’s sole expense, shall be entitled to the extent permitted by law to participate in (1) all conferences, meetings, or proceedings with any Taxing Authority, the subject matter of which is a Proposed Tax Adjustment, and (2) all appearances before any court, the subject matter of which is a Proposed Tax Adjustment. The right to participate referred to in this subsection 5.02(c)(ii)(D) hereof shall include matters such as the submission and content of documentation, memoranda of fact and law and briefs, the conduct of oral arguments or presentations, the selection of witnesses, and the negotiation of stipulations of fact with respect to a Proposed Tax Adjustment.
      (d) If a notice of proposed adjustment raises both one or more issues that would result in Taxes for which the Controlling Party is liable under this Agreement in addition to one or more issues that constitute Proposed Tax Adjustments for which any other party is liable under this Agreement, then the Controlling Party and the Indemnitor shall cooperate with each other to allow each party to conduct the Tax Controversy with respect to those issues that would result in Taxes for which such party is liable under this Agreement. Each party shall bear the expense of conducting the Tax Controversy with respect to the issues that would result in Taxes for which such party is liable under this Agreement.
ARTICLE VI.
Cooperation
      Gray and TCM shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Agreement. Each party agrees to notify the other party in writing of any audit adjustments which do not result in Tax liability but can be reasonably expected to affect Tax Returns of the other party, or any of its Subsidiaries, for a Post-Distribution Period. Unless and until there has been a Final Determination to the contrary, each party agrees to treat the Reorganization as a reorganization qualifying under Section 368(a)(1)(D) of the Code and the Distribution as a transaction qualifying under Section 355 of the Code.

ARTICLE VII.
Retention of Records; Access
      The Gray Group and the TCM Group shall (a) in accordance with their then current record retention policy, retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of the Gray Group or the TCM Group for any Pre-Distribution Period or for the audit of such Tax Returns; and (b) give to the other reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement. At any time after the Distribution Date that the TCM Group proposes to destroy such material or information, they shall first notify the Gray Group in writing and the Gray Group shall be entitled to receive such materials or information proposed to be destroyed. At any time after the Distribution Date that the Gray Group proposes to destroy such material or information, they shall first notify the TCM Group in writing and the TCM Group shall be entitled to receive such materials or information proposed to be destroyed.
ARTICLE VIII.
Termination of Liabilities
      Notwithstanding any other provision in this Agreement, any liabilities determined under this Agreement shall not terminate any earlier than the expiration of the applicable statute of limitation for such liability. All other covenants under this Agreement shall survive indefinitely.
ARTICLE IX.
Dispute Resolution; Miscellaneous Provisions
      To the extent not inconsistent with any specific term of this Agreement, the following sections of the Separation and Distribution Agreement shall apply in relevant part to this Agreement: 6.3 (Privileged Matters), 8 (Dispute Resolution), 9.6 (Amendment), 9.7 (No Third-Party Beneficiaries), 9.8 (Governing Law), 9.10 (Notices), 9.11 (Counterparts), 9.12 (Binding Effect and Assignment), 9.13 (Severability), 9.14 (Failure and Remedies), 9.15 (Authority), 9.16 (Interpretation).

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GRAY TELEVISION, INC.

By:	/s/ Robert S. Prather, Jr.

Name: Robert S. Prather, Jr.

Title:	President and Chief Operating

Officer

TRIPLE CROWN MEDIA, INC.

By:	/s/ James C. Ryan

Name: James C. Ryan

Title:	Chief Financial Officer and

Secretary

ANNEX C
LEASE AGREEMENT
      THIS LEASE AGREEMENT, dated as of [ •  ], 2005, between GRAY PUBLISHING, LLC (“Landlord”), a Delaware limited liability company and successor in interest to The Albany Herald Publishing Company, Inc., whose address is 126 North Washington Street, Albany, Georgia, and GRAY TELEVISION, INC. (“Tenant”), a Georgia corporation, whose address is 138 Pine Avenue, Albany, Georgia.
WITNESSETH
      WHEREAS, Landlord is the owner of the buildings (the “Buildings”) located at 126 North Washington Street, Albany, Georgia, and 138 Pine Avenue, Albany, Georgia, and
      WHEREAS, Landlord is willing to lease to Tenant, and Tenant is willing to hire from Landlord, certain space in the Buildings on the terms hereinafter set forth.
      NOW, THEREFORE, Landlord and Tenant agree as follows:
ARTICLE 1
Premises
      1.1     Demise. Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, subject to the covenants and agreements contained in this Lease, those portions of the basement, mezzanine and third floors of 126 North Washington Street, and those portions of the second floor of 138 Pine Avenue as shown on Exhibit A annexed hereto and made a part hereof (the “Premises”).
      1.2     Term. The term of this Lease (the “Term”) shall commence on the Term Commencement Date and shall end upon the tenth (10th) anniversary of the Term Commencement Date.
      1.3     Term Commencement Date.
      (a) “Term Commencement Date” means the date upon which the Premises are first used by Tenant (or a permitted subtenant of Tenant) for the conduct of business.
      (b) On the Term Commencement Date, Tenant shall accept the Premises in its “as is” condition on such date.
      1.4     Use. The Premises shall be used and occupied by Tenant (and its permitted subtenants) for any legal purpose; provided, that the Premises shall not be used for any purpose that would tend to lower the character of the Buildings, impair or interfere with any of the Buildings operations or the proper and economic heating, air-conditioning, cleaning or other servicing of the Buildings or impair the appearance of the Buildings.
ARTICLE 2
Rent
      2.1     Rent. The rent (“Rent”) shall be at the rate of THIRTY SIX THOUSAND DOLLARS $36,000.00 per annum and shall be payable by Tenant in twelve (12) equal monthly installments of THREE THOUSAND DOLLARS ($3,000.00) each, in advance on the Term Commencement Date and on the first day of each calendar month thereafter (appropriately prorated for the first installment if the Base Rent Commencement Date is not the first day of a month).
      2.2     Electric Charges. Landlord shall pay for the electricity supplied to the Premises.

      2.3     Manner of Payment. Tenant shall pay all Rent and other sums of money due hereunder as the same shall become due and payable under this Lease at the times provided herein without notice or demand and without set off or counterclaim.
ARTICLE 3
Landlord Covenants
      3.1     Landlord Services.
      (a) Landlord shall furnish Tenant while occupying the Premises with the following services (collectively, “Landlord Services”):

(i) hot and cold domestic water;

(ii) heat and air conditioning in season;

(iii) routine maintenance, including repair, and when necessary replacement, of equipment and fixtures that serves the Premises;

(iii) electricity to operate all equipment and machinery necessary for the conduct of Tenant’s business; and
      (b) Landlord shall not be liable for damages to either person or property nor shall Landlord be deemed to have evicted Tenant nor shall there be any abatement of Rent nor shall Tenant be relieved from performance of any covenant on its part to be performed under this Lease by reason of (i) failure by Landlord to furnish Landlord Services due to causes or circumstances beyond the control of Landlord, (ii) cessation of any Landlord Service due to causes or circumstances beyond the control of Landlord. Landlord shall use reasonable diligence to make such repairs as may be required to machinery or equipment within the Premises to provide restoration of any Landlord Service and, where the cessation or interruption of such Landlord Service has occurred due to circumstances or conditions beyond the Buildings boundaries, to cause the same to be restored by diligent application or request to the provider.
      (c) Landlord, from time to time, shall have the right to temporarily interrupt or curtail the level of Landlord Services to the extent reasonably necessary to accommodate the performance of repairs, additions, alterations, replacements or improvements that in Landlord’s reasonable judgment are desirable or necessary. Landlord shall use Landlord’s diligent efforts to schedule any such interruption or curtailment at times that minimize, to the extent reasonably practicable, the effect of such interruption or curtailment on Tenant’s ability to conduct its business in the Premises during Tenant’s ordinary business hours.
ARTICLE 4
Leasehold Improvements; Tenant Covenants
      4.1     Alterations.
      (a) Tenant shall be permitted to make or allow to be made any alterations or physical additions (including, without limitation, fixtures) to the Premises (“Alterations”) or place safes, vaults, filing systems, libraries or other heavy furniture or equipment within the Premises, after first obtaining the consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant shall indemnify and hold Landlord harmless from and against all costs (including, without limitation, attorneys’ fees and disbursements and costs of suits), losses, liabilities or causes of action arising out of or relating to any Alteration, including, without limitation, any mechanics’ or materialmen’s liens asserted in connection with such Alteration.
      (b) Tenant agrees to immediately discharge (either by payment or by the filing of the necessary bond, or otherwise) any mechanics’ materialmen’s or other lien against the Premises, Buildings and/or Landlord’s interest therein, which liens may arise out of any payment due for, or purported to be due for, any labor, services, materials, supplies or equipment alleged to have been furnished to or for Tenant in, upon or about the Premises or Buildings.
      4.2     Tenant’s Property. All Alterations installed at the expense of Tenant shall be and remain the property of Tenant (“Tenant’s Property”). Tenant may remove Tenant’s Property from the Premises during the Term; Tenant shall repair, or shall reimburse Landlord upon demand for the cost of repairing, any damage to the Premises occasioned by such removal. Any Tenant’s Property that is not removed as aforesaid shall be deemed to have been abandoned by Tenant.
      4.3     Repairs by Tenant.
      (a) Tenant shall keep the Premises in good condition.
      (b) Tenant shall not commit or allow to be committed any waste or damage to any portion of the Premises. Upon termination of this Lease, Landlord shall have the right to re-enter and resume possession of the Premises.
      (c) If Landlord gives Tenant a notice that Tenant has failed to perform a repair that this Section 4.3 obligates Tenant to perform, and Tenant fails to proceed with reasonable diligence to make such repair within thirty (30) days after the date that Landlord gives such notice to Tenant (or such shorter period that Landlord designates to the extent reasonably required under the circumstances to alleviate an imminent threat to persons or property), then Landlord may make such repair, and Tenant shall pay to Landlord as additional Rent, the reasonable expenses thereof.
      4.4     Compliance with Laws by Tenant. Tenant shall comply with all laws, ordinances, rules, orders and regulations (present, future, ordinary, extraordinary, foreseen or unforeseen) of any governmental authority or of the Board of Fire Underwriters (or any successor thereto), at any time duly issued and in force (collectively, “Laws”), attributable to any work, installation, occupancy, use or manner of use by Tenant of the Premises or any part thereof. Tenant shall procure and maintain all licenses and permits required for the conduct of its business.
ARTICLE 5
Assignment and Subletting
      5.1     Assignment; Etc. Neither this Lease nor the term and estate hereby granted, nor any part hereof or thereof, shall be assigned, mortgaged, pledged, encumbered or otherwise transferred. Tenant shall be permitted to sublease all or a portion of the Premises upon receipt of the prior consent of Landlord. No subletting of all or any portion of the Premises, shall be construed to relieve Tenant of its liability under this Lease or of the obligation to obtain Landlord’s consent to any further subletting.
      5.2     Assignment Procedures.
      (a) Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right, without obtaining the Landlord’s consent, but upon at least ten (10) days prior notice to Landlord, to assign or transfer its entire interest in the Lease, and the leasehold estate thereby created, to a “Successor Entity” (as such term is hereinafter defined) of Tenant. A “Successor Entity”, as used herein, shall mean (i) a corporation, partnership or other business entity into which or with which, Tenant, its successor or permitted assigns, is merged or consolidated in accordance with applicable statutory provisions for the merger or consolidation of a corporation, partnership or other business entity, provided that by operation of law or by effective provisions contained in the instruments of merger or consolidation, substantially all of the assets of the entities participating in such merger or consolidation are acquired by the entity surviving such merger or consolidation, or (ii) a corporation, partnership or other business entity acquiring the goodwill and all or substantially all of the property and assets of Tenant, its successors or permitted assigns, in either of which events, the successor shall assume in connection therewith, all of the liabilities of Tenant under this Lease. No further assignment or subletting of the Lease and/or the Premises shall be permitted without Landlord’s prior written consent.

      (b) No consent of Landlord shall be required in the event of any issuance, sale or transfer of any capital stock, general partnership or any other ownership interests in the entities (the “Parent Entities”) owning or controlling, at any time, Tenant or its successors or assigns, including without limitation, the issuance of capital stock through an offering registered with, the Securities and Exchange Commission or other comparable body, or any merger, consolidation, asset or stock sale involving the Parent Entities. Tenant will provide Landlord notice of such event within ten (10) days after the happening of such event.
      5.3     Subletting Procedures.
      (a) If Tenant intends to sublet the Premises or any part thereof, Tenant shall give Landlord written notice of such intent not less than 90 days prior to the Transfer Date (as defined herein). Tenant’s notice shall (i) be accompanied by an exact copy of all proposed agreements between Tenant and the proposed assignee or subtenant and by financial statements of the proposed assignee or subtenant as of its most recent complete fiscal year (or, if such notice is given within 60 days of such fiscal year, the preceding fiscal year) certified or audited by a firm of independent certified public accountants and (ii) specify the proposed date for the sublease commencement date, as the case may be (the “Transfer Date”). Tenant shall provide Landlord with any additional information or documents reasonably requested by Landlord.
      (b) Landlord shall then have a period of 20 days following receipt of such additional information (or 30 days from the date of Tenant’s original notice if Landlord does not request additional information) within which to notify Tenant whether or not Landlord will permit Tenant to consummate the subletting. Landlord shall not unreasonably withhold or delay its consent so long as (w) the proposed subtenant is of sound financial condition as reasonably determined by Landlord, (x) Landlord, in its reasonable judgment, determines that such subletting does not unduly increase the number of tenants in the Buildings and is otherwise in the best interests of the Buildings and (y) such subletting shall be at no less than the fair rental value of the sublet space (as reasonably determined by Landlord). Failure by Landlord to approve a proposed subtenant shall not cause a termination of this Lease. In the event Landlord does not respond to the Tenant’s request within the time frames delineated herein, the request shall, for the purposes hereof, be deemed denied. Tenant shall pay all costs incurred by Landlord in connection with any proposed subletting whether or not approved by Landlord (including, without limitation, attorneys’ fees) within 10 days of receipt from Landlord of a statement therefor.
ARTICLE 6
Subordination and Default Provisions
      6.1     Subordination. This Lease is subject and subordinate to each mortgage (an “Underlying Mortgage”) which may now or subsequently affect Landlord’s interest in the Premises. Tenant shall execute any amendment of this Lease requested by the holder of an Underlying Mortgage, provided such amendment shall not result in a material increase in Tenant’s obligations under this Lease or a material reduction in the benefits available to Tenant.
      6.2     Estoppel Certificate; Financial Information. Within 10 days after request therefor by Landlord, Tenant shall:

(a) execute estoppel certificates addressed to any mortgagee or prospective mortgagee of Landlord certifying as to such facts (if true) and agreeing to such notice provisions and other matters as such mortgagee(s) or purchaser(s) may reasonably require; and

(b) deliver to Landlord such information regarding the business, affairs, net worth and financial condition of Tenant as Landlord may reasonably request.
      6.3     Events of Default. The term “Event of Default” shall mean the occurrence of any of the following events:

(a) Tenant fails to pay any installment of Rent when due, and such failure continues for ten (10) days after the date that Landlord gives notice of such failure to Tenant;

(b) Tenant fails to pay any installment of Real Estate Taxes, Electrical Charges, or any other payment when due, and such failure continues for ten (10) days after the date that Landlord gives notice of such failure to Tenant;

(c) Tenant defaults in the observance or performance of any other covenant of this Lease on Tenant’s part to be observed or performed and Tenant fails to remedy such default within thirty (30) days after Landlord gives Tenant notice thereof, except that if (i) such default cannot be remedied with reasonable diligence during such period of thirty (30) days, (ii) Tenant takes reasonable steps during such period of thirty (30) days to commence Tenant’s remedying of such default, and (iii) Tenant prosecutes diligently Tenant’s remedying of such default to completion, then an Event of Default shall not occur by reason of such default, provided that Tenant completes its remedying of such default within one hundred twenty (120) days after the date that Landlord gives Tenant such notice;

(d) (i) The making by Tenant of any general assignment or general arrangement for the benefit of creditors;

(ii) The filing by or against Tenant of a petition to have Tenant adjudged a bankrupt, or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within ten days);

(iii) The appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in the Lease; or

(iv) The attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at Premises, or Tenant’s interest in the Lease.
      6.4     Termination. If (1) an Event of Default occurs, and (2) Landlord, at any time thereafter, at Landlord’s option, gives a notice to Tenant stating that this Lease and the Term shall expire and terminate on the third (3rd) business day after the date that Landlord gives Tenant such notice, then this Lease and the Term, and all rights of Tenant under this Lease shall expire and terminate as of the third (3rd) business day after the date that Landlord gives Tenant such notice, and Tenant immediately shall quit and surrender the Premises, but Tenant shall nonetheless remain liable for all of its obligations hereunder.
      6.5     Indemnity. Landlord shall not be liable to Tenant, or to Tenant’s agents, contractors, employees, invitees or licenses for any loss or damage to person or property caused for any reason whatsoever, other than by Landlord’s gross negligence or willful misconduct. Tenant shall indemnify Landlord and hold Landlord harmless from and against all loss, cost, liability or expense (including, without limitation, diminution in value of the Premises) arising out of or related to claims of injury to or death of persons or damage to property occurring or resulting directly or indirectly from the use or occupancy of the Premises or any activities of Tenant, its agents, contractors, employees, invitees or licensees, in or about the Premises, such indemnity to include, without limitation, the obligation to provide all costs of defense against any such claims.
ARTICLE 7
Rules of the Buildings; Insurance; Damage
      7.1     No Nuisance. Tenant shall conduct its business and control its agents, employees, invitees and licensees in such manner as not to create any nuisance.
      7.2     Building Rules. Tenant shall comply with, and Tenant shall cause its licensees, employees, contractors, agents and invitees to comply with, the rules of the Buildings reasonably adopted and altered by Landlord from time to time for the safety, care and cleanliness of the Premises and the Buildings and for preservation of good order therein, all of which shall be communicated by Landlord to Tenant and shall be thereafter carried out and observed by Tenant, its agents, contractors, employees, invitees and licensees. Landlord shall not enforce the rules of the Buildings in a manner which discriminates against

Tenant. Landlord shall not be liable for the violation by any tenant or other party of the rules of the Buildings. If any rule of the Buildings shall conflict with any provision of this Lease, such provision of this Lease shall govern.
      7.3     Compliance with Insurance Standards. Tenant shall not occupy or use the Premises, or permit any portion of the Premises to be occupied or used, for any business or purpose which is unlawful, disreputable or deemed to be hazardous on account of fire or other hazards, or permit anything to be done which would in any way increase the risk of fire or other hazards, or permit anything to be done which would in any way increase the rate of fire or liability or any other insurance coverage on the Buildings and/or its contents. Landlord shall not be liable for the acts or omissions of other tenants or parties which are in violation of the provisions of this Section 7.3.
      7.4     Casualty Insurance. Tenant shall maintain a policy or policies of insurance issued by and binding upon a solvent insurance company, insuring the Buildings against loss or damage by fire, or other insurable hazards and contingencies for the full insurable value or, in the alternative, insuring for 100% of the replacement cost thereof. Tenant shall maintain standard fire and extended insurance coverage on all of its personal property located in the Premises and on all Alterations.
      7.5     Liability Insurance. Tenant shall maintain a policy or policies of comprehensive general liability insurance with the premiums fully paid on or before the due date, issued by and binding upon a solvent insurance company, such insurance to afford minimum protection of not less than $1,000,000 for personal injury or death in any one occurrence and of not less than $1,000,000 for property damage in any one occurrence. Each such policy shall provide that it cannot be canceled, lapse or be substantially modified except upon 30 days’ prior notice to Landlord and shall name Landlord as an insured party thereunder, and a copy or certificate thereof shall be delivered to Landlord prior to the Term Commencement Date, and thereafter not less than 30 days prior to the expiration of the policy then in effect.
      7.6     Condemnation.
      (a) If there shall be a total taking or a Constructive Total Taking of the Buildings in condemnation proceedings or by any right of eminent domain, this Lease and the Term and estate hereby granted shall forthwith cease and terminate as of the date of taking of possession by the condemning authority. In the event of a taking which is less than a Constructive Total Taking (i) the Term and estate hereby granted with respect to the taken part of the Premises shall forthwith cease and terminate as of the date of taking of possession by the condemning authority and the Rent shall be appropriately abated for the period from such date to the date specified in this Lease for the expiration of the Term and (ii) Landlord shall with reasonable diligence restore the remaining portion of the Premises as nearly as practicable to its condition prior to such condemnation or taking. “Constructive Total Taking” means a taking of such scope that the untaken part of the Buildings (whether or not the Premises are affected by the taking) would, in Landlord’s reasonable judgment, be uneconomic to operate.
      (b) In the event of any condemnation or taking of all or a part of the Buildings, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including, without limitation, any award made for the value of the estate vested by this Lease in Tenant, and Tenant hereby assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award; provided, that nothing shall preclude Tenant from intervening in any such condemnation proceeding to claim or receive from the condemning authority any compensation to which Tenant may otherwise lawfully be entitled in such case in respect of Tenant’s Property, for moving to a new location, reimbursement for tenant improvements or for any other benefits available to a tenant provided the same do not include any value of the estate vested by this Lease in Tenant and do not reduce the amount available to Landlord.
      (c) Notwithstanding the foregoing, if all or any portion of the Premises shall be condemned or taken for governmental occupancy for a limited period, this Lease shall continue in full force and effect (without any abatement of the Rent) and Tenant shall be entitled to receive the entire award therefor applicable to the portion of the Premises taken (whether paid as damages, rent or otherwise) unless the period of governmental occupancy extends beyond the expiration of this Lease, in which case Landlord shall be entitled to such part of such award as shall be properly allocable to the cost of restoration of the Premises, and the balance of such award shall be apportioned between Landlord and Tenant as of the date of such expiration. If the termination of such governmental occupancy is prior to expiration of this Lease, Tenant shall, to the extent that an award has been made for the purpose after application for and diligent pursuit of such award by Tenant, restore the Premises as nearly as possible to its condition prior to the condemnation or taking.
      7.7     Fire Clause. In the event of a fire or other casualty in the Premises, Tenant shall immediately give notice of such event to Landlord. If the Premises shall be wholly or partially destroyed by fire or other casualty, there shall be no abatement of Rent and Tenant shall commence and prosecute repair and restoration of the Buildings and the Premises, promptly and with due diligence, to their respective condition prior to such damage or destruction using the insurance proceeds received.
      7.8     Subrogation Waiver. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each waive all rights of recovery, claim, action or cause of action, against the other party, the other party’s Affiliates, the other party’s tenants and subtenants and their affiliates, and the respective agents (including partners, both general and limited) officers, directors, shareholders or employees of all of the foregoing, for any loss or damage that may occur to the Premises, or any improvements thereto, or the Buildings or any personal property of the waiving party by reason of fire, the elements or any other cause which could be insured against under the terms of standard fire and the then obtainable extended coverage insurance policies, regardless of cause or origin, including negligence. Landlord and Tenant shall advise each respective insurer of the foregoing and such waiver shall be part of each policy maintained by Landlord and Tenant that applies to the Premises, any part of the Buildings or Landlord’s or Tenant’s use and occupancy of any part thereof.
ARTICLE 8
Tenant Termination Right
      8.1     Tenant’s Right To Terminate. Notwithstanding any provision to the contrary contained herein, Tenant shall have the right, at its sole and absolute discretion, to terminate the Lease after ninety (90) days written notice to Landlord. Tenant may remove Tenant’s Property from the Premises, at the expiration of said Term, and Tenant shall repair, or shall reimburse Landlord upon demand for the cost of repairing, any damage to the Premises occasioned by such removal. Any Tenant’s Property that is not removed as aforesaid shall be deemed to have been abandoned by Tenant.
ARTICLE 9
Miscellaneous Provisions
      9.1     General Provisions.
      (a) The various rights and remedies contained in this Lease and reserved to each of the parties shall not be exclusive of any other right or remedy of such party, but shall be construed as cumulative and shall be in addition to every other remedy now or hereafter existing at law, in equity, or by statute. No delay or omission of the right to exercise any power by either party shall impair any such right or power, or shall be construed as a waiver of any default or as an acquiescence in any default. One or more waivers of any covenant, term or condition of this Lease by either party shall not be construed by the other party as a waiver of a subsequent breach of the same covenants, terms or conditions. The consent or approval of either party to or of any act by the other party of a nature requiring consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act.
      (b) Payments to Landlord under this Lease are rental for the use of the Premises, and nothing herein contained shall be deemed or construed to make Landlord a partner or associate of Tenant in the conduct of any business, nor as rendering Landlord liable for any debts, liabilities or obligations incurred by Tenant in the conduct of any business, it being expressly agreed that the relationship between the parties is, and shall at all times remain, that of landlord and tenant.
      9.2     Notice. All notices, demands, consents, approvals, advices, waivers or other communications which may or are required to be given by either party to the other under this Lease shall be in writing and shall be deemed to have been given when personally delivered or when deposited in the United States mail, certified or registered, postage prepaid, and addressed to (i) Landlord at the address for Landlord specified in the first paragraph of this Lease, and (ii) Tenant, at 126 North Washington Street, Albany, GA 31701, or to such other place as the party to be notified may from time to time designate by at least 15 days notice to the notifying party. Tenant hereby appoints as its agent to receive the service of notice of any dispossess or other proceedings the person in charge of or occupying the Premises at the time, and, if no person shall be in charge of or occupying the same, then such service may be made by attaching the same on the main entrance of the Premises.
      9.3     Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.
      9.4     Quiet Enjoyment. Tenant shall and may peaceably and quietly have, hold and enjoy the Premises, subject to the other terms of this Lease, provided that Tenant pays the Rent and other sums to be paid by Tenant and performs all of Tenant’s covenants and agreements contained in this Lease.
      9.5     Limitation of Landlord’s Personal Liability. Tenant shall look solely to Landlord’s interest in the Premises for the recovery of any judgment against Landlord, and if Landlord is a partnership, its partners whether general or limited, or if Landlord is a limited liability company, its members, or if Landlord is a corporation, its directors, officers or shareholders, shall never be personally liable for any such judgment.
      9.6     Counterclaims. If Landlord commences any summary proceeding or action for nonpayment of Rent or other payment arising under the Lease, Tenant shall not interpose any counterclaim of any nature or description in any such proceeding or action, unless Tenant’s failure to interpose such counterclaim in such proceeding or action would result in the waiver of Tenant’s right to bring such claim in a separate proceeding under applicable law.
      9.7     Mortgagee Protection. Tenant shall give each holder of an Underlying Mortgage, a copy of any notice of default served upon Landlord, provided that Tenant has been notified of the address of such holder. If Landlord fails to cure any default as to which Tenant is obligated to give notice pursuant to the preceding sentence within the time provided for in this Lease, then such holder shall have an additional 30 days after receipt of such notice within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if, within such 30 days, any such holder has commenced and is diligently pursuing the remedies necessary to cure such default (including, without limitation, commencement of foreclosure proceedings or eviction proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued (it being understood that such holder shall not have any liability to Tenant for the failure of such holder to so remedy such act or omission of Landlord during such period).
      9.8     Holdover. If possession of the Premises is not surrendered to Landlord on the expiration of the Term, then Tenant shall pay to Landlord on account of use and occupancy of the Premises, for each month (or any portion thereof) during which Tenant (or a Person claiming by, through or under Tenant) holds over in the Premises, an amount equal to the greater of (i) one and one-half (1 1/2) times the Rent that was payable under this lease during the last month of the Term, and (ii) the then fair market rental value of the Premises. Landlord’s right to collect such amount from Tenant for use and occupancy shall be in addition to any other rights or remedies that Landlord may have hereunder or at law or in equity. Nothing contained in this Section 9.8 shall permit Tenant to retain possession of the Premises after the expiration of the Term, or limit in any manner Landlord’s right to regain possession of the Premises, through summary proceedings or otherwise.
      9.9     Force Majeure. If Landlord or Tenant is in any way delayed, interrupted or prevented from performing any of its obligations under this Lease, and such delay, interruption or prevention is due to fire or other casualty, act of God, governmental act or failure to act, strike, labor dispute, inability to procure materials, or any other cause beyond its reasonable control (whether similar or dissimilar), the time for performance of the affected obligations by Landlord or Tenant, as the case may be, shall be excused for the period of such delay, interruption or prevention. It is understood and agreed, however, that failures or delays resulting from lack of funds shall not be deemed a force majeure.
      9.10     Amendments. This Lease may not be altered, changed or amended, except by an instrument in writing signed by the party to be charged.
      9.11     No Joint Venture. This Lease shall not be deemed or construed to create or establish any relationship of partnership or joint venture or similar relationship or arrangement between Landlord and Tenant.
      9.12     Broker.
      (a) Tenant represents to Landlord that Tenant has dealt with no broker in connection with this Lease or the Buildings, and Tenant shall indemnify and hold Landlord harmless from and against all loss, cost, liability and expense (including reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker who alleges that it has dealt with Tenant in connection with this Lease or the Buildings.
      (b) Landlord represents to Tenant that Landlord has dealt with no broker in connection with this Lease or the Buildings, and Landlord shall indemnify and hold Tenant harmless from and against all loss, cost, liability and expense (including reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker who alleges that it has dealt with Landlord in connection with this Lease or the Buildings.
      9.13     Merger. This Lease embodies the entire understanding between the parties with respect to the subject matter hereof, and all prior agreements, understandings and statements, oral or written, with respect thereto are merged in this Lease.
      9.14     Successors.
      (a) The term “Landlord” as used in this Lease means only the Landlord for the time being of the Buildings, so that in the event of any sale or sales of said Buildings, the said Landlord shall be and hereby is freed and relieved of all covenants and obligations of Landlord hereunder, and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and the purchaser at any such sale, that the purchaser of the Buildings has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder.
      (b) This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant and its successors.
      9.15     Applicable Law. This Lease shall be construed and enforced according to the laws of the State of Georgia.
      9.16     Graphics and Building Directory. No signs, numerals, letters or other graphics shall be used or permitted on the exterior of, or which may be visible from outside, the Premises, unless reasonably approved by Landlord in advance of installation.
      9.17     Confidentiality. Except to the extent otherwise required by Laws, Tenant shall keep the terms of the Lease confidential, and accordingly, Tenant shall not disclose such terms to any third party without Landlord’s prior approval.

      9.18     No Construction Against Drafting Party. Landlord and Tenant acknowledge that each of them and their counsel have had an opportunity to review this Lease and that this Lease shall not be construed against Landlord merely because Landlord has prepared it.
      9.19     Subscriptions to Albany Herald. Landlord, in its sole discretion, revocable at any time at Landlord’s sole election, may provide to not more than twenty (20) Tenant employees of the Premises who physically reside in the Albany, Georgia area serviced by the Albany Herald, free subscriptions to the Albany Herald. Tenant expressly acknowledges and agrees that Landlord may provide this service solely in the Landlord’s discretion and Tenant shall have no right to (i) enforce this provision in any court of law, or (ii) allege Landlord’s failure to so provide as a breach or default here.
      9.20     Parking. Landlord shall permit Tenant’s employees, visitors, invitees and agents, on a non-exclusive basis, to park in the Landlord’s parking lot at no additional charge to Tenant’s employees, visitors, invitees or agents. The parking lot shall be subject to the exclusive control and management of the Landlord and shall be maintained by the Landlord. Landlord shall have the right to construct, maintain and operate lighting and other facilities in the parking lot, to police same, and to change the area, level, location and arrangement of parking areas. If Landlord shall designate Tenant parking area or areas, Tenant’s employees, visitors, invitees and agents shall use only such designated areas for parking and Tenant shall cooperate fully with Landlord in enforcing this covenant. Tenant’s use of the parking lot is pursuant to a revocable license, and if such license shall be revoked, or if the amount of such areas are changed or diminished, Landlord shall not be subject to any liability, nor shall Tenant be entitled to any compensation or diminution or abatement of Rent, nor shall such revocation or diminution be deemed a constructive and/or actual eviction.
      9.21     Not Binding Until Execution. This Lease shall not be binding upon Landlord or Tenant unless and until Landlord and Tenant have executed and unconditionally delivered a fully executed copy of this Lease to each other.
      9.22     No Third Party Beneficiaries. Landlord and Tenant hereby acknowledge that they do not intend for any other person to constitute a third-party beneficiary hereof.
      9.23     Recording. Tenant shall not record this Lease. Tenant shall not record a memorandum of this Lease. Landlord shall have the right to record a memorandum of this Lease. If Landlord submits to Tenant a memorandum hereof that is in reasonable form, then Tenant shall execute, acknowledge and deliver such memorandum promptly after Landlord’s submission thereof to Tenant.
      9.24     Authority.
      (a) Tenant hereby represents and warrants to Landlord that (i) Tenant is duly organized and validly existing in good standing under the laws of Georgia, and possesses all licenses and authorizations necessary to carry on its business in the State of Georgia, (ii) Tenant has full power and authority to carry on its business, enter into this Lease and consummate the transaction contemplated hereby, (iii) the individual executing and delivering this Lease on Tenant’s behalf has been duly authorized to do so, (iv) this Lease has been duly executed and delivered by Tenant, (v) this Lease constitutes a valid, legal, binding and enforceable obligation of Tenant.
      (b) Landlord hereby represents and warrants to Tenant that (i) Landlord is duly organized and validly existing in good standing under the laws of Delaware, and possesses all licenses and authorizations necessary to carry on its business, (ii) Landlord has full power and authority to carry on its business, enter into this Lease and consummate the transaction contemplated hereby, (iii) the individual executing and delivering this Lease on Landlord’s behalf has been duly authorized to do so, (iv) this Lease has been duly executed and delivered by Landlord, (v) this Lease constitutes a valid, legal, binding and enforceable obligation of Landlord.
[Signature page follows.]

      IN WITNESS WHEREOF, the parties have executed and delivered this Lease Agreement effective as of the date first written above.

LANDLORD:

GRAY PUBLISHING, LLC

By:

Name:
Title:

TENANT:

GRAY TELEVISION, INC.

By:

Name:
Title:

ANNEX D
AGREEMENT AND PLAN OF MERGER
      AGREEMENT AND PLAN OF MERGER, dated as of August 2, 2005 (this “Agreement”), by and among Triple Crown Media, Inc., a Delaware corporation (“TCM”), BR Acquisition Corp., a Georgia corporation and a direct, wholly-owned subsidiary of TCM (“Merger Sub”), and Bull Run Corporation, a Georgia corporation (the “Company”).
RECITALS
      Each of TCM, Merger Sub and the Company has determined that it is advisable and in the best interests of its stockholders for the parties to enter into a business combination upon the terms and subject to the conditions set forth herein;
      In furtherance of such combination, each of (i) the special committee of the board of directors of TCM (the “TCM Special Committee”), (ii) the board of directors of TCM (the “TCM Board”), (iii) the special committee of the board of directors of the Company (the “Company Special Committee”), (iv) the board of directors of the Company (the “Company Board”), (v) the board of directors of Merger Sub, (vi) the sole stockholder of TCM and (vii) the sole stockholder of Merger Sub has approved the merger (the “Merger”) of the Company with and into Merger Sub in accordance with the applicable provisions of the Georgia Business Corporation Code (“Georgia Law”) and upon the terms and subject to the conditions set forth herein;
      The Company Special Committee and the Company Board have unanimously determined that this Agreement, the Merger and the other transactions contemplated hereby (other than the Spin-off (as defined herein)) are fair to the stockholders of the Company and has unanimously recommended that the stockholders of the Company approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (other than the Spin-off); and
      For U.S. federal income tax purposes, it is intended that (a) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (b) this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code and (c) TCM, Merger Sub and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code;
      THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I.
Certain Definitions
      Section 1.01     Certain Definitions. For purposes of this Agreement, the term:

(a) “1994 Directors’ Plan” shall have the meaning specified in Section 2.06(d).

(b) “1994 Plan” shall have the meaning specified in Section 2.06(d).

(c) “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

(d) “Agreement” shall mean this Agreement and Plan of Merger, together with all exhibits attached hereto, the Company Disclosure Letter and the TCM Disclosure Letter.

(e) “Ancillary Agreements” means any certificates or supporting documents contemplated or delivered pursuant thereto and pursuant to this Agreement.

(f) “Articles of Merger” shall have the meaning specified in Section 2.02.

(g) “Assets” means all the properties, assets and contract rights (including, without limitation, cash, cash equivalents, accounts receivable, inventory, equipment, office furniture and furnishings, trade names, trademarks and patents, contracts, agreements, licenses and real estate) of the Company and its subsidiaries, whether tangible or intangible, real, personal or mixed.

(h) “books and records” means, with respect to any person, all books and records, including, without limitation, corporate records (such as minute books, seals, stock ledgers and similar items), manuals, price lists, mailing lists, lists of customers, slides and promotional materials, purchasing materials, personnel records, quality control records and procedures, research and development files, financial and accounting records (exclusive of records maintained by the Company’s independent accountants), environmental records and litigation files (regardless of the media in which stated), in each case principally relating to or used by such person.

(i) “Blue Sky Laws” shall have the meaning specified in Section 3.05(b).

(j) “business day” means any day other than a day on which banks in Atlanta, Georgia are required or authorized to be closed.

(k) “Cash Advance” means the cash advances in the aggregate of $6,050,000 made by J. Mack Robinson to the Company.

(l) “CERCLA” shall have the meaning specified in Section 3.15(b).

(m) “Certificate” shall have the meaning specified in Section 2.06(c).

(n) “Closing” shall have the meaning specified in Section 2.01.

(o) “Closing Date” shall have the meaning specified in Section 2.01.

(p) “Code” shall have the meaning specified in the Recitals.

(q) “Common Stock Exchange Ratio” shall have the meaning specified in Section 2.06(c)(i).

(r) “Company” shall mean Bull Run Corporation, a Georgia corporation.

(s) “Company Articles of Incorporation” means the Articles of Incorporation of the Company, as amended, in effect as of the date of this Agreement.

(t) “Company Board” shall have the meaning specified in the Recitals.

(u) “Company By-Laws” shall have the meaning specified in Section 3.02.

(v) “Company Capital Stock” means collectively, the Company Common Stock and the Company Preferred Stock.

(w) “Company Common Stock” shall have the meaning specified in Section 2.06(a).

(x) “Company Disclosure Letter” shall have the meaning specified in Article III.

(y) “Company ERISA Affiliate” shall have the meaning specified in Section 3.12(a).

(z) “Company Financial Advisor” means SunTrust Robinson Humphrey.

(aa) “Company Material Adverse Effect” means a material and adverse effect on the operation of the Company taken as a whole; provided, however, that the following shall not be taken into account in determining whether there has been or would be a “Material Adverse Effect”: (i) any adverse changes or developments resulting from conditions affecting the United States economy generally; (ii) any acts of war, insurrection, sabotage or terrorism; (iii) any adverse change or developments that are primarily caused by conditions affecting the media and advertising industries generally; and (iv) any adverse changes or developments arising primarily out of, or resulting primarily from, actions taken by any party in connection with (but not in breach of) this Agreement and the transactions contemplated hereunder, or which are primarily attributable to the announcement of this Agreement and the transactions contemplated hereby or the identity of TCM.

(bb) “Company Option Plans” shall have the meaning specified in Section 2.06(d).

(cc) “Company Permits” shall have the meaning specified in Section 3.08(b).

(dd) “Company Plan” shall have the meaning specified in Section 3.12(a).

(ee) “Company Preferred Stock” means collectively, the Series D Preferred, the Series E Preferred and the Series F Preferred.

(ff) “Company Proxy Statement” shall have the meaning specified in Section 3.07.

(gg) “Company Real Property” shall have the meaning set forth in Section 3.15(a).

(hh) “Company Representatives” shall have the meaning specified in Section 5.03(a).

(ii) “Company SEC Reports” shall have the meaning specified in Section 3.06(a).

(jj) “Company Special Committee” shall have the meaning specified in the Recitals.

(kk) “Company Stockholder” means each holder of record (as of the Effective Time) of the Company Capital Stock.

(ll) “Company Stockholders’ Action” shall have the meaning specified in Section 3.04(a).

(mm) “Company Stockholders’ Meeting” shall have the meaning specified in Section 5.02(c).

(nn) “Company Stockholders’ Vote Condition” shall have the meaning specified in Section 3.21.

(oo) “Company Terminating Breach” shall have the meaning specified in Section 7.01(c).

(pp) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities or debt which is convertible into voting securities, by contract, credit arrangement or otherwise; provided, however, that the ownership, either alone or through or together with any subsidiary, directly or indirectly, of more than 10% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a corporation or other legal entity shall be deemed to constitute “control” of such corporation or other legal entity.

(qq) “D&O Insurance” shall have the meaning specified in Section 5.11(b).

(rr) “Dissenting Stockholder” means any Company Stockholder exercising dissenters’ rights pursuant to Article 13 of Georgia Law.

(ss) “Effective Time” shall have the meaning specified in Section 2.02.

(tt) “Encumbrances” means any lien, pledge, hypothecation, claim, infringement, charge, mortgage, security interest, encumbrance, prior assignment, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature whatsoever (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(uu) “Environment” means any surface or subsurface physical medium or natural resource, including, air, land, soil, surface waters, ground waters, stream and river sediments, and biota.

(vv) “Environmental Laws” means any federal, state, local or common law, rule, regulation, ordinance, code, order or judgment (including the common law and any judicial or administrative interpretations, guidances, directives, policy statements or opinions) relating to the injury to, or the pollution or protection of human health and safety or the Environment.

(ww) “Environmental Liabilities” means any liability or obligation arising under Environmental Laws to the extent arising from any condition existing or any act or omission occurring prior to the Effective Time, including, without limitation, any claims, demands, assessments, judgments, orders, causes of action, notices of actual or alleged violations or liability (including such notices regarding the disposal or release of Hazardous Substances on the Real Property or elsewhere), proceedings and any associated costs, assessments, investigations, losses, damages (including punitive damages), obligations, liabilities, awards, fines, sanctions, penalties, or amounts paid in settlement (including reasonable costs, fees and expenses of attorneys, accountants, consultants and other agents of such person).

(xx) “ERISA” shall have the meaning specified in Section 3.12(a).

(yy) “Exchange Act” shall have the meaning specified in Section 3.05(b).

(zz) “Exchange Agent” shall have the meaning specified in Section 2.07(a).

(aaa) “Existing Stockholder Agreement” means that certain Stockholders’ Agreement dated as of December 17, 1999 by and among Hilton H. Howell, Jr., Douglas L. Jarvie, Robinson-Prather Partnership, W. James Host and Charles L. Jarvie.

(bbb) “Form S-4” shall have the meaning specified in Section 5.02(a).

(ccc) “GAAP” means generally accepted accounting principles.

(ddd) “Georgia Law” shall have the meaning specified in the Recitals.

(eee) “Governmental Entity” means any foreign governmental or United States federal, state or local governmental, administrative or regulatory authority, commission, body, agency, court or any judicial body or other authority.

(fff) “Gray” means Gray Television, Inc., a Georgia corporation.

(ggg) “Gray Side Letter” means the letter agreement dated August 2, 2005 between Gray and the Company.

(hhh) “Hazardous Substances” means any materials or substances, pollutants, contaminants, contaminants or wastes regulated by or defined under any Environmental Law, including, without limitation, petroleum, petroleum products, petroleum derived substances, radioactive materials, asbestos, polychlorinated biphenyls, radon and lead based paint.

(iii) “Indebtedness for Borrowed Money” means with respect to any person, all indebtedness in respect of money borrowed, including without limitation all capital leases, and the deferred purchase price of any property or asset, evidenced by a promissory note, bond, indenture or similar written obligation for the payment of money, other than trade payables and accrued expenses incurred in the ordinary course of business.

(jjj) information “made available” shall be limited to that information to which access has been granted by the applicable party for review by another party to this Agreement, by placing such information in a data room or otherwise, and shall not include information obtained or discovered through channels other than the providing party such as the Internet or public filings.

(kkk) “IRS” shall have the meaning specified in Section 3.12(c).

(lll) “Laws” shall have the meaning specified in Section 3.08(a).

(mmm) “Merger” shall have the meaning specified in the Recitals.

(nnn) “Merger Consideration” means, collectively, (i) the aggregate number of shares of TCM Common Stock to be issued in exchange for the Company Common Stock and to be reserved for Options in accordance with Section 5.06, (ii) the aggregate number of shares of TCM Series A Preferred Stock to be issued in exchange for the Series D Preferred and the Series E Preferred held by the Series E Affiliated Stockholders, (iii) the aggregate amount of cash to be paid in exchange for the Series E Preferred held by Series E Preferred stockholders (other than Series E Affiliated Stockholders); (iv) the aggregate number of shares of TCM Series A Preferred Stock to be issued in exchange for the accrued and unpaid dividends (through July 1, 2005) on the Series D Preferred and Series E Preferred held by Series E Affiliated Stockholders; (v) the repayment of the Cash Advance; and (vi) the aggregate number of shares of TCM Common Stock to be issued in exchange for the Series F Preferred Stock and all accrued and unpaid dividends thereon (through July 1, 2005).

(ooo) “Merger Sub” shall have the meaning specified in the Introduction.

(ppp) “Nasdaq” means the Nasdaq National Market.

(qqq) “Option” shall have the meaning specified in Section 2.06(d).

(rrr) “ordinary course of business” means any action taken by a person that: (i) is consistent in nature, scope and magnitude with the past practices of such person and is taken in the ordinary course of the normal, day-to-day operations of such person; and (ii) does not require authorization by the board of directors or stockholders of such person (or by any person or group of persons exercising similar authority).

(sss) “Permitted Encumbrance” shall have the meaning specified in Section 3.18.

(ttt) “person” means an individual, corporation, partnership, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(uuu) “Refinancing” means a financing in which TCM receives funded debt of at least $120.0 million.

(vvv) “Rule 145 Affiliate” shall have the meaning specified in Section 6.04.

(www) “Rule 145 Affiliate Agreement” shall have the meaning specified in Section 6.04.

(xxx) “SEC” shall have the meaning specified in Section 3.06(a).

(yyy) “Securities Act” shall have the meaning specified in Section 3.05(b).

(zzz) “Separation and Distribution Agreement” means that certain Separation and Distribution Agreement dated as of August 2, 2005 by and among Gray and TCM attached hereto as Exhibit A.

(aaaa) “Series D Preferred” means the Series D Convertible Preferred Stock, par value $0.01 per share, of the Company.

(bbbb) “Series E Affiliated Stockholder” means J. Mack Robinson and any transferee of J. Mack Robinson.

(cccc) “Series E Preferred” means the Series E Convertible Preferred Stock, par value $0.01 per share, of the Company.

(dddd) “Series E Preferred Stockholder” mean a holder of Series E Preferred.

(eeee) “Series F Dividend Amount” means the aggregate of $290,000.

(ffff) “Series F Preferred” means the Series F Convertible Preferred Stock, par value $0.01 per share, of the Company.

(gggg) “Solvency Opinion” shall have the meaning specified in Section 6.02(g).

(hhhh) “Spin-off” means the separation of Gray’s newspaper publishing business and Graylink Wireless business from its other businesses, which result will be accomplished by: (i) Gray contributing all of the membership interests of Gray Publishing, LLC to TCM; and (ii) Gray subsequently distributing all of the shares of TCM Common Stock to its stockholders, in each case in accordance with the Separation and Distribution Agreement.

(iiii) “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(jjjj) “Superior Proposal” shall have the meaning specified in Section 5.03(b).

(kkkk) “Surviving Corporation” shall have the meaning specified in Section 2.01.

(llll) “Surviving Corporation Common Stock” shall have the meaning specified in Section 2.06(b).

(mmmm) “Takeover Proposal” shall have the meaning specified in Section 5.03(b).

(nnnn) “Takeover Proposal Interest” shall have the meaning specified in Section 5.03(a).

(oooo) “Tax” or “Taxes” shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign taxing authority, including, without limitation, (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

(pppp) “Tax Sharing Agreement” means that certain Tax Sharing Agreement dated as of August 2, 2005 by and among Gray and TCM attached hereto as Exhibit B.

(qqqq) “Tax Returns” shall mean returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

(rrrr) “TCM” means Triple Crown Media, Inc., a Delaware corporation.

(ssss) “TCM Audited Financial Statements” shall have the meaning specified in Section 4.07.

(tttt) “TCM Board” shall have the meaning specified in the Recitals.

(uuuu) “TCM Capital Stock” means the TCM Common Stock and the TCM Preferred Stock.

(vvvv) “TCM Common Stock” means the common stock of TCM, par value $0.001 per share.

(wwww) “TCM Confidentiality Agreement” shall mean the confidentiality agreement dated June 1, 2005 between TCM, Gray and the Company.

(xxxx) “TCM Disclosure Letter” shall have the meaning specified in Article IV.

(yyyy) “TCM Financial Advisor” means Houlihan Lokey Howard & Zukin Financial Advisors, Inc. and its affiliates.

(zzzz) “TCM Financial Statements” shall have the meaning specified in Section 4.07.

(aaaaa) “TCM Interim Financial Statements” shall have the meaning specified in Section 4.07.

(bbbbb) “TCM Material Adverse Effect” means a material and adverse effect on the operation of TCM taken as a whole; provided, however, that the following shall not be taken into account in determining whether there has been or would be a “Material Adverse Effect”: (i) any adverse changes or developments resulting from conditions affecting the United States economy generally; (ii) any acts of war, insurrection, sabotage or terrorism; (iii) any adverse changes or developments that are primarily caused by conditions affecting the newspaper publishing and paging industries generally; and (iv) any adverse changes or developments arising primarily out of, or resulting primarily from, actions taken by any party in connection with (but not in breach of) this Agreement and the transactions contemplated hereunder, or which are primarily attributable to the announcement of this Agreement and the transactions contemplated hereby or the identity of the Company.

(ccccc) “TCM Material Contracts” shall have the meaning specified in Section 4.17.

(ddddd) “TCM Permits” shall have the meaning specified in Section 4.09(b).

(eeeee) “TCM Preferred Stock” means collectively, the TCM Series A Preferred Stock and the TCM Series B Preferred Stock.

(fffff) “TCM Real Property” shall have the meaning specified in Section 4.15(a).

(ggggg) “TCM Representatives” shall have the meaning specified in Section 5.03(e).

(hhhhh) “TCM Series A Preferred Stock” mean the Series A convertible preferred stock of TCM, par value $0.001 per share.

(iiiii) “TCM Series B Preferred Stock” mean the Series B convertible preferred stock of TCM, par value $0.001 per share.

(jjjjj) “TCM Special Committee” shall have the meaning specified in the Recitals.

(kkkkk) “TCM Superior Proposal” shall have the meaning specified in Section 5.03(f).

(lllll) “TCM Takeover Proposal” shall have the meaning specified in Section 5.03(f).

(mmmmm) “TCM Takeover Proposal Interest” shall have the meaning specified in Section 5.03(e).

(nnnnn) “TCM Terminating Breach” shall have the meaning specified in Section 7.01(d).

(ooooo) “Transaction” means the Spin-off and the Merger.

(ppppp) “Transaction Expenses” shall have the meaning specified in Section 5.09(a).

ARTICLE II.
The Merger
      Section 2.01     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Georgia Law, at the Effective Time, the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Company in accordance with Georgia Law. Unless this Agreement has been terminated pursuant to Article VII, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger (the “Closing”) will take place as promptly as practicable (and in any event within three business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, unless another date, time or place is agreed to in writing by TCM and the Company (the “Closing Date”).
      Section 2.02     Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall file articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Georgia, in such form as required by, and executed in accordance with the relevant provisions of, Georgia Law. The Merger shall become effective at such time as the Articles of Merger are duly filed with such Secretary of State, or at such other time as TCM and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

      Section 2.03     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of Georgia Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
      Section 2.04     Articles of Incorporation; By-Laws.
      (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.
      (b) The By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.
      Section 2.05     Directors and Officers. The individuals named on Schedule 2.05 hereto shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation. The individuals named on Schedule 2.05 hereto shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.
      Section 2.06     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholder or the holder of any shares of the capital stock of Merger Sub:

(a) Cancellation of Shares of Company Common Stock and Company Preferred Stock. Each share of common stock, par value $0.01 per share of the Company (“Company Common Stock”) held by the Company as treasury stock (or by any subsidiary of the Company) and each share of Company Preferred Stock held by the Company as treasury stock (or by any subsidiary of the Company) immediately prior to the Effective Time shall automatically be canceled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereof.

(b) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.001 per share of the Surviving Corporation (“Surviving Corporation Common Stock”), with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall remain outstanding and evidence ownership of shares of Surviving Corporation Common Stock.

(c) Conversion of Company Capital Stock. Subject to Sections 2.08 and 5.06, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Merger Sub, TCM or the holders of the Company Capital Stock:

(i) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and extinguished and thereafter represent the right to receive 0.0289 of a share of TCM Common Stock (the “Common Stock Exchange Ratio”);

(ii) each share of Series D Preferred outstanding immediately prior to the Effective Time shall be cancelled and extinguished and thereafter represent the right to receive one share of TCM Series A Preferred Stock;

(iii) each share of Series E Preferred held by a Series E Affiliated Stockholder and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and thereafter represent the right to receive one share of TCM Series A Preferred Stock;

(iv) each share of Series E Preferred held by a Series E Preferred stockholder (other than a Series E Affiliated Stockholder) and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and thereafter represent the right receive $1,000; and

(v) each share of Series F Preferred Stock outstanding immediately prior to Effective Time shall be cancelled and extinguished and thereafter represent the right to receive 22.56 shares of TCM Common Stock.

As of the Effective Time, all such shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration with respect thereto and any cash in lieu of fractional shares of TCM Capital Stock upon surrender of such Certificate in accordance with Section 2.07, without interest. The right of any Company Stockholder to receive its portion of the Merger Consideration in accordance with this Section 2.06(c) shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.

(d) Stock Options. All options to purchase Company Common Stock granted pursuant to the Company’s 1994 Long Term Incentive Plan, as amended (the “1994 Plan”), or the Company’s Non-Employee Directors’ 1994 Stock Option Plan (the “1994 Directors’ Plan”) (collectively, the “Company Option Plans”) or pursuant to any other arrangement adopted by the Company Board to provide options or other rights to purchase Company Common Stock to directors, officers, employees or consultants of the Company (in any such case, an “Option”) then outstanding (whether vested or unvested) shall be subject to the provisions of Section 5.06.

(e) Accrued and Unpaid Dividends. Pursuant to this Agreement, (i) at the Effective Time, the Surviving Corporation shall pay each Series E Preferred stockholder (other than a Series E Affiliated Stockholder) an amount equal to the accrued and unpaid dividends due to each such stockholder, (ii) all accrued and unpaid dividends (through July 1, 2005) on each outstanding share of Series D Preferred and Series E Preferred held by a Series E Affiliated Stockholder shall be converted at the Effective Time into the number of shares of TCM Series A Preferred Stock determined by dividing the accrued and unpaid dividends due on such shares by 1,000; provided that no fractional shares of TCM Series A Preferred Stock shall be issued upon conversion and, upon such conversion, the actual number of shares of TCM Series A Preferred Stock ultimately issued to any holder shall have been rounded down to the nearest whole number of shares, and (iii) all accrued and unpaid dividends (through July 1, 2005) on the outstanding Series F Preferred shall be converted at the Effective Time into the number of shares of TCM Common Stock determined by multiplying 0.0289 by the product of the Series F Dividend Amount divided by $0.66; provided that no fractional shares of TCM Common Stock shall be issued upon conversion and, upon such conversion, the actual number of shares of TCM Common Stock ultimately issued to any holder shall have been rounded down to the nearest whole number of shares.

(f) Cash Advance. Pursuant to this Agreement, at the Effective Time, the Cash Advance shall be converted into 6,050 shares of TCM Series B Preferred Stock.
      Section 2.07     Exchange of Certificates. The procedures for exchanging outstanding shares of Company Capital Stock for the applicable Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent. At or promptly following the Effective Time, TCM shall deposit with Mellon Investor Services, LLC (the “Exchange Agent”), for the benefit of the Company Stockholders, for exchange in accordance with this Section 2.07, through the Exchange Agent, (i) the certificates representing shares of TCM Common Stock issuable pursuant to Section 2.06(c)(i) in exchange for outstanding shares of Company Common Stock, (ii) the certificates representing shares of TCM Series A Preferred Stock issuable pursuant to Section 2.06(c)(ii), Section 2.06(c)(iii) and 2.06(e)(ii), (iii) the cash payable pursuant to Section 2.06(c)(iv), (iv) the TCM Common Stock issuable pursuant to Section 2.06(c)(v) and Section 2.06(e)(iii), and (v) the TCM Series B Preferred Stock issuable pursuant to Section 2.06(f).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event no later than five (5) business days thereafter, the Exchange Agent shall mail to each holder of record (as of the Effective Time) of a Certificate whose shares were converted pursuant to Section 2.06(c) into the applicable Merger Consideration (plus cash in lieu of fractional shares, if any, of TCM Common Stock as provided in Section 2.07(e)) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as TCM may reasonably specify), and (ii) instructions for effecting the surrender of the Certificates in exchange for the applicable Merger Consideration (plus cash in lieu of fractional shares, if any, of TCM Common Stock as provided in Section 2.07(e)). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by TCM, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration plus cash in lieu of fractional shares, if any, pursuant to Section 2.07(e), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Capital Stock that is not registered in the transfer records of the Company, the applicable Merger Consideration issued (and if applicable, paid) in exchange therefor plus cash in lieu of fractional shares, if any, pursuant to Section 2.07(e) may be issued and paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes with respect to such transfer have been paid. Until surrendered as contemplated by this Section 2.07(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration plus cash in lieu of fractional shares, if any, pursuant to Section 2.07(e).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to shares of TCM Capital Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of TCM Capital Stock represented thereby until the holder of record of such Certificate surrenders such Certificate. Subject to applicable Law, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, (i) the applicable Merger Consideration, (ii) the amount of any cash payable in lieu of a fractional share of TCM Common Stock to which such holder is entitled pursuant to Section 2.07(e), without interest and (iii) the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of TCM Capital Stock, without interest.

(d) No Registration of Transfers. From and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of any Company Capital Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) No Fractional Shares. No certificate or scrip representing fractional shares of TCM Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of TCM. Fractional shares of TCM Common Stock will be aggregated and sold in the market by the Exchange Agent at the then prevailing prices. The aggregated net cash proceeds of those sales will be distributed ratably to each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of TCM Common Stock (after taking into account all Certificates delivered by such holder). No interest will be payable upon any such cash payment. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of TCM Common Stock was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional shares of TCM Common Stock.

(f) Return of Merger Consideration. Subject to Section 2.07(g), any portion of the Merger Consideration that remains undistributed to the Company Stockholders for 180 days after the Effective Time shall be delivered to TCM, upon demand, and any Company Stockholder who has not exchanged such Company Stockholder’s shares of Company Capital Stock for such Company Stockholder’s portion of the applicable Merger Consideration shall thereafter look only to TCM, as an unsecured creditor for payment of its claim for the applicable Merger Consideration or any cash in lieu of fractional shares and any dividends or distributions with respect thereto.

(g) No Liability. To the extent permitted by applicable Law, none of TCM, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person for any portion of the Merger Consideration payable at Closing (or dividends or distributions with respect thereto) required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) Withholding Rights. Each of TCM, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Capital Stock in respect of which such deduction and withholding was made.

(i) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, such portion of the applicable Merger Consideration; provided, however, that the Surviving Corporation may, in its sole discretion and as a condition precedent to the issuance and delivery thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

      Section 2.08     Dissenters’ Rights. Notwithstanding Section 2.06(c), if any Dissenting Stockholder that is entitled to dissenters’ rights demands to be paid the “fair value” of such holder’s shares of Company Capital Stock (as provided in Section 14-2-1323 of Georgia Law) and complies with all conditions and obligations necessary to perfect dissenters’ rights in accordance with Article 13 of Georgia Law, such shares of Company Capital Stock shall not be converted into the right to receive the Merger Consideration except as provided in this Section 2.08, and the Company shall give TCM prompt (and in any event no later than the second business day after receipt thereof) notice thereof and TCM shall have the right to participate in all negotiations and proceedings with respect to any such demands and to receive any related notices. Without limiting the generality of the foregoing, the Company shall promptly (and in any event no later than the second business day after receipt thereof) deliver to TCM a copy of all notices of intent to demand payment delivered to the Company in compliance with Section 14-2-1321 of Georgia Law. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of TCM, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Company Capital Stock held by such Dissenting Stockholder shall thereupon be treated as though such shares had been converted into the Merger Consideration pursuant to Section 2.06.

ARTICLE III.
Representations and Warranties of the Company
      The Company represents and warrants to TCM and Merger Sub, subject to such qualifications and exceptions as are disclosed in writing in the applicable parts of the disclosure letter delivered by the Company to TCM and Merger Sub concurrently herewith (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is specifically indicated in such paragraph.
      Section 3.01     Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A true and complete list of all of the Company’s subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary’s outstanding capital stock owned by the Company or another subsidiary, is set forth in Section 3.01 of the Company Disclosure Letter. Other than the Company’s subsidiaries listed in Section 3.01 of the Company Disclosure Letter, neither the Company nor its subsidiaries owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated.
      Section 3.02     Articles of Incorporation and By-Laws. The Company has heretofore furnished or made available to TCM a complete and correct copy of the Company Articles of Incorporation and By-Laws (the “Company By-Laws”), and a complete and correct copy of the equivalent organizational documents of each of the Company’s subsidiaries, each as amended to date. The Company Articles of Incorporation and Company By-Laws, and the equivalent organizational documents of each of the Company’s subsidiaries, are in full force and effect. The Company is not in violation of any of the provisions of the Company Articles of Incorporation or Company By-Laws and none of the Company’s subsidiaries is in violation of any of the provisions of its equivalent organizational documents.
      Section 3.03     Capitalization.
      (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock, of which 100,000 shares are designated as Series D Preferred, 25,000 shares are designated as Series E Preferred, and 25,000 shares are designated as Series F Preferred. As of the date hereof, (i) 6,889,767 shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) 293,437 shares of Company Common Stock are reserved for issuance pursuant to outstanding Options granted under the Company Option Plans, (iv) 12,496.71233 shares of Series D Preferred are issued and outstanding, (v) 7,584.815 shares of Series E Preferred are issued and outstanding, (vi) 2,000 shares of Series F Preferred are issued and outstanding, (vii) no shares of Company Preferred Stock are held in the treasury of the Company, (viii) 1,249,671 shares of Company Common Stock are reserved for issuance upon conversion of issued and outstanding shares of Series D Preferred, (ix) 1,083,545 shares of Company Common Stock are reserved for issuance upon conversion of issued and outstanding shares of Series E Preferred and (x) 1,562,500 shares of Company Common Stock are reserved for issuance upon conversion of issued and outstanding shares of Series F Preferred. As of the date hereof, there are no other shares of Company Capital Stock issued and outstanding or reserved for future issuance. All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. None of the issued and outstanding shares of Company Capital Stock has been issued in violation of any applicable federal or state Law or any preemptive rights or rights to subscribe for or purchase securities. All shares of Company Capital Stock subject to issuance as aforesaid in clauses (iii) and (viii) through (x), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights and, assuming such issuance prior to the Effective Time, will not have been issued in violation of the Company Articles of Incorporation, any applicable federal or state Law or any preemptive rights or rights to subscribe for or purchase securities. Except as set forth in this Section 3.03 or Section 3.12, there are no options, warrants, calls or preemptive rights relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, any shares of capital stock of, or any securities directly or indirectly convertible into or exercisable or exchangeable for any shares of capital stock of, the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has issued and outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company, any subsidiary or any other entity, other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except for the Existing Stockholder Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any Company Capital Stock to which the Company or, to the knowledge of the Company, any other person is a party or by which the Company or any such other person is bound. All of the outstanding shares of capital stock of each of the Company’s subsidiaries are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, and all such shares are owned of record and beneficially by the Company or another subsidiary free and clear of any and all Encumbrances.
      (b) Section 3.03(b) of the Company Disclosure Letter lists all holders of Company Preferred Stock as of the date hereof, as well as the number, class and series of shares of Company Preferred Stock held by each such holder.
      (c) Section 3.03(c) of the Company Disclosure Letter sets forth a true and complete list of each current or former employee, officer, director or consultant of the Company or any of its subsidiaries that holds an Option as of the date of this Agreement, together with the number of shares of Company Common Stock subject to such Option, the date of grant of such Option, the exercise price of such Option, the expiration date of such Option, the vesting schedule for such Option and whether or not such Option is intended to qualify as an “incentive stock option” within the meaning of Section 422(b) of the Code. Section 3.03(c) of the Company Disclosure Letter also sets forth the total number of outstanding Options. No awards of stock purchase rights have been granted under the Company Option Plans.
      Section 3.04     Authority Relative to This Agreement.
      (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which the Company is a party (subject to the receipt of the consents described in Section 3.05(b)) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (other than the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the stockholders of the Company in accordance with Georgia Law and the Company Articles of Incorporation (the “Company Stockholders’ Action”). The execution and delivery of this Agreement and the Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the Ancillary Agreements or to consummate the transactions so contemplated, other than the Company Stockholders’ Action. This Agreement has been, and the Ancillary Agreements will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by each of the other parties hereto and thereto, constitutes, or, in the case of the Ancillary Agreements, will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
      (b) The Company Special Committee and the Company Board (i) have unanimously declared that this Agreement, the Merger and the other transactions contemplated hereby (other than the Spin-off) and thereby are advisable, fair to and in the best interests of the stockholders of the Company, (ii) have unanimously authorized, approved and adopted this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby and (iii) have recommended that the stockholders of the Company authorize, approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (other than the Spin-off) and thereby.
      Section 3.05     No Conflict; Required Filings and Consents.
      (a) Except as set forth in Section 3.05 of the Company Disclosure Letter, the execution and delivery of this Agreement and the Ancillary Agreements by the Company do not, and the performance of this Agreement and the Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) conflict with or violate the Company Articles of Incorporation or Company By-Laws or the equivalent organizational documents of any of the Company’s subsidiaries, (ii) conflict with or violate any Law applicable to the Company or any of its subsidiaries or by which any of its or any of its subsidiaries’ properties or operations is bound or affected or (iii) conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or any of its subsidiaries’ rights or entitle any party to rights or privileges that such party was not entitled to receive immediately before this Agreement or the Ancillary Agreements were executed, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than a Permitted Encumbrance) on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries, or any of its or any of its subsidiaries’ properties, is bound or affected, except in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, have a Company Material Adverse Effect.
      (b) The execution and delivery of this Agreement and the Ancillary Agreements by the Company do not, and the performance of this Agreement and the Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not, require any waiver, consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party, except (i) for applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and state securities laws (“Blue Sky Laws”), (ii) for the filing of the Articles of Merger as required by Georgia Law, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, otherwise prevent or delay the Company from performing its obligations under this Agreement.
      Section 3.06     SEC Filings; Financial Statements.
      (a) The Company has filed all forms, reports and documents required to be filed by it pursuant to the Securities Act or the Exchange Act with the Securities and Exchange Commission (the “SEC”) since August 31, 2003 (collectively, the “Company SEC Reports”). The Company SEC Reports (i) were prepared in compliance in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s subsidiaries is required to file any forms, reports or other documents with the SEC.
      (b) The consolidated financial statements (including, in each case, the related notes thereto) contained in the Company SEC Reports were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount and such statements do not contain notes required by GAAP.
      (c) Since the date of the latest Company SEC Report that included the certifications required by Rule 13a-14(a) of the Exchange Act, the Company has not materially and adversely amended its disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) or its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), as previously described in its Company SEC Reports. The Company has made available to TCM, complete and correct copies of, all formal written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.
      (d) Since the date of the latest Company SEC Report that included the certifications required by Rule 13a-14(a) of the Exchange Act, neither the Company nor any subsidiary nor, to the Company’s knowledge, any member of the audit committee or executive officer of the Company or any subsidiary, has received any complaint, allegation, assertion or claim, whether made in writing or orally to any such person, regarding the accounting, internal accounting controls or auditing matters of the Company or any subsidiary, including any complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing matters. Since the date of the latest Company SEC Report that included the certifications required by Rule 13a-14(a) of the Exchange Act, no attorney representing the Company or any subsidiary has reported evidence of a material violation of the U.S. securities laws, or a material breach of fiduciary duty by the Company or any of its officers or directors to the Company Board or any committee thereof or to any executive officer of the Company. Since the date of the latest Company SEC Report that included the certifications required by Rule 13a-14(a) of the Exchange Act, there have been no internal investigations regarding improper accounting or revenue recognition initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.
      (e) Except as provided in the Company SEC Reports, there are no material off balance sheet arrangements (as defined in Item 303 of Regulation S-K) that have or are reasonably likely to have a material current or future effect on the Company’s financial liquidity, capital expenditures or capital resources.
      (f) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes Oxley Act of 2002 in effect as of the date hereof.
      Section 3.07     Proxy Statement. The Company Proxy Statement will comply in all material respects with the Exchange Act. The Company Proxy Statement shall not, at the time the Proxy Statement is mailed or at the time of the Company Stockholder’s Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to any of the information supplied by or on behalf of TCM and Merger Sub specifically for inclusion in the Company Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy contained in the Form S-4, to be distributed to stockholders in connection with the Merger, or any schedule required to be filed with the SEC in connection therewith, together with any amendments or supplements thereto, are collectively referred to herein as the “Company Proxy Statement.”
      Section 3.08     Compliance, Permits.
      (a) Each of the Company and its subsidiaries, and each of its and its subsidiaries’ properties and operations, are in compliance with all foreign, federal, state and local statutes, laws, rules, regulations, ordinances, orders, judgments, decrees and other authorizations and approvals of Governmental Entities (collectively, “Laws”), applicable to the Company or any of its subsidiaries or by which any of its or any of its subsidiaries’ properties or operations is bound or affected, except where any such non-compliance would not have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notice or other communication (whether written or oral) from any Governmental Entity regarding any actual, alleged, possible or potential violation of, or any failure to comply with, any Law, except where any such violation or failure to comply would not have a Company Material Adverse Effect.
      (b) Each of the Company and its subsidiaries possesses all permits, licenses, consents, franchises, orders, approvals, certifications, registrations and authorizations from Governmental Entities necessary to enable it to continue to own, lease, operate and use its assets and properties and conduct its business as presently conducted, including all permits, licenses, consents, franchises, orders, approvals, certifications, registrations and authorizations required under applicable Environmental Laws (collectively, the “Company Permits”), except where the failure to possess any of the foregoing would not have a Company Material Adverse Effect. All of the Company Permits are valid and in full force and effect, except where any such invalidity would not have a Company Material Adverse Effect, and there is no proceeding pending to revoke, cancel, rescind, refuse to renew in the ordinary course or modify any of the Company Permits. Each of the Company and its subsidiaries is in compliance with the terms and conditions of the Company Permits and with all material requirements, standards and procedures of the Governmental Entities that issued them, and with any limitation or, to the knowledge of the Company, proposed limitation on any Company Permit, except where such non-compliance would not have a Company Material Adverse Effect, and the Company has no reasonable basis to believe that the business will not remain capable of continued operation consistent with past practice and in compliance with the terms and conditions of the Company Permits following consummation of the transactions contemplated by this Agreement.
      Section 3.09     Absence of Certain Changes or Events. Except as set forth in Section 3.09 of the Company Disclosure Letter and to the extent specifically disclosed in the Company SEC reports, since August 31, 2004, each of the Company and its subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not been: (i) any Company Material Adverse Effect; (ii) any damage to, destruction or loss of any material assets of the Company or any of its subsidiaries (whether or not covered by insurance); (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the Company Capital Stock or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any Company Capital Stock; (iv) any change in accounting methods, principles or practices by the Company affecting the consolidated assets, liabilities, results of operations or business of the Company, except insofar as have been required by a change in GAAP; or (v) any action that, if it had been in effect, would have been prohibited by Section 5.01.
      Section 3.10     No Undisclosed Liabilities. At May 31, 2005, the Company and each of its subsidiaries did not have any liabilities or obligations of any nature (whether absolute, contingent or otherwise) other than those that would be required to be and were reflected on a balance sheet prepared in accordance with GAAP or for which adequate reserves are reflected in the Company’s financial statements. Since May 31, 2005, except (i) as and to the extent specifically disclosed in the Company SEC Reports or accrued on the May 31, 2005 balance sheet, (ii) as set forth in Section 3.10 of the Company Disclosure Letter, (iii) for liabilities incurred in the ordinary course of business and otherwise not in contravention of this Agreement and (iv) where any liability, individually or in the aggregate, would not have a Company Material Adverse Effect, the Company and each of its subsidiaries does not have any liabilities or obligations of any nature (whether absolute, contingent or otherwise) other than liabilities and obligations under this Agreement or incurred in connection with the transactions contemplated by this Agreement.
      Section 3.11     Litigation. Except as disclosed in Section 3.11 of the Company Disclosure Letter, there is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect, or which questions or challenges the validity of this Agreement, the transactions contemplated by this Agreement or any action taken or to be taken by the Company or which attempts to restrain, enjoin or prohibit the transactions contemplated by this Agreement. Except as disclosed in the Company Disclosure Letter, there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries which individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect.
      Section 3.12     Employee Benefit Plans; Employment Agreements.
      (a) Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list of all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, post-retirement, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, retention, change in control, noncompetition and other plans, agreements, policies, trust funds or arrangements (whether written or unwritten, insured or self-insured, domestic or foreign) (1) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any entity that would be deemed a “single employer” with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (a “Company ERISA Affiliate”) on behalf of any employee, officer, director, consultant or stockholder of the Company or any of its subsidiaries (whether current, former or retired) or their beneficiaries or (2) with respect to which the Company or any Company ERISA Affiliate has or has had any obligation on behalf of any such employee, officer, director, consultant, stockholder or beneficiary (each a “Company Plan” and, collectively, the “Company Plans”). True and complete copies of each of the Company Plans and related documents have been delivered or made available to TCM.
      (b) None of the Company (including any subsidiary thereof), any Company ERISA Affiliate or any of their respective predecessors has within the past six years contributed to, contributes to, has within the past six years been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063 and 4064 of ERISA.
      (c) Except as set forth in Section 3.12(c) of the Company Disclosure Letter, with respect to each of the Company Plans: (1) each Company Plan intended to qualify under Section 401(a) of the Code has received a favorable opinion letter or advisory letter of the master and prototype plan sponsor of such plan in accordance with Announcement 2001-77 by the United States Internal Revenue Service (the “IRS”) and nothing has occurred or, is expected to occur through the date of the Effective Time that caused or is reasonably likely to cause the loss of such qualification or the imposition of any penalty or tax liability; (2) all payments required by such Company Plan, any collective bargaining agreement or other agreement, or by Law (including, without limitation, all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been made or provided for by the Company as applicable, in accordance with the provisions of such Company Plan, applicable Law and United States GAAP; (3) no claim, lawsuit, arbitration or other action has been asserted, instituted or, to the knowledge of the

Company, is threatened against such Company Plan (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, the Company (including any subsidiary thereof), any Company ERISA Affiliate, any director, officer or employee thereof, or any of the assets of any trust of such Company Plan; (4) such Company Plan complies and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including, without limitation, ERISA and the Code; (5) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to such Company Plan that could result in the imposition of any penalty or tax on the Company or any Company ERISA Affiliate; and (6) such Company Plan is not under, and the Company has not received any notice of, an audit or investigation by the IRS, U.S. Department of Labor or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any tax or penalty.
      (d) Except as set forth in Section 3.12(d) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement alone, or in combination with a termination of any employee, director or stockholder of the Company or any of its subsidiaries (whether current, former or retired), will not give rise to any liability under any Company Plan, including, without limitation, liability for severance pay, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director or stockholder of the Company or any of its subsidiaries (whether current, former or retired) or their beneficiaries. No amounts payable under any Company Plan will fail to be deductible for federal income tax purposes by virtue of Sections 280G or 162(m) of the Code. Neither the Company (including any subsidiary thereof) nor any Company ERISA Affiliate maintains, contributes to or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code, the Federal Social Security Act or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee. Any individual who performs services for the Company or any of its subsidiaries and who is not treated as an employee for federal income tax purposes by the Company or any of its subsidiaries is not an employee under applicable Law or for any purpose including, without limitation, for tax withholding purposes or Company Plan purposes.
      (e) None of the Company, its subsidiaries and their respective Company ERISA Affiliates have any unfunded liabilities pursuant to any Company Plan that is not intended to be qualified under Section 401(a) of the Code and is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan. Each Company Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof and has not been materially modified since October 2, 2004.
      Section 3.13     Employees; Labor Matters.
      (a) No employee or former employee of the Company or any of its subsidiaries is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and accrued vacation).
      (b) There are no labor disputes, including, without limitation, charges of unfair labor practices within the meaning of the National Labor Relations Act, pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries by any of its employees. Neither the Company nor any of its subsidiaries, within the past five years, has or is knowingly engaged in any unfair labor practices within the meaning of the National Labor Relations Act, except where such actions would not have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is presently a party to, or is bound by, any collective bargaining agreement or union contract with respect to any persons employed by the Company or any of its subsidiaries, and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries. To the knowledge of the Company, no organizing activities are presently being made or are threatened by or on behalf of any labor union with respect to any employees of the Company or any of its subsidiaries. The Company has no knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of the

Company or any of its subsidiaries, and there have been no such strikes, slowdowns, work stoppages or lockouts within the past three years. Each of the Company and its subsidiaries is in compliance with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours and the Worker Adjustment and Retraining Notification Act, except where such non-compliance would not have a Company Material Adverse Effect. There has been no harassment, discrimination, retaliatory act or similar claim against any officer, director or employee of the Company or any of its subsidiaries at any time during the past three years, except where any such action would not have a Company Material Adverse Effect.
      Section 3.14     Taxes.
      (a) Except as set forth in Section 3.14(a) of the Company Disclosure Letter, each of the Company and its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its subsidiaries is a member, have timely filed all United States federal income Tax Returns and all other Tax Returns required to be filed by them or any of them (taking into account applicable extensions), and have timely paid and discharged all material Taxes required to be paid (whether or not shown on such Tax Returns), other than Taxes the payment of which is being contested in good faith by appropriate proceedings. The most recent financial statements contained in the Company SEC Reports reflect, with respect to any liability for Taxes of the Company and its subsidiaries for any years ended on or before the date of such Company SEC Reports and either not finally determined or with respect to which the applicable statute of limitations has not expired, an adequate reserve to satisfy any assessment for such Taxes for such years. All federal income Tax Returns and all other Tax Returns filed by each of the Company and its subsidiaries with respect to Taxes are true and correct in all material respects. Copies of all federal, state and foreign income Tax Returns for the three years preceding the Closing Date that are true, complete and correct in all material respects have been previously provided or made available to TCM. Neither the IRS nor any other taxing authority or agency is now asserting or, to the Company’s knowledge, threatening to assert against the Company or any of its subsidiaries any deficiency or claim for material additional Taxes which have not been paid. There are no requests for information from the IRS or any other taxing authority or agency currently outstanding. There are no pending audits of the Company or any of its subsidiaries by any taxing authority nor, to the Company’s knowledge, are any proceedings (whether administrative or judicial) currently being conducted with respect to any issues relating to Taxes. No Tax claim has become a lien on any assets of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is required to include in income (i) any material items in respect of any change in accounting methods or (ii) any gain with respect to installment sales.
      (b) (i) Neither the Company nor any of its subsidiaries has any liability for any accumulated earnings tax or personal holding company tax; (ii) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return that relates to the Company or any of its subsidiaries that remain in effect; (iii) there are no Tax rulings or closing agreements relating to the Company or any of its subsidiaries that would affect its or any of their liability for Taxes for any period after the Effective Time; and (iv) neither the Company nor any of its subsidiaries has any liability for Taxes of any person (other than the Company and its subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar state, local or foreign provision.
      (c) Neither the Company nor any of its subsidiaries is a party to any agreement (written or oral) providing for the allocation or sharing of, or indemnification from, Taxes with any party other than the Company and/or one or more of its subsidiaries.
      (d) Each of the Company and its subsidiaries has withheld from each payment made to any of its past or present employees, officers or directors, or any other person, the amount of all material Taxes and other deductions required to be withheld therefrom and paid the same to the proper taxing authorities within the time required by Law, including , without limitation, withholding Taxes on Options exercised prior to the Closing.

      (e) The Company is not, nor was it any time during the five-year period ending on the date on which the Effective Time occurs, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.
      (f) Neither the Company nor any of its subsidiaries has any excess loss accounts or deferred intercompany gain.
      Section 3.15     Environmental Matters.
      (a) All of the current and past operations of the Company, its subsidiaries and the Assets, including any operations at or from any real property owned, used, leased, occupied, managed or operated by the Company or any of its subsidiaries (the “Company Real Property”), comply and have at all times during the Company’s ownership, use or operation thereof complied in all material respects with all applicable Environmental Laws. Neither the Company nor any of its subsidiaries, or, to the knowledge of the Company, any other person, has engaged in, authorized, allowed or suffered any operations or activities upon any of the Company Real Property for the purpose of or in any way involving the handling, manufacture, treatment, processing, storage, use, generation, release, discharge, emission, dumping or disposal of any Hazardous Substances at, on or under the Company Real Property, except in compliance with all applicable Environmental Laws.
      (b) Neither the Assets nor the Company Real Property contain any Hazardous Substances in, on, over, under or at it in concentrations which would presently violate Environmental Laws or impose liability or obligations on the present or former owner, manager, or operator of the Company Real Property under the Environmental Laws for any investigation, corrective action, remediation or monitoring of Hazardous Substances in, on, over, under or at the Company Real Property. None of the Company Real Property is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. Section 9601 et seq., or any similar inventory of sites requiring investigation or remediation maintained by any state. Neither the Company nor any of its subsidiaries has received any notice, whether oral or written, from any Governmental Entity or other person of any actual or threatened Environmental Liabilities with respect to the Company, its subsidiaries, the Company Real Property or the Assets or the conduct of the business of the Company or any of its subsidiaries.
      (c) There are no underground storage tanks, asbestos or asbestos containing materials, polychlorinated biphenyls, urea formaldehyde, or other Hazardous Substances (other than small quantities of Hazardous Substances stored and maintained in accordance and compliance with all applicable Environmental Laws for use in the ordinary course of business of the Company and its subsidiaries) in, on, over, under or at any presently owned, managed or operated Company Real Property.
      (d) To the knowledge of the Company, there are no conditions existing at any Company Real Property or with respect to the Assets, that require, or which with the giving of notice or the passage of time or both may require remedial or corrective action, removal or closure pursuant to the Environmental Laws.
      (e) The Company has provided or made available to TCM all material environmental reports, assessments, audits, studies, investigations, data and other material written environmental information in its custody, possession or control concerning the Company, its subsidiaries, the Assets or the Company Real Property.
      (f) Neither the Company nor any of its subsidiaries has contractually, or to the knowledge of the Company, by operation of law, by the Environmental Laws, by common law or otherwise assumed or succeeded to any Environmental Liabilities of any predecessors or any other person.
      Section 3.16     Brokers. Except for those fees and expenses payable to the Company Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to TCM a complete and correct copy of all agreements between the Company and the Company Financial Advisor, pursuant to which such firm would be entitled to any payment relating to the transactions contemplated by this Agreement.
      Section 3.17     Material Contracts. All of the material contracts that are required to be described in the Company SEC Reports or required to be filed as exhibits thereto have been described or filed as required. The Company is not, and to the knowledge of the Company the other parties thereto are not, in violation of, or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any such contract, except for violations or defaults that individually or in the aggregate have not and could not reasonably be expected to have a Company Material Adverse Effect.
      Section 3.18     Title to Properties; Absence of Encumbrances. The Company has title to, or leasehold interests in, its properties sufficient to operate such properties and to conduct its business in the ordinary course, except (i) for those securing Taxes, assessments and other governmental charges or levies not yet due and payable (excluding any imposed pursuant to any of the provisions of ERISA), (ii) as listed in Section 3.18 of the Company Disclosure Letter, (iii) such imperfections in title, liens and easements as do not materially detract from or interfere with the use of the properties subject thereto or affected thereby or otherwise materially impair business operations involving such properties, and (iv) Encumbrances securing debt that is reflected in the most recent financial statements contained in the Company SEC Reports (each of the Encumbrances set forth in (i) through (iv), a “Permitted Encumbrance”) that individually or in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect. The Company and its subsidiaries have all patents, trademarks, trade names, service marks, copyrights, know-how, processes and all agreements and other rights necessary to carry on their business in substantially the same manner as now conducted. The patents, trademarks and copyrights owned by the Company are valid and enforceable and to the knowledge of the Company do not infringe on the rights of any persons.
      Section 3.19     Insurance. The Company and its subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in the Company’s judgment, reasonable for the assets and properties of the Company and its subsidiaries and customary in the Company’s industry, except where the failure to maintain any such policy has not had and could not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, except as individually or in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect and except as set forth in Section 3.19 of the Company Disclosure Letter, all such policies are in full force and effect, all premiums due and payable thereon have been paid or accrued, and no notice of cancellation or termination has been received by the Company with respect to any such policy.
      Section 3.20     Tax Matters. None of the Company, any of its subsidiaries or any of their respective affiliates, directors, officers, employees or agents has taken, or agreed or failed to take, any action that to their knowledge would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any of their respective affiliates, directors, officers, employees or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a reorganization with the meaning of Section 368(a) of the Code.
      Section 3.21     Vote Required. The affirmative vote of the holders of (x) a majority of each class of the then outstanding shares of Company Preferred Stock, each voting separately as a single class, and (y) a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger is the only vote of the holders of any class or series of the Company Capital Stock necessary to approve or adopt this Agreement, the Merger or the consummation of the other transactions contemplated hereby (the “Company Stockholders’ Vote Condition”). For purposes of the Company Stockholders’ Vote Condition, each outstanding share of Company Common Stock and each outstanding share of Company Preferred Stock is entitled to one vote.

      Section 3.22     State Takeover Statutes. The approval of this Agreement, the Merger and the Ancillary Agreements and the transactions contemplated hereby and thereby by the Company Board referred to in Section 3.04(b) constitutes approval of this Agreement, the Merger and the Ancillary Agreements and the transactions contemplated hereby and thereby for purposes of Section 14-2-1132 of Georgia Law and represents the only action necessary to ensure that Section 14-2-1132 of Georgia Law does not and will not apply to the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the Merger or the other transactions contemplated hereby (other than the Spin-off) or thereby. No other state takeover or similar statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company has no shareholder rights or “poison pill” that would be applicable to the Merger, this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.
      Section 3.23     Fairness Opinion. The Company has received the written opinion of the Company Financial Advisor, in customary form and based on customary assumptions, to the effect that the Common Stock Exchange Ratio is fair to the holders of the Company Common Stock (other than J. Mack Robinson and other affiliated stockholders of the Company). The Company has delivered to TCM a true, correct and complete copy of such opinion. The Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion (and, subject to prior review and consent by the Company Financial Advisor, a reference thereto) in the Company Proxy Statement.
      Section 3.24     No Other Representations and Warranties.
      (a) Except for (i) the representations and warranties contained in Article IV, (ii) in connection with any information supplied by TCM for inclusion in the Form S-4 and (iii) the representations and warranties contained in the Gray Side Letter, the Company acknowledges that neither TCM nor any other person makes any express or implied representation or warranty with respect to TCM or its subsidiaries, the business of TCM and its subsidiaries or otherwise or with respect to any other information provided to the Company, whether on behalf of TCM or such other persons, including the success or profitability of the ownership, use or operation of the business of TCM and its subsidiaries Business after the Closing.
      (b) In connection with the Company’s investigation of the Assets and the business of TCM and its subsidiaries, the Company may have received or may receive from or on behalf of TCM or its subsidiaries certain projections or forward-looking statements, including projected statements of operating revenues and income from operations. The Company acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Company is familiar with such uncertainties, that the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, and that the Company, in the absence of fraud, or except as provided in the next sentence, shall have no claim against TCM or any of its subsidiaries or any other person acting on their behalf with respect thereto whether before or after the execution and delivery of this Agreement or the Closing Date. Accordingly, neither TCM nor its subsidiaries make any representation or warranty with respect to such estimates, projections, forward-looking statements and other forecasts and plans, except that TCM and its subsidiaries had a reasonable basis to make such estimates, projections, forward-looking statements and other forecasts and plans. Notwithstanding the preceding sentence, nothing in this Section 3.24(b) shall be construed to limit the representations and warranties of the Company set forth in Sections 3.06, 3.07, 3.09, 3.10 and 3.18.
ARTICLE IV.
Representations and Warranties of TCM
      TCM and Merger Sub represent and warrant to the Company, subject to such qualifications and exceptions as are disclosed in writing in the applicable parts of the disclosure letter delivered by TCM to the Company concurrently herewith (the “TCM Disclosure Letter”). The TCM Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this Article IV only to the extent that it is specifically indicated in such paragraph.
      Section 4.01     Organization and Qualification. Each of TCM and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted. Each of TCM and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not result in a material adverse effect on the business, operations, condition (financial or otherwise), assets, properties (including intangible properties) or liabilities of TCM and its subsidiaries, taken as a whole. Other than Merger Sub and TCM’s subsidiaries listed in Section 4.01 of the TCM Disclosure Letter, neither TCM, Merger Sub nor its respective subsidiaries owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated.
      Section 4.02     Organizational Documents. TCM has heretofore furnished to the Company a complete and correct copy of its organizational documents and the organizational documents of Merger Sub, each as amended to date. Such organizational documents are in full force and effect. Neither TCM nor Merger Sub is in violation of any of the provisions of its organizational documents.
      Section 4.03     Capitalization. The authorized capital stock of the TCM consists of (i) 25,000,000 shares of TCM Common Stock, and (ii) 150,000 shares of TCM Preferred Stock of TCM, of which 50,000 shares have been designated as TCM Series A Preferred Stock and 20,000 shares have been designated as TCM Series B Preferred Stock. As of the date hereof, (i) 100 shares of TCM Common Stock are issued and outstanding, (ii) no share of TCM Common Stock is held in the treasury of TCM, and (iii) no share of TCM Preferred Stock is issued and outstanding. As of the date hereof, there are no other shares of TCM Capital Stock issued and outstanding or reserved for future issuance. All of the issued and outstanding shares of TCM Capital Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. None of the issued and outstanding shares of TCM Capital Stock has been issued in violation of any applicable federal or state Law or any preemptive rights or rights to subscribe for or purchase securities. There are no options, warrants, calls or preemptive rights relating to the issued or unissued capital stock of TCM or any of its subsidiaries or obligating TCM or any of its subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, any shares of capital stock of, or any securities directly or indirectly convertible into or exercisable or exchangeable for any shares of capital stock of, TCM or any of its subsidiaries. Neither TCM nor any of its subsidiaries has issued and outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no obligations, contingent or otherwise, of TCM or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of TCM Capital Stock or capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in TCM, any subsidiary or any other entity, other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. There are no voting trusts, proxies or other agreements or understandings with respect to any TCM Capital Stock to which TCM or, to the knowledge of TCM, any other person is a party or by which TCM or any such other person is bound. All of the outstanding shares of capital stock of each of TCM’s subsidiaries are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, and all such shares are owned of record and beneficially by TCM or another subsidiary free and clear of any and all Encumbrances.
      Section 4.04     Issuance of Merger Consideration. The issuance of the TCM Common Stock pursuant to the Merger has been duly authorized by all necessary corporate action and, when issued in accordance with the terms of this Agreement and the instruments pursuant to which they are issuable, such shares of TCM Common Stock will be duly authorized and validly issued, fully paid and non-assessable.

      Section 4.05     Authority Relative to this Agreement.
      (a) Each of TCM and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and (subject to the receipt of the consents described in Section 4.06(b) hereof) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by TCM and Merger Sub, and the consummation by TCM and Merger Sub of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of TCM and Merger Sub, as the case may be, and no other corporate proceedings on the part of TCM or Merger Sub are necessary to authorize this Agreement or any of the Ancillary Agreements or to consummate the transactions so contemplated. This Agreement has been, and the Ancillary Agreements will be, duly and validly executed and delivered by TCM and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by each of the other parties hereto and thereto, constitutes, or, in the case of the Ancillary Agreements, will constitute, legal, valid and binding obligations of TCM and Merger Sub, enforceable against TCM and Merger Sub in accordance with their respective terms.
      (b) The board of directors of Merger Sub (i) has declared that this Agreement, the Merger, the Ancillary Agreements to which it is party and the other transactions contemplated hereby and thereby are advisable and in the best interests of its stockholder and (ii) has authorized, approved and adopted this Agreement, the Ancillary Agreements to which it is party, the Merger and the other transactions contemplated hereby and thereby.
      (c) The TCM Special Committee and the TCM Board (i) have unanimously declared that this Agreement, the Merger, the Ancillary Agreements and the other transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the stockholder of TCM and (ii) have unanimously authorized, approved and adopted this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby.
      (d) The sole stockholder of TCM and the sole stockholder of Merger Sub have authorized, approved and adopted this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby.
      Section 4.06     No Conflict; Required Filings and Consents.
      (a) The execution and delivery of this Agreement and the Ancillary Agreements by TCM and Merger Sub do not, and the performance of this Agreement and the Ancillary Agreements by TCM and Merger Sub and the consummation by TCM and Merger Sub of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the organizational documents of TCM or Merger Sub, (ii) conflict with or violate any Law applicable to TCM or Merger Sub or by which any of their respective properties is bound or affected or (iii) conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair TCM’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than a Permitted Encumbrance) on any of the material properties or assets of TCM or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which TCM or Merger Sub is a party or by which TCM or Merger Sub or any of their respective properties is bound or affected except, in the case of clauses (ii) and (iii), for such conflicts, breaches, violations, defaults, impairments or alterations that would not prevent or delay consummation of the Merger, or otherwise prevent or delay TCM or Merger Sub from performing its obligations under this Agreement.
      (b) Except as set forth in Section 4.06(b) of the TCM Disclosure Letter, the execution and delivery of this Agreement and the Ancillary Agreements by TCM and Merger Sub do not, and the performance of this Agreement and the Ancillary Agreements by TCM and Merger Sub and the consummation by

TCM and Merger Sub of the transactions contemplated hereby and thereby will not, require any waiver, consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party, except (i) for applicable requirements of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations of Nasdaq, (ii) for the filing of the Articles of Merger as required by Georgia Law, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay TCM or Merger Sub from performing its obligations under this Agreement.
      Section 4.07     Financial Statements. TCM has heretofore furnished to the Company complete and correct copies of (i) the unaudited consolidated balance sheet of TCM as of June 30, 2005 and the related consolidated statements of income and cash flows for the three months then ended (the “TCM Interim Financial Statements”), certified by the principal financial and accounting officer of TCM as being in accordance with GAAP, and (ii) the audited consolidated balance sheets of the Company as of December 31, 2004 and December 31, 2003 and the related consolidated statements of income and cash flows for three years ended December 31, 2004, accompanied by the report of TCM’s independent public accountants thereon (the “TCM Audited Financial Statements” and, together with the TCM Interim Financial Statements, the “TCM Financial Statements”). Each of the TCM Financial Statements (including, in each case, the related notes thereto) was prepared in accordance with the books and records of TCM and its subsidiaries and in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto), and each fairly presents the consolidated financial position of TCM and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated consistent with the books and records of TCM, except that the TCM Interim Financial Statements are subject to normal and recurring year-end adjustments which will not be material in amount and such TCM Interim Financial Statements may not contain all notes required by GAAP. The books and records of TCM are complete and correct in all material respects.
      Section 4.08     Registration Statement. The registration statement on Form S-4 pursuant to which the TCM Common Stock to be issued in the Merger will be registered with the SEC (including any amendment or supplement thereto) will comply in all material respects with the Securities Act. The Form S-4 shall not, at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that TCM makes no representation or warranty as to any of the information supplied by or on behalf of the Company specifically for inclusion in the Form S-4.
      Section 4.09     Compliance, Permits.
      (a) Each of TCM and its subsidiaries, and each of its and its subsidiaries’ properties and operations, are in compliance with all Laws, applicable to TCM or any of its subsidiaries or by which any of its or any of its subsidiaries’ properties or operations is bound or affected, except where any such non-compliance would not have a TCM Material Adverse Effect. Neither TCM nor any of its subsidiaries has received any notice or other communication (whether written or oral) from any Governmental Entity regarding any actual, alleged, possible or potential violation of, or any failure to comply with, any Law, except where any such violation or failure to comply would not have a TCM Material Adverse Effect.
      (b) Each of TCM and its subsidiaries possesses all permits, licenses, consents, franchises, orders, approvals, certifications, registrations and authorizations from Governmental Entities necessary to enable it to continue to own, lease, operate and use its assets and properties and conduct its business as presently conducted, including all permits, licenses, consents, franchises, orders, approvals, certifications, registrations and authorizations required under applicable Environmental Laws (collectively, the “TCM Permits”), except where the failure to possess any of the foregoing would not have a TCM Material Adverse Effect. All of the TCM Permits are valid and in full force and effect, except where any such invalidity would not have a TCM Material Adverse Effect, and there is no proceeding pending to revoke, cancel, rescind, refuse to renew in the ordinary course or modify any of the TCM Permits. Each of TCM and its subsidiaries is in compliance with the terms and conditions of the TCM Permits and with all material requirements, standards and procedures of the Governmental Entities that issued them, and with any limitation or, to the knowledge of TCM, proposed limitation on any TCM Permit, except where such non-compliance would not have a TCM Material Adverse Effect, and TCM has no reasonable basis to believe that the business will not remain capable of continued operation consistent with past practice and in compliance with the terms and conditions of the TCM Permits following consummation of the transactions contemplated by this Agreement.
      Section 4.10     Absence of Certain Changes or Events. Except as set forth in Section 4.10 of the TCM Disclosure Letter, since December 31, 2004, each of TCM and its subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not been: (i) any TCM Material Adverse Effect; (ii) any damage to, destruction or loss of any material assets of TCM or any of its subsidiaries (whether or not covered by insurance); (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the TCM Capital Stock or any repurchase, redemption or other acquisition by TCM or any of its subsidiaries of any TCM Capital Stock; or (iv) any change in accounting methods, principles or practices by TCM affecting the consolidated assets, liabilities, results of operations or business of TCM, except insofar as have been required by a change in GAAP.
      Section 4.11     No Undisclosed Liabilities. At June 30, 2005, TCM and each of its subsidiaries did not have any liabilities or obligations of any nature (whether absolute, contingent or otherwise) other than those that would be required to be and were reflected on a balance sheet prepared in accordance with GAAP or for which adequate reserves are reflected in TCM’s financial statements. Since June 30, 2005, except (i) as and to the extent accrued on the June 30, 2005 balance sheet, (ii) as set forth in Section 4.11 of the TCM Disclosure Letter, (iii) for liabilities incurred in the ordinary course of business and otherwise not in contravention of this Agreement and (iv) where any liability, individually or in the aggregate, would not have a TCM Material Adverse Effect, TCM and each of its subsidiaries does not have any liabilities or obligations of any nature (whether absolute, contingent or otherwise) other than liabilities and obligations under this Agreement or incurred in connection with the transactions contemplated by this Agreement.
      Section 4.12     Litigation. Except as disclosed in Section 4.12 of the TCM Disclosure Letter, there is no claim, suit, action or proceeding pending or, to the knowledge of TCM, threatened against TCM or any of its subsidiaries that individually or in the aggregate has had or could reasonably be expected to have a TCM Material Adverse Effect, or which questions or challenges the validity of this Agreement, the transactions contemplated by this Agreement or any action taken or to be taken by TCM or which attempts to restrain, enjoin or prohibit the transactions contemplated by this Agreement. Except as disclosed in the TCM Disclosure Letter, there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against TCM or any of its subsidiaries which individually or in the aggregate has had or could reasonably be expected to have a TCM Material Adverse Effect.
      Section 4.13     Employees; Labor Matters.
      (a) No employee or former employee of TCM or any of its subsidiaries is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and accrued vacation).
      (b) There are no labor disputes, including, without limitation, charges of unfair labor practices within the meaning of the National Labor Relations Act, pending or, to the knowledge of TCM, threatened against TCM or any of its subsidiaries by any of its employees. Neither TCM nor any of its subsidiaries, within the past five years, has or is knowingly engaged in any unfair labor practices within the meaning of the National Labor Relations Act, except where such actions would not have a TCM Material Adverse Effect. Neither TCM nor any of its subsidiaries is presently a party to, or is bound by, any collective bargaining agreement or union contract with respect to any persons employed by TCM or any of its subsidiaries, and no collective bargaining agreement is being negotiated by TCM or any of its subsidiaries. To the knowledge of TCM, no organizing activities are presently being made or are threatened by or on behalf of any labor union with respect to any employees of TCM or any of its subsidiaries. TCM has no knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of TCM or any of its subsidiaries, and there have been no such strikes, slowdowns, work stoppages or lockouts within the past three years. Each of TCM and its subsidiaries is in compliance with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours and the Worker Adjustment and Retraining Notification Act, except where such non-compliance would not have a TCM Material Adverse Effect. There has been no harassment, discrimination, retaliatory act or similar claim against any officer, director or employee of TCM or any of its subsidiaries at any time during the past three years, except where any such action would not have a TCM Material Adverse Effect.
      Section 4.14     Taxes.
      (a) Each of TCM and its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which TCM or any of its subsidiaries is a member, have timely filed all United States federal income Tax Returns and all other Tax Returns required to be filed by them or any of them (taking into account applicable extensions), and have timely paid and discharged all material Taxes required to be paid (whether or not shown on such Tax Returns), other than Taxes the payment of which is being contested in good faith by appropriate proceedings. The most recent TCM Financial Statements reflect, with respect to any liability for Taxes of TCM and its subsidiaries for any years ended on or before the date of such TCM Financial Statements and either not finally determined or with respect to which the applicable statute of limitations has not expired, an adequate reserve to satisfy any assessment for such Taxes for such years. All federal income Tax Returns and all other Tax Returns filed by or with respect to each of TCM and its subsidiaries with respect to Taxes are true and correct in all material respects. Copies of all federal, state and foreign income Tax Returns of or with respect to TCM and its subsidiaries for the three years preceding the Closing Date that are true, complete and correct in all material respects have been previously provided or made available to the Company. Neither the IRS nor any other taxing authority or agency is now asserting or, to TCM’s knowledge, threatening to assert against TCM or any of its subsidiaries any deficiency or claim for material additional Taxes which have not been paid. There are no requests for information from the IRS or any other taxing authority or agency currently outstanding with respect to Taxes of or with respect to TCM or any of its subsidiaries. There are no pending audits of TCM or any of its subsidiaries by any taxing authority nor, to TCM’s knowledge, are any proceedings (whether administrative or judicial) currently being conducted with respect to any issues relating to Taxes. No Tax claim has become a lien on any assets of TCM or any of its subsidiaries. Neither TCM nor any of its subsidiaries is required to include in income (i) any material items in respect of any change in accounting methods or (ii) any gain with respect to installment sales.
      (b) (i) Neither TCM nor any of its subsidiaries has any liability for any accumulated earnings tax or personal holding company tax; (ii) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return that relates to TCM or any of its subsidiaries that remain in effect; (iii) there are no Tax rulings or closing agreements relating to TCM or any of its subsidiaries that would affect its or any of their liability for Taxes for any period after the Effective Time; and (iv) neither TCM nor any of its subsidiaries has any liability for Taxes of any person (other than TCM and its subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar state, local or foreign provision.
      (c) Neither TCM nor any of its subsidiaries is a party to any agreement (written or oral), except for the Tax Sharing Agreement, providing for the allocation or sharing of, or indemnification from, Taxes with any party other than TCM and/or one or more of its subsidiaries.
      (d) Each of TCM and its subsidiaries has withheld from each payment made to any of its past or present employees, officers or directors, or any other person, the amount of all material Taxes and other deductions required to be withheld therefrom and paid the same to the proper taxing authorities within the time required by Law.

      (e) TCM is not, nor was it any time during the five-year period ending on the date on which the Effective Time occurs, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.
      (f) Neither TCM nor any of its subsidiaries has any excess loss accounts or deferred intercompany gain.
      Section 4.15     Environmental Matters.
      (a) All of the current and past operations of TCM, its subsidiaries and the Assets, including any operations at or from any real property presently owned, used, leased, occupied, managed or operated by TCM or any of its subsidiaries (the “TCM Real Property”), comply and have at all times during TCM’s ownership, use or operation thereof complied in all material respects with all applicable Environmental Laws. Neither TCM nor any of its subsidiaries, or, to the knowledge of TCM, any other person, has engaged in, authorized, allowed or suffered any operations or activities upon any of TCM Real Property for the purpose of or in any way involving the handling, manufacture, treatment, processing, storage, use, generation, release, discharge, emission, dumping or disposal of any Hazardous Substances at, on or under TCM Real Property, except in compliance with all applicable Environmental Laws.
      (b) Neither the Assets nor TCM Real Property contain any Hazardous Substances in, on, over, under or at it in concentrations which would presently violate Environmental Laws or impose liability or obligations on the present or former owner, manager, or operator of TCM Real Property under the Environmental Laws for any investigation, corrective action, remediation or monitoring of Hazardous Substances in, on, over, under or at TCM Real Property. None of TCM Real Property is listed or proposed for listing on the National Priorities List pursuant to CERCLA, or any similar inventory of sites requiring investigation or remediation maintained by any state. Neither TCM nor any of its subsidiaries has received any notice, whether oral or written, from any Governmental Entity or other person of any actual or threatened Environmental Liabilities with respect to TCM, its subsidiaries, TCM Real Property or the Assets or the conduct of the business of TCM or any of its subsidiaries.
      (c) There are no underground storage tanks, asbestos or asbestos containing materials, polychlorinated biphenyls, urea formaldehyde, or other Hazardous Substances (other than small quantities of Hazardous Substances stored and maintained in accordance and compliance with all applicable Environmental Laws for use in the ordinary course of business of TCM and its subsidiaries) in, on, over, under or at any presently owned, managed or operated TCM Real Property.
      (d) To the knowledge of TCM, there are no conditions existing at any TCM Real Property or with respect to the Assets, that require, or which with the giving of notice or the passage of time or both may require remedial or corrective action, removal or closure pursuant to the Environmental Laws.
      (e) TCM has provided to the Company all material environmental reports, assessments, audits, studies, investigations, data and other material written environmental information in its custody, possession or control concerning TCM, its subsidiaries, the Assets or TCM Real Property.
      (f) Neither TCM nor any of its subsidiaries has contractually, or to the knowledge of TCM, by operation of law, by the Environmental Laws, by common law or otherwise assumed or succeeded to any Environmental Liabilities of any predecessors or any other person.
      Section 4.16     Brokers. No broker, finder or investment banker, other than the TCM Financial Advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TCM or Merger Sub. TCM has heretofore furnished to the Company a complete and correct copy of all agreements between TCM and the TCM Financial Advisor, pursuant to which such firm would be entitled to any payment relating to the transactions contemplated by this Agreement.
      Section 4.17     Material Contracts. Section 4.17 of the TCM Disclosure Letter contains a true, complete and correct list of each of the following contracts (or, in the case of oral contracts, summaries thereof) to which TCM or any of its subsidiaries is a party or by which TCM or any of its subsidiaries, or any of TCM’s or its subsidiaries’ assets or properties, is bound or subject (collectively, the “TCM Material Contracts”):

(a) any agreement or series of related agreements requiring aggregate payments by or to the Company or any of its subsidiaries of more than $100,000;

(b) any agreement with or for the benefit of any current or former officer or director, holder of any security, employee or consultant of TCM or any of its subsidiaries under which TCM or any of its subsidiaries has any obligations as of the date hereof and that (i) involves an obligation of TCM or any of its subsidiaries to make payments exceeding $100,000 in any year, (ii) contains non-competition provisions imposing restrictions on TCM or an executive officer or key employee of TCM, or (iii) involves any severance or termination payments or other similar obligation;

(c) any agreement with any labor union or association representing any employee of TCM or any of its subsidiaries;

(d) any agreement for the purchase of any materials, supplies, equipment, merchandise or services that contains an escalation clause or that obligates TCM or any of its subsidiaries to purchase all or substantially all of its requirements of a particular product or service from a supplier or to make periodic minimum purchases of a particular product or service from a supplier, that is not terminable on not more than 30 days’ notice (without penalty or premium) and that involves future payments by TCM of more than $100,000;

(e) any agreement for the sale of any of the assets, properties or securities of TCM or any of its subsidiaries (other than in the ordinary course of business) or for the grant to any person of any option, right of first refusal or preferential or similar right to purchase any such assets, properties or securities;

(f) any agreement of surety, guarantee or indemnification, other than agreements in the ordinary course of business with respect to obligations in an aggregate amount not in excess of $150,000;

(g) any agreement with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

(h) any agreement relating to the acquisition by TCM or any of its subsidiaries of any operating business or the capital stock of any other person;

(i) any agreement requiring the payment to any person of a brokerage or sale commission or a finder’s or referral fee (other than arrangements to pay commissions or fees to employees or agents in the ordinary course of business or as set forth in Section 4.09 of this Agreement);

(j) any agreement, note or other document relating to or evidencing outstanding indebtedness of TCM or any of its subsidiaries for borrowed money (including capitalized lease obligations) in excess of $100,000;

(k) any lease, sublease or other agreement under which TCM or any of its subsidiaries is lessor or lessee of any real property or equipment or other tangible property that involves the future payment by the Company of more than $100,000;

(l) any agreement with a change of control provision or otherwise requiring any consent, approval, waiver or other action by any person in connection with the Spin-off or the Merger;

(m) any phantom stock plan or bonus, incentive or similar agreement, arrangement or understanding;

(n) any agreement involving the assignment, transfer, license (whether as licensee or licensor), pledge or Encumbrance of intellectual property of TCM or any of its subsidiaries;

(o) any distribution or sales representative agreement or agreement appointing any agent;

(p) any other material agreement whether or not made in the ordinary course of business; and

(q) any agreement that would be required to be filed as an exhibit to a periodic report if TCM was required to filed reports under the Exchange Act.
      True and complete copies of all written TCM Material Contracts and true and complete summaries of all oral TCM Material Contracts (and all amendments, waivers or other modifications thereto) have been furnished to the Company. Each Material Contract is valid, subsisting, in full force and effect and binding upon TCM or any of its subsidiaries that is party thereto and, to the knowledge of TCM, the other parties thereto in accordance with its terms. Neither TCM nor any of its subsidiaries is in default (and no condition exists that, with notice or lapse of time or both, would constitute a default by TCM or such subsidiary) under any Material Contract, which default would give the other party the right to terminate or modify such Material Contract or would accelerate any obligation or payment by TCM, nor, to the knowledge of TCM, is any other party to any Material Contract in default thereunder (or does any condition exist that, with notice or lapse of time or both, would constitute a default by any such party). None of the TCM Material Contracts is currently being renegotiated, and the validity, effectiveness and continuation of each of the TCM Material Contracts will not be materially adversely affected by the transactions contemplated by this Agreement, except as otherwise listed on Section 4.17 of the TCM Disclosure Letter. To the knowledge of TCM, no party to any of the TCM Material Contracts has made, asserted or has any defense, setoff or counterclaim under its Material Contract or has exercised any option granted to it to cancel, terminate or shorten the term of its Material Contract.
      Section 4.18     Title to Properties; Absence of Encumbrances. TCM has, or at the Effective Time, TCM will have title to, or leasehold interests in, its properties sufficient to operate such properties and to conduct its business in the ordinary course, except (i) for those securing Taxes, assessments and other governmental charges or levies not yet due and payable (excluding any imposed pursuant to any of the provisions of ERISA), (ii) as listed in Section 4.18 of the TCM Disclosure Letter, (iii) such imperfections in title, liens and easements as do not materially detract from or interfere with the use of the properties subject thereto or affected thereby or otherwise materially impair business operations involving such properties, and (iv) Encumbrances securing debt that is reflected in the TCM Financial Statements that individually or in the aggregate have not had and could not reasonably be expected to have a material adverse effect on TCM. Except as set forth in Section 4.18 of the TCM Disclosure Letter, TCM and its subsidiaries have all patents, trademarks, trade names, service marks, copyrights, know-how, processes and all agreements and other rights necessary to carry on their business in substantially the same manner as now conducted. The patents, trademarks and copyrights owned or licensed by TCM are valid and enforceable and to the knowledge of TCM do not infringe on the rights of any persons.
      Section 4.19     Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
      Section 4.20     Tax Matters. None of TCM, any of its subsidiaries or any of their respective affiliates, directors, officers, employees or agents has taken, or agreed or failed to take, any action that to their knowledge would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. None of TCM, any of its subsidiaries or, to the knowledge of TCM, any of their respective affiliates, directors, officers, employees or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a reorganization with the meaning of Section 368(a) of the Code.
      Section 4.21     Employee Benefits. Each “employee benefit plan” within the meaning of Section 3(3) of ERISA adopted and maintained by TCM as of the Closing Date in accordance with Section 5.13 of this Agreement will, as of the Closing Date, comply in all material respects in form and operation with the requirements of applicable Laws and TCM will take all corporate actions necessary to adopt such plans and comply with applicable Laws. Except as required by applicable Laws, TCM will have no liability for any liabilities arising under any employee benefit plan currently, formerly, or in the future maintained by Gray. No such “employee benefit plan” shall be subject to Title IV of ERISA and no such “employee benefit plan” shall provide for medical or other welfare benefits for former employees (other than as required under Section 4980B of the Code or Part 6 of Title I of ERISA). Each such “employee benefit plan” has received or will apply for a favorable determination letter from the Internal Revenue Service (which may be the favorable opinion letter of the master and prototype or volume submitter plan sponsor of such plan).
      Section 4.22     Fairness Opinions. The special committee of the Board of Directors of TCM and the Board of Directors of TCM have received the opinion of Houlihan Lokey Howard & Zukin Capital, Inc. to the effect that, as of the date of such opinion and based upon and subject to the assumptions and limitations set forth in such opinion, the Merger Consideration to be paid to the Company’s shareholders is fair, from a financial point of view, to TCM. TCM has delivered to the Company true, correct and complete copies of such opinion. TCM has been authorized by Houlihan Lokey Howard & Zukin Capital, Inc. to permit the inclusion of the such opinion (subject to prior review and consent by Houlihan Lokey Howard & Zukin Capital, Inc.) in the Form S-4.
      Section 4.23     No Other Representations and Warranties.
      (a) Except for (i) the representations and warranties contained in Article III and (ii) in connection with any information supplied by the Company for inclusion in the Form S-4, TCM acknowledges that neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company or its subsidiaries, the business of the Company and its subsidiaries or otherwise or with respect to any other information provided to TCM, whether on behalf of the Company or such other persons, including the success or profitability of the ownership, use or operation of the business of the Company and its subsidiaries after the Closing.
      (b) In connection with TCM’s investigation of the Assets and the business of the Company and its subsidiaries, TCM may have received or may receive from or on behalf of the Company or its subsidiaries certain projections or forward-looking statements, including projected statements of operating revenues and income from operations. TCM acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that TCM is familiar with such uncertainties, that TCM is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, and that TCM, in the absence of fraud, or except as provided in the next sentence, shall have no claim against the Company or any of its subsidiaries or any other person acting on their behalf with respect thereto whether before or after the execution and delivery of this Agreement or the Closing Date. Accordingly, neither the Company nor its subsidiaries make any representation or warranty with respect to such estimates, projections, forward-looking statements and other forecasts and plans, except that the Company and its subsidiaries had a reasonable basis to make such estimates, projections, forward-looking statements and other forecasts and plans. Notwithstanding the foregoing, nothing in this Section 4.23(b) shall be construed to limit the representations and warranties of TCM contained in Sections 4.07, 4.08, 4.10, 4.11 and 4.18.
ARTICLE V.
Covenants
      Section 5.01     Conduct of Business by the Company. Except as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company covenants and agrees that, unless TCM shall otherwise agree in writing and unless otherwise expressly permitted hereunder, the Company and its subsidiaries shall use their commercially reasonable efforts to conduct their respective businesses, and the Company and its subsidiaries shall not take any action except, in the ordinary course of business and in a manner consistent with past practice; and the Company shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve satisfactory relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as set forth in Section 5.01 of the Company Disclosure Letter or except as shall be mutually agreed in writing by the parties, during the period from the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall not and shall cause its subsidiaries not to, directly or indirectly, do or propose to do any of the following without the prior written consent of TCM (which consent shall not be unreasonably withheld or delayed), unless otherwise expressly permitted under this Agreement:

(a) amend or otherwise change the Company Articles of Incorporation or Company By-Laws or any of the Company’s subsidiaries’ equivalent organizational documents;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options (including, without limitation, any Options), warrants, convertible or exchangeable securities, or other rights of any kind to acquire any shares of Company Capital Stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any of its subsidiaries or affiliates except (A) pursuant to the terms of Options that are outstanding as of the date of this Agreement, (B) upon conversion of the Company Preferred Stock outstanding as of the date of this Agreement and (C) new Options for the exercise of up to an aggregate of 150,000 shares of Company Common Stock;

(c) sell, lease, license, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except (i) dispositions in the ordinary course of business and in a manner consistent with past practice and that, in the aggregate, are not material in amount and (ii) dispositions of obsolete or worthless assets);

(d) (i) amend or change the period (or permit any acceleration, amendment or change) of exercisability of any Options or (ii) authorize cash payments in exchange for any such Options (except for Options that are subject to agreements existing on the date hereof that provide for mandatory acceleration of vesting as a result of the Merger and that have not been waived);

(e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire any of its securities, or propose to do any of the foregoing;

(f) sell, transfer, license, sublicense or otherwise dispose of, or allow any rights to lapse with respect to, any intellectual property other than in the ordinary course of business or amend or modify any existing agreements with respect to any intellectual property, other than in the ordinary course of business, in each case so long as such action does not involve material intellectual property;

(g) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any Indebtedness for Borrowed Money or other obligation or liability of any kind (other than accounts payable incurred in the ordinary course of business), or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances to any person, that exceed an aggregate of $5,000,000; (iii) enter into or amend any contract or agreement other than in the ordinary course of business; (iv) authorize or make any capital expenditures or purchase of fixed assets that, quarterly, exceed, $150,000 or, in the aggregate, exceed $250,000; (v) terminate any Material Contract or amend any of its material terms (other than amendments designed to remedy defaults thereunder); or (vi) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.01(g);

(h) except as required by applicable Law or the terms of an agreement existing on the date hereof, increase the compensation, bonus or other benefits payable or to become payable to any of the Company’s or its subsidiaries’ officers, directors or employees, grant any severance or termination pay or rights to, or enter into any employment or severance agreement with, any of the Company’s or its subsidiaries’ officers, directors or employees, increase any benefits payable under existing severance or termination pay policies or employment agreements or establish, adopt, enter into or, except as required by law, terminate or amend, any Company Plan, except, in each case, for general increases, grants or agreements for non-executive employees in the ordinary course of business and in a manner consistent with past practice;

(i) take any action, other than in the ordinary course of business and in a manner consistent with past practice as required by changes in GAAP, to change accounting policies, principles, methods or practices (including, without limitation, procedures with respect to reserves, revenue recognition, capitalization of development costs, payments of accounts payable and collection of accounts receivable);

(j) make any Tax election inconsistent with past practice or settle or compromise any Tax liability, in excess of the amount accrued in the most recent financial statements contained in the Company SEC Reports;

(k) (i) commence, pay, discharge, settle or satisfy any lawsuits, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the most recent financial statements contained in the Company SEC Reports or incurred in the ordinary course of business and consistent with past practice or (ii) waive any material benefits of any confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party;

(l) permit any material increase in the number of employees employed by the Company or any of its subsidiaries on the date hereof;

(m) terminate or fail to renew any material Company Permit;

(n) enter into any collective bargaining agreement or union contract with any labor organization or union;

(o) except in the ordinary course of business and in a manner consistent with past practice, accelerate or defer any material obligation or payment by or to the Company; or

(p) take or fail to take, or agree in writing or otherwise to take or fail to take, any of the actions described in Section 5.01(a) through (o) above, or that would result in any of the conditions to the Merger set forth in this Agreement not being satisfied.
      Section 5.02     Form S-4; Company Stockholder Approval.
      (a) Each of TCM and the Company shall cooperate and as promptly as practicable prepare, and TCM shall file with the SEC, a registration statement on Form S-4 (or other appropriate form) for the purpose of registering under the Securities Act TCM Common Stock issuable in the Merger (including any amendment or supplements thereto, the “Form S-4”). The Form S-4 shall contain a prospectus relating to such issuance and the issuance of the TCM Common Stock in the Spin-off and the Company Proxy Statement with respect to the Company Stockholders’ Meeting. Each of TCM and the Company shall use their respective reasonable best efforts to have the S-4 cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Spin-off and the Merger and any other transactions contemplated thereby. TCM and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments, and advise the other party of any oral comments or communications regarding the Form S-4 received from the SEC. TCM and the Company shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing the same with the SEC, and such parties will provide promptly each other with a copy of all such filings made with the SEC.
      (b) Each of TCM and the Company covenant that the portions of the Form S-4 concerning itself, its subsidiaries, management, financial statements, business and the holders of its capital stock (and in the case of the Company, the special meeting of the shareholders of the Company) shall comply in all material respects as to form with the provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder. Each of TCM and the Company shall furnish all information concerning itself, its subsidiaries, management, financial statements, business and the holders of its capital stock and shall take all such other action as may be reasonably requested in connection with the Form S-4. If at any time prior to the Effective Time, either party determines that the Form S-4 contains or is informed by the other party that the information supplied by it for inclusion in the Form S-4 contains an untrue statement of a material fact or omits to state a material fact required to be stated therein in order to make the statements therein in light of the circumstances under which they were made not misleading, TCM and the Company shall promptly prepare and TCM shall file an amendment or supplement to the Form S-4 to correct the untrue statement or omission and take all other appropriate action in respect thereof. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the TCM Common Stock issuable in connection with the merger or saleable in any jurisdiction or any request by the SEC for amendment of the Form S-4.
      (c) The Company shall, in accordance with Georgia Law and the Company Articles of Incorporation and Company By-Laws, hold a special meeting of the stockholders of the Company (after having duly called and given notice of such meeting) (the “Company Stockholders’ Meeting”), as promptly as practicable after the execution of this Agreement, to consider and vote upon the approval and adoption of the Company Stockholder’s Action. Subject to Section 5.03(c), the Company Special Committee and the Company Board shall recommend the approval and adoption of the Company Stockholders’ Action by the stockholders of the Company and shall include such recommendation in the Company Proxy Statement. Subject to Section 5.03(c), the Company shall take all lawful action to solicit from the stockholders of the Company proxies (in compliance with this Section 5.02(b)) in favor of the approval and adoption of the Company Stockholders’ Action and to secure the vote of the stockholders of the Company required by Georgia Law and the Company Articles of Incorporation and Company By-Laws to approve and adopt the Company Stockholders’ Action in accordance with the Company Stockholders’ Vote Condition. As promptly as practicable after the Company Proxy Statement contained in the Form S-4 has been cleared by the SEC, the Company shall mail the proxy statement/ prospectus/ information statement contained in the Form S-4 to the Company Stockholders as of the record date for the Company Stockholders’ Meeting.
      (d) Each party shall advise the other parties hereto promptly of the happening of any event which makes untrue any statement of a material fact contained in the Form S-4 or the Company Proxy Statement, as applicable.
      (e) The Company shall take all actions necessary to comply with Article 13 of Georgia Law.
      Section 5.03     Exclusivity; Superior Proposal.
      (a) From the date hereof until the earlier of the termination of this Agreement pursuant to Article VII or the Effective Time, the Company and its subsidiaries will not, and the Company and its subsidiaries will not permit or cause any of their respective officers, directors, employees, investment bankers, attorneys, affiliates, accountants and other agents (collectively, the “Company Representatives”) to, directly or indirectly: (i) initiate, solicit, seek, encourage knowingly, entertain, support or take any action to facilitate any inquiries or the making of any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below); (ii) engage in negotiations or discussions with, or provide any non-public information or data concerning the Company to, any person (other than TCM, Merger Sub and any of their affiliates or representatives) relating to any Takeover Proposal, whether made before or after the date of this Agreement or (iii) subject to Section 5.03(c), enter into any letter of intent, agreement in principle, acquisition agreement or any other agreement with respect to any Takeover

Proposal; provided, however, that the Company may, in response to an unsolicited bona fide written Takeover Proposal by any person, provide such non-public information or data or engage in negotiations or discussion with such person, if, prior to taking such actions: (i) the proposal did not result from a breach of this Section 5.03(a), (ii) the Company Special Committee determines in good faith, after consultation with legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable Law, (iii) the Company Special Committee determines in good faith that such Takeover Proposal is reasonably likely to be or result in a Superior Proposal (as defined below), (iv) the Company receives from such person an executed confidentiality agreement, which is substantially the same as the TCM Confidentiality Agreement, (v) the Company has previously notified TCM of the Takeover Proposal Interest (as defined below) in accordance with the last sentence of this Section 5.03(a), and (vi) the Company Stockholders’ Action has not been adopted and approved in satisfaction of the Company Stockholders’ Vote Condition. Subject to Section 5.03(c), nothing shall prevent the Company Board or Company Special Committee from complying with Rule 14e-2 under the Exchange Act. The Company agrees that it will take the necessary steps to promptly inform the Company Representatives of the obligations undertaken in this Section 5.03. From the date hereof until the earlier of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall notify TCM as promptly as practicable, and in any event not later than the next business day, of any inquiries, expressions of interest, requests for information or access to property, books or records, proposals or offers relating to any Takeover Proposal received by the Company, its officers or its directors or, to the best of its knowledge, any other Company Representatives, from any person that informs the Company that it is considering making, or has made, a proposal relating to a Takeover Proposal (a “Takeover Proposal Interest”) indicating, in connection with such notice, the name of the person who made such inquiries, expressions of interest, requests, proposals or offers and the material terms and conditions of any proposals or offers, and thereafter shall keep TCM informed, on a current basis, of any changes in the status and content of any such proposals or offers. The Company will, and will cause its subsidiaries and the officers, directors, employees and other agents of the Company and its subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date of this Agreement with any parties (other than TCM and its subsidiaries) with respect to a Takeover Proposal.
      (b) As used in this Agreement, “Takeover Proposal” shall mean (i) any proposal or offer for a merger, share exchange, consolidation or other business combination concerning the Company or any of its subsidiaries, (ii) any proposal or offer to the Company or any of its stockholders to acquire in any manner, directly or indirectly, any material part of the assets or 10% or more of the equity securities, as outstanding as of the date hereof, of the Company or any of its subsidiaries, (iii) any proposal or offer with respect to any recapitalization or restructuring concerning the Company or any of its subsidiaries or (iv) any proposal or offer with respect to any other transaction similar to any of the foregoing relating to the Company or any of its subsidiaries. For purposes of this Agreement, “Superior Proposal” means a Takeover Proposal that involves at least 80% of the Company Capital Stock (or, if such Takeover Proposal involves a transfer of the assets of the Company and its subsidiaries, taken as a whole, at least 80% of the fair market value of such assets) which the Company Special Committee determines in good faith (taking into account all of the terms and conditions of the Takeover Proposal, including any conditions to consummation, break-up fees and expense reimbursement provisions) to be more favorable and the value of which exceeds the value of the Merger Consideration (it being agreed that the Merger Consideration shall be deemed to include such number of shares of TCM Common Stock as it would have included pursuant to this Agreement had the transactions consummated by this Agreement been consummated on the date on which the Company Special Committee evaluates such Takeover Proposal).
      (c) From the date hereof until the termination of this Agreement pursuant to Article VII, neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify or propose to withdraw, qualify or modify, in a manner adverse to TCM, its approval or recommendation of the Company Stockholders’ Action by the Company Board, (ii) approve or recommend, or propose to approve or recommend, a Superior Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any Superior Proposal unless (A) an unsolicited, written Superior Proposal has been made and has not been withdrawn, (B) the Company Special Committee has complied with its obligations in Section 5.03(a), (C) the Company Special Committee has concluded in good faith, after consultation with legal counsel, that, in light of such Superior Proposal, the failure of the Company Special Committee to take any of the actions described in Section 5.03(c) (i), (ii) or (iii) is reasonably likely to result in a breach of its fiduciary duties to the Company’s stockholders under applicable Law, (D) the Company Stockholders Action has not been adopted and approved in satisfaction of the Company Stockholders’ Vote Condition, (E) the Company Special Committee provides TCM with at least five business days’ prior notice of its proposal to take any of the actions described in Section 5.03(c) (i), (ii) or (iii) during which time TCM may make, and in such event the Company shall consider, a counterproposal to such Superior Proposal, and the Company shall and shall cause its legal advisors to, negotiate with TCM with respect to the terms and conditions of any such counterproposal, and (F) the Superior Proposal does not impose any “break-up” or other fees (including, without limitation, expense reimbursements) or options or rights to acquire assets or securities, or any other obligations that would survive the Effective Time, on the Company or any subsidiary unless and until this Agreement is terminated in accordance with its terms.
      (d) If the Company Board or any committee (i) withdraws, qualifies or modifies or proposes to withdraw, qualify or modify, in a manner adverse to TCM, its approval or recommendation of the Company Stockholders’ Action by the Company Board, (ii) approves or recommends, or proposes to approve or recommend, a Superior Proposal, or (iii) causes the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any Superior Proposal, and in taking any such action, has complied with Section 5.03(c), the Company shall be relieved of its obligation under this Agreement to duly call, give notice of, convene and hold, the Company Stockholder’s Meeting to consider and vote upon the approval and adoption of the Company Stockholders’ Action.
      (e) From the date hereof until the earlier of the termination of this Agreement pursuant to Article VII or the Effective Time, TCM and its subsidiaries will not, and TCM and its subsidiaries will not permit or cause any of their respective officers, directors, employees, investment bankers, attorneys, affiliates, accountants and other agents (collectively, the “TCM Representatives”) to, directly or indirectly: (i) initiate, solicit, seek, encourage knowingly, entertain, support or take any action to facilitate any inquiries or the making of any offer or proposal which constitutes or is reasonably likely to lead to any TCM Takeover Proposal (as defined below); (ii) engage in negotiations or discussions with, or provide any non-public information or data concerning TCM to, any person (other than the Company and any of its affiliates or representatives) relating to any TCM Takeover Proposal, whether made before or after the date of this Agreement or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or any other agreement with respect to any TCM Takeover Proposal; provided, however, that TCM may, in response to an unsolicited bona fide written TCM Takeover Proposal by any person, provide such non-public information or data or engage in negotiations or discussion with such person, if, prior to taking such actions: (i) the proposal did not result from a breach of this Section 5.03(e), (ii) the TCM Special Committee determines in good faith, after consultation with legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable Law, (iii) the TCM Special Committee determines in good faith that such Takeover Proposal is reasonably likely to be or result in a TCM Superior Proposal (as defined below), (iv) TCM receives from such person an executed confidentiality agreement, which is substantially the same as the TCM Confidentiality Agreement, and (v) TCM has previously notified the Company of the TCM Takeover Proposal Interest (as defined below) in accordance with the last sentence of this Section 5.03(e). TCM agrees that it will take the necessary steps to promptly inform the TCM Representatives of the obligations undertaken in this Section 5.03. From the date hereof until the earlier of the termination of this Agreement pursuant to Article VII and the Effective Time, TCM shall notify the Company as promptly as practicable, and in any event not later than the next business day, of any inquiries, expressions of interest, requests for information or access to property, books or records, proposals or offers relating to any TCM Takeover Proposal received by TCM, its officers or its directors or, to the best of its knowledge, any other TCM Representatives, from any person that informs TCM that it is considering making, or has made, a proposal relating to a TCM Takeover Proposal (a “TCM Takeover Proposal Interest”) indicating, in connection with such notice, the name of the person who made such inquiries, expressions of interest, requests, proposals or offers and the material terms and conditions of any proposals or offers, and thereafter shall keep the Company informed, on a current basis, of any changes in the status and content of any such proposals or offers. TCM will, and will cause its subsidiaries and the officers, directors, employees and other agents of TCM and its subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date of this Agreement with any parties (other than the Company and its subsidiaries) with respect to a TCM Takeover Proposal.
      (f) As used in this Agreement, “TCM Takeover Proposal” shall mean (i) any proposal or offer for a merger, share exchange, consolidation or other business combination concerning TCM or any of its subsidiaries, (ii) any proposal or offer to TCM or its stockholder to acquire in any manner, directly or indirectly, any material part of the assets or 10% or more of the equity securities, as outstanding as of the date hereof, of TCM or any of its subsidiaries, (iii) any proposal or offer with respect to any recapitalization or restructuring concerning TCM or any of its subsidiaries or (iv) any proposal or offer with respect to any other transaction similar to any of the foregoing relating to TCM or any of its subsidiaries. For purposes of this Agreement, “TCM Superior Proposal” means a Takeover Proposal that involves at least 80% of the TCM Capital Stock (or, if such Takeover Proposal involves a transfer of the assets of the Company and its subsidiaries, taken as a whole, at least 80% of the fair market value of such assets) which the TCM Special Committee determines in good faith (taking into account all of the terms and conditions of the TCM Takeover Proposal, including any conditions to consummation, break-up fees and expense reimbursement provisions) to be more favorable and the value of which exceeds 95% of the value of the common stock of the Surviving Corporation.
      Section 5.04     Access to Information; Confidentiality.
      (a) Upon reasonable notice during normal business hours, each of TCM and the Company shall (and shall cause its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other party reasonable access, during the period from the date of this Agreement and until the earlier of the termination of this Agreement and the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, each of TCM and the Company shall (and shall cause its subsidiaries to) furnish promptly to the other party all information concerning its business, properties and personnel as such party may reasonably request, and shall make available to such other party the appropriate individuals (including attorneys, accountants, other professionals, customers and suppliers) for discussion of its business, properties and personnel as such party may reasonably request.
      (b) The parties acknowledge that TCM and the Company have previously executed the TCM Confidentiality Agreement which will continue in full force and effect in accordance with its terms.
      Section 5.05     Consents and Approvals.
      (a) Subject to the terms of this Agreement, the Company and TCM shall each use its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Company or TCM or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the Merger and transactions contemplated hereby and thereby, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable U.S. federal or state securities Laws, (B) the rules and regulations of the National Association of Securities Dealers Automated Quotation System and (C) any other applicable Law. The Company and TCM shall cooperate with each other in connection with the making of all such filings.

      (b) Each of the Company and TCM shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, their commercially reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, or (ii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time.
      Section 5.06     Stock Options.
      (a) At the Effective Time, each outstanding Option, whether vested or unvested, shall, by virtue of this Agreement and without any further action of the Company, the Surviving Corporation, TCM or the holder of any Option, be converted into a stock option to purchase TCM Common Stock in a manner consistent with Section 424 of the Code and as provided by subsection (b) below, and, after the Effective Time, all references to the Company in the Company Option Plan and the applicable stock option agreements shall be deemed to refer to the Surviving Corporation, which shall have retained the Company Option Plan as of the Effective Time by virtue of this Agreement and the Merger and without any further action, except that references to shares of Company Common Stock shall be deemed to be to TCM Common Stock in accordance with subsection (b) below.
      (b) Each Option so retained by the Surviving Corporation under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Option Plan and the applicable stock option agreements as in effect immediately prior to the Effective Time, except that (i) such Option will be exercisable for that number of shares of TCM Common Stock equal to the product of the number of shares of Company Common Stock that were purchasable under such Option immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, rounded down to the nearest whole number of shares of TCM Common Stock and (ii) the per share exercise price for the TCM Common Stock issuable upon exercise of such assumed Option shall be equal to the quotient of (x) the exercise price per share of Company Common Stock at which such Option was exercisable immediately prior to the Effective Time, divided by (y) the Common Stock Exchange Ratio, rounding the resulting exercise price up to the next whole cent. It is the intention of the parties that the Options remaining outstanding following the Effective Time will qualify, to the maximum extent permissible following the Effective Time, as incentive stock options as defined in Section 422 of the Code solely to the extent such Options qualified as incentive stock options prior to the Effective Time.
      (c) As soon as reasonably practicable after the Effective Time, the Company will deliver to Option holders appropriate notices setting forth such holders’ rights pursuant to the Company Option Plan and the applicable stock option agreements evidencing the Options and confirming that the Company Option Plan and the Options have been converted in accordance with the terms and conditions required by this Section 5.06. TCM hereby agrees to register the TCM Common Stock underlying such Options with the SEC on Form S-8 within ten (10) business days subsequent to the Effective Time.
      Section 5.07     Notification of Certain Matters.
      (a) The Company shall give prompt notice to TCM of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of the Company to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.07 shall not limit or otherwise affect the remedies available hereunder to TCM or Merger Sub.
      (b) TCM shall give prompt notice to the Company of (i) the occurrence, or non- occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty of TCM contained in this Agreement to be untrue or inaccurate and (ii) any failure of TCM or Merger Sub materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.07 shall not limit or otherwise affect the remedies available hereunder to the Company.

      Section 5.08     Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to TCM and the Company. Thereafter, so long as this Agreement is in effect, TCM and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that TCM or the Company may, without the prior written consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by applicable Law or applicable regulation of a self-regulatory organization if it has used all commercially reasonable efforts to consult with the other party.
      Section 5.09     Expenses.
      (a) Except as otherwise specifically provided in this Agreement, if the Merger is not consummated, all costs and expenses incurred in connection with the negotiation of this Agreement and the Ancillary Agreements, the taking of all actions (including, without limitation, any due diligence investigations) contemplated hereby and thereby, including, without limitation, attorneys’ and accountants’ fees and fees of any brokers, financial advisors, other advisors, investment bankers or finders (collectively, the “Transaction Expenses”), shall be paid by the party incurring such costs or expenses. If the Merger is consummated, all Transaction Expenses of the Company, including any amounts that may become payable due to the execution of this Agreement or the consummation of the Merger (i.e., change of control, retention payments or similar fees) shall be the obligation of TCM.
      (b) The Company shall use its commercially reasonably efforts to cause all persons (including, without limitation, attorneys, accountants, brokers, financial advisors, other advisors, investment bankers and finders), who have provided or will provide the Company with services in connection with this Agreement, the Merger, the Ancillary Agreements and the transactions contemplated hereby and thereby, to submit to the Company, no less than three business days prior to the Effective Time, invoices with respect to all such services.
      Section 5.10     Tax Treatment. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation section 1.368-2(g). Each of the parties hereto shall use commercially reasonable efforts to cause the Merger to qualify, and shall not knowingly take actions or cause actions to be taken that could reasonably be expected to prevent the Merger from qualifying, as a reorganization under Section 368(a) of the Code.
      Section 5.11     Continuing Director and Officer Indemnification.
      (a) From and after the Effective Time, the Surviving Corporation (or its successors or assigns) shall fulfill and honor the obligations of the Company pursuant to the indemnification provisions in the Company Articles of Incorporation and Company By-Laws existing as in effect on the date of this Agreement with respect to the Company’s directors and officers, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of persons who at any time prior to the Effective Time were entitled to indemnification, advancement or exculpation under the Company Articles of Incorporation and Company By-Laws in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law and prior notification is given to such affected persons.
      (b) The Surviving Corporation shall cause to be maintained for a period of six years from the Effective Time the Company’s current directors’ and officers’ insurance and indemnification policy and fiduciary liability policy (“D&O Insurance”), provided that, the Surviving Corporation may substitute therefor, at is election, policies or financial guarantees with the same carriers or other reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous that the existing D&O Insurance, to the extent that such insurance policies provide coverage for events occurring at or prior to the Effective Time for all persons who are directors and officers of the Company on the date of this Agreement (or were prior to the date of this Agreement), so long as the annual premium after the date of this Agreement for such D&O Insurance during such six-year period would not exceed 300% of the annual premium as of the date of this Agreement. If, during such six-year period, such insurance coverage cannot be obtained at all or can only be obtained for an amount in excess of 300% of the annual premium therefor as of the date of this Agreement, the Surviving Corporation shall use reasonable best efforts to cause insurance coverage to be obtained for an amount equal to 300% of the current annual premium therefore, on terms and conditions substantially similar to the existing D&O Insurance. Set forth in Section 5.11(b) of the Company Disclosure Letter is the amount of the annual premium currently paid by the Company for its D&O Insurance.
      (c) If any claim or claims shall, subsequent to the Effective Time and within six years thereafter, be made in writing against any present or former director or officer of the Company based on or arising out of the services of such person at or prior to the Effective Time in the capacity of such person as a director or officer of the Company (and such director or officer promptly shall have given the Surviving Corporation written notice of such claim or claims within such six-year period), the provisions of Sections 5.11(a) and (b) respecting the rights to indemnify the current or former directors or officers under the Company Articles of Incorporation and Company By-Laws shall continue in effect until the final disposition of all such claims.
      (d) The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by each indemnified party, his or her heirs and representative and may not be amended, altered or repealed without the prior written consent of the affected indemnified party.
      Section 5.12     Certain Tax Matters. (a) Each of the parties hereto covenants and agrees to report the Merger for United States federal and applicable state income tax purposes in a manner consistent with the characterization of the Merger as a tax-free reorganization under Section 368 of the Code, including causing the Surviving Corporation to file the statements required by Treasury Regulation section 1.368-3.
      (b) Prior to the Closing (or at such other times as requested by counsel), TCM, Merger Sub and the Company shall execute and deliver to King & Spalding LLP and Troutman Sanders LLP, tax representation letters (which will be used in connection with the tax opinions contemplated by Sections 6.02(f) and 6.03(d)) customary for transactions of this type.
      Section 5.13     Employees and Employee Benefit Matters. (a) Prior to the Spin-Off, TCM shall use its commercially reasonable efforts to take all actions contemplated by the Separation and Distribution Agreement or otherwise deemed necessary and appropriate to establish employee benefit plans for the benefit of employees of TCM on and after the Closing Date.
      Section 5.14     Listing of TCM Common Stock. TCM shall use its commercially reasonable efforts to have authorized for listing on Nasdaq, upon official notice of issuance, the shares of TCM Common Stock to be issued or reserved as a result of the Merger.
      Section 5.15     Necessary Actions. Each of the parties hereto covenants and agrees that, at or before the Effective Time, it shall take commercially reasonable steps so that all corporate actions, proceedings, instruments, and documents required to carry out the transactions contemplated hereby or incidental hereto and all other related legal matters are reasonably satisfactory to each of the parties’ counsel and shall furnish such counsel with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

ARTICLE VI.
Conditions to the Merger
      Section 6.01     Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, or waiver, at or prior to the Effective Time of each of the following conditions:

(a) Gray shall have transferred all of the membership interests of Gray Publishing, LLC to TCM;

(b) Gray and TCM have executed and delivered the Separation and Distribution Agreement and the Tax Sharing Agreement;

(c) Gray shall have completed the Spin-off;

(d) the Form S-4 shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and all state securities or Blue Sky Laws necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect;

(e) the Company Stockholders’ Action shall have been approved and adopted by the stockholders of the Company in satisfaction of the Company Stockholders’ Vote Condition at the Company Stockholders’ Meeting or by written consent in accordance with Georgia Law and the Company Articles of Incorporation;

(f) all other consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required to consummate the Spin-off and to consummate the Merger shall have been filed, made or obtained, except for such consents, approvals, orders or authorizations that involve an immaterial amount of assets and that do not provide for any penalties or fines due to the failure to receive such consents, approvals, orders or authorizations (it being understood that the parties shall use commercially reasonable efforts to put in place a structure in order to provide Merger Sub and indirectly, TCM, with the benefit of such assets);

(g) all notices to, and consents, approvals or waivers of, all persons under the agreements, instruments or documents listed in Schedule 6.01(g) shall have been given or obtained in a form and manner reasonably acceptable to TCM and the Company;

(h) there shall not have been any action taken, or any Law enacted, promulgated, issued or deemed applicable to the Merger by any Governmental Entity, that would (i) prohibit the Surviving Corporation’s ownership or operation of all or a material portion of the Company’s business or assets, or compel the Surviving Corporation or TCM to dispose of or hold separately all or a material portion of the Company’s or TCM’s business or assets, as a result of the Merger; (ii) render TCM or Merger Sub unable to consummate the Merger; or (iii) impose or confirm material limitations on the ability of TCM or Merger Sub effectively to exercise full rights of ownership of shares of the capital stock of the Surviving Corporation, including without limitation, the right to vote any such shares on all matters properly presented to the stockholders of the Surviving Corporation;

(i) no judgment, order, injunction, decree or ruling issued by any Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have been issued and then be in effect (provided that the parties hereto shall use their commercially reasonable efforts to have any such judgment, order, injunction, decree or ruling vacated or lifted), nor shall there have been any Law enacted, enforced or deemed applicable to the Merger that makes the consummation of the Merger illegal; and

(j) the shares of TCM Common Stock to be issued or reserved that constitute the Merger Consideration shall be approved for listing on Nasdaq, subject to official notice of issuance.

      Section 6.02     Additional Conditions to Obligations of TCM and Merger Sub. The obligations of TCM and Merger Sub to effect the Merger also are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived by TCM:

(a) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or to Company Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or to Company Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) only as of such date, and TCM shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect;

(b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and by each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time, and TCM shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect;

(c) Company Stockholders entitled to receive, in the aggregate, not more than 5% of the Merger Consideration shall have demanded appraisal for their shares in accordance with Article 13 of Georgia Law;

(d) at or prior to the Effective Time, the Existing Stockholder Agreement shall have been terminated, and TCM shall have received evidence of such termination reasonably satisfactory to it;

(e) all corporate actions, proceedings, instruments, and documents required to carry out the transactions contemplated hereby or incidental hereto and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for TCM and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested; and

(f) TCM shall have received a legal opinion of King & Spalding LLP, dated as of the Closing Date, and subject to the customary assumptions and qualifications, to the effect that the Merger will qualify as a “reorganization” under Section 368(a) of the Code;

(g) the special committee of the Board of Directors of TCM and the Board of Directors of TCM shall have received the opinion of a nationally recognized independent valuation firm to the effect that, as of the date of such opinion, based upon and subject to the assumptions, factors and limitations set forth in such opinion, assuming the Spin-off, Merger and Refinancing have been consummated as proposed, immediately after giving effect to the Transaction and the Refinancing, and on a pro forma basis: (A) the fair value and present saleable value of TCM’s assets would exceed TCM’s stated liabilities and identified contingent liabilities, (B) TCM should be able to pay its debts as they become absolute and mature and (C) the capital remaining in TCM would not be unreasonably small for the business in which TCM is engaged, as management has indicated it is proposed to be conducted following the consummation of the Spin-off, Merger and the Refinancing (the “Solvency Opinion”); and

(h) Bull Run’s Indebtedness for Borrowed Money at the Effective Time shall not exceed $69.1 million plus any Indebtedness for Borrowed Money incurred by Bull Run pursuant to Section 5.01(g)(ii) (it being understood and agreed that the Cash Advance shall not be considered Indebtedness for Borrowed Money).

      Section 6.03     Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger also is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived by the Company:

(a) The representations and warranties of TCM set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or to TCM Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or to TCM Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) only as of such date, and the Company shall have received a certificate signed on behalf of TCM by the Chief Executive Officer and Chief Financial Officer of TCM to such effect;

(b) each of TCM and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of TCM by the Chief Executive Officer and Chief Financial Officer of TCM to such effect;

(c) all corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby or incidental hereto and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for the Company Special Committee and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested;

(d) the Company shall have received a legal opinion of Troutman Sanders LLP, dated as of the Closing Date, and subject to the customary assumptions and qualifications, to the effect that the Merger will qualify as a “reorganization” under Section 368(a) of the Code;

(e) the Company shall have received the written opinion of the Company Financial Advisor, in customary form and based on customary assumptions, to the effect that the Merger Consideration to be received by the Company Stockholders pursuant to the Merger is fair to the Company Stockholders from a financial point of view, which opinion shall not have been withdrawn;

(f) TCM and its subsidiaries shall have obtained policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in TCM’s reasonable judgment, appropriate for the assets and properties of TCM and its subsidiaries and customary in TCM’s industry;

(g) TCM’s Indebtedness for Borrowed Money at the Effective Time shall not exceed $40.0 million, which shall include the amount of money that TCM is required to distribute to Gray pursuant to Section 6.5 of the Separation and Distribution Agreement; and

(h) the Company shall have received a copy of the Solvency Opinion, which shall be in form and substance reasonably satisfactory to the Company.
      Section 6.04     Rule 145 Affiliates. The Company shall, at least 30 days prior to the Effective Time, cause to be delivered to TCM a list, reviewed by its counsel, identifying all persons who are, at the Effective Time, “affiliates” of the Company for purposes of Rule 145 promulgated by the SEC under the Securities Act (each a “Rule 145 Affiliate”). The Company shall furnish such information and documents as TCM may reasonably request for the purpose of reviewing such list. The Company shall use all commercially reasonable efforts to cause each person who is identified as a rule 145 Affiliate in the list furnished pursuant to this Section 6.04 to execute a written agreement (each, a “Rule 145 Affiliate Agreement”), substantially in the form attached hereto as Exhibit C, at least 15 days prior to the Effective Time.

ARTICLE VII.
Termination
      Section 7.01     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (with respect to Section 7.01(b) through (h), by written notice by the terminating party to the other party):

(a) by mutual written consent duly authorized by the TCM Board, TCM Special Committee, board of directors of Merger Sub, the Company Board and the Company Special Committee; or

(b) by either the TCM Special Committee or the Company Special Committee, if a Governmental Entity shall have (i) issued a non-appealable final judgment, order, injunction, decree or ruling or taken any other action or (ii) enacted, enforced or deemed applicable to the Merger a Law in final form, in each case having the effect of permanently restraining, enjoining, prohibiting or making illegal the consummation of the Merger (provided that the party seeking to terminate pursuant to this Section 7.01(b) shall have used commercially reasonable efforts to have any such judgment, order, injunction, decree, ruling or other action vacated or lifted); or

(c) by the TCM Special Committee, (i) upon a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Section 6.02(a) or 6.02(b) would not be satisfied (a “Company Terminating Breach”), provided that, if such Company Terminating Breach is curable prior to the expiration of 30 days from notice to the Company of its occurrence through the exercise of the Company’s commercially reasonable efforts, and for so long as the Company continues to exercise such commercially reasonable efforts, the TCM Special Committee may not terminate this Agreement under this Section 7.01(c) until the expiration of such 15-day period (but in no event shall the preceding proviso be deemed to extend the date set forth in Section 7.01(e)), or (ii) if satisfaction of any of the conditions set forth in Section 6.02 is or becomes impossible (other than through the failure of TCM or the Merger Sub to comply with its obligations under this Agreement); or

(d) by the Company Special Committee, (i) upon a breach of any representation, warranty, covenant or agreement of TCM or Merger Sub set forth in this Agreement such that the conditions set forth in Section 6.03(a) or 6.03(b) would not be satisfied (a “TCM Terminating Breach”), provided that, if such TCM Terminating Breach is curable prior to the expiration of 30 days from notice to TCM of its occurrence through the exercise of TCM’s commercially reasonable efforts, and for so long as TCM continues to exercise such commercially reasonable efforts, the Company Special Committee may not terminate this Agreement under this Section 7.01(d) until the expiration of such 30-day period (but in no event shall the preceding proviso be deemed to extend the date set forth in Section 7.01(e)), or (ii) if satisfaction of any of the conditions set forth in Section 6.03 is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement); or

(e) by either the Company Special Committee or the TCM Special Committee, if the Merger has not been consummated by the 12-month anniversary of the execution of this Agreement (provided that the failure to consummate the Merger by such date was not the result of any act or failure to act by the party seeking to terminate this Agreement pursuant to this Section 7.01(e)); or

(f) by TCM, if the Company Board and the Company Special Committee shall have failed to recommend or shall be withdrawn, or modified or changed in a manner adverse to TCM its approval or recommendation of this Agreement or the Merger or shall have recommended a Superior Proposal, or the Company shall have entered into a definitive agreement in respect of a Takeover Proposal with a Person other than TCM or its subsidiaries (or the Company Board or the Company Special Committee resolves to do any of the foregoing); or

(g) by the Company, if the Company Board and the Company Special Committee authorizes the Company, subject to complying with Section 5.03 of this Agreement, to enter into a binding agreement concerning a transaction that constitutes a Superior Proposal;

(h) by either the TCM Special Committee or the Company Special Committee, if the Stockholder Vote Condition shall not have been satisfied by reason of the failure to obtain the required vote at the Company Stockholders’ Meeting;

(i) by either TCM or the Company, if the Separation and Distribution Agreement is terminated; or

(j) by the Company, if any material amendment or modification of the Separation and Distribution Agreement to the disadvantage of TCM had been made or if the Separation and Distribution Agreement is breached in any material respect.
      Section 7.02     Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 5.09 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party, or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired. Without limiting the foregoing, if the Merger is not consummated and (x) if the Company shall have breached any of its obligations under Section 5.03 hereof, the actual Transaction Expenses of TCM and Merger Sub shall be paid by the Company to TCM or (y) if TCM shall have breached any of its obligations under Section 5.03 hereof, the actual Transaction Expenses of the Company shall be paid by TCM to the Company.
ARTICLE VIII.
General Provisions
      Section 8.01     Survival of Representations and Warranties. The representations and warranties made by the parties in this Agreement and in any Ancillary Agreement or in any document or agreement delivered pursuant hereto or thereto shall not survive the Effective Time.
      Section 8.02     Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date received if delivered personally, sent by nationally recognized overnight courier or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address, which shall be effective upon receipt), or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below:
      (a) If to TCM or Merger Sub:

Triple Crown Media, Inc.
4370 Peachtree Road
Atlanta, Georgia 30319
Fax No.: (404) 261-9607
Attention: James C. Ryan
      With a copy to:

Proskauer Rose LLP
1585 Broadway
New York, New York 10036
Fax No.: (212) 969-2900
Attention: Arnold S. Jacobs, Esq.

      and:

Chorey, Taylor & Feil
3399 Peachtree Road, N.E.
Suite 1700, The Lenox Building
Atlanta, Georgia 30326-1148
Fax No.: (404) 841-3221
Attention: John Taylor, Esq.
      If to the Company:

Bull Run Corporation
Special Committee of the Board of Directors
1251 Avenue of the Americas
Suite 810
New York, New York 10020
Fax No.: (212) 575-1073
Attention: Gerald N. Agranoff
      With a copy to:

Tannenbaum Helpern Syracuse & Hirschtritt LLP
900 Third Avenue
New York, New York 10022-4775
Fax No.: (212) 508-4775
Attention: Stephen Rosenberg, Esq.
      and:

Troutman Sanders LLP
600 Peachtree Street, N.E., Suite 5200
Atlanta, Georgia 30308
Fax No.: (404) 962-6740
Attention: Marlon F. Starr, Esq.
      Section 8.03     Waiver. The TCM Special Committee may, with respect to the Company, and the Company Special Committee may, with respect to TCM or Merger Sub, (a) extend the time for the performance of any of its obligations or other acts, (b) waive any inaccuracies in its representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of its agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
      Section 8.04     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
      Section 8.05     Limited Liability. Notwithstanding any other provisions of this Agreement, in the absence of fraud, no stockholder, director, officer, affiliate, agent, representative or counsel of the Company, TCM or Merger Sub, in its capacity as such, shall have any liability in respect of or relating to the covenants, obligations, representations or warranties of such party under this Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of the Company, TCM and Merger Sub, for itself and its stockholders, directors, officers and affiliates, waives and agrees not to seek to assert or enforce any such liability that any such person otherwise might have pursuant to applicable law.
      Section 8.06     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement nevertheless shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the TCM Special Committee and the Company Special Committee shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
      Section 8.07     Entire Agreement; Amendment. This Agreement (including any exhibits and schedules hereto), the Company Disclosure Letter, the TCM Disclosure Letter and the Ancillary Agreements constitute the entire agreement among the parties hereto and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended prior to the Company Stockholders’ Action being adopted only by an instrument in writing approved by the TCM Special Committee and the Company Special Committee and signed by TCM, Merger Sub and the Company stating that it constitutes an amendment to this Agreement, except that the provisions of Section 5.11 shall not be amended except as provided therein.
      Section 8.08     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written approval of the TCM Special Committee or the Company Special Committee, as applicable, and any such assignment without such prior written approval shall be null and void, except that TCM and/or Merger Sub may assign this Agreement to any direct or indirect wholly owned subsidiary of TCM without consent of the Company; provided that (1) TCM shall remain liable for all of its obligations under this Agreement, including the obligation to issue shares of TCM Common Stock as contemplated herein and (2) such assignment does not cause the Merger to fail to be treated as a reorganization within the meaning of Section 368(a) of the Code.
      Section 8.09     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors, and except as provided in Section 5.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
      Section 8.10     Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
      Section 8.11     Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
      Section 8.12     Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
      Section 8.13     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
      Section 8.14     Jurisdiction; Forum. Each of the parties hereto (i) consents to submit itself to the non-exclusive personal jurisdiction of any federal court located in the City of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

      Section 8.15     General Interpretative Provisions; Definition of Knowledge.
      (a) Terms for which meanings are defined in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine and feminine forms. Words such as “herein,” “hereafter,” “hereto,” “hereby” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires. The words “include”, “includes,” “included,” “including” and “such as” shall be construed as if followed by the phrase “without being limited to.” No distinction in interpretation shall be made between the terms “shall” and “will.”
      (b) As used herein, the words “knowledge” or “known” shall mean, (i) with respect to the Company, the actual knowledge (and not constructive) of Thomas J. Stultz, Frederick J. Erickson and Robert S. Prather, Jr., each in their capacity as an officer or director of the Company, (ii) with respect to TCM, the actual knowledge (and not constructive) of Robert S. Prather, Jr. and James C. Ryan, each in their capacity as an officer or director of TCM, and in each case after any of the foregoing individuals have made due and diligent inquiry as to the matters which are the subject of the statements which are “known” by the Company or TCM, as applicable, or made to the “knowledge” of the Company or TCM, as applicable.
      Section 8.16     Specific Performance and Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that the parties shall be entitled to seek a preliminary and permanent injunction or injunctions to prevent breaches, or threatened breaches, of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, without the need to post bond or furnish other security, this being in addition to any other remedy to which they are entitled at law or in equity.
      Section 8.17     Attorneys’ Fees. If any action, suit, arbitration or other proceeding for the enforcement of this Agreement is brought, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, or otherwise relating to or in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action, suit, arbitration or other proceeding, in addition to any other relief to which it may be entitled.
      Section 8.18     Limitation of Liability. Except with respect to liability under the Securities Act and the Exchange Act and in the absence of fraud, TCM and the Company agree that neither the other party nor any other person will have, or be subject to, any liability for, or indemnification obligation to, the other party or any other person, to the extent that such liability or indemnification obligation results from the distribution to, as applicable, TCM or the Company, or TCM’s or the Company’s use of, any information related to the business of the other party and its subsidiaries and any other information, document or material made available to TCM or the Company, as applicable, in certain “data rooms,” management presentations or any other form in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.
[Signature page follows.]

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by a duly authorized officer or other person.

TRIPLE CROWN MEDIA, INC.

By:	/s/ Robert S. Prather, Jr.

Name: Robert S. Prather, Jr.

Title:	President and Chief Executive Officer

BR ACQUISITION CORP.

By:	/s/ James C. Ryan

Name: James C. Ryan

Title:	Treasurer and Secretary

BULL RUN CORPORATION

By:	/s/ Frederick J. Erickson

Name: Frederick J. Erickson

Title:	Vice President — Finance

ANNEX E
August 2, 2005
Special Committees of the Boards of Directors of

Triple Crown Media, Inc. and
Gray Television, Inc.
Boards of Directors of

Triple Crown Media, Inc. and
Gray Television, Inc.
Ladies and Gentlemen:
      We understand that Gray Television, Inc., a Georgia corporation (“Gray”), and Triple Crown Media, Inc. (“TCM”), a Delaware corporation and a wholly owned subsidiary of Gray, are contemplating:

(1) the spin-off of TCM to Gray’s shareholders (the “Spin-Off”) in a transaction pursuant to which (i) each holder of Gray’s common stock, no par value per share (the “Common Stock”) and Gray’s Class A common stock, no par value per share (together with the Common Stock, the “Gray Common Stock”) will receive 0.1 shares of TCM common stock, par value $0.001 per share (the “TCM Common Stock”), for each share of Gray Common Stock that it owns (the “Spin-Off Consideration”) and (ii) TCM will incur indebtedness to Gray in the amount of $40 million (the “TCM Debt”);

(2) concurrently with the Spin-Off, the merger of Bull Run Corporation (“Bull Run”) with and into a wholly-owned subsidiary of TCM, whereby (i) each holder of Bull Run’s common stock, par value $0.01 per share (the “Bull Run Common Stock”), will receive 0.0289 shares of TCM Common Stock in exchange for its shares of Bull Run Common Stock, representing in the aggregate approximately 5.0% of the outstanding shares of TCM on a fully-diluted basis, (ii) J. Mack Robinson or his affiliates (each, an “Affiliated Stockholder”) will (A) receive an aggregate of approximately $20.9 million of Series A Preferred Stock, par value $0.001 per share, of TCM (the “Series A Preferred Stock”) in exchange for the shares of Series D Preferred Stock, par value $0.01 per share, of Bull Run, then held by such Affiliated Stockholder (which represent all of the issued and outstanding shares of Series D Preferred Stock), plus all accrued but unpaid dividends thereon, and shares of Series E Preferred Stock, par value $0.01 per share, of Bull Run (the “Bull Run Series E Preferred Stock”) then held by such Affiliated Stockholder, plus all accrued but unpaid dividends thereon, and (B) release Bull Run from a $6.05 million advance previously made to Bull Run, in exchange for $6.05 million of Series B Preferred Stock, par value $0.001 per share, of TCM (the “Series B Preferred Stock”), (iii) each share of Series F Preferred Stock, par value $0.01 per share, of Bull Run (the “Bull Run Series F Preferred Stock”), plus all accrued and unpaid dividends thereon, will be converted into shares of Bull Run Common Stock prior to the Merger, at the

Special Committees and the Boards of Directors of

Triple Crown Media, Inc. and
Gray Television, Inc.
August 2, 2005

applicable conversion price, (iv) each holder of shares of Bull Run Series E Preferred Stock that is not an Affiliated Stockholder will receive an amount in cash equal to $1,000 per share of Bull Run Series E Preferred Stock then held by such holder, plus all accrued but unpaid dividends thereon, and (v) TCM will assume up to $69.15 million of Bull Run’s indebtedness; and

(3) the refinancing of TCM’s indebtedness concurrently with the merger described in (2) above.
      The transactions described in (1) above are collectively referred to herein as the “Spin-Off.” The transactions described in (2) above are collectively referred to herein as the “Merger.” The transaction described in (3) above is referred to herein as the “Refinancing.” The Spin-Off, the Merger and the Refinancing are sometimes collectively referred to herein as the “Transaction.”
      You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Special Committees of the Boards of Directors of TCM and Gray and the Boards of Directors of both TCM and Gray, as of the date hereof, as to the fairness, from a financial point of view, (i) to the holders (other than the Affiliated Stockholders) of each of the Common Stock and the Class A Common Stock of the allocation of the Spin-Off Consideration between such classes of common stock, (ii) of the Spin-Off to the holders (other than the Affiliated Stockholders) of the Common Stock and the Class A Common Stock that receive the Spin-Off Consideration in the Spin-Off, and (iii) to TCM, of the consideration to be paid to the shareholders of Bull Run in connection with the Merger.
      In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed Gray’s annual reports to shareholders on Form 10-K for the fiscal years ended December 31, 2002 through 2004 and quarterly report on Form 10-Q for the three months ended March 31, 2005;

2. reviewed Gray’s articles of incorporation, as amended and restated from time to time, including, without limitation, the description of the Gray Common Stock;

3. reviewed TCM’s historical financial statements for the fiscal years ended December 31, 2000 to 2004 and interim financial statements for the six months ended June 30, 2005 which Gray’s management has identified as being the most current financial statements available;

4. reviewed Bull Run’s annual reports to shareholders on Form 10-K for the fiscal years ended August 31, 2002 through 2004, quarterly report on Form 10-Q for the nine months ended May 31, 2005, and draft interim financial statements for the ten months ended June 30, 2005 which Bull Run’s management has identified as being the most current financial statements available;

5. reviewed TCM’s projected income statements prepared by management for the fiscal years ended December 31, 2005 through 2010;

6. reviewed Bull Run’s projected financial statements prepared by management for the fiscal years ended August 31, 2005 through 2008;

7. spoken with certain members of the management of Gray, TCM and Bull Run regarding the operations, financial condition, future prospects and projected operations and performance of the TCM and Bull Run and regarding the Transaction;

8. visited certain facilities and business offices of Gray, TCM and Bull Run;

Special Committees and the Boards of Directors of

Triple Crown Media, Inc. and
Gray Television, Inc.
August 2, 2005

9. reviewed the following agreements and documents to be delivered at the closing of the Transaction:

a. the Agreement and Plan of Merger by and between TCM, BR Acquisition Corp., and Bull Run (the “Merger Agreement”), draft dated August 1, 2005;

b. the Separation and Distribution Agreement by and between Gray and TCM, draft dated August 1, 2005;

c. the Tax Sharing Agreement;

d. the Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock and the Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock, drafts dated August 1, 2005;

e. the commitment letter from Wachovia Bank and Bank of America dated July 29, 2005 pertaining to the Refinancing;

10. reviewed a draft of TCM’s Registration Statement on Form S-4 dated July, 28 2005;

11. reviewed certain materials prepared by Bank of America Securities for the Board of Directors of Gray in connection with the Transaction;

12. reviewed the respective historical market prices and trading volumes for publicly traded securities of Gray and Bull Run;

13. reviewed certain other publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices paid in other transactions that we deemed relevant for companies in related industries to TCM and Bull Run; and

14. conducted such other financial studies, analyses and inquiries as we have deemed appropriate.
      We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including, without limitation, the financial forecasts and projections) furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, we have relied upon and assumed, without independent verification, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of TCM and Bull Run and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the TCM or Bull Run since the date of the most recent financial statements provided to us, and that there is no information or facts that would make the information reviewed by us incomplete or misleading.
      We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 8 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements provided to us, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We

Special Committees and the Boards of Directors of

Triple Crown Media, Inc. and
Gray Television, Inc.
August 2, 2005
have also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would have an adverse effect on the TCM or the expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft agreements identified in item 9 above will not differ in any material respect from the drafts identified in said item.
      You have also informed us, and we have relied upon and assumed, without independent verification, that (i) the Merger will qualify as a tax-free reorganization for federal income tax purposes, and (ii) the net operating loss carryforwards of Bull Run will be available to offset taxable income of TCM subject to applicable change of control limitations.
      Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal any of the assets, properties or liabilities (contingent or otherwise) of TCM or Bull Run, nor were we provided with any such appraisal or evaluation. We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction, or (b) advise the Special Committees with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. We have not considered, nor are we expressing any opinion herein with respect to, the prices at which the common stock of TCM may trade subsequent to the consummation of the Transaction.
      This Opinion is furnished for the use and benefit of the Special Committees and the Boards of Directors of Gray and TCM in connection with its consideration of the Transaction. This Opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to Houlihan Lokey or any of its affiliates be made by the Company or any of its affiliates, or any other recipient of this Opinion, without the prior written consent of Houlihan Lokey. Notwithstanding the preceding sentence, Houlihan Lokey acknowledges that (i) the Special Committees of the Boards of Directors of TCM and Gray and the Boards of Directors of both TCM and Gray may (a) deliver information copies of this Opinion to its legal counsel and other professional advisors that are participating in the Transaction (provided that such advisors agree to keep such information confidential), and (b) produce an information copy of the Opinion and any other materials in its possession in response to any subpoena, court order, or similar legal demand, provided that prompt notice thereof shall be given to Houlihan Lokey and (ii) the text of this Opinion and a description thereof may be included in TCM’s Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission in connection with the Transaction, provided that the (i) Opinion will be reproduced therein only in its entirety and (ii) content and context of any such inclusion or description (including, without limitation, any reference to Houlihan Lokey, TCM’s (or the Special Committee of TCM’s Board of Directors) engagement of to Houlihan Lokey, the services provided by Houlihan Lokey or the Opinion) shall be subject to Houlihan Lokey’s prior review and written approval (and, if applicable, formal written consent). Notwithstanding the foregoing, for the avoidance of doubt it is hereby understood and agreed that the Opinion may not be included or disclosed in any filings or materials related to any financing transaction (whether related to the Merger, the Spin-Off or otherwise), including, without limitation, the filing of a registration statement with the SEC for the registration of any debt securities.
      Houlihan Lokey, or its affiliates, are currently providing certain other financial advisory and investment banking services for Gray and TCM and are receiving fees for rendering such services. We

Special Committees and the Boards of Directors of

Triple Crown Media, Inc. and
Gray Television, Inc.
August 2, 2005
further advise you that Houlihan Lokey Howard & Zukin Capital, Inc. (“HLHZ”), an affiliate of Houlihan Lokey, was retained by the Special Committee of TCM to act as the financial advisor and investment banker in connection with certain aspects of the Transaction. HLHZ will be paid a fee for its services, a portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for providing this Opinion. Gray has agreed to reimburse us for expenses and indemnify us and HLHZ against certain liabilities and expenses.
      We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of Gray or TCM, their respective boards of directors (or any committees thereof), their respective security holders or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion, (iii) the relative merits of the Transaction as compared to any alternative business strategies that might exist for Gray or TCM or the effect of any other transaction in which Gray or TCM might engage, or (iv) the tax or legal consequences of the Transaction to either Gray or TCM their respective security holders, or any other party. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources.
      Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, that

(a) the allocation of the Spin-Off Consideration between the Common Stock and the Class A Common Stock is fair, from a financial point of view, to the holders (other than the Affiliated Stockholders) of each such class of common stock;

(b) the Spin-Off is fair, from a financial point of view, to the holders (other than the Affiliated Stockholders) of the Common Stock and the Class A Common Stock that receive the Spin-Off Consideration in the Spin-Off; and

(c) the consideration to be paid to the shareholders of Bull Run in connection with the Merger is fair, from a financial point of view, to TCM.
/s/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.
HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

ANNEX F
August 2, 2005
Special Committee of the
     Board of Directors
Board of Directors
Bull Run Corporation
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319
Gentlemen:
      We understand that Bull Run Corporation (the “Company”) intends to enter into a merger with Triple Crown Media, Inc. (“TCM”) whereby the Company will be merged with and into a wholly owned subsidiary of TCM. In the merger, common stockholders of the Company will receive ..0289 shares of TCM common stock for each share of Company common stock outstanding (the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated August 2, 2005 (the “Agreement”).
      We have been requested by the Company to render our opinion to the Board of Directors of the Company with respect to the fairness, from a financial point of view, to the Company’s common stockholders (other than J. Mack Robinson, the Company’s majority stockholder and other affiliated stockholders of the Company) of the exchange ratio to be offered in the Proposed Transaction.
      In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement dated August 1, 2005; (2) a draft of the financing commitment letter dated July 29, 2005 provided to TCM by Wachovia Bank, National Association and Bank of America, N.A.; (3) such other publicly available information concerning the Company and TCM which we believe to be relevant to our inquiry; (4) financial and operating information with respect to the business, operations and prospects of the Company and TCM furnished to us by the Company and Gray Television, Inc. (“Gray”) or TCM, respectively; (5) a trading history of the Company’s common stock from July 1, 2002 to the present and a comparison of that trading history with those of other publicly traded companies which we deemed relevant; (6) a comparison of the historical financial results and present financial condition of the Company with those of publicly traded companies which we deemed relevant; (7) a comparison of the historical financial results and present financial condition of TCM with those of publicly traded companies which we deemed relevant; (8) historical data relating to percentage premiums paid in acquisitions of publicly traded companies from January 1, 2004 to the present; (9) a pro forma combination analysis of the Company and TCM; and (10) a comparison of the financial terms of the Proposed Transaction with the publicly available financial terms of certain other recent transactions which we deemed relevant. In addition, we have had discussions with the management of the Company, and with Gray and TCM concerning the respective business, operations, assets, present condition and future prospects of the Company and TCM and undertook such other studies, analyses and investigations as we deemed appropriate.
      We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by us in arriving at our opinion. With respect to the financial forecasts of the Company and TCM provided to or discussed with us, we have assumed, at the direction of the management of the Company, Gray and TCM and without independent
SunTrust Robinson Humphrey Capital Markets 3333 Peachtree Road, NE Atlanta, GA 30326
www.SunTrustRH.com ph: 404. 926. 5000
Member New York Stock Exchange, Inc.

F-1

verification or investigation, that such forecasts have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company, Gray and TCM as to the future financial performance of the Company and TCM, respectively. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Company and have not made nor obtained any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of the Company or TCM. We have assumed that the Proposed Transaction will be consummated in accordance with the terms of the Agreement and will be treated as a tax-free reorganization for federal income tax purposes. We have assumed that TCM will be a solvent entity upon the consummation of the Proposed Transaction. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or TCM or on the expected benefits of the Proposed Transaction. You have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to the underlying valuation, future performance or long-term viability of the Company or TCM. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update or revise the opinion.
      We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. We have also performed various investment banking services for the Company in the past (including stock valuation services) and have received customary fees for such services. In the ordinary course of our business, we and our affiliates actively trade in the debt and equity securities of the Company and Gray for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including SunTrust Banks, Inc.) may have other financing and business relationships with the Company and Gray in the ordinary course of business.
      Based upon and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that, from a financial point of view, the exchange ratio to be offered in the Proposed Transaction is fair to the common stockholders of the Company (other than J. Mack Robinson, the majority stockholder of the Company and other affiliated stockholders of the Company). This opinion is being rendered at the behest of the Board of Directors and is for the benefit of the Board in its evaluation of the Proposed Transaction, and does not constitute a recommendation as to how any stockholder should act or vote with respect to any matters relating to the Proposed Transaction.

Very truly yours,

/s/ SUNTRUST ROBINSON HUMPHREY
SUNTRUST ROBINSON HUMPHREY

SUNTRUST CAPITAL MARKETS, INC.

F-2

ANNEX G
Article 13 of the Georgia Business Corporation Code
14-2-1301.
      As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.
14-2-1302.
      (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, by-laws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
      (b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or by-laws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.
      (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.
14-2-1303.
      A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

14-2-1320.
      (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.
      (b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.
14-2-1321.
      (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.
      (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.
14-2-1322.
      (a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.
      (b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article.
14-2-1323.
      (a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.
      (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
      (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

14-2-1324.
      (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.
      (b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
14-2-1325.
      (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.
      (b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.
      (c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.
14-2-1326.
      (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
      (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.
14-2-1327.
      (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.
      (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.
      (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.
14-2-1330.
      (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
      (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
      (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.
      (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.
      (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331.
      (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.
      (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.
      (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
14-2-1332.
      No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

ANNEX H
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TRIPLE CROWN MEDIA, INC.
[Pursuant to Sections 242 and 245 of the Delaware General Corporation Law]
      Triple Crown Media, Inc., a corporation organized and existing under and by the virtue of the provisions of the Delaware General Corporation Law (“DGCL”), does hereby certify:

1. That the name of the Corporation is Triple Crown Media, Inc. and that the Corporation was originally incorporated pursuant to the DGCL on April 29, 2005.

2. That the Board of Directors duly adopted resolutions approving the amendment and restatement of the Certificate of Incorporation of the Corporation pursuant to Sections 242 and 245 of the DGCL.

3. The Certificate of Incorporation of the Corporation shall be amended and restated in its entirety as follows:

FIRST. The name of the corporation is Triple Crown Media, Inc. (hereinafter, the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Twenty Five Million One Hundred Fifty Thousand (25,150,000) shares, each with a par value of $0.001 per share. Twenty Five Million (25,000,000) shares shall be Common Stock and One Hundred Fifty Thousand (150,000) shares shall be Preferred Stock.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Certificate of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

FIFTH. To the fullest extent permitted by the General Corporation Law of Delaware or any other applicable law as now in effect or as it may hereafter be amended, a director of the

Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any action taken, or any failure to take any action, as a director.

SIXTH. The Corporation shall indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she or his or her testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation or serves or served any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

SEVENTH. Neither any amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

EIGHTH. The Board of Directors is authorized to adopt, amend or repeal the Bylaws of the Corporation.

NINTH. No action shall be taken by the stockholders of the Corporation other than at an annual or special meeting of the stockholders, upon due notice and in accordance with the Corporation’s Bylaws.

      IN WITNESS WHEREOF, the undersigned has made, signed, and sealed this Amended and Restated Certificate of Incorporation on behalf of the Corporation on this 1st day of August, 2005.

TRIPLE CROWN MEDIA, INC.

By:	/s/ JAMES C. RYAN

James C. Ryan
Chief Financial Officer and Secretary

ANNEX I
BY-LAWS
OF
TRIPLE CROWN MEDIA, INC.
ARTICLE I
Meetings of Stockholders
      Section 1.1.     Annual Meetings. If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date, time and place, if any, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors from time to time. Any other proper business may be transacted at the annual meeting.
      Section 1.2.     Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, but such special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.
      Section 1.3.     Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the certificate of incorporation or these by-laws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation.
      Section 1.4.     Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or, if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
      Section 1.5.     Quorum. Except as otherwise provided by law, the certificate of incorporation or these by-laws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these by-laws until a quorum shall attend. Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the corporation or any subsidiary of the corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.
      Section 1.6.     Organization. Meetings of stockholders shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by the President, or in his or her absence by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

      Section 1.7.     Voting; Proxies. Except as otherwise provided by or pursuant to the provisions of the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders for the election of directors at which a quorum is present a plurality of the votes cast shall be sufficient to elect. All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless otherwise provided by the certificate of incorporation, these by-laws, the rules or regulations of any stock exchange applicable to the corporation, or applicable law or pursuant to any regulation applicable to the corporation or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the corporation which are present in person or by proxy and entitled to vote thereon.
      Section 1.8.     Fixing Date for Determination of Stockholders of Record. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
      Section 1.9.     List of Stockholders Entitled to Vote. The corporation shall make available, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the corporation. The list of stockholders must also be open to examination at the meeting as required by applicable law.
      Section 1.10.     Inspectors of Election. The corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.
      Section 1.11.     Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
      Section 1.12.     Nomination of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election as directors may be made at a meeting of stockholders only (i) by or at the direction of the Board of Directors, (ii) by any person or persons authorized to do so by the Board of Directors or (iii) by any stockholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 1.12. Such nomination, other than those made by or at the direction of the Board of Directors or by persons authorized by the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the corporation. Such stockholder’s notice to the

Secretary of a proposed nomination shall set forth, as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the corporation which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as now or hereafter amended; such notice shall further set forth, as to the stockholder giving the notice, (i) the name and record address of such stockholder and (ii) the number of shares of the corporation which are beneficially owned by such stockholder. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as director. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth herein and unless qualified under the other provisions of these bylaws. If the Chairperson of the meeting determines that a nomination was not made in accordance with the foregoing procedure, the Chairperson shall so declare to the meeting and the defective nomination shall be disregarded. To be timely, a stockholder’s notice of nomination must be delivered to, or mailed and received at, the principal executive offices of the corporation, not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that less than 105 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.
      Section 1.13.     Other Business. To be properly brought before any annual or special meeting of stockholders, business must be either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before a meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. A stockholder’s notice to the Secretary shall set forth with respect to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the number of shares of the corporation which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at any meeting of stockholders except in accordance with the procedures set forth in this Section 1.13, provided, however, that nothing in this Section 1.13 shall be deemed to preclude discussion by any stockholder of any business properly brought before the meeting. If the Chairperson of the meeting determines that such business was not properly brought before the meeting in accordance with the foregoing procedure, the Chairperson shall so declare to the meeting, any such business not properly brought before the meeting shall not be transacted. To be timely, a stockholder’s notice of other business must be delivered to, or mailed and received at, the principal executive offices of the corporation, not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that less than 105 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

ARTICLE II
Board of Directors
      Section 2.1.     Number; Qualifications. The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board of Directors. Directors need not be stockholders.
      Section 2.2.     Election; Resignation; Vacancies. The Board of Directors shall initially consist of the persons named as directors in the certificate of incorporation or elected by the incorporator of the corporation, and each director so elected shall hold office until the first annual meeting of stockholders or until his or her successor is duly elected and qualified. At the first annual meeting of stockholders and at each annual meeting thereafter, the stockholders shall elect directors each of whom shall hold office for a term of one year or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the corporation. Unless otherwise provided by law or the certificate of incorporation, any newly created directorship or any vacancy occurring in the Board of Directors for any cause may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders, and each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified.
      Section 2.3.     Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.
      Section 2.4.     Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the President, any Vice President, the Secretary, or by any member of the Board of Directors. Notice of a special meeting of the Board of Directors shall be given by the person or persons calling the meeting at least twenty-four hours before the special meeting.
      Section 2.5.     Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this by-law shall constitute presence in person at such meeting.
      Section 2.6.     Quorum; Vote Required for Action. At all meetings of the Board of Directors the directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the certificate of incorporation, these by-laws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
      Section 2.7.     Organization. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by the President, or in their absence by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.
      Section 2.8.     Action by Unanimous Consent of Directors. Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the board or committee in accordance with applicable law.

ARTICLE III
Committees
      Section 3.1.     Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it.
      Section 3.2.     Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these by-laws.
ARTICLE IV
Officers
      Section 4.1.     Executive Officers; Election; Qualifications; Term of Office; Resignation; Removal; Vacancies. The Board of Directors shall elect a President and Secretary, and it may, if it so determines, choose a Chairperson of the Board and a Vice Chairperson of the Board from among its members. The Board of Directors may also choose one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.
      Section 4.2.     Powers and Duties of Executive Officers. The officers of the corporation shall have such powers and duties in the management of the corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.
      Section 4.3.     Appointing Attorneys and Agents; Voting Securities of Other Entities. Unless otherwise provided by resolution adopted by the Board of Directors, the Chairperson of the Board, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the corporation, in the name and on behalf of the corporation, to cast the votes which the corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent in writing, in the name of the corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consents, and may execute or cause to be executed in the name and on behalf of the corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper.

Any of the rights set forth in this Section 4.3 which may be delegated to an attorney or agent may also be exercised directly by the Chairperson of the Board, the President or the Vice President.
ARTICLE V
Stock
      Section 5.1.     Certificates. Every holder of stock shall be entitled to have a certificate signed by or in the name of the corporation by the Chairperson or Vice Chairperson of the Board of Directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the corporation certifying the number of shares owned by such holder in the corporation. Any of or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.
      Section 5.2.     Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.
ARTICLE VI
Indemnification
      Section 6.1.     Right to Indemnification. The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. The Board of Directors of the corporation, at its sole discretion, may expand the definition of “Covered Person” to include, without limitation, an employee or agent of the corporation. Notwithstanding the foregoing, except as otherwise provided in Section 6.3, the corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the corporation.
      Section 6.2.     Prepayment of Expenses. The corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.
      Section 6.3.     Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article VI is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.
      Section 6.4.     Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.
      Section 6.5.     Other Sources. The corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.
      Section 6.6.     Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.
      Section 6.7.     Other Indemnification and Prepayment of Expenses. This Article VI shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.
ARTICLE VII
Miscellaneous
      Section 7.1.     Fiscal Year. The fiscal year of the corporation shall be determined by resolution of the Board of Directors.
      Section 7.2.     Seal. The corporate seal shall have the name of the corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.
      Section 7.3.     Manner of Notice. Except as otherwise provided herein or permitted by applicable law, notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the corporation. Notice to directors may be given by telecopier, telephone or other means of electronic transmission.
      Section 7.4.     Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.
      Section 7.5.     Form of Records. Any records maintained by the corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.
      Section 7.6.     Amendment of By-Laws. These by-laws may be altered, amended or repealed, and new by-laws made, by the Board of Directors, but the stockholders may make additional by-laws and may alter and repeal any by-laws whether adopted by them or otherwise.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.
      TCM’s by-laws provide generally for indemnification of TCM’s officers, directors, agents and employees to the extent authorized by the General Corporation Law of the State of Delaware, or DGCL. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such person. The statute also expressly provides that the power to indemnify that it authorizes is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
      As permitted by Section 102 of the DGCL, TCM’s sole stockholder has approved and incorporated provisions into Article Seventh of TCM’s amended and restated certificate of incorporation and Article VI of TCM’s by-laws eliminating a director’s personal liability for monetary damages to TCM and its stockholders arising from a breach of a director’s fiduciary duty, except for liability under Section 174 of the DGCL or liability for any breach of the director’s duty of loyalty to TCM or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.
      On June 13, 2005, Gray Television, Inc., or Gray, entered into a guaranty agreement in favor of any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of TCM through date of the consummation of the spin-off and the merger, or, while a director or officer of TCM during such period, is or was serving at the request of TCM as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans. Pursuant to the guaranty agreement, as amended, Gray irrevocably and unconditionally guaranteed to the such persons the prompt, punctual and full performance of all of TCM’s indemnification and contribution obligations (including the advancement of expenses) arising under, in accordance with and subject to, the DGCL, TCM’s amended and restated certificate of incorporation, TCM’s by-laws, any resolutions of TCM’s board of directors or any committee thereof, or otherwise, as they may exist from time to time, in respect of actions or omissions by such persons. Gray has the right to recover from TCM for any payments made by Gray pursuant to the guaranty.

Item 21.	Exhibits and Financial Statement Schedules.
      (a) Exhibits

Exhibit
Number	Description

2.1	Agreement and Plan of Merger dated as of August 2, 2005 by and among Triple Crown Media, Inc., BR Acquisition Corp. and Bull Run Corporation

3.1	Amended and Restated Certificate of Incorporation

3.2	By-laws

5.1	Opinion regarding legality of Proskauer Rose LLP*

8.1	Form of Opinion of King & Spalding LLP to Gray Television, Inc. regarding the material federal income tax consequences of the spin-off

Exhibit
Number	Description

8.2	Form of Opinion of King & Spalding LLP to Triple Crown Media, Inc. regarding the material federal income tax consequences of the merger

8.3	Form of Opinion of Troutman Sanders LLP to Bull Run Corporation regarding the material federal income tax consequence of the merger

10.1	Separation and Distribution Agreement dated as of August 2, 2005 between Triple Crown Media, Inc. and Gray Television, Inc.

10.2	Tax Sharing Agreement dated as of August 2, 2005 between Triple Crown Media, Inc. and Gray Television, Inc.

10.3	Lease Agreement between Gray Publishing, LLC and Gray Television, Inc.*

14.1	Code of Ethics*

21.1	Subsidiaries

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Triple Crown Media, Inc.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Bull Run Corporation

23.3	Consent of Proskauer Rose LLP (included in Exhibit 5.1)*

23.4	Consent of King & Spalding LLP (included in Exhibit 8.1)*

23.5	Consent of King & Spalding LLP (included in Exhibit 8.2)*

23.6	Consent of Troutman Sanders LLP (included in Exhibit 8.3)*

24.1	Power of attorney (see signature page of this registration statement)

99.1	Audit Committee Charter*

99.2	Compensation and Stock Option Committee Charter*

99.3	Nominating and Corporate Governance Charter*

99.4	Form of Bull Run Corporation Proxy Card

99.5	Consent of Persons Named as About to Become a Director*

*	To be filed by amendment.

Item 22.	Undertakings.
      The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, Triple Crown Media, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of Kentucky, on September 12, 2005.

TRIPLE CROWN MEDIA, INC.

By:	/s/ Robert S. Prather, Jr.

Name: Robert S. Prather, Jr.

Title:	President and Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert S. Prather, Jr. and James C. Ryan, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-4, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement, has been signed by the following persons in the capacities indicated on this 12th day of September 2005.

Signature	Title

/s/ Robert S. Prather, Jr. Robert S. Prather, Jr.	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ James C. Ryan James C. Ryan	Chief Financial Officer (Principal Accounting and Financial Officer)

/s/ Ray M. Deaver Ray M. Deaver	Director

/s/ T. L. Elder T. L. Elder	Director

/s/ William E. Mayher, III William E. Mayher, III	Director

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